As filed with the Securities and Exchange Commission on November 26, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Ballston Spa Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	74-2245601 (I.R.S. Employer Identification No.)
990 State Route 67
Ballston Spa, NY 12020
(518) 363-8199
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Christopher Dowd
President and Chief Executive Officer
Ballston Spa Bancorp, Inc.
990 State Route 67
Ballston Spa, NY 12020
(518) 363-8199
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey Cardone, Esq. Marc Levy, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, DC 20007 (202) 274-2000	John A. Balli Chief Executive Officer NBC Bancorp, Inc. 3-7 Reed Street Coxsackie, NY 12051 (518) 731-6161	Kenneth J. Rollins, Esq. Pillar+Aught 4201 East Park Circle Harrisburg, PA 17111 (717) 308-9910

Approximate date of commencement of proposed sale of the securities to the public:   As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED November 26, 2025

To the Shareholders of Ballston Spa Bancorp, Inc. and NBC Bancorp, Inc.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of Ballston Spa Bancorp, Inc., which we refer to as Ballston Spa, and NBC Bancorp, Inc., which we refer to as NBC, we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed merger of Ballston Spa and NBC, and a special meeting to be held by each of Ballston Spa and NBC at which you will be asked to take certain actions as a holder of Ballston Spa common stock or as a holder of NBC common stock, as applicable, relating to the proposed merger.
At the special meetings, Ballston Spa’s and NBC’s shareholders will each be asked to approve proposals related to the Agreement and Plan of Merger, dated September 23, 2025, which we refer to as the merger agreement, between Ballston Spa and NBC pursuant to which NBC will merge with and into Ballston Spa, with Ballston Spa as the surviving corporation, which transaction we refer to as the merger. Immediately following the merger, The National Bank of Coxsackie, a national bank and a wholly-owned direct subsidiary of NBC, which we refer to as NBC Bank, will merge with and into Ballston Spa National Bank, a national bank and a wholly-owned subsidiary of Ballston Spa, which we refer to as Ballston Spa National Bank, with Ballston Spa National Bank as the surviving bank. We refer to the merger of NBC Bank and Ballston Spa National Bank as the bank merger. We collectively refer to the merger and the bank merger as the mergers.
At the effective time of the mergers, NBC shareholders will receive 0.8065 shares of Ballston Spa common stock for each share of NBC common stock they own, which we refer to as the exchange ratio, subject to the payment of cash in lieu of fractional shares. We refer to the Ballston Spa shares and cash to be received by NBC shareholders in the merger as the merger consideration. Based on the $68.21 closing price of Ballston Spa’s common stock on the OTCID Basic Market on September 23, 2025, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $55.01 in value for each share of NBC common stock, representing merger consideration of approximately $26.0 million on an aggregate basis. Based on the $[•] closing price of Ballston Spa common stock on the OTCID Basic Market on [                 ], 2025 (the latest practicable trading day before the printing of the accompanying joint proxy statement/prospectus), the exchange ratio represented approximately $[•] in value for each share of NBC common stock, representing merger consideration of approximately $[•] million on an aggregate basis. Although the number of shares of Ballston Spa common stock that holders of NBC shares will be entitled to receive for each NBC share owned is fixed, the market value of the merger consideration will fluctuate with the market price of Ballston Spa common stock and will not be known at the time Ballston Spa and NBC shareholders vote on the merger.
Ballston Spa shareholders will continue to own their existing shares of Ballston Spa common stock. The value of the Ballston Spa common stock at the time of completion of the merger could be greater than, less than or the same as the value of Ballston Spa common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of Ballston Spa common stock (OTCID Basic Market trading symbol “BSPA”) and NBC common stock (OTCID Basic Market trading symbol “NCXS”).
We expect the merger will qualify as a reorganization for federal income tax purposes. Accordingly, NBC shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of NBC common stock for Ballston Spa common stock in the merger, except with respect to any cash received by such holders in lieu of fractional shares of Ballston Spa common stock.
Based on the exchange ratio and the number of shares of NBC common stock outstanding, Ballston Spa expects to issue approximately 381,667 shares of Ballston Spa common stock to NBC shareholders, in the aggregate, in the merger. We estimate that former NBC shareholders will own approximately 34%, and existing Ballston Spa shareholders will own approximately 66%, of the common stock of Ballston Spa following the completion of the merger.
Ballston Spa and NBC will each hold a virtual special meeting of its respective shareholders in connection with the merger. At its respective special meetings, in addition to other business, Ballston Spa will ask its shareholders to approve the merger agreement, which we refer to as the Ballston Spa merger proposal, and NBC will ask its shareholders to approve the merger agreement, which we refer to as the NBC merger proposal. Both Ballston Spa and NBC shareholders will also be asked to vote on a proposal to approve one or more adjournments of their respective special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the applicable special meeting to approve the Ballston Spa merger proposal or the NBC merger proposal, as applicable, which we refer to as the Ballston Spa adjournment proposal and the NBC adjournment proposal, respectively. Information about these meetings, the mergers and the other proposal to be voted upon is contained in this document. We urge you to read this document carefully and in its entirety.
The special meeting of Ballston Spa shareholders will be held virtually via the Internet on [BSPA meeting date], 2025 at [BSPA meeting time], Eastern Time.
The special meeting of NBC shareholders will be held virtually via the Internet on [NBC meeting date], 2025 at [NBC meeting time], Eastern Time.
Your vote is very important. Whether you are a shareholder of Ballston Spa or of NBC, to ensure your representation at the applicable special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly. Submitting a proxy now will not prevent you from being able to vote at the special meeting. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted and will not count toward the achievement of a quorum so that business can be conducted at the special meeting of Ballston Spa or NBC, as applicable.
Each of our boards of directors unanimously approved the merger agreement and the mergers and the boards of directors of each of Ballston Spa and of NBC unanimously recommends that holders of their common stock vote “FOR” each of the proposals to be considered at the respective special meetings. We strongly support this merger of our companies and join our boards in their recommendations.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the mergers. It also contains information about Ballston Spa and NBC and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 47 for a discussion of the risks you should consider in evaluating the merger and how it will affect you. You can also obtain information about Ballston Spa and NBC from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.
On behalf of the Ballston Spa and NBC boards of directors, thank you for your prompt attention to this important matter.
Sincerely,

Christopher Dowd President and Chief Executive Officer Ballston Spa Bancorp, Inc.	John Balli President and Chief Executive Officer NBC Bancorp, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Ballston Spa or NBC, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
For Ballston Spa shareholders, if you have any questions or need assistance in voting your shares, please call [•] at [•].
For NBC shareholders, if you have any questions or need assistance in voting your shares, please call [•] at [•].
The accompanying joint proxy statement/prospectus is dated [•], 2025, and is first being mailed to holders of Ballston Spa common stock and holders of NBC common stock on or about [•], 2025.

ADDITIONAL INFORMATION
The accompanying joint proxy statement/prospectus incorporates important business and financial information about Ballston Spa and NBC from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov. You will also be able to obtain these documents free of charge from Ballston Spa by accessing Ballston Spa’s website at https://www.bsnb.com or from NBC by accessing NBC’s website at https://nbcoxsackie.com. You may also request these documents in writing, by email or by telephone, at the appropriate address below:
if you are a Ballston Spa shareholder: Ballston Spa Bancorp, Inc. 990 State Route 67 Ballston Spa, NY 12020 Attention: Investor Relations (518) 363-8199	if you are an NBC shareholder: NBC Bancorp, Inc. 3-7 Reed Street Coxsackie, NY 12051 Attention: Investor Relations (518) 731-6161
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [•] business days before the date of the applicable special meeting. This means that holders of Ballston Spa common stock requesting documents must do so by [•], 2026, in order to receive them before the Ballston Spa special meeting, and holders of NBC common stock requesting documents must do so by [           ], 2026, in order to receive them before the NBC special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of Ballston Spa common stock or holders of NBC common stock nor the issuance by Ballston Spa of shares of Ballston Spa common stock pursuant to the merger agreement will create any implication to the contrary.
The information on Ballston Spa’s and NBC’s websites is not part of this document. References to Ballston Spa’s and NBC’s websites in this document are intended to serve as textual references only.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Ballston Spa has been provided by Ballston Spa, and information contained in, or incorporated by reference into, this document regarding NBC has been provided by NBC.
See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 188 of the accompanying joint proxy statement/prospectus for further information.

Ballston Spa Bancorp, Inc.
990 State Route 67
Ballston Spa, NY 12020
NOTICE OF VIRTUAL SPECIAL MEETING OF BALLSTON SPA SHAREHOLDERS
To Ballston Spa Bancorp, Inc. Shareholders:
On September 23, 2025, Ballston Spa Bancorp, Inc., which we refer to as Ballston Spa, and NBC Bancorp, Inc., which we refer to as NBC, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Ballston Spa common stock, which we refer to as the Ballston Spa special meeting, will be held virtually via the Internet on [•], 2025 at [   ], Eastern Time. We are pleased to notify you of, and invite you to participate in, the Ballston Spa virtual special meeting.
At the Ballston Spa special meeting, you will be asked to vote on the following matters:
1.
A proposal to approve the Agreement and Plan of Merger, dated as of September 23, 2025, by and between Ballston Spa and NBC, pursuant to which NBC will merge with and into Ballston Spa, as more fully described in the accompanying joint proxy statement/prospectus, which we refer to as the Ballston Spa merger proposal; and

2.
A proposal to adjourn the Ballston Spa special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Ballston Spa merger proposal, which we refer to as the Ballston Spa adjournment proposal.

Ballston Spa shareholders may vote on such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any such other business.
The Ballston Spa special meeting will be held in a virtual only format conducted via live webcast. As more fully described in the “Questions & Answers” and “The Ballston Spa Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the Ballston Spa special meeting if, as of the close of business on [•], 2025, you held shares of Ballston Spa common stock registered in your name (a “record holder”), or if you held shares through a bank, broker, trustee or other nominee (a “beneficial owner”). Record holders will be able to attend the Ballston Spa special meeting online, ask questions and vote during the meeting by visiting [•] and following the instructions. The password for the meeting, if requested, is [         ]. You will need your control number, which can be found on your notice, proxy card or voting instructions form to access the meeting. If you are a beneficial owner, have a valid proxy for the Ballston Spa special meeting and register beforehand, you also will be able to attend the Ballston Spa special meeting online, ask questions and vote during the meeting. See the “Questions and Answers” section of the accompanying joint proxy statement/prospectus for more information for the virtual Ballston Spa special meeting.
The board of directors of Ballston Spa has fixed the close of business on [•], 2025 as the record date for the Ballston Spa special meeting. Only holders of record of Ballston Spa common stock as of the close of business on the record date for the Ballston Spa special meeting are entitled to notice of and to vote at the Ballston Spa special meeting or any adjournment or postponement thereof.
The Ballston Spa board of directors unanimously recommends that holders of Ballston Spa common stock vote “FOR” the Ballston Spa merger proposal and “FOR” the Ballston Spa adjournment proposal.
Your vote is important.   We cannot complete the transactions contemplated by the merger agreement unless holders of Ballston Spa common stock approve the Ballston Spa merger proposal. The affirmative vote, in person or by proxy, of the holders of at least 66- 2/3% of the outstanding shares of Ballston Spa common stock is required to approve the Ballston Spa merger proposal. Whether or not you plan to attend the Ballston Spa special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the voting instructions on the voting instruction card furnished by such bank, broker or other nominee.
By Order of the Board of Directors
Christopher Dowd
President and Chief Executive Officer
Ballston Spa Bancorp, Inc.
Ballston Spa, New York
[•], 2025

NBC Bancorp, Inc.
3-7 Reed Street
Coxsackie, New York 12051
NOTICE OF VIRTUAL SPECIAL MEETING OF NBC BANCORP, INC. SHAREHOLDERS
To NBC Bancorp, Inc. Shareholders:
On September 23, 2025, NBC Bancorp, Inc., or NBC, and Ballston Spa Bancorp, Inc., or Ballston Spa, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of NBC common stock, which we refer to as the NBC special meeting, will be held virtually via the Internet on [NBC meeting date], 2025 at [NBC meeting time], Eastern Time. We are pleased to notify you of, and invite you to participate in, the NBC virtual special meeting.
At the NBC special meeting, holders of NBC common stock will be asked to vote on the following matters:
1.
A proposal to approve the Agreement and Plan of Merger, dated as of September 23, 2025, by and between Ballston Spa and NBC, pursuant to which NBC will merge with and into Ballston Spa, as more fully described in the accompanying joint proxy statement/prospectus, which we refer to as the NBC merger proposal; and

2.
A proposal to adjourn the NBC special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the NBC merger proposal, which we refer to as the NBC adjournment proposal.

NBC shareholders may vote on such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.
The NBC special meeting will be held in a virtual only format conducted via live webcast. As more fully described in the “Questions & Answers” and “The NBC Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the NBC special meeting if, as of the close of business on [•], 2025, you held shares of NBC common stock registered in your name (a “record holder”), or if you held shares through a bank, broker, trustee or other nominee (a “beneficial owner”). Record holders will be able to attend the NBC special meeting online, ask questions and vote during the meeting by visiting [         ] and following the instructions. The password for the meeting, if requested, is [         ]. You will need your control number, which can be found on your notice, proxy or voting instruction form, to access the meeting. If you are a beneficial owner, have a valid proxy for the NBC special meeting and register beforehand, you also will be able to attend the NBC special meeting online, ask questions and vote during the meeting. See the “Questions and Answers” section of the accompanying joint proxy statement/prospectus for more information for the virtual NBC special meeting.
NBC has determined that holders of NBC common stock have the right to dissent with respect to the proposed merger and obtain payment of the fair value of their shares under Sections 623 and 910 of the New York Business Corporation Law. See “THE MERGER — Appraisal or Dissenters Rights in the Merger” and Annex F in the accompanying joint proxy statement/prospectus.
The NBC board of directors unanimously recommends that holders of NBC common stock vote “FOR” the NBC merger proposal and “FOR” the NBC adjournment proposal.
Your vote is important.   We cannot complete the transactions contemplated by the merger agreement unless the NBC shareholders approve the NBC merger proposal. The affirmative vote of the holders of a majority of the votes entitled to be cast by NBC shareholders, in person or by proxy, at the special meeting is required to approve the NBC merger proposal, and the holders of a majority of votes cast by NBC shareholders, in person or by proxy, at the special meeting is required to approve the NBC adjournment proposal. Whether or not you plan to attend the NBC special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the voting instructions on the voting instruction card furnished by such bank, broker or other nominee.
By Order of the Board of Directors
John Balli
President and Chief Executive Officer
NBC Bancorp, Inc.
Coxsackie, New York
[•], 2025

i

ii

iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the mergers and the Ballston Spa special meeting or the NBC special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the Ballston Spa special meeting or the NBC special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 188.
In this joint proxy statement/prospectus, unless the context otherwise requires, when we refer to:
•
Ballston Spa, we mean Ballston Spa Bancorp, Inc., a New York corporation;

•
Ballston Spa National Bank, we mean Ballston Spa National Bank, a national bank and a wholly-owned subsidiary of Ballston Spa;

•
Ballston Spa common stock, we mean the common stock of Ballston Spa, par value $12.50 per share;

•
Ballston Spa special meeting, we mean the special meeting of Ballston Spa shareholders to be held on [•], 2026 to consider and vote on the Ballston Spa merger proposal and the Ballston Spa adjournment proposal;

•
NBC, we mean NBC Bancorp, Inc., a New York corporation;

•
NBC Bank, we mean The National Bank of Coxsackie, a national bank and a wholly-owned subsidiary of NBC;

•
NBC common stock, we mean the common stock of NBC, par value $5.00 per share; and

•
NBC special meeting, we mean the special meeting of NBC shareholders to be held on [•], 2026 to consider and vote on the NBC merger proposal and the NBC adjournment proposal.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because Ballston Spa and NBC have entered into an Agreement and Plan of Merger, dated September 23, 2025. We refer to that agreement, as it may be amended, modified or supplemented from time to time in accordance with its terms, as the merger agreement. Pursuant to the merger agreement, NBC will merge with and into Ballston Spa, with Ballston Spa as the surviving corporation, which we refer to as the merger. Immediately following the merger, Ballston Spa National Bank and NBC Bank will merge, with Ballston Spa National Bank as the surviving bank, which we refer to as the bank merger. We collectively refer to the merger and the bank merger as the mergers. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In this joint proxy statement/prospectus, we refer to the closing of the merger as the closing, and we refer to the date on which the closing occurs as the closing date. Each of Ballston Spa and NBC requires the approval of its shareholders in order for the merger to be completed and is holding a virtual special meeting of its shareholders in order to obtain that approval.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Ballston Spa and NBC special meetings. This document is also a prospectus that is being delivered to NBC shareholders because, pursuant to the merger agreement, Ballston Spa is offering shares of Ballston Spa common stock to NBC shareholders. You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:
What will happen in the mergers?

A:
In the merger, NBC will merge with and into Ballston Spa, with Ballston Spa as the surviving corporation. In the bank merger, which will occur immediately following the merger, NBC Bank will merge with and into Ballston Spa National Bank, with Ballston Spa National Bank as the surviving bank.

Each share of NBC common stock issued and outstanding immediately prior to the effective time of the mergers, which we refer to as the effective time, will be converted into the right to receive 0.8065 shares of Ballston Spa common stock, which we refer to as the exchange ratio, subject to the payment of cash in lieu of fractional shares. The Ballston Spa shares and cash to be received by NBC shareholders in the merger is referred to as the merger consideration.
After completion of the merger, (i) NBC will cease to exist, and (ii) NBC common stock will cease to be traded and will cease to be quoted on the OTCID Basic Market. After the completion of the merger, Ballston Spa shareholders will continue to own their existing shares of Ballston Spa common stock. See the information provided in the section entitled “THE MERGER AGREEMENT — Structure of the Merger,” beginning on page 156, and the merger agreement for more information about the merger.
Q:
When and where will each of the special meetings take place?

A:
The Ballston Spa special meeting will be held virtually via the Internet at [Ballston Spa virtual special meeting web address], on [BSPA meeting date], 2026 at [BSPA meeting time], Eastern Time.

The NBC special meeting will be held virtually via the Internet at [NBC virtual special meeting web address], on [NBC meeting date], 2026 at [NBC meeting] Eastern Time.
Even if you plan to attend your respective company’s special meeting virtually, Ballston Spa and NBC recommend that you vote your shares in advance, as described below, so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.
Q:
What matters will be considered at each of the special meetings?

A:
At the Ballston Spa special meeting, Ballston Spa shareholders will be asked to consider and vote on the following proposals:

•
Ballston Spa Proposal 1:   approval of the merger agreement, which we refer to as the Ballston Spa merger proposal; and

•
Ballston Spa Proposal 2:   approval of the adjournment of the Ballston Spa special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Ballston Spa special meeting to approve the Ballston Spa merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Ballston Spa shareholders, which we refer to as the Ballston Spa adjournment proposal.

At the NBC special meeting, NBC shareholders will be asked to consider and vote on the following proposals:
•
NBC Proposal 1:   approval of the merger agreement, which we refer to as the NBC merger proposal; and

•
NBC Proposal 2:   approval of the adjournment of the NBC special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the NBC special meeting to approve the NBC merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to NBC shareholders, which we refer to as the NBC adjournment proposal.

In order to complete the merger, among other things, Ballston Spa shareholders must approve the Ballston Spa merger proposal and NBC shareholders must approve the NBC merger proposal. The approvals of the Ballston Spa adjournment proposal and the NBC adjournment proposal are not conditions to the obligations of Ballston Spa or NBC to complete the merger.
Q:
What will NBC shareholders receive in the merger?

A:
In the merger, NBC shareholders will receive 0.8065 shares of Ballston Spa common stock for each share of NBC common stock held immediately prior to the completion of the merger. Based on the $[•] per share closing price of Ballston Spa common stock on the OTCID Basic Market on [•], 2025 (the latest practicable trading day before the printing of this joint proxy statement/prospectus), the exchange ratio represented approximately $[•] in value for each share of NBC common stock, representing merger consideration valued at approximately $[•] million on an aggregate basis. Ballston Spa will not issue any fractional shares of Ballston Spa common stock in the merger. NBC shareholders who would otherwise be entitled to receive a fractional share of Ballston Spa common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average of the closing price of Ballston Spa common stock on the OTCID Basic Market for the consecutive period of ten full trading days ending on the day preceding the closing date of the merger, which we refer to as the determination date market price, by the fraction of a share (after taking into account all shares of NBC common stock held by such holder immediately prior to the completion of the merger) of Ballston Spa common stock that such shareholder would otherwise be entitled to receive.
After the completion of the merger, former NBC shareholders will hold approximately 34% of the outstanding shares of Ballston Spa common stock.
Q:
What will Ballston Spa shareholders receive in the merger?

A:
In the merger, Ballston Spa shareholders will not receive any consideration, and their shares of Ballston Spa common stock will remain outstanding and will constitute shares of Ballston Spa following the merger. As part the merger, Ballston Spa will apply for quotation on the OTCQX Marketplace as of the closing of the merger.

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the number of shares of Ballston Spa common stock that NBC shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/ prospectus and the completion of the merger based upon the market value for Ballston Spa common stock. Any fluctuation in the market price of Ballston Spa common stock will change the value of the shares of Ballston Spa common stock that NBC shareholders will receive.

Q:
How does the Ballston Spa board of directors recommend that I vote at the Ballston Spa special meeting?

A:
The Ballston Spa board of directors unanimously recommends that you vote “FOR” the Ballston Spa merger proposal, and “FOR” the Ballston Spa adjournment proposal.

In considering the recommendations of the Ballston Spa board of directors, Ballston Spa shareholders should be aware that Ballston Spa directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Ballston Spa shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “THE MERGER — Interests of Certain Ballston Spa Directors and Named Executive Officers in the Merger” beginning on page 148.
Q:
How does the NBC board of directors recommend that I vote at the NBC special meeting?

A:
The NBC board of directors unanimously recommends that you vote “FOR” the NBC merger proposal and “FOR” the NBC adjournment proposal.

In considering the recommendations of the NBC board of directors, NBC shareholders should be aware that NBC directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of NBC shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “THE MERGER — Interests of Certain NBC Directors and Named Executive Officers in the Merger” beginning on page 148.
Q:
Who is entitled to vote at the Ballston Spa special meeting?

A:
The record date for the Ballston Spa special meeting is [•], 2026. All Ballston Spa shareholders who held shares at the close of business on the record date for the Ballston Spa special meeting are entitled to receive notice of, and to vote at, the Ballston Spa special meeting.

Each Ballston Spa shareholder is entitled to cast one vote on each matter properly brought before the Ballston Spa special meeting for each share of Ballston Spa common stock that such holder owned of record as of the record date. As of the Ballston Spa record date, there were [•] outstanding shares of Ballston Spa common stock.
Attendance at the special meeting is not required to vote. See below and the section entitled “THE BALLSTON SPA SPECIAL MEETING — Proxies”, beginning on page 65, for instructions on how to vote your shares of Ballston Spa common stock without attending the Ballston Spa special meeting.
Q:
Who is entitled to vote at the NBC special meeting?

A:
The record date for the NBC special meeting is [•], 2026. All NBC shareholders who held shares at the close of business on the record date for the NBC special meeting are entitled to receive notice of, and to vote at, the NBC special meeting.

Each NBC shareholder is entitled to cast one vote on each matter properly brought before the NBC special meeting for each share of NBC common stock that such holder owned of record as of the record date. As of the record date, there were [•] outstanding shares of NBC common stock.
Attendance at the special meeting is not required to vote. See below and the section entitled “THE NBC SPECIAL MEETING — Proxies” beginning on page 69 for instructions on how to vote your shares of NBC common stock without attending the NBC special meeting.
Q:
What constitutes a quorum for the Ballston Spa special meeting?

A:
The presence at the Ballston Spa special meeting, in person or by proxy, of holders of a majority of the total number of shares of Ballston Spa common stock entitled to vote at the Ballston Spa special meeting will constitute a quorum for the transaction of business at the Ballston Spa special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, provided that, with respect to shares represented by proxy, such shares have been voted on any issue other than a procedural motion. Broker non-votes are not expected at the meeting, but would not, in any event, count towards the presence of a quorum. See the question “What is a broker non-vote?” on page 7.

Q:
What constitutes a quorum for the NBC special meeting?

A:
The presence at the NBC special meeting, in person or by proxy, of holders of a majority of the total number of shares of NBC common stock entitled to vote at the NBC special meeting will constitute a quorum for the transaction of business at the NBC special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, provided that, with respect to shares represented by proxy, such shares have been voted on any issue other than a procedural motion. Broker non-votes are not expected at the meeting, but would not, in any event, count towards the presence of a quorum. See the question “What is a broker non-vote?” on page 7.

Q:
What vote is required for the approval of each proposal at the Ballston Spa special meeting?

A:
Ballston Spa Proposal 1: Ballston Spa merger proposal.   Approval of the Ballston Spa merger proposal requires the affirmative vote of at least 66-2/3% of the outstanding shares of Ballston Spa common stock at the Ballston Spa special meeting. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the merger proposal.

Ballston Spa Proposal 2: Ballston Spa adjournment proposal.   Approval of the Ballston Spa adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by the Ballston Spa shareholders at the Ballston Spa special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Ballston Spa adjournment proposal.

Q:
What vote is required for the approval of each proposal at the NBC special meeting?

A:
NBC Proposal 1: NBC merger proposal.   Approval of the NBC merger proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the NBC special meeting. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the NBC merger proposal.

NBC Proposal 2: NBC adjournment proposal.   Approval of the NBC adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by the NBC shareholders. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the NBC adjournment proposal.
Since NBC’s named executive officers are not entitled to receive any additional compensation that is based on or otherwise relates to the merger, there will not be a vote on any merger-related compensation arrangements.
Q:
Are there any Ballston Spa shareholders already committed to voting in favor of the Ballston Spa merger proposal?

A:
Yes. Each director of Ballston Spa, solely in such director’s capacity as a shareholder of Ballston Spa, has entered into a voting agreement with Ballston Spa and NBC requiring each of them to vote all shares of Ballston Spa common stock owned by such director and over which they have sole voting power “FOR” the Ballston Spa merger proposal. As of the record date, these directors held [•] shares of Ballston Spa common stock, which represented approximately [•]% of the outstanding shares of Ballston Spa common stock.

Q:
Are there any NBC shareholders already committed to voting in favor of the NBC merger proposal?

A:
Yes. Each director of NBC, solely in such director’s capacity as a shareholder of NBC, has entered into a voting agreement with Ballston Spa and NBC requiring each of them to vote all shares of NBC common stock owned by such director and over which they have sole voting power “FOR” the NBC merger proposal. As of the record date, these directors held [•] shares of NBC common stock, which represented approximately [•]% of the outstanding shares of NBC common stock.

Q:
What if I hold shares in both Ballston Spa and NBC?

A:
If you hold shares of both Ballston Spa common stock and NBC common stock, you will receive separate packages of proxy materials from each company relating to its special meeting. A vote cast as a Ballston Spa shareholder will not count as a vote cast as an NBC shareholder, and a vote cast as an NBC shareholder will not count as a vote cast as a Ballston Spa shareholder. Therefore, please submit separate proxies for your shares of Ballston Spa common stock and your shares of NBC common stock.

Q:
How can I attend, vote and ask questions at the Ballston Spa special meeting or the NBC special meeting?

A:
Record Holders.   If you hold shares directly in your name as the holder of record of Ballston Spa or NBC common stock on the record date, you are a “record holder” and you are entitled to attend, ask questions at, and vote your shares virtually at the Ballston Spa special meeting or the NBC special meeting, as applicable. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, which can be found on your proxy card, notice or voting instruction form, as described below.

Beneficial Owners.   If you hold shares in a brokerage or other account in “street name” as of the record date, you are a “beneficial owner”, and your shares may be voted by you at the Ballston Spa special meeting or the NBC special meeting, as applicable, as described below. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, which can be found on your proxy card, notice or voting instruction form, as described below.

Ballston Spa special meeting.
Record Holders.   If you are a record holder of Ballston Spa common stock, you will be entitled to attend the Ballston Spa special meeting online, ask questions and vote during the meeting by visiting [•] and following the instructions. You will need your control number, which can be found on your proxy card, notice or voting instruction form, to access the meeting. The password for the meeting, if requested, is [•].
You are a “record owner” if you hold Ballston Spa common stock directly in your name on the record date.
Beneficial Owners.   If you are a beneficial owner of Ballston Spa common stock, in order to participate in the Ballston Spa special meeting, you must first obtain a legal proxy from your broker, bank, trustee or other nominee reflecting the number of shares of Ballston Spa common stock you held as of the record date, your name and email address. You then must submit a request for registration to ClearTrust, LLC: (1) by email to inbox@ClearTrustTransfer.com, or (2) by mail to ClearTrust, LLC, 16540 Pointe Village Drive, Suite 210, Lutz, Florida 33558.
Requests for registration must be labeled as “Legal Proxy” and be received by ClearTrust, LLC no later than 5:00 p.m. Eastern Time on [•], 2026.
If you hold shares in a brokerage or other account in “street name” as of the record date, you are a “beneficial owner.”
NBC special meeting.
Record Holders.   If you are a record holder of NBC common stock, you will be entitled to attend the NBC special meeting online, ask questions and vote during the meeting by visiting [•] and following the instructions. You will need your control number, which can be found on your proxy card, notice or voting instruction form, to access the meeting. The password for the meeting, if requested, is [     ].
You are a “record owner” if you hold NBC common stock directly in your name on the record date.
Beneficial Owners.   If you are a beneficial owner of NBC common stock, in order to participate in the NBC special meeting, you must obtain a legal proxy from your bank, broker, trustee or other nominee reflecting the number of shares of NBC common stock you held as of the record date, your name and email address. You then must submit a request for registration to [•]; (1) by email to [•]; (2) by fax to [•] or (3) by mail to [•].
Requests for registration must be labeled as “Legal Proxy” and be received by [•] no later than 5:00 pm Eastern Time on [•], 2026.
If you hold shares in a brokerage or other account in “street name” as of the record date, you are a “beneficial owner.”
Even if you plan to attend the Ballston Spa special meeting or the NBC special meeting, as applicable, virtually, Ballston Spa and NBC nevertheless recommend that you vote your shares by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend your company’s special meeting.
Additional information on attending the virtual special meetings can be found under the section entitled “THE BALLSTON SPA SPECIAL MEETING — Attending the Virtual Special Meeting” on page 64 and under the section entitled “THE NBC SPECIAL MEETING — Attending the Virtual Special Meeting” on page 70.
Q:
How can I vote my shares without attending my respective special meeting?

A:
Whether you hold your shares directly as the holder of record of Ballston Spa common stock or NBC common stock or beneficially in “street name,” you may vote by proxy without attending the Ballston Spa special meeting or the NBC special meeting, as applicable.

If you are a record holder of Ballston Spa common stock or NBC common stock, you can vote your shares by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of Ballston Spa common stock or NBC common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
Additional information on voting procedures can be found under the section entitled “THE BALLSTON SPA SPECIAL MEETING — Attending the Virtual Special Meeting” on page 64 and under the section entitled “THE NBC SPECIAL MEETING — Attending the Virtual Special Meeting” on page 70.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this document, please vote as soon as possible. If you are a recordholder of Ballston Spa common stock or NBC common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares are represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:
If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:
No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. If you fail to provide instructions, your shares will not be voted. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:
What is a “broker non-vote”?

A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the Ballston Spa special meeting and the NBC special meeting will be “non-routine” matters, and, as such, we expect that no broker non-votes will be received for either special meeting.
For Ballston Spa shareholders, failure to instruct your bank, broker, trustee or other nominee on how to vote your Ballston Spa shares will result in those shares not being voted at the meeting at all. That failure to vote will make it more difficult for Ballston Spa to achieve a quorum for the Ballston Spa special meeting and will have the same effect as a vote “AGAINST” the Ballston Spa merger proposal and will have no effect on the Ballston Spa adjournment proposal.
For NBC shareholders, failure to instruct your bank, broker, trustee or other nominee on how to vote your NBC shares will result in those shares not being voted at the meeting at all. That failure to vote will make it more difficult for NBC to achieve a quorum for the NBC special meeting and will have the same effect as a vote “AGAINST” the NBC merger proposal and will have no effect on the NBC adjournment proposal.
Q:
What if I fail to vote or abstain from voting?

A:
For purposes of the Ballston Spa special meeting, an abstention occurs when a Ballston Spa shareholder attends the Ballston Spa special meeting and does not cast a vote or returns a proxy with an “abstain” instruction.

•
Ballston Spa merger proposal:   An abstention or failure to vote at all will have the same effect as a vote “AGAINST” the Ballston Spa merger proposal.

•
Ballston Spa adjournment proposal:   An abstention or failure to vote at all will have no effect on the outcome of the Ballston Spa adjournment proposal.

For purposes of the NBC special meeting, an abstention occurs when an NBC shareholder attends the NBC special meeting and does not vote or returns a proxy with an “abstain” instruction.
•
NBC merger proposal:   An abstention or failure to vote at all will have the same effect as a vote “AGAINST” the NBC merger proposal.

•
NBC adjournment proposal:   An abstention or failure to vote at all will have no effect on the outcome of the NBC adjournment proposal.

Q:
Why is my vote important?

A:
Your failure to submit a proxy or vote virtually at your respective special meeting, or your failure to instruct your bank, broker, trustee or other nominee how to vote, will prevent your shares of Ballston Spa common stock or NBC common stock from being counted towards the quorum for the Ballston Spa special meeting or NBC special meeting, as applicable. If you do not vote, it will be more difficult for each of Ballston Spa and NBC to obtain the necessary quorum to hold its special meeting and to obtain the shareholder approval that each of its board of directors is recommending and seeking. To approve the Ballston Spa merger proposal, the holders of at least 66-2/3% of the outstanding shares of Ballston Spa common must vote in favor of the Ballston Spa merger proposal. Approval of the NBC merger proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast, virtually or by proxy, at the special meeting by the holders of NBC common stock.

The Ballston Spa board of directors unanimously recommend that you vote “FOR” the Ballston Spa merger proposal and the NBC board of directors unanimously recommend that you vote “FOR” the NBC merger proposal. The Ballston Spa board of directors and the NBC board of directors also unanimously recommend that you vote “FOR” the other proposals to be considered at the Ballston Spa special meeting and the NBC special meeting, respectively.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Ballston Spa common stock represented by your proxy will be voted “FOR” such proposals, or the shares of NBC common stock represented by your proxy will be voted “FOR” such proposals, as the case may be. If you are entitled to dissenters’ or appraisal rights, your return of a signed proxy card without voting instructions will prevent you from exercising your dissenters’ or appraisal rights.

Q:
Can I change my vote after I have delivered my proxy or voting instruction card?

A:
If you directly hold shares of Ballston Spa common stock or NBC common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•
Signing and returning a proxy card with a later date;

•
Attending the special meeting and voting at the special meeting; or

•
Voting by telephone or the Internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:
•
Contacting your bank, broker, trustee or other nominee; or

•
Attending the special meeting and voting your shares if you have first obtained a legal proxy from your broker, bank or other nominee and register beforehand. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:
Will Ballston Spa be required to submit the Ballston Spa merger proposal to its shareholders even if the Ballston Spa board of directors has withdrawn, modified or qualified its recommendations?

A:
Yes. Unless the merger agreement is terminated before the Ballston Spa special meeting, under the merger agreement Ballston Spa is required to submit the Ballston Spa merger proposal to its shareholders even if the Ballston Spa board of directors has withdrawn, modified or qualified its recommendations.

Q:
Will NBC be required to submit the NBC merger proposal to its shareholders even if the NBC board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the NBC special meeting, under the merger agreement NBC is required to submit the NBC merger proposal to its shareholders even if the NBC board of directors has withdrawn, modified or qualified its recommendation.

Q:
Are Ballston Spa shareholders entitled to dissenters’ or appraisal rights?

A:
No. Ballston Spa shareholders are not entitled to dissenters’ or appraisal rights under the New York Business Corporation Law, which we refer to as the NYBCL. For more information, see the section entitled “THE MERGER — Appraisal or Dissenters’ Rights in the Merger” beginning on page 152.

Q:
Are NBC shareholders entitled to dissenters’ rights of appraisal?

A:
Yes. NBC shareholders will have the right to dissent with respect to the proposed merger and to obtain payment of the fair value of their shares under Sections 623 and 910 of the NYBCL. For more information, see the section entitled “THE MERGER — Appraisal or Dissenters’ Rights in the Merger” beginning on page 152.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Ballston Spa merger proposal, the NBC merger proposal, or the other proposals to be considered at the Ballston Spa special meeting and the NBC special meeting, respectively?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 47.

Q:
What are the material U.S. federal income tax consequences of the merger to Ballston Spa shareholders?

A:
Ballston Spa shareholders generally will not have a taxable event as a result of the completion of the merger.

Q:
What are the material U.S. federal income tax consequences of the merger to NBC shareholders?

A:
The merger has been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of Ballston Spa and NBC receives a legal opinion to that effect. Assuming that the merger will be treated as a reorganization, NBC shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their NBC common stock for Ballston Spa common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Ballston Spa common stock. You should be aware that the tax consequences of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own independent tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 172.

Q:
When is the merger expected to be completed?

A:
Neither Ballston Spa nor NBC can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. NBC must first obtain the approval of NBC shareholders for the NBC merger proposal, and Ballston Spa must obtain the approval of Ballston Spa shareholders for the Ballston Spa merger proposal. Ballston Spa and NBC must also obtain requisite regulatory approvals and satisfy certain other closing conditions. Ballston Spa and NBC expect the merger to be completed promptly once Ballston Spa and NBC have obtained their respective shareholders’ approvals noted above, have obtained requisite regulatory approvals and have satisfied certain other closing conditions. Subject to the foregoing, Ballston Spa and NBC anticipate that the mergers will be completed during the second quarter of 2026.
Q:
What are the conditions to complete the merger?

A:
The obligations of Ballston Spa and NBC to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, approval by Ballston Spa shareholders of the Ballston Spa merger proposal, approval by NBC shareholders of the NBC merger proposal, effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, absence of legal restraint prohibiting the merger, accuracy of the representations and warranties made in the merger agreement, subject to certain materiality qualifications, and holders of fewer than 5% of the outstanding shares of NBC’s common stock have exercised dissenters’ rights. For more information, see “THE MERGER AGREEMENT — Conditions to Complete the Merger” beginning on page 0.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, NBC will remain an independent company, NBC shareholders will not receive any consideration for their shares of NBC common stock in connection with the merger, NBC common stock will continue to be quoted on the OTCID Basic Market and Ballston Spa will not complete the issuance of shares of Ballston Spa common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $950,000 will be payable by NBC to Ballston Spa. See “THE MERGER AGREEMENT — Termination Fee” beginning on page 171 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:
What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A:
Each of the Ballston Spa and NBC record date is earlier than the date of the Ballston Spa special meeting and the NBC special meeting, respectively, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Ballston Spa common stock or NBC common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting) but, with respect to the NBC common stock, you will not have the right to receive the merger consideration to be received by NBC shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of NBC common stock through the completion of the merger.

Q:
Should I send in my NBC stock certificates now?

A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, ClearTrust, LLC, as exchange agent, which we refer to as the exchange agent, will send you instructions for exchanging NBC stock certificates for the merger consideration to be received in the merger. See “THE MERGER AGREEMENT — Exchange of Shares” beginning on page 157.

Q:
What should I do if I receive more than one set of voting materials for the same special meeting?

A:
If you are a beneficial owner and hold shares of Ballston Spa common stock or NBC common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of Ballston Spa common stock or NBC common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.
Record Holders.   For shares held directly, please complete, sign, date and return each proxy card (or cast your proxy vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Ballston Spa common stock and/or NBC common stock are voted.
Beneficial Owners.   For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.
Q:
Who can help answer my questions?

A:
Ballston Spa shareholders:   If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Ballston Spa’s proxy solicitor, [Ballston Spa proxy solicitor], at the following address:

[Ballston Spa proxy solicitor]
[Ballston Spa proxy solicitor contact information]
NBC shareholders:   If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact NBC’s proxy solicitor, [NBC proxy solicitor], at the following address:
[NBC proxy solicitor]
[NBC proxy solicitor contact information]
Q:
Where can I find more information about Ballston Spa and NBC?

A:
You can find more information about Ballston Spa and NBC from the various sources described under “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 188.

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Ballston Spa common stock and NBC common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Ballston Spa common stock or NBC common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:
Who will be the directors and executive officers of Ballston Spa and Ballston Spa National Bank following the merger?

A:
Following the merger, the combined company’s board of directors of Ballston Spa and Ballston Spa National Bank will consist of nine directors from Ballston Spa and four directors from NBC. Richard P. Sleasman, the current chairman of Ballston Spa’s board of directors, will serve as chairperson of the board of the combined company and the combined bank. The current executive officers of Ballston Spa and Ballston Spa National Bank will remain the same except for the addition of Mr. John A. Balli as President and Ms. Caitlin McCrea as SVP of Finance and Treasurer.

Q:
Can additional proposals be presented at Ballston Spa or NBC’s special meeting?

A:
No. Other than the proposals described in this joint proxy statement/prospectus, no additional matters can be presented for a vote at the Ballston Spa special meeting or the NBC special meeting.

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the Ballston Spa special meeting and the NBC special meeting.
Information about the Companies (pages 74 and 85)
Ballston Spa Bancorp, Inc.
Ballston Spa Bancorp, Inc. is a New York corporation and the bank holding company for Ballston Spa National Bank, a national bank with its principal place of business in Ballston Spa, Saratoga County, New York. Ballston Spa was incorporated on October 22, 1982 for the purpose of becoming a bank holding company for Ballston Spa National Bank. Ballston Spa is subject to regulation and supervision by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board.
As of September 30, 2025, Ballston Spa had total consolidated assets of approximately $914.2 million, total loans (net) of approximately $784.7 million, total deposits of approximately $806.6 million and total stockholders’ equity of approximately $70.2 million.
Ballston Spa common stock is quoted on the OTCID Basic Market under the trading symbol “BSPA.”
Ballston Spa National Bank is a full-service community commercial bank engaging in a full line of personal and business products and services. Ballston Spa National Bank currently operates 13 full-service banking offices in Albany and Saratoga counties in New York. Ballston Spa National Bank has 133 employees. Ballston Spa National Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency, which we refer to as the OCC, and the Federal Deposit Insurance Corporation, which we refer to as the FDIC.
Ballston Spa’s principal executive offices are located at 990 State Route 67, Ballston Spa, NY 12020, its phone number is (518) 363-8199 and its website is https://www.bsnb.com.
NBC Bancorp, Inc.
NBC Bancorp, Inc. is a New York corporation and the bank holding company for The National Bank of Coxsackie, a national bank with its principal place of business in Coxsackie, Greene County, New York. NBC was incorporated on September 10, 2018 for the purpose of becoming the bank holding company for NBC Bank. NBC is subject to regulation and supervision by the Federal Reserve Board.
As of September 30, 2025, NBC had total consolidated assets of approximately $545.9 million, gross loans of approximately $370 million, total deposits of approximately $484.8 million and total consolidated shareholders’ equity of approximately $35.7 million.
NBC common stock is quoted on the OTCID Basic Market under the trading symbol “NCXS.”
NBC Bank currently operates eight full-service banking offices and a commercial loan production office located in Albany, Greene and Schoharie counties in New York. NBC Bank has 85 employees. NBC Bank is subject to regulation and supervision by the OCC and the FDIC.
NBC’s principal executive offices are located at 3-7 Reed Street, Coxsackie, New York 12051, its phone number is (518) 731-6161 and its website is https://nbcoxsackie.com.
The Merger and the Merger Agreement (pages 101 and 156)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the mergers, NBC will merge with and into Ballston Spa, with Ballston Spa as the surviving corporation. The merger agreement further provides that, immediately following the merger, NBC Bank will merge with and into Ballston Spa National Bank, with Ballston Spa National Bank as the surviving bank. Following the merger, NBC common stock will cease to be quoted on the OTCID Basic Market and will cease to be publicly traded.
This summary and the copy of the merger agreement attached to this document as Annex A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates.
Merger Consideration (pages 101 and 156)
Each share of NBC common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.8065 shares of Ballston Spa common stock. NBC shareholders who would otherwise be entitled to receive a fraction of a share of Ballston Spa common stock in the merger will instead receive, for such fraction, an amount in cash (rounded to the nearest cent) based on the determination date market price. Ballston Spa common stock is quoted on the OTCID Basic Market under the symbol “BSPA,” and NBC common stock is quoted on the OTCID Basic Market under the symbol “NCXS.” For more information on the exchange ratio, see the section entitled “THE MERGER —  Terms of the Merger” beginning on page 101 and “THE MERGER AGREEMENT — Merger Consideration” beginning on page 156.
Ballston Spa’s Reasons for the Merger; Recommendation of Ballston Spa’s Board of Directors (page 63)
After careful consideration, the Ballston Spa board of directors, at a special meeting held on September 23, 2025, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Ballston Spa common stock, are advisable and fair to and in the best interests of Ballston Spa and its shareholders and (ii) approved and adopted the merger agreement and the transactions contemplated thereby (including the merger, the issuance of Ballston Spa common stock, and the bank merger agreement). The Ballston Spa board of directors unanimously recommends that Ballston Spa shareholders vote “FOR” the Ballston Spa merger proposal and “FOR” the Ballston Spa adjournment proposal.
In reaching its decision to approve the merger agreement and the merger and to recommend that Ballston Spa’s shareholders vote “FOR” the merger agreement and the merger, the Ballston Spa board of directors evaluated the merger agreement and the merger in consultation with Ballston Spa management, as well as Ballston Spa’s financial and legal advisors, and considered a number of factors, including but not limited to the following material factors, which are not presented in any order of priority:
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the opinion, dated September 23, 2025, of Griffin Financial Group, LLC, which we refer to as Griffin, to Ballston Spa’s board of directors as to the fairness to the holders of Ballston Spa common stock, from a financial point of view and as of the date of the opinion, of the exchange ratio, as more fully described below under “THE MERGER — Opinion of Ballston Spa’s Financial Advisor”;

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the creation of a more competitive financial institution in the New York Capital region, with expanded coverage in the greater Albany market;

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the anticipated pro forma financial impact of the merger on Ballston Spa, including the positive impact on earnings, earnings per share, return on equity, balance sheet diversity, funding costs and potential capital generation, including that the transaction is estimated to be accretive from an earnings per share perspective (prior to the impact of nonrecurring transaction costs) for the combined company in the two years after completion; and

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the ability to achieve a robust management team for the combined company through the combination of the company’s management teams.

For a more detailed discussion of the Ballston Spa board of directors’ recommendation and the material factors considered, see “THE MERGER — Ballston Spa’s Reasons for the Merger; Recommendation of Ballston Spa’s Board of Directors” beginning on page 114.

Opinion of Ballston Spa’s Financial Advisor (page 117)
Griffin acted as financial advisor to Ballston Spa’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 23, 2025 meeting at which Ballston Spa’s board of directors considered the merger and the merger agreement, Griffin delivered to the board of directors its oral opinion, which was confirmed in writing dated September 23, 2025, to the effect that, as of September 23, 2025, the exchange ratio was fair to Ballston Spa shareholders from a financial point of view. Griffin’s opinion speaks only as of the date of the opinion. The full text of Griffin’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Griffin in rendering its opinion.
Griffin’s opinion was for the information of, and was directed to, the Ballston Spa board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Ballston Spa to engage in the merger or enter into the merger agreement, nor did Griffin’s opinion constitute a recommendation to the Ballston Spa board of directors in connection with the merger. Griffin’s opinion does not constitute a recommendation to any holder of Ballston Spa common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. Ballston Spa shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
For more information, see “THE MERGER — Opinion of Ballston Spa’s Financial Advisor,” beginning on page 117, and Annex B.
NBC’s Reasons for the Merger; Recommendation of NBC’s Board of Directors (page 130)
After careful consideration, the NBC board of directors, at a meeting held on September 23, 2025, unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of NBC and its shareholders and (ii) approved and adopted the merger agreement and the bank merger agreement. The NBC board of directors unanimously recommends that NBC shareholders vote “FOR” the NBC merger proposal and “FOR” the NBC adjournment proposal.
In reaching its decision to approve the merger agreement and the merger and to recommend that NBC’s shareholders vote “FOR” the merger agreement and the merger, the NBC board of directors evaluated the merger agreement and the merger in consultation with NBC management, as well as NBC’s financial and legal advisors, and considered a number of factors, including the following material factors, which are not presented in any order of priority:
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the opinion, dated September 23, 2025, of Janney Montgomery Scott, LLC, which we refer to as Janney, NBC’s financial advisor, to the NBC board of directors that, as of such date, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of NBC common stock, as more fully described below under “Opinion of NBC’s Financial Advisor”;

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the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics, such as earnings and tangible common equity per share, as well as on regulatory capital levels;

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the NBC board’s belief that the merger will create a larger banking franchise with an attractive branch footprint, strong capital ratios and an attractive funding base that has the potential to deliver a higher value to NBC’s shareholders as compared to continuing to operate as a stand-alone entity; and

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the structure of the merger as a “strategic merger of equals” and that the merger provides that NBC will have a significant voice in the combined company by virtue of significant membership on the combined company’s board of directors by current NBC directors, significant representation on the senior management team of the combined company and the significant ownership percentage in the combined company by NBC’s shareholders.

For a more detailed discussion of the NBC board of directors’ recommendation and the material factors considered, see “THE MERGER — NBC’s Reasons for the Merger; Recommendation of NBC’s Board of Directors” beginning on page 130.

Opinion of NBC’s Financial Advisor (page 134)
Janney acted as financial advisor to NBC’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 23, 2025 meeting at which NBC’s board of directors considered the merger and the merger agreement, Janney delivered to the board of directors its oral opinion, which was confirmed in writing dated September 23, 2025, to the effect that, as of such date, the merger consideration was fair to the holders of NBC common stock from a financial point of view. Janney’s opinion speaks only as of the date of the opinion. The full text of Janney’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney in rendering its opinion.
Janney’s opinion was for the information of, and was directed to, the NBC board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of NBC to engage in the merger or enter into the merger agreement, nor did Janney’s opinion constitute a recommendation to the NBC board of directors in connection with the merger. Janney’s opinion does not constitute a recommendation to any holder of NBC common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. NBC shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
For more information, see “THE MERGER — Opinion of NBC’s Financial Advisor,” beginning on page 134, and Annex C.
Interests of Certain Ballston Spa Directors and Named Executive Officers in the Merger (page 148)
In considering the recommendation of Ballston Spa’s board of directors with respect to the merger, Ballston Spa’s shareholders should be aware that the directors and named executive officers of Ballston Spa have certain interests in the merger that may be different from, or in addition to, the interests of Ballston Spa’s shareholders generally. These interests include, among others, the following:
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It is anticipated that Mr. Dowd will enter into an amendment to his employment agreement with Ballston Spa and Ballston Spa National Bank and Mr. Dodd will enter into an amendment to his change in control agreement with Ballston Spa and Ballston Spa National Bank to exclude the merger from the definition of a change in control in Messrs. Dowd and Dodd’s agreements.

Ballston Spa’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Ballston Spa’s shareholders vote to approve the Ballston Spa merger proposal. For more information, see “THE MERGER — Background of the Merger” beginning on page 101 and “THE MERGER — Ballston Spa’s Reasons for the Merger; Recommendation of Ballston Spa’s Board of Directors” beginning on page 114. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “THE MERGER — Interests of Certain Ballston Spa Directors and Named Executive Officers in the Merger” beginning on page 148.
Interests of Certain NBC Directors and Named Executive Officers in the Merger (page 148)
In considering the recommendations of NBC’s board of directors, NBC’s shareholders should be aware that NBC’s directors and named executive officers have interests in the merger that may be different from, or in addition to, the interests of NBC’s shareholders generally. These interests include, among others, the following:
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At the effective time, four of the NBC directors will serve as directors and John Balli and Caitlin McCrea will serve as executive officers of Ballston Spa and/or Ballston Spa National Bank and will receive compensation for such service; and

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At the effective time, Ballston Spa will enter into an employment agreement with John Balli, current President and Chief Executive Officer of NBC and NBC Bank and a change of control agreement with Caitlin McCrea, current Senior Vice President and Chief Financial Officer of NBC and NBC Bank. These agreements will be provided to John Balli and Caitlin McCrea no later than 30 days prior to the effective time.

NBC’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that NBC’s shareholders vote to approve the NBC merger proposal. For more information, see “THE MERGER — Background of the Merger” beginning on page 101 and “THE MERGER — NBC’s Reasons for the Merger; Recommendation of NBC’s Board of Directors” beginning on page 114. These interests are described in more detail, and certain of them are quantified, in the section entitled “THE MERGER — Interests of Certain NBC Directors and Named Executive Officers in the Merger” beginning on page 148.
Governance of Ballston Spa After the Mergers (page 149)
Boards of Directors of the Combined Company and the Combined Bank
At the effective time of the mergers, the number of directors that will comprise the full boards of directors of Ballston Spa and Ballston Spa National Bank will be 13, of which (i) nine will be all of the existing directors of Ballston Spa immediately prior to the effective time and (ii) four will be existing directors of NBC immediately prior to the effective time. The four NBC directors will be designated by Ballston Spa in consultation with NBC.
Ballston Spa has a classified board of directors consisting of three classes. Each director generally holds office for a three-year term. The terms of the classes are staggered so that the term of office of one class expires each year. The four NBC directors will be appointed among the three classes so that the numbers of directors in each class, as of the effective time of the mergers, will be as nearly equal as possible. Richard P. Sleasman will remain as Chairman of the Board of Directors of Ballston Spa and Ballston Spa National Bank upon the effective time of the mergers.
Christopher Dowd, currently President and Chief Executive Officer of Ballston Spa and Ballston Spa National Bank, will remain the Chief Executive Officer of Ballston Spa and Ballston Spa National Bank upon the effective time of the mergers. John Balli, currently President and Chief Executive Officer of NBC and NBC Bank, will become President of Ballston Spa and President of Ballston Spa National Bank upon the effective time of the mergers.
At the effective time, the other key officers of Ballston Spa and Ballston Spa National Bank will be as set forth below:
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James Dodd, Executive Vice President and Chief Financial Officer;

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James Conroy, Chief Banking Officer; and

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Caitlin McCrea, Senior Vice President of Finance and Treasurer.

Name and Headquarters (page 149)
The merger agreement provides that the names of the surviving corporation and surviving bank will remain Ballston Spa Bancorp, Inc. and Ballston Spa National Bank, respectively, and that the headquarters and main offices will remain located at 990 State Route 67, Ballston Spa, New York 12020. The NBC Bank branches will operate as a division of Ballston Spa National Bank.
Regulatory Approvals (page 150)
Subject to the terms of the merger agreement, Ballston Spa and NBC have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to make such filings as promptly as possible, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The requisite regulatory approvals include, among others, the Federal Reserve Board, for the merger, and the approval of the OCC for the bank merger. In accordance with applicable Federal Reserve Board regulations, Ballston

Spa has requested a waiver of the requirement to apply for approval of the merger. The initial submissions of these regulatory applications and waiver request have been made.
Although neither Ballston Spa nor NBC knows of any reason why the requisite regulatory approvals cannot be obtained in a timely manner, Ballston Spa and NBC cannot be certain when or if they will be obtained, or that the granting of the requested regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
Neither Ballston Spa nor NBC can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. NBC must first obtain the approval of NBC shareholders for the NBC merger proposal, and Ballston Spa must first obtain the approval of Ballston Spa shareholders for the Ballston Spa merger proposal. Ballston Spa and NBC must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Ballston Spa and NBC expect the merger to be completed promptly once Ballston Spa and NBC have obtained their respective shareholders’ approvals noted above, have obtained the requisite regulatory approvals, and have satisfied the other closing conditions. Subject to the foregoing, Ballston Spa and NBC anticipate that the mergers will be completed during the second quarter of 2026.
Conditions to Complete the Merger (page 170)
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
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Ballston Spa shareholder approval of the Ballston Spa merger proposal and NBC shareholder approval of the NBC merger proposal. See “THE MERGER AGREEMENT — Meetings; Recommendation of Ballston Spa’s and NBC’s Boards of Directors” beginning on page 114 for additional information regarding the “requisite Ballston Spa vote” and the “requisite NBC vote”;

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Ballston Spa common stock is authorized for quotation on the OTCQX Marketplace;

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all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition. See “THE MERGER — Regulatory Approvals” beginning on page 150 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

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no court or governmental entity having issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance by the other party, in all material respects, of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

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receipt by each party of an opinion of legal counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

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holders of fewer than 5% of the outstanding shares of NBC common stock have perfected their appraisal rights under New York law.

Termination of the Merger Agreement (page 167)
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite NBC or Ballston Spa shareholders vote (unless otherwise indicated), in the following circumstances:
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by mutual written agreement of Ballston Spa and NBC;

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by either Ballston Spa or NBC if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, decree, ruling or taken other action restraining, enjoining or otherwise prohibiting the merger, unless the failure to obtain such requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party contained in the merger agreement;

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by either Ballston Spa or NBC if the merger has not been completed on or before September 23, 2026, which we refer to as the termination date, unless the failure of the merger to be completed by such date is due to the material breach of the party seeking to terminate the merger agreement of any representation, warranty, covenant or other agreement contained in the merger agreement;

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by either Ballston Spa or NBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the other party’s representations or warranties, covenants or obligations set forth in the merger agreement, which breach by its nature cannot be cured prior to September 23, 2026 or shall not have been cured within 45 days after written notice of such breach by the terminating party to the other party prior to September 23, 2026;

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by Ballston Spa, prior to the NBC shareholders approving the NBC merger proposal, if the NBC board of directors (i) has withheld, withdrawn, modified or qualified in a manner adverse to Ballston Spa its recommendation to approve the NBC merger proposal, (ii) failed to recommend to the NBC shareholders its approval of the NBC merger proposal (iii) adopted, approved, recommended or endorsed an acquisition proposal or publicly announced an intention to adopt, approve, recommend or endorse an acquisition proposal, or (iv) failed to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm its recommendation to approve the NBC merger proposal recommendation, which we refer to collectively as a recommendation change;

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by Ballston Spa or NBC, following the Ballston Spa meeting (including any adjournments or postponements thereof), if Ballston Spa (i) has not breached its obligations set forth in the merger agreement to recommend the Ballston Spa merger proposal to its shareholders in any material respect, and (ii) failed to obtain the required shareholder vote at the Ballston Spa Meeting or at any adjournment or postponement thereof at which a vote on the adoption of the Ballston Spa merger proposal was taken; or

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by Ballston Spa or NBC, following the NBC Meeting (including any adjournments or postponements thereof), if NBC (i) has not breached any of its obligations related to a recommendation change or acquisition proposal in any material respect, and (ii) failed to obtain the required shareholder vote at the NBC Meeting or at any adjournment or postponement thereof at which a vote on the adoption of the NBC merger proposal was taken.

Termination Fee (page 171)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal or recommendation change, NBC may be required to pay a termination fee of $950,000 to Ballston Spa.
Accounting Treatment (page 149)
The merger will be accounted for as an acquisition of NBC by Ballston Spa under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States, or GAAP.

The Rights of NBC Shareholders Will Change as a Result of the Merger (page 177)
The rights of NBC shareholders are governed by New York law and the NBC certificate of incorporation and bylaws. In the merger, NBC shareholders will become Ballston Spa shareholders, and their rights will be governed by New York law and the Ballston Spa certificate of incorporation and bylaws. NBC shareholders will have different rights once they become Ballston Spa shareholders due to differences between the NBC governing documents, on the one hand, and the Ballston Spa governing documents, on the other hand. These differences are described in more detail under the section entitled “COMPARISON OF THE RIGHTS OF BALLSTON SPA SHAREHOLDERS AND NBC SHAREHOLDERS” beginning on page 177.
Quotation of Ballston Spa Common Stock; Cessation of Quotation of NBC Common Stock (page 30)
The shares of Ballston Spa common stock to be issued in the merger are quoted on the OTCID Basic Market. Following the merger, shares of Ballston Spa common stock will be traded on OTCQX Marketplace. The OTCID Basic Market trading market lacks the depth, liquidity and orderliness to maintain a liquid market. Following completion of the merger, Ballston Spa intends to register the Ballston Spa common stock under the Securities Exchange Act of 1934, as amended, and to file annual, quarterly and current reports and proxy statements with the SEC. It is expected that this enhanced reporting by Ballston Spa will provide greater liquidity and a deeper market in which to buy or sell shares of Ballston Spa common stock and enable the Ballston Spa board of directors to consider listing Ballston Spa shares on a major stock exchange at a later time,
Following completion of the merger, NBC common stock will cease to be traded and cease to be quoted on the OTCID Basic Market.
The Ballston Spa Special Meeting (page 63)
The Ballston Spa special meeting will be held virtually via the Internet on [•], 2026 at [•], Eastern Time.
At the Ballston Spa special meeting, Ballston Spa shareholders will be asked to vote on the following matters:
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the Ballston Spa merger proposal; and

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the Ballston Spa adjournment proposal.

You may vote at the Ballston Spa special meeting if you owned shares of Ballston Spa common stock at the close of business on [•], 2025. As of [•], 2025, there were [•] shares of Ballston Spa common stock outstanding.
As of the close of business on the record date, Ballston Spa’s directors were entitled to vote an aggregate of [•] shares of Ballston Spa common stock at the special meeting, which represents approximately [•] % of the issued and outstanding shares of Ballston Spa common stock entitled to vote at the special meeting.
Each director of Ballston Spa, solely in such director’s capacity as a shareholder of Ballston Spa, has entered into a voting agreement with Ballston Spa and NBC requiring each of them to vote all shares of Ballston Spa common stock owned by such director and over which they have sole voting power in favor of the Ballston Spa merger proposal.
The Ballston Spa merger proposal will be approved if at least 66-2/3% of the outstanding shares of Ballston Spa common stock are voted “FOR” such proposal. If a Ballston Spa shareholder present at the Ballston Spa special meeting abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” such proposal. If a Ballston Spa shareholder is not present at the Ballston Spa special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote “AGAINST” such proposal.
The Ballston Spa adjournment proposal will be approved if the holders of a majority of the votes cast by the Ballston Spa shareholders at the Ballston Spa special meeting are voted “FOR” such proposal. An abstention or failure to vote at all will have no effect on the outcome of the Ballston Spa adjournment proposal.

The NBC Special Meeting (page 69)
The NBC special meeting will be held virtually via the Internet on [•], 2026 at [•], Eastern Time. At the NBC special meeting, NBC shareholders will be asked to vote on the following matters:
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the NBC merger proposal; and

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the NBC adjournment proposal.

You may vote at the NBC special meeting if you owned shares of NBC common stock at the close of business on [•], 2025. As of [•], 2025, there were [•] shares of NBC common stock outstanding.
As of the close of business on the record date, NBC directors were entitled to vote an aggregate of [•] shares of NBC common stock at the special meeting, which represents approximately [•] % of the issued and outstanding shares of NBC common stock entitled to vote at the special meeting.
Each director of NBC, solely in such director’s capacity as a shareholder of NBC, has entered into voting agreement with Ballston Spa and NBC requiring each of them to vote all shares of NBC common stock owned by such director and over which he or she has sole voting control in favor of the NBC merger proposal.
The NBC merger proposal will be approved if a majority of the votes entitled to be cast by the holders of outstanding shares of NBC common stock entitled to vote at the special meeting are voted “FOR” such proposal. If an NBC shareholder abstains from voting or fails to vote at all, it will have the same effect as a vote “AGAINST” such proposal.
The NBC adjournment proposal will be approved if a majority of the votes cast by the holders of outstanding shares of NBC common stock at the NBC special meeting are voted in favor of such proposal. If an NBC shareholder abstains from voting or fails to vote at all, it will have no effect on the outcome of such proposal.
Appraisal or Dissenters’ Rights in the Merger (page 152)
NBC shareholders have dissenters’ rights under the NYBCL in connection with the merger. NBC shareholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of the NYBCL will be entitled to dissent from the merger and obtain payment of the “fair value,” as determined pursuant to Section 623 of the NYBCL, of their shares if the merger is completed. Under Sections 623 and 910 of the NYBCL, a dissenting shareholder will be entitled to payment only if, among other things, written objection to the merger, including a notice of intent to demand payment, is delivered to NBC before the vote is taken and the shareholder does not vote in favor of the merger proposal. A copy of Sections 623 and 910 of the New York Business Corporation Law is attached as Annex F to this proxy statement/prospectus. Please see “THE MERGER — Appraisal or Dissenters’ Rights” beginning on page 152 for a summary of the procedures to be followed in asserting dissenters’ rights.
Material U.S. Federal Income Tax Consequences of the Merger (page 172)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Ballston Spa and NBC to complete the merger that each of Ballston Spa and NBC receives a legal opinion to that effect. Accordingly, assuming the receipt and accuracy of these opinions, a holder who receives solely shares of Ballston Spa common stock (or receives Ballston Spa common stock and cash solely in lieu of a fractional share) in exchange for shares of NBC common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Ballston Spa common stock. You should be aware that the tax consequences of the merger may depend upon your own particular tax situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own independent tax advisor for a full understanding of the tax consequences of the merger to you.

For more detailed information, please refer to “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 172.
The United States federal income tax consequences described above may not apply to all NBC shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Risk Factors (page 47)
Consummation of the merger and ownership of Ballston Spa common stock following the merger are subject to certain risks, including risks relating to the financial services industry generally, and Ballston Spa’s business. In evaluating the merger agreement, the merger or the issuance of shares of Ballston Spa common stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “RISK FACTORS” beginning on page 47, including, but not limited to, the following:
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The merger has been structured as a merger of equals, resulting in a lower premium being paid for shares of NBC common stock than generally would be expected in a typical merger transaction.

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Because the market price of Ballston Spa common stock may fluctuate, NBC shareholders cannot be certain of the market value of the merger consideration they will receive upon closing of the merger.

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The market price of Ballston Spa common stock after the merger may be affected by factors different from those currently affecting the shares of Ballston Spa common stock or NBC common stock.

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There is a limited trading market in Ballston Spa common stock, which will hinder your ability to sell Ballston Spa common stock and may lower the market price of the stock.

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The fairness opinion delivered by Griffin to Ballston Spa’s board of directors and the fairness opinion delivered by Janney to NBC’s board of directors, respectively, prior to the entry into the merger agreement, will not reflect changes in circumstances that may have occurred since the dates of the respective fairness opinions.

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Ballston Spa and NBC are expected to incur substantial costs related to the merger and integration.

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Combining Ballston Spa and NBC may be more difficult, costly or time-consuming than expected, and Ballston Spa and NBC may fail to realize the anticipated benefits of the merger.

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The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.

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The combined company may be unable to successfully retain Ballston Spa and/or NBC personnel.

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Regulatory approvals required for the merger may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.

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The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary, and the value of the actual merger consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.

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Certain of Ballston Spa’s and NBC’s directors and named executive officers may have interests in the merger that may differ from, or are in addition to, the interests of Ballston Spa shareholders and NBC shareholders.

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The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

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Failure to complete the merger could negatively impact Ballston Spa or NBC.

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Ballston Spa and NBC will be subject to business uncertainties and contractual restrictions while the merger is pending.

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The current interest rate environment may adversely impact the fair value adjustments of investments, loans and deposits acquired in the merger.

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The merger agreement limits Ballston Spa’s and NBC’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Ballston Spa or NBC.

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The shares of Ballston Spa common stock to be received by NBC shareholders as a result of the merger will have different rights from the shares of NBC common stock.

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Ballston Spa shareholders and NBC shareholders will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.

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Issuance of shares of Ballston Spa common stock in connection with the merger may adversely affect the market price of Ballston Spa common stock.

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Shareholders may be unable to timely sell shares of Ballston Spa common stock after completion of the merger.

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Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Ballston Spa and NBC.

•
Ballston Spa anticipates becoming subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which will require Ballston Spa to invest additional time and financial resources in complying with those requirements and expose Ballston Spa to the legal risks of noncompliance.

•
Ballston Spa may have higher credit losses than it has allowed for in its allowance for credit losses.

•
Changes in economic conditions, in particular an economic slowdown in the New York Capital region, could materially and negatively affect Ballston Spa’s business.

•
Higher FDIC deposit insurance premiums and assessments could adversely impact Ballston Spa’s financial condition.

•
Changes in prevailing interest rates may reduce Ballston Spa’s profitability.

•
Liquidity needs could adversely affect Ballston Spa’s financial condition and results of operation.

•
Ballston Spa’s information systems may experience an interruption or breach in security and adversely impact Ballston Spa’s reputation and results of operations.

•
Ballston Spa is subject to extensive government regulation and supervision that could interfere with its ability to conduct its business and may negatively impact its financial results, restrict its activities, have an adverse impact on its operations, and impose financial requirements or limitations on the conduct of its business.

•
Ballston Spa may be subject to more stringent capital requirements in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to Ballston Spa’s and NBC’s beliefs, goals, intentions and expectations regarding the proposed transaction, revenues, earnings, loan production, asset quality and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.
Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about Ballston Spa’s and NBC’s businesses, beliefs of Ballston Spa’s and NBC’s management and assumptions made by Ballston Spa’s and NBC’s management. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions that are difficult to predict, change over time, and many of which are beyond the control of Ballston Spa and NBC. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
In addition to the factors discussed in the section entitled “RISK FACTORS” beginning on page 47, forward-looking statements contained in this joint proxy statement/prospectus are subject to, among others, the following risks, uncertainties, and assumptions:
•
the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Ballston Spa and NBC;

•
the outcome of any legal proceedings that may be instituted against Ballston Spa or NBC;

•
the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction);

•
the ability of Ballston Spa and NBC to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;

•
the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction;

•
the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two organizations or as a result of the strength of the economy and competitive factors in the areas where Ballston Spa and NBC do business;

•
certain restrictions imposed by the merger agreement during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•
the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
diversion of management’s attention from ongoing business operations and opportunities;

•
the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate NBC’s operations and those of Ballston Spa;

•
such integration may be more difficult, time consuming or costly than expected;

•
revenues following the proposed transaction may be lower than expected;

•
Ballston Spa’s and NBC’s success in executing their respective business plans and strategies and managing the risks involved;

•
the dilution caused by Ballston Spa’s issuance of additional shares of its capital stock in connection with the proposed transaction;

•
effects of the announcement, pendency or completion of the proposed transaction on the ability of Ballston Spa and NBC to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally; and

•
risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of Ballston Spa and NBC.

The foregoing factors are representative of the future factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the New York Capital region communities in which Ballston Spa, NBC or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other future factors.
For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Ballston Spa and NBC claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Ballston Spa nor NBC undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
Ballston Spa and NBC expressly qualify, in their entirety, all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BALLSTON SPA
BANCORP, INC.
Set forth below are highlights from Ballston Spa’s consolidated financial data as of and for the years ended December 31, 2024 and 2023 and as of and for the nine months ended September 30, 2025 and 2024. The results of operations for the nine months ended September 30, 2025 are not necessarily indicative of the results of operations for the full year or any other interim period. Ballston Spa management prepared the unaudited information on the same basis as it prepared Ballston Spa’s audited consolidated financial statements. In the opinion of Ballston Spa management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Ballston Spa’s consolidated financial statements, which are included herein. See Index to Financial Statements on page F-1.
	As of or For the Nine Months Ended September 30,		As of or For the Year Ending December 31,
(In thousands except per share data)	2025	2024	2024	2023
	(unaudited)		(audited)
INCOME STATEMENT DATA:
Total interest income	$31,897	$29,553	$39,898	$34,236
Total interest expense	$12,656	$11,814	$16,161	$10,852
Net interest income	$19,241	$17,739	$23,737	$23,384
Provision for credit losses	$480	$480	$600	$480
Non-interest income	$2,856	$2,942	$4,004	$1,910
Non-interest expenses	$17,023	$15,308	$20,819	$19,569
Federal income taxes	$851	$931	$1,192	$840
Net income	$3,743	$3,962	$5,130	$4,405
PER SHARE DATA:
Earnings per share	$5.04	$5.33	$6.91	$5.93
Cash dividends declared per share	$0.99	$0.99	$1.32	$1.32
Book value per share (unaudited)	$94.58	$87.95	$89.18	$83.04
Average annual shares outstanding	742,663	742,663	742,663	742,663
BALANCE SHEET DATA:
Total assets	$914,206	$878,896	$896,321	$823,533
Total loans (net)	$784,708	$748,075	$755,436	$700,793
Total securities	$73,058	$73,691	$76,954	$64,625
Total deposits	$806,525	$766,012	$695,908	$689,238
FHLB borrowings, short-term	$—	$—	$86,500	$25,050
FHLB borrowings, long-term	$20,000	$30,000	$30,000	$30,000
Total stockholders’ equity	$70,240	$65,319	$66,231	$61,671

	As of or For the Nine Months Ended September 30,		As of or For the Year Ending December 31,
(In thousands except per share data)	2025	2024	2024	2023
	(unaudited)		(unaudited)
PERFORMANCE RATIOS:
Return on average assets	0.56%	0.63%	0.61%	0.55%
Return on average stockholders’ equity	7.45%	8.54%	8.16%	7.74%
Net interest margin	2.99%	2.92%	2.90%	3.03%
Total non-interest expense as a percentage of average assets	1.88%	1.83%	2.45%	2.41%
ASSET QUALITY RATIOS:
Allowance for possible loan/credit losses as a percentage of total loans	1.09%	1.13%	1.12%	1.14%
Allowance for possible loan/credit losses as a percentage of non-performing loans	930.52%	583.49%	726.59%	642.49%
Non-performing loans as a percentage of total loans	0.12%	0.19%	0.15%	0.18%
Non-performing assets as a percentage of total assets	0.10%	0.17%	0.13%	0.15%
INCOME STATEMENT DATA:
Net charge-offs as a percentage of average net loans	0.07%	0.01%	0.02%	0.01%
LIQUIDITY AND CAPITAL RATIOS:
Average loans to average deposits	107.24%	105.20%	105.25%	98.41%
Average equity to average assets	7.57%	7.41%	7.44%	7.13%
Tier 1 capital to risk-weighted assets	9.78%	9.39%	9.47%	9.36%
Leverage ratios	7.82%	7.59%	7.63%	7.46%
Total capital to risk-weighted assets	12.12%	11.78%	11.86%	11.84%
Common equity tier 1 capital to risk-weighted assets	9.78%	9.39%	9.47%	9.36%
Dividend payout ratio	19.64%	18.56%	19.11%	22.25%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NBC BANCORP, INC.
The following table presents NBC’s selected consolidated financial data as of and for the years ended December 31, 2024 and 2023 and as of and for the nine months ended September 30, 2025 and 2024. The balance sheet and income state data for the years ended December 31, 2024 and 2023 are derived from NBC’s audited financial statements for the periods then ended. The results of operations for the nine months ended September 30, 2025 are not necessarily indicative of the results of operations for the full year or any other interim period. NBC management prepared the unaudited information on the same basis as it prepared NBC’s audited consolidated financial statements. In the opinion of NBC management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with NBC’s consolidated financial statements, which are included herein. See Index to Financial Statements on Page F-1.
	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
(Dollars in thousands, except per share data)	2025	2024	2024	2023
Income Statement Data
Interest Income	$16,832	$16,755	$22,620	$20,524
Interest Expense	$7,579	$7,608	$10,323	$7,586
Net interest income	$9,252	$9,146	$12,297	$12,938
Provision for credit losses	$(350)	$80	$100	$260
Net interest income after provision for loan/credit losses	$9,602	$9,066	$12,197	$12,678
Non-interest operating income	$1,435	$1,356	$1,841	$808
Non-interest operating expense	$9,990	$9,432	$12,633	$12,581
Income before income taxes	$1,047	$990	$1,404	$905
Income tax expense	$183	$127	$188	$41
Net income	$864	$863	$1,216	$864
Net income to common shareholders	$864	$863	$1,216	$864
Per Share Data
Net earnings-basic	$1.82	$1.82	$2.57	$1.83
Net earnings-diluted	$1.82	$1.82	$2.57	$1.83
Book value per share	$75.34	$68.17	$66.92	$61.83
Weighted average common stock outstanding basic	473,239	473,239	473,239	473,239
Weighted average common stock outstanding diluted	473,239	473,239	473,239	473,239
Balance Sheet Data
Assets	$545,877	$570,244	$532,376	$545,731
Investment securities	$108,887	$141,512	$122,024	$137,579
Loans, net	$370,009	$382,707	$384,069	$383,344
Deposits	$484,797	$471,706	$460,137	$432,934
Other liabilities	$25,424	$66,275	$40,569	$83,537
Shareholders’ equity	$35,656	$32,263	$31,670	$29,260
Shares outstanding	473,239	473,239	473,239	473,239

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
(Dollars in thousands, except per share data)	2025	2024	2024	2023
Performance Ratios (unaudited)
Return on average assets	0.22%	0.21%	0.22%	0.16%
Return on average shareholders’ equity	3.44%	3.87%	4.02%	3.23%
Net interest margin	2.35%	2.23%	2.29%	2.46%
Noninterest expense as a percentage of average assets	1.88%	1.74%	2.32%	2.36%
Efficiency ratio	94.65%	89.81%	89.32%	87.72%
Asset Quality
Allowance for credit losses to loans	0.98%	1.04%	1.04%	1.02%
Net charge-offs to average loans outstanding	—%	—%	—%	—%
Non-performing loans to total loans	0.65%	0.51%	0.57%	0.18%
Allowance for loan losses to non-performing assets	152%	186%	170%	566%
Liquidity and Capital Ratios
Average loans to average deposits	84.84%	90.48%	88.46%	87.43%
Average equity to average assets	6.29%	5.47%	5.56%	5.01%
Tier 1 leverage ratio (NBC Bank)	9.12%	8.62%	8.46%	8.13%

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION
Neither Ballston Spa common stock nor NBC common stock is listed on an exchange. Ballston Spa common stock is quoted on the OTCID Basic Market under the symbol “BSPA.” NBC common stock is quoted on the OTCID Basic Market under the symbol “NCXS.” Although Ballston Spa common stock and NBC common stock are quoted on the OTCID Basic Market, this trading market lacks the depth, liquidity, and orderliness to maintain a liquid market. The OTCID Basic Market prices are quotations, which reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions.
The holders of Ballston Spa common stock receive dividends as and when declared by Ballston Spa’s board of directors. NBC does not pay a regular dividend to the holders of its common stock. Following the completion of the merger, subject to approval and declaration by Ballston Spa’s board of directors, Ballston Spa expects to pay quarterly cash dividends in an amount equal to or greater than a rate of $1.06 per share per year. However, the payment of dividends by Ballston Spa is subject to numerous factors, and no assurance can be given that Ballston Spa will pay dividends following the completion of the merger or that dividends will not be reduced in the future. See the section of this joint proxy statement/prospectus entitled “RISK FACTORS,” beginning on page 47, and “SUPERVISION AND REGULATION — Payment of Dividends and Other Restrictions” on page 90 for a discussion of restrictions on Ballston Spa’s ability to pay dividends.
NBC shareholders are advised to obtain current market quotations for Ballston Spa common stock. The market price of Ballston Spa common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Ballston Spa common stock before or after the effective date of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER
The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting under the provisions of the Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations”, giving effect to the proposed merger of NBC Bancorp with and into Ballston Spa, with Ballston Spa as the surviving corporation. Under this method, NBC Bancorp assets, and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Ballston Spa. Any difference between the purchase price for NBC Bancorp and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Ballston Spa in connection with the acquisition will be amortized to expense over such intangible asset’s estimated useful life. The financial statements of Ballston Spa issued after the acquisition will reflect the results attributable to the acquired operations of NBC Bancorp beginning on the date of completion of the acquisition.
The following unaudited pro forma condensed combined financial information and accompanying notes are based on and should be read in conjunction with the following historical financial statements and accompanying notes, which are incorporated by reference into this filing:
•
the historical unaudited consolidated financial statements of Ballston Spa as of and for the nine months ended September 30, 2025, and the historical audited consolidated financial statements of Ballston Spa as of and for the year ended December 31, 2024 (which are included in this filing); and

•
the historical unaudited consolidated financial statements of NBC Bancorp as of and for the nine months ended September 30, 2025, and historical audited consolidated financial statements of NBC Bancorp as of and for the twelve months ended December 31, 2024 (which are included in this filing).

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, which requires the depiction of the accounting for the transaction, which we refer to as transaction accounting adjustments. Regulation S-X also allows for management adjustments that could include presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur. Ballston Spa has elected to present certain management’s adjustments related to certain balance sheet restructuring and capital initiatives as detailed in this pro forma (see Adjustments related to Other Transactions footnotes 13 to 18) as well as presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information. Please note the unaudited pro forma condensed combined financial information does not include management adjustments for any potential effects of changes in market conditions, cost savings, revenue enhancements, or expense efficiencies, among other factors.
The following unaudited pro forma combined consolidated balance sheet as of September 30, 2025, combines the unaudited consolidated balance sheet of Ballston Spa as of September 30, 2025, with the unaudited consolidated balance sheet of NBC Bancorp as of September 30, 2025, giving effect to the transaction per this joint proxy statement/prospectus dated [•] as if it had been consummated on September 30, 2025. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2025, combines the unaudited consolidated statements of income of Ballston Spa for the nine months ended September 30, 2025, with the unaudited consolidated statement of income of NBC Bancorp for the nine months ended September 30, 2025, giving effect to the transaction per this joint proxy statement/prospectus dated [•] as if it had been consummated on January 1, 2024. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2024 combines the audited consolidated statements of income of Ballston Spa for the year ended December 31, 2024 with the consolidated statements of income of NBC Bancorp for the year ended December 31, 2024, giving effect to the transaction per this joint proxy statement/prospectus dated [•] as if it had been consummated on January 1, 2024. Certain reclassification adjustments have been made to NBC Bancorp’s financial statements to conform to Ballston Spa’s financial statement presentation.
The unaudited pro forma condensed consolidated financial statements were prepared with Ballston Spa as the accounting acquirer and NBC Bancorp as the accounting acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Ballston Spa to complete the acquisition of NBC Bancorp will be allocated to NBC Bancorp’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at this time; however, preliminary significant valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited condensed pro forma financial statements.
The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of NBC Bancorp’s tangible and identifiable intangible assets and liabilities as of the closing date. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Ballston Spa’s consolidated statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to NBC Bancorp’s stockholders’ equity, including results of operations from September 30, 2025, through the closing date will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the transaction accounting adjustments presented herein.
The pro forma statements of income and per share data information does not include anticipated cost savings or revenue enhancements. Ballston Spa and NBC Bancorp are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems, and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either NBC Bancorp or Ballston Spa and certain service providers. There is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.
The pro forma combined basic and diluted earnings per share of Ballston Spa common stock is based on the pro forma combined net income per common share for NBC Bancorp and Ballston Spa divided by the pro forma basic or diluted common shares of the combined entities for the periods presented on such statements of income. The pro forma information includes adjustments related to the fair value of assets and liabilities of NBC Bancorp and is subject to adjustment as additional information becomes available and as final merger date analyses are performed. The pro forma combined balance sheet and book value per share data includes the adjustment to reflect the accrual of one-time merger-related charges for Ballston Spa and NBC Bancorp: (a) Ballston Spa pre-tax charges are estimated at $5.6 million ($4.3 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings, and (b) NBC Bancorp pre-tax charges are estimated at $995 thousand ($865 thousand after-tax) and are included as a pro forma fair value liability accrual The pro forma statements of income does include an accrual for one-time merger related charges of $5.9 million. The pro forma combined book value per share of Ballston Spa common stock is based on the pro forma combined common stockholders’ equity of NBC Bancorp and Ballston Spa divided by total pro forma common shares of the combined entities.
In November 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2025-08, Financial Instruments — Credit Losses (Topic 326), which expand the population of acquired financial assets subject to the gross-up approach in Topic 326. Loans (excluding credit cards) acquired without credit deterioration and deemed “seasoned” are purchased seasoned loans and accounted for using the gross-up approach at acquisition. Specifically, after an entity determines that a loan is a non-PCD asset based on its assessment of credit deterioration experienced since origination, the entity should determine whether the loan is seasoned and, therefore, should be accounted for using the gross-up approach. All non-PCD loans (excluding credit cards) that are acquired in a business combination are deemed seasoned. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after

December 15, 2026, and interim reporting periods within those annual reporting periods. In this pro forma analysis, the Company did not apply this ASU.
The prospective financial information included in this section has been provided by Ballston Spa’s and NBC’s respective senior management as described in this section. Neither Crowe LLP (Ballston Spa’s independent auditor) nor Bonadio & Co., LLP (NBC’s independent auditor), nor any other independent registered public accounting firm or independent auditor, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information. Accordingly, neither Crowe LLP nor Bonadio & Co., LLP expresses an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The report by Crowe LLP included in this proxy statement/prospectus relates to Ballston Spa’s December 31, 2024 and 2023 issued financial statements. The report by Crowe LLP does not extend to the prospective financial information and should not be read to do so.
The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Ballston Spa common stock or the actual or future results of operations of Ballston Spa for any period. Actual results may be materially different than the pro forma information presented.

Ballston Spa Bancorp, Inc.
Unaudited Combined Pro Forma Balance Sheets as of September 30, 2025
($ In thousands, except per share data)
	Ballston Spa Bancorp, Inc.	NBC Bancorp, Inc.	Transaction Accounting Adjustments	Pro Forma Combined Before Adjustments Related to Other Transactions	Adjustments Related to Other Transactions	Pro Forma Combined After Adjustments Related to Other Transactions
Assets
Cash and due from banks	$16,589	$52,363	$—	$68,952	$—	$68,952
Short-term investments	3,847	—	—	3,847	—	3,847
Federal funds sold	—	3,098	—	3,098	93,050(18)	96,148
Securities available for sale	73,058	105,233	(2,500)(3)	175,791	(83,300)(13)	92,491
Securities held to maturity	—	3,654	39(3)	3,693	—	3,693
FHLB of NY & FHLB stock, at cost	5,377	1,961	—	7,338	—	7,338
Total loans, net of unearned income	793,353	373,682	(27,044)(4)	1,139,991	(69,906)(14)	1,070,085
Less: allowance for credit losses	(8,645)	(3,673)	(532)(5)	(12,850)	—	(12,850)
Net loans and leases	784,708	370,009	(27,576)	1,127,141	(69,906)	1,057,235
Bank premises and equipment, net	11,409	4,367	1,883(6)	17,659	—	17,659
Accrued interest receivable	3,402	1,503	—	4,905	—	4,905
Goodwill	1,595	—	549(1)	2,144	—	2,144
Intangible assets, net	—	—	7,957(7)	7,957	—	7,957
Bank owned life insurance	5,595	—	—	5,595	—	5,595
Other assets	8,626	3,689	6,020(8)	18,335	—	18,335
Total assets	$914,206	$545,877	$(13,628)	$1,446,455	$(60,156)	$1,386,299
Liabilities:
Deposits:
Demand deposits	$177,333	$111,284	$—	$288,617	$—	$288,617
Savings	85,362	88,997		174,359	—	174,359
NOW and money market	400,415	109,202		509,617	—	509,617
Time deposits	143,415	175,313	(83)(9)	318,645	(46,700)(15)	271,945
Total deposits	806,525	484,796	(83)	1,291,238	(46,700)	1,244,538
				—		—
Borrowings	20,000	13,112	(56)(10)	33,056	(33,056)(16)	—
Junior subordinated debentures	7,750	9,550	(3,284)(11)	14,016	19,600(17)	33,616
Other liabilities	9,691	2,763	6,640(12)	19,094	—	19,094
Total liabilities	843,966	510,221	3,217	1,357,404	(60,156)	1,297,248
Shareholders’ equity:
Common stock	9,600	2,366	2,405(1)(2)	14,371	—	14,371
Additional paid-in capital	42	17,491	3,310(1)(2)(3)	20,843	—	20,843
Treasury stock	(991)	—	—	(991)	—	(991)
Retained earnings	61,323	19,609	(26,370)(2)(5)(12)	54,562	—	54,562
Accumulated other comprehensive income	266	(3,810)	3,810(2)	266	—	266
Total shareholders’ equity	70,240	35,656	(16,845)	89,051	—	89,051
Total liabilities and shareholders’ equity	$914,206	$545,877	$(13,628)	$1,446,455	$(60,156)	$1,386,299
Per Share Data
Shares Outstanding	742,663	473,239	(91,572)(1)	1,124,330	—	1,124,330
Book Value Per Share	$94.58	$75.34		$79.20		$79.20

Unaudited Pro Forma Combined Statements of Income for nine months ended September 30, 2025
($ In Thousands, Except Per Share Data)
	Ballston Spa Bancorp, Inc.	NBC Bancorp, Inc.	Transaction Accounting Adjustments	Pro Forma Combined Before Adjustments Related to Other Transactions	Adjustments Related to Other Transactions	Pro Forma Combined After Adjustments Related to Other Transactions
Interest Income
Loans, including fees	$28,595	$15,126	$2,855 (4)	$46,576	$(2,053)(14)	$44,523
Securities available for sale and held to maturity	2,670	1,344	594(3)	4,608	(1,519)(13)	3,089
FHLB NY & FRB stock	528	120	—	648	—	648
Short-term investments	104	241	—	345	2,870(18)	3,215
Total Interest Income	31,897	16,831	3,449	52,177	(702)	51,475
Interest Expense
Deposits	9,705	6,407	(2)(9)	16,110	(1,489)(15)	14,621
Borrowings	2,617	727	21(10)	3,365	(1,037)(16)	2,328
Junior subordinated debentures	334	445	(17)(11)	762	1,230(17)	1,992
Total Interest Expense	12,656	7,579	2	20,237	(1,296)	18,941
Net Interest Income	19,241	9,252	3,447	31,940	594	32,534
Provision for credit losses	480	(350)	—	130	—	130
Net Interest Income after Provision for Credit Losses	18,761	9,602	3,447	31,810	594	32,404
Non-Interest Income
Service charges on deposits	485	328	—	813	—	813
Trust and investment services income	1,102	—	—	1,102	—	1,102
Gain on sale/servicing of loans	175	—	—	175	—	175
Debit card interchange income	583	701	—	1,284	—	1,284
Earnings on bank owned life insurance	117	—	—	117	—	117
Other	394	406	—	800	—	800
Total Non-Interest Income	2,856	1,435	—	4,291	—	4,291
Non-Interest Expense
Compensation and benefits	10,514	5,291	—	15,805	—	15,805
Occupancy and equipment	1,876	1,095	35(6)	3,006	—	3,006
FDIC and OCC assessment	609	379	—	988	—	988
Advertising and public relations	339	161	—	500	—	500
Legal and professional fees	583	471	—	1,054	—	1,054
Data processing	824	433	—	1,257	—	1,257
Debit card processing	387	341	—	728	—	728
Merger expenses	210	—	(210)(12)	—	—	—
Other	1,681	1,819	977(7)	4,477	—	4,477
Total Non-Interest Expense	17,023	9,990	802	27,815	—	27,815
Income before Income Tax Expense	4,594	1,047	2,645	8,286	594	8,880
Income tax expense	851	183	771(8)	1,805	160(8)	1,965
Net Income	$3,743	$864	$1,874	$6,481	$434	$6,915
Per Common Share Data:
Basic earnings per common share	$5.04	$1.83		$5.76		$6.15
Weighted-average common shares outstanding	742,663	473,239	(91,572)(1)	1,124,330		1,124,330

Unaudited Pro Forma Combined Statements of Income for twelve months ended December 31, 2024
($ In Thousands, Except Per Share Data)
	Ballston Spa Bancorp, Inc.	NBC Bancorp, Inc.	Transaction Accounting Adjustments	Pro Forma Combined Before Adjustments Related to Other Transactions	Adjustments Related to Other Transactions	Pro Forma Combined After Adjustments Related to Other Transactions
Interest Income
Loans, including fees	$35,476	$19,875	$4,240(4)	$59,591	$(2,737)(14)	$56,854
Securities available for sale and held to maturity	3,584	2,118	792(3)	6,494	(2,150)(13)	4,344
FHLB NY & FRB stock	616	215	—	831	—	831
Short-term investments	222	412	—	634	3,822(18)	4,456
Total Interest Income	39,898	22,620	5,032	67,550	(1,065)	66,485
Interest Expense
Deposits	12,592	7,397	83(9)	20,072	(1,985)(15)	18,087
Borrowings	3,123	2,332	28(10)	5,483	(1,383)(16)	4,100
Junior subordinated debentures	446	594	(31)(11)	1,009	1,640(17)	2,649
Total Interest Expense	16,161	10,323	80	26,564	(1,728)	24,836
Net Interest Income	23,737	12,297	4,952	40,986	663	41,649
Provision for credit losses	600	100	3,393	4,093	—	4,093
Net Interest Income after Provision for Credit Losses	23,137	12,197	1,559	36,893	663	37,556
Non-Interest Income
Service charges on deposits	672	414	—	1,086	—	1,086
Trust and investment services income	1,477	—	—	1,477	—	1,477
Gain on sale/servicing of loans	33	—	—	33	—	33
Debit card interchange income	821	957	—	1,778	—	1,778
Earnings on bank owned life insurance	151	—	—	151	—	151
Other	850	470	—	1,320	—	1,320
Total Non-Interest Income	4,004	1,841	—	5,845	—	5,845
Non-Interest Expense
Compensation and benefits	12,792	6,650	—	19,442	—	19,442
Occupancy and equipment	2,007	1,479	47(6)	3,533	—	3,533
FDIC and OCC assessment	791	434	—	1,225	—	1,225
Advertising and public relations	292	213	—	505	—	505
Legal and professional fees	1,138	475	—	1,613	—	1,613
Data processing	1,113	434	—	1,547	—	1,547
Debit card processing	482	485	—	967	—	967
Merger expenses	—	—	5,855(12)	5,855	—	5,855
Other	2,204	2,464	1,447(7)	6,115	—	6,115
Total Non-Interest Expense	20,819	12,634	7,349	40,802	—	40,802
Income before Income Tax Expense	6,322	1,404	(5,790)	1,936	663	2,599
Income tax expense	1,192	188	(202)(8)	1,178	179 (8)	1,357
Net Income	$5,130	$1,216	$(5,588)	$758	$484	$1,242
Per Common Share Data:
Basic Earnings per Common share	$6.91	$2.57	$—	$0.67	$—	$1.11
Weighted-Average common shares outstanding	742,663	473,239	(91,572)(1)	1,124,330	—	1,124,330

Unaudited Pro Forma Per Share Data
For The Nine Months Ended September 30, 2025
($ in Thousands, Except Per Share Data)
	Ballston Spa Bancorp, Inc.	NBC Bancorp, Inc.	Pro Forma Combined After Adjustments Related to Other Transactions	Pro Forma Equivalent NBC Bancorp, Inc. Share
For The Nine Months Ended September 30, 2025:
Earnings per share:
Net income per share (Basic)	$5.04	$1.83	$6.15	$4.96
Book Value per common share as of September 30, 2025	$94.58	$75.34	$79.20	$63.88
Unaudited Pro Forma Per Share Data
For The Twelve Months Ended December 31, 2024
($ in Thousands, Except Per Share Data)
	Ballston Spa Bancorp, Inc.	NBC Bancorp, Inc.	Pro Forma Combined After Adjustments Related to Other Transactions	Pro Forma Equivalent NBC Bancorp, Inc. Share
For The Twelve Months Ended December 31, 2024:
Earnings per share
Net income per share (Basic)	$6.91	$2.57	$1.11	$0.89
Notes to Unaudited Pro Forma Combined Financial Statements
Transaction Accounting Adjustments:
(1)
Under the terms of the Merger Agreement, NBC Bancorp’s common shares will be converted into the right to receive 0.8065 shares of Ballston Spa common stock. In this pro forma analysis and assuming a Ballston Spa common stock price of $67.00 as of November 18, 2025 (which was the latest practical trading date before the date of this document) the NBC Bancorp merger consideration per common share was assumed to equal $54.04.

The total estimated purchase price for the purpose of this pro forma financial information is $25.6 million. The adjustment for shares outstanding, basic, and diluted weighted average common shares outstanding is an amount to adjust the shares to equal the new common shares issued for the transaction. The following is a summary of the fair value of assets acquired and liabilities assumed resulting in goodwill. Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the purchase price consideration. For purposes of this analysis as of September 30, 2025, goodwill of $549 thousand results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and amounts therein are subject to change based on operations subsequent to September 30, 2025, as additional information becomes available and as additional analyses are performed.

(dollars in thousands, except per share data)
Purchase Price Consideration for Common Stock
NBC Bancorp, Inc. common shares outstanding as of September 30, 2025	473,239
Exchange ratio	0.8065
Ballston Spa Bancorp, Inc. common shares to be issued	381,667
Fair value assigned to NBC Bancorp, Inc. common stock (closing stock price as of November 18, 2025, which was the latest practical trading date before the date of this document)	$67.00
Total purchase price consideration	$25,572
(dollars in thousands)	NBC Bancorp, Inc. Book Value 9/30/2025	Fair Value Adjustments		NBC Bancorp, Inc. Fair Value 9/30/2025
Total purchase price consideration				$25,572
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$52,363	$—		$52,363
Federal funds sold	3,098	—		3,098
Securities, available for sale	107,194	—	(3)	107,194
Securities, held to maturity	3,654	39	(3)	3,693
Loans gross	373,682	(27,686)	(4)	345,996
Allowance for credit losses	(3,673)	3,503	(5)	(170)
Loans, net of allowance	370,009	(24,183)		345,826
Premises and equipment	4,367	1,883	(6)	6,250
Accrued interest receivable	1,503	—		1,503
Core deposit intangibles	—	7,957	(7)	7,957
Other assets	3,689	3,743	(8)	7,432
Total identifiable assets acquired	545,877	(10,561)		535,316
Deposits	484,796	(83)	(8)	484,713
Demand deposits	111,284	—		111,284
Savings	88,997	—		88,997
NOW and money market	109,202	—		109,202
Time deposits	175,313	(83)	(9)	175,230
Total Deposits	484,796	(83)		484,713
Junior subordinated debt	13,112	(56)	(10)	13,056
Trust Preferred	9,550	(784)	(11)	8,766
Other liabilities	2,763	995	(12)	3,758
Total liabilities assumed	510,221	72		510,293
Total identifiable net assets	$35,656	(10,633)		25,023
Goodwill				$549

The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 15% increase and 15% decrease in the price per share of Ballston Spa common stock at November 18, 2025, of $67.00, with its impact on the pro forma goodwill.
(dollars in thousands except per share data)	11/18/2025	15% Increase	15% Decrease
NBC Bancorp, Inc. common shares to be exchanged for stock consideration	473,239	473,239	473,239
Exchange ratio	0.807	0.807	0.807
Ballston Bancorp shares to be issued	381,667	381,667	381,667
Fair value assigned to Ballston Bancorp common stock (closing stock price as of November 18, 2025, which was the latest practical trading date before the date of this document)	$67.00	$77.05	$56.95
Pro forma fair value consideration of common stock	$25,572	$29,407	$21,736
Cash consideration	—	—	—
Total pro forma purchase price consideration	$25,572	$29,407	$21,736
Pro forma goodwill (bargain purchase gain)	$549	$4,384	$(3,287)

(2)
Balance sheet adjustments to reflect the reversal of NBC Bancorp’ historical equity accounts to additional paid-in capital (“APIC”) and record the purchase price consideration for common stock. The following tables summarize the transaction accounting adjustments for the equity accounts.

Balance Sheet
9/30/2025
Transaction accounting adjustment for common stock
Reversal of NBC Bancorp, Inc. common stock	$(2,366)
Number of Ballston Spa Bancorp, Inc. shares issued	381,667
Par value of Ballston Spa Bancorp, Inc. common stock	$12.50
Par value of Ballston Spa Bancorp, Inc. shares issued for merger	4,771
Total transaction accounting adjustment for common stock	$2,405

Balance Sheet
9/30/2025
Transaction accounting adjustment for additional paid-in capital
Reversal of NBC Bancorp, Inc. common stock to additional paid-in capital	$2,366
Reversal of NBC Bancorp, Inc. retained earnings to additional paid-in capital	19,609
Reversal of NBC Bancorp, Inc. accumulated other comprehensive loss to additional paid-in capital	(3,810)
Purchase Price Consideration for Common Stock
NBC Bancorp, Inc. common shares outstanding as of September 30, 2025	473,239
Fair value assigned to Ballston Spa Bancorp, Inc. common stock (closing stock price as of November 18, 2025, which was the latest practical trading date before the date of this document)	$67.00
Purchase price consideration for common stock	$25,572
Par value of Ballston Spa Bancorp, Inc. shares issued for merger at $12.50 per share	$12.50
Less: par value of Ballston Spa Bancorp, Inc.	4,771
Additional paid-in capital adjustment for Ballston Spa Bancorp, Inc. shares issued	20,801
Less: NBC Bancorp, Inc. common equity	(35,656)
Net adjustment to additional paid-in capital for stock consideration	(14,855)
Total transaction accounting adjustment for APIC	$3,310
Balance Sheet
9/30/2025
Transaction accounting adjustment for retained earnings
Reversal of NBC Bancorp, Inc. retained earnings to additional paid-in capital	$(19,609)
Acquisition activity – Buyer merger costs	(4,284)
Provision for credit losses for Non-PCD loans	(2,477)
Total transaction accounting adjustment for retained earnings	$(26,370)
Balance Sheet
9/30/2025
Transaction accounting adjustment for accumulated other comprehensive loss
Reversal of NBC Bancorp, Inc. accumulated other comprehensive loss to additional paid-in capital	$3,810
Total transaction accounting adjustment for accumulated other comprehensive loss	$3,810

(3)
Securities available-for-sale were recorded at fair value at September 30, 2025; therefore, no balance sheet adjustment is necessary. Statements of income adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment of $6.6 million to an amortizing discount which will be amortized into income over a 7-year period using a straight-line method of amortization.

Balance sheet adjustment to reflect the retirement of NBC Bancorp junior subordinated debentures owned by BSPA of $1.5 million and the retirement of BSPA junior subordinated debentures owned by NBC Bancorp of $1.0 million. Statements of income adjustment to reflect the lost income from the retirement of the junior subordinated debentures.

	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Securities available for sale
Securities available for sale amortization adjustment	$—	$703	$939
Retirement of NBC junior subordinated debentures owned by BSPA	(1,500)	(62)	(83)
Retirement of BSPA junior subordinated debentures owned by NBC	(1,000)	(43)	(58)
Total securities available for sale	$(2,500)	$598	$798
Securities held for maturity balance sheet and statements of income adjustment to reflect the fair value of securities held to maturity of $39 thousand. This adjustment will be recognized over a 7-year period using a straight-line method of amortization.
	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Securities held to maturity
Securities held to maturity fair value adjustment	$39	$(4)	$(6)
Total adjustments for securities held to maturity	$39	$(4)	$(6)

(4)
Balance sheet adjustment to reflect the fair value discount for acquired purchased credit deteriorated (“PCD”) loans and non-PCD loans of $27.2 million and other loan adjustments. The statements of income adjustment to reflect the fair value adjustments over the expected life of the loans. Balance sheet and statements of income interest rate adjustment to reflect the reversal of existing deferred net loan fees.

	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Fair value adjustments on loans acquired
Non-PCD loans fair value	$(25,624)	$2,652	$3,964
PCD loans fair value	(1,897)	234	326
PCD Non-accruing loans fair value	(509)	—	—
Total fair value adjustments for loans	(28,030)	2,886	4,290
PCD loan ACL	812	—	—
Total fair value of PCD loans assigned to allowance for credit losses	812	—	—
Total loan fair value adjustments	(27,218)	2,886	4,290
Reversal of deferred loan fees, net	174	(31)	(50)
	$(27,044)	$2,855	$4,240

(5)
Balance sheet adjustment for the reversal of NBC Bancorp’s existing allowance for loan losses of $3.7 million. Balance sheet adjustment of $812 thousand of PCD loan fair value assigned to the allowance for credit losses. Balance sheet and retained earnings adjustment for the allowance for credit losses of $3.4 million for acquired non-PCD loans. The pro forma statements of income does include a one-time provision expense of $3.4 million related to allowance for credit losses for non-PCD loans, but as noted the balance sheet’s retained earnings reflect the impact of the one-time provision expense, $2.5 million tax adjusted.
	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Allowance for credit losses
Reversal of existing allowance for credit losses	$3,673	$—	$—
ACL for PCD loans	(812)	—	—
Subtotal allowance for credit losses excluding ACL for non-PCD loans	2,861	—	—
ACL for non-PCD loans	(3,393)	—	3,393
Total adjustments to allowance for credit losses	$(532)	$—	$3,393

(6)
Balance sheet and statements of income adjustment to reflect the fair value of premise of $1.9 million and will be amortized over the expect life of 40 years using the straight-line method.

	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Premises and equipment, net
Owned premise fair value	$1,883	$35	$47
Total adjustments for premises and equipment, net	$1,883	$35	$47

(7)
Balance sheet adjustment to reflect the creation of a new core deposit intangible fair value of $8.0 million for acquired core deposit intangible assets. The related statements of income amortization adjustments based upon an expected life of 10 years using sum of the year’s digits method.

	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Core deposit intangible asset
Core deposit intangible asset	$7,957	$977	$1,447
Total core deposit intangible asset	$7,957	$977	$1,447

(8)
Balance sheet adjustment to reflect the net deferred tax asset, at a statutory rate of 27.0%, related to fair value adjustments and tax benefits related to one-time merger charges and related statements of income adjustments to pro forma adjustments using a statutory tax rate of 27.0% for book income tax expense.

	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Tax impact
Fair value adjustments	$3,743	$771	$(202)
Buyer accrual for one-time merger related charges	1,361	—	—
Allowance for credit losses for Non-PCD loans	916	—	—
Total tax impact transaction accounting adjustments	$6,020	$771	$(202)

(9)
Balance sheet and statements of income adjustment related to the fair value of interest-bearing time deposits and corresponding statements of income adjustments related to the amortization of discount on interest-bearing time deposits based on the expected life of interest-bearing time deposits.

	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Certificates of deposit
Certificates of deposit fair value adjustment	$(83)	$(2)	$83
Total adjustments for certificates of deposits	$(83)	$(2)	$83

(10)
Balance sheet and statements of income adjustment related to the fair value of borrowings and statements of income adjustments related to the amortization of discount based on the expected life of the borrowings.

	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Borrowings
Borrowings fair value adjustment	$(56)	$21	$28
Total adjustments for borrowings	$(56)	$21	$28

(11)
Balance sheet adjustment to reflect the fair value discount of $784 thousand for junior subordinated debentures. Statements of income adjustment to reflect the amortization based on the expected life of the junior subordinated debentures.

Balance sheet adjustment to reflect the retirement of NBC Bancorp junior subordinated debentures owned by BSPA of $1.5 million and the retirement of BSPA junior subordinated debentures owned by NBC Bancorp of $1.0 million. Statements of income adjustment to reflect the reduction of interest expense from the retirement of the junior subordinated debentures.

	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Junior subordinated debentures
Junior subordinated debentures fair value adjustment	$(784)	$88	$110
Retirement of NBC junior subordinated debentures owned by BSPA	(1,500)	(62)	(83)
Retirement of BSPA junior subordinated debentures owned by NBC	(1,000)	(43)	(58)
Total adjustments for junior subordinated debentures	$(3,284)	$(17)	$(31)

(12)
Balance sheet adjustment to reflect the accrual of one-time merger-related charges for Ballston Spa and NBC Bancorp: (a) NBC Bancorp pre-tax charges are estimated at $995 thousand ($865 thousand after-tax) and are included as a pro forma fair value liability accrual, and (b) Ballston Spa pre-tax charges are estimated at $5.6 million ($4.3 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings The pro forma statements of income does include an accrual for one-time merger related charges of $5.9 million for the twelve months ended December 31, 2024 and the reversal of one-time merger related charges of $210 thousand for Ballston for the nine months ended September 30, 2025 in order to reflect the acquisition as of January 1, 2024. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible.

	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Other Liabilities
Ballston Spa Bancorp, Inc. accrual for one-time merger related charges	$5,645	$(210)	$5,855
NBC Bancorp, Inc. accrual for one-time merger related charges	995	—	—
Total other liabilities adjustments	$6,640	$(210)	$5,855
Adjustments Related To Other Transactions:
(13)
Balance Sheet Restructuring #1:   Balance sheet adjustment to reflect the sale of $83.3 million of NBC’s Available for Sale Securities at closing. Statements of income reflects lost interest income related to sale of securities.

	Balance Sheet	Statements of Income
	September 30, 2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Balance Sheet Restructuring #1: Sale of Securities Available for Sale
Sale of securities available for sale	$(83,300)	$(1,519)	$(2,150)
Total sale of securities available for sale	$(83,300)	$(1,519)	$(2,150)

(14)
Balance Sheet Restructuring #2:   Balance sheet and statements of income adjustments to reflect the sale of $82.1 million of NBC’s residential mortgages at an interest rate of 3.40% for 100% of estimated fair value of $69.9 million.

	Balance Sheet	Statements of Income
	Most Recent Quarter End 9/30/2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Balance Sheet Restructuring #2: Sale of Residential Mortgage Loans
Sale of residential mortgage loans	$(69,906)	$(2,053)	$(2,737)
Total sale of residential mortgages loans	$(69,906)	$(2,053)	$(2,737)

(15)
Balance Sheet Restructuring #3:   Balance sheet and statements of income adjustment to reflect brokered time deposits that are not intended to be renewed (weighted average rate of 4.25%).

	Balance Sheet	Statements of Income
	Most Recent Quarter End 9/30/2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Balance Sheet Restructuring #3: Maturity of Brokered Time Deposits
Maturity of brokered time deposits	(46,700)	(1,489)	(1,985)
Total Maturity of Brokered Time Deposits	$(46,700)	$(1,489)	$(1,985)

(16)
Balance Sheet Restructuring #4:   Balance sheet and statements of income adjustments to reflect the pay-off of borrowings at an interest rate of 4.18% with proceeds from the sale of loans and investment securities available for sale noted above.

	Balance Sheet	Statements of Income
	Most Recent Quarter End 9/30/2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Balance Sheet Restructuring #4: Pay-Off of Borrowings
Pay off borrowings with funds received from the sale of Securities Available for Sale and Residential Mortgage Loans	$(33,056)	$(1,037)	$(1,383)
Total Pay-Off of Borrowings	$(33,056)	$(1,037)	$(1,383)

(17)
Capital Initiative #1:   Balance sheet and statements of income adjustments to reflect the issuance of Ballston Spa junior subordinated debentures of $20.0 million (less debt issuance cost of 2.00%) at an interest rate of 8.00% to improve balance sheet liquidity and capital ratios.

	Balance Sheet	Statements of Income
	Most Recent Quarter End 9/30/2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Capital Initiative #1: Issuance of Junior Subordinated Debentures
Issuance of new junior subordinated debentures at Ballston Spa	$20,000	$1,200	$1,600
Debt issuance costs	(400)	30	40
Total Issuance of Subordinated Debentures	$19,600	$1,230	$1,640

(18)
Impact to Fed Funds Sold related to Balance Sheet Restructuring and Capital Initiatives:   Balance sheet and statements of income adjustments to reflect the impact from the Balance Sheet Restructuring and Capital Initiatives (see table below for details) and related statements of income impacts at an interest rate of 4.10%.

	Balance Sheet	Statements of Income
	Most Recent Quarter End 9/30/2025	Nine Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Impact to Fed Funds Sold related to Balance Sheet Restructuring and Capital Initiatives
Proceeds from the sale of residential mortgage loans	$69,906	$2,150	$2,866
Proceeds from the sale of securities available for sale	83,300	2,569	3,422
Maturity of brokered time deposits	(46,700)	(1,436)	(1,915)
Pay-off of borrowings	(33,056)	(1,016)	(1,355)
Issuance of junior subordinated debentures	19,600	603	804
Total impact to Fed Funds Sold related to Balance Sheet Restructuring and Capital Initiatives	$93,050	$2,870	$3,822

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 24, Ballston Spa shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the Ballston Spa merger proposal, and NBC shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the NBC merger proposal.
Risks Relating to the Consummation of the Merger and Ownership of Ballston Spa Common Stock Following the Merger
Because the market price of Ballston Spa common stock may fluctuate, NBC shareholders cannot be certain of the market value of the merger consideration they will receive upon closing of the merger.
In the merger, each share of NBC common stock issued and outstanding immediately prior to the effective time, will be converted into 0.8065 shares of Ballston Spa common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Ballston Spa common stock or NBC common stock. Changes in the price of Ballston Spa common stock between now and the time of the merger will affect the value of the shares of Ballston Spa common stock that NBC shareholders will receive in the merger.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Ballston Spa’s and NBC’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of Ballston Spa, NBC and other banking companies, the effects of regulatory considerations and tax laws, many of which are beyond Ballston Spa’s and NBC’s control. Therefore, at the time of the Ballston Spa special meeting and the NBC special meeting, Ballston Spa shareholders and NBC shareholders will not know the market value of the merger consideration that NBC shareholders will receive at the effective time of the mergers. You should obtain current market quotations for shares of Ballston Spa common stock (“BSPA” on the OTCID Basic Market) and for shares of NBC common stock (“NCXS” on the OTCID Basic Market).
The market price of Ballston Spa common stock after the merger may be affected by factors different from those currently affecting the shares of Ballston Spa common stock or NBC common stock.
In the merger, NBC shareholders will become Ballston Spa shareholders. Ballston Spa’s business differs from that of NBC, and certain adjustments may be made to Ballston Spa’s business as a result of the merger. Accordingly, the results of operations of the combined company and the market price of Ballston Spa common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Ballston Spa and NBC.
The fairness opinion delivered by Griffin to Ballston Spa’s board of directors and the fairness opinion delivered by Janney to NBC’s board of directors, respectively, prior to the entry into the merger agreement, will not reflect changes in circumstances that may have occurred since the dates of the respective fairness opinions.
The fairness opinion from Griffin, Ballston Spa’s financial advisor, to Ballston Spa’s board of directors, was delivered on and dated September 23, 2025, and the fairness opinion from Janney, NBC’s financial advisor, to NBC’s board of directors was delivered on and dated September 23, 2025. Changes in the operations and prospects of Ballston Spa or NBC, general market and economic conditions and other factors which may be beyond the control of Ballston Spa and NBC, including the market prices of Ballston Spa common stock and NBC common stock, may have altered the value of Ballston Spa or NBC or the prices of shares of Ballston Spa common stock and shares of NBC common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the effective time of the mergers. The fairness opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of the fairness opinions.
Ballston Spa and NBC are expected to incur substantial costs related to the merger and integration.
Ballston Spa and NBC have incurred and expect to incur a number of non-recurring costs in connection with negotiating the merger agreement and completing the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Ballston Spa or NBC regardless of whether the merger is completed. See “THE MERGER AGREEMENT — Expenses and Fees” beginning on page 171.
The combined company will incur costs following the completion of the merger as Ballston Spa and NBC integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Ballston Spa and NBC may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Ballston Spa and NBC have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.
In addition, Ballston Spa may issue subordinated debentures in amounts and terms as determined by Ballston Spa in order for the surviving bank to be considered well capitalized for regulatory purposes. Such debt will increase the surviving corporation’s expenses.
Combining Ballston Spa and NBC may be more difficult, costly or time-consuming than expected, and Ballston Spa and NBC may fail to realize the anticipated benefits of the merger.
This is a merger transaction combining two financial institutions of relatively similar asset size. The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Ballston Spa and NBC. To realize the anticipated benefits and cost savings from the merger, Ballston Spa and NBC must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If Ballston Spa and NBC are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.
An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company following the completion of the merger, which may adversely affect the value of the common stock of the combined company following the completion of the merger.
Ballston Spa and NBC have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Ballston Spa and NBC during this transition period and on the combined company for an undetermined period after completion of the merger.
Furthermore, the board of directors of the combined company will consist of former directors from each of Ballston Spa and NBC. Combining the boards of directors of each company into a single board could require the reconciliation of differing priorities and philosophies.
The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.
Following the merger, the size of the business of the combined company will increase beyond the current sizes of Ballston Spa’s and NBC’s respective businesses. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.
The combined company may be unable to successfully retain Ballston Spa and/or NBC personnel.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Ballston Spa and NBC. It is possible that these employees may decide not to remain with Ballston Spa or NBC while the merger is pending or with the combined company after the merger is consummated. If Ballston Spa and NBC are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Ballston Spa and NBC could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the combined company’s business to suffer. Ballston Spa and NBC also may not be able to locate or retain suitable replacements for any key employees who leave either company. See “THE MERGER — Governance of Ballston Spa and Ballston Spa National Bank After the Merger” beginning on page 149.
Regulatory approvals required for the merger may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.
Before the merger and the bank merger may be completed, various approvals and consents must be obtained from the OCC, and from the Federal Reserve Board, if necessary. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER — Regulatory Approvals” beginning on page 150. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business. Regulators may impose any such conditions, limitations, obligations or restrictions or that any such conditions, limitations, obligations, and/or restrictions may have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. The completion of the merger is conditioned on the receipt of the requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any material burdensome regulatory condition. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
The completion of the merger is also conditioned on the regulatory authorizations not being subject to terms or conditions that would require either party to take any action, or commit to take any action that would be reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the mergers. See “THE MERGER — Regulatory Approvals” beginning on page 150.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary, and the value of the actual merger consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the NBC identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of NBC as of the date of the completion of the merger. The unaudited pro forma combined financial information reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including recent developments and events in the financial services industry and related market volatility. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma condensed combined financial information in this document. In addition, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document and no assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. For more information, see “UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER” beginning on page 31.
Certain of Ballston Spa’s and NBC’s directors and named executive officers may have interests in the merger that may differ from, or are in addition to, the interests of Ballston Spa shareholders and NBC shareholders.
Ballston Spa’s shareholders and NBC’s shareholders should be aware that some of Ballston Spa’s and NBC’s directors and named executive officers may have interests in the merger that are different from, or in addition to, those of Ballston Spa shareholders and NBC shareholders. These interests may create potential conflicts of interest. The Ballston Spa and NBC boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that, in the case of the Ballston Spa board of directors, Ballston Spa shareholders vote to approve the Ballston Spa merger proposal, and in the case of the NBC board of directors, NBC shareholders vote to approve the NBC merger proposal. For a more complete description of these interests, please see “THE MERGER — Interests of Certain Ballston Spa Directors and Named Executive Officers in the Merger” beginning on page 148 and “THE MERGER — Interests of Certain NBC Directors and Named Executive Officers in the Merger” beginning on page 148.
The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.
The merger agreement is subject to a number of conditions that must be completed, or where legally permissible, waived, at or prior to the effective time. Those conditions include: (i) approval by Ballston Spa shareholders of the Ballston Spa merger proposal and approval by NBC shareholders of the NBC merger proposal; (ii) the shares of Ballston Spa common stock issuable to NBC shareholders have been authorized for quotation on the OTCQX Marketplace, subject to official notice of issuance; (iii) the receipt of the requisite regulatory approvals, including the approval of the Federal Reserve Board, if required, and the OCC; (iv) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger, the bank mergers or any of the other transactions contemplated by the merger agreement or making the completion of the merger, the bank mergers or any of the other transactions contemplated by the merger agreement illegal; and (vi) holders of fewer than 5% of the outstanding shares of NBC common stock have perfected their appraisal rights under New York law. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement, and (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite shareholder approvals are received, or Ballston Spa or NBC may independently elect to terminate the merger agreement in certain other circumstances.
Failure to complete the merger could negatively impact Ballston Spa or NBC.
If the merger is not completed for any reason, including as a result of Ballston Spa shareholders failing to approve the Ballston Spa merger proposal, or NBC shareholders failing to approve the NBC merger proposal, there may be various adverse consequences, and Ballston Spa and/or NBC may experience negative reactions from the financial markets and from their respective customers and employees. For example, Ballston Spa’s or NBC’s businesses may be adversely impacted by the failure to pursue other potential opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.
Additionally, if the merger agreement is terminated, the market price of Ballston Spa common stock or NBC common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. Ballston Spa and/or NBC also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Ballston Spa or NBC to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, NBC may be required to pay a termination fee of $950,000 to Ballston Spa.
Additionally, each of Ballston Spa and NBC has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Ballston Spa and NBC would have to pay these expenses without realizing the expected benefits of the merger.
Ballston Spa and NBC will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Ballston Spa and NBC. These uncertainties may impair Ballston Spa’s or NBC’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Ballston Spa or NBC to seek to change existing business relationships with Ballston Spa or NBC. In addition, subject to certain exceptions, Ballston Spa and NBC have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent Ballston Spa and/or NBC from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “THE MERGER AGREEMENT — Covenants and Agreements” beginning on page 159 for a description of the restrictive covenants applicable to Ballston Spa and NBC.
The announcement of the proposed merger could disrupt Ballston Spa’s and NBC’s relationships with their customers, suppliers, business partners and others, as well as their operating results and businesses generally.
Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the merger on Ballston Spa’s and NBC’s businesses include the following:
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their employees may experience uncertainty about their future roles, which might adversely affect Ballston Spa’s and NBC’s ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which Ballston Spa and NBC maintain business relationships may experience uncertainty about their respective futures and seek alternative relationships with third parties, seek to alter their business relationships with Ballston Spa and NBC or fail to extend an existing relationship with Ballston Spa and NBC; and

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Ballston Spa and NBC have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.
The current interest rate environment may adversely impact the fair value adjustments of investments, loans and deposits acquired in the merger.
Upon the closing of the merger, the combined company will need to adjust the fair value of NBC’s investment, loan and deposit portfolios. The current interest rate environment could have the effect of decreasing the magnitude of such fair value adjustments, which may require the combined company to take steps to strengthen its capital position.
The merger agreement limits NBC’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire NBC.
The merger agreement contains “no shop” covenants that restrict NBC’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by NBC’s respective board of directors, engage in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals. These provisions, which include a $950,000 termination fee payable by NBC to Ballston Spa under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of NBC from considering or proposing that acquisition. For more information, see “The Merger Agreement — Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “THE MERGER AGREEMENT — Meetings; Recommendation of Ballston Spa’s and NBC’s Boards of Directors” beginning on page 168.
The shares of Ballston Spa common stock to be received by NBC shareholders as a result of the merger will have different rights from the shares of NBC common stock.
In the merger, NBC shareholders will become Ballston Spa shareholders, and their rights as shareholders will be governed by New York law and the governing documents of the combined company following the merger. While the rights of shareholders of both Ballston Spa and NBC are governed by New York law, the rights associated with Ballston Spa common stock under Ballston Spa’s governing documents are different from the rights associated with NBC common stock under NBC’s governing documents. See “COMPARISON OF THE RIGHTS OF BALLSTON SPA SHAREHOLDERS AND NBC SHAREHOLDERS” beginning on page 177 for a discussion of the different rights associated with Ballston Spa common stock.
Ballston Spa shareholders and NBC shareholders will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.
Ballston Spa shareholders and NBC shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Ballston Spa and NBC, respectively. When the merger is completed, each Ballston Spa shareholder and each NBC shareholder will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s highest percentage ownership of either Ballston Spa or NBC prior to the consummation of the merger. Based on the number of shares of Ballston Spa common stock and NBC common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Ballston Spa common stock expected to be issued in the merger, the former Ballston Spa shareholders, as a group, are estimated to own approximately 66% of the fully diluted shares of the combined company immediately after the merger, and current NBC shareholders, as a group, are estimated to own approximately

34% of the fully diluted shares of the combined company immediately after the merger. Because of this, NBC shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of NBC, and Ballston Spa shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Ballston Spa.
Issuance of shares of Ballston Spa common stock in connection with the merger may adversely affect the market price of Ballston Spa common stock.
In connection with the payment of the merger consideration, Ballston Spa expects to issue approximately 381,667 shares of Ballston Spa common stock to NBC shareholders. The issuance of these new shares of Ballston Spa common stock may result in fluctuations in the market price of Ballston Spa common stock, including a stock price decrease.
Shareholders may be unable to timely sell shares of Ballston Spa common stock after completion of the merger.
There will be a time period between the completion of the merger and the time at which former NBC shareholders actually receive their shares of Ballston Spa common stock. Until shares are received, former NBC shareholders may not be able to sell their Ballston Spa shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of Ballston Spa common stock during this period.
In addition, Ballston Spa common stock is traded on the OTCID Basic Market. The OTCID Basic Market trading market lacks the depth, liquidity and orderliness to maintain a liquid market. While Ballston Spa expects that registering its common stock under the Securities Exchange Act of 1934, as amended, and the authorization for quotation on the OTCQX Marketplace, will provide greater liquidity and a deeper market through which to buy and sell shares of Ballston Spa common stock, there can be no assurance that a liquid market for the shares will develop or that a Ballston Spa shareholder will be able to sell shares at any time.
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Ballston Spa and NBC.
Shareholders of Ballston Spa and/or of NBC may file lawsuits against Ballston Spa, NBC and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Ballston Spa or NBC from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Ballston Spa and/or NBC, including any cost associated with the indemnification of directors and officers of each company. Ballston Spa and NBC may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Ballston Spa and NBC and could prevent or delay the completion of the merger.
Ballston Spa anticipates becoming subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which will require Ballston Spa to invest additional time and financial resources in complying with those requirements and expose Ballston Spa to the legal risks of noncompliance.
Compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, will require Ballston Spa to invest additional time and financial resources in its financial reporting and internal control processes in order to comply with those requirements. This could have the effect of diverting management’s attention and reallocating financial resources from other business matters and opportunities and could expose Ballston Spa to legal liability for failure to comply with such requirements.

Risks Relating to Ballston Spa’s Business
Commercial real estate loans may increase Ballston Spa’s exposure to credit risk.
A portion of Ballston Spa’s loan portfolio is secured by commercial real estate. Loans secured by commercial real estate are generally viewed as having more risk of default than loans secured by residential real estate or consumer loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers, the accuracy of the estimate of the property’s value at completion of construction, and the estimated cost of construction. Such loans are generally more risky than loans secured by residential real estate or consumer loans because those loans are typically not secured by commercial real estate collateral. An adverse development with respect to one lending relationship could expose Ballston Spa to a significantly greater risk of loss compared with a single-family residential mortgage loan because Ballston Spa typically has more than one loan with such borrowers. Additionally, these loans typically involve larger loan balances to single borrowers or groups of related borrowers compared with single-family residential mortgage loans. Therefore, the deterioration of one or a few of these loans could cause a significant decline in the related asset quality. If Ballston Spa’s primary market areas experience an economic slowdown, these loans represent higher risk and could result in a sharp increase in loans charged off and could require Ballston Spa to significantly increase its allowance for credit losses, which could have a material adverse impact on its business, financial condition, results of operations, and cash flows.
Repayment of commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.
Ballston Spa has commercial business loans as part of its loan portfolio. Ballston Spa’s commercial business loans are originated primarily based on the identified cash flow and general liquidity of the borrower and secondarily on the underlying collateral provided by the borrower and/or repayment capacity of any guarantor. The borrower’s cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use. In addition, business assets may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business. Accordingly, the repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral value provided by the borrower and liquidity of the guarantor.
Ballston Spa’s decisions regarding allowance for credit losses and credit risk may materially and adversely affect its business.
Making loans and other extensions of credit is an essential element of Ballston Spa’s business. Although Ballston Spa seeks to mitigate risks inherent in lending by adhering to specific underwriting practices, Ballston Spa’s loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:
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the duration of the credit;

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credit risks of a particular customer;

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changes in economic and industry conditions; and

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in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

Ballston Spa attempts to maintain an appropriate allowance for credit losses to provide for probable losses in its loan portfolio. Ballston Spa periodically determines the amount of the allowance based on consideration of several factors, including but not limited to:
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an ongoing review of the quality, mix, and size of Ballston Spa’s overall loan portfolio;

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Ballston Spa’s historical loan loss experience;

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evaluation of economic conditions;

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regular reviews of loan delinquencies and loan portfolio quality;

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ongoing review of financial information provided by borrowers; and

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the amount and quality of collateral, including guarantees, securing the loans.

The determination of the appropriate level of the allowance for credit losses inherently involves a high degree of subjectivity and requires Ballston Spa to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of Ballston Spa’s control, may require an increase in the allowance for credit losses. In addition, regulatory agencies periodically review Ballston Spa’s allowance for credit losses and may require an increase in the provision for credit losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for credit losses, Ballston Spa will need additional provisions to increase the allowance for credit losses. Any increases in the allowance for credit losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on Ballston Spa’s financial condition and results of operations.
Ballston Spa may have higher credit losses than it has allowed for in its allowance for credit losses.
Ballston Spa’s actual credit losses could exceed its allowance for credit losses and therefore its allowance for credit losses may not be adequate. Industry experience shows that a portion of loans will become delinquent and a portion of loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized, losses may be experienced as a result of various factors beyond Ballston Spa’s control, including among other things, changes in market conditions affecting the value of loan collateral and problems affecting borrower credit.
Ballston Spa relies heavily on its senior management team, and the unexpected loss of any of those personnel could adversely affect its operations.
Ballston Spa is a customer-focused and relationship-driven organization. Ballston Spa expects its future growth to be driven in a large part by the relationships maintained with its customers by its chief executive officer and by other senior officers. The unexpected loss of any of Ballston Spa’s key employees could have a material adverse effect on its business and operations, which would have an adverse effect on its business, results of operations, financial condition, and the value of its securities.
The success of Ballston Spa’s strategy depends on its ability to identify and retain individuals with experience and relationships in its markets.
In order to be successful, Ballston Spa must identify and retain experienced key management members with local expertise and relationships. Competition for qualified personnel is intense and there are a limited number of qualified persons with knowledge of and experience in the community banking industry in Ballston Spa’s chosen geographic markets. Even if Ballston Spa identifies individuals that it believes could assist Ballston Spa, Ballston Spa may be unable to recruit these individuals away from more established banks. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required is often lengthy. Ballston Spa’s inability to identify, recruit, and retain talented personnel could limit its growth and could materially adversely affect its business, results of operations, financial condition, and the value of its securities.
Changes in economic conditions, in particular an economic slowdown in the New York Capital region, could materially and negatively affect Ballston Spa’s business.
Ballston Spa’s business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond Ballston Spa’s control. Any deterioration in economic conditions, whether caused by national or local concerns, and in particular in the New York Capital region, could result in the following consequences, any of which could hurt Ballston Spa’s business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for Ballston Spa’s products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by Ballston Spa, especially real estate, may decline in value, reducing customers’ borrowing power and reducing the value of assets and collateral associated with Ballston Spa’s existing loans.
An economic downturn or prolonged recession would likely result in further deterioration of the quality of Ballston Spa’s loan portfolio and reduce Ballston Spa’s level of deposits, which in turn would hurt its business. If Ballston Spa experiences an economic downturn or a prolonged economic recession occurs in the economy as a whole, borrowers will be less likely to repay their loans as scheduled. Unlike many larger institutions, Ballston Spa is not able to spread the risks of unfavorable local economic conditions across a large number of diversified local economies. An economic downturn could, therefore, result in losses that materially and adversely affect Ballston Spa’s business.
The small- and medium-sized business target market may have fewer financial resources to weather a downturn in the economy.
Ballston Spa targets its commercial development and marketing strategy to serve the banking and financial services needs of small- and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which Ballston Spa operates, its results of operations and financial condition, as well as the value of its securities, may be adversely affected.
Higher FDIC deposit insurance premiums and assessments could adversely impact Ballston Spa’s financial condition.
Ballston Spa’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC and are subject to deposit insurance assessments to maintain deposit insurance. As an FDIC-insured institution, Ballston Spa is required to pay quarterly deposit insurance premium assessments to the FDIC. Although Ballston Spa cannot predict what the insurance assessment rates will be, either a deterioration in its risk-based capital ratios or adjustments to the base assessment rates could have a material adverse impact on its business, financial condition, results of operations, and cash flows.
Changes in prevailing interest rates may reduce Ballston Spa’s profitability.
Ballston Spa’s results of operations depend in large part upon the level of its net interest income, which is the difference between interest income from interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and other borrowings. Depending on the terms and maturities of Ballston Spa’s assets and liabilities, a significant change in interest rates could have a material adverse effect on its profitability. Many factors cause changes in interest rates, including governmental monetary and tariff policies and domestic and international economic and political conditions. While Ballston Spa intends to manage the effects of changes in interest rates by adjusting the terms, maturities, and pricing of its assets and liabilities, its efforts may not be effective, and its financial condition and results of operations could suffer.
Ballston Spa may not be able to adequately anticipate and respond to changes in market interest rates.
Ballston Spa may be unable to anticipate changes in market interest rates, which are affected by many factors beyond its control including, but not limited to, inflation, recession, unemployment, money supply, monetary policy, and other changes that affect financial markets, both domestic and foreign. Ballston Spa’s net interest income is affected not only by the level and direction of interest rates, but also by the shape of the yield curve and relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth, customer loan and deposit preferences, and the timing of changes in these variables. In the event interest rates increase, Ballston Spa’s interest costs on liabilities may increase more rapidly than its income on interest earning assets, resulting in a deterioration of its net interest margin. As such, fluctuations in interest rates could have a material adverse effect on Ballston Spa’s financial condition and results of operations.
Ballston Spa may be adversely affected by the soundness of other financial institutions.
Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Ballston Spa has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose Ballston Spa to credit risk in the event of a default by a counterparty or client. In addition, Ballston Spa’s credit risk may be exacerbated when the collateral held by Ballston Spa cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Ballston Spa. Any such losses could have a material adverse effect on Ballston Spa’s financial condition and results of operations.
Competition with other financial institutions may have an adverse effect on Ballston Spa’s ability to retain and grow its client base, which could have a negative effect on its financial condition or results of operations.
The banking and financial services industry is very competitive and includes services offered from other banks, savings and loan associations, credit unions, mortgage companies, other lenders, and institutions offering uninsured investment alternatives. Legal and regulatory developments have made it easier for new and sometimes unregulated competitors to compete with Ballston Spa. The financial services industry has and is experiencing an ongoing trend towards consolidation in which fewer large national and regional banks and other financial institutions are replacing many smaller and more local banks. These larger banks and other financial institutions hold a large accumulation of assets and have significantly greater resources and a wider geographic presence or greater accessibility. In some instances, these larger entities operate without the traditional brick and mortar facilities that restrict geographic presence. Some competitors have more aggressive marketing campaigns and better brand recognition, and are able to offer more services, more favorable pricing or greater customer convenience than Ballston Spa. In addition, competition has increased from new banks and other financial services providers that target Ballston Spa’s existing or potential customers. As consolidation continues among large banks, Ballston Spa expects other smaller institutions to try to compete in the markets Ballston Spa plans to serve. This competition could reduce Ballston Spa’s net income by decreasing the number and size of the loans that it originates and the interest rates it charges on these loans. Additionally, these competitors may offer higher interest rates, which could decrease the deposits Ballston Spa attracts or require it to increase rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect Ballston Spa’s ability to generate the funds necessary for lending operations which could increase its cost of funds.
The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge as part of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Technological developments have allowed competitors, including some non-depository institutions, to compete more effectively in local markets and has expanded the range of financial products, services and capital available to Ballston Spa’s target customers. If Ballston Spa is unable to implement, maintain and use such technologies effectively, it may not be able to offer products or achieve cost-efficiencies necessary to compete in the industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.
Liquidity needs could adversely affect Ballston Spa’s financial condition and results of operation.
The primary sources of funds of Ballston Spa are customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, which could be exacerbated by potential climate change, natural disasters and international instability.
Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to customers on alternative investments and general economic conditions. Accordingly, Ballston Spa may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include proceeds from Federal Home Loan Bank advances, sales of investment securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While

Ballston Spa believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if Ballston Spa continues to grow and experience increasing loan demand. Ballston Spa may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.
Technological advances impact Ballston Spa’s business; its information systems may experience an interruption or breach in security and adversely impact Ballston Spa’s reputation and results of operations.
To conduct Ballston Spa’s business, it relies heavily on new technology-driven products and services, communications and information systems. Ballston Spa’s future success will depend, in part, on its ability to address the needs of Ballston Spa’s customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in operations. Any failure, interruption or breach of the security of Ballston Spa’s information systems could result in failures or disruptions in its customer relationship management, general ledger, deposit, loan and other systems. While Ballston Spa has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of Ballston Spa’s information systems, there can be no assurance that Ballston Spa can prevent any such failures, interruptions or security breaches or, if they do occur, that they will be adequately addressed. During the normal course of Ballston Spa’s business, it has experienced and it expects to continue to experience attempts to breach its systems, none of which has been material to Ballston Spa to date, and it may be unable to protect sensitive data (including confidential customer information) and the integrity of its systems. Such threats may rise from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. The occurrence of any failures, interruptions or security breaches of Ballston Spa’s information systems could damage its reputation, result in a loss of customer business, subject it to additional regulatory scrutiny, increased security protection and remediation costs, or expose it to civil litigation and possible financial liability, any of which could have a material adverse effect on its financial condition and results of operations as well as the value of its securities. Ballston Spa carries insurance to partially offset the risk of loss; however, there can be no assurance that policy limits or policy exclusions would adequately protect Ballston Spa from a related loss.
Ballston Spa’s controls and procedures may fail or be circumvented.
Ballston Spa regularly reviews and updates its internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well-designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of Ballston Spa’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on its business, results of operations and financial condition.
Negative public opinion surrounding Ballston Spa and the financial institutions industry generally could damage its reputation and adversely impact its earnings.
Reputation risk, or the risk to Ballston Spa’s business, earnings and capital from negative public opinion surrounding Ballston Spa and the financial institutions industry generally, is inherent in its business. Negative public opinion can result from Ballston Spa’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion regarding the banking and financial services industries generally also can negatively affect Ballston Spa. Negative public opinion can adversely affect Ballston Spa’s ability to keep and attract clients and employees and can expose it to litigation and regulatory action. Although Ballston Spa takes steps to minimize reputation risk in dealing with its clients and communities, this risk will always be present given the nature of its business.
Ballston Spa is subject to extensive government regulation and supervision that could interfere with its ability to conduct its business and may negatively impact its financial results, restrict its activities, have an adverse impact on its operations, and impose financial requirements or limitations on the conduct of its business.
Ballston Spa, primarily through Ballston Spa National Bank, is subject to extensive federal law, regulation and supervision and in some limited circumstances, state law. Banking regulations are primarily intended to protect depositors’ funds, the Federal Deposit Insurance Fund and the safety and soundness of the banking system as a whole, not stockholders. These regulations affect Ballston Spa’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Ballston Spa in substantial and unpredictable ways. Such changes could subject Ballston Spa to additional costs, limit the types of financial services and products it may offer, and/or limit the pricing it may charge on certain banking services, among other things. Ballston Spa will have to apply resources to ensure that it is in compliance with any changes to statutes, regulations or regulatory policies, including changes in interpretations or implementation, which may increase its costs of operations and adversely impact its earnings.
Ballston Spa faces a risk of noncompliance and enforcement action with the Bank Secrecy Act, other anti-money laundering statutes and regulations, and sanctions-related regulations.
The Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, which we refer to as the Patriot Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, established by the U.S. Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. Over the past several years, federal bank regulators have increased their focus on compliance with Bank Secrecy Act and anti-money laundering regulations. There is also increased scrutiny of compliance with the sanctions-related regulations enforced by the Office of Foreign Assets Control, which we refer to as OFAC. If Ballston Spa’s policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that it has already acquired or may acquire in the future are deficient, it would be subject to liability, including fines and regulatory actions such as restrictions on its ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of its business plan, including its acquisition plans, which would negatively impact its business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing and to prevent violations of sanctions-related regulations could also have serious reputational consequences for Ballston Spa.
Regulations relating to privacy, information security and data protection could increase Ballston Spa’s costs, affect or limit how it collects and uses personal information and adversely affect its business opportunities.
Ballston Spa is subject to various privacy, information security and data protection laws, regulations, and guidance including requirements concerning security breach notification, and it could be negatively impacted by these laws, regulations, and guidance. For example, Ballston Spa’s business is subject to the Financial Services Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act, which, among other things: (i) imposes certain limitations on its ability to share nonpublic personal information about its customers with nonaffiliated third parties; (ii) requires that it provide certain disclosures to customers about its information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by Ballston Spa with nonaffiliated third parties (with certain exceptions); and (iii) requires it develop, implement and maintain a written comprehensive information security program containing safeguards appropriate based on its size and complexity, the nature and scope of its activities, and the sensitivity of customer information it processes, as well as plans for responding to data security breaches. Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. This includes increased privacy-related enforcement activity at the federal level, by the Federal Trade Commission, as well as at the state level, such as with regard to mobile applications. Moreover, legislators and regulators in the United States are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on Ballston Spa’s current and planned privacy, data protection and information security-related practices, Ballston Spa’s collection, use, sharing, retention and safeguarding of consumer or employee information, and some of its current or planned business activities. This could also increase Ballston Spa’s costs of compliance and business operations and could reduce income from certain business initiatives.
Compliance with current or future privacy, data protection and information security laws, regulations, and guidance (including those regarding security breach notification) affecting customer or employee data to which Ballston Spa is subject could result in higher compliance and technology costs and could restrict its ability to provide certain products and services, which could have a material adverse effect on its business, financial conditions or results of operations. Ballston Spa’s failure to comply with privacy, data protection and information security laws, regulations, and guidance could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to its reputation, which could have a material adverse effect on its business, results of operations, financial condition, and the value of its securities.
Ballston Spa’s use of third party vendors and their other ongoing third party business relationships are subject to increasing regulatory requirements and attention.
Ballston Spa regularly uses third party vendors as part of its business. Ballston Spa also has substantial ongoing business relationships with other third parties. These types of third party relationships are subject to increasingly demanding regulatory requirements and attention by Ballston Spa’s federal regulators. Regulatory guidance requires all banking organizations to enhance due diligence, ongoing monitoring and control over organizations’ third party vendors and other ongoing third party business relationships. Ballston Spa expects that its regulators will hold it responsible for any deficiencies in its oversight and control of its third party relationships and in the performance of the parties with which it has these relationships. As a result, if Ballston Spa’s regulators conclude that it has not exercised adequate oversight and control over its third party vendors or other ongoing third party business relationships or that such third parties have not performed appropriately, Ballston Spa could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines as well as requirements for customer remediation, any of which could have a material adverse effect on its business, results of operations, financial condition, and the value of its securities.
Ballston Spa is limited in the amount it can lend to one borrower.
Ballston Spa is limited in the amount that it can lend to a single borrower to 15% of Ballston Spa National Bank’s capital and surplus, with an additional 10% available for certain loans meeting heightened collateral requirements. However, Ballston Spa generally imposes an internal limit that is more conservative than the legal maximum. Ballston Spa’s lending limit is significantly less than the limit for many of its competitors and may affect its ability to seek relationships with larger businesses in its market area. From time to time, Ballston Spa attempts to accommodate larger loans by selling participations in those loans to other financial institutions. However, Ballston Spa cannot ensure that it will be able to attract or maintain customers seeking larger loans or that it will be able to sell participations in such loans on terms it considers favorable. Ballston Spa’s inability to attract and maintain these customers or its inability to sell loan participations on favorable terms could adversely impact its business, financial condition, results of operation, and the value of its securities.
The Federal Reserve Board may require Ballston Spa to commit capital resources to support Ballston Spa National Bank.
The Federal Reserve Board requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of financial strength for the institution. Under these requirements, in the future, Ballston Spa could be required to provide financial assistance to Ballston Spa National Bank if it experiences financial distress.
A capital infusion may be required at times when Ballston Spa does not have the resources to provide it, and therefore Ballston Spa may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.
Ballston Spa may be subject to more stringent capital requirements in the future.
From time to time, Ballston Spa’s banking regulators change the regulatory capital adequacy guidelines applicable to it and its banking subsidiary. In December 2010 and January 2011, the Basel Committee on Banking Supervision published the final texts of reforms on capital and liquidity generally referred to as “Basel III.” The federal regulatory agencies adopted capital rules implementing the Basel III capital framework in the United States.
Under these rules, Ballston Spa is required to satisfy additional, more stringent, capital adequacy standards than it has in the past. Ballston Spa has met all of the requirements of the Basel III-based capital rules to date, but Ballston Spa may fail to do so in the future. In addition, these requirements could have a negative impact on Ballston Spa’s ability to lend, grow deposit balances, make acquisitions or make capital distributions in the form of dividends or share repurchases. Higher capital levels could also lower Ballston Spa’s return on equity, which may negatively impact its business, results of operations, financial condition, and the value of its securities.
Risks Related to an Investment in Ballston Spa Common Stock
There is a limited trading market in Ballston Spa common stock, which will hinder your ability to sell Ballston Spa common stock and may lower the market price of the stock.
Although Ballston Spa common stock is on the OTCID Basic Market, Ballston Spa common stock is traded only sporadically. An active trading market for shares of Ballston Spa common stock may never develop or be sustained. NBC shareholders receiving shares of Ballston Spa common stock may not be able to sell such shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the market value of the merger consideration even if a liquid trading market does develop. This limited trading market for Ballston Spa common stock may also result in a lower market value of Ballston Spa common stock. Ballston Spa intends to have its common stock authorized for quotation on the OTCQX Marketplace as of the completion of the merger.
Ballston Spa can provide no assurance regarding whether, and if so when, it will make dividend payments in the future.
All dividends paid by Ballston Spa in the future will be dependent on Ballston Spa’s financial condition, results of operations, and cash flows, as well as capital regulations and dividend restrictions imposed by the rules and regulations of the OCC, the FDIC, and the Federal Reserve Board. The Federal Reserve Board and the FDIC have issued policy statements, which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The FDIC also has the authority under federal law to enjoin a bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances. Ballston Spa can provide no assurance regarding whether, and if so when, it will make dividend payments in the future.
Ballston Spa common stock is not FDIC insured and may lose value.
Shares of Ballston Spa common stock are not savings accounts or deposits and are not insured or guaranteed by the FDIC, or any other governmental agency, and involve investment risk, including the possible loss of the entire value of the investment.

Risks Related to Ballston Spa
The use of estimates and valuations in the preparation of Ballston Spa’s consolidated financial statements requires the exercise of judgment, and may be different from actual results, which could have a material adverse effect on Ballston Spa’s consolidated financial statements.
Ballston Spa makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring the fair value of certain financial instruments, establishing the provision for credit losses and estimating potential litigation liability. Market volatility may make it difficult to determine the fair value for certain of Ballston Spa’s assets and liabilities. Subsequent valuations, in light of factors then prevailing, may result in significant changes in the values of these financial instruments in future periods. In addition, at the time of any sales and settlements of these assets and liabilities, the price Ballston Spa ultimately realizes will depend on the demand and liquidity in the market at that time for that particular type of asset or liability and may be materially lower than its estimate of their current fair value. Estimates are based on available information and judgment. Therefore, actual values and results could differ from Ballston Spa’s estimates, and that difference could have a material adverse effect on its consolidated financial statements.
Ballston Spa shareholders have limited control over changes in Ballston Spa’s policies and operations, which increases the uncertainty and risks that shareholders face.
The Board of Directors of Ballston Spa determines the major policies of Ballston Spa, including its policies regarding growth and distributions. The Board of Directors may amend or revise these and other policies without a vote of the shareholders. The Board of Directors’ broad discretion in setting policies and shareholders’ inability to exert control over those policies increases the uncertainty and risks the shareholders face.
The Ballston Spa certificate of incorporation permit the Board of Directors to issue stock with terms that may subordinate the rights of the holders of Ballston Spa common stock or discourage a third party from acquiring Ballston Spa in a manner that could result in a premium price to shareholders.
The Board of Directors may classify or reclassify any unissued shares of Ballston Spa common stock, classify any unissued shares of Ballston Spa preferred stock and reclassify any previously classified but unissued shares of Ballston Spa preferred stock into other classes or series of stock and set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any such stock. Thus, the Board of Directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of Ballston Spa common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of Ballston Spa, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of Ballston Spa’s assets) that might provide a premium price to holders of Ballston Spa common stock.
The Ballston Spa certificate of incorporation contains other provisions that may be considered anti-takeover in purpose or effect and may discourage a third party from acquiring Ballston Spa in a manner that could result in a premium price to shareholders.
The Ballston Spa bylaws provide for a classified board of directors consisting of three classes. Each director generally holds office for a three year term. The terms of the classes are staggered so that the term of office of one class expires each year. As a result, it would take two annual elections to elect a majority of the directors. The Ballston Spa certificate of incorporation and the NYBCL require the approval of 66 2∕3 percent of all of the outstanding shares of Ballston Spa common stock for any merger, consolidation or similar transaction to which Ballston Spa would be a party. The Ballston Spa bylaws require advance notice of any shareholder proposal to be considered at a meeting of the shareholders and of any shareholder nominations for director. See “DESCRIPTION OF BALLSTON SPA CAPITAL STOCK” on page 175 and “COMPARISON OF THE RIGHTS OF BALLSTON SPA SHAREHOLDERS AND NBC SHAREHOLDERS” on page 177.

THE BALLSTON SPA SPECIAL MEETING
This section contains information for Ballston Spa shareholders about the special meeting that Ballston Spa has called to allow Ballston Spa shareholders to consider and vote on the Ballston Spa merger proposal, and the Ballston Spa adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Ballston Spa special meeting, and a form of proxy card that the Ballston Spa board of directors is soliciting for use by Ballston Spa shareholders at the Ballston Spa special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Ballston Spa special meeting will be held virtually via the Internet on [•], 2026 at [•], Eastern Time. The Ballston Spa special meeting will be held in a virtual only meeting format conducted by live webcast. Shareholders may participate in the virtual meeting by accessing [•].
Matters to Be Considered
At the Ballston Spa special meeting, Ballston Spa shareholders will be asked to consider and vote upon the following proposals:
•
The Ballston Spa merger proposal; and

•
The Ballston Spa adjournment proposal.

Recommendation of Ballston Spa’s Board of Directors
The Ballston Spa board of directors recommends that you vote “FOR” the Ballston Spa merger proposal, and “FOR” the Ballston Spa adjournment proposal. See “THE MERGER — Ballston Spa’s Reasons for the Merger; Recommendation of Ballston Spa’s Board of Directors” beginning on page 114 for a more detailed discussion of the Ballston Spa board of directors’ recommendation.
Record Date and Quorum
The Ballston Spa board of directors has fixed the close of business on [•], 2026 as the record date for the determination of Ballston Spa shareholders entitled to notice of and to vote at the Ballston Spa special meeting. As of the Ballston Spa record date, there were [      ] shares of Ballston Spa common stock outstanding.
Holders of a majority of the outstanding shares of Ballston Spa common stock entitled to vote at the Ballston Spa special meeting must be present, either in attendance virtually via the Ballston Spa special meeting website or by proxy, to constitute a quorum at the Ballston Spa special meeting. If you fail to submit a proxy prior to the special meeting or to attend the Ballston Spa special meeting virtually via the Ballston Spa special meeting website, your shares of Ballston Spa common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, provided that with respect to shares represented by proxy, such shares have been voted on any issue other than a procedural motion. Broker non-votes will not be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but broker non-votes are not expected at the meeting.
Under the Ballston Spa bylaws, if a quorum is not present at the Ballston Spa special meeting, the holders of a majority of the shares of Ballston Spa common stock entitled to vote who are present virtually via the Ballston Spa special meeting website or by proxy at the Ballston Spa special meeting may adjourn the Ballston Spa special meeting.
At the Ballston Spa special meeting, each share of Ballston Spa common stock is entitled to one (1) vote on all matters properly submitted to Ballston Spa shareholders.
As of the close of business on the record date, Ballston Spa’s directors were entitled to vote an aggregate of [•] shares of Ballston Spa common stock at the Ballston Spa special meeting, which represents

approximately [    ] % of the issued and outstanding shares of Ballston Spa common stock entitled to vote at the Ballston Spa special meeting.
Each director of Ballston Spa, solely in such director’s capacity as a shareholder of Ballston Spa, has entered into a voting agreement with Ballston Spa and NBC requiring each of them to vote all shares of Ballston Spa common stock owned by such person and over which they have sole voting power “FOR” the Ballston Spa merger proposal. As of the record date, these Ballston Spa directors held [    ] shares of Ballston Spa common stock that were subject to the voting agreements, which represented approximately [    ] % of the outstanding shares of Ballston Spa common stock.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Ballston Spa special meeting will be “non-routine” matters, and, as such, we expect there will be no broker non-votes, but any broker non-votes will not be counted as present and entitled to vote for purposes of determining a quorum at the Ballston Spa special meeting. If your bank, broker, trustee or other nominee holds your shares of Ballston Spa common stock in “street name,” such entity will vote your shares of Ballston Spa common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions and Failure to Vote
Ballston Spa merger proposal:
Vote required:   Approval of the Ballston Spa merger proposal requires the affirmative vote of at least 66‑2/3% of the outstanding shares of Ballston Spa common stock at the Ballston Spa special meeting. Approval of the Ballston Spa merger proposal is a condition to the completion of the merger.
Effect of abstentions and failure to vote:   If you are present at the Ballston Spa special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the merger proposal. If you are not present at the Ballston Spa special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote “AGAINST” the merger.
Ballston Spa adjournment proposal:
Vote required:   The affirmative vote of the holders of a majority of the votes entitled to be cast by the Ballston Spa shareholders at the Ballston Spa special meeting is required to approve the Ballston Spa adjournment proposal.
Effect of abstentions and failure to vote:   If you are present at the Ballston Spa special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” or fail to vote at all, it will have no effect on the outcome of such proposal.
Attending the Virtual Special Meeting
The Ballston Spa special meeting may be accessed via the Ballston Spa special meeting website where Ballston Spa shareholders will be able to listen to the Ballston Spa special meeting, submit questions and vote online. You are entitled to attend the Ballston Spa special meeting via the Ballston Spa special meeting website only if you were a shareholder of record at the close of business on the record date, in which case you are a record holder; or if you held your Ballston Spa shares beneficially in the name of a bank, broker, trustee or other nominee as of the close of business on the record date, in which case you are a beneficial owner; or if you hold a valid proxy for the Ballston Spa special meeting.

If you are a record holder, you will be able to attend the Ballston Spa special meeting online, ask questions and vote during the meeting by visiting [•] and following the instructions. You will need your control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. The password for the meeting, if requested, is [•].
If you are a beneficial owner of Ballston Spa common stock, in order to participate in the Ballston Spa special meeting, you must first obtain a legal proxy from your broker, bank, trustee or other nominee reflecting the number of shares of Ballston Spa common stock you held as of the record date, your name and email address. You then must submit a request for registration to ClearTrust, LLC: (1) by email to inbox@ClearTrustTransfer.com; (2) by fax to (813) 388-4549; or (3) by mail to ClearTrust, LLC, Attn: [•], 16540 Pointe Village Drive, Suite 210, Lutz, Florida 33558.
Requests for registration must be labeled as “Legal Proxy” and be received by ClearTrust, LLC no later than 5:00 p.m. Eastern Time on [•], 2025.
Shareholders will have substantially the same opportunities to participate in the virtual Ballston Spa special meeting as they would have at a physical in person meeting. Shareholders as of the record date will be able to attend virtually, vote and submit questions during a portion of the meeting via the online platform. To ensure the Ballston Spa special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Ballston Spa special meeting’s limited purpose.
Proxies
A holder of Ballston Spa common stock may vote by proxy or at the Ballston Spa special meeting via the Ballston Spa special meeting website. If you hold your shares of Ballston Spa common stock in your name as a record holder, to submit a proxy, you may use one of the following methods:
•
by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•
through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•
by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Ballston Spa requests that Ballston Spa shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Ballston Spa as soon as possible in the enclosed postage-paid envelope.
When the accompanying proxy card is returned properly executed, or when you properly submit your proxy by telephone or through the Internet, the shares of Ballston Spa common stock represented by your proxy will be voted at the Ballston Spa special meeting in accordance with your instructions. If you submit a proxy but do not specify how you want your shares voted, your proxy will be voted “FOR” the Ballston Spa merger proposal and “FOR” the Ballston Spa adjournment proposal.
If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or submit your proxy via the Internet or by telephone, whether or not you plan to attend the Ballston Spa special meeting virtually via the Ballston Spa special meeting website. Submitting a proxy will not prevent you from voting your shares via the Ballston Spa special meeting website because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
Further, banks, brokers, trustees or other nominees who hold shares of Ballston Spa common stock on your behalf may not give a proxy to Ballston Spa to vote those shares with respect to any of the proposals without specific instructions from you, because banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Ballston Spa special meeting, including the Ballston Spa merger proposal and the Ballston Spa adjournment proposal.
Revocability of Proxies
If you directly hold shares of Ballston Spa common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:
•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of Ballston Spa;

•
signing and returning a proxy card with a later date prior to the Ballston Spa special meeting;

•
attending the Ballston Spa special meeting virtually and voting at the Ballston Spa special meeting via the Ballston Spa special meeting website; or

•
voting by telephone or the Internet at a later time prior to the Ballston Spa special meeting.

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.
Attendance virtually at the Ballston Spa special meeting will not, in and of itself, constitute revocation of a proxy. A revocation or later-dated proxy received by Ballston Spa after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to: Ballston Spa Bancorp, Inc., 990 State Route 67, Ballston Spa, NY 12020, Attention: Corporate Secretary. If the Ballston Spa virtual special meeting is postponed or adjourned, it will not affect the ability of Ballston Spa shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Ballston Spa shareholders residing at the same address, unless such Ballston Spa shareholders have notified Ballston Spa of their desire to receive multiple copies of the joint proxy statement/prospectus.
Ballston Spa will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Ballston Spa shareholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Ballston Spa’s proxy solicitor, [•], at the following address:
[•]
[address]
Stockholders may call: [number]
Banks and Brokers may call: [number]
Email: [•]
Solicitation of Proxies
Ballston Spa and NBC will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Ballston Spa will pay the SEC registration fee for registration of its common stock to be issued in the merger. To assist in the solicitation of proxies, Ballston Spa has retained [•], and will pay them a fee of $13,000 for these services, plus reimbursement of reasonable and documented costs and expenses, and pay $5.00 for any incoming or outgoing stockholder telephone call. Payment of these fees and expenses are not conditioned upon the outcome of the vote on the Ballston Spa merger proposal. Ballston Spa and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Ballston Spa common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Ballston Spa. No additional compensation will be paid to Ballston Spa’s directors, officers or employees for solicitation.
Other Matters to Come Before the Ballston Spa Special Meeting
Ballston Spa management knows of no other business to be presented at the Ballston Spa special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Ballston Spa board of directors’ recommendation.
Assistance
If you need assistance in completing your proxy card, have questions regarding Ballston Spa’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Ballston Spa Bancorp, Inc., 990 State Route 67, Ballston Spa, NY 12020, telephone (518) 363-8199, or Ballston Spa’s proxy solicitor, [Ballston Spa proxy solicitor], at the following address:
[Ballston Spa proxy solicitor]
[BSPA proxy solicitor address]
Stockholders may call toll free: [•]
Banks and Brokers may call collect: [•]
Email: [•]

BALLSTON SPA PROPOSALS
Proposal 1: Ballston Spa merger proposal
Pursuant to the merger agreement, Ballston Spa is asking Ballston Spa shareholders to approve the merger agreement. Ballston Spa shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Ballston Spa board of directors, by a unanimous vote of directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Ballston Spa and Ballston Spa shareholders. See “THE MERGER — Ballston Spa’s Reasons for the Merger; Recommendation of Ballston Spa’s Board of Directors” beginning on page 114 for a more detailed discussion of the Ballston Spa board of directors’ recommendation.
The approval of the Ballston Spa merger proposal by Ballston Spa shareholders is a condition to the completion of the merger.
The Ballston Spa board of directors unanimously recommends a vote “FOR” the Ballston Spa merger proposal.
Proposal 2: Ballston Spa adjournment proposal
The Ballston Spa special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Ballston Spa special meeting to approve the Ballston Spa merger proposal, or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Ballston Spa shareholders. If, at the Ballston Spa special meeting, the number of shares of Ballston Spa common stock present or represented and voting in favor of the Ballston Spa merger proposal is insufficient to approve the Ballston Spa merger proposal, Ballston Spa intends to move to adjourn the Ballston Spa special meeting in order to enable the Ballston Spa board of directors to solicit additional proxies for approval of the Ballston Spa merger proposal. In that event, Ballston Spa will ask Ballston Spa shareholders to vote upon the Ballston Spa adjournment proposal, but not the Ballston Spa merger proposal.
In this proposal, Ballston Spa is asking Ballston Spa shareholders to authorize the holder of any proxy solicited by the Ballston Spa board of directors to vote in favor of adjourning the Ballston Spa special meeting to another time and place, on a discretionary basis (i) if there are not sufficient votes at the time of the Ballston Spa special meeting to approve the Ballston Spa merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Ballston Spa shareholders, for the purpose of soliciting additional proxies, including the solicitation of proxies from Ballston Spa shareholders who have previously voted. Pursuant to the Ballston Spa bylaws and applicable law, the Ballston Spa special meeting may be adjourned without new notice being given, but if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.
The approval of the Ballston Spa adjournment proposal by Ballston Spa shareholders is not a condition to the completion of the merger.
The Ballston Spa board of directors unanimously recommends a vote “FOR” the Ballston Spa adjournment proposal.

THE NBC SPECIAL MEETING
This section contains information for NBC shareholders about the special meeting that NBC has called to allow NBC shareholders to consider and vote on the NBC merger proposal and the NBC adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the NBC special meeting and a form of proxy card that the NBC board of directors is soliciting for use by NBC shareholders at the NBC special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The NBC special meeting will be held virtually via the Internet on [•], 2026 at [•], Eastern Time. The NBC special meeting will be held in a virtual only meeting format conducted by live webcast. Shareholders may participate in the virtual meeting by accessing [      ].
Matters to Be Considered
At the NBC special meeting, NBC shareholders will be asked to consider and vote upon the following proposals:
•
the NBC merger proposal; and

•
the NBC adjournment proposal.

Recommendation of NBC’s Board of Directors
The NBC board of directors recommends that you vote “FOR” the NBC merger proposal and “FOR” the NBC adjournment proposal. See “THE MERGER — NBC’s Reasons for the Merger; Recommendation of NBC’s Board of Directors” beginning on page 130 for a more detailed discussion of the NBC board of directors’ recommendation.
Record Date and Quorum
The NBC board of directors has fixed the close of business on [•], 2025 as the record date for the determination of NBC shareholders entitled to notice of and to vote at the NBC special meeting. As of the NBC record date, there were [      ] shares of NBC common stock outstanding.
Holders of a majority of the outstanding shares of NBC common stock entitled to vote at the NBC special meeting must be present, either in attendance virtually via the NBC special meeting website or by proxy, to constitute a quorum at the NBC special meeting. If you fail to submit a proxy prior to the special meeting or to attend the NBC special meeting virtually via the NBC special meeting website, your shares of NBC common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, provided that with respect to shares represented by proxy, such shares have been voted on any issue other than a procedural motion, Broker non-votes will not be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but broker non-votes are not expected at the meeting.
Under the NBC bylaws, if a quorum is not present at the NBC special meeting, less than a majority of the outstanding shares of NBC common stock represented in person or by proxy at the NBC special meeting may adjourn the NBC special meeting.
At the NBC special meeting, each share of NBC common stock is entitled to one (1) vote on all matters properly submitted to NBC shareholders.
As of the close of business on the record date, NBC directors and executive officers and their affiliates were entitled to vote an aggregate of [•] shares of NBC common stock at the NBC special meeting, which represents approximately [      ]% of the issued and outstanding shares of NBC common stock entitled to vote at the NBC special meeting.
Each director of NBC, solely in such director’s capacity as a shareholder of NBC, has entered into a voting agreement with Ballston Spa and NBC requiring each of them to vote all shares of NBC common stock owned by such person and over which they have sole voting power “FOR” the NBC merger proposal. As of the record date, these directors held [•] shares of NBC common stock that were subject to the voting agreements, which represented approximately [•]% of the outstanding shares of NBC common stock.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the NBC special meeting will be “non-routine” matters, and, as such, we expect there will be no broker non-votes, but if any are submitted, they will not be counted as present and entitled to vote for purposes of determining a quorum at the NBC special meeting. If your bank, broker, trustee or other nominee holds your shares of NBC common stock in “street name,” such entity will vote your shares of NBC common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions and Failure to Vote
NBC merger proposal:
Vote required:   Approval of the NBC merger proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the NBC special meeting. Approval of the NBC merger proposal is a condition to the completion of the merger.
Effect of abstentions and failure to vote:   If you are present at the NBC special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” or if you fail to vote at all, it will have the same effect as a vote “AGAINST” the NBC merger proposal.
NBC adjournment proposal:
Vote required:   Approval of the NBC adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by the NBC shareholders at the NBC special meeting. Approval of the NBC adjournment proposal is not a condition of the completion of the merger.
Effect of abstentions and failure to vote:   If you are present at the NBC special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” or if you otherwise fail to vote, it will have no effect on the outcome of such proposal.
Attending the Virtual Special Meeting
The NBC special meeting may be accessed via the NBC special meeting website where NBC shareholders will be able to listen to the NBC special meeting, submit questions and vote online. You are entitled to attend the NBC special meeting via the NBC special meeting website only if you were a shareholder of record at the close of business on the record date, in which case you are a record holder; or if you held your NBC shares beneficially in the name of a bank, broker, trustee or other nominee as of the close of business on the record date, in which case you are a beneficial owner; or if you hold a valid proxy for the NBC special meeting.
If you are a record holder, you will be able to attend the NBC special meeting virtually, ask questions and vote during the meeting by visiting [•] and following the instructions. You will need your control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. The password for the meeting, if requested, is [•].
If you are a beneficial owner, in order to participate in the NBC special meeting, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of NBC common stock you held as of the record date, your name and email address. You must then submit a request for registration to [•]. Please review this information prior to the NBC special meeting to ensure you have access. See “Shares Held in Street Name” below for further information.

Shareholders will have substantially the same opportunities to participate in the virtual NBC special meeting as they would have at a physical in person meeting. Shareholders as of the record date will be able to attend, vote and submit questions during a portion of the meeting via the online platform. To ensure the NBC special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the NBC special meeting’s limited purpose.
Proxies
A holder of NBC common stock may vote by proxy or at the NBC special meeting via the NBC special meeting website. If you hold your shares of NBC common stock in your name as a record holder, to submit a proxy, you may use one of the following methods:
•
by telephone:   by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•
through the Internet:   by visiting the website indicated on the accompanying proxy card and following the instructions; or

•
by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

NBC requests that NBC shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to NBC as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is properly executed, or when you properly submit your proxy by telephone or through the Internet, the shares of NBC common stock represented by your proxy will be voted at the NBC special meeting in accordance with your instructions. If you submit a proxy but do not specify how you want your shares to be voted, your proxy will be voted “FOR” the NBC merger proposal and “FOR” the NBC adjournment proposal.
If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or submit your proxy via the Internet or by telephone, whether or not you plan to attend the NBC special meeting virtually via the NBC special meeting website. Submitting a proxy will not prevent you from voting your shares via the NBC special meeting website because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
Further, banks, brokers, trustees or other nominees who hold shares of NBC common stock on your behalf may not give a proxy to NBC to vote those shares with respect to any of the proposals without specific instructions from you, because banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the NBC special meeting, including the NBC merger proposal and the NBC adjournment proposal.
Revocability of Proxies
If you directly hold shares of NBC common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the NBC special meeting. You can do this by:
•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of NBC;

•
signing and returning a proxy card with a later date prior to the NBC special meeting;

•
attending the NBC special meeting virtually and voting at the NBC special meeting via the NBC special meeting website; or

•
voting by telephone or the Internet at a later time prior to the NBC special meeting.

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.
Attendance virtually at the NBC special meeting will not, in and of itself, constitute revocation of a proxy. A revocation or later-dated proxy received by NBC after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to NBC Bancorp, Inc., 3-7 Reed Street, Coxsackie, NY 12051, Attention: Corporate Secretary. If the NBC virtual special meeting is postponed or adjourned, it will not affect the ability of NBC shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to NBC shareholders residing at the same address, unless such NBC shareholders have notified NBC of their desire to receive multiple copies of the joint proxy statement/prospectus.
NBC will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any NBC shareholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Corporate Secretary, Leslie Shove, at the following address: 3-7 Reed Street, Coxsackie, NY 12051, or by telephone at (518) 731-6161.
Solicitation of Proxies
Ballston Spa and NBC will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Ballston Spa agreed to pay the SEC filing fee for the registration of its common stock to be issued in the merger. To assist in the solicitation of proxies, NBC has retained [•] as its proxy solicitor at a fee of $[•], plus reasonable expenses for those services. NBC and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of NBC common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of NBC. No additional compensation will be paid to NBC’s directors, officers or employees for solicitation.
You should not send in any NBC stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to NBC shareholders as soon as practicable after completion of the merger.
Other Matters to Come Before the NBC Special Meeting
NBC management knows of no other business to be presented at the NBC special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the NBC board of directors’ recommendation.
Assistance
If you need assistance in completing your proxy card, have questions regarding NBC’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact NBC’s Corporate Secretary at 3-7 Reed Street, Coxsackie, NY 12051, (518) 731-6161.

NBC PROPOSALS
Proposal 1: NBC merger proposal
Pursuant to the merger agreement, NBC is asking NBC shareholders to approve the merger agreement. NBC shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the NBC board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of NBC and NBC shareholders. See “THE MERGER — NBC’s Reasons for the Merger; Recommendation of NBC’s Board of Directors” beginning on page 130 for a more detailed discussion of the NBC board of directors’ recommendation.
The approval of the NBC merger proposal by NBC shareholders is a condition to the completion of the merger.
The NBC board of directors unanimously recommends a vote “FOR” the NBC merger proposal.
Proposal 2: NBC adjournment proposal
The NBC special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the NBC special meeting to approve the NBC merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to NBC shareholders.
If, at the NBC special meeting, the number of shares of NBC common stock present or represented and voting in favor of the NBC merger proposal is insufficient to approve the NBC merger proposal, NBC intends to move to adjourn the NBC special meeting in order to enable the NBC board of directors to solicit additional proxies for approval of the NBC merger proposal. In that event, NBC will ask NBC shareholders to vote upon the NBC adjournment proposal, but not the NBC merger proposal.
In this proposal, NBC is asking NBC shareholders to authorize the holder of any proxy solicited by the NBC board of directors to vote in favor of adjourning the NBC special meeting to another time and place, on a discretionary basis (i) if there are not sufficient votes at the time of the NBC special meeting to approve the NBC merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to NBC shareholders, for the purpose of soliciting additional proxies, including the solicitation of proxies from NBC shareholders who have previously voted. Pursuant to the NBC bylaws and applicable law, the NBC special meeting may be adjourned without new notice being given, but if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.
The approval of the NBC adjournment proposal by NBC shareholders is not a condition to the completion of the merger.
The NBC board of directors unanimously recommends a vote “FOR” the NBC adjournment proposal.

INFORMATION ABOUT BALLSTON SPA AND BALLSTON SPA NATIONAL BANK
Description of Business
Ballston Spa Bancorp, Inc. is a New York corporation and the bank holding company for Ballston Spa National Bank, a national bank, with its principal place of business in Ballston Spa, Saratoga County, New York. Ballston Spa was incorporated on October 22, 1982 for the purpose of becoming a bank holding company for the Ballston Spa National Bank. Ballston Spa is subject to regulation and supervision by the Federal Reserve Board.
Ballston Spa National Bank is a full-service community commercial bank engaging in a full line of retail, commercial, residential and private-wealth services. Ballston Spa National Bank currently operates 13 full-service banking offices in Albany and Saratoga Counties in the New York Capital region. Ballston Spa National Bank has 133 employees. Ballston Spa National Bank is subject to regulation and supervision by the OCC and the FDIC.
As of September 30, 2025, Ballston Spa had total consolidated assets of approximately $914.2 million, total loans (net) of approximately $784.7 million, total deposits of approximately $806.6 million and total consolidated stockholders’ equity of approximately $68.7 million.
Ballston Spa common stock is quoted on OTCID Basic Market under the trading symbol “BSPA.”
Ballston Spa’s principal executive offices are located at 990 State Route 67, Ballston Spa, New York 12020, its phone number is 570-784-1660 and its website is https://www.bsnb.com.
Loan Composition
Ballston Spa directs its commercial lending efforts within its market area primarily toward small and mid-sized businesses and professionals whose demand for credit fall with Ballston Spa’s market area, which includes Albany and Saratoga Counties.
Ballston Spa’s loan portfolio as of September 30, 2025 totaled $793.4 million. Ballston Spa is predominantly oriented towards residential real estate and commercial customers, with approximately 50% of the portfolio in various types of commercial loans and 47% in residential real estate and consumer loans. Approximately 56.5% of the loan portfolio is fixed rate and the remaining approximately 43.5% is a variable rate.
The following table sets forth the composition of Ballston Spa’s loan portfolio by type of loan as of September 30, 2025.
September 30, 2025
(dollars in thousands)
Residential real estate	$316,514
HELOCs	16,801
Commercial real estate	365,183
Commercial and industrial	33,740
Consumer	54,849
Total gross loans	787,087
Unearned discount and net deferred fees and costs	6,266
Total loans	793,353
Allowance for credit losses	(8,645)
Net loans	$784,708
As of September 30, 2025, Ballston Spa’s allowance for credit losses as a percentage of total loans was 1.09%.

Although Ballston Spa maintains a cautious credit outlook due to continued uncertainty in the economic environment, Ballston Spa believes Ballston Spa is well positioned for the months ahead given a strong loan loss reserve, application of prudent underwriting standards and a diverse loan portfolio, which does not include a significant concentration of loans in any industry.
Source of Funds; Deposit Composition
Generally, deposits are Ballston Spa’s primary source of funds for use in lending and investment activities. Ballston Spa may also use borrowings, primarily Federal Home Loan Bank of New York advances, to supplement cash flow needs, as necessary. In addition, Ballston Spa receives funds from scheduled loan payments, loan prepayments, and income on interest-earning assets. While scheduled loan payments and income on interest-earning assets are a relatively stable source of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.
Ballston Spa’s deposits are generated primarily from residents and businesses within its primary market area. Ballston Spa offers a selection of deposit accounts, including noninterest-bearing demand accounts, interest-bearing demand accounts, money market accounts, savings accounts and time deposits. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. As of September 30, 2025, approximately 78.5% of Ballston Spa’s deposits were retail deposits and 21.5% not-for-profit and business deposits. The overall balance of the transaction accounts is 22.0% of the total deposits. Certificate of deposit balances represent 17.8% of the total deposits. The remaining deposits are held in savings and money market accounts. All deposits are generated through the bank’s branch offices.
The following table sets forth the distribution of total deposits by account type as of September 30, 2025.
September 30, 2025
(dollars in thousands)
Demand, non-interest bearing	$177,333
Demand, interest bearing	85,362
NOW and Money market	400,415
Time, $250,000 and over	87,349
Time, other	56,066
Total Deposits	$806,525
Competition
Commercial banking in New York generally and the New York Capital region market in which Ballston Spa National Bank competes is extremely competitive. For example, as of June 30, 2025 (the most recent date for which data is available), data provided by the FDIC Deposit Market Share Report indicates that, within Ballston Spa’s New York Capital region market area of Albany and Saratoga Counties, there were 17 different FDIC-insured institutions operating a total of 172 offices.
Ballston Spa’s market areas are served by branches of the largest banks in the Northeast, some of which are among the largest institutions in the United States. Ballston Spa must compete in its current and proposed market areas with large regional and nationwide banking organizations, other federally and state-chartered financial institutions, such as savings and loan institutions and credit unions, mortgage companies, and other lenders engaged in the business of extending commercial and consumer credit. Many of Ballston Spa’s competitors have broader geographic markets and higher lending limits than Ballston Spa does and are also able to provide more services and make greater use of media advertising. Competitive threats also continue to emerge from in- and out-of-market providers and entities with non-traditional and sometimes unregulated products, services, and technology, including Fintech firms.

Property
The following table sets forth the locations of, and certain information about, Ballston Spa’s offices:
Office	Address	Owned/Leased
Ballston Spa	87 Front Street, Ballston Spa, NY 12020	Owned
Burnt Hills	770 Saratoga Road, Burnt Hills, NY 12027	Owned
Clifton Park	1714 Route 9, Clifton Park, NY 12065	Owned
Corporate Branch	990 State Route 67, Ballston Spa, NY 12020	Owned
Galway	5091 Sacandaga Road, Galway, NY 12074	Owned
Greenfield Center	3060 Route 9N, Greenfield Center, NY 12833	Owned
Guilderland	1973 Western Avenue, Albany, NY 12203	Leased
Latham	1202 Troy Schenectady Road, Latham, NY 12110	Leased
Malta	124 Dunning Street, Ballston Spa, NY 12020	Owned
Milton Crest	344 Rowland Street, Ballston Spa NY 12020	Owned
Stillwater	428 Hudson Avenue, Mechanicville, NY 12118	Owned
Voorheesville	13 Maple Road, Voorheesville, NY 12186	Owned
Wilton	625 Maple Avenue, Saratoga Springs, NY 12866	Owned
Ballston Spa believes that these properties are maintained in good operating condition and are suitable and adequate for Ballston Spa’s present operational needs.
Employees
Ballston Spa believes its employees are its most valuable asset. Ballston Spa seeks to provide a challenging and rewarding work environment in which employees are supported professionally. Ballston Spa’s team members receive benefits, including competitive compensation, comprehensive medical, dental and vision coverage, 401(k) plan with employer contributions, short-term and long-term disability coverage.
As of September 30, 2025, Ballston Spa had 135 full-time employees and 14 part-time employees.
Litigation
Ballston Spa is party to routine litigation from time to time in the ordinary course of its business relating to the collection of past due debts and other general business reasons. As of the date of this joint proxy statement/prospectus, Ballston Spa is not aware of any threatened or pending material legal proceedings against Ballston Spa.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Ballston Spa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached as Annex D to this joint proxy statement/prospectus.
Beneficial Ownership of Common Stock by Principal Shareholders and Management
The following table provides information, as of September 30, 2025, with respect to the following beneficial owners of Ballston Spa’s common stock:
•
Each person known by Ballston Spa to own 5% or more of the outstanding shares of Ballston Spa common stock.

•
The following Ballston Spa executive officers, whom we collectively refer to as the Ballston Spa named executive officers: James Conroy and Christopher Dowd.

•
Each of Ballston Spa’s directors.

•
All named executive officers and directors as a group.

It is the policy of the Board of Directors that each director own shares of Ballston Spa’s common stock having an aggregate par value of $1,000 or an aggregate fair market value of $1,000. As of September 30, 2025, each Ballston Spa director was in compliance with this policy, other than Director Milton, who joined the Board of Directors on November 21, 2024.
Ballston Spa determined beneficial ownership by applying the regulations of the SEC, which state that a person may be credited with the ownership of common stock (i) owned by or for the person’s spouse, minor children or any other relative sharing the person’s home; (ii) over which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and (iii) over which the person has investment power, which includes the power to dispose or direct the disposition of the stock. Pursuant to SEC regulations, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of September 30, 2025.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Executive Officers and Directors
Dawn Abbuhl	35	—
Paul N. DiCaprio	100	—
Christopher R. Dowd	5,145	—
Michael S. Dunn	116,794(3)	[•]%
Beth A. Grasso	300	—
Paul A. Milton	—	—
Stephen J. Obermayer	11,074	[•]%
Theresa M. Skaine	25	—
Richard P. Sleasman	1,975	—
James J. Conroy III	—	—
James F. Dodd	30	—
All Executive Officers and Directors as a group, (11 persons)	135,478	[•]%

(1)
Includes shares held (a) directly and (b) jointly with a spouse, except as otherwise indicated. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)
Less than one percent (1%) of outstanding shares unless otherwise noted.

(3)
Includes 2,508 shares held by Michael S. Dunn as an individual and 114,286 shares held by the Dunn Family Trust. Michael S. Dunn and Patrick Dunn (brother) are co-trustees of the Dunn Family Trust. Shares owned by the Trust are in addition to those owned by Michael S. Dunn as an individual.

Directors and Named Executive Officers
Set forth below is certain information regarding Ballston Spa’s directors and named executive officers. The information presented includes information each person has given Ballston Spa about his or her age, all positions he or she holds, and his or her principal occupation for the past five years. The following also includes certain individual qualifications, credentials, business experience and skills of each that contribute to the board’s effectiveness as a whole and provide the reason why he or she has been selected to serve as a director of Ballston Spa. Ballston Spa believes that each of these individuals have reputations for integrity, honesty and adherence to high ethical standards. Each has demonstrated business insight and an ability to exercise sound judgment as well as a commitment to service. None of the Ballston Spa directors are directors of any other publicly-traded company.
Dawn Abbuhl, PhD, age 63, is the president of Repeat Business Systems and a licensed psychologist. She was appointed to the Ballston Spa Board of Directors in 2018, appointed to the position of Vice Chair in 2023 and is currently Chair of the Wealth Management Committee and a member of the Technology Committee.

Active in the community, Dr. Abbuhl serves on numerous boards and committees, including the Capital Region Chamber of Commerce, Chair of the Government Affairs Committee, the Center for Disability Services Gala committee, the Cornwallville Conservation Corporation (Secretary), the Copier Dealers Association (Past President), the Ricoh National Dealer Council, Pine Hollow Arboretum (Vice President), Neural Stem Cell Research Board, Capital Region Chamber Chair of the Government Affairs Committee, Forum for Executive Women, Sage Group, Fort Orange Club Trustee, Albany Times Union Women @ Work Professional Legacy.
Dr. Abbuhl is currently serving a term that will expire in 2027.
Paul N. DiCaprio, age 66, retired (as President) of Specialty Silicone Products, Inc. in December of 2023, after 14 years of running the business. He is currently employed with SSP as a sales consultant. He was appointed to the Ballston Spa Board of Directors in 2019 and currently serves as Chair of the Compensation Committee and serves on the Examination/Audit and the Pension Committees.
Active in the community, Mr. DiCaprio serves as a board member for Liberty ARC and the ARC of NY. He serves on various committees for both organizations.
Mr. DiCaprio is currently serving a term that will expire in 2026.
Christopher R. Dowd, age 62, is the President and Chief Executive Officer of Ballston Spa National Bank. He was elected to the Ballston Spa Board of Directors in 2004 and currently serves as a member of the Executive, Governance and Wealth Management Committees.
Mr. Dowd is an active member of the community and currently serves on the Board of the Center for Economic Growth and is also on the Board of the Independent Bankers Association of New York State.
Mr. Dowd is currently serving a term that will expire in 2027.
Michael S. Dunn, age 66, is a technology advisor to venture groups and startup studios. He was elected to the Ballston Spa Board of Directors in 2005, and currently serves as Chair of the Technology Committee and is a member of the Examination/Audit and Governance Committees.
Mr. Dunn is currently serving a term that will expire in 2026.
Beth A. Grasso, CPA, age 62, is a Certified Public Accountant whose practice specializes in the preparation of small business and individual tax returns as well as financial statements. She is a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Ms. Grasso was elected to the Ballston Spa Board of Directors in 2011, and is the Chair of the Examination/Audit Committee in addition to being a member of the Technology and Pension Committees.
Ms. Grasso is currently serving a term that will expire in 2026.
Paul A. Milton, age 67, has more than 30 years of experience as a senior healthcare leader. He became President and Chief Executive Officer of Ellis Medicine in March 2015, having served as Executive Vice President and Chief Operating Officer since 2008. Mr. Milton was elected to the Ballston Spa Board of Directors in 2024, and is a member the Examination/Audit and Compensation Committees.
Before joining Ellis Medicine, Mr. Milton was Chief Operating Officer of Norwalk Hospital in Connecticut, Chief Operating Officer of Northeast Health (Albany Memorial and Samaritan Hospital), Troy, NY; Vice President of Administration for Middlesex Hospital, Middletown, Connecticut; and Vice President of Operations at the Stamford Health Care Corporation, Stamford, Connecticut.
Mr. Milton’s other experience includes local community leadership, including: Chair of the Capital Region Chamber of Commerce, Chair of the Southern Saratoga County Chamber of Commerce, Chair of the Rensselaer County Chamber of Commerce, Chair of the Healthy Alliance.
Mr. Milton is currently serving a term that will expire in 2028.
Stephen J. Obermayer, CPA, age 64, is the Chief Financial Officer of BBL Construction Services, LLC and the President of BBL Hospitality, LLC. He is a Certified Public Accountant with experience in the financial services, construction, and hospitality industries. Mr. Obermayer was elected to the Ballston Spa Board of Directors in 2012, and is the Chair of the Governance Committee as well as a member of the Executive and Compensation Committees.
Mr. Obermayer is a board member for St. Peter’s Hospital Foundation, the Center for Economic Growth, the Capital Region Chamber of Commerce, the Business Council of New York State and the SEAT Center.
Mr. Obermayer has been nominated for a three year term to expire in 2028.
Theresa M. Skaine, age 57, has practiced law for more than three decades and is the owner of Skaine & Associates, LLC in Saratoga Springs, New York. She counsels clients in the areas of business formation and expansion, merger/acquisition transactions, contract review, property purchases, financing, and economic and property development. Ms. Skaine was elected to the Ballston Spa Board of Directors in 2024, and is a member of the Examination/Audit and Wealth Management Committees.
Ms. Skaine is an active member of the community. She currently sits on two other boards — the Albany Medical Center Hospital and the Albany Med Health System.
Ms. Skaine is currently serving a term that will expire in 2027.
Richard P. Sleasman, age 68, is the President of CBRE Upstate NY and President of Upstate Commercial Property Management, LLC. He has more than 40 years of experience in commercial real estate brokerage, consulting and property management services. Mr. Sleasman was elected to the Ballston Spa Board of Directors in 2016, elected to the position of Board Chair in March 2023, is the Chair of the Executive Committee and a member of the Wealth Management, Governance and Compensation Committees.
In addition to his various local and national responsibilities within the real estate field, Mr. Sleasman is an active member in the community serving as past-Chair of the Eastern New York Red Cross Board as well as on the Boards of the Center for Economic Growth and the Capital Region Chamber of Commerce (2019 Board Chair). He also sits on the Board of Directors for Capitalize Albany and Teresian House.
Mr. Sleasman has been nominated for a three year term to expire in 2028.
Director Independence
While Ballston Spa’s shares are not listed for trading on any national securities exchange, all of the members of Ballston Spa’s board of directors are independent by applying the definition of “independent” as described in The Nasdaq Marketplace Rules, which we refer to as the Nasdaq Listing Rules, other than Ballston Spa’s President and Chief Executive Officer, Christopher R. Dowd.
In making each of these independence determinations, Ballston Spa has considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with Ballston Spa.

Compensation of Directors
The following table sets forth for the fiscal year ended December 31, 2024, certain information as to the total renumeration paid to our non-employee directors.
Name	Fees Earned or Paid in Cash ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Dawn Abbuhl	36,000	2,000	25	38,025
Paul N. DiCaprio	24,000	2,000	22	26,022
Christopher Dowd	—	—	—	—
Michael S. Dunn	24,000	2,000	24	26,024
Beth A. Grasso(2)	24,000	2,000	25	26,025
Paul A. Milton	4,000	2,000	—	6,000
Stephen J. Obermayer	24,000	2,000	25	26,025
Theresa M. Skaine	20,000	2,000	—	22,000
Stephen E. Strader(3)	8,000	—	4	8,004
Richard P. Sleasman	51,600	2,000	16	53,616

(1)
Amount shown represents the imputed income taxed to a director for life insurance coverage in the amount of $25,000.

(2)
Ms. Grasso deferred a portion of her cash compensation to the Ballston Spa National Bank deferred compensation plan.

(3)
Mr. Strader passed away on April 30, 2024.

Director Fees.   For the year ended December 31, 2024, the non-employee directors of Ballston Spa received a monthly retainer of $2,000 ($4,300 for the Chairman of the Board of Directors and $3,000 for the Vice-Chair of the Board of Directors). Mr. Dowd is not paid any additional compensation for his service as a director.
Each individual who serves as a director of Ballston Spa also serves as a director of Ballston Spa National Bank.
Deferred Compensation Plan.   Ballston Spa National Bank maintains the Ballston Spa National Bank Deferred Compensation Plan, pursuant to which certain officers at the vice president level or higher and directors may elect to defer a portion of their compensation each year. See the below description of Deferred Compensation Plan for additional information about this plan.
Executive Compensation
This section discusses the material components of the executive compensation program for Ballston Spa’s named executive officers as shown in the “Summary Compensation Table” below. As a “smaller reporting company,” Ballston Spa is not required to include a Compensation Discussion and Analysis and has elected to comply with the scaled disclosure requirements applicable to smaller reporting companies.
The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2024. These individuals are sometimes referred to in this document as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(2)	Total ($)
Christopher R. Dowd President and Chief Executive Officer	2024	340,156	171,911	50,817	562,884
James F. Dodd EVP and Chief Financial Officer	2024	217,084	75,250	32,803	325,137
Margaret de Koning(1) Former EVP and Chief Lending Officer	2024	250,436	117,717	29,817	397,970

(1)
Ms. de Koning voluntarily resigned as of December 31, 2024.

(2)
The compensation disclosed in the “All Other Compensation” column consists of the following:

Name	Life Insurance Premiums ($)(1)	Auto Allowance ($)	SERP Contribution ($)	401(k) Plan Employer Contributions ($)(2)	Total ($)
Christopher Dowd	15,492	6,000	—	29,325	50,817
James Dodd	492	—	8,334	23,977	32,803
Margaret de Koning	492	—	—	29,325	29,817

(1)
Amount shown represents a payment in the amount of $15,000 to reimburse Mr. Dowd for the premiums paid on his individually owned life insurance policy and the amount of premiums paid on behalf of each named executive officer for life insurance.

(2)
Amount shown represents the amount of matching and discretionary contributions to the Ballston Spa National Bank 401(k) Plan on behalf of each named executive officer.

Employment Agreement.   Ballston Spa and Ballston Spa National Bank have entered into an employment agreement with Mr. Dowd. The employment agreement became effective on January 1, 2021 and the initial term continued for three years. On January 1, 2022, and on each January 1 thereafter, the term of the agreement will extend for an additional year, so that the remaining term is always between two to three years. However, at least ninety (90) days before a January 1st renewal date of the term of the agreement, the board of directors must review the executive’s performance annually and, based on that review, determine whether to extend the term for an additional year. If the board of directors determines not to extend the term, it must notify the executive at least ninety (90) days before a January 1st renewal date of the term of the agreement and the term of the agreement will expire at the end of the then current term.
The employment agreement provides Mr. Dowd with an annual base salary of $381,150. The board of directors will review the executive’s base salary at least annually and the base salary may be increased, but not decreased. In addition to receiving base salary, Mr. Dowd will participate in any bonus programs and benefit plans provided Mr. Dowd satisfies the eligibility requirements for such plans or benefits. Ballston Spa National Bank will also reimburse Mr. Dowd for all reasonable business expenses incurred in performing his duties.
If Mr. Dowd’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” (as defined in the agreement) in either event other than in connection with a change in control, the executive will receive: (i) a severance payment, paid in a lump sum, equal to the executive’s base salary for the remaining term of the agreement, and (ii) continued life, health, dental and disability insurance coverage, at no cost to the executive, as in effect during the two years preceding the date of the executive’s termination, for the remaining unexpired term of the agreement, or if earlier, the executive’s return to employment with another employer. In addition, during the term of the continued insurance benefits, the executive will receive a monthly cash amount equal to the monthly premium amount Ballston Spa National Bank would have paid for the executive’s medical and dental coverage reimbursement had the executive remained actively employed.
If Mr. Dowd’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” in either event within twenty-four (24) months following a change in control, the executive will receive a severance payment, paid in a lump sum, equal to: (i) three times the sum of (a) the executive’s base salary on the date of a change in control or on the date of executive’s termination, whichever is greater, and (b) any cash bonus or cash incentive compensation earned for the calendar year immediately prior to the year in which the change in control occurred or for the calendar year prior to the year in which the employment termination occurred, whichever is greater, and (ii) continued life, health, dental and disability insurance coverage, at no cost to the executive, as in effect during the two years preceding the date of the executive’s termination, for three years or until the executive becomes employed by another employer, whichever occurs first. Mr. Dowd would also be entitled to receive a tax indemnification payment if payments under the employment agreement triggers liability under Sections 280G and 4999 of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Under applicable law, an excise tax is triggered by change in control-related payments that equal or exceed a “base amount” that is three times the executive’s average taxable income over the five years preceding the change in control.
If Mr. Dowd becomes disabled during the term of the employment agreement, the executive will be entitled to receive benefits under all short-term or long-term disability plans maintained by Ballston Spa National Bank for its executives and any incentive bonus compensation earned but unpaid for the previous year.
If Mr. Dowd dies while employed by Ballston Spa, his beneficiaries will receive any bonus earned or accrued through the date of death, and Ballston Spa will pay the insurance premiums for COBRA continuation coverage for three months after his death.
Upon termination of employment (other than a termination after a change in control), Mr. Dowd will be required to adhere to a three-year non-solicitation restriction and a three-year non-competition restriction.
Change in Control Agreement.   Ballston Spa and Ballston Spa National Bank have entered a change in control agreement with James F. Dodd and three other officers. Mr. Dodd’s change in control agreement became effective on February 7, 2025 and the initial term continued for eighteen (18) months. On February 7, 2026, and on each February 7 thereafter, the term of the agreement will extend for an additional year unless the board of directors gives notice to the executive in writing at least ninety (90) days before a February 7th renewal date that the term of the agreement will not be extended and, in such case, the term of the agreement will expire at the end of the then current term.
If Mr. Dodd’s employment involuntary terminates for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” in either event within twenty-four (24) months following a change in control, the executive will receive a severance payment, paid in a lump sum, equal to: (i) three times the sum of (a) the executive’s base salary on the date of a change in control or on the date of executive’s termination, whichever is greater, and (b) the average of the cash bonus and cash incentive compensation earned for the three calendar years immediately preceding the year in which the change in control occurs, (ii) full vesting in any non-qualified plan, program or arrangement if the plan, program or arrangement does not address the effect of a change in control, and (iii) continued life, health, dental and disability insurance coverage, substantially identical to the coverage maintained for the executive before termination, for eighteen (18) months or until the executive becomes employed by another employer, whichever occurs first.
Margaret de Koning’s change in control agreement expired on December 31, 2024, the date of her voluntary resignation, and she did not receive any payments pursuant to the agreement.
Salary Continuation Agreements.   Ballston Spa National Bank has entered into a salary continuation agreement with each of Mr. Dowd and Mr. Dodd. Under the agreements, if the executive separates from service after attaining retirement eligibility (which is December 31, 2022 for Mr. Dowd and age fifty-five (55) for Mr. Dodd), the executive will be entitled to an annual benefit equal to $33,000 for Mr. Dowd and $25,000 for Mr. Dodd. The benefit payment will begin on the seventh month after the month in which the executive’s separation from service occurs, with the first payment including the first six monthly payments, and will be payable monthly for a period of 120 months.
If Mr. Dowd separates from service before reaching retirement eligibility (other than on account of a change in control or for cause), Mr. Dowd will be entitled to the accrual balance (i.e., the amount accrued for GAAP purposes), payable monthly for a period of 120 months, beginning on the seventh month after the month of Mr. Dowd’s separation from service. If a change in control occurs before Mr. Dowd’s retirement eligibility date (December 31, 2022) and before a separation from service, Mr. Dowd will receive $330,000, payable in a lump sum on the date of a change in control.
If Mr. Dowd dies before a separation from service and before retirement eligibility, his beneficiary will receive $330,000, payable in a lump sum within ninety (90) days following his death. If Mr. Dowd dies while receiving payments or entitled to receive payments, his beneficiary will receive a lump sum payment equal to the remaining monthly payments due as of the date of the executive’s death.
If Mr. Dodd separates from service before reaching retirement eligibility (other than on account of a good reason, change in control, for cause or disability), Mr. Dodd will be entitled to the accrual balance, subject to a vesting schedule, payable monthly for a period of 120 months. Under the vesting schedule, the accrual balance is zero percent (0%) vested prior to July 1, 2024, 30% vested on July 1, 2024, with an additional 10% vesting on each subsequent July 1, with 100% vesting on July 1, 2031. If Mr. Dodd separates from service without cause or for good reason and before reaching retirement eligibility (age fifty-five (55)), Mr. Dodd will be entitled to the accrual balance, payable monthly for a period of 120 months.
If Mr. Dodd separates from service with good reason or involuntarily without cause within 24 months after a change control, and prior to reaching retirement eligibility, Mr. Dodd will receive the accrual balance, payable in a lump sum on the date of Mr. Dodd’s separation from service.
If Mr. Dodd separates from service due to disability and before reaching retirement eligibility, Mr. Dodd will be entitled to the accrual balance, payable monthly for a period of 120 months.
If Mr. Dodd dies before a separation from service and before retirement eligibility, his beneficiary will receive the accrual balance, payable in a lump sum within ninety (90) days following his death. If Mr. Dodd dies while receiving payments or entitled to receive payments, his beneficiary will receive a lump sum payment equal to the remaining monthly payments due as of the date of the executive’s death.
Upon termination of employment (other than a termination in connection with a change in control), Mr. Dowd will be required to adhere to a non-solicitation restriction and a non-competition restriction as long as the executive is receiving normal retirement or early retirement benefits and Mr. Dodd will be required to adhere to a non-solicitation restriction and a non-competition restriction for two years. In addition, Mr. Dodd’s non-competition restriction does not apply in the event of an involuntary termination without cause.
Deferred Compensation Plan.   Ballston Spa National Bank maintains the Ballston Spa National Bank Deferred Compensation Plan, pursuant to which certain officers at the vice president level or higher and directors may elect to defer a portion of their compensation each year. Ballston Spa National Bank may elect to credit the deferred amounts with matching and discretionary contributions and the amount of the matching and discretionary contribution, if any, is determined annually by the board of directors of Ballston Spa National Bank. Participants may elect to receive their deferred compensation generally following a separation from service and benefits will be paid either in a lump sum or in annual installments up to ten (10) years.
401(k) Plan.   Ballston Spa National Bank maintains the Ballston Spa National Bank Supplemental Retirement Savings Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees. Eligible employees become participants in the 401(k) Plan and may make salary deferrals under the plan after having attained age eighteen (18) and completed one month of service. Employees become eligible for employer matching contributions after they attain age eighteen (18) and complete one month of service and become eligible for employer non-elective contributions after they attain age eighteen (18) and complete one year of service with 1,000 hours of service.
Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the lesser of 90% of eligible compensation or the maximum amount of compensation permitted by the Internal Revenue Code. A participant is always 100% vested in his or her salary deferral contributions and employer contributions are subject to a five-year graded vesting schedule (i.e., 20% after one year of service, and an additional 20% in each subsequent year until 100% vested after five years of service). Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for loans.
Pension Plan.   Ballston Spa National Bank sponsors the Ballston Spa National Bank Pension Plan (the “Pension Plan”). The named executive officers are eligible to participate in the Pension Plan on the same basis as other eligible employees. For participants whose plan participation began on or after January 1, 2018, the normal retirement pension benefit is a monthly pension benefit commencing on normal retirement date (age 65) payable for a participant’s lifetime, in an amount equal to the actuarial equivalent of a participant’s cash balance account. In general, a participant’s cash balance account equals the value of a participant’s cash balance account on the preceding December 31, plus interest credited at 4%, plus a cash balance credit equal to 3% of a participant’s prior year compensation (if a participant completed at least 1,000 hours of service in a prior year). The number of cash balance credits that can be earned under the plan is limited to twenty-five (25). Participants become one-hundred percent vested in their retirement benefits under the Pension Plan after completing three years of service and are zero percent (0%) vested prior to completing three years of service.
Certain Relationships and Related Transactions
Ballston Spa has banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectability or present other unfavorable features to Ballston Spa.

INFORMATION ABOUT NBC AND NBC BANK
Description of Business
NBC is a New York corporation and the bank holding company for The National Bank of Coxsackie, a national bank, with its principal place of business in Coxsackie, Greene County, New York. NBC was incorporated on September 10, 2018 for the purpose of becoming a bank holding company for The National Bank of Coxsackie. NBC is subject to primary regulation by the Federal Reserve Board.
NBC currently operates 8 full-service banking offices and a commercial loan production office, located in Albany, Greene and Schoharie counties in the New York Capital region. NBC Bank has 85 employees. NBC Bank is subject to regulation and supervision by the OCC and the FDIC.
As of September 30, 2025, NBC had total consolidated assets of approximately $545.9 million, total loans of approximately $370 million, total deposits of approximately $484.8 million and total consolidated shareholders’ equity of approximately $35.7 million.
NBC common stock is quoted on the OTCID Basic Market under the trading symbol “NCXS.”
NBC’s principal executive offices are located at 3-7 Reed Street, Coxsackie, New York 12051, and its telephone number at that location is (518) 731-6161. NBC’s website is https://nbcoxsackie.com.
Loan Composition
NBC generates commercial, mortgage and consumer loans from customers located primarily in the New York Capital region with a primary emphasis on Green, Schoharie and Albany counties.
NBC’s loan portfolio as of September 30, 2025 totaled $373.7 million. NBC is predominately oriented towards residential real estate and commercial customers, with approximately 65% of the portfolio in residential real estate and consumer loans and approximately 35% in various types of commercial loans.
The following table sets forth the composition of NBC’s loan portfolio by type of loan as of September 30, 2025.
September 30, 2025
(dollars in thousands)
Residential real estate	$229,733
Commercial real estate	123,268
Other commercial	7,646
Home equity and junior liens	8,085
Other consumer	4,950
Total loans	373,682
Allowance for credit losses	3,673
Net loans	$370,009
As of September 30, 2025, NBC’s allowance for credit losses as a percentage of total loans was 0.98%.
Although NBC maintains a cautious credit outlook due to continued uncertainty in the economic environment, NBC believes it is well positioned for the months ahead given a strong loan loss reserve, application of prudent underwriting standards and a diverse loan portfolio, which does not include a significant concentration of loans in any industry.
Source of Funds; Deposit Composition
Generally, deposits are NBC’s primary source of funds for use in lending and investment activities. NBC may also use borrowings, primarily Federal Home Loan Bank of New York advances, to supplement cash flow needs, as necessary. In addition, NBC receives funds from scheduled loan payments, loan prepayments, and income on interest-earning assets. While scheduled loan payments and income on interest-earning assets are a relatively stable source of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.
NBC’s deposits are generated primarily from residents and businesses located in the New York Capital region with a primary emphasis on Green, Schoharie and Albany counties. NBC offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. At September 30, 2025, approximately 77.5% of NBC’s deposits were retail deposits and 22.5% not-for-profit and business deposits. The overall balance of the transaction accounts is 27.4% of the total deposits. Certificate of deposit balances represent 30.6% of the total deposits. The remaining deposits are held in money market and savings accounts. All deposits are generated through NBC Bank’s branch offices.
The following table sets forth the distribution of total deposits by account type as of September 30, 2025.
September 30, 2025
(dollars in thousands)
Demand and savings, non-interest bearing	$112,107
Demand, interest bearing	224,235
Time, $250,000 and over	36,977
Time, other	111,478
Total Deposits	$484,797
Competition
NBC’s core service area consists primarily of Albany, Greene and Schoharie counties, New York. Within this service area, the banking business is highly competitive. NBC competes with local banks, as well as numerous regionally based commercial banks, most of which have assets, capital and lending limits far larger than those of NBC. NBC also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies and credit unions. The industry competes primarily in the area of interest rates, products offered, customer service and convenience.
Many of NBC’s competitors enjoy several advantages over it, including larger asset and capital bases, the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to areas of highest yield and demand.
Property
The following table sets forth the locations of, and certain information about, NBC offices.
Office	Address	Owned/Leased
Administrative Office	16 Reed Street, Coxsackie, New York 12051	Owned
Athens Branch	1 North Washington Street, Athens, New York 12015	Owned
Cairo Branch	76 Main Street, Cairo, New York 12413	Owned
Glenmont Branch	331 Route 9W, Glenmont, New York 12077	Owned
Greenville Branch	4894 Route 81, Greenville, New York 12083	Owned
Loan Production Office	1003 New Loudon Road, Cohoes, New York 12047	Leased
Main Branch	3-7 Reed Street, Coxsackie, New York 12051	Owned
Middleburgh Branch	4507 State Route 30, Middleburgh, New York 12077	Owned
Ravena Branch	20 Faith Plaza, Ravena, New York 12077	Leased
West Coxsackie Branch	391 Mansion Street, Coxsackie, New York 12083	Owned

NBC believes that these properties are maintained in good operating condition and are suitable and adequate for its present operational needs.
Legal Proceedings
From time to time, NBC is a participant in various legal proceedings incidental to its business. In the opinion of management, the liabilities (if any) resulting from such legal proceedings will not have a material effect on the financial position of NBC.
Management’s Discussion and Analysis of Financial Condition and Results of Operation
NBC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached as Annex E to this joint proxy statement/prospectus.
Security Ownership of Certain Beneficial Owners of NBC Common Stock
The following tables provide information, as of September 30, 2025, with respect to the following beneficial owners of NBC common stock:
•
The following NBC executive officers, whom we collectively refer to as the NBC named executive officers: John Balli and Caitlin McCrea.

•
Each of NBC’s directors.

•
All executive officers and directors as a group.

•
Each person known to NBC to be the beneficial owner of more than 5% of any class of NBC’s securities.

NBC determined beneficial ownership by applying the regulations of the SEC, which state that a person may be credited with the ownership of common stock (i) owned by or for the person’s spouse, minor children or any other relative sharing the person’s home; (ii) over which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and (iii) over which the person has investment power, which includes the power to dispose or direct the disposition of the stock. Pursuant to SEC rules, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of September 30, 2025.
Name and Address of Beneficial Owner	Number of Shares Owned	Percentage of Shares Outstanding(1)
Down Range Capital Opportunity Fund 92 Brinleigh Drive East Stroudsburg, PA 18301	35,348(2)	7.47%

(1)
Calculated based on 473,239 shares outstanding at September 30, 2025.

(2)
Based solely on information supplied by Broadridge Financial Solutions, Inc. as of September 12, 2025.

Name	Number of Shares Owned	Percentage of Shares Outstanding(1)
John A. Balli	200	*
Aaron P. Flach	200	*
Mina Mahmoudi	200	*
Donald G. Persico	1,192	*
Marcus Pryor	200	*
Anthony M. Scalzo	266	*
Robert Schneider	200	*
James W. Warren	26,398	5.58%
Joseph J. Warren	25,683	5.43%
Caitlin McCrea	200	*
All directors and executive officers as a group (10 persons)	54,739	11.57%

(1)
Calculated based on 473,239 shares outstanding at September 30, 2025.

Directors and Named Executive Officers
Set forth below is certain information regarding the named executive officers of NBC. The information presented includes information each person has given NBC about his or her age, all positions he or she holds, and his or her principal occupation for the past five years. Each has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service.
John A. Balli, age 62, is currently the President and Chief Executive Officer of NBC and NBC Bank. He has served in this role since 2021. Additionally, Mr. Balli has been a director of NBC Bancorp, Inc. and NBC Bank since 2021. Prior to joining NBC and NBC Bank, Mr. Balli served as Executive Vice President at Del Norte Credit Union from 2020 through 2021. Mr. Balli previously served as President and Chief Executive Officer at National Union Bank of Kinderhook and Kinderhook Bank Corp. from 2013 until the bank was sold.
Caitlin McCrea, age 40, is currently a Senior Vice President and the Chief Financial Officer of NBC and NBC Bank. She has served in this role since 2019.
Executive Compensation
Summary Compensation Table
The following table sets forth information concerning the compensation of NBC’s named executive officers for the years ended December 31, 2024 and 2023.
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John Balli, President and Chief Executive Officer	2024	$300,000	$—	—	—	—	—	—	$300,000
	2023	$300,000	$—	—	—	—	—	—	$300,000
Caitlin McCrea, Senior Vice President and Chief Financial Officer	2024	$206,775	$17,500	—	—	—	—	—	$224,275
	2023	$200,752	$10,000	—	—	—	—	—	$210,752
Potential Payments Upon a Termination or Change in Control
NBC’s named executive offers are not entitled to receive additional compensation that is based on or otherwise relates to the merger.

Certain Relationships and Related Transactions
Some of NBC’s directors and executive officers, members of their immediate families and the companies with which they are associated are NBC customers and have banking transactions with NBC in the ordinary course of business. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In NBC’s management’s opinion, the loans and commitments do not involve more than a normal risk of collectability or present other unfavorable features.

SUPERVISION AND REGULATION
Ballston Spa National Bank and NBC Bank are subject to examination, supervision, and regulation by the OCC and by the FDIC as deposit insurer pursuant to its backup examination authority. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Ballston Spa National Bank and NBC Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, which we refer to as DIF, and not for the protection of shareholders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory, enforcement, rulemaking, and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of its examination authority, the OCC assigns numerical ratings to national banks relating to capital, asset quality, management, liquidity, earnings, interest rate sensitivity and other factors. Under federal law, an institution may not disclose its ratings to the public. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in supervisory or enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions, or establish new branches. The OCC also has the authority to impose monetary penalties and other sanctions on national banks that fail to comply with a series of laws and regulations, which could significantly affect the business activities of Ballston Spa National Bank.
As bank holding companies, Ballston Spa and NBC are subject to regulation under the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, and to the supervision, examination and reporting requirements of the Federal Reserve.
Ballston Spa National Bank, NBC Bank, Ballston Spa, and NBC must obtain regulatory approval from their respective regulators to enter into certain transactions.
The following summary is qualified in its entirety by reference to the statutory and regulatory provisions discussed. The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize certain material provisions.
Changes in applicable laws or regulations, or policies of applicable regulatory authorities, including the OCC, FDIC, and Federal Reserve, may have a material effect on our business, operations, financial performance, and prospects. Additional changes to laws and regulations are currently under consideration by both legislatures and regulators. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation or regulation may have on our business and earnings in the future.
Holding Company Regulation
Federal Holding Company Regulation.   Ballston Spa is a bank holding company registered with the Federal Reserve and is subject to regulation, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve has enforcement authority over Ballston Spa and any non-bank subsidiaries. Among other things, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a serious risk to its subsidiary bank, Ballston Spa National Bank. The Federal Reserve also has the authority to require a bank holding company to terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of its bank subsidiary. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than 5% of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.
Bank holding companies are generally prohibited under the BHC Act from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve has determined to be “so closely related to banking as to be a proper incident thereto.” Therefore, a bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities the Federal Reserve has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve has determined by regulation to be so closely related to banking are: (1) making or servicing loans; (2) performing certain data processing services; (3) providing discount brokerage services; (4) acting as fiduciary, investment or financial advisor; (5) leasing personal or real property; (6) making investments in corporations or projects designed primarily to promote community welfare; and (7) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.
The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including that its depository institution subsidiaries are “well capitalized” and “well managed,” to opt to become a “financial holding company.” A “financial holding company” may engage in a broader range of financial activities than a bank holding company, including those activities that are financial in nature or incidental or complementary to a financial activity. Such activities may include insurance underwriting, insurance agency activities, securities underwriting and dealing, and investment banking. Ballston Spa has elected to be a financial holding company.
If any subsidiary bank of a financial holding company ceases to be “well-capitalized” or “well-managed” and fails to correct its condition within the time period that the Federal Reserve specifies, the Federal Reserve has authority to order the financial holding company to divest its subsidiary bank. Alternatively, the financial holding company may elect to limit its activities and the activities of its subsidiaries to those permissible for a bank holding company that is not a financial holding company. If any subsidiary bank of a financial holding company receives a rating under the Community Reinvestment Act of less than “Satisfactory,” then the financial holding company is prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks, or savings associations until the rating is raised to “Satisfactory” or better.
Capital.   Bank holding companies with $3 billion or more in total consolidated assets are subject to consolidated regulatory capital requirements that are as stringent as those applicable to their insured depository subsidiaries. Ballston Spa has consolidated assets of less than $3 billion and will have less than $3 billion in consolidated assets after the merger and therefore, under the Federal Reserve’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement (“Policy Statement”), it will not be subject to the consolidated capital requirements, unless otherwise advised by the Federal Reserve. Under the Policy Statement, if a small bank holding company proposes to acquire an additional bank or company, or in transactions involving changes in control, stock redemptions or other shareholder transactions, each insured depository subsidiary of a small bank holding company is expected to be well-capitalized.
Source of Strength.   Federal law and regulation, as well as Federal Reserve guidance, provides that bank holding companies must act as a source of financial and managerial strength to their subsidiary depository institution. The expectation is that the holding company will provide capital, liquidity and other support for the institution in times of financial stress.
Stock Repurchases and Dividends.   A bank holding company is generally required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. There is an exception to this approval requirement for well capitalized bank holding companies that meet certain other conditions. Federal Reserve guidance provides for regulatory consultation and non‑objection under specified circumstances prior to a holding company redeeming or repurchasing regulatory capital instruments, including common stock, regardless of the previously referenced notification requirement.

The Federal Reserve has issued a policy statement regarding capital distributions, including dividends, by bank holding companies. In general, the Federal Reserve’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior consultation with and non-objection of the Federal Reserve in certain cases, such as where a proposed dividend exceeds earnings for the period for which the dividend would be paid (e.g., calendar quarter) or where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund a proposed dividend. The Federal Reserve guidance also provides for consultation and non-objection for material increases in the amount of a bank holding company’s common stock dividend. Additionally, under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.
These regulatory policies could affect the ability of Ballston Spa to pay dividends, engage in stock repurchases or otherwise engage in capital distributions.
Acquisition of Holding Company.   Under the Change in Bank Control Act and its implementing regulations, no person, or group of persons acting in concert, may acquire control of a bank holding company, such as Ballston Spa, unless the Federal Reserve has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve will take into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under the Change in Bank Control Act and its implementing regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where an issuer has registered securities under Section 12 of the Exchange Act. Neither Ballston Spa common stock nor NBC common stock is currently registered under Section 12 of the Securities Exchange Act of 1934, but Ballston Spa intends to register its common stock thereunder following the conclusion of this offering.
In addition, federal law and regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve. Control, as defined under the BHC Act and Federal Reserve regulations, means ownership, control or power to vote 25% or more of any class of voting stock, control in any manner over the election of a majority of the company’s directors, or a determination by the regulator that the acquiror has the power to exercise, directly or indirectly, a controlling influence over the management or policies of the company. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve. The Federal Reserve’s regulations provide a framework for determining when a company exercises a controlling influence over a bank or bank holding company for purposes of the BHC Act. Relevant factors include the company’s voting and nonvoting equity investment in the bank or bank holding company, director, officer and employee overlap, and the scope of business relationships between the company and bank or bank holding company.
Interstate Banking and Branching.   Federal law permits well capitalized and well managed bank holding companies to acquire banks in any state, subject to Federal Reserve approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, banks may establish de novo branches on an interstate basis to the extent that branching is authorized by the law of the host state for the banks chartered by that state.
Bank Regulation
Ballston Spa National Bank and NBC Bank are subject to numerous federal statutes and regulations that affect their business, activities and operations, and may be subject to certain state laws and regulations. Both Ballston Spa National Bank and NBC Bank are supervised and examined by the OCC, which regularly examines the operations of each of the national banks, and is given the authority to approve or disapprove mergers (if either bank is the resulting bank), consolidations, the establishment of branches, and other corporate actions. The OCC monitors the banks’ activities to ensure they operate in a safe and sound manner and that they are in compliance with legal and regulatory obligations.
The OCC has primary enforcement responsibility over national banks and has authority to bring enforcement actions against all the banks’ “institution-affiliated parties,” a term that includes directors, officers, employees, and controlling stockholders, stockholders who participate in the affairs of the bank, as well as attorneys, appraisers and accountants who knowingly or recklessly participate in violations of law or regulation, breaches of fiduciary duty, or unsafe or unsound practices. Formal enforcement actions by the OCC may include the issuance of a capital directive, formal agreement, cease and desist orders, and removals and prohibitions of officers and/or directors of the institution, as well as the assessment of civil money penalties. Civil money penalties can be assessed against the institution and/or its institution-affiliated parties for various types of conduct. The maximum civil money penalties that can be assessed are generally based on the type and severity of the violation, unsafe and unsound practice or other action, and are adjusted annually for inflation. The OCC can appoint receivers and conservators for the institutions it supervises if certain circumstances are met.
The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular bank. If such action is not taken, the FDIC has authority to take action under specified circumstances.
Business Activities.   As national banks, Ballston Spa National Bank and NBC Bank derive their lending and investment powers from the National Bank Act, as amended, and the regulations of the OCC. Under these laws and regulations, national banks may invest in mortgage loans secured by residential and nonresidential real estate, commercial business and consumer loans and leases, certain types of securities and certain other loans and assets. Unlike federal savings banks, national banks are not generally limited to a specified percentage of assets on various types of lending. National banks may also establish subsidiaries that engage in activities permitted for the bank as well as certain other activities.
Capital Requirements.   Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0%, and a Tier 1 capital to total assets leverage ratio of 4.0%. The current requirements implement recommendations of the Basel Committee on Banking Supervision and certain requirements of federal law.
In determining the amount of risk-weighted assets for calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans, and a risk weight of between 0% to 600% is assigned to equity interests depending on certain specified factors.
Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock, and subordinated debt. Also included in Tier 2 capital is the allowance for credit losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the Accumulated Other Comprehensive Income opt-out have Accumulated Other Comprehensive Income incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). At September 30, 2025, Ballston Spa National Bank has not exercised the opt-out election regarding the treatment of Accumulated Other Comprehensive Income. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.
In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer is designed to absorb losses during periods of economic stress.
In assessing an institution’s capital adequacy, the OCC takes into consideration, not only these numeric factors, but also qualitative factors. The OCC has the authority to establish higher capital requirements for individual institutions where deemed necessary in light of the particular circumstances.
Financial institutions and their holding companies with total consolidated assets of less than $10 billion, and that meet certain qualifying criteria, may elect to use the optional “Community Bank Leverage Ratio” framework to satisfy regulatory capital requirements, including the risk-based capital requirements. This framework requires maintaining a Community Bank Leverage Ratio (the ratio of Tier 1 capital to average total consolidated assets) of greater than 9.0%. A qualifying institution may opt in and out of the Community Bank Leverage Ratio framework on its quarterly call report. The Community Bank Leverage Ratio framework includes a two-quarter grace period for an institution that ceases to meet any qualifying criteria, provided that the institution’s leverage ratio falls no more than one percentage point below the applicable Community Bank Leverage Ratio requirement. Ballston Spa National Bank has not elected to be subject to the Community Bank Leverage Ratio framework.
At September 30, 2025, Ballston Spa National Bank’s capital exceeded all applicable minimum regulatory requirements.
Prompt Corrective Action.   Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under applicable regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater, and a common equity Tier 1 capital ratio of 6.5% or greater. Further, to be deemed well capitalized, the institution must not be subject to any written agreement, order or capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater, and a common equity Tier 1 capital ratio of 4.5% or greater. An institution is deemed to be “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0%, or a common equity Tier 1 capital ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0%, or a common equity Tier 1 capital ratio of less than 3.0%. An institution is deemed to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.
At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency. A bank’s compliance with such a plan must be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the adequately capitalized status. If an undercapitalized bank fails to submit an acceptable capital restoration plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized banks must comply with one or more of a number of additional measures including, but not limited to, a required sale of sufficient voting stock to become adequately capitalized, a requirement to reduce total assets, cessation of taking deposits from correspondent banks, the dismissal of directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers, and capital distributions by the parent holding company. Critically undercapitalized institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after such status is triggered. These actions are in addition to other discretionary supervisory or enforcement actions that the OCC may take. Based upon its capital levels, a bank that is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment.
The Federal Deposit Insurance Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.”
At September 30, 2025, Ballston Spa National Bank met the criteria for being considered “well capitalized.”
Standards for Safety and Soundness.   Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems, audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order and/or the imposition of civil money penalties. The agencies have also established standards for safeguarding customer information.
Insurance of Deposit Accounts.   The FDIC’s DIF insures deposits at FDIC-insured financial institutions such as Ballston Spa National Bank and NBC Bank generally up to a maximum of $250,000 per separately insured depositor per account ownership category.
The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the DIF, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. Effective January 1, 2023, the assessment range for insured institutions with less than $10 billion in total assets is 2.5 to 32 basis points of total assets less tangible equity.
The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Ballston Spa National Bank. Ballston Spa National Bank cannot predict what assessment rates will be in the future.
Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order, or condition imposed in writing. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.
Loans-to-One-Borrower.   A national bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of September 30, 2025, each of Ballston Spa National Bank and NBC Bank were in compliance with the loan-to-one-borrower limitations.
Payment of Dividends.   Federal law and OCC regulations govern cash dividends by a national bank. A national bank is authorized to pay such dividends from undivided profits but must receive prior OCC approval if the total amount of dividends (including the proposed dividend) exceeds its net income in that year and the prior two years less dividends previously paid. A national bank may not pay a dividend if the dividend does not comply with applicable regulatory capital requirements, and national banks may be further limited in payment of cash dividends if they do not maintain the capital conservation buffer described previously. A national bank also may not pay a dividend if it would otherwise be contrary to a statute, regulation or agreement with the OCC.
Transaction with Affiliates and Regulation W of the Federal Reserve.   Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve. An affiliate of a bank includes any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and Regulation W limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and limits all such transactions with all affiliates to an amount equal to 20% of such institution’s capital stock and surplus. The term “covered transaction” includes an extension of credit to, purchase of securities and assets from, or issuance of a guarantee or letter of credit to, an affiliate, among other types of transactions. “Covered transactions” must be consistent with safe and sound banking practices, and not involve the purchase of low-quality assets from an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A. Section 23B of the Federal Reserve Act applies to “covered transactions” as well as to certain other transactions with affiliates, and together with Regulation W, requires that all such transactions be on terms substantially the same, or at least as favorable, to the bank or subsidiary as those provided to a non-affiliate. Transactions with affiliates covered by Section 23B also include the provision of services to and the sale of assets by a bank to an affiliate.
Extensions of Credit to Insiders and Regulation O of the Federal Reserve.   Sections 22(h) and (g) of the Federal Reserve Act and the Federal Reserve’s Regulation O place restrictions on loans to a bank’s and its affiliates’ insiders, i.e., executive officers, directors and principal stockholders, and to their related interests, i.e., entities those individuals control. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater-than-10% stockholder of a financial institution or of its affiliates, and to these individuals’ related interests, together with all other outstanding loans to such person and related interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to insiders and their related interests be made on terms and conditions substantially the same as offered in comparable transactions to unaffiliated persons, not involve more than the normal risk of repayment or present other unfavorable features, and also requires prior approval by a majority of the bank’s board of directors if certain thresholds are met. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on certain types of loans to executive officers.
Community Reinvestment Act.   Under the Community Reinvestment Act, which we refer to as the CRA, every insured depository institution, including Ballston Spa National Bank and NBC Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OCC to assess a national bank’s record of meeting the credit needs of its community and assign one of four ratings. The OCC can consider that record in its review of certain applications by the institution, such as for a merger or the establishment of a branch office. The OCC may use an unsatisfactory CRA examination rating as the basis for denying such an application or restricting an institution’s activities.
The CRA requires all institutions insured by the FDIC to publicly disclose their rating. Both Ballston Spa National Bank and NBC Bank received “Satisfactory” CRA ratings from the OCC in their most recent respective CRA performance evaluations.

Fair Lending Laws.   The Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on prohibited bases. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as a referral to the Department of Justice.
Bank Secrecy Act, USA PATRIOT Act and Anti-Money Laundering and Countering the Financing of Terrorism Regulations.   Ballston Spa National Bank and NBC Bank are subject to federal anti-money laundering, which we refer to as the AML, and anti-terrorist financing laws, including the Bank Secrecy Act, which we refer to as the BSA and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, which we refer to as USA PATRIOT Act, and those laws’ implementing regulations, which are issued by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network, which we refer to as FinCEN. Ballston Spa National Bank and NBC Bank are also subject to AML-related regulations issued by the OCC.
The USA PATRIOT Act provides federal agencies the power to address money laundering and terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened AML requirements. The USA PATRIOT Act has also implemented measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. The BSA and the USA PATRIOT Act, and their implementing regulations, impose affirmative obligations, including requiring banks to: establish AML compliance programs that include policies, procedures and internal controls; appoint a BSA/AML compliance officer; establish a training program; conduct independent testing; perform customer due diligence; file certain reports with FinCEN and law enforcement that are designed to assist in the detection and prevention of money laundering and terrorist financing activities; establish programs specifying procedures for obtaining and maintaining certain records from customers seeking to open new accounts, including verifying the identity of customers; and, in certain circumstances, comply with enhanced due diligence policies, procedures and controls designed to detect and review for certain high risk customers or accounts. The USA PATRIOT Act also includes prohibitions on correspondent accounts for foreign shell banks and requires compliance with record keeping obligations with respect to correspondent accounts of foreign banks.
The failure to comply with the BSA, USA PATRIOT Act, their implementing regulations, and AML-related regulations of the OCC could subject a national bank to enforcement action by the OCC and may result in the denial of applications for certain corporate activities. In particular, the federal bank regulatory agencies must consider the effectiveness of financial institutions’ efforts to combat money laundering when these institutions seek to engage in a merger transaction.
Privacy Regulations.   Federal regulations generally require that Ballston Spa National Bank and NBC Bank disclose their respective privacy policies, including identifying with whom they share a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Ballston Spa National Bank and NBC Bank are required to provide their customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Both Ballston Spa National Bank and NBC Bank currently have privacy protection policies and procedures in place.
Cybersecurity.   The federal banking agencies have adopted rules providing for notification requirements for banking organizations and their service providers for significant cybersecurity incidents. Banking organizations are required to notify their primary federal regulator as soon as possible and no later than 36 hours of determining that a “computer-security incident” that arises to the level of a “notification incident” has occurred. A notification incident is a “computer-security incident” that has materially disrupted or degraded, or is reasonably likely to materially disrupt or degrade, the banking organization’s ability to deliver services to a material portion of its customer base, jeopardize the viability of key operations of the banking organization, or impact the stability of the financial sector. Bank service providers are also required to notify any affected bank to or on behalf of which the service provider provides services “as soon as possible” after determining that it has experienced an incident that materially disrupts or degrades, or is reasonably likely to materially disrupt or degrade, covered services provided to such bank for four or more hours.

Brokered Deposits.   The Federal Deposit Insurance Act and FDIC regulations generally limit the ability of an insured depository institution to accept, renew or roll-over any brokered deposit unless the institution’s capital category is “well capitalized” or, upon application to and a waiver from the FDIC, “adequately capitalized.” Less-than-well-capitalized banks are also subject to restrictions on the interest rates that they may pay on deposits. The characterization of deposits as “brokered” may result in the imposition of higher deposit assessments on such deposits. The FDIC’s brokered deposit regulations provide a limited exception for reciprocal deposits for banks that are well managed and well capitalized (or adequately capitalized and have obtained a waiver from the FDIC as mentioned above). Under the limited exception, qualified banks are eligible for exemption from treatment as “brokered” deposits up to $5 billion, or 20% of the institution’s total liabilities in reciprocal deposits.
Prohibitions Against Tying Arrangements.   National banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.
Other Regulations
Ballston Spa National Bank and NBC Bank’s operations are also subject to other federal laws applicable to credit transactions, such as the:
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Truth-in-Lending Act, governing disclosures of credit terms to consumer borrowers;

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Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

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Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

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Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected; and

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Regulations of the OCC and other federal agencies charged with the responsibility of implementing such federal laws.

The operations of Ballston Spa National Bank and NBC Bank are also subject to the:
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Truth in Savings Act, governing disclosures and advertising with respect to deposit accounts;

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Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

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Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

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Regulations of the Office of Foreign Assets Control that enforce economic and trade sanctions against targeted foreign countries, regimes, and other designated individuals and organizations.

Commercial Real Estate Concentrations
Lending operations of commercial banks may be subject to enhanced scrutiny by federal banking regulators based on a bank’s concentration of commercial real estate, or CRE, loans. The federal banking agencies have issued guidance on sound risk management practices for concentrations in CRE lending. The particular focus is on exposure to CRE loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be sensitive to conditions in the CRE market (as opposed to real estate collateral held as a secondary source of repayment or as an abundance of caution). CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property.
The purpose of the guidance is not to limit a bank’s CRE lending but to guide banks in developing risk management practices and capital levels commensurate with the level and nature of real estate concentrations. The guidance directs the OCC and other federal bank regulatory agencies to focus their supervisory resources on institutions that may have significant CRE loan concentration risk. A bank that has experienced rapid growth in CRE lending, has notable exposure to a specific type of CRE loan, or is approaching or exceeding the following supervisory criteria may be identified for further supervisory analysis with respect to real estate concentration risk:
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total reported loans for construction, land development and other land, or C&D, represent 100% or more of the institution’s total capital; or

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total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased over 50% or more.

As of September 30, 2025 NBC Bank has not exceeded either guideline threshold, and Ballston Spa has not exceeded the first guideline, but has exceeded the second guideline, although remains within the board’s guidelines. Ballston Spa’s CRE loans currently represent more than 300% of the institution’s total capital, however the outstanding balance of the institutions CRE loan portfolio has not increased over 50% or more.
The guidance provides that the strength of an institution’s lending and risk management practices with respect to such concentrations will be taken into account in supervisory guidance on evaluation of capital adequacy.
Federal Home Loan Bank System
Each of Ballston Spa National Bank and NBC Bank is a member of the Federal Home Loan Bank of New York, which is one of eleven regional Federal Home Loan Banks in the Federal Home Loan Bank System. Each Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members are required to acquire and hold shares of capital stock in the Federal Home Loan Bank of New York in specified amounts. Ballston Spa National Bank and NBC Bank were in compliance with this requirement at September 30, 2025. Based on redemption provisions of the Federal Home Loan Bank of New York, the stock has no quoted market value and is carried at cost.
The Federal Home Loan Bank of New York may pay periodic dividends to members. These dividends are affected by factors such as the Federal Home Loan Bank’s operating results and statutory responsibilities that may be imposed such as providing certain funding for affordable housing and interest subsidies on advances targeted for low- and moderate-income housing projects. The payment of dividends, or any particular amount of dividend, cannot be assumed.
Federal Reserve System
As national banks, each of Ballston Spa National Bank and NBC Bank are required to hold capital stock of the Federal Reserve Bank of New York. The required shares may be adjusted up or down based on changes to a bank’s common stock and paid-in surplus. Each of Ballston Spa National Bank and NBC Bank are in compliance with these requirements. The Federal Reserve Bank of New York pays dividends on the common stock held by each of Ballston Spa National Bank and NBC Bank.
Depositor Preference
The Federal Deposit Insurance Act provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution, including the claims of the

FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.
Fiscal and Monetary Policy
Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the most significant portion of a bank’s earnings. Thus, Ballston Spa National Bank’s earnings and growth, and the operating results of Ballston Spa, are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve Board and the reserve requirements on deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits. The Federal Reserve Board’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature and timing of any changes in such monetary policies and their effect on our business, earnings, and results of operations cannot be predicted.
Current and future legislation and the policies established by federal and state regulatory authorities will affect our future operations. Revised or additional legislation and regulations applicable to banks may limit our growth and the return to investors by restricting certain of our activities.
In addition, capital requirements could be changed and have the effect of restricting the activities of a bank holding company or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our business and results of operations.
Evolving Legislation and Regulatory Action
Congress may enact further legislation that affects the regulation of the banking industry, and the OCC may issue regulations or guidance that affects national banks in particular. Several bills that would impact our respective bank holding companies and banks are pending before the U.S. Congress and would be subject to rulemaking by the federal regulatory agencies. Federal agencies like the OCC periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof, although enactment of new legislation or regulation could impact the operations of Ballston Spa and may significantly increase costs, impede the efficiency of internal business processes, require an increase in regulatory capital, require modifications to Ballston Spa’s business strategy, and limit Ballston Spa’s ability to pursue business opportunities in an efficient manner. A change in statutes, regulations or regulatory policies applicable to Ballston or any of its subsidiaries could have a material effect on our business.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 188.
Terms of the Merger
Each of Ballston Spa’s and NBC’s respective board of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, NBC will merge with and into Ballston Spa, with Ballston Spa as the surviving corporation, which is referred to as the merger. Immediately following the merger, NBC Bank will merge with and into Ballston Spa National Bank, with Ballston Spa National Bank as the surviving bank, which is referred to as the bank merger.
Each share of NBC common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Ballston Spa or NBC (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 0.8065 shares of Ballston Spa common stock. NBC shareholders who would otherwise be entitled to receive a fraction of a share of Ballston Spa common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the determination date market price of Ballston Spa common stock.
Ballston Spa shareholders are being asked to approve the Ballston Spa merger proposal, and NBC shareholders are being asked to approve the NBC merger proposal. See the section entitled “THE MERGER AGREEMENT” beginning on page 156 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
The NBC board, the Ballston Spa board and their respective senior management teams of NBC and Ballston Spa regularly review and evaluate their business, performance and prospects with a view toward enhancing long-term shareholder value, including through organic growth and de novo branching, as well as through strategic partnerships or affiliations with other institutions. These reviews have included consideration of, among other things, the then-current business, economic and regulatory environments, as well as developments in the banking and financial services industries and the opportunities and challenges facing participants in those industries generally, and for NBC and Ballston Spa in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and consideration of, and discussions with other companies regarding, potential strategic transactions, including business combinations, as well as the benefits and risks of continued operations as standalone companies, all with the goal of furthering the companies’ strategic objectives and enhancing shareholder value.
As part of its business strategy and objectives, the Ballston Spa board and members of Ballston Spa’s senior management team, from time to time with assistance from outside advisors, have regularly reviewed potential acquisition and business opportunities, and Christopher Dowd, President and Chief Executive Officer, has had from time to time, informal discussions with representatives of other financial institutions, including NBC, relating to potential strategic matters, including possible business combination opportunities, and has regularly updated the Ballston Spa board regarding such discussions.
As part of its business strategies and objectives, the NBC board has been particularly mindful of the challenges faced by NBC Bank as a smaller community bank with a limited trading market. From time to time, representatives of NBC had informal conversations with representatives of other institutions regarding the feasibility and attractiveness of a strategic combination; however, except as described below, no such conversations resulted in a formal offer or indication of interest to acquire or combine with NBC.

At its regular board meeting in July 2023, following an unprecedented 525 basis point increase in the Fed Funds rate over a sixteen-month period commencing March 2022, senior management of NBC advised the NBC board to prepare for a period of sustained lower earnings should the industry experience a prolonged high interest-rate environment, which prompted a general discussion regarding whether it was time to consider exploring a strategic “merger-of-equals” combination or wait for rates to come down and earnings to improve.
By late 2023, it became increasingly clear to the NBC board and senior management that, in order to compete effectively as an independent institution while satisfying the increasing regulatory obligations applicable to it and to provide an acceptable return to its shareholders, NBC would need to grow significantly. Acknowledging the increasing importance of scale in the current banking environment, at a meeting in December 2023, the NBC board set a goal of growing from $545 million to $1.0 billion in assets by the end of 2028. At this same meeting, the NBC board determined to not pay a dividend to NBC shareholders in light of continued earnings pressure.
At its regular meeting on January 17, 2024, senior management reported to the NBC board that NBC had been invited to submit a bid to acquire two branches located in the Columbia County, New York, market, together with their associated deposits and certain loans. Following conversations with the selling institution’s investment banker, it was determined that NBC would likely not be able to offer a competitive deposit premium in light of NBC’s capital levels. Discussion was then held regarding NBC’s desire to remain independent and the need for additional capital to support future organic and inorganic growth, as well as NBC’s options for raising capital being limited to the issuance of additional subordinated debt (subject to regulatory upper limits on double leverage) and/or dilutive common stock. Preferred stock was identified as an additional means of raising capital, with management noting that NBC’s certificate of incorporation would first have to be amended to authorize the issuance of preferred stock.
The discussion regarding a potential issuance of preferred stock continued at the February 21, 2024 and March 20, 2024 NBC board meetings, with directors acknowledging that additional capital would better position NBC to compete when strategic opportunities, such as the potential branch acquisition noted above, arose. Following discussion at the February 21 meeting, the NBC board unanimously approved an amendment to NBC’s certificate of incorporation authorizing 100,000 shares of preferred stock, and recommended that the shareholders of NBC approve such amendment at its annual meeting in April 2024. Ultimately, the proposal to approve the amendment did not receive sufficient support of the shareholders at the annual meeting.
In advance of the March 20, 2024 NBC board meeting, the directors received an analysis prepared by Mr. Balli that described various scenarios for attaining the NBC board’s stated goal of $1 billion in assets by 2028. Mr. Balli estimated that NBC would require an additional $16.5 million in capital to support the desired growth, with deposit growth in an extremely competitive environment being the primary challenge to attaining the board’s goal. During this meeting, NBC’s strategic options were identified and discussed, generally, including remaining independent while allowing for the interest rate environment to normalize and earnings to improve enough to support the payment of a consistent dividend and capital accretion through earnings retention, an outright sale of NBC to a larger institution, and a strategic “merger-of-equals” transaction, with most of the discussion focused on the challenges to remaining independent and how a strategic “merger-of-equals” transaction could accelerate the achievement of NBC’s growth and earnings objectives while protecting employees and maintaining the bank’s 170 year old identity. After much discussion, the NBC board unanimously approved engaging an investment banker to assist in identifying potential merger-of-equals candidates in order to reach an acceptable size as a means to improve shareholder value, as well as to educate the board regarding the value that may be created through merger-of-equals transactions, generally. In taking such action, the NBC board emphasized that it had not decided to sell NBC, but rather, was interested in learning more about its strategic options, generally.
Since December 2022, Griffin Financial Group, LLC (“Griffin”) has been engaged by Ballston Spa in an advisory capacity to assist the bank with general strategic analysis, presentations and guidance. In June 2023, and again in April 2024, Griffin made presentations to the management of Ballston Spa with regard to a strategic merger with NBC, the benefits of a transaction and the general outline of how a combination would look financially. Based on asset size and geographic footprint, Griffin identified NBC as one of few strategic partners in the market with whom Ballston could consider a merger.

In May 2024, John Balli, President and Chief Executive Officer of NBC was contacted by Mr. Dowd to discuss overall operations and strategic plans of both companies, including a potential merger of equals between Ballston Spa and NBC. On May 29, 2024, Mr. Balli met with Mr. Dowd and James Dodd, Chief Financial Officer of Ballston Spa. At that meeting, the executives discussed the significant headwinds facing community banks, including limited access to capital on favorable terms, the heightened regulatory environment and the impact of the prolonged high interest-rate environment. The concept of mergers-of-equals was discussed generally; however, potential transaction terms were not. Thereafter, Messrs. Dowd and Balli each informed the Ballston Spa board and the NBC board, respectively of this discussion.
At its regular meeting on August 22, 2024, the Ballston Spa board was updated by Mr. Dowd on the status of discussions with NBC, as well as updated financial metrics of the proposed transaction. The Ballston Spa board discussed the outstanding issues and possible timing of the proposed transaction.
At a meeting on August 29, 2024, Mr. Dowd informed Mr. Balli that the Ballston Spa board was interested in discussing what a strategic combination with NBC would look like. General concepts were discussed, including the impact of loan marks on transaction valuation; however, potential transaction terms were not.
About the same time, it became clear to senior management of NBC that the OCC, NBC Bank’s primary regulator, intended to pursue a formal agreement with NBC Bank in order to address issues identified during its most recent examination of NBC Bank.
On September 12, 2024, Mr. Dowd emailed a draft confidentiality agreement to Mr. Balli in order to enable the parties to further explore a potential strategic combination. The confidentiality agreement was not executed.
At its meeting on September 18, 2024, the NBC board determined that the time was not right to pursue a strategic combination or sale of NBC, citing concern regarding the potential negative impact of an announcement of a formal agreement with the OCC and the anticipated challenges associated with such an announcement.
On September 30, 2024, Mr. Balli responded to Mr. Dowd’s September 12th email, informing Mr. Dowd that the parties should delay further exploratory conversations until after there is additional clarity regarding the future interest rate environment and its impact on the loan marks in a combination.
At its meeting on October 16, 2024, the NBC board approved the execution of a formal agreement with the OCC to address certain findings related to NBC Bank’s operations, including its risk management practices, audit function and internal controls, and compliance with certain laws and regulations. NBC Bank also agreed not to declare or pay any dividend without the prior approval of the OCC. Additional regulatory restrictions resulting from the formal agreement require prior OCC approval before appointing or changing the responsibilities of directors and executive officers, entering into any employment agreement or other agreement or plan providing for the payment of a “golden parachute payment” or the making of any golden parachute payment. By the time of its execution, NBC Bank had already begun implementation of corrective actions in order to address the issues identified by the OCC giving rise to the formal agreement. Also at this meeting, the NBC board determined to invite an investment banker to attend the December 2024 board meeting to provide an update on matters related to capital, the bank merger and acquisition environment, and strategic options available to NBC, generally.
On November 21, 2024, the OCC publicly announced its entry into a formal agreement with NBC Bank. The last reported trade of NBC common stock prior to the public announcement of the formal agreement was $43.00. Trading in NBC common stock increased significantly following the announcement of the formal agreement, primarily in the first half of 2025, which the NBC board attributed to a small number of investors taking a position in the stock in the hope that NBC would seek an acquiror in the near term.
At a special meeting of the NBC board on December 11, 2024, representatives of Janney, NBC’s financial advisor and a firm experienced in bank capital raising and mergers and acquisitions, presented an overview of the current banking environment. During its presentation, Janney noted that industry consolidation continues and is expected to accelerate under recently elected President Trump. Discussion was held regarding the increased capital necessary to support NBC’s growth plans, and the fact that such capital would likely require the issuance of common stock, which is the most expensive form of capital and would be dilutive to shareholders. Janney then presented on the strategic alternatives available to NBC, including growth through acquisition, a strategic combination or “merger-of-equals” transaction, and an outright sale of NBC. It should be noted that, while discussed as a strategic option available to NBC, at no point during the relevant time period did the NBC board determine to pursue an outright sale of NBC, citing at various times the following factors: the anticipated negative impact of the formal agreement, continued challenging interest rate environment and the anticipated interest rate marks on NBC’s loan portfolio on a likely purchase price in an outright sale; a strong desire to remain independent coupled with the belief that NBC could quickly achieve full compliance with, and be released from, the formal agreement; NBC’s continued strong asset quality and future earnings potential; the expectation that a sale of NBC would likely result in a significant loss of NBC employee positions and potential branch closures, as the acquiror seeks to achieve maximum cost savings; and the desire to preserve the identity and culture of a bank that had been in existence for over 170 years. Following this presentation and discussion, and with the consensus being that the most desirable strategic options available to NBC were to remain independent or seek a strategic partner, the NBC board requested that Janney provide more information regarding merger-of-equals transactions.
At its regular meeting on January 22, 2025, representatives of Janney presented additional materials regarding NBC’s strategic options to the NBC board. During that meeting, the NBC board acknowledged that growth through acquisition was not feasible in light of the formal agreement. Robust discussion was held regarding the advantages and disadvantages of merger-of-equal transactions versus outright sales, as well as the challenges to remaining independent, noting that NBC had successfully navigated regulatory issues in the past. While several directors continued to express a strong preference for remaining independent, the NBC board found the following hallmarks of a merger-of-equals transaction particularly attractive: NBC would become a significant part of a larger, more efficient and valuable institution; NBC shareholders would be expected to benefit from increased liquidity; the combined institution would have better access to capital markets; the increased earnings expected by the combined institution should be expected to drive more capital generation and support the payment of a cash dividend, increasing shareholder value; the legacy NBC franchise would survive; and NBC could expect meaningful representation on the combined board and senior management team and, therefore, positively impact the future operation and strategic direction of the combined institution, all of which could be expected to drive long-term value for shareholders. Several recent examples of merger-of-equals transactions were also discussed. During this discussion, it was noted that there would continue to be fewer opportunities for NBC to engage in a strategic, merger-of-equals transaction, as industry consolidation continues and fewer strategic partners remain, while NBC would be able to pursue an outright sale transaction at any time should the board determine a sale to be in the best interests of NBC and its shareholders. Janney then identified three potential strategic partners, including Ballston Spa, with asset sizes ranging from approximately $500 million to $750 million. At such meeting, the NBC board concluded that a transaction combining NBC with one of the three potential strategic partners, including Ballston Spa, in a successfully executed merger of equals had the potential to produce compelling financial upside for the shareholders of NBC, and that resulting entity combining the best aspects of both franchises with over $1.0 billion in assets would be favorably positioned to compete in the New York Capital Region and better serve both companies’ customers. The NBC board also determined that a merger of equals with the right partner, such as Ballston Spa, would likely produce more sustainable long-term financial results and increased shareholder value for NBC shareholders in comparison to NBC’s expected performance metrics and growth on a continuing stand-alone basis. Consequently, the board then authorized Mr. Balli and Janney to contact those institutions to gauge interest in exploring the feasibility of a combination.
On January 29, 2025, Messrs. Balli and Dowd held a meeting during which the formal agreement was discussed, including the impact of staffing challenges and increasing regulatory costs on both banks. Mr. Dowd informed Mr. Balli that the Ballston Spa board continued to be interested in exploring a potential combination between the parties. About this same time, a representative of Janney met with Mr. Dodd to gauge Ballston Spa’s interest in exploring a potential combination with NBC
On January 30, 2025, Mr. Balli received an unsolicited email from the Chief Executive Officer of an SEC-reporting, Nasdaq-listed bank holding company with over $4 billion in assets (“Institution A”), with whom Mr. Balli was familiar, inviting Mr. Balli to meet. A meeting was scheduled for February 13, 2025.

On January 31, 2025, Mr. Balli emailed the Chief Executive Officer of one of the institutions identified by Janney during the January 22, 2025 board meeting as being a potential strategic partner (“Institution B”) requesting an introductory call or in-person meeting. Over the next two weeks, the two executives exchanged emails in an attempt to schedule a time for a call, but no call or meeting was held, as it appeared from their lack of availability that Institution B was not seriously interested in getting together to meet.
About this same time, a representative of Janney had discussions with the Chief Executive Officer of the third institution identified during the January 22, 2025 board meeting (“Institution C”) inquiring whether Institution C would be interested in exploring a potential combination with NBC. The CEO of Institution C informed Janney that they were not interested in engaging in such discussions at the current time.
On February 13, 2025, Mr. Balli met with the CEO of Institution A, during which meeting the CEO of Institution A shared his thoughts on the formal agreement, as well as the fact that his institution was exploring various growth strategies and would be interested in exploring an acquisition of NBC if NBC was ever interested. Potential transaction terms were not discussed.
At its regular board meeting on February 19, 2025, at which representatives of Janney were again present, Mr. Balli and Janney discussed with the NBC board their outreach efforts with Ballston Spa, Institution B and Institution C, and discussions with Institution A following its unsolicited outreach to NBC. Mr. Balli discussed with the NBC board that Ballston Spa was interested in further exploring a potential partnership with NBC. Mr. Balli also reported that efforts to coordinate a meeting with Institution B were not successful and Institution C indicated it was not interested. Mr. Balli also reported on his conversation with the CEO of Institution A. It was acknowledged that a transaction with Institution A would represent an outright sale of NBC, a strategic alternative that the NBC board was not presently interested in pursuing for the reasons previously discussed, including the expected detrimental impact to former employees of and the local communities served by NBC. Mr. James Warren inquired whether Janney considered including a fourth institution (“Institution D”) in the outreach process. Janney noted that a transaction with Institution D, a $2 billion asset mutual holding company, similar to a transaction with Institution A, would represent an outright sale and, in the case of Institution D, a taxable, all-cash transaction for NBC shareholders. NBC directors reiterated their disinterest in pursuing an outright sale of NBC. Additional discussion was held regarding the differences between a strategic combination versus an outright sale, including the difference in process and key considerations, and the likelihood that a strategic combination would require additional capital in light of anticipated fair value adjustments to NBC’s assets and liabilities required under GAAP. Janney presented information regarding several recently announced merger-of-equals transactions, including those requiring simultaneous capital raises, noting the lack of a premium offered in such transactions, as opposed to an outright sale, which is driven primarily by pricing considerations. Additional discussion was held regarding the challenges for NBC to remain independent and attain the board’s goal of growing to $1.0 billion in assets by 2028. However, several board members, including Messrs. James Warren and Joseph Warren (the two largest NBC shareholders on the board) expressed confidence in NBC’s ability to eventually exit the formal agreement and return to strong profitability. At this meeting, representatives of Janney presented a preliminary financial analysis of a potential strategic combination of NBC and Ballston Spa, which reflected a $1.3 billion franchise with a complementary branch network, pro forma ownership by legacy NBC shareholders of 33.5% based upon a relative tangible book value contribution analysis, immediate post-merger earnings accretion, a pro forma dividend of approximately $1.05 for legacy NBC shareholders, a tangible book value per Ballston Spa share at close of $66.16, and a tangible book value earnback period of approximately 2.5 years, as well as data indicating that the stock of financial institutions with greater than $1 billion in assets generally experience higher trading multiples than those with under $1 billion in assets. Additionally, NBC director Pryor expressed his respect for Ballston Spa’s Chairman, Richard Sleasman, whom he has known for over 30 years. Following a lengthy discussion, a majority of the board approved continuing exploratory discussions with Ballston Spa, with Mr. James Warren voting against and Mr. Joseph Warren abstaining. At this meeting, the NBC board also approved engaging Pillar+Aught, a law firm experienced in bank mergers and acquisitions, to advise the board with respect to its fiduciary obligations and transaction process.
At a meeting on February 25, 2025, Mr. Balli informed Mr. Dowd that the NBC board approved engaging in exploratory diligence subject to the execution of a customary confidentiality agreement, which was executed later that day. The confidentiality agreement did not contain any “no shop” or “standstill” provisions.

On March 14, 2025, Mr. James Warren and the President and Chief Executive Officer of Institution D met during a ski trip together, which they had done several years prior. During this particular trip, which was purely social, the President and Chief Executive Officer of Institution D updated Mr. Warren on the recent performance of Institution D and vaguely suggested that Institution D would be interested in exploring whether there might be an opportunity for the two institutions to work together. Mr. Warren directed Institution D to contact Mr. Balli regarding such opportunities. No further meetings or conversations were held between the parties until July 8, 2025.
At its regular meeting on March 19, 2025, at which a representative of Janney was present, Mr. Balli updated the NBC board with respect to the status of exploratory diligence. Discussion was held regarding a desire to choose a path forward that advanced the interest of all stakeholders, including NBC shareholders, employees and the local community. Mr. James Warren reported that on March 14, 2025, he met socially with the President and Chief Executive Officer of Institution D, and that he believed Institution D would be interested in acquiring NBC if NBC were for sale. Discussion was held whether a market check was required, with senior management of NBC and Janney expressing their belief that a market check would not be necessary if the NBC board determined to proceed with a strategic “merger-of-equals” transaction, unlike an outright sale of NBC, and senior management offered to have representatives of Pillar+Aught available at the next board meeting to further discuss the necessity of engaging in a market check as part of the transaction process. At this meeting, the NBC board continued to express the belief that the best path forward was either remaining independent or engaging in a strategic combination with an enthusiastic, performing and culturally-aligned partner, such as Ballston Spa, in order to unlock franchise value while preserving NBC’s legacy. The NBC board then authorized Mr. Balli to arrange for a mutual meeting of the NBC and Ballston Spa boards to explore cultural compatibility, which was subsequently held on April 8, 2025.
At its regular board meeting on March 20, 2025, the board of Ballston Spa invited representatives of Griffin to present an analysis of a potential combination with NBC, including financial metrics and strategic reasons to consider a merger in general, the challenges of the current environment and the opportunity for a combination with NBC to help address many of those issues, for the consideration of the Ballston Spa board.
On March 21, 2025, Messrs. Balli and Dowd met and discussed process and next steps, including the potential timing for a draft nonbinding indication of interest, which we refer to as NBI, from Ballston Spa. Both individuals acknowledged the need for their respective financial advisors to prepare models reflecting the combined institution’s pro forma capital position, understanding that capital would be required both to satisfy bank regulators and to unlock the growth potential of the combined institution. Following these discussions, Griffin was officially retained as exclusive financial advisor to Ballston Spa with regard to a potential merger and to issue a fairness opinion to the board of Ballston Spa with regard to the fairness of the exchange ratio, from a financial point of view, to its shareholders.
On April 2, 2025, Mr. Dowd met with Mr. Balli to discuss the upcoming meeting of select members of each party’s senior management team and their respective boards of directors. At this meeting, Mr. Dowd presented to Mr. Balli an NBI outlining certain aspects of a potential merger between the parties, consistent with the parties’ preliminary discussions to date. The NBI proposed, among other terms, a merger of NBC with and into Ballston Spa in an all-stock transaction, with the pro forma ownership of legacy NBC shareholders to be determined by the tangible book value contribution of NBC to the combined organization, which was estimated to be approximately 33%. Additionally, board representation would be commensurate with the pro forma ownership allocations, Ballston Spa’s current Chairman, CEO and CFO would continue in such positions, Mr. Balli would be offered the position of President and Caitlin McCrea, NBC’s Chief Financial Officer, would be offered the position of SVP/Finance and Treasurer, former NBC Bank branches would continue as Bank of Coxsackie, a division of Ballston Spa National Bank, and Ballston Spa would apply for trading on the OTCQX market (both NBC and Ballston Spa being currently quoted on the less liquid OTCID Basic Market). If accepted, the NBI would impose a 60-day exclusivity period on both parties, during which both NBC and Ballston Spa would be prohibited from engaging in negotiations or entering into any agreement with any third parties relating to alternative business combination transactions while the parties engaged in their respective due diligence investigations and negotiated the transaction documents. While employment opportunities for Mr. Balli and Ms. McCrea were included in the NBI, and while each executive anticipates becoming employed by the combined organization, neither executive entered into active negotiations regarding the terms of their respective employment with Ballston Spa. Later that day, Mr. Balli advised Mr. Donald Persico, Chairman of NBC, that he received an NBI from Mr. Dowd, a copy of which would be provided to the NBC board and representatives of Janney and Pillar+Aught for review and discussion at the April 16, 2025 board meeting.
On April 8, 2025, the directors and select representatives of senior management of both institutions, including the CEOs and CFOs, met in-person to make introductions and continue explore on a preliminary basis a potential merger of equal transaction. Specific transaction terms were not discussed.
At its regular meeting on April 16, 2025, at which representatives of Pillar+Aught and Janney were present, Pillar+Aught presented a memorandum describing the fiduciary duty of a director of a New York corporation in the context of evaluating its strategic alternatives. This presentation included a discussion of the material differences in the duty owed of a director of a New York corporation, such as NBC, in contrast to that of a director of a Delaware corporation, noting that New York law permits a director to consider, in the context of a potential change-in-control of the corporation, both the long-term and short-term interests of the corporation and its shareholders, and the effects that the proposed action may have in the short- and long-term on any or all of the following: the prospects of potential growth and profitability of the corporation, the corporation’s employees, the corporation’s retired employees, the corporation’s customers and creditors, and the ability of the corporation to provide goods, services, employment opportunities and to otherwise contribute to the communities in which it does business. In so doing, a director of a New York corporation is not obligated to weigh the interest of any of the foregoing constituencies greater than any other. In contrast, Delaware law generally requires the board to prioritize the short-term profits interests of shareholders in a change-in-control transaction. Following this presentation, Janney described the material terms of the NBI received from Ballston Spa and presented a financial overview of the proposed combination. The Janney presentation noted, among other things, earnings per share accretion in excess of 20% and a pro forma annual dividend of $1.04 per former NBC share, with the biggest challenge being a pro forma leverage ratio of just under 8%. Janney presented several possible strategies for addressing the capital concern, including balance sheet deleveraging and the issuance of debt and/or equity securities by Ballston Spa. Robust discussion regarding pro forma ownership of the combined entity, potential share price upside both short and long-term, the pro forma dividend, impact to employees and the cultural fit of the two organizations ensued. Additional discussion was held among the board, senior management and representatives of Pillar+Aught and Janney regarding whether the combination constituted a sale of NBC and, if so, whether to engage in a market check. The overall consensus was that the proposed combination with Ballston Spa represented a unique strategic opportunity for both institutions whereby the value created by the combined franchise is anticipated to be significantly greater than the value of either institution on a stand-alone basis. Such a transaction is fundamentally different from an outright sale transaction, in which a market check would be advisable in order to evaluate the reasonableness of the consideration offered by the proposed acquiror, including the premium (or discount) represented by the proposed purchase price. As such, it was determined that a market check would not be particularly useful in evaluating the attractiveness of a combination with Ballston Spa, nor is a market check required in evaluating a merger-of-equals transaction under New York law. While a majority of the board continued to express a belief that a combination with Ballston Spa would be strategically compelling, ultimately, the board determined to hold a subsequent meeting to determine whether to accept or reject the NBI in order to enable directors additional time to consider the information provided by Pillar+Aught and Janney.
On April 17, 2025, Mr. Balli met with Mr. Dowd to update him regarding the NBC board meeting, as well as to communicate the following requested modifications to the original NBI: confirmation of the size of the combined board and number of legacy NBC directors, confirmation that NBC shareholders would receive freely tradeable Ballston Spa shares in the transaction, and clarification regarding Ballston Spa’s intentions regarding capital requirements and timing. On April 24, 2025, following a briefing with the Ballston Spa board on the same day, Mr. Dowd delivered an updated NBI to Mr. Balli. The only changes were to confirm that shares issued to NBC shareholders would be registered with the SEC unless otherwise exempt, the combined board would consist of nine legacy Ballston Spa directors and four legacy NBC directors, Ballston Spa’s intention to raise $20 million in capital through the issuance of subordinated debt contingent on closing of the transaction, director eligibility requirements and post-closing former NBC director and officer indemnification obligations.

On April 28, 2025, the CEO of Institution A emailed Mr. Balli requesting a meeting to follow up on the February 13th meeting. A meeting was scheduled for May 22, 2025.
At its regular meeting on April 30, 2025, the Ballston Spa board was updated by Mr. Dowd on the status of the preliminary discussions with NBC and outlined the material terms of a possible NBI to be presented to NBC, based, in part, on management’s continued discussions with Griffin on the financial metrics and other material terms of the proposed transaction.
At a special meeting of the NBC board on April 30, 2025, at which representatives of Pillar+Aught and Janney were present, Mr. Balli reported that Ballston Spa had submitted a revised NBI addressing the concerns raised at the last meeting. Discussion ensued regarding a variety of transaction matters, including perceived execution risk, understanding that Ballston Spa had not previously engaged in a whole bank transaction. The addition of four legacy NBC directors to the combined board and the prominent role of NBC’s CEO and CFO on the combined organization’s senior management team, as well as their familiarity with the legacy NBC operations and investor and customer base, was believed to mitigate such execution risk. Following this discussion, a majority of the NBC board approved executing the NBI, with Mr. James Warren voting against and Mr. Joseph Warren abstaining. In opposing moving forward with Ballston Spa, Mr. James Warren continued to express his belief that the external factors that were a headwind to NBC’s financial performance, primarily the interest rate environment, would improve, enabling NBC to remain independent and rendering a combination with another institution unnecessary, while Mr. Joseph Warren advised that, while he was not in favor of engaging in a combination with another institution, he would not oppose a combination with Ballston Spa if the board determined to move forward. Following this meeting, Mr. Balli provided an executed copy of the NBI to Mr. Dowd, and noted for Mr. Dowd the fact that the NBI did not have the unanimous support of the NBC board.
At its regular meeting on May 21, 2025, at which representatives of Pillar+Aught were present, Mr. Balli reported to the NBC board that he received a letter the previous day from a shareholder purporting to own 4.8% of NBC common stock (“Shareholder X”), in which Shareholder X, a fund run by an individual with community banking capital markets experience, expressed their desire for the NBC board to pursue a sale of NBC to a larger institution. In that letter, a copy of which was shared with the board, Shareholder X suggested that a sale of NBC could result in a purchase price premium of $70 to $80 per share from a large bank acquiror, and possibly $90 per share (cash) from a credit union acquiror. The board directed Mr. Balli to thank Shareholder X for their investment and advise them that the board regularly seeks and obtains information from investment bankers experienced in bank mergers and acquisitions. With respect to the Ballston Spa transaction, Mr. Balli also reported that there had been no progress made since the April 30 meeting in light of the lack of unanimous support of the NBC board and, particularly, Mr. James Warren and Mr. Joseph Warren. Discussion ensued regarding the importance that a transaction receive the unanimous support of both boards in order to mitigate execution risk and garner maximum support of the shareholder base, employees and community. Discussion was also held regarding the costs associated with diligence efforts and negotiating the transaction documents. Mr. James Warren reported to the board that he had met Mr. Dowd the week before to discuss post-merger operational plans and their institutions’ respective shareholder bases. Specific transaction terms were not discussed. Mr. James Warren noted that he did not want to sell NBC, making clear that he was not a “hard no” to a combination with Ballston Spa and found the terms offered by Ballston Spa to be fair. Additional discussion ensued, with many directors noting that a combination with Ballston Spa creates a tremendous opportunity for immediate value creation, while maintaining NBC’s identity and ensuring meaningful influence over the future strategic direction of the combined organization. Mr. Balli also reported that he was scheduled to have lunch with the CEO of Institution A the following day in response to the unsolicited email received by Mr. Balli on April 28, believing it best to continue to maintain a line of communication with other bank executives. The NBC board voted to authorize the continuation of diligence efforts if Ballston Spa was willing to proceed absent unanimous board support.
At a lunch meeting on May 22, 2025, the CEO of Institution A informed Mr. Balli that they had prepared a slide deck on a transaction with NBC, which would include maintaining NBC Bank’s current branches, preservation of the NBC Bank name, and a likely role for Mr. Balli as a member of executive management of Institution A. The CEO offered to meet with NBC’s board should there be interest in further exploring a transaction with Institution A. By email to Mr. Balli on May 27, 2025, the CEO reiterated his offer to meet with NBC’s board.

On May 23, 2025, Messrs. Balli and Dowd met to discuss the status of the potential combination and the lack of support from the Warren directors. Mr. Dowd informed Mr. Balli that he would discuss the same with his board and legal and financial advisors to determine whether to proceed. Messrs. Dowd and Dodd met with Ballston Spa’s financial and legal advisors later that day to discuss Ballston Spa’s options on the proposed transaction in light of lack of support by the Warren directors, and the Ballston Spa board met at a special meeting on May 30, 2025 to discuss the same matters. Given the potential benefit for community and shareholders that had been discussed over the past several months with Griffin, the board felt that the benefits outweighed the potential risks, and unanimously approved moving forward with the negotiations and due diligence.
On June 4, 2025, Mr. Dowd informed Mr. Balli that the Ballston Spa board unanimously approved proceeding to attempt to negotiate a transaction with NBC due primarily to the perceived benefits that the transaction would have for both institutions. During this conversation, Mr. Balli informed Mr. Dowd that NBC had received correspondence from two purported shareholders including the above-referenced letter from Shareholder X and an email from a second shareholder recommending that NBC pursue a sale transaction in light of the challenges presented by the formal agreement. The executives discussed the implications of the correspondence and the likely reaction of investors to a combination of NBC and Ballston Spa, acknowledging that NBC shareholders with a short-term view would likely prefer the immediate premium that could be expected in an outright sale, while shareholders with a long-term view and appreciation of the historical impact and legacy of NBC would likely be excited by the prospects offered by a combination of NBC and Ballston Spa.
On June 11, 2025, members of senior management of Ballston Spa and NBC met to make introductions and discuss a proposed timeline for completing confirmatory due diligence.
On June 17, 2025, Messrs. Balli and Dowd met to discuss post-merger staffing issues. At this meeting, Mr. Balli informed Mr. Dowd that it had come to his attention that at least two other NBC directors were expressing concern with proceeding with the transaction absent the support of the Warren directors. Both executives acknowledged the risks associated with attempting to move forward with the transaction absent the support of at least the vast majority of the NBC board, including negative impact of potential discord on the NBC board, the costs expected to be incurred by both parties in attempting to negotiate definitive transaction documents and conducting their due diligence investigations of the other, the risk that one or both boards may ultimately decide not to move forward without unanimous board support, the risk that NBC may fail to obtain the requisite shareholder approval absent unanimous board support, the increased potential for litigation in a transaction not receiving unanimous board support, and reputation risk and the significant costs expected to be incurred by both institutions should the transaction ultimately fail to close.
As a result of the uncertainty and execution risk created by the lack of unanimous support, as described above, the NBC board voted to terminate the NBI at its regular meeting on June 18, 2025, and cease further discussions with Ballston Spa. Mr. Balli informed Mr. Dowd of the NBC board’s decision later that day. Also at this board meeting, Mr. Balli reported on the May 27, 2025 offer by the CEO of Institution A to meet with NBC’s board. The NBC board did not accept the offer, as the NBC board determined at this meeting to proceed with maintaining NBC’s independence.
During the several weeks that followed, through a series of calls with, and emails and letters to, Mr. Balli, NBC Chairman Donald Persico and the NBC board, Shareholder X continued to reiterate his belief that NBC should pursue a sale transaction and proceeded to demand a seat on the NBC board.
On July 2, 2025, Mr. Dowd delivered a letter to Mr. Balli expressing Ballston Spa’s appreciation to the NBC board for engaging in the exploratory discussions that had taken place over the past several months, acknowledging the difficulty of the decision presented, reiterating all of the perceived benefits of a combination of Ballston Spa and NBC, and offering to resume discussions at a later date if the NBC board had determined to do so.
Following an outreach by the Chief Administrative Officer of Institution D in early July 2025, Mr. Balli met with the Chief Executive Officer and Chief Administrative Officer of Institution D over lunch on July 8, 2025. During this meeting, the Chief Executive Officer of Institution D expressed his belief that

NBC would make an attractive acquisition target for Institution D. Both executives acknowledged that such a transaction would have to be an all-cash transaction in light of the fact that Institution D was a mutual holding company, which may be unattractive to many NBC shareholders. No further conversations were held between NBC and Institution D.
On July 16, 2025, Mr. Dowd met with Mr. James Warren, at which meeting Mr. Warren thanked Mr. Dowd for the July 2nd letter. Discussion ensued regarding the pro forma dividend NBC shareholders could expect to receive should the combination with Ballston Spa close, as well as thoughts on anticipated earnings accretion, cost-savings, employee retention and the operation of the former NBC Bank branches as a division of Ballston Spa.
On July 17, 2025, Mr. James Warren met with Mr. Balli and informed Mr. Balli that he had reconsidered his position and was now fully in support of a strategic combination with Ballston Spa, and that he would be informing the NBC board accordingly at its next meeting on July 23rd. Mr. Warren determined that his further examination of the transaction materials previously prepared by Janney, coupled with his own conversations with Mr. Dowd, confirmed for him that the earnings accretion, pro forma dividend and additional liquidity in Ballston Spa stock anticipated to result from the transaction, were achievable and could be expected to create short and long-term value for NBC shareholders, while also resolving the concerns raised in the formal agreement, preserving jobs for NBC employees, ensuring a meaningful role of legacy NBC management and directors in the future direction of the combined organization, and enabling the combined franchise to better serve NBC’s existing communities.
On July 18, 2025, Mr. Balli updated Mr. Dowd with respect to his conversation with Mr. James Warren, as well as recent developments with and demands made by Shareholder X. Mr. Dowd expressed his belief that the Ballston Spa board would still be interested in pursuing a combination with NBC, but noted that a revised NBI would likely reflect a requirement that the NBI and transaction receive the unanimous support of the NBC board. Mr. Balli committed to updating Mr. Dowd following the NBC board meeting on July 23rd.
At its regular meeting on July 23, 2025, at which representatives of Pillar+Aught were present, the NBC board discussed the rationale for previously terminating discussions with Ballston Spa, noting that the decision was made not because the terms offered were considered by the NBC board to be unfair to NBC and its constituencies, but because of a concern regarding whether the transaction would receive the requisite shareholder support absent the support of the Warren directors. Mr. James Warren then informed the NBC board that he had met with Mr. Dowd and discussed the pro forma organization. He advised the board that, for the reasons described above, he had changed his position on the transaction and was fully in support of proceeding on the terms described in the NBI, and believed that the transaction would ultimately receive the requisite NBC shareholder approval. Mr. Joseph Warren confirmed his agreement and his full support of a combination with Ballston Spa. After additional discussion, the NBC board unanimously authorized Mr. Balli to execute a new NBI with no material changes to the prior version other than a requirement that the transaction receive the unanimous support of the NBC board.
At Ballston Spa’s regularly scheduled board meeting on July 24th, Mr. Dowd informed the board of Mr. Warren’s change in position and support of the transaction. During the July 24th meeting, the Ballston Spa senior management team re-presented the NBI to the Ballston Spa board, noting the unanimous approval and support from NBC board. The Ballston Spa board unanimously approved the presentation of the revised NBI to NBC.
On July 24, 2025, Mr. Dowd delivered a revised NBI to Mr. Balli. The only material changes to the prior NBI were to increase the anticipated pro forma ownership of legacy NBC shareholders from 33% to 34% based on the current relative tangible book values of each company, to require that the NBI and transaction receive the unanimous support of the NBC board, and to extend the exclusivity period from 60 to 90 days. Following discussion among representatives of the parties, and in light of the diligence conducted to date, Ballston Spa agreed to revise the NBI to reflect the original 60-day exclusivity period. The NBI was executed by both parties on July 25, 2025.
During the period from July 25, 2025 to September 23, 2025, each party completed its due diligence investigation of the other, which consisted of extensive document and credit review, management interviews and outreach to applicable bank regulators, none of whom expressed significant concern about the proposed transaction. Also during this period, Ballston Spa and NBC and their respective legal counsel and financial advisors negotiated the terms of the definitive merger agreement and ancillary agreements, the initial drafts of which were delivered by Luse Gorman, legal counsel to Ballston Spa, to Pillar+Aught on or about August 18, 2025 and included a fixed exchange ratio of 0.8065 shares of Ballston Spa common stock for each share of NBC common stock outstanding for pro forma ownership by legacy NBC shareholders of 34%.
On August 6, 2025, at the unsolicited request of the CEO of Institution C, Mr. Balli and the CEO met for lunch. During that meeting, the CEO described various challenges faced by Institution C, including those related to management and board succession, and informed Mr. Balli that Institution C’s board had directed the CEO to explore the possibility of finding a strategic partner. Mr. Balli informed the CEO that NBC was not presently in a position to acquire an institution, and the executives agreed to remain in touch should circumstances change.
At its regular meeting on August 20, 2025, NBC management and representatives of Pillar+Aught and Janney updated the NBC board with respect to the status of the negotiations of the definitive merger agreement and the results of NBC’s diligence investigation to date. Representatives of Janney made a presentation in which they reviewed the transaction terms, pricing metrics, and the financial analyses Janney performed in connection with the transaction to date. The presentation reflected pro forma ownership by legacy NBC shareholders of 34% based upon the proposed exchange ratio of 0.8065, earnings per share accretion of approximately 25%, a pro forma dividend of approximately $1.06 for legacy NBC shareholders, and a tangible book value earnback period of approximately 4.3 years. Much discussion ensued regarding the fact that Ballston Spa common stock trades well below its peers, which on an average and median basis trade slightly in excess of tangible book value (between 101.7% and 104.6%) while Ballston Spa trades at approximately 71% of tangible book value, with the lack of liquidity and overall size of Ballston Spa being identified as the primary contributing factors. In this regard, it was noted that if Ballston Spa traded at those same multiples (between 101.7% to 104.6%), its stock would trade at between $90 and $92.50 per share, rather than $62.75 (as of August 18, 2025), indicating a per share price to NBC shareholders of between $72.59 and $74.60. Janney also expressed their belief that, due to its more attractive size and expected earnings potential, the combined institution would be expected to create stronger interest from potential acquirors than either institution on a stand alone basis, which would also be expected to increase franchise value. Following this discussion, the NBC board unanimously approved formally engaging Janney to serve as NBC’s financial advisor and to render a fairness opinion in connection with the Ballston Spa combination. Mr. Balli also updated the board with respect to his meeting with the CEO of Institution C, as well as additional outreach by the CEO of Institution A requesting another meeting.
At its regular meeting on August 21, 2025, Ballston senior management asked representatives of Griffin to present a full updated financial analysis of the combination reflecting the information gathered in due diligence to date, including cost savings assumptions, mark-to-market analysis and pro forma tangible book value dilution, earnings and regulatory capital. Griffin advised the board of Ballston Spa that the assumptions would continue to be refined up through announcement.
At a special meeting of the board on August 28, 2025, representatives of Luse Gorman, counsel to Ballston Spa, reviewed the material terms of the draft definitive agreement, and advised that it would brief the board on any material changes thereto at future board meetings.
On September 3, 2025, Mr. Balli met with the CEO of Institution A, at which meeting the CEO confirmed Institution A’s interest in acquiring NBC.
On September 11, 2025, the board of Ballston Spa met to review the updated financial analysis of the merger as presented by Griffin, and to be briefed by management as to the diligence process and conclusions.
At the Ballston Spa board meeting on September 16, 2025, representatives from Griffin and Luse Gorman provided an update on the status of the transaction. Senior management reported on the process to date, including the continued negotiations with NBC, results of due diligence and regulatory outreach. A detailed summary of the merger agreement negotiated to date, as well as certain ancillary documents, and Griffin’s presentation materials to be reviewed at the meeting, had been made available to board members in advance of the meeting, and were each presented to the Ballston Spa board. Representatives of Griffin made a detailed presentation in which they reviewed the transaction terms, pricing metrics, and the financial analyses Griffin performed in connection with the transaction to date. Representatives of Luse Gorman then made a presentation describing the material terms of the transaction, including the draft merger agreement. The Ballston Spa board made numerous inquiries of management, Griffin and Luse Gorman and proceeded to vote unanimously in favor of the merger agreement.
At its meeting on September 17, 2025, representatives from Janney and Pillar+Aught participated in the NBC board meeting to provide an update on the status of the transaction. Mr. Balli reported on the process to date, including the results of management interviews and regulatory outreach. Representatives of management, Janney and Pillar+Aught reported to the NBC board with respect to the results of their due diligence investigation of Ballston Spa. Discussion was held and the directors’ questions regarding due diligence were satisfactorily addressed. A draft and detailed summary of the merger agreement negotiated to date, as well as certain ancillary documents, and a draft of Pillar+Aught’s and Janney’s presentation materials to be reviewed at the meeting, had been made available to board members in advance of the meeting. Representatives of Janney provided an updated presentation in which they reviewed the transaction terms, pricing metrics, and the financial analyses Janney performed in connection with the transaction to date. During its presentation, Janney again noted the fact that Ballston Spa’s common stock trades well below its peers and well below its tangible book value. Janney further noted that, while application of the exchange ratio of 0.8065 shares of Ballston Spa common stock for each share of NBC common stock suggests a per share value of $55.01 based upon Ballston Spa’s stock price on September 15, 2025, if Ballston Spa traded at its tangible book value of $87.47 per share, the value of the Ballston Spa common stock received by NBC shareholders would be $71.35. Discussion was held regarding the likelihood of Ballston Spa stock trading closer to its tangible book value post-merger, including the anticipated positive impact associated with exceeding $1 billion in assets and uplisting to the OTCQX Market. Discussion was also held regarding the anticipated impact of the tangible book value earnback period now exceeding six years. Janney acknowledged that, while an earnback period of six years is unusually long, it is evidence of Ballston Spa’s strong belief in the value of the combined franchise. Representatives of Pillar+Aught then made a presentation describing the material terms of the transaction, including the draft merger agreement and the voting agreements required by Ballston Spa to be executed by the directors of NBC. During these presentations, the NBC board again discussed the challenges associated with remaining independent and the attractiveness of partnering with Ballston Spa. The following factors, among others, which had been identified and discussed throughout the approximately six-month long process, confirmed for the NBC board that Ballston Spa was the right partner for NBC, its shareholders and its other constituencies: the franchise value to be created by the contribution of the two complementary franchises; the earnings accretion expected in both the short- and long-term; the pro forma dividend in which legacy NBC shareholders would participate; the results of NBC’s due diligence investigation of Ballston Spa, which confirmed the cultural alignment of the two institutions; Ballston Spa’s willingness to proceed with the transaction despite a tangible book value earnback of more than six years, which indicates a strong commitment to NBC and belief in the earnings potential of the combined organization; the meaningful representation of legacy members of NBC senior management and board members in the governance and future performance of the combined institution; the expectation that the vast majority of NBC employees would be offered positions with the combined institution; and the fact that the combined institution would continue to support legacy NBC communities. Following extensive discussion, the NBC board determined to convene a special meeting on September 23, 2025 to consider and vote on the proposed transaction.
The NBC board held a special meeting on September 23, 2025, at which representatives of Janney and Pillar+Aught were present. The representatives of Janney provided their updated financial analysis of the proposed transaction and orally rendered Janney’s opinion, which was subsequently confirmed in writing (a copy of which is attached as Annex C to this joint proxy statement/prospectus), to the effect that, as of September 23, 2025 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney as set forth in the opinion, the proposed merger consideration was fair, from a financial point of view, to the holders of NBC common stock. Representatives from Pillar+Aught also provided an update as to changes to the definitive transaction documents since the September 17th meeting.

Following these presentations and discussions and review and discussion among the members of NBC’s board, including consideration of the impact of the transaction on NBC’s shareholders, employees, customers and community and the other factors described below under “NBC’s Reasons for the Merger,” NBC’s board determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and in the best interests of NBC and its shareholders, and the directors unanimously voted to adopt the merger agreement and the transactions contemplated thereby, and recommended that NBC’s shareholders approve and adopt the merger agreement.
The Ballston Spa board held a special meeting on September 23, 2025, at which representatives of Griffin and Luse Gorman were present. The representatives of Griffin provided their updated financial analysis of the proposed transaction and orally rendered Griffin’s opinion, which was subsequently confirmed in writing (a copy of which is attached as Annex B to this joint proxy statement/prospectus), to the effect that, as of September 23, 2025 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Griffin as set forth in the opinion, the proposed merger consideration was fair, from a financial point of view, to the holders of Ballston Spa common stock. Representatives from Luse Gorman also provided an update as to changes to the definitive transaction documents since the September 16th meeting.
Following these presentations and discussions and review and discussion among the members of Ballston Spa’s board, including consideration of the impact of the transaction on Ballston Spa’s shareholders, employees, customers and community and the other factors described below under “Ballston Spa’s Reasons for the Merger,” Ballston Spa’s board determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and in the best interests of Ballston Spa and its shareholders, and the directors unanimously voted to adopt the merger agreement and the transactions contemplated thereby, and recommended that Ballston Spa’s shareholders approve and adopt the merger agreement.
Following their respective boards of directors’ meetings, NBC and Ballston Spa executed the merger agreement and the schedules, exhibits and annexes thereto. The merger was announced prior to the opening of trading on September 24, 2025.
On September 26, 2025, a representative of Janney received by email an unsolicited, signed indication of interest letter (“IOI”) from Institution A. Institution A proposed an acquisition of NBC in an all-stock transaction valued at $70 per share of NBC common stock, subject to Institution A’s confirmatory due diligence investigation of NBC. The IOI indicated a willingness to offer NBC representation on Institution A’s board (although it did not indicate the number of board seats to be offered) and the retention of a “significant number” of NBC employees, as well as the position of market president to Mr. Balli. This was the first written indication of interest received from Institution A. The NBC board was notified of the receipt of the IOI that afternoon and a meeting of the board was convened on the morning of October 1, 2025 to discuss the IOI and the NBC board’s response. Representatives of Janney and Pillar+Aught joined by invitation. Pillar+Aught reviewed its prior discussions with the board regarding the terms of the Ballston Spa merger agreement as it related to competing offers and the board’s fiduciary duties. The representative of Janney described to the board the financial aspects of Institution A’s IOI, including a side-by-side comparison of the financial aspects of the pending Ballston Spa transaction and a potential transaction with Institution A on the terms described in the IOI. The NBC board discussed the terms of the IOI and a potential transaction with Institution A, including, in particular, the per share merger consideration of $70, the fact that the value of the stock consideration to be received in the transaction would fluctuate with Institution A’s stock price between any deal announcement and closing of the transaction, the anticipated pro forma dividend of $2.71 per former NBC share, the pro forma ownership by former NBC shareholders of 6.6% of Institution A, the lack of recent acquisition experience by Institution A, the need for due diligence by both parties, the uncertainty of agreeing to terms and the cost and distractions associated with that process, the fact that the price expressed in the IOI was not guaranteed nor that NBC or its representatives predict the future terms of the IOI that Institution A may propose as part of the negotiation process, the responsibility for payment of the termination fee that would be owed to Ballston Spa if there were a termination of the Ballston Spa merger agreement, and other information deemed relevant to the board in determining whether the IOI was reasonably likely to lead to a proposal that was superior to the Ballston Spa transaction. Ultimately, the NBC board unanimously determined that the pending strategic combination with Ballston

Spa continued to be in the best interests of NBC and its constituencies, and that the terms described in the IOI did not represent a superior proposal to the pending Ballston Spa transaction. In arriving at this conclusion, the NBC board acknowledged the fundamental difference between the opportunity created by the strategic combination with Ballston Spa versus an outright sale transaction, and that, had the NBC board determined that a sale of NBC was in the best interests of NBC and its constituencies, it would have proceeded with a competitive process. The NBC board directed Pillar+Aught to inform Institution A of the same following the execution of a requisite confidentiality agreement. Later that day, Pillar+Aught delivered a proposed confidentiality agreement to the CEO of Institution A.
Between October 3 and 9, 2025, NBC and Institution A, with the assistance of their respective legal counsel, negotiated the terms of a confidentiality agreement, which was executed on October 9th. That same day, Pillar+Aught delivered a letter to counsel to Institution A informing Institution A of the NBC board’s determination that a transaction with Institution A on the terms outlined in the IOI would not be superior to the present combination with Ballston Spa. The CEO of Institution A then requested the opportunity to address the NBC board personally. An invitation was extended to the CEO to address the NBC board, either in person or virtually, at its next regular meeting on the morning of October 15, 2025. That afternoon, counsel to Institution A informed Pillar+Aught that Institution A had withdrawn its IOI. There was no further correspondence between Institution A and NBC regarding a potential transaction.
Ballston Spa’s Reasons For the Merger; Recommendation of Ballston Spa’s Board of Directors
After careful consideration, the Ballston Spa board of directors, at a special meeting on September 23, 2025, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers and the issuance of Ballston Spa common stock, are advisable and fair to and in the best interests of Ballston Spa and its shareholders, (ii) approved and adopted the merger agreement, and the transactions contemplated thereby (including the merger, the issuance of Ballston Spa common stock, and the bank merger agreement) and (iii) recommended the approval by Ballston Spa shareholders of the Ballston Spa merger proposal and the other matters to be voted on at the Ballston Spa special meeting.
In reaching this decision, the Ballston Spa board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with Ballston Spa’s senior management, as well as with Ballston Spa’s legal and financial advisors, and considered a number of factors, including the following:
•
each of Ballston Spa’s and NBC’s business, operations, financial condition, asset quality, earnings and prospects;

•
the strategic rationale for the merger, which will enhance Ballston Spa’s ability to deliver products and services currently offered by both Ballston Spa and NBC, including commercial lending and other banking products and services, and will enable Ballston Spa to grow and expand customer relationships by offering new customers and existing customers of Ballston Spa and NBC a broader set of products and services through a deeper market footprint, and the ability to target larger loan relationships due to a higher combined legal lending limit;

•
the anticipated pro forma financial impact of the merger on Ballston Spa, including the positive impact on earnings, earnings per share, return on equity, balance sheet diversity, funding costs and potential capital generation, including that the transaction is estimated to be accretive from an earnings per share perspective (prior to the impact of nonrecurring transaction costs) for the combined company in the three years after completion;

•
the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on Ballston Spa’s potential growth, development, productivity and strategic options both with and without the mergers;

•
the expanded possibilities for growth that would be available to Ballston Spa, given its larger capital and deposit base, and broader footprint in the New York Capital region;

•
the compatibility of Ballston Spa’s and NBC’s cultures and values, including their conservative risk management culture and shared commitment to customer service, employee experience, community reinvestment, active community involvement, diversity, equity and inclusion and environmental, social and governance efforts;

•
the compatibility of Ballston Spa’s and NBC’s credit philosophies, and the expectation that following the completion of the mergers there will be an increase in Ballston Spa’s commercial lending opportunities in the greater New York capital market area, consistent with the low credit-risk profile of both Ballston Spa and NBC;

•
the complementary nature of Ballston Spa’s and NBC’s products, customers and geographic market footprints, which Ballston Spa believes should provide the opportunity to mitigate risks, generate additional capital and increase potential returns;

•
the expectation of operating efficiencies and cost synergies resulting from the mergers and the likelihood that they would be achieved after the merger;

•
the expectation that the merger will offer potential revenue synergies, including opportunities to enhance revenue growth across multiple business lines by creating deeper customer relationships and the fact that such revenue synergies were identified but not included in the financial analysis;

•
the registration of the combined company’s stock under the Securities Exchange Act of 1934 following the merger will make additional information about the combined company publicly available and, along with the inclusion of the stock on the OTCQX, may result in enhanced stock liquidity and market depth for buying and selling shares in the combined company;

•
its review and discussions with NBC’s senior management concerning Ballston Spa’s due diligence examination of NBC, including with respect to, among other areas, its operations, financial condition, credit quality, loan portfolio, legal and regulatory compliance programs and prospects;

•
its understanding that Ballston Spa shareholders will own approximately sixty-six percent (66%) of the combined company’s common stock;

•
the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by NBC shareholders as a result of possible increases or decreases in the trading prices of NBC common stock or Ballston Spa common stock following the announcement of the mergers, which the Ballston Spa board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the proposed transaction;

•
the opinion, dated September 23, 2025, of Griffin to Ballston Spa’s board of directors as to the fairness to the holders of Ballston Spa common stock, from a financial point of view and as of the date of the opinion, of the exchange ratio, as more fully described below under “The Merger — Opinion of Ballston Spa’s Financial Advisor”;

•
its review with Griffin of the financial terms of the merger agreement and its review with Ballston Spa’s outside legal counsel of the material terms of the merger agreement, including the representations, covenants, deal protection and termination provisions, tax treatment and closing conditions;

•
its expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•
the fact that Ballston Spa’s shareholders will have the opportunity to vote to approve the Ballston Spa merger proposal;

•
the fact that nine of 13 total directors of the combined company will be current members of the Ballston Spa board of directors;

•
the fact that all current executive officers of Ballston Spa will remain executive officers of the combined company;

•
the execution of an employment agreement with Mr. Balli and a change in control agreement with Ms. McCrea in connection with the execution of the merger agreement, and Ballston Spa’s belief that the continued service of these individuals will allow the combined company to benefit from a deeply experienced and highly respected group of executives with a track record of superior operational execution and will enhance the likelihood that the strategic benefits that Ballston Spa expects to achieve as a result of the mergers will be realized;
•
the ability to achieve a sustainable management succession plan for the combined company through the combination of the company’s management teams; and

•
the fact that Ballston Spa’s current headquarters in Ballston Spa, New York will remain the headquarters for the combined holding company and the combined bank.

The Ballston Spa board of directors also considered the potential risks related to the proposed transaction. The board concluded that the anticipated benefits of combining with NBC were likely to outweigh these risks substantially. These potential risks included:
•
the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of general economic and market conditions and competitive factors in the areas where Ballston Spa and NBC operate businesses;

•
the costs to be incurred in connection with the merger and the integration of NBC’s business into Ballston Spa’s and the possibility that the proposed transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the possibility that the anticipated pro forma impact of the merger on Ballston Spa will not be realized when expected or at all as a result of unexpected changes in financial market or economic conditions, including as a result of sustained market volatility or significant changes in interest rates;

•
the impact of anticipated acquisition accounting adjustments, including to reflect the securities portfolio and loans that will be acquired from NBC at a preliminary estimate of their fair value, on the anticipated pro forma tangible book value and regulatory capital levels of Ballston Spa and Ballston Spa National Bank;

•
the possibility of encountering difficulties in achieving anticipated cost savings in the amounts currently estimated or within the time frame currently contemplated;

•
the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Ballston Spa and NBC;

•
the risk of losing key Ballston Spa or NBC employees during the pendency of the merger and following the closing;

•
the possible diversion of management focus and resources from the operation of Ballston Spa’s business while working to implement the proposed transaction and integrate the two companies;

•
the risk that, because the exchange ratio under the merger agreement will not be adjusted for changes in the market price of Ballston Spa common stock or NBC common stock, the value of the shares of Ballston Spa

•
common stock to be issued to NBC shareholders upon the completion of the merger could be significantly more or less than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•
the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of Ballston Spa following the completion of the merger;

•
the dilution caused by Ballston Spa’s issuance of additional shares of its common stock in connection with the proposed transaction;

•
the potential for legal claims challenging the merger; and

•
the other risks described under the sections entitled “RISK FACTORS” and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

The foregoing discussion of the information and factors considered by the Ballston Spa board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Ballston Spa board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, Ballston Spa’s management and Ballston Spa’s independent financial and legal advisors, and overall considered the factors to support its determination.
For the reasons set forth above, the Ballston Spa board of directors determined that the merger agreement and the transactions contemplated thereby (including the mergers) are advisable and fair to and in the best interests of Ballston Spa and its shareholders.
Certain of Ballston Spa’s directors and executive officers have other interests in the merger that are different from, or in addition to, those of Ballston Spa’s shareholders generally, as discussed under the caption “THE MERGER — Interests of Ballston Spa Directors and Executive Officers in the Merger,” below. The Ballston Spa board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Ballston Spa shareholders.
It should be noted that this explanation of the reasoning of the Ballston Spa board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 24.
Opinion of Ballston Spa’s Financial Advisor
On March 28, 2025, Ballston Spa engaged Griffin Financial Group, LLC to assist it in evaluating and consummating a potential merger transaction with NBC and its subsidiary, The National Bank of Coxsackie. Pursuant to this engagement, Griffin agreed to serve as financial advisor in connection with the proposed merger of NBC with and into Ballston Spa and to assist Ballston Spa in assessing the fairness, from a financial point of view, of the exchange ratio in the proposed merger to the shareholders of Ballston Spa. Griffin is a nationally recognized, Financial Industry Regulatory Authority-licensed investment banking firm that is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
As part of its engagement, representatives of Griffin attended the meeting of the Ballston Spa board of directors held on September 23, 2025, at which the Ballston Spa board evaluated the proposed merger. During this meeting, Griffin reviewed the financial aspects of the proposed merger and provided its opinion that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to the shareholders of Ballston Spa. The Ballston Spa board approved the merger at this meeting.
The full text of Griffin’s written opinion is attached as Annex B to this proxy statement and is incorporated herein by reference. Ballston Spa shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered, procedures followed and qualifications and limitations on the review undertaken by Griffin. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.
Griffin’s opinion speaks only as of the date of the opinion, and Griffin has undertaken no obligation to update or revise its opinion. The opinion was directed to the Ballston Spa board, solely in its capacity as such, in connection with, and for the purposes of, its consideration of the proposed merger. The opinion only addresses whether the exchange ratio in the proposed merger was fair, from a financial point of view, to the shareholders of Ballston Spa as of the date of the opinion. The opinion does not address the underlying business decision of Ballston Spa to engage in the proposed merger, the relative merits of the merger compared to other strategic alternatives which may be available to Ballston Spa or any other term or aspect of the merger agreement or the transactions contemplated thereby. Griffin’s opinion does not constitute a recommendation of Ballston Spa’s board of directors or Ballston Spa’s shareholders as to how such person should vote or otherwise act with respect to the proposed merger or any other matter.

In providing its opinion, Griffin:
i.
reviewed the execution version of the merger agreement dated September 23, 2025;

ii.
reviewed and discussed with Ballston Spa its consolidated financial statements, including its wholly owned banking subsidiary, Ballston Spa National Bank, as of and for the years ended December 31, 2024 and December 31, 2023, and as of and for the quarters ended March 31, 2025 and June 30, 2025;

iii.
reviewed and discussed with NBC its consolidated financial statements, including its wholly owned banking subsidiary, The National Bank of Coxsackie, as of and for the years ended December 31, 2024, December 31, 2023, and as and for the quarters ended March 31, 2025 and June 30, 2025;

iv.
discussed with management of Ballston Spa and NBC matters relating to their respective financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy and that of their respective banking subsidiaries, future prospects, public regulatory standing, and related matters (as applicable) as of such dates and periods deemed relevant;

v.
reviewed and discussed with management of Ballston Spa its budgeted balance sheet growth and earnings for 2025, forecasted growth and earnings for 2026 and 2027, and expected future period trends for assets, loans, deposits, capital, and earnings;

vi.
reviewed and discussed with management of NBC its budgeted balance sheet growth and earnings for 2025 and expected future period trends for assets, loans, deposits, capital, and earnings;

vii.
analyzed and discussed with Ballston Spa and NBC the potential strategic implications and operational benefits anticipated by the management of Ballston Spa and NBC related to the proposed merger;

viii.
evaluated the potential pro forma financial effects of the proposed merger on the regulatory capital ratios of Ballston Spa and Ballston Spa National Bank;

ix.
reviewed and discussed with Ballston Spa and NBC certain publicly available documents and other business and financial information concerning Ballston Spa and NBC and the economic and regulatory environments in which they operate;

x.
compared the financial condition and implied valuation of Ballston Spa to the financial condition and valuation of certain institutions we deemed relevant;

xi.
compared the financial condition and implied valuation of NBC to the financial condition and valuation of certain institutions we deemed relevant;

xii.
compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving whole bank mergers and acquisitions that we deemed relevant;

xiii.
performed discounted cash flow analyses of each party independently and of NBC as affected for the merger; and

xiv.
undertook such other financial studies and analyses, and considered such other information as Griffin deemed appropriate for the purpose of this opinion.

Griffin’s opinion has been approved by its fairness opinion committee in conformity with its policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. In conducting its review and arriving at its opinion, Griffin relied upon the accuracy and completeness of the financial and other information provided to it or otherwise publicly available or which was furnished to or discussed with Griffin by Ballston Spa or by NBC or otherwise reviewed by Griffin including, particularly, the forward looking earnings estimates, financial projections and forecasts, cost savings and growth rates. Griffin did not independently verify the accuracy or completeness of any such information, data or forecasts or assume any responsibility for such verification or accuracy. Management of Ballston Spa and management of NBC assured Griffin that they were not aware of any relevant information that had been omitted or remained undisclosed to Griffin.
The Ballston Spa earnings estimates used by Griffin in certain of its analyses were prepared by, or in conjunction with, Ballston Spa’s senior management team. Griffin relied upon the management of Ballston Spa as to the reasonableness and achievability of its earnings estimates (and the assumptions and bases therefore) and assumed that such earnings estimates reflected the best currently available estimates and judgments of Ballston Spa’s management and that such earnings will be realized in the amounts and in the time periods estimated by Ballston Spa’s management. Ballston Spa does not disclose internal earnings estimates of the type provided to Griffin in connection with its review of the merger. As a result, such estimates were not prepared with a view towards public disclosure. Earnings estimates and future projections are based on numerous variables and assumptions that are uncertain, including, but not limited to, general economic conditions, interest rates, inflation, government policy and political tensions, and actual results could vary significantly from those set forth in the estimates.
The NBC earnings estimates used by Griffin in certain of its analyses were prepared in conjunction with, NBC’s senior management team. Griffin relied upon the management of NBC as to the reasonableness and achievability of its earnings estimates (and the assumptions and bases therefore) and assumed that such earnings estimates reflected the best currently available estimates and judgments of NBC’s management and that such earnings will be realized in the amounts and in the time periods estimated by NBC’s management. NBC does not disclose internal earnings estimates of the type provided to Griffin in connection with its review of the merger. As a result, such estimates were not prepared with a view towards public disclosure. Earnings estimates and future projections are based on numerous variables and assumptions that are uncertain, including, but not limited to, general economic conditions, interest rates, inflation, government policy and political tensions, and actual results could vary significantly from those set forth in the estimates.
Griffin did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Ballston Spa or of NBC, and Griffin was not furnished with any such evaluations or appraisals. Griffin did not evaluate the solvency or fair value of Ballston Spa or of NBC under any laws relating to bankruptcy, insolvency or similar matters. Griffin did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of Ballston Spa or NBC. Griffin did not review individual loan or credit files or deposit information of Ballston Spa or NBC, nor did Griffin make an independent evaluation of the adequacy of the allowance for loan and lease losses of Ballston Spa or NBC. Griffin is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for credit losses with respect thereto, and accordingly, Griffin assumed, without independent verification, that the aggregate allowances for credit losses for Ballston Spa and NBC were adequate to cover those losses. Griffin does not provide legal, accounting, regulatory, or tax advice and has relied solely, and without independent verification, on the assessments made by Ballston Spa and its advisors with respect to such issues. Griffin assumed, with Ballston Spa’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for Ballston Spa and its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to Ballston Spa and its shareholders. Griffin did not express any opinion as to any tax or other consequence that might result from the proposed merger.
For purpose of providing its opinion, Griffin assumed that, in all respects material to its analysis:
xv.
the proposed merger and any related transactions will be completed in accordance with the terms set forth in the version of the merger agreement provided to Griffin, without material waiver or modification, including, but not limited to, no adjustments to the exchange ratio;

xvi.
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

xvii.
each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents, including approval by federal and state banking regulators and by Ballston Spa’s and NBC’s shareholders, and in a manner which will not give either party the ability to terminate the merger agreement or decline to close under the merger agreement;
xviii.
all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

xix.
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including termination, divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

Griffin’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it, as of the date of its opinion. Market price data used by Griffin in connection with its opinion was based on reported market closing prices as of September 19, 2025. It should be understood that subsequent developments may affect Griffin’s opinion, and Griffin does not have any obligation to update, revise, confirm or reaffirm its opinion. Griffin’s opinion is limited to the fairness, from a financial point of view, to the shareholders of Ballston Spa with regards to the exchange ratio in the merger as of the date of the opinion. Griffin did not express an opinion as to the effects of economic, market and other conditions on the proposed merger or any party to the proposed merger, and Griffin further expressed no opinion as to the prices at which shares of Ballston Spa common stock or NBC common stock may trade at any time subsequent to the announcement of the proposed merger. Griffin expressed no opinion as to the fairness of the merger as of any subsequent date or to creditors or other stakeholders of Ballston Spa or as to the underlying decision by Ballston Spa to engage in the merger, the relative merits of the merger compared to other merger transactions that may be available to Ballston Spa, or the relative merits of the merger compared to other strategic alternatives that may be available to Ballston Spa. Griffin did not take into account, and expresses no opinion with respect to, the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of Ballston Spa or NBC paid or payable by reason or as a result of the merger.
In performing its analysis, Griffin made various assumptions with respect to economic, general business, industry performance, market and financial conditions and other matters, which are beyond the control of Griffin, Ballston Spa, and NBC. Any estimates contained in the analyses performed by Griffin are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Griffin opinion was among several factors taken into consideration by the Ballston Spa board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Ballston Spa board with respect to the fairness of the exchange ratio.
The following is a summary of the material analyses presented by Griffin to the Ballston Spa board on September 23, 2025, in connection with Griffin’s fairness opinion. The summary is not a complete description of the analyses underlying the Griffin opinion or the presentation made by Griffin to the Ballston Spa board but summarizes the material analyses performed and presented in connection with such opinion.
The preparation of the fairness opinion is a comprehensive and complex, analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized within include information presented in a tabular format. Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.
Summary of Proposal
Pursuant to the merger agreement, NBC will be merged with and into Ballston Spa with Ballston Spa surviving the merger. Immediately after the merger, The National Bank of Coxsackie will merge with and into Ballston Spa National Bank with Ballston Spa National Bank as the surviving bank. Each of the issued and outstanding shares of NBC common stock immediately prior to the effective time of the merger will be converted into the right to receive 0.8065 shares of Ballston Spa common stock. The terms and conditions of the merger are more fully described in the merger agreement.
Transaction Multiples
As of September 23, 2025, the date of Griffin’s opinion, based upon unaudited financial information of NBC as of and for the twelve months ended June 30, 2025, the 10-trading day average closing price of Ballston Spa stock for the period ended September 19, 2025, of $68.21 per share, and based upon the exchange ratio of 0.8065, Griffin calculated the following:
•
Per share consideration: $55.01

•
Aggregate purchase price $26.0 million

•
Per share consideration to NBC’s tangible book value: 77.1%

•
Aggregate purchase price to NBC’s earnings: 29.2 times

•
Aggregate purchase price premium (discount) over (under) tangible book value to NBC’s core deposits: (2.6)%

•
Per share premium (discount) to NBC closing price on September 19, 2025: (14.7)%

Ballston Spa and NBC Stock Price Performance
Griffin reviewed a three-year price and trading history of both Ballston Spa and NBC common stock for the period ended September 19, 2025. Both companies trade on the OTCID Basic Market with relatively low trading volume. A comparative summary of both stocks’ multiples, pricing and volume over the past year is as follows:
	Ballston Spa	NBC
Closing price	$68.21	$64.50
10-day average closing price	$68.21	$64.80
One-year average price change (%)	24.0	50.0
One-year average daily trading volume (shares)	84	284
Price to tangible book value (%)	77.1	90.4
Historical exchange ratio Analysis
Griffin performed an implied exchange ratio analysis by comparing the historical relationship between the reported tangible book value of Ballston Spa and NBC for the prior ten quarter-end periods ending at June 30, 2025. The following table lists what would have been the exchange ratio based on the tangible common equity contribution for those period end dates, as compared to the exchange ratio in the merger of 0.8065.

Quarter End	Implied exchange ratio
June 30, 2025	0.8065
March 31, 2025	0.8013
December 31, 2024	0.7909
September 30, 2024	0.8194
June 30, 2024	0.7732
March 31, 2024	0.7734
December 31, 2023	0.7904
September 30, 2023	0.7270
June 30, 2023	0.7693
March 31, 2023	0.8210
Contribution Analysis
Griffin analyzed the relative contribution of Ballston Spa and NBC to certain financial and operating metrics for the pro forma combined company resulting from the merger based upon balance sheet and last twelve-month income statement figures as of June 30, 2025. The financial and operating metrics included: (i) assets, (ii) loans, (iii) deposits, (iv) tangible common equity, (v) tangible common equity excluding accumulated other comprehensive income, (vi) net interest income, (vii) noninterest income, (viii) net income, (ix) projected 2025 net income, (x) projected 2026 net income, and (xi) market capitalization as of September 19, 2025.
	Relative Contribution		Implied exchange ratio	Premium (discount) to exchange ratio of 0.8065 (%)
	Ballston Spa	NBC
Assets	63.6%	36.4%	0.8974	(10.1)
Loans	67.3%	32.7%	0.7626	5.8
Deposits	61.4%	38.6%	0.9858	(18.2)
Tangible common equity	66.1%	33.9%	0.8065	—
Tangible common equity excluding AOCI	62.8%	37.2%	0.9312	(13.4)
LTM net interest income	66.8%	33.2%	0.7787	3.6
LTM noninterest income	67.3%	32.7%	0.7632	5.7
LTM net income	85.7%	14.3%	0.2608	209.2
2025 projected net income	89.5%	10.5%	0.1841	338.1
2026 projected net income	89.2%	10.8%	0.1894	325.8
Market capitalization	62.4%	37.6%	0.9456	(14.7)
Exchange ratio in the merger			0.8065
Selected Companies Analysis: Ballston Spa and NBC
Using publicly available information, Griffin compared the financial performance and condition of Ballston Spa to the following publicly traded or quoted banks headquartered in the Mid-Atlantic (excluding the New York City MSA), New England, Ohio, Virginia, or West Virginia with one-year average daily trading volume greater than 100 shares as of September 16, 2025, and total assets between $750 million and $1.25 billion. The group excludes merger targets and mergers of equals participants, banks with foreign charters or foreign owned, industrial banks, recently converted mutual institutions, and non-depository trusts. Companies included in this group were:

CSB Bancorp, Inc.	United Bancshares, Inc.
Solvay Bank Corp.	Croghan Bancshares, Inc.
Community Bancorp	Consumers Bancorp, Inc.
Dimeco, Inc.	Community Heritage Financial, Inc.
Katahdin Bankshares Corp.	Freedom Financial Holdings, Inc.
Pinnacle Bankshares Corp.	American Bank Incorporated
Bank of the James Financial Group, Inc.	Ledyard Financial Group, Inc.
JBT Bancorp, Inc.	Potomac Bancshares, Inc.
Harleysville Financial Corp.	BV Financial, Inc.
New Peoples Bankshares, Inc.	Bank of Botetourt
1st Colonial Bancorp, Inc.	Juniata Valley Financial Corp.
FFD Financial Corp.	United Bancorp, Inc.
Farmers and Merchants Bancshares, Inc.	First Greenwich Financial, Inc.
Oak View Bankshares, Inc.
To perform this analysis, Griffin used financial information for the trailing twelve-month period as of and for the period ended June 30, 2025, and market price information as of September 19, 2025. Bank holding company or bank regulatory data was used where consolidated information was not available from S&P Global Market Intelligence.
Griffin’s analysis showed the following concerning Ballston Spa’s and the group’s financial and market information:
		Selected Companies
	Ballston Spa	First Quartile	Median	Third Quartile
Total Assets ($000)	912,608	881,662	993,345	1,104,914
Three-month Average Daily Trading Volume (shares)	84	680	948	2,244
Return on Average Assets (%)	0.59	0.77	0.90	1.06
Return on Average Equity (%)	8.17	8.83	10.90	12.25
Loans / Deposits (%)	109.66	76.65	82.75	91.84
Net Interest Margin (%)	2.84	2.92	3.31	3.55
Tangible Common Equity/Tangible Assets (%)	7.21	6.81	8.38	9.24
Trading Price/Last 12 Months Earnings (X)	9.6	8.5	9.7	10.2
Trading Price/Tangible Book Value (%)	77.1	93.2	98.4	103.8
Dividend Yield (%)	1.94	2.35	3.41	4.41
Using publicly available information, Griffin compared the financial performance and condition of NBC to the following publicly traded or quoted banks headquartered in the Mid-Atlantic (excluding the New York City MSA), New England, Ohio, Virginia, or West Virginia with one-year average daily trading volume greater than 100 shares as of September 16, 2025, and total assets between $350 million and $750 million. The group excludes merger targets and mergers of equals participants, banks with foreign charters or foreign owned, industrial banks, recently converted mutual institutions, and non-depository trusts. Companies included in this group were:

Harford Bank	Primary Bank
First Resource Bancorp, Inc.	Citizens Financial Corp.
Quaint Oak Bancorp, Inc.	Jeffersonville Bancorp
Steel Bancorp Inc.	Woodlands Financial Services Co.
Peoples Ltd.	Highlands Bankshares, Inc.
Andover Bancorp, Inc.	Citizens Bancorp of Virginia, Inc.
Middlebury National Corp.	Enterprise Financial Services Group, Inc.
The Victory Bancorp, Inc.	Woodsboro Bank
Community Bankers’ Corp.	Elmer Bancorp, Inc.
Harbor Bankshares Corp.	Delhi Bank Corp.
The Farmers Bank of Appomattox	Home Loan Financial Corp.
MCNB Banks, Inc.	WVS Financial Corp.
Glen Burnie Bancorp
To perform this analysis, Griffin used financial information for the trailing twelve-month period as of and for the period ended June 30, 2025, and market price information as of September 19, 2025. Bank holding company or bank regulatory data was used where consolidated information was not available on S&P Global Market Intelligence.
Griffin’s analysis showed the following concerning NBC’s and the group’s financial and market information:
		Selected Companies
	NBC	First Quartile	Median	Third Quartile
Total Assets ($000)	521,854	398,445	554,012	629,239
Three-month Average Daily Trading Volume (shares)	284	258	400	691
Return on Average Assets (%)	0.16	0.52	0.83	1.32
Return on Average Equity (%)	2.78	8.03	11.23	13.54
Loans / Deposits (%)	84.83	68.81	79.03	89.81
Net Interest Margin (%)	2.30	2.87	3.53	3.92
Tangible Common Equity/Tangible Assets (%)	6.47	7.12	9.24	10.84
Trading Price/Last 12 Months Earnings (X)	34.1	7.3	8.8	11.0
Trading Price/Tangible Book Value (%)	90.4	68.5	80.8	107.8
Dividend Yield (%)	—	—	2.33	3.61
Griffin applied Ballston Spa and NBC selected company trading multiples to Ballston Spa’s and NBC’s tangible book value as of the period ended June 30, 2025 and earnings for the last twelve-month period ended June 30, 2025 to determine an implied per share valuation for both Ballston Spa and NBC and an implied exchange ratio. The following table summarizes the results of this analysis:
	Price / LTM Earnings			Price / TBV
	Implied Per Share Value ($)		Implied exchange ratio	Implied Per Share Value ($)		Implied exchange ratio
	NBC	Ballston Spa		NBC	Ballston Spa
Third Quartile NBC / First Quartile Ballston Spa	20.76	60.62	0.3425	76.89	82.42	0.9329
Median NBC / Median Ballston Spa	16.56	68.83	0.2405	57.63	87.04	0.6621
First Quartile NBC / Third Quartile Ballston Spa	13.87	72.69	0.1908	48.86	91.87	0.5319
Exchange ratio in the merger			0.8065			0.8065

No company used as a comparison in the above analyses is identical to Ballston Spa or NBC. In addition, Griffin presumed that the trading valuations for peers exclude any change in control premium. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.
Discounted Cash Flow Analysis: Ballston Spa and NBC
Griffin performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Ballston Spa could provide to equity holders on a standalone basis. In performing this analysis, Griffin assumed discount rates ranging from 11.5% to 14.5%. Inputs to the discount rate were derived from the Kroll Cost of Capital Module as of September 19, 2025. The range of values was determined by adding (i) the present value of projected cash flows to Ballston Spa’s shareholders from 2025 to 2031, and (ii) the present value of the terminal value of Ballston Spa’s forward earnings. Free cash flows were assumed to be earnings in excess of required capital retention in order to maintain a ratio of tangible common equity to tangible assets of between 7.5% and 8.5%. In determining the terminal value cash flows, Griffin applied multiples ranging from 9.0x forward earnings to 11.0x forward earnings, based upon a projected terminal growth rate of approximately 3.0% using the Gordon Growth model. This resulted in a range of values of Ballston Spa from $60.57 per share to $87.38 per share.
The discounted cash flow present value analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Ballston Spa. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Griffin also performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that NBC could provide to equity holders on a standalone basis. In performing this analysis, Griffin assumed discount rates ranging from 11.5% to 14.5%. Inputs to the discount rate were derived from the Kroll Cost of Capital Module as of September 19, 2025. The range of values was determined by adding (i) the present value of projected cash flows to NBC’s shareholders from 2025 to 2031, and (ii) the present value of the terminal value of NBC’s forward earnings. Free cash flows were assumed to be earnings in excess of required capital retention in order to maintain a ratio of tangible common equity to tangible assets of between 7.5% and 8.5%. In determining terminal value cash flows, Griffin applied multiples ranging from 8.0x forward earnings to 10.0x forward earnings, based upon a projected terminal growth rate of approximately 2.0% using the Gordon Growth model. This resulted in a range of values of NBC from $23.13 per share to $42.95 per share.
The discounted cash flow present value analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels and discount rates. The analysis did not purport to be indicative of the actual values or expected values of NBC. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
The results of the discount cash flow analysis are summarized in the table below:
Implied Per Share Value ($)						Implied exchange ratio
NBC DCF			Ballston Spa DCF			(exchange ratio in the merger is 0.8065)
Low	Base	High	Low	Base	High	High NBC/Low Ballston Spa	Base/Base	Low NBC/High Ballston Spa
23.13	33.04	42.95	60.57	73.88	87.38	0.7091	0.4472	0.2647
In addition to comparing the values derived from the discounted cash flow analyses of Ballston Spa and NBC, Griffin compared the range of values from the discounted cash flow analysis for NBC to the 52-week trading range for Ballston Spa as of September 19, 2025, including the minimum closing price, 10-day average closing price, and maximum closing price. The results of this comparison are summarized in the table below:

Implied Per Share Value ($)						Implied exchange ratio
NBC DCF			Ballston Spa 52-week Trading			(exchange ratio in the merger is 0.8065)
Low	Base	High	Low	Base	High	High NBC/Low Ballston Spa	Base/Base	Low NBC/High Ballston Spa
23.13	33.04	42.95	55.00	68.21	68.21	0.7809	0.4844	0.3391
Purchaser Affordability Analysis
Griffin performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Ballston Spa could realize in a merger with NBC. In performing this analysis, Griffin assumed discount rates ranging from 11.5% to 14.5%. Inputs to the discount rate were derived from the Kroll Cost of Capital Module as of September 19, 2025. The range of values was determined by adding (i) the present value of standalone projected cash flows to NBC’s shareholders from 2025 to 2031, (ii) the present value of cash flows from cost savings that may be realized in a merger net of other deal adjustments and one-time transactions costs from 2025 to 2031, and (iii) the present value of the terminal value of NBC’s forward earnings adjusted for potential cost savings net of other deal adjustments. Free cash flows were assumed to be earnings in excess of required capital retention in order to maintain a ratio of tangible common equity to tangible assets of between 7.5% and 8.5%. In determining the terminal value cash flows, Griffin applied multiples ranging from 8.0x forward earnings to 10.0x forward earnings, based upon a projected terminal growth rate of approximately 2.0% using the Gordon Growth model. This resulted in a range of values of NBC from $59.00 per share to $87.48 per share.
The discounted cash flow present value analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels and discount rates. The analysis did not purport to be indicative of the actual values or expected values to Ballston Spa in a merger with NBC. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
The results of the purchaser affordability analysis compared to the values derived from the Ballston Spa discounted cash flow analysis are summarized in the table below:
Implied Per Share Value ($)						Implied exchange ratio
NBC Purchaser Affordability			Ballston Spa DCF			(exchange ratio in the merger is 0.8065)
Low	Base	High	Low	Base	High	High NBC/Low Ballston Spa	Base/Base	Low NBC/High Ballston Spa
59.00	72.26	87.48	60.57	73.88	87.38	1.4443	0.9781	0.6752
In addition to comparing the values derived from the discounted cash flow analysis of Ballston Spa and purchaser affordability of NBC, Griffin compared the range of values from the purchaser affordability analysis for NBC to the 52-week trading range for Ballston Spa as of September 19, 2025, including the minimum closing price, 10-day average closing price, and maximum closing price. The results of this comparison are summarized in the table below:
Implied Per Share Value ($)						Implied exchange ratio
NBC Purchaser Affordability			Ballston Spa 52-week Trading			(exchange ratio in the merger is 0.8065)
Low	Base	High	Low	Base	High	High NBC/Low Ballston Spa	Base/Base	Low NBC/High Ballston Spa
59.00	72.26	87.48	55.00	68.21	68.21	1.5905	1.0594	0.8650
Selected Transactions Analysis
Griffin reviewed publicly available information related to selected mergers and acquisitions of banks and bank holding companies that were announced between January 1, 2023 and September 19, 2025, including deals for stock corporations headquartered in the Mid-Atlantic, New England, Ohio, Virginia, or West Virginia with total assets between $250 million and $750 million and consideration structure including common stock. Griffin excluded transactions with unreported deal values, foreign buyers, and non-bank entities. The transactions included in the group were, sorted by announcement date:
Acquirer:	Acquiree:
First Community Bankshares, Inc.	Hometown Bancshares, Inc.
Civista Bancshares, Inc.	Farmers Savings Bank
Norwood Financial Corp.	PB Bankshares, Inc.
Citizens & Northern Corp.	Susquehanna Community Financial, Inc.
Bar Harbor Bankshares	Guaranty Bancorp, Inc.
Mifflinburg Bancorp, Inc.	Northumberland Bancorp
First National Corp.	Touchstone Bankshares, Inc.
Princeton Bancorp, Inc.	Cornerstone Financial Corp.
LCNB Corp.	Cincinnati Bancorp, Inc.
CCFNB Bancorp, Inc.	Muncy Bank Financial, Inc.
Wayne Savings Bancshares, Inc.	Main Street Financial Services
For each transaction referred to above, Griffin compared, among other things, the following reported or implied ratios based on the latest publicly available financial statements of the company prior to the announcement of the acquisition:
i.
Price paid for the acquired company to last twelve months’ earnings of the acquired company;

ii.
Price per common share paid for the acquired company to tangible book value per share of the acquired company;

iii.
Aggregate transaction price in excess of tangible book value of the acquired company as a percentage of core deposits of the acquired company; and

iv.
Premium of the per share consideration paid for the acquired company as a percentage of the acquired company’s most recent closing price prior to announcement of the transaction.

For each metric above, Griffin determined a range of implied valuations per NBC share. Griffin’s analysis showed the following concerning the proposed merger and the selected transactions:
	NBC/ Ballston Spa	Selected Transactions Multiples			NBC Valuation Per Share ($)
		1st Quartile	Median	3rd Quartile	1st Quartile	Median	3rd Quartile
Price/LTM Earnings (x)	29.2	13.9	19.0	27.0	26.17	35.85	50.96
Price/Tangible Book Value (%)	77.1	105.8	121.9	136.3	75.51	86.96	97.26
Premium/Core Deposits (%)	(2.6)	1.1	2.4	4.1	80.41	92.24	106.39
Premium/Stock Price (%)	(14.7)	9.1	19.2	34.5	70.36	76.90	86.73
For the implied NBC valuations in the table above, Griffin computed ranges of implied exchange ratios using the 10-day average closing price of Ballston Spa stock for the period ended September 19, 2025 of $68.21 per share. Griffin’s analysis showed the following concerning the proposed merger and the selected transactions:
	Implied exchange ratio
	10-Day BSPA Average Close ($68.21)
	1st Quartile	Median	3rd Quartile
Price/LTM Earnings (x)	0.3837	0.5256	0.7471
Price/Tangible Book Value (%)	1.1070	1.2749	1.4259
Premium/Core Deposits (%)	1.1789	1.3523	1.5598
Premium/Stock Price (%)	1.0315	1.1274	1.2715
Exchange ratio in the merger		0.8065

No company or transaction used as a comparison in the above analysis is identical to Ballston Spa, NBC or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.
Selected Transactions Analysis — Mergers of Equals
Griffin also reviewed publicly available information related to selected mergers of equals, as defined by S&P Global Market Intelligence, that were announced between January 1, 2023 and September 19, 2025, including deals for stock corporations headquartered in the Mid-Atlantic, New England, Ohio, Virginia, or West Virginia with total assets between $250 million and $750 million and consideration structure including common stock. Griffin excluded transactions with unreported deal values, foreign buyers, and non-bank entities. The transactions included in the group were as follows, sorted by announcement date:
Acquirer:	Acquiree:
Mifflinburg Bancorp, Inc.	Northumberland Bancorp
CCFNB Bancorp, Inc.	Muncy Bank Financial, Inc.
Wayne Savings Bancshares, Inc.	Main Street Financial Services
For each transaction referred to above, Griffin compared, among other things, the following reported or implied ratios based on the latest publicly available financial statements of the company prior to the announcement of the acquisition:
i.
Price paid for the acquired company to last twelve months’ earnings of the acquired company;

ii.
Price per common share paid for the acquired company to tangible book value per share of the acquired company;

iii.
Aggregate transaction price in excess of tangible book value of the acquired company as a percentage of core deposits of the acquired company; and

iv.
Premium of the per share consideration paid for the acquired company as a percentage of the acquired company’s most recent closing price prior to announcement of the transaction.

For each metric above, Griffin determined a range of implied valuations per NBC share. Griffin’s analysis showed the following concerning the proposed merger and the selected transactions:
	NBC/ Ballston Spa	Selected Transactions Multiples			NBC Valuation Per Share ($)
		1st Quartile	Median	3rd Quartile	1st Quartile	Median	3rd Quartile
Price/LTM Earnings (x)	29.2	9.1	10.5	13.9	17.25	19.78	26.17
Price/Tangible Book Value (%)	77.1	96.6	121.9	138.9	68.89	86.96	99.13
Premium/Core Deposits (%)	(2.6)	(0.3)	2.4	3.4	68.89	92.24	100.35
Premium/Stock Price (%)	(14.7)	4.5	16.3	20.6	67.41	75.01	77.75
For the implied NBC valuations in the table above, Griffin computed ranges of implied exchange ratios using the 10-day average closing price of Ballston Spa stock for the period ended September 19, 2025 of $68.21. Griffin’s analysis showed the following concerning the proposed merger and the selected transactions:
	Implied exchange ratio
	10-Day BSPA Average Close ($68.21)
	1st Quartile	Median	3rd Quartile
Price/LTM Earnings (x)	0.2529	0.2899	0.3837
Price/Tangible Book Value (%)	1.0100	1.2749	1.4534
Premium/Core Deposits (%)	1.0100	1.3523	1.4712
Premium/Stock Price (%)	0.9882	1.0997	1.1399
Exchange ratio in the merger		0.8065

No company or transaction used as a comparison in the above analysis is identical to Ballston Spa, NBC or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.
Selected Companies Analysis: Pro Forma
Using publicly available information, Griffin compared the financial performance and condition of the modeled pro forma institution to the following publicly traded banks headquartered in the Mid-Atlantic (excluding the New York City MSA), New England, Ohio, Virginia, or West Virginia that are publicly traded or quoted on the OTCQX or OTCQB and have total assets between $1 billion and $2 billion. The group excludes merger targets and mergers of equals participants, banks with foreign charters or foreign owned, industrial banks, recently converted mutual institutions, and non-depository trusts. Companies included in this group were:
Middlefield Banc Corp.	QNB Corp.
Kish Bancorp, Inc.	National Bankshares, Inc.
Embassy Bancorp, Inc.	Virginia National Bankshares Corp.
Chesapeake Financial Shares, Inc.	Muncy Columbia Financial Corp.
CB Financial Services, Inc.	ECB Bancorp, Inc.
Ohio Valley Banc Corp.	Pathfinder Bancorp, Inc.
SB Financial Group, Inc.	Union Bankshares, Inc.
Chain Bridge Bancorp, Inc.	F&M Bank Corp.
Skyline Bankshares, Inc.	United Bancshares, Inc.
Croghan Bancshares, Inc.	Community Bancorp
Consumers Bancorp, Inc.	Dimeco, Inc.
Katahdin Bankshares Corp.	Freedom Financial Holding, Inc.
Pinnacle Bankshares Corp.	Bank of the James Financial Group, Inc.
To perform this analysis, Griffin used modeled financial information as of and for the year ended December 31, 2027, and Ballston Spa market price information as of September 19, 2025. Bank holding company or bank regulatory data was used where consolidated information was not available on S&P Global Market Intelligence.
Griffin’s analysis showed the following concerning the pro forma institution and the group’s financial and market information:
	Selected Companies
	The Merger, Pro Forma	First Quartile	Median	Third Quartile
Total Assets ($000)	1,371,840	1,169,776	1,483,333	1,630,005
Three-month Average Daily Trading Volume (shares)	—	936	3,386	14,632
Return on Average Assets (%)	1.00	0.65	0.84	0.95
Return on Average Equity (%)	13.16	8.18	10.64	12.08
Loans / Deposits (%)	101.06	73.95	81.55	89.95
Net Interest Margin (%)	3.85	3.10	3.31	3.53
Tangible Common Equity/Tangible Assets (%)	7.28	6.56	7.92	9.25
Trading Price/Last 12 Months Earnings (x)	5.7	8.7	10.5	14.1
Trading Price/Tangible Book Value (%)	77.3	95.4	113.6	128.2
Dividend Yield (%)	1.94	2.61	3.06	4.20
No company in the above analysis is identical to the anticipated pro forma company. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies, of the banking environment at the time of the opinion, and risks and uncertainties with respect to Ballston Spa, NBC, and the merger.
Pro Forma Financial Impact Analysis
Griffin performed pro forma financial impact analyses that combined projected Ballston Spa and NBC balance sheet and income statement information for periods through 2031, using: (i) closing balance sheet amounts reported as of June 30, 2025 for each of Ballston Spa and NBC, (ii) financial forecasts and projections for each of Ballston Spa and NBC for periods through 2031, and (iii) merger and other adjustments, including, without limitation, purchase accounting adjustments, cost savings, transaction related expenses, additional subordinated debt capital to be raised concurrent with closing, and balance sheet deleveraging concurrent with closing, which were provided by or derived by material provided by Ballston Spa and NBC. The analyses indicated that the merger is expected to be dilutive to Ballston Spa’s tangible book value per common share as of the completion date of the merger, which for modeling purposes was estimated to be June 30, 2026, that the merger is expected to be accretive to earnings per common share in subsequent periods, and that Ballston Spa is expected to maintain well-capitalized regulatory capital ratios. The pro forma analysis contemplated the raise of $20 million of subordinated debt and balance sheet deleveraging of both loans and investments at the close of the merger. For all the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Griffin’s Relationships
Pursuant to the Griffin engagement agreement, Ballston Spa agreed to pay Griffin (a) a fee of $125,000 which was paid upon delivery to the Board of Directors of Ballston Spa of the fairness opinion; and (b) upon closing of the merger, a transaction fee equal to $375,000 less the fairness opinion fee. In addition, prior to closing of the merger, Ballston Spa anticipates issuing subordinated debt and intends to hire Griffin as lead placement agent. The fees payable for such transaction and the overall terms of the placement agreement have not been determined as of the date of this joint proxy/prospectus. Ballston Spa has agreed to indemnify Griffin for certain liabilities which could arise because of Griffin’s engagement. The Company and Griffin are also party to a strategic advisory agreement and during the two years preceding the date of this letter, Griffin received engagement fees totaling $60,000 pursuant to this agreement. Over the same period, Griffin has had no investment banking engagements with NBC for which Griffin was paid for their services.
NBC’s Reasons for the Merger; Recommendation of NBC’s Board of Directors
After careful consideration, at a meeting held on September 23, 2025, the NBC board of directors unanimously determined that the merger agreement and the merger are in the best interests of NBC, its shareholders, employees, community, customers and other constituents and approved the merger agreement. In reaching its decision to approve the merger agreement and the merger and to recommend that NBC’s shareholders vote “FOR” the merger agreement and the merger, the NBC board of directors evaluated the merger agreement and the merger in consultation with NBC management, as well as NBC’s financial and legal advisors, and considered a number of factors, including the following material factors, which are not presented in any order of priority:
•
its knowledge of NBC’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with Ballston Spa;

•
its understanding of Ballston Spa’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account discussions with senior management regarding their due diligence review of Ballston Spa;

•
the NBC board’s understanding of the current and prospective environment in which NBC and Ballston Spa operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•
the board’s review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents, including the board’s assessment of the adequacy of the merger consideration provided for in the merger;

•
the opinion, dated September 23, 2025, of NBC’s financial advisor, Janney, to the NBC board of directors that, as of such date, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of NBC common stock, as more fully described below under “Opinion of NBC’s Financial Advisor”;

•
the NBC board’s recognition that the trading activity for Ballston Spa and NBC common stock is less frequent and lower than that of larger companies listed on a major stock exchange and, as a result, the imputed value for a share of NBC common stock based upon the exchange ratio and the most recent closing sales price for Ballston Spa common stock at the signing of the merger agreement, as well as the historical and future trading prices for Ballston Spa and NBC common stock, may not reflect the pricing that might occur if Ballston Spa or NBC common stock would be listed on a major stock exchange;

•
the NBC board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, providing favorable tax consequences to NBC’s shareholders with respect to the Ballston Spa stock consideration to be received by NBC shareholders in the merger;

•
the NBC board’s review with its legal advisor of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to consider and pursue a better unsolicited acquisition proposal, subject to the potential payment by NBC of a termination fee to Ballston Spa, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement;

•
the fact that, pursuant to the merger agreement, Ballston Spa gave NBC substantially the same representations and warranties as NBC gave to Ballston Spa and must generally conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement that are substantially similar to the requirements applicable to NBC under the merger agreement;

•
the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics, such as earnings and tangible common equity per share, as well as on regulatory capital levels;

•
the higher capital levels of Ballston Spa that are able to absorb the required acquisition accounting adjustments of the merger, which will result in significantly higher yields on NBC’s investment and loan portfolios and in significant earnings accretion;

•
the merger consideration offers NBC shareholders the opportunity to participate as shareholders of Ballston Spa in the future performance of the combined company;

•
the anticipation that the merger would result in a lower level of transaction expenses than typically would be experienced in transactions of this type and size due to the realization of operating synergies and efficiencies as a larger combined company;

•
the expectation that the combination and strategic benefits of the transaction would result in future operational efficiencies, synergies and earnings accretion and the opportunity to increase the dividend;

•
the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions and to absorb operational expenses resulting from regulatory compliance mandates, including potential additional capital requirements;

•
the NBC board’s belief that the merger will create a larger banking franchise with an attractive branch footprint, strong capital ratios and an attractive funding base that has the potential to deliver a higher value to NBC’s shareholders as compared to continuing to operate as a stand-alone entity;

•
the benefits to NBC and its customers of operating as a substantially larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•
the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint, compared to NBC on a stand-alone basis;

•
the additional lending capacity for NBC and the opportunity to leverage Ballston Spa’s strong core deposit base;

•
the greater scale, operating leverage and resources of the combined company which are expected to allow the company to compete more effectively in the competitive New York Capital region market;

•
the anticipation that the capital of combined organization will grow at a faster rate than on a stand-alone basis;

•
the anticipation that the combined company will have a more active trading market which could provide NBC shareholders with greater liquidity for their investment;

•
the registration of the combined company’s stock under the Securities Exchange Act of 1934 following the merger will make additional information about the combined company publicly available and, along with the inclusion of the stock on the OTCQX, may result in enhanced stock liquidity and market depth for buying and selling shares in the combined company;

•
the board’s perception that NBC’s operating philosophy as a community oriented financial services company with a strong customer focus is compatible with Ballston Spa’s similar operating philosophy;

•
the expectation that the combined company will continue to be operated as a community banking institution with local headquarters and decision-making, but with a scale that creates value to customers through its product and service offerings and responsive customer experiences;

•
the complimentary cultures, operating philosophies, business models, internal systems and product and service offerings of NBC and Ballston Spa;

•
the compatibility of NBC’s and Ballston Spa’s business activities, the enhanced management and personnel depth in critical departments and efficient staff levels that would result from the merger, and the opportunity to increase revenues resulting from the combined organization having a higher lending limit to originate larger loans;

•
no NBC branches are anticipated to be closed and no mandatory workforce reductions are expected such that all NBC employees desiring to remain employed by the combined organization are expected to be able to do so;

•
the prospects for more career path options and growth opportunities for NBC employees in a larger organization and various benefits agreed to be provided to NBC employees;

•
the prospects for improved recruitment and the ability to attract and retain talented employees at all levels of the combined organization by virtue of a broader geography, more diversified operations, a higher lending limit, greater name recognition due to SEC registration, and better performance;

•
the ability to achieve a sustainable management succession plan for the combined company through the combination of the company’s management teams;

•
the geographic fit between NBC and Ballston Spa and the increased customer convenience of the expanded branch network of the combined companies;

•
the natural extension of each company’s geographic market due to the fact the two companies currently operate in adjacent markets and will now operate in a larger geographic footprint;

•
the ability of Ballston Spa to complete the merger from a financial and regulatory perspective;

•
the expectation that the required regulatory approvals could be obtained in a timely fashion;

•
the fact that the merger provides that NBC will have a significant voice in the combined company by virtue of significant membership on the combined company’s board of directors by current NBC directors, significant representation on the senior management team of the combined company and the significant ownership percentage in the combined company by NBC’s shareholders; and
•
the structure of the merger as a “strategic merger of equals.”

The NBC board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•
with the merger consideration based on a fixed exchange ratio, the risk that the consideration to be paid to NBC shareholders could be adversely affected by a decrease in the trading price of Ballston Spa common stock during the pendency of the merger;

•
the risk that potential business benefits, cost savings and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of NBC and Ballston Spa;

•
the fact that the interests of certain of NBC’s directors and executive officers may be different from, or in addition to, the interests of NBC’s other shareholders as described under the heading “The Merger — Interests of NBC’s Directors and Executive Officers”;

•
while the stock of the combined institution is anticipated to be more liquid than the market for NBC common stock, it is not anticipated that an active market will result;

•
the fact that: (i) NBC would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) NBC would be obligated to pay to Ballston Spa a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with NBC from pursuing such a transaction;

•
the potential risk of diverting management attention and resources from the operation of NBC’s business and towards the completion of the merger;

•
the restrictions on the conduct of NBC’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent NBC from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of NBC absent the pending merger;

•
that, while NBC expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or NBC or Ballston Spa shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•
the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•
the regulatory and other approvals required in connection with the merger and the risk that such approvals may not be received or may not be received in a timely manner or may impose burdensome or unacceptable conditions; and

•
the possibility of litigation challenging the merger and the costs associated with such litigation.

The foregoing discussion of the information and factors considered by the NBC board of directors is not intended to be exhaustive, but is believed to include all the material factors considered by the NBC board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the NBC board of directors:
•
did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors;

•
relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of NBC’s Financial Advisor” below;

•
asked questions of NBC’s senior management, legal advisors and financial advisors regarding the merger and the transactions contemplated thereby; and

•
considered all these factors and discussions as a whole and, overall, considered the factors to be favorable to, and to support, its determination.

There can be no assurance about future results, including results expected or considered in the factors listed above. However, the NBC board concluded the potential positive factors outweighed the potential risks of completing the merger.
NBC’s board of directors unanimously recommends that NBC’s shareholders vote “FOR” the approval of the merger proposal and “FOR” the adjournment proposal. NBC shareholders should be aware that NBC’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other NBC shareholders. The NBC board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of NBC. See “THE MERGER — Interests of NBC’s Directors and Executive Officers” This summary of the reasoning of NBC’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS”.
Opinion of NBC’s Financial Advisor
Janney was engaged by the Board of Directors of NBC by letter dated August 15, 2025, to act as financial advisor and to render a fairness opinion for the Board of Directors of NBC in connection with a potential business combination with Ballston Spa. Janney delivered to the Board of Directors of NBC its opinion dated September 23, 2025, that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to the shareholders of NBC is fair to the shareholders of NBC from a financial point of view. In requesting Janney’s advice and opinion, no limitations were imposed by NBC with respect to the investigations made or procedures followed by it in rendering this opinion. The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Annex C. Shareholders of NBC should read this opinion in its entirety. Janney’s opinion speaks only as of September 23, 2025.
Janney is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, Janney has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. NBC’s Board of Directors selected Janney to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Janney will receive a fee from NBC for performing its financial advisory services in connection with the merger and rendering a written opinion to the Board of Directors of NBC as to the fairness, from a financial point of view, of the merger to the shareholders of NBC. Pursuant to the engagement agreement, NBC agreed to pay Janney (a) a fee of $125,000 which was paid upon delivery to the Board of Directors of Ballston Spa of the fairness opinion; and (b) upon closing of the merger, a transaction fee equal to $375,000 less the fairness opinion fee. Further, NBC has agreed to indemnify Janney against any claims or liabilities arising out of Janney’s engagement by NBC. The opinion has been reviewed by Janney’s compliance officer and fairness committee consistent with internal policy. In addition, Janney has not had a relationship with NBC for which Janney has received compensation during the prior two years. Janney has otherwise provided no investment banking services to Ballston Spa during the past two years in which compensation was received or was intended to be received. Janney may provide services to Ballston Spa in the future (and/or to NBC if the merger is not consummated), and Janney expects to serve as placement agent in Ballston Spa’s upcoming subordinated debt offering.
The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the Board of Directors of NBC by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the Board of Directors of NBC, but it does summarize all of the material analyses performed and presented by Janney.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the Board of Directors of NBC and its fairness opinion.
In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NBC or Ballston Spa. The analyses performed by Janney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial point of view, to NBC shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which NBC might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the Board of Directors of NBC in making its determination to approve the merger agreement.
During the course of its engagement and as a basis for arriving at its opinion, Janney reviewed and analyzed material bearing upon financial and operating conditions of NBC and Ballston Spa and material prepared in connection with the merger, including, among other things, the following:
(i)
reviewed the merger agreement;

(ii)
familiarized ourselves with information made available to us by NBC and Ballston Spa regarding their respective financial condition, business, operations, assets, forecasts, including financial forecast assumptions provided by NBC and Ballston Spa reflecting the views of senior management to NBC and Ballston Spa as to the future of financial performance of NBC and Ballston Spa;

(iii)
reviewed certain financial statements, both audited and unaudited, and related financial information of NBC and Ballston Spa, including reports filed by NBC and Ballston Spa with the Federal Deposit Insurance Corporation and the Federal Reserve;

(iv)
reviewed estimates of the managements of NBC and Ballston Spa as to the timing and amount of cost savings, net of costs to achieve such cost savings, anticipated by such managements to result from the merger;

(v)
compared certain aspects of the financial performance of NBC and Ballston Spa with similar data available for certain other financial institutions;

(vi)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving financial institutions that Janney considered and deemed relevant; and

(vii)
performed such other analyses and considered such other factors as Janney deemed relevant and appropriate.

Janney also took into account its assessment of general economic, market and financial conditions and their experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.
In arriving at its opinion, Janney assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to Janney by NBC and Ballston Spa and in the discussions with NBC’s and Ballston Spa’s respective management teams. Janney did not independently verify the accuracy or completeness of any such information. Janney further relied upon the assurances of the management of NBC that the financial information provided to them was prepared on a reasonable basis in accordance with industry practice, and that NBC was not aware of any information or facts that would make any information provided to Janney incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Janny’s analyses and opinion, Janney assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by Janney, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of NBC and Ballston Spa (as the case may be) as to the expected future results of operations and financial condition of NBC and Ballston Spa and the other matters covered thereby.
Janney also assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of NBC and Ballston Spa and that such estimates will be realized in the amounts and at the times contemplated thereby. Janney is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed and relied upon management’s estimates and projections. Janney was not retained to and did not conduct a physical inspection of any of the properties or facilities of NBC or Ballston Spa or their respective subsidiaries. In addition, Janney has not reviewed individual credit files nor has Janney made an independent evaluation or appraisal of the assets and liabilities of NBC or Ballston Spa nor any of their respective subsidiaries, and Janney was not furnished with any such evaluations or appraisals.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.   Janney reviewed the financial terms of the proposed transaction. Based upon Ballston Spa’s closing price as of September 15, 2025, of $68.21, and based upon NBC’s 473,239 shares outstanding, Janney calculated an aggregate implied transaction value of approximately $26.0 million, or a transaction price per share of $55.01 on a fully diluted basis. Using Peer Adjusted Pricing assuming Ballston Spa trades at peer P/TBV levels (based on peer P/TBV of 99.2%) or $87.76, Janney calculated an aggregate implied transaction value of approximately $33.5 million, or a transaction price per share of $70.78 on a fully diluted basis. Based upon financial information for NBC as or for the last twelve months (“LTM”) ended June 30, 2025, unless otherwise noted, Janney calculated the following implied transaction metrics:
Merger Consideration	Based on 9/15/25 Price	Based on Peer Adjusted Price(4)
Ballston Spa Stock Price(1)	$68.21	$87.76
Ballston Spa Stock Price(1) / TBV (%)	77.1%	99.2%
Ballston Spa Stock Price(1) / LTM EPS (x)	9.6x	12.4x
Ballston Spa Stock Price(1) / NTM EPS(3) (x)	8.0x	10.3x
Consideration Mix (% Stock Consideration)(1)	100.0%	100.0%
Fixed Exchange Ratio (Shares of Ballston Spa for every share of NBC)	0.8065x	0.8065x
Total Consideration for NBC Shareholders(1) ($000)	$26,034	$33,496
Per Share Consideration for NBC Shareholders(1)(2)	$55.01	$70.78
Pro Forma Dividend	$1.06	$1.06
Balance Sheet Multiples	Based on 9/15/25 Price	Based on Peer Adjusted Price(4)
Price / Tangible Book Value Per Share(2)	77.1%	99.2%
Ballston Spa Pay-to-Trade Ratio (Relative P/TBV Valuation)	77.1%	99.2%
Price / Assets	5.0%	6.4%
Earnings Multiples	Based on 9/15/25 Price	Based on Peer Adjusted Price(4)
Price/ LTM Earnings	29.2x	37.5x
Price/ 2027E Earnings(3)	20.0x	25.8x

Other	Based on 9/15/25 Price	Based on Peer Adjusted Price(4)
NBC Pro Forma Ownership	33.9%	33.9%

(1)
Based upon Ballston Spa share price of $68.21 as of market close on September 15, 2025

(2)
Based upon 473,239 NBC shares outstanding

(3)
Ballston Spa & NBC earnings based upon recent performance and discussions with management

(4)
Assumes Ballston Spa trades at peer P/TBV levels or $87.76 (based on peer P/TBV of 99.2%)

Source: Company-provided documents; S&P Capital IQ Pro
Net Present Value Analyses.   Janney performed an analysis that estimated the net present value per share of Ballston Spa common stock assuming Ballston Spa performed in accordance with earnings estimates provided by company management and based upon 742,663 Ballston Spa shares outstanding, as provided by senior management of Ballston Spa. To approximate the terminal value of a share of Ballston Spa’s common stock at December 31, 2030, Janney applied a range of long term growth rates from 3.00% to 4.00%. The terminal values were then discounted to present values using discount rates ranging from 13.0% to 15.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Ballston Spa’s common stock. The analysis and the underlying assumptions yielded a range of values per share of Ballston Spa’s common stock of $82.13 to $106.85. Janney noted that Ballston Spa’s closing price as of September 15, 2025 of $68.21 fell below this range.
Janney calculated terminal values in its analysis using a formula of Ballston Spa’s terminal year income estimated in 2030, based upon estimates and discussions with representatives of Ballston Spa’s management, divided by the discount rate less the long-term growth rate. The discount rate range of 13.0% to 15.0% was calculated by Janney using the values for equity risk premium, industry beta, and size-based premium outlined in the Kroll Cost of Capital Navigator and the risk free rate based upon the U.S. 10 Year Treasury Note yield as reported on September 23, 2025. Janney selected the range of long-term growth rates of 3.00% to 4.00% based on its professional expertise and diligence on Ballston Spa.
Price per Share Sensitivity:
Discount Rate	3.00%	3.25%	3.50%	3.75%	4.00%
13.0%	$99.26	$101.01	$102.86	$104.80	$106.85
13.5%	$94.36	$95.92	$97.55	$99.27	$101.08
14.0%	$89.91	$91.30	$92.75	$94.28	$95.88
14.5%	$85.85	$87.09	$88.39	$89.76	$91.18
15.0%	$82.13	$83.25	$84.42	$85.64	$86.91
In connection with its analyses, Janney considered and discussed with NBC’s Board of Directors how the present value analyses would be affected by changes in the underlying assumptions. Janney noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Comparable Company Analyses.   Janney used publicly available information to compare selected financial information for Ballston Spa with one group of financial institutions defined as Mid-Atlantic Public Banks Traded on the OTC with Total Assets $750.0M — $1.0B (adjusted to exclude peers that have been acquired or are the target of a pending acquisition) and for NBC with one group of financial institutions defined as Mid-Atlantic Public Banks Traded on the OTC with Total Assets $400.0M — $700.0M (adjusted to exclude peers that have been acquired or are the target of a pending acquisition).

The Ballston Spa Identified Peer Group consisted of the following companies:
Calvin B. Taylor Bankshares, Inc.	Juniata Valley Financial Corp.
Harleysville Financial Corporation	Potomac Bancshares, Inc.
Nmb Financial Corp	JBT Bancorp, Inc.
1st Colonial Bancorp, Inc.	Farmers and Merchants Bancshares, Inc.
New Peoples Bankshares, Inc.	Oak View Bankshares, Inc.
Bank of Botetourt
The analysis compared selected financial information for Ballston Spa with the corresponding publicly available data for the Peer Group as of or for the twelve months ended June 30, 2025 (unless otherwise noted), with pricing data as of September 15, 2025. The table below sets forth the data for Ballston Spa and the median and mean data for the Peer Group.
Comparable Company Analysis — Ballston Spa Identified Peers
	Ballston Spa	Peer Group Median	Peer Group Mean
Market Capitalization ($M)	50.7	75.3	79.0
Price/Tangible Book Value (%)	77.1%	99.2%	103.0%
Price/LTM EPS (x)	9.6x	9.2x	9.3x
Price/Assets (%)	5.6%	8.6%	8.8%
Dividend Yield (%)	1.9%	2.6%	3.1%
Weekly Volume (%)	0.1%	0.1%	0.1%
Short Interest (%)	0.0%	0.0%	0.0%
Institutional Ownership (%)	3.5%	1.8%	4.8%
LTM Return (%)	26.7%	24.6%	20.5%
Total Assets ($M)	912.6	892.9	894.8
Total Loans ($M)	781.2	695.8	662.1
TCE/TA (%)	7.2%	8.5%	8.4%
NPAs/Assets (%)	0.12%	0.12%	0.22%
LTM ROAA (%)	0.59%	0.96%	0.97%
LTM ROAE (%)	8.17%	10.96%	11.60%

Note: Market data as of September 15, 2025
Note: Mid-Atlantic region defined as DC, DE, MD, NJ, NY, PA, VA, & WV
Note: Excludes recently acquired banks or announced merger targets
Source: S&P Capital IQ Pro

The NBC Identified Peer Group consisted of the following companies:
The Bank of Southside Virginia Corporation	Woodlands Financial Services Company
Peoples Ltd.	JSB Financial Inc.
Jeffersonville Bancorp	Quaint Oak Bancorp, Inc.
Steele Bancorp Inc.	Elmer Bancorp, Inc.
New Tripoli Bancorp, Inc.	Mauch Chunk Trust Financial Corp.
Citizens Bancorp of Virginia, Inc.	Enterprise Financial Services Group, Inc.
Hamlin Bank and Trust Company	The Victory Bancorp, Inc.
Citizens Financial Corp.	IBW Financial Corporation
Neffs Bancorp, Inc.	Woodsboro Bank
First Resource Bancorp, Inc.	Community Bankers’ Corporation
ES Bancshares, Inc.	CNB Financial Services, Inc.
First Community Financial Corporation
The analysis compared selected financial information for NBC with the corresponding publicly available data for the Peer Group as of or for the twelve months ended June 30, 2025 (unless otherwise noted), with pricing data as of September 15, 2025. The table below sets forth the data for NBC and the median and mean data for the Peer Group.
Comparable Company Analysis — NBC Identified Peers
	NBC	Peer Group Median	Peer Group Mean
Market Capitalization ($M)	30.5	34.1	48.2
Price/Tangible Book Value (%)	90.4%	81.9%	85.3%
Price/LTM EPS (x)	34.1x	8.8x	11.1x
Price/Assets (%)	5.8%	6.3%	7.9%
Dividend Yield (%)	0.0%	2.2%	2.6%
Weekly Volume (%)	0.3%	0.1%	0.1%
Short Interest (%)	0.0%	0.0%	0.0%
Institutional Ownership (%)	0.8%	0.3%	0.3%
LTM Return (%)	64.1%	17.1%	23.6%
Total Assets ($M)	521.9	625.4	585.5
Total Loans ($M)	379.6	396.1	407.9
TCE/TA (%)	6.5%	7.7%	8.7%
NPAs/Assets (%)	0.33%	0.17%	0.73%
LTM ROAA (%)	0.16%	0.81%	0.89%
LTM ROAE (%)	2.78%	9.67%	10.63%

Note: Market data as of September 15, 2025
Note: Mid-Atlantic region defined as DC, DE, MD, NJ, NY, PA, VA, & WV
Note: Excludes recently acquired banks or announced merger targets
Source: S&P Capital IQ Pro
Analysis of Selected Merger Transactions.   Janney reviewed two groups, “National” & “Mid-Atlantic”, of selected merger and acquisition transactions (“Comparable Transactions”) that were deemed to be comparable to the merger.

The “National” Comparable Transactions consisted of seventeen bank and thrift merger transactions with disclosed transaction terms, where one hundred percent of equity was acquired and target total assets were between $150.0 million and $1.0 billion & LTM ROAA less than 0.50%, announced between January 1, 2023 and September 15, 2025, excluding transactions with non-bank buyers. The Comparable Transactions group was composed of the following transactions:
Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)
ENB Financial Corp	Cecil Bancorp Inc.	100.0	26.7	13.0	0.0
Bus. First Bancshares Inc.	Progressive Bancorp Inc.	126.3	NM	10.5	2.6
Norwood Financial Corp.	PB Bankshares	106.6	24.9	11.8	2.3
Hometown Financial Group MHC	CFSB Bancorp	123.3	NM	25.9	7.5
Citizens & Northern Corp.	Susquehanna Community Finl Inc	122.1	15.9	7.2	1.8
Plumas Bancorp	Cornerstone Community Bancorp	144.7	NM	9.4	3.8
Mid Penn Bancorp Inc.	William Penn Bancorp.	100.8	NM	15.5	-0.4
Georgia Banking Co.	Primary Bcshs Corp	137.6	NM	7.8	6.1
Mifflinburg Bancorp Inc.	Northumberland Bancorp	71.2	17.3	4.9	-3.0
TowneBank	Village Bank & Tr Finl Corp.	171.1	18.5	16.0	8.9
Bus. First Bancshares Inc.	Oakwood Bancshares Inc.	110.3	19.8	10.5	1.7
First National Corp.	Touchstone Bankshares	105.0	29.1	7.1	0.6
National Bankshares Inc.	Frontier Community Bank	108.0	NM	10.9	1.4
Princeton Bancorp	Cornerstone Financial Corp.	74.9	NM	5.3	4.0
LCNB Corp.	Eagle Financial Bancorp Inc	88.1	NM	13.0	-3.0
NexTier Inc.	Mars Bancorp Inc.	128.4	20.3	6.1	1.7
LCNB Corp.	Cincinnati Bancorp Inc	108.9	NM	14.3	2.3
	Average	113.4	21.6	11.1	2.3
	Median	108.9	20.0	10.5	1.8

Note: Excludes transactions without disclosed deal values and non-bank buyers
Note: P/E > 30x deemed non-meaningful for comparison purposes
Source: S&P Capital IQ Pro; Company-provided documents; Data as of September 15, 2025
Janney calculated the median values for the following relevant transaction pricing multiples for the “National” Comparable Transactions: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s net income for the last twelve months; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of NBC’s common equivalent stock by applying each median multiple to NBC’s tangible common equity, net income for the twelve months ended June 30, 2025, and core deposits as of June 30, 2025, respectively. Janney then calculated the implied exchange ratio assuming Ballston Spa trades at peer P/TBV levels or $87.76 (based on peer P/TBV of 99.2%). The results of this analysis are as follows:

	Comparable Transactions – National
Valuation Multiple	Company Value ($000s)	Median Multiple	Aggregate Value ($000s)	Per Share Value ($)	Implied Exchange Ratio (x)(2)
	(Dollars in thousands)
Tangible Common Equity	$33,766	108.9%	$36,771	$77.70	0.8854
LTM Earnings	$893	20.0x	$17,900	$37.82	0.4310
Core Deposits(1)	$295,965	1.8%	$39,093	$82.61	0.9413
	Ranges of Values:	Minimum	$17,900	$37.82	0.4310
		Maximum	$39,093	$82.61	0.9413
	Midpoint		$31,255	$66.04	0.7526

(1)
Core deposits defined as Total Deposits less Time Deposits

(2)
Assumes Ballston Spa trades at peer P/TBV levels or $87.76 (based on peer P/TBV of 99.2%)

Note: Per share metrics based upon 473,239 shares outstanding
Source: S&P Capital IQ Pro; Company-provided documents
The “Mid-Atlantic” Comparable Transactions consisted of fourteen bank and thrift merger transactions with targets headquartered in the Mid-Atlantic region (defined below) and disclosed transaction terms, where one hundred percent of equity was acquired and target total assets were less than $1.0 billion, announced between January 1, 2023 and September 15, 2025, excluding transactions with non-bank buyers. The Comparable Transactions group was composed of the following transactions:
Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)
ENB Financial Corp	Cecil Bancorp Inc.	100.0	26.7	13.0	0.0
First Community Bankshares Inc	Hometown Bancshares Inc.	191.5	8.4	10.6	6.0
Norwood Financial Corp.	PB Bankshares	106.6	24.9	11.8	2.3
Citizens & Northern Corp.	Susquehanna Community Finl Inc	122.1	15.9	7.2	1.8
Mid Penn Bancorp Inc.	William Penn Bancorp.	100.8	NM	15.5	0.6
Mifflinburg Bancorp Inc.	Northumberland Bancorp	71.2	17.3	4.9	-3.0
TowneBank	Village Bank & Tr Finl Corp.	171.1	18.5	16.0	8.9
ACNB Corp.	Traditions Bancorp	128.5	16.4	10.1	3.1
First National Corp.	Touchstone Bankshares	105.0	29.1	7.1	0.6
National Bankshares Inc.	Frontier Community Bank	108.0	NM	10.9	1.4
Princeton Bancorp	Cornerstone Financial Corp.	74.9	NM	5.3	4.0
NexTier Inc.	Mars Bancorp Inc.	128.4	20.3	6.1	1.7
CCFNB Bancorp Inc.	Muncy Bank Financial	121.9	10.5	9.2	2.4
Wayne Savings Bancshares	Main St Finl Svcs Corp	139.6	12.0	11.2	4.8
	Average	119.3	18.2	9.9	2.5
	Median	115.0	17.3	10.4	2.1

Note: Mid-Atlantic region defined as: DC, DE, MD, NJ, NY, PA, VA, & WV
Note: Excludes transactions without disclosed deal values and non-bank buyers
Note: P/E > 30x deemed non-meaningful for comparison purposes
Source: S&P Capital IQ Pro; Company-provided documents; Data as of September 15, 2025

Janney calculated the median values for the following relevant transaction pricing multiples for the “Mid-Atlantic” Comparable Transactions: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s net income for the last twelve months; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of NBC’s common stock by applying each median multiple to NBC’s tangible common equity, net income for the twelve months ended June 30, 2025, and core deposits as of June 30, 2025, respectively. Janney then calculated the implied exchange ratio assuming Ballston Spa trades at peer P/TBV levels or $87.76 (in accordance with how peers are trading at 99.2% P/TBV). The results of this analysis are as follows:
	Comparable Transactions – Mid-Atlantic
Valuation Multiple	Company Value ($000s)	Median Multiple	Aggregate Value ($000s)	Per Share Value ($)	Implied Exchange Ratio (x)(2)
	(Dollars in thousands)
Tangible Common Equity	$33,766	115.0%	$38,816	$82.02	0.9346
LTM Earnings	$893	17.3x	$15,413	$32.57	0.3711
Core Deposits(1)	$295,965	2.1%	$39,833	$84.17	0.9591
	Ranges of Values:	Minimum	$15,413	$32.57	0.3711
		Maximum	$39,833	$84.17	0.9591
	Midpoint		$31,354	$66.25	0.7549

(1)
Core deposits defined as Total Deposits less Time Deposits

(2)
Assumes Ballston Spa trades at peer P/TBV levels or $87.76 (based on peer P/TBV of 99.2%)

Note: Per share metrics based upon 473,239 shares outstanding
Source: S&P Capital IQ Pro; Company-provided documents
The comparable transactions analysis suggested a range of value of $37.82 to $82.61 per share for NBC’s common equivalent stock, with a midpoint of $66.04 for the “National” group and suggested a range of value of $32.57 to $84.17 per share for NBC’s common equivalent stock, with a midpoint of $66.25 for the “Mid-Atlantic” group. The peer adjusted comparable transactions analysis suggested a range of implied exchange ratio of 0.4310x to 0.9413x, with a midpoint of 0.7526x for the “National” group & suggested a range of implied exchange ratio of 0.3711x to 0.9591x, with a midpoint of 0.7549x for the “Mid-Atlantic” group. Janney noted that merger consideration of $55.01 per share and deal exchange ratio of 0.8065x are within the range of values indicated by the comparable transaction analysis.
Discounted Cash Flow Analysis.   Janney performed an analysis that estimated the net present value of NBC’s common equivalent stock assuming NBC performed in accordance with management forecasted net income, asset, and dividends estimates for NBC for the remainder of the year ended December 31, 2025, and for the full years ending December 31, 2026, December 31, 2027, December 31, 2028 and December 31, 2029, as provided by the senior management of NBC. Janney assumed projected net income of $0.3 million, $0.8 million, $1.3 million, $1.9 million, and $2.5 million for the remainder of 2025 and for the full years ended 2026, 2027, 2028, and 2029, respectively. To approximate the terminal value of NBC’s common equivalent stock on September 15, 2025, Janney applied price to 2029 earnings multiples ranging from 9.0x to 13.0x and multiples of 2029 tangible book value ranging from 1.0x to 1.4x. Janney selected price to earnings and tangible book value multiples based on Janney’s professional judgment and experience, as well as a review of, the multiples of selected transactions deemed to be comparable to the proposed transaction with Ballston Spa. The terminal values were then discounted to present values using different discount rates ranging from 13.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NBC’s common equivalent stock. As illustrated in the following tables, the analysis indicated an imputed range of values of NBC’s common equivalent stock of $25.35 to $39.62 per share when applying multiples of earnings and $45.63 to $69.13 per share when applying multiples of tangible book value. Janney then calculated the implied exchange ratio assuming Ballston Spa trades at peer P/TBV levels or $87.76 (based on peer trading of 99.2% P/TBV). As illustrated in the following tables, the analysis indicated an imputed range of implied exchange ratio of 0.2888x to 0.4515x when applying multiples of earnings and 0.5199x to 0.7877x when applying multiples of tangible book value.
Price / Tangible Book Value Multiples
Discount Rate	1.00x	1.10x	1.20x	1.30x	1.40x
13.0%	$49.38	$54.32	$59.25	$64.19	$69.13
13.5%	$48.41	$53.25	$58.09	$62.93	$67.77
14.0%	$47.46	$52.20	$56.95	$61.70	$66.44
14.5%	$46.53	$51.19	$55.84	$60.49	$65.15
15.0%	$45.63	$50.19	$54.76	$59.32	$63.88
Discount Rate	1.00x	1.10x	1.20x	1.30x	1.40x
13.0%	0.5626x	0.6189x	0.6752x	0.7314x	0.7877x
13.5%	0.5516x	0.6067x	0.6619x	0.7171x	0.7722x
14.0%	0.5408x	0.5949x	0.6489x	0.7030x	0.7571x
14.5%	0.5302x	0.5833x	0.6363x	0.6893x	0.7423x
15.0%	0.5199x	0.5719x	0.6239x	0.6759x	0.7279x
Price / Earnings Multiples
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x
13.0%	$27.43	$30.48	$33.53	$36.58	$39.62
13.5%	$26.89	$29.88	$32.87	$35.86	$38.84
14.0%	$26.37	$29.29	$32.22	$35.15	$38.08
14.5%	$25.85	$28.72	$31.60	$34.47	$37.34
15.0%	$25.35	$28.17	$30.98	$33.80	$36.62
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x
13.0%	0.3126x	0.3473x	0.3820x	0.4168x	0.4515x
13.5%	0.3064x	0.3405x	0.3745x	0.4086x	0.4426x
14.0%	0.3004x	0.3338x	0.3672x	0.4006x	0.4339x
14.5%	0.2946x	0.3273x	0.3600x	0.3928x	0.4255x
15.0%	0.2888x	0.3209x	0.3530x	0.3851x	0.4172x

Note:   Implied exchange ratio assumes Ballston Spa trades at peer P/TBV levels or $87.76 (based on peer P/TBV of 99.2%)
Source: S&P Capital IQ Pro
In connection with its analyses, Janney considered and discussed with NBC’s Board of Directors how the discounted cash flow analysis would be affected by changes in the underlying assumptions. Janney noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Janney noted that the merger consideration of $55.01 per share was above or within the range and the deal exchange ratio of 0.8065x was above the range of value suggested by the discounted cash flow analysis derived from terminal multiples based on tangible book value and based on earnings.
Relative Contribution Analysis.   Janney used a relative contribution analysis to estimate the value of NBC’s common equivalent stock based on NBC’s pro forma contribution as of June 30, 2025. The relative contribution analysis involves calculating the percent contributed of balance sheet and income statement items to the pro forma company and calculating an implied exchange ratio to determine the implied exchange ratio per share and the implied exchange ratio per share assuming Ballston Spa trades at peer P/TBV levels or $87.76 (in accordance with how peers are trading at 99.2% P/TBV). The results of this analysis are as follows:
	Ballston Spa	NBC	Implied Exchange Ratio (x)	Implied Exchange Ratio Per Share ($)(1)	Implied Exchange Ratio Per Share ($)(2)
Total Assets	63.6%	36.4%	0.8974	$61.21	$78.75
Total Loans	67.5%	32.5%	0.7546	$51.47	$66.22
Total Deposits	61.4%	38.6%	0.9858	$67.24	$86.52
Tangible Common Equity	66.1%	33.9%	0.8065	$55.01	$70.78
TCE Adjusted for AOCI	62.8%	37.2%	0.9312	$63.52	$81.72
2024Y Net Income	81.1%	18.9%	0.3646	$24.87	$32.00
6/30/25 LTM Net Income	85.5%	14.5%	0.2656	$18.11	$23.31
2025E Net Income	89.5%	10.5%	0.1844	$12.58	$16.18
2026E Net Income	89.3%	10.7%	0.1881	$12.83	$16.50
Exchange Ratio in the Merger (x)			0.8065	$55.01	$70.78
Min (x)			0.1844	$12.58	$16.18
Max (x)			0.9858	$67.24	$86.52
Median (x)			0.7546	$51.47	$66.22

(1)
Based upon Ballston Spa share price of $68.21 as of market close on September 15, 2025

(2)
Assumes Ballston Spa trades at peer P/TBV levels or $87.76 (based on peer P/TBV of 99.2%)

Source: S&P Capital IQ Pro; Company-provided documents
The relative contribution analysis suggested a range of implied exchange ratio of 0.1844x to 0.9858x, with a midpoint of 0.7546x, and suggested a range of value of $12.58 to $67.24 per share of NBC’s common equivalent stock, with a midpoint of $51.47. The relative contribution analysis utilizing Ballston Spa’s peer adjusted price suggested a range of value of $16.18 to $86.52 per share of NBC’s common equivalent stock, with a midpoint of $66.22. Janney noted that the merger consideration of $55.01 per share and the deal exchange ratio of 0.8065x were within the range of value and implied exchange ratio suggested by the relative contribution analysis and within the range of value suggested by the relative contribution analysis utilizing Ballston Spa’s peer adjusted price.
Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the merger consideration was fair, from a financial point of view, to NBC’s shareholders. The references to Janney’s fairness opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Janney’s written fairness opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Janney in preparing its fairness opinion. However, neither Janney’s fairness opinion, nor the summary of its fairness opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to the NBC board or any shareholder of NBC as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Janney’s fairness opinion was furnished for the use and benefit of the NBC board of directors (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Janney will not be deemed to have, any fiduciary duty to the NBC board, NBC, any security holder or creditor of NBC or any other person, regardless of any prior or ongoing advice or relationships.
Certain Unaudited Prospective Financial Information
Ballston Spa and NBC generally do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Ballston Spa and NBC are including in this joint proxy statement/prospectus certain unaudited prospective financial information for Ballston Spa that was made available to Janney, NBC’s financial advisor, and to NBC’s board as described below (which we refer to as the “Ballston Spa prospective financial information”) and certain unaudited prospective financial information for NBC that was made available to Griffin, Ballston Spa’s financial advisor, and to Ballston’s board as described below (which we refer to as the “NBC prospective financial information”). A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Ballston Spa and NBC shareholders access to such information and is not included in this joint proxy statement/prospectus to influence any Ballston Spa or NBC shareholder to make any investment decision with respect to the merger.
Ballston Spa and NBC do not endorse the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by senior management of each of Ballston Spa, NBC or its respective financial advisors at the time such prospective financial information was prepared or approved for use. The prospective financial information represents each of Ballston Spa’s and NBC’s senior management’s evaluation of Ballston Spa’s and NBC’s respective expected future financial performance on a stand-alone basis, without reference to the merger (except as expressly set forth below under “Certain Estimated Transaction Adjustments”).
In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Ballston Spa and NBC operate and the risks and uncertainties described under “Risk Factors” beginning on page 47 of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24 of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of Ballston Spa and NBC and will be beyond the control of Ballston Spa following the completion of the merger.
There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of each of Ballston Spa and NBC could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Ballston Spa or NBC or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Ballston Spa or NBC shareholders, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and therefore is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances, transactions or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects of the merger on Ballston Spa or NBC, and does not attempt to predict or suggest actual future results of Ballston Spa following the completion of the merger or give effect to the merger (except as expressly set forth below under “Certain Estimated Transaction Adjustments”). Further, the prospective financial information does not account for the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Ballston Spa would operate after the merger.
In light of the foregoing factors and the uncertainties inherent in the prospective financial information, shareholders are cautioned not to place undue, if any, reliance on the prospective financial information. The accompanying prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP.
Subject to the above, the prospective financial information included in this section has been provided by Ballston Spa’s and NBC’s respective senior management as described in this section. Neither Crowe LLP (Ballston Spa’s independent auditor) nor Bonadio & Co., LLP (NBC’s independent auditor), nor any other independent registered public accounting firm or independent auditor, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information. Accordingly, neither Crowe LLP nor Bonadio & Co., LLP expresses an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The report by Crowe LLP included in this joint proxy statement/prospectus relates to Ballston Spa’s December 31, 2024 and 2023 issued financial statements. The report by Crowe LLP does not extend to the prospective financial information and should not be read to do so. The report by Bonadio & Co., LLP included in this joint proxy statement/prospectus relates to NBC’s previously issued financial statements. The report by Bonadio & Co., LLP does not extend to the prospective financial information and should not be read to do so.
Certain Stand-Alone Ballston Spa Prospective Financial Information Used by the Financial Advisors
The following table presents estimates for Ballston Spa’s total assets, earnings per share, and dividends per share for the years ended December 31, 2025, December 31, 2026, and December 31, 2027, prepared by Ballston Spa’s senior management and provided to the financial advisors and used by each financial advisor at the direction of Ballston Spa senior management in the financial analyses performed in connection with Griffin’s opinion as described in “Opinion of Ballston Spa’s Financial Advisor” beginning on page 117 and Janney’s opinion as described in “Opinion of NBC’s Financial Advisor” beginning on page 134.
As of and for the period ended December 31,	2025	2026	2027
Total assets (millions of dollars)	$923	$953	$981
Earnings per share	$7.23	$8.43	$9.49
Dividends per share	$1.32	$1.32	$1.32
In addition, for purposes of extrapolating Ballston Spa’s growth and earnings per share for annual periods through December 31, 2031, Ballston Spa’s senior management provided the financial advisors with estimated long-term average annual growth rates for Ballston Spa’s loans of approximately 5.0% and deposits of approximately 3.5% and average earnings per share growth of approximately 8.5%, growing to a return on average assets of approximately 0.83% by 2031, which were used by each financial advisor at the direction of Ballston senior management.
Certain Stand-Alone NBC Prospective Financial Information Used by the Financial Advisors
The following table presents estimates for NBC’s total assets, earnings per share, and dividends per share for the years ended December 31, 2025, December 31, 2026 and December 31, 2027, prepared by NBC’s senior management and provided to the financial advisors and used by each financial advisor at the direction of NBC senior management in the financial analyses performed in connection with Griffin’s opinion as described in “Opinion of Ballston Spa’s Financial Advisor” beginning on page 117 and Janney’s opinion as described in “Opinion of NBC’s Financial Advisor” beginning on page 134.

As of and for the period ended December 31,	2025	2026	2027
Total assets (millions of dollars)	$529	$543	$558
Earnings per share	$1.33	$1.60	$2.73
Dividends per share	$—	$—	$—
In addition, for purposes of extrapolating NBC’s growth and earnings per share for annual periods through December 31, 2031, NBC’s senior management provided the financial advisors with estimated long-term average annual growth rates for NBC’s loans of approximately 3.5% and deposits of approximately 3.0% and average earnings per share growth of approximately 32%, growing to a return on average assets of approximately 0.64% by 2031, which were used by each financial advisor at the direction of Ballston and NBC senior management.
You are cautioned not to place undue reliance on the prospective financial information set forth above. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of Ballston Spa, NBC, Griffin, Janney, or their affiliates, advisors or representatives considered or considers such information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of Ballston Spa, NBC, Griffin, Janney, or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the assumptions, and none of them undertakes any obligation to update or otherwise revise or reconcile the assumptions to reflect circumstances existing after the date such information was generated or to reflect the occurrence of future events even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions.
Certain Estimated Transaction Adjustments
Ballston Spa and NBC each provided to, or developed with, their respective financial advisor certain prospective financial information relating to transaction expenses and cost savings anticipated to be realized in connection with the closing of the merger and other related adjustments. Such prospective financial information was used and relied upon by Griffin in connection with Griffin’s financial analysis and opinion as described in this joint proxy statement/prospectus under the section entitled “Opinion of Ballston Spa’s Financial Advisor” beginning on page 117 and Janney in connection with Janney’s financial analysis and opinion as described in this joint proxy statement/prospectus under the section entitled “Opinion of NBC’s Financial Advisor” beginning on page 134.
In preparing their respective financial analysis and opinion, Griffin and Janney each assumed, among other things, (i) $20 million of subordinated debt capital proceeds raised concurrent with closing, (ii) estimated transaction expenses of approximately $6.8 million on a pre-tax basis, (iii) certain adjustments reflecting the sale of loans and securities and the repayment of borrowings concurrent with closing, (iv) estimated cost savings of approximately $4 million per year, and (v) estimated purchase accounting fair value and other adjustments. Such prospective financial information assumed a hypothetical June 30, 2026 closing date for the merger.
General
The stand-alone prospective financial information for Ballston Spa and NBC were prepared separately using, in some cases, different assumptions, and is not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results Ballston Spa will achieve if the merger is completed and is not intended to represent forecasted financial information for Ballston Spa if the merger is completed.
You are cautioned not to place undue reliance on the prospective financial information set forth above. By including in this proxy statement/prospectus a summary of the prospective financial information, none of Ballston Spa, NBC or any of their respective advisors or other representatives have made or makes any representation to any person regarding the ultimate performance of Ballston Spa or NBC compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. In addition, the prospective financial information has not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus. Neither Ballston Spa nor NBC undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Ballston, NBC or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Ballston Spa or NBC or other person regarding Ballston Spa’s or NBC’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved.
Interests of Certain Ballston Spa Directors and Named Executive Officers in the Merger
In considering the recommendation of the Ballston Spa board of directors to vote for the Ballston Spa merger proposal, Ballston Spa shareholders should be aware that the directors and named executive officers of Ballston Spa may have interests in the merger, including financial interests, that are different from, or in addition to, the interests of Ballston Spa shareholders generally and that may create potential conflicts of interest. The Ballston Spa board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to Ballston Spa shareholders that they vote for the Ballston Spa merger proposal. For more information, see “— Background of the Merger” beginning on page 101 and “— Ballston Spa’s Reasons for the Merger; Recommendation of Ballston Spa’s Board of Directors” beginning on page 63. Such interests are described in more detail below.
Management of the Combined Company
Following the consummation of the merger, Christopher Dowd, currently President and Chief Executive Officer of Ballston Spa and Ballston Spa National Bank, will remain the Chief Executive Officer of Ballston Spa and Ballston Spa National Bank, and John Balli, currently President and Chief Executive Officer of NBC and NBC Bank, will become President of Ballston Spa and Ballston Spa National Bank.
At the effective time, the other key officers of Ballston Spa and Ballston Spa National Bank will be as set forth below:
•
James Dodd, Executive Vice President and Chief Financial Officer

•
James Conroy, Chief Banking Officer

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Caitlin McCrea, Senior Vice President of Finance and Treasurer

Membership on the Board of Directors
The Board of directors of the combined company as of the effective time will consist of 13 members comprised of all nine of the current Ballston Spa directors and four of the current NBC directors. Board compensation after completion of the merger is discussed below under “— Governance of Ballston Spa and Ballston Spa National Bank After the Merger” beginning on page 149.
Interests of Certain NBC Directors and Named Executive Officers in the Merger
In considering the recommendations of the NBC board, NBC shareholders should be aware that NBC’s directors and named executive officers have interests in the merger that may be different from, or in addition to, the interests of the NBC shareholders generally. NBC’s board of directors was aware of these interests, including the material terms thereof, and considered them, among other matters, in making its recommendation that NBC’s shareholders vote to approve the NBC merger proposal. These interests are described in more detail below.
As of the effective time, Ballston Spa will enter into an employment agreement with John Balli, current President and Chief Executive Officer of NBC and NBC Bank and a change of control agreement with Caitlin McCrea, current Senior Vice President and Chief Financial Officer of NBC and NBC Bank. These agreements will be provided to John Balli and Caitlin McCrea no later than 30 days prior to the effective time.

Employment and Change in Control Agreements of NBC Named Executive Officers
NBC has not entered into any employment or change in control agreements with its named executive officers.
Indemnification of Directors and Officers
Following the effective time, Ballston Spa has agreed to indemnify present and former directors and officers of NBC and its subsidiaries for a period of six years after the effective time of the mergers to the fullest extent permitted by applicable laws and under the articles of incorporation or bylaws of NBC or an NBC subsidiary. Ballston Spa has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the mergers with respect to claims arising from facts or circumstances which occurred prior to the effective time of the mergers and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 200% of the last annual premium paid by NBC.
Governance of Ballston Spa and Ballston Spa National Bank After the Merger
Boards of Directors of Ballston Spa and Ballston Spa National Bank
At the effective time of the mergers, the number of directors that will comprise the full boards of directors of Ballston Spa and Ballston Spa National Bank will be 13, of which (i) nine will be all of the existing directors of Ballston Spa immediately prior to the effective time and (ii) four will be existing directors of NBC immediately prior to the effective time.
Ballston Spa has a classified board of directors consisting of three classes. Each director generally holds office for a three-year term. The terms of the classes are staggered so that the term of office of one class expires each year. The four NBC directors will be appointed among the three classes so that the numbers of directors in each class, as of the effective time of the mergers, will be as nearly equal as possible.
Key Officers of the Combined Company and the Combined Bank
Christopher Dowd, currently President and Chief Executive Officer of Ballston Spa and Ballston Spa National Bank, will become Chief Executive Officer of Ballston Spa and Ballston Spa National Bank upon the effective time of the mergers. John Balli, currently President and Chief Executive Officer of NBC and NBC Bank, will become President of Ballston Spa and Ballston Spa National Bank upon the effective time of the mergers.
At the effective time, the other key officers of Ballston Spa and Ballston Spa National Bank will be as set forth below:
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James Dodd, Executive Vice President and Chief Financial Officer

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James Conroy, Chief Banking Officer

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Caitlin McCrea, Senior Vice President of Finance and Treasurer

Name and Headquarters
The name of the surviving corporation will be Ballston Spa Bancorp, Inc. and the name of the surviving bank will be Ballston Spa National Bank. NBC bank branches will operate as a division of Ballston Spa National Bank. The headquarters and main office of Ballston Spa National Bank will remain located in Ballston Spa, New York.
Accounting Treatment
Ballston Spa and NBC prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of NBC by Ballston Spa under the acquisition method of accounting, and Ballston Spa will be treated as the acquirer for accounting purposes.

Regulatory Approvals
To complete the merger, Ballston Spa and NBC need to obtain approvals or consents from, or make filings with, several U.S. federal bank regulatory agencies. Subject to the terms of the merger agreement, Ballston Spa and NBC have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from the Federal Reserve Board and the OCC, and as otherwise set forth in the merger agreement, that are necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the surviving corporation in the merger.
Under the terms of the merger agreement, Ballston Spa and NBC, and their respective subsidiaries, will not be required or, without the written consent of the other party, permitted to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on Ballston Spa and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by NBC shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
Ballston Spa and NBC believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the requisite regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Ballston Spa following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The merger is subject to the approval of the Federal Reserve Board pursuant to Section 3 of the BHC Act. The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act. These factors include: the effect of the merger on competitiveness in affected banking markets; the financial and managerial resources (including consideration of the capital adequacy, liquidity and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders), financial condition, and future prospects of the combined organization; and the records of compliance with applicable laws and regulations, including banking, consumer protection, and anti-money laundering laws and regulations. The Federal Reserve Board also considers the effectiveness of the institutions involved in combating money laundering, meeting the convenience and needs of the communities to be served, the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system, as well as the availability of information needed to determine and enforce compliance with the BHC Act and other applicable federal banking laws. The Federal Reserve Board cannot approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the CRA pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Ballston Spa and NBC in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board may receive protests from community groups and others. In their most recent CRA performance evaluations, Ballston Spa National Bank received an overall “Satisfactory” rating and NBC Bank received an overall “Satisfactory” rating.
Furthermore, the BHC Act requires published notice of, and the opportunity for public comment on, an application to the Federal Reserve Board. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. The Federal Reserve Board is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review.
Pursuant to applicable regulations, the Federal Reserve Board will waive the application requirement in connection with the holding company merger if: the effective date of the subsidiary bank merger and the holding company merger are the same; the bank merger is subject to prior approval by a federal supervisory agency; both before and after the merger, the bank holding company will meet applicable regulatory capital requirements; and the merger does not involve the acquisition of any nonbank company that would require the prior approval of the Federal Reserve Board under Section 4 of the BHC Act. Ballston Spa and NBC believe that the merger satisfies all of the conditions to qualify for the waiver.
The waiver request to the Federal Reserve Board has been submitted.
OCC
The bank merger is subject to the approval of the OCC under Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act, because the resulting bank will be a national bank. The Bank Merger Act prohibits the OCC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the OCC from approving a proposed merger transaction whose effect in any section of the country may be to substantially lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade. An exception may be made if the OCC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.
In every proposed merger transaction, the OCC must consider the competitive impact of the transaction, the financial and managerial resources of the existing and proposed institutions and future prospects of the resulting institution, the convenience and needs of the community to be served, the effectiveness of each insured depository institution involved in the proposed merger in combating money-laundering activities, and the risk to the stability of the United States banking or financial system.
The Bank Merger Act generally requires public notice of the transaction and provides a public comment period. The OCC may also hold a public hearing on an application.
An application has been submitted to the OCC.
Department of Justice
In addition to the Federal Reserve Board and the OCC, the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, conducts a concurrent competitive review of the merger and the bank merger to analyze the mergers’ competitive effects and determine whether the mergers would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger and the bank merger, the DOJ could analyze their effect on competition differently than the Federal Reserve Board and the OCC, and it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the merger or the bank merger’s effects on competition. A determination by the DOJ not to object to the merger or the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Appraisal or Dissenters’ Rights in the Merger
General
Holders of Ballston Spa common stock do not have appraisal rights under the NYBCL.
Sections 623 and 910 of the NYBCL provide that, if the merger is consummated, holders of NBC common stock who object to the merger in writing prior to the vote by the holders of NBC common stock on the adoption of the agreement and who follow the procedures specified in Section 623 (summarized below), will have the right to receive cash payment of the fair value of their NBC common stock. A copy of Sections 623 and Section 910 of the NYBCL is attached as Annex F to this joint proxy statement/prospectus. The express procedures of Section 623 must be followed precisely; if they are not, a holder of NBC common stock will lose his or her right to dissent. As described more fully below, such “fair value” would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that holders of NBC common stock exercising appraisal rights will receive consideration equal to or greater than the value of the Ballston Spa common stock to be owned by them and/or cash paid to them following completion of the merger.
The statutory procedures outlined below are complex. What follows is a summary, which is qualified in its entirety by reference to the full text of Sections 623 and Section 910 of the NYBCL. Holders of NBC common stock wishing to exercise their appraisal rights should consult with their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.
Any holder of NBC common stock will have the right to receive a cash payment of the fair value of his or her NBC common stock and the other rights and benefits provided in Section 623, if such shareholder:
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does not vote in favor of the adoption of the merger agreement; and

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files with NBC a written objection to the merger prior to the vote by the holders of NBC common stock on the adoption of the agreement.

The written objection must include:
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notice of the holder of NBC common stock’s election to dissent;

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the name and residence address of the dissenting holder of NBC common stock;

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the number of shares of NBC common stock as to which the holder of such common stock dissents; and

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a demand for payment of the fair value of such NBC common stock if the merger is consummated.

A vote against adoption of the merger agreement will not satisfy the requirement of filing a written objection. Failure to vote against adoption of the merger agreement will not waive a NBC shareholder’s right to receive payment if the shareholder has filed a written objection in accordance with Section 623 and has not voted in favor of adoption of the merger agreement. If a shareholder abstains from voting on adoption of the merger agreement, this will not waive his or her dissenter’s rights so long as the appropriate written objection to the merger is properly and timely filed.
Since a signed proxy left blank will be voted for adoption of the merger agreement, any NBC shareholder who wishes to exercise his or her dissenter’s rights must either vote against adoption of the agreement, abstain or not vote in person or by proxy. Written objection at this time may not be required from any shareholder to whom NBC did not give proper notice of the special meeting of NBC shareholders contemplated by this proxy statement/prospectus.
A holder of NBC common stock may not dissent as to less than all NBC common stock held of record that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of NBC common stock as to less than all NBC common stock of such owner held of record by the nominee or fiduciary.
All written objections to the merger and notices of election to dissent should be addressed to:
NBC Bancorp, Inc.
3-7 Reed Street
Coxsackie, NY 12051
Attention: John A. Balli
If the merger agreement is adopted by holders of NBC common stock, within ten days after such approval, NBC will give written notice of the approval by registered mail to each holder of NBC common stock who filed a timely written objection or from whom objection was not required, except for any shareholder who voted in favor of adoption of the merger agreement. Any holder of NBC common stock from whom objection was not required and who elects to dissent must file with NBC, within 20 days after the giving of notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the amount of NBC common stock as to which he or she dissents and a demand for payment of the fair value for his or her NBC common stock.
Either at the time of filing of the notice of election to dissent or within one month thereafter, a dissenting NBC shareholder must submit the certificates representing his or her dissenting NBC shares to NBC. NBC shall note conspicuously on the certificates that a notice of election has been filed and will then return the certificates to the shareholder. Any NBC shareholder who fails to submit his or her certificates for notation within the required time shall, at the option of NBC upon written notice to such NBC shareholder within forty-five days from the date of filing such notice of election to dissent, lose his or her appraisal rights unless a court, for good cause shown, otherwise directs.
Within fifteen days after the expiration of the period within which NBC shareholders may file their notices of election to dissent, or within fifteen days after the completion of the merger, whichever is later (but in no case later than 90 days after NBC shareholders adopt the agreement), NBC will make a written offer by registered mail to each NBC shareholder who has filed a notice of election, to pay for his or her dissenting shares at a specified price, which NBC considers to be their fair value. If the merger has occurred, NBC must accompany the offer by an advance payment to each shareholder who has submitted his or her stock certificates of an amount equal to eighty percent (80%) of the amount of the offer. Acceptance of such payment does not constitute a waiver of any dissenters’ rights. The offer must be made at the same price per share to all the dissenting NBC shareholders. If, within thirty days after the making of an offer, NBC and any dissenting NBC shareholders agree on the price to be paid for dissenting shares, the balance of payment for the shares must be made within sixty days after the making of the offer or the completion of the merger, whichever is later, and upon surrender of the certificates representing such NBC shares.
If NBC fails to make an offer to dissenting NBC shareholders within the fifteen-day period described above, or if it makes the offer and any dissenting NBC shareholder fails to agree with NBC within thirty days thereafter upon the price to be paid for his or her shares, NBC is required, within twenty days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the supreme court in the judicial district in which the office of NBC is located to determine the rights of dissenting NBC shareholders and to fix the fair value of their shares. If NBC fails to institute a proceeding within the twenty-day period, any dissenting shareholder may institute a proceeding for the same purpose not later than thirty days after the expiration of the twenty-day period. If a dissenting shareholder does not institute a proceeding within the thirty-day period, all dissenters’ rights are lost unless the court, for good cause shown, otherwise directs.
During each proceeding, the court will determine whether each dissenting shareholder is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the date NBC shareholders voted to adopt the agreement, taking into consideration the nature of the transaction giving rise to the shareholder’s right to receive payment for his or her dissenting shares and its effects on NBC and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the completion of the merger to the date of payment at such rate as the court finds equitable, taking into account all relevant factors, including the rate of interest which NBC would have had to pay to borrow money during the pendency of the proceeding, unless the court finds that a NBC shareholder’s refusal to accept NBC’s offer of payment was arbitrary, vexatious or otherwise not in good faith, in which case no interest will be awarded. Each party to such proceeding will bear its own costs and expenses unless the court finds that the NBC shareholder’s refusal to accept NBC’s offer was arbitrary, vexatious or otherwise not in good faith, in which case NBC’s costs may, in the discretion of the court, be assessed against any or all dissenting NBC shareholders who are parties to such proceeding. The court, in its discretion, may also apportion or assess any part of the dissenting NBC shareholder’s costs against NBC if it finds that the fair value of the shares as determined materially exceeds the amount which NBC offered to pay, or that no offer or advance payment was made by NBC, or that NBC failed to institute such special proceeding within the specified period, or that the action of NBC in complying with its obligations under Section 623 was arbitrary, vexatious or otherwise not in good faith. Within sixty days following the final determination of the proceeding, NBC shall pay to each dissenting NBC shareholder the amount found to be due him or her, upon the shareholder’s surrender of all certificates representing dissenting shares.
The enforcement by a NBC shareholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such shareholder of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless the shareholder withdraws his or her notice of election or the merger is abandoned), except that the shareholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the merger will be or is unlawful or fraudulent as to him or her. A NBC shareholder’s notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by NBC, but No withdrawal may be made later than sixty days from the completion of the merger (unless NBC failed to make a timely offer, in which case a withdrawal may be made no later than sixty days after such offer is made) without the written consent of NBC. In order for a withdrawal of a NBC shareholder’s notice of election to be effective, it must be accompanied by a return to NBC of any advance payment made to such shareholder.
If the merger is approved by the requisite vote of the shareholders of NBC at the special meeting, then following the closing of merger, Ballston Spa will assume the obligations of NBC under Section 623.
Cost and Expenses
Each party to any court proceeding required to determine fair value shall bear its own costs and expenses, provided that the court may appoint or assess expenses and fees against the dissenting shareholders if the courts finds that their refusal to accept the NBC offer was arbitrary or not in good faith. Similarly, the court may appoint and assess fees and expenses against NBC if any of the following occur: (A) the fair value of the shares as determined by the court materially exceeds the amount which NBC offered to pay; (B) no offer or required advance payment was made by NBC; (C) NBC failed to institute the special proceeding; or (D) NBC failed to act in good faith. NBC must make payment pursuant to the court order within 60 days after final determination of proceeding. NBC shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.
Income Tax Consequences
The exercise of dissenters’ rights may result in taxable income to you. Neither Ballston Spa nor NBC has obtained a tax opinion regarding the tax consequences of a shareholder’s exercise of appraisal rights. Accordingly, those who wish to exercise their appraisal rights should consult their own independent tax advisors regarding the tax consequences of such an election.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SECTIONS 623 AND 910 OF THE NYBCL REGARDING APPRAISAL RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING APPRAISAL RIGHTS.

THE MERGER AGREEMENT
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Ballston Spa or NBC. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Ballston Spa makes with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 188 of this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Ballston Spa and NBC contained in this joint proxy statement/prospectus or in public reports of Ballston Spa filed with the SEC, may supplement, update or modify the factual disclosures about Ballston Spa and NBC contained in the merger agreement. The merger agreement contains representations and warranties by NBC, on the one hand, and by Ballston Spa, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Ballston Spa and NBC were made solely for the benefit of the parties to the merger agreement and are qualified and subject to important limitations agreed to by Ballston Spa and NBC in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Ballston Spa and NBC each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Ballston Spa and NBC at the time they were made or otherwise.
Structure of the Merger
Each of NBC’s and Ballston Spa’s respective board of directors has unanimously approved and adopted the merger agreement. In the merger, NBC will merge with and into Ballston Spa, with Ballston Spa as the surviving corporation. Immediately following the merger, NBC Bank will merge with and into Ballston Spa National Bank, with Ballston Spa National Bank as the surviving bank.
Merger Consideration
Each share of NBC common stock issued and outstanding immediately prior to the effective time, will be converted into the right to receive 0.8065 shares of Ballston Spa common stock.
If the outstanding shares of NBC common stock or Ballston Spa common stock are increased, decreased, changed into or exchanged for a different number or class of shares as a result of a stock split, reverse stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio to give Ballston Spa shareholders and NBC shareholders the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares
Ballston Spa will not issue any fractional shares of Ballston Spa common stock in the merger. Instead, a former holder of NBC common stock who otherwise would have received a fraction of a share of Ballston Spa common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the average of the closing prices of Ballston Spa common stock on the OTCID Basic Market for the consecutive period of ten full trading days ending on the day preceding the closing date of the merger, which we refer to as the determination date market price, by the fraction of a share (after taking into account all shares of NBC common stock held by such holder immediately prior to the completion of the merger) of Ballston Spa common stock that such shareholder would otherwise be entitled to receive.
Closing and Effective Time of the Mergers
The merger will become effective at such date and time specified in the certificate of merger to be filed with the Department of State of the State of New York. The closing will occur remotely by electronic exchange of documents on the last business day of the first month in which all of the conditions set forth in the merger agreement have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Ballston Spa and NBC.
Exchange of Shares
Exchange Procedures
As promptly as practicable after the effective time, but in no event later than five (5) business days thereafter, Ballston Spa will cause the exchange agent to mail to each holder of record of NBC shares a letter of transmittal and instructions for use in effecting the surrender of certificates in exchange for the merger consideration (which, for purposes of this joint proxy statement/prospectus, shall be deemed to include new certificates for Ballston Spa shares or, at Ballston Spa’s option, evidence in book-entry form) representing the number of whole shares of Ballston Spa common stock and any cash in lieu of fractional shares into which the shares of NBC common stock represented by such certificates for NBC shares shall have been converted, as well as any dividends or distributions to be paid as described in “— Dividends and Distributions” below.
If a certificate for NBC common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) evidence to the reasonable satisfaction of Ballston Spa that any such certificate has been lost, stolen or destroyed; (ii) such security or indemnity as reasonably may be requested by Ballston Spa or the exchange agent to indemnify and hold harmless Ballston Spa and the exchange agent; and (iii) evidence satisfactory to Ballston Spa that such person is the owner of the shares represented by each certificate claimed to be lost, stolen or destroyed and is the person who would be entitled to present such certificate for exchange pursuant to the merger agreement.
Withholding
Ballston Spa will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any dividends or distributions or any other consideration payable under the merger agreement to any holder of NBC common stock the minimum amounts it is required to deduct and withhold under the Code or any provision of tax law. If any such amounts are withheld such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to Ballston Spa common stock will be paid to the holder of any unsurrendered certificate representing shares of NBC common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate representing shares of NBC common stock in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which theretofore had become payable with respect to the whole shares of Ballston Spa common stock into which the shares of NBC common stock represented by such certificate have been converted.
Representations and Warranties
The merger agreement contains representations and warranties made by NBC to Ballston Spa and by Ballston Spa to NBC relating to a number of matters, including the following:
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corporate matters, including due organization and qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

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required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

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reports to regulatory authorities;

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financial statements, internal controls, books and records, and absence of undisclosed liabilities;

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absence of fees to brokers, finders and financial advisors in connection with the merger other than Griffin and Janney;

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the absence of certain changes or events;

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legal proceedings;

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tax matters;

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labor relations, employment agreements, and employee benefit plans; compliance with applicable laws and governmental authorizations;

•
certain contracts;

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agreements with regulatory agencies;

•
risk management instruments;

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environmental matters;

•
investment securities and commodities;

•
title to and condition of assets;

•
intellectual property and computer systems;

•
related party transactions;

•
inapplicability of takeover statutes;

•
opinions from each party’s respective financial advisor(s);

•
the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•
loan portfolio matters;

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insurance matters;

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information security;

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subordinated indebtedness; and

•
no investment advisor subsidiaries or broker-dealer subsidiaries.

The representations and warranties in the merger agreement are subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Ballston Spa and NBC, respectively.

In addition, certain representations and warranties of Ballston Spa and NBC are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Ballston Spa and NBC or Ballston Spa as the surviving corporation in the merger, means any effect, change, circumstance, condition, occurrence or development that has a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole.
However, a material adverse effect will not be deemed to include the impact of:
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changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

•
changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•
changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event;

•
public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated pursuant to the merger agreement (including any effect on a party’s relationships with its customers or employees);

•
a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred; or

•
the expenses incurred by NBC or Ballston in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement,

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Prior to the Consummation of the Merger
Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), or as consented to in writing by the other party (such consent not to be unreasonably withheld), and subject to certain specified exceptions, each of Ballston Spa and NBC will, and will cause its subsidiaries to (a) conduct its business in the ordinary course in all material respects and consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (c) use reasonable best efforts to achieve full compliance with any outstanding regulatory agreement with the OCC, (d) use reasonable best efforts to address any finding in, and complete any recommended or required remedial action set forth in, any prior or future internal or external audit report relating to any law or compliance areas, and (e) take no action that would reasonably be expected to adversely affect or materially delay the ability of either NBC or Ballston Spa to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated hereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, NBC will not take, and will not permit any of its subsidiaries to, without the prior written consent of Ballston Spa (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
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other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months (other than borrowings pursuant to the Federal Home Loan Bank 0% Development Advance (ZDA) Program) and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of NBC or any of its wholly-owned subsidiaries to NBC or any of its wholly-owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•
adjust, split, combine or reclassify any capital stock;

•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except NBC Bank may declare, set aside and pay dividends to NBC only to the extent required to service the debt obligations of NBC, subject to any required regulatory approval;

•
grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of NBC or any of its subsidiaries;

•
issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of NBC or its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of NBC or its subsidiaries;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of the merger agreement;

•
except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned subsidiary of NBC;

•
in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any NBC contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to NBC, or enter into any contract that would constitute a NBC contract if it were in effect on the date of the merger agreement;

•
except as required under the terms of any NBC benefit plan existing as of the date of the merger agreement, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a NBC benefit plan if in effect on the date of the merger agreement, (ii) amend (whether in writing or orally) any NBC benefit plan, except to comply with applicable law (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business (including in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees), that do not exceed, with respect to any individual, five percent (5%) of such individual’s base salary or wage rate in effect as of the date of the merger agreement, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for bonuses or incentive compensation to be awarded in accordance with the terms and amounts previously disclosed, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) assuming receipt of any required regulatory approval(s), negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, except as previously disclosed, (vii) assuming receipt of any required regulatory approval(s), fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) assuming receipt of any required regulatory approval(s), hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000 or (x) waive, release or limit any restrictive covenant obligation of any current or former employee or contractor of the NBC or any of its subsidiaries;
•
settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of NBC or its subsidiaries or the surviving corporation;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
amend its certificate of incorporation, its bylaws or comparable governing documents of its significant subsidiaries;

•
materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•
(i) enter into any new line of business or (ii) except for any loan that has not been funded as of the date of the merger agreement, make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with NBC loan policies and procedures in effect as of the date of the merger agreement, provided however, that the prior notification and approval of Ballston Spa is required for any loan made pursuant to the merger agreement that is $500,000 or greater (consent shall be deemed given unless Ballston Spa objects within 72 hours of receiving a notification from NBC);

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take any action that is intended or expected to result in any of representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger set forth in the merger agreement not being satisfied, or in a violation of any provision of the merger agreement;

•
merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its significant subsidiaries;

•
make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service loans, (ii) investment,

deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by law or requested by a governmental entity;
•
make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

•
make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, settle or compromise any tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material tax claim or assessment, grant any power of attorney with respect to material taxes, surrender any right to claim a refund of material taxes, enter into any closing agreement with respect to any material tax or refund or amend any material tax return;

•
make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•
materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets;

•
increase the size of the NBC or NBC Bank board of directors and/or appoint new directors thereto; or

•
establish any accounts or relationships with a new cannabis-related business, including opening any deposit or checking account or originating any loan; provided that the consent of Ballston Spa shall be deemed given unless Ballston Spa objects to such account or relationship within seventy-two (72) hours of receiving written notification from NBC.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Ballston Spa will not take, and will not permit any of its subsidiaries to, without the prior written consent of NBC (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Ballston Spa or any of its wholly-owned subsidiaries to Ballston Spa or any of its wholly-owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•
adjust, split, combine or reclassify any capital stock;

•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Ballston Spa at a rate not in excess of $0.33 per share of Ballston Spa common stock, (B) dividends paid by any of the subsidiaries of Ballston Spa to Ballston Spa or any of its wholly-owned subsidiaries, (C) Ballston Spa National Bank may declare, set aside and pay dividends to Ballston Spa only to the extent required to service the debt obligations of Ballston Spa, or (D) the acceptance of shares of Ballston Spa common stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

•
except in the ordinary course of business or as set forth in the merger agreement, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Ballston Spa or any of its subsidiaries;
•
except as in the ordinary course of business or as set forth in the merger agreement, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Ballston Spa or its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Ballston Spa or its subsidiaries, except pursuant to the exercise of Ballston Spa stock options or the vesting or settlement of Ballston Spa equity awards in accordance with their terms.

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of the merger agreement;

•
except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned subsidiary of Ballston Spa;

•
in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Ballston Spa contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to Ballston Spa, or enter into any contract that would constitute a Ballston Spa contract if it were in effect on the date of the merger agreement;

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settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of Ballston Spa or its subsidiaries or the surviving corporation, or (ii) in a material claim, suit, action or proceeding where Ballston Spa is the plaintiff;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as amended;

•
amend its articles of incorporation, its bylaws or comparable governing documents of its significant subsidiaries;

•
materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•
take any action that is intended or expected to result in any of the representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger set forth in the merger agreement not being satisfied, or in a violation of any provision of the merger agreement;

•
merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

•
make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, settle or compromise any tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material tax claim or assessment, grant any power of attorney with respect to material taxes, surrender any right to claim a refund of material taxes, enter into any closing agreement with respect to any material tax or refund or amend any material tax return;

•
make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility; or

•
materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets.

Regulatory Matters
Ballston Spa and NBC have agreed to cooperate with each other and use their respective best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger).
Each of Ballston Spa and NBC has agreed to use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. However, in no event will NBC or Ballston Spa, or any of their respective subsidiaries be required, and neither NBC or Ballston Spa, nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on Ballston Spa and its subsidiaries, taken as a whole, after giving effect to the merger.
Ballston Spa and NBC have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, as well as to consult with each other and keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
To the extent permitted by applicable law, Ballston Spa and NBC have also agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by this merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.
Employee Matters
The merger agreement provides, for the period commencing at the effective time of the merger and ending 12 months after the effective time (or the applicable continuing employee’s earlier termination of employment), Ballston Spa will provide or cause to be provided to each NBC and NBC Bank employee who continues employment with Ballston Spa or Ballston Spa National Bank (a “continuing employee”) (i) with base salaries and wages that are substantially comparable in the aggregate to the base salaries and wages provided to similarly situated employees of Ballston Spa and Ballston Spa National Bank, (ii) with annual cash incentive opportunities that are substantially comparable in the aggregate to the annual cash incentive opportunities provided to similarly situated employees of Ballston Spa and Ballston Spa National Bank, and (iii) with employee benefits and health insurance that are substantially similar in the aggregate to the employee benefits and health insurance provided to similarly situated employees of Ballston Spa and Ballston Spa National Bank, except with respect to any defined benefit pension plan.
Ballston Spa and NBC may provide a retention pool up to the amount set forth in a Ballston Spa disclosure schedule to enable Ballston Spa and NBC to provide performance retention incentives to certain employees of NBC or NBC Bank, the recipients, individual amounts and specific terms to be mutually determined by the Chief Executive Officer and the President of NBC and the Chief Executive Officer and President of Ballston Spa. Subject to the receipt of any necessary regulatory approvals, such designated employees will enter into retention agreements to be provided by Ballston Spa and reasonably acceptable to NBC.
Ballston Spa will cause each Ballston Spa benefit plan in which continuing employees are eligible to participate to take into account for purposes of eligibility, participation and vesting under the Ballston Spa benefit plans, but not for purposes of benefit accrual, the service of such employees with NBC or NBC Bank to the same extent as such service was credited for such purpose by NBC or NBC Bank. Such service, however, will not be recognized to the extent that such recognition would (A) result in a duplication of benefits, (B) apply to a defined benefit pension plan or (C) affect any plan that is frozen or provides grandfathered benefits.
If an employee of NBC or NBC Bank becomes eligible to participate in a medical, dental, vision, prescription drug, or other health plan, disability plan or life insurance plan of Ballston Spa or Ballston Spa National Bank upon termination of such plan of NBC or NBC Bank, Ballston Spa or Ballston Spa National Bank will use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations with respect to participation and coverage requirements to the extent such conditions are covered under the applicable Ballston Spa plan, (ii) provide credit under any such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year that includes the closing and prior to such participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such continuing employees and their dependents on or after the effective time of the merger, in each case to the extent such employee satisfied any similar limitation or requirement under an analogous NBC benefit plan prior to the effective time of the merger.
Unless otherwise agreed between Ballston Spa and NBC, no later than ten (10) days prior to the closing, NBC will take all actions necessary to cease contributions to and terminate each benefit plan that is intended to qualify as a 401(k) plan, including vesting each continuing employee in his or her account balance, and to adopt written resolutions to terminate each such 401(k) plan, the form and substance of which shall be subject to the prior written approval of Ballston Spa, which will not be unreasonably withheld; provided, however, that each such termination may be made contingent upon the consummation of the transactions contemplated by the merger agreement. In such event, Ballston Spa will take any and all actions as may be required to permit continuing employees to participate in a Ballston Spa benefit plan that is intended to qualify as a 401(k) plan immediately following the closing date and to permit continuing employees to roll over their account balances, including any participant loans, in the NBC Bank 401(k) plan into the Ballston Spa 401(k) plan.
As of the effective time, Ballston Spa shall assume and honor any accrued but unused vacation or personal time off, other than sick leave, under applicable policies of NBC and NBC Bank, including any vacation or personal time carried over from a prior year, and provide additional accruals to continuing employees under the paid time off policy of Ballston Spa in the same manner as provided to similarly situated employees of Ballston Spa and Ballston Spa National Bank. Ballston Spa shall recognize all service of any continuing employee with NBC and NBC Bank for purposes of determining vacation and personal time off under Ballston Spa’s vacation and personal time off policy.
To each eligible continuing employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments whose employment is terminated on or within twelve (12) months following the closing date, Ballston Spa shall, subject to any necessary regulatory approvals, provide severance benefits as provided under a Ballston Spa disclosure schedule, subject to such employee’s execution (and non-revocation) of a release of claims.
Director and Officer Indemnification, Insurance, and Retirement Agreements
The merger agreement provides that from and after the effective time, Ballston Spa, as the surviving corporation in the merger, will indemnify and hold harmless all present and former directors and officers of NBC and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director or officer of NBC or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the mergers, including the transactions contemplated by the merger agreement, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of the merger agreement by NBC pursuant to the NBC or NBC Bank articles of incorporation and bylaws; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
The merger agreement requires Ballston Spa, as the surviving corporation in the merger, to maintain for a period of up to six years after consummation of the merger, “tail” coverage relating to NBC’s existing directors’ and officers’ liability insurance policy, in such amount and with terms and conditions that are no less advantageous than the directors and officers liability policy of NBC as of the date of the merger agreement. Ballston Spa, however, is not required to spend annually more than two hundred percent (200%) of the current premium for NBC’s existing directors and officers liability insurance policy, which we refer to as the premium cap, however, if Ballston Spa is unable to obtain and maintain such policy as a result of such limitations, it shall obtain as much comparable insurance as is available at such time for the premium cap. Ballston Spa may substitute for the tail coverage policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous with respect to claims arising from facts or circumstances which occur prior to the effective date of the merger covering persons who are covered by such insurance immediately prior to the effective date.
Name and Headquarters
The merger agreement provides that the name of the surviving corporation will be Ballston Spa Bancorp, Inc. and the name of the surviving bank will be Ballston Spa National Bank, and that the headquarters of Ballston Spa Bancorp, Inc. and Ballston Spa National Bank will remain located in Ballston Spa, New York.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the preparation and filing of the registration statement of which this joint proxy statement/prospectus is a part, that upon the request of the other party, each company will retain a proxy solicitor in connection with the solicitation of shareholder approval, compliance with applicable state blue sky laws, no purchase or sale of the stock of the other party to the merger, access to information and officers of the other company, the payment of transaction expenses, notice of changes, the preparation of additional financial statements and the updating of schedules. In addition, Ballston Spa will assume the payment and other obligations associated with NBC’s subordinated notes due June 30, 2030 and September 1, 2033, respectively.
Possible Additional Capital
In the sole discretion of Ballston Spa and in order for the surviving bank to be considered “well capitalized” for regulatory purposes, Ballston Spa may consider issuing subordinated debentures in amounts and terms as determined by Ballston Spa.
Combined Company Governance
Boards of Directors of the Combined Company and the Combined Bank
At the effective time of the mergers, the number of directors that will comprise the full boards of directors of Ballston Spa and Ballston Spa National Bank will be 13, of which (i) nine will be all of the existing directors of Ballston Spa immediately prior to the effective time and (ii) four will be directors of NBC immediately prior to the effective time. The four NBC and NBC Bank directors will be designated by Ballston Spa and Ballston Spa National Bank in consultation with NBC. Richard P. Sleasman will remain as Chairman of the Board of Directors of Ballston Spa and Ballston Spa National Bank upon the effective time of the mergers.

Ballston Spa has a classified board of directors consisting of three classes. Each director generally holds office for a three-year term. The terms of the classes are staggered so that the term of office of one class expires each year. The four NBC directors will be appointed among the three classes so that the numbers of directors in each class, both as of the effective time of the mergers and after the resignation of directors to be effective upon the three month anniversary of the effective time, will be as nearly equal as possible.
Key Officers of the Combined Company and the Combined Bank
Christopher Dowd, currently President and Chief Executive Officer of Ballston Spa and Ballston Spa National Bank, will become Chief Executive Officer of Ballston Spa and Ballston Spa National Bank upon the effective time of the mergers. John Balli, currently President and Chief Executive Officer of NBC and NBC Bank, will become President of Ballston Spa and President and Ballston Spa National Bank upon the effective time of the mergers.
At the effective time, the other key officers of Ballston Spa and Ballston Spa National Bank will be as set forth below:
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James Dodd, Executive Vice President and Chief Financial Officer

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James Conroy, Chief Banking Officer

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Caitlin McCrea, Senior Vice President of Finance and Treasurer

Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite NBC or Ballston Spa shareholders vote (unless otherwise indicated), in the following circumstances:
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by mutual written agreement of Ballston Spa and NBC;

•
by either Ballston Spa or NBC if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, decree, ruling or taken other action restraining, enjoining or otherwise prohibiting the merger, unless the failure to obtain such requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party contained in the merger agreement;

•
by either Ballston Spa or NBC if the merger has not been completed on or before the termination date, unless the failure of the merger to be completed by such date is due to the material breach of the party seeking to terminate the merger agreement of any representation, warranty, covenant or other agreement contained in the merger agreement;

•
by either Ballston Spa or NBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the other party’s representations or warranties, covenants or obligations set forth in the merger agreement, which breach by its nature cannot be cured prior to September 23, 2026 or shall not have been cured within 45 days after written notice of such breach by the terminating party to the other party prior to September 23, 2026;

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by Ballston Spa, prior to the NBC shareholders approving the NBC merger proposal, if the NBC board of directors (i) has withheld, withdrawn, modified or qualified in a manner adverse to Ballston Spa tis recommendation to approve the NBC merger proposal, (ii) failed to recommend to the NBC shareholders its approval of the NBC merger proposal (iii) adopted, approved, recommended or endorsed an acquisition proposal or publicly announced an intention to adopt, approve, recommend or endorse an acquisition proposal, or (iv) failed to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm its recommendation to approve the NBC merger proposal recommendation, which we refer to collectively as a recommendation change;

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by Ballston Spa or NBC, following the Ballston Spa meeting (including any adjournments or postponements thereof), if Ballston Spa (i) has not breached its obligations under the merger agreement to recommend the Ballston Spa merger proposal to its shareholders in any material respect, and (ii) failed to obtain the required shareholder vote at the Ballston Spa Meeting or at any adjournment or postponement thereof at which a vote on the adoption of the Ballston Spa merger proposal was taken; or
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by Ballston Spa or NBC, following the NBC Meeting (including any adjournments or postponements thereof), if NBC (i) has not breached any of its obligations related to a recommendation change or acquisition proposal in any material respect, and (ii) failed to obtain the required shareholder vote at the NBC Meeting or at any adjournment or postponement thereof at which a vote on the adoption of the NBC merger proposal was taken.

Meetings; Recommendations of Ballston Spa’s and NBC’s Boards of Directors
Each of Ballston Spa and NBC has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement (in the case of the NBC shareholders, we call this the requisite NBC vote, and in the case of the Ballston Spa shareholders, we call this the requisite Ballston Spa vote).
Each of Ballston Spa and NBC and their respective boards of directors has agreed to hold a meeting of its shareholders for the purpose of obtaining approval of the Ballston merger proposal and the NBC merger proposal, respectively, and to include in this joint proxy statement/prospectus the recommendation of its board of directors to its shareholders to vote in favor of the Ballston Spa merger proposal and the NBC merger proposal, respectively. Each of Ballston Spa and NBC has agreed that, except when following the procedures for acquisition proposals discussed below, neither its board of directors nor any board committee will (i) withdraw, modify or qualify or propose to do so, in a manner adverse to the other party, the Ballston Spa board recommendation, in the case of Ballston Spa, or the NBC board recommendation, in the case of NBC, or (ii) make any statement, filing or release in connection with its shareholders meeting or otherwise inconsistent with the Ballston Spa board recommendation, in the case of Ballston Spa, or the NBC board recommendation, in the case of NBC.
Unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the Ballston Spa merger proposal (in the case of the Ballston Spa shareholders) and the NBC merger proposal (in the case of the NBC shareholders) to a vote of such shareholders. If there are insufficient shares of Ballston Spa common stock or NBC common stock, as the case may be, represented (either in person or by proxy) at the Ballston Spa shareholders meeting or the NBC shareholders meeting to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Ballston Spa or NBC, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Ballston Spa vote or the requisite NBC vote, it is anticipated that Ballston Spa or NBC, as applicable, will adjourn or postpone the Ballston Spa shareholders meeting or the NBC shareholders meeting up to two (2) times in order to solicit proxies from its shareholders.
NBC’s Agreement Not to Solicit Other Offers
NBC has agreed that it will, and will cause NBC Bank and their respective officers, directors, employees, agents, advisors, attorneys and representatives, which we refer to as representatives, to immediately cease and cause to be terminated, any discussions, negotiations or communications with any person with respect to any existing or potential acquisition proposal.
NBC has agreed that it will not, and will cause NBC Bank and its respective representatives not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate the making of any inquiry, offer or proposal with respect to an acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (other than the parties to the merger agreement and their representatives) or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with Section 6.13 of the merger agreement) in connection with or relating to any acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means, with respect to NBC, other than the transactions contemplated by the merger agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of NBC and its subsidiaries or 25% or more of any class of equity or voting securities of NBC or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of NBC, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of NBC or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of NBC, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving NBC or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of NBC.
For purposes of the merger agreement, a “superior proposal” means with respect to NBC, any unsolicited bona fide written offer or proposal made by a third party to consummate an acquisition proposal that NBC’s board of directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors); (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of NBC’s common stock or all, or substantially all, of the assets of NBC; (y) would result in a transaction that (i) involves consideration to the holders of the shares of NBC’s common stock that is, after accounting for payment of the termination fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of NBC’s common stock pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (ii) is, in light of the other terms of such proposal, more favorable to the shareholders of NBC than the merger and the other transactions contemplated by the merger agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.
However, in the event that after the date of the merger agreement and prior to the receipt of the requisite NBC vote, NBC receives an unsolicited bona fide written acquisition proposal that did not result from a breach of the merger agreement section restricting NBC’s actions with respect to acquisition proposals, it may, and may permit its subsidiaries and its and their subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal but only to the extent that, prior to doing so, the NBC board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that (A) such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and provides notice of such determination to Ballston Spa within one business day thereafter, and (B) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, NBC provided such information to Ballston Spa and enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Ballston Spa and NBC.
NBC has also agreed to (i) promptly (and, in any event, within twenty-four (24) hours) notify Ballston Spa in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued, with NBC or any of its representatives, in connection with any acquisition proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers, and in the case of written materials, providing copies of such materials and to keep Ballston Spa informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions, including any amendments or modifications to such proposal, offer or request.

Conditions to Complete the Merger
Ballston Spa’s and NBC’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:
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the requisite Ballston Spa vote and the requisite NBC vote having been obtained;

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the shares of Ballston Spa common stock issuable to NBC shareholders have been authorized for quotation on the OTCQX Marketplace, subject to official notice of issuance;

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all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

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Ballston Spa shall have received an opinion of its legal counsel, Luse Gorman, PC, and NBC shall have received an opinion of its legal counsel, Pillar+Aught, to the effect that the mergers will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that Ballston Spa and NBC, as applicable, will be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

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no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement shall be in effect, and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

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all applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by the merger agreement have been complied with;

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the accuracy of the representations and warranties of the other party contained in the merger agreement on the date the merger is completed as if made on such date (or on the date to which it relates in the case of a representation or warranty which expressly related to an earlier date), subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance by the other party in all material respects of all covenants required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

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holders of fewer than 5% of the outstanding shares of NBC’s common stock have exercised appraisal rights.

Neither NBC nor Ballston Spa can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (i) neither NBC nor Ballston Spa will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information, public announcement and the termination fee described below.

Termination Fee
NBC will pay Ballston Spa a termination fee equal to $950,000, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:
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In the event NBC enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within twelve (12) months after termination of the merger agreement:

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By Ballston Spa pursuant to the fourth or fifth bullets set forth under “Termination of the Merger Agreement” above, because of a willful breach by NBC, or

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By Ballston Spa or NBC pursuant to the fifth bullet set forth under “Termination of the Merger Agreement” above, because of a failure by NBC’s shareholders to approve the merger and either NBC has breached its obligations relating to acquisition proposals or a third party has publicly proposed or announced an acquisition proposal relating to NBC.

In either case, the termination fee must be paid to Ballston Spa within two (2) business days after Ballston Spa makes written demand for payment.
The termination fee and any amounts payable by NBC in connection therewith, constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, will be the sole monetary remedy of Ballston Spa in the event of a termination of the merger agreement under specified circumstances.
Expenses and Fees
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing fees relating to required regulatory approvals will be shared equally by Ballston Spa and NBC, except that Ballston Spa will pay all registration fees to the SEC in connection with the registration statement of which this joint proxy statement/prospectus is a part.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before the effective date, except that after the receipt of the requisite NBC vote, there may not be, without further approval of NBC shareholders, any amendment to the merger consideration to be received by the NBC shareholders.
At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of Ballston Spa, in the case of NBC, or NBC, in the case of Ballston Spa, (ii) waive any inaccuracies in the representations and warranties of Ballston Spa, in the case of NBC, or NBC, in the case of Ballston Spa, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement.
Governing Law
The merger agreement is governed by and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.
Specific Performance
Ballston Spa and NBC will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of NBC common stock that exchange their shares of NBC common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those NBC shareholders that hold their shares of NBC common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the United States federal income tax laws, including if they are:
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a bank or other financial institution;

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a tax-exempt organization;

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a partnership, an S-corporation, or other pass- through entity, or an investor in a pass-through entity;

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an insurance company;

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a mutual fund;

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a dealer or broker in stocks and securities, commodities or currencies;

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a trader in securities that elects a mark-to-market method of accounting;

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a holder of NBC common stock that received NBC common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a person that is not a U.S. holder;

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a person that has a functional currency other than the U.S. dollar;

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a real estate investment trust;

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a regulated investment company;

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a holder who actually or constructively owns five percent or more of NBC common stock (by vote or value);

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a holder of NBC common stock that holds NBC common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

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a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to U.S. holders may be complex. Such consequences will depend on your specific situation and on factors that are not within the control of NBC or Ballston Spa.
You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of NBC common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.
The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds NBC common stock generally will depend on the status of the partner and the activities of the partnership. U.S. holders in a partnership holding NBC common stock should consult their own independent tax advisors.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to complete the merger that Ballston Spa receive an opinion from Luse Gorman, PC dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to complete the merger that NBC receive an opinion from Pillar+Aught, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. These opinions will also be based on the assumption that the representations found in the representation letters of Ballston Spa and NBC, are, as of the effective time, true and complete without qualification and that the representation letters of Ballston Spa and NBC are executed by appropriate and authorized officers of Ballston Spa and NBC. Neither of the opinions described above will be binding on the IRS. Ballston Spa and NBC have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each holder of NBC common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
On the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to U.S. holders of NBC common stock are set forth in the remainder of this discussion:
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a U.S. holder who receives solely shares of Ballston Spa common stock (or receives Ballston Spa common stock and cash solely in lieu of a fractional share) in exchange for shares of NBC common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Ballston Spa common stock (as discussed below);

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the aggregate tax basis of the Ballston Spa common stock received in the merger (including fractional share interests in Ballston Spa common stock deemed received and exchanged for cash) will be equal to the U.S. holder’s aggregate tax basis in the NBC common stock for which it is exchanged; and

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the holding period of Ballston Spa common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the U.S. holder’s holding period of the NBC common stock for which it is exchanged.

If U.S. holders acquired different blocks of NBC common stock at different times and at different prices, a U.S. holder’s tax basis and holding period in Ballston Spa common stock may be determined with reference to each block of NBC common stock. You should consult your own independent tax advisor regarding the manner in which the consideration should be allocated among different blocks of shares of NBC common stock surrendered and the determination of the tax bases and holding periods of the Ballston Spa common stock received.

Cash Instead of a Fractional Share
A U.S. holder of NBC common stock who receives cash instead of a fractional share of Ballston Spa common stock will be treated as having received the fractional share of Ballston Spa common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such U.S. holder’s fractional share of Ballston Spa common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the mergers, the holding period for the shares (including the holding period of NBC common stock surrendered therefor) is greater than one (1) year. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.
Backup Withholding
Payments of cash to a non-corporate holder of NBC common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). A holder of NBC common stock generally will not be subject to backup withholding, however, if the holder:
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furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

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provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. U.S. holders should consult their own independent tax advisors regarding the application of backup withholding based on their particular tax circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.
Appraisal or Dissenters’ Rights
The exercise of dissenters’ rights may result in taxable income to you. Neither Ballston Spa nor NBC has obtained a tax opinion regarding the tax consequences of a shareholder exercising its dissenters’ rights. Accordingly, those NBC shareholders who wish to exercise their dissenters’ rights should consult their own independent tax advisors regarding the tax consequences of such an election.
This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your own independent tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF BALLSTON SPA CAPITAL STOCK
As a result of the merger, NBC shareholders who receive shares of Ballston Spa common stock in the merger will become Ballston Spa shareholders. Your rights as Ballston Spa shareholders will be governed by New York law, the Ballston Spa certificate of incorporation and the Ballston Spa bylaws. The following description of the material terms of Ballston Spa’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of Ballston Spa certificate of incorporation and the Ballston Spa bylaws and federal law governing bank holding companies carefully and in their entirety.
General
As of the date of this joint statement/prospectus, Ballston Spa has 10,000,000 shares of authorized common stock, par value $12.50 per share and 2,000,000 shares of authorized preferred stock, $12.50 par value per share. Within the limits of applicable law, the preferred shares are available to be issued, without prior shareholder approval, in classes or series. As of the record date for the Ballston Spa special meeting, there were [•] shares of Ballston Spa common stock and no shares of Ballston Spa preferred stock issued and outstanding. All outstanding shares of Ballston Spa capital stock are duly authorized, fully paid, validly issued and non-assessable.
Common Stock
Dividends.
Under the NYBCL, a corporation may declare and pay dividends or make other distributions in cash or its bonds or its property, including the shares or bonds of other corporations, on its outstanding shares, except when currently the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation. Dividends may be declared or paid and other distributions may be made either (1) out of surplus, so that the net assets of the corporation remaining after such declaration, payment or distribution shall at least equal the amount of its stated capital, or (2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Additionally, Ballston Spa’s bylaws provide that subject to the NYBCL and Certificate of Incorporation, dividends may be declared by the board at any meeting and may be paid in cash, in property, or in shares of stock of Ballston Spa. Such declarations and payment shall be at the discretion of the board.
Voting Rights.
Subject to such voting rights as may be allocated to preferred stock if and when issued, the holders of Ballston Spa common stock have exclusive voting rights in Ballston Spa. They elect Ballston Spa’s board of directors and act on other matters as are required to be presented to them under New York law, the Ballston Spa certificate of incorporation, or as are otherwise presented to them by the board of directors. Generally, each holder of Ballston Spa common stock is entitled to one vote per share and does not have any right to cumulate votes in the Ballston Spa election of directors.
Liquidation or Dissolution.
In the unlikely event of liquidation, dissolution or winding up of Ballston Spa, under the NYBCL, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, any of the remaining assets of Ballston Spa available for distribution, in cash or in kind or partly each, among the shareholders according to their respective rights.
Preemptive Rights.
Holders of the common stock of Ballston Spa will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Listing.
Ballston Spa common stock is quoted on the OTCID Basic Market under the symbol “BSPA.” The transfer agent for Ballston Spa common stock is ClearTrust LLC.
For more information regarding the rights of Ballston Spa shareholders, please see the description captioned “COMPARISON OF THE RIGHTS OF BALLSTON SPA SHAREHOLDERS AND NBC SHAREHOLDERS,” beginning on page 177.
Restrictions on Acquisition of Ballston Spa Bancorp, Inc.
The following discussion is a general summary of the material provisions of New York law, the Ballston Spa Certificate of Incorporation and Bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question.
Authorized but Unissued Stock.
The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Ballston Spa by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of Ballston Spa’s management.
No Cumulative Voting.
The Ballston Spa certificate of incorporation does not provide for cumulative voting for the election of directors.
Shareholder Nominations and Proposals.
The Ballston Spa bylaws provide that any shareholder of record may nominate a candidate for director at an annual meeting of shareholders if the shareholder provides notice to the Secretary of Ballston Spa by written notice to the corporate secretary not later than 90 days before, nor earlier than 120 days prior to, the first anniversary date of Ballston Spa’s mailing of its proxy statement in connection with the previous year’s annual meeting.
Classified Board of Directors
Ballston Spa’s bylaws provide that the directors will be divided into three classes, as nearly equal in number as possible, with each class serving a three year term with the term of one class expiring each year. A classified board of directors has the effect of moderating the pace of change in board membership by requiring two annual elections to replace a majority of the Ballston Spa board of directors.
Bylaw Amendments.
The Ballston Spa bylaws provide that the board of directors and the shareholders of Ballston Spa may alter, amend, or repeal the bylaws or adopt new bylaws, subject to the right of the shareholders to repeal the authority of the board of directors to alter, amend, or repeal the bylaws or to adopt new bylaws. In accordance with the bylaws, a majority vote of the directors is required for the transaction of business.
Approval of Certain Transactions.
Under Ballston Spa’s bylaws and certificate of incorporation, an affirmative vote of the holders of a majority of the votes entitled to be cast is required for the approval of a merger, consolidation, liquidation or dissolution of Ballston Spa. The NYBCL, however, requires an affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Ballston Spa common stock for the approval of a merger, consolidation, liquidation or dissolution of Ballston Spa.

COMPARISON OF THE RIGHTS OF BALLSTON SPA SHAREHOLDERS AND NBC SHAREHOLDERS
If the merger is completed, NBC shareholders will receive shares of Ballston Spa common stock in the merger, and they will cease to be NBC shareholders.
Both NBC and Ballston Spa are incorporated under the laws of the State of New York. The following is a summary of certain material differences between (i) the current rights of NBC shareholders under the NBC articles of incorporation and NBC bylaws and (ii) the current rights of Ballston Spa shareholders under the Ballston Spa articles of incorporation and Ballston Spa bylaws and New York law.
The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to NBC’s and Ballston Spa’s governing documents, which we urge you to read carefully and in their entirety. Copies of Ballston Spa’s governing documents have been filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 188.
If the merger is completed, NBC shareholders will receive shares of Ballston Spa common stock in the merger, and they will cease to be NBC shareholders.
	NBC	Ballston Spa
Authorized Capital Stock	NBC’s certificate of incorporation authorizes it to issue an aggregate number of shares of 1,000,000 shares of common stock, par value $5.00 per share. As of [•], there were [•] shares of NBC common stock issued and outstanding.
Ballston Spa’s certificate of incorporation authorizes it to issue up to 10,000,000 shares of common stock, par value $12.50 per share and 2,000,000 shares of preferred stock, $12.50 par value per share. As of [•], there were [•] shares of Ballston Spa common stock issued and outstanding and no shares of preferred stock outstanding.
Ballston Spa’s certificate of incorporation provide that preferred stock may be issued from time to time by the board of directors of Ballston Spa in one or more series and the board of directors is authorized to fix the number of shares constituting such series and, with respect to each series such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations and relative rights (or qualifications, conditions or restrictions thereon) as the board may determine. All the shares of any one series of Preferred Stock shall be identical in all respects.

Voting	NBC shareholders entitled to vote on a matter are entitled to one (1) vote per share.	Ballston Spa shareholders entitled to vote on a matter are entitled to one (1) vote per share.

	NBC	Ballston Spa
	NBC shareholders shall elect directors at the annual meeting by a plurality vote with the right to cumulate votes.	Ballston Spa shareholders do not have cumulative voting rights in the election of directors.
Size of Board of Directors	NBC’s bylaws provide that generally, the number of directors of the NBC board will be no less than 5 and no greater than 15. There are currently 9 directors on the NBC board.
Ballston Spa’s bylaws provide that generally the number of directors of the Ballston Spa board shall be determined by the board and will never be less than one (1).
There are currently 9 directors on the Ballston Spa board.

Classes of Directors	NBC’s board of directors is not divided into classes. The candidates receiving the highest number of votes up to the number of directors to be elected, shall be elected.
Ballston Spa’s board of directors is classified into three classes, as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.
The candidates receiving the highest number of votes up to the number of directors to be elected, shall be elected.

Director Eligibility	Directors shall be the owner, in his or her own name, of not less than $1,000.00 par value of voting stock of the Corporation at the time of his or her election and during the time that such person is a member of the Board of Directors. Qualifying shares cannot be pledged or otherwise encumbered. No individual more than 30 days delinquent on any loan from, or guaranty to, NBC or its subsidiary bank can stand for election.	Directors must be shareholders of Ballston Spa and own shares having either (i) an aggregate par value of $1,000; (ii) an aggregate shareholders’ equity of $1,000 or (iii) an aggregate fair market value of $1,000 and a majority of the entire board must be residents of the State of New York. Directors need not be citizens of the United States.
Removal of Directors	NBC’s bylaws provide that a director may be removed without cause by a two-thirds vote of the entire board, after notice to the director of the cause alleged and an opportunity to rebut the charge.	Ballston Spa’s bylaws provide that a director may be removed, with cause only, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.
Filling Vacancies on the Board of Directors	NBC’s bylaws provide that when any vacancy occurs among the directors, the remaining members of the board, in accordance with applicable law, may appoint a director to fill such vacancy at any regular meeting of the board, or at a special meeting called for that purpose.	Ballston Spa’s bylaws provide that any vacancy on the board of directors may be filled by a majority of the remaining members, though less than a quorum, and each person so appointed shall hold office for the unexpired term of his predecessor in office.

	NBC	Ballston Spa
Calling Special Meetings of Shareholders	NBC’s bylaws and certificate of incorporation provide that special meetings of shareholders may be called for any purpose at any time by the board of directors or by any three or more shareholders owning, in the aggregate, not less than twenty-five percent of the stock of NBC. For every such special meeting, unless otherwise provided by law, notice shall be given not less than ten nor more than sixty days prior to the date fixed for such meeting.	Ballston Spa’s bylaws provide that a special meeting of shareholders can be called at any time by the President or the board.
Quorum for Shareholder Meetings
Under NBC’s bylaws, a majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum.
If a quorum shall fail to attend any meeting, less than a quorum may adjourn any meeting.

Under Ballston Spa’s bylaws, the holders of a majority of the outstanding shares entitled to vote, in person or by proxy, shall constitute a quorum.
If a quorum shall fail to attend any meeting, the holders of a majority of the shares entitled to vote at the meeting, in person or by proxy, may adjourn the meeting.

Notice of Shareholder Meetings	NBC’s bylaws provide that mail, or electronic mail, notice of the time and place of each meeting must be given to shareholders of record at least ten days, and not more than sixty days, prior to the date of the meeting.	Ballston Spa’s bylaws provide that, not less than ten days, nor more than sixty days, before the date of the meeting, shareholders will be given written notice stating the time, date, place, and in the case of special meetings, the purpose.
Advance Notice of Shareholder Proposals	There are no provisions in NBC’s certificate of incorporation or bylaws regarding the making of shareholder proposals (other than nominations for directors).
For consideration at the annual meeting, shareholders shall submit proposals by written notice to the corporate secretary not later than 90 days before, nor earlier than 120 days prior to, the first anniversary date of Ballston Spa’s mailing of its proxy statement in connection with the previous year’s annual meeting.
The notice shall include, (A) as to each person whom the shareholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors and (ii) such person’s written consent to being named as a nominee and serving as a director

NBC	Ballston Spa
if elected; (B) as to any other business that the shareholder proposes to bring before the meeting, a specific description of the business desired to be brought before the meeting, the text of the proposal or business the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, a description of all arrangements or understandings between such shareholder or such beneficial owner and any other person or persons (including their names) in connection with the proposal and all information relating to such business that is required to be disclosed in solicitations of proxies for such business; and (C) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, (ii) the class and number of shares owned by the shareholder and such beneficial owner, (iii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy to propose such business or nomination; and (iv) a representation whether the shareholder or the beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Ballston Spa’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

	NBC	Ballston Spa
Advance Notice of Shareholder Nominations
NBC’s bylaws provide that Nominations for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of NBC entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the NBC, shall be made in writing and shall be delivered or mailed to the President of NBC not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided however, that if less than 21 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of NBC not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.
The notice shall contain the following information: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of NBC that will be voted by the notifying shareholder for each proposed nominee; (d) the name and address of the notifying shareholder; and (e) the number of shares of capital stock of NBC owned by the notifying shareholder. Nominations not made in accordance with the bylaws may, in his discretion, be disregarded by the Chair of the meeting, and upon his instructions, the inspectors of election may disregard all votes cast for each such nominee.

Ballston Spa’s bylaws provide that any shareholder of record may nominate a candidate for director at an annual meeting of shareholders if the shareholder provides notice to the Secretary of Ballston Spa by written notice to the corporate secretary not later than 90 days before, nor earlier than 120 days prior to, the first anniversary date of Ballston Spa’s mailing of its proxy statement in connection with the previous year’s annual meeting.
As stated above, the notice shall include, (A) as to each person whom the shareholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors and (ii) such person’s written consent to being named as a nominee and serving as a director if elected; and (B) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, (ii) the class and number of shares owned by the shareholder and such beneficial owner, (iii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy to propose such business or nomination; and (iv) a representation whether the shareholder or the beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Ballston Spa’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

	NBC	Ballston Spa
Business Combinations	Under NBC’s bylaws and certificate of incorporation, an affirmative vote of the holders of a majority of the votes entitled to be cast is required for the approval of a merger, consolidation, liquidation or dissolution of NBC.	The NYBCL requires an affirmative vote of the holders of at least 66 2∕3% of the outstanding shares of Ballston Spa common stock for the approval of a merger, consolidation, liquidation or dissolution of Ballston Spa.
Limitation of Personal Liability of Officers and Directors	NBC’s certificate of incorporation provides that directors shall not be personally liable at all to NBC or its shareholders for damages for any breach of duty in their capacity as directors; provided, however, that the provision in the certificate of incorporation shall not eliminate or limit the liability of any director if a judgement or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the NYBCL, to the extent that said section is deemed to apply to or be binding upon a national banking Corporation.
The NYBCL provides that directors of a corporation who vote for or concur in any of the following corporate actions shall be jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent of any injury suffered by such persons, respectively, as a result of certain actions.
A director who is present at a meeting of the board, or any committee thereof, when action specified in the NYBCL section 719 is taken shall be presumed to have concurred in the action unless his dissent thereto shall be entered in the minutes of the meeting, or unless he shall submit his written dissent to the person acting as the secretary of the meeting before the adjournment thereof, or shall deliver or send by registered mail such dissent to the secretary of the corporation promptly after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action. A director who is absent from a meeting of the board, or any committee thereof, when such action is taken shall be presumed to have concurred in the action unless he shall deliver or send by registered mail his dissent thereto to the secretary of the corporation or shall cause such dissent to be filed with the minutes of the proceedings of the board or committee within a reasonable time after learning of such action.

The NYBCL also provides that a director shall not be liable under section 719 f, in the circumstances,

	NBC	Ballston Spa
he performed his duty to the corporation under paragraph (a) of section 717.
Indemnification of Directors and Officers and Insurance
NBC’s bylaws indemnify any director, officer or employee for expenses reasonably incurred in legal actions to which the directors, officers or employees are parties or potential parties by reason of their official duties, provided that directors, officers or employees shall not be indemnified by NBC against expenses, penalties or other payments incurred in an administrative proceeding or other action instituted by an appropriate regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to NBC. NBC’s bylaws do not permit indemnification for malfeasance by a director, officer or employee.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling NBC pursuant to the foregoing provisions, NBC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Ballston Spa’s bylaws indemnify and hold harmless and person who is made, or threatened to be made, a party-to or who is called or threatened-to be called to give testimony in connection with any action, suit or proceeding by reason of the fact that such indemnitee (a) is or was a director or officer of Ballston Spa or (b) while serving as such an officer or director, such indemnitee served on any committee of the Board of Directors of the Ballston Spa, or as a fiduciary or trustee of any employee benefit plan applicable to employees of the Ballston Spa, or as a director, officer, employee or agent of any other enterprise at the request of the Ballston Spa against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Ballston Spa pursuant to the foregoing provisions, Ballston Spa has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Appraisal or Dissenters’ Rights	Under the NYBCL, shareholders, in the case of a merger pursuant to a plan submitted to shareholders, any shareholder of the merging corporation entitled to vote thereon who does not assent thereto, and/or in the case of a plan of acquisition of assets submitted to shareholders any shareholder of the selling corporation entitled to vote thereon who does not assent	Under the NYBCL, shareholders, in the case of a merger pursuant to a plan submitted to shareholders, any shareholder of the merging corporation entitled to vote thereon who does not assent thereto, and/or in the case of a plan of acquisition of assets submitted to shareholders any shareholder of the selling corporation entitled to vote thereon who does not assent

	NBC	Ballston Spa
	thereto, shall have the right to receive payment of the fair value of their shares and other rights and benefits provided by the NYBCL.	thereto, shall have the right to receive payment of the fair value of their shares and other rights and benefits provided by the NYBCL.
Dividends	Under the NYBCL, a corporation may declare and pay dividends or make other distributions in cash or its bonds or its property, including the shares or bonds of other corporations, on its outstanding shares, except when currently the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation. Dividends may be declared or paid and other distributions may be made either (1) out of surplus, so that the net assets of the corporation remaining after such declaration, payment or distribution shall at least equal the amount of its stated capital, or (2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Under the NYBCL, a corporation may declare and pay dividends or make other distributions in cash or its bonds or its property, including the shares or bonds of other corporations, on its outstanding shares, except when currently the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation. Dividends may be declared or paid and other distributions may be made either (1) out of surplus, so that the net assets of the corporation remaining after such declaration, payment or distribution shall at least equal the amount of its stated capital, or (2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Ballston Spa’s bylaws provide that subject to the NYBCL and Certificate of Incorporation, dividends may be declared by the board at any meeting and may be paid in cash, in property, or in shares of stock of Ballston Spa. Such declarations and payment shall be at the discretion of the board.

Amendments to Certificates of Incorporation and Bylaws
Certificate of Incorporation:    NBC’s certificate of incorporation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Corporation, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.
Bylaws:   The bylaws of NBC may

Certificate of Incorporation:    Ballston Spa’s certificate of incorporation may be amended by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at the annual meeting of shareholders.
Bylaws:   The board of directors and the shareholders of Ballston Spa may alter, amend, or repeal the bylaws or adopt new bylaws, subject to the right of the

	NBC	Ballston Spa
	be amended, altered or repealed at any regular or special meeting of shareholders at which a quorum is present or represented by the affirmative vote of the holders of a majority of the stock entitled to vote. The bylaws may also be adopted, amended or repealed by a majority vote of the board; however, any bylaw adopted by the board may be amended or repealed by the shareholders entitled to vote thereon. Notice of a proposed amendment shall be given to all directors not less than five days prior to the meeting. A director may, but need not, waive notice of proposed amendment, which shall be recorded in the minutes of the meeting at which the amendment is presented.	shareholders to repeal the authority of the board of directors to alter, amend, or repeal the bylaws or to adopt new bylaws. In accordance with the bylaws, a majority vote of the directors is required for the transaction of business.
Forum Selection Bylaw	NBC governing documents do not require any exclusive forum with respect to legal actions against or involving NBC.	Ballston Spa governing documents do not require any exclusive forum with respect to legal actions against or involving Ballston Spa.

LEGAL MATTERS
The validity of Ballston Spa common stock to be issued in connection with the merger will be passed upon for Ballston Spa by Luse Gorman, PC, Washington, DC.
Luse Gorman, PC, Washington, DC., counsel for Ballston Spa, and Pillar+Aught, Harrisburg, Pennsylvania, counsel for NBC, will provide, prior to the effective time, opinions regarding certain federal income tax consequences of the merger for Ballston Spa and NBC, respectively.
EXPERTS
Ballston Spa.   The consolidated financial statements of Ballston Spa as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, have been included herein in reliance on the report of Crowe LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
NBC.   The consolidated financial statements of NBC as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, have been included herein in reliance on the report of Bonadio & Co., LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
Ballston Spa
Ballston Spa held its 2025 annual meeting of shareholders on May 8, 2025. Ballston Spa will hold its 2026 annual meeting of shareholders regardless of whether the merger has been completed. Any shareholder nominations or proposals for other business intended to be presented at Ballston Spa’s next annual meeting must be submitted to Ballston Spa as set forth below.
SEC Rule 14a-8
In order for a shareholder proposal for the Ballston Spa 2026 annual meeting to be eligible for inclusion in Ballston Spa’s proxy statement pursuant to SEC Rule 14a-8, Ballston Spa must have received the proposal and supporting statements at its principal executive offices no later than [•], 2025 unless the date of Ballston Spa’s 2026 annual meeting is changed by more than thirty (30) days from May 8, the one (1) year anniversary of Ballston Spa’s 2025 annual meeting of shareholders, in which case the proposal must be received a reasonable time before Ballston Spa begins to print and send its proxy materials. A Ballston Spa shareholder must provide its proposal to Ballston Spa in writing, and it must comply with the requirements of SEC Rule 14a-8. Any such proposals should be sent to the attention of the Corporate Secretary of Ballston Spa at Ballston Spa Bancorp, Inc., 990 State Route 67, Ballston Spa, NY 12020.
Advance Notice Procedures
Pursuant to Ballston Spa’s bylaws, any shareholder wishing to nominate a candidate for director must give written notice to Ballston Spa’s Corporate Secretary no later than [•]. The nomination notice must include certain information specified in Ballston Spa’s bylaws.
Pursuant to Ballston Spa’s bylaws, any shareholder wishing to submit a proposal at the Ballston Spa 2026 annual meeting must submit notice of the proposal not later than [•] days before the anniversary of the date of mailing of the proxy statement in connection with the previous year’s annual meeting of shareholders, or [•], 2025. The notice proposal must include certain information specified in Ballston Spa’s bylaws.
In addition, shareholders who in connection with the Ballston Spa 2026 annual meeting, intend to solicit proxies in support of director nominees other than Ballston Spa’s nominees must provide notice to Ballston Spa that sets forth the information required by the SEC’s Rule 14a-19 no later than, May 8, 2026, unless the date of the Ballston Spa 2024 annual meeting has changed by more than thirty (30) calendar days from May 8, 2026, the one (1) year anniversary of Ballston Spa’s 2025 annual meeting of shareholders, in which case such notice must be provided by the later of sixty (60) calendar days prior to the date of the 2026 annual meeting or the tenth (10th) calendar day following the day on which public announcement of the date of the annual meeting is first made by Ballston Spa.
These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Ballston Spa’s proxy statement pursuant to SEC Rule 14a-8.
NBC
NBC held its 2025 annual meeting of shareholders on April 16, 2025.
NBC will not hold a 2026 annual meeting of NBC shareholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, NBC may hold an annual meeting in 2026.
There are no provisions in NBC’s certificate of incorporation or bylaws regarding the makings of shareholder proposals other than nominations for directors. NBC shareholders may nominate a candidate for director by giving written notice to the President of NBC not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided however, that if less than 21 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of NBC not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

Notification by a shareholder must contain the following information: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of NBC that will be voted by the notifying shareholder for each proposed nominee; (d) the name and address of the notifying shareholder; and (e) the number of shares of capital stock of NBC owned by the notifying shareholder. A copy of NBC’s bylaws may be obtained from NBC.
WHERE YOU CAN FIND MORE INFORMATION
Ballston Spa has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Ballston Spa’s securities to be issued in the merger. This document constitutes the prospectus of Ballston Spa filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus relating to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, you should refer to the exhibits that are a part of the registration for a copy of the contract, agreement or document.
The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be accessed at http://www.sec.gov. The registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge in the “Investor Relations” section of Ballston Spa’s website, https://www.bsnb.com, Ballston Spa’s website and the information contained on, or that can be accessed through the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.
In connection with the registration statement, Ballston Spa has become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. Under the Exchange Act, Ballston Spa will file annual, quarterly and current reports, as well as proxy statements and other periodic information with the SEC. These periodic reports, proxy statements and other information will be available for inspection free of charge at the website of the SEC referred to above.
The SEC allows Ballston Spa to incorporate by reference into this document documents filed with the SEC by Ballston Spa. This means that Ballston Spa can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Ballston Spa incorporates by reference any documents filed by Ballston Spa under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and until the date that the offering of Ballston Spa common stock is terminated. You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:
if you are a Ballston Spa shareholder: Ballston Spa Bancorp, Inc. 990 State Route 67 Ballston Spa, NY 12020 Attention: Investor Relations (518) 363-8199	if you are a NBC shareholder: NBC Bancorp, Inc. 3-7 Reed Street Coxsackie, NY 12051 Attention: Investor Relations (518) 731-6161
This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in Ballston Spa’s and NBC’s affairs since the date of this document. Ballston Spa provided the information contained in this document with respect to Ballston Spa and NBC provided the information contained in this document with respect to NBC. The information contained in this document speaks only as of the date hereof unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
BALLSTON SPA BANCORP, INC.
FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(AUDITED)
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)
NBC BANCORP, INC.
FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
(AUDITED)

AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and the Board of Directors of Ballston Spa Bancorp, Inc.
Ballston Spa, New York
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Ballston Spa Bancorp, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Crowe LLP
We have served as the Company’s auditor since 2006.
Livingston, New Jersey
November 26, 2025

BALLSTON SPA BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2024 and 2023
(In thousands, except share and per share amounts)
	2024	2023
ASSETS
Cash and due from banks	$7,061	$6,379
Short-term investments	18,682	17,356
Cash and cash equivalents	25,743	23,735
Securities available for sale, at fair value (amortized cost $78,458 and $65,161)	76,954	64,625
Federal Home Loan Bank of New York (“FHLB”) and Federal Reserve Bank (“FRB”) stock, at cost	9,504	6,795
Loans	763,981	708,869
Allowance for credit losses	(8,545)	(8,076)
Net loans	755,436	700,793
Premises and equipment, net	10,107	10,026
Accrued interest receivable	3,170	2,767
Goodwill	1,595	1,595
Bank-owned life insurance	5,478	5,326
Other assets	8,334	7,871
Total assets	$896,321	$823,533
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Demand deposits	$144,302	$149,292
Savings accounts	93,385	101,522
NOW and money market	336,294	343,026
Time deposits	121,927	95,398
Total deposits	695,908	689,238
FHLB borrowings, short-term	86,500	25,050
FHLB borrowings, long-term	30,000	30,000
Junior subordinated debentures	7,750	7,750
Other liabilities	9,932	9,824
Total liabilities	830,090	761,862
Commitments and contingent liabilities (Note 12)
Shareholders’ equity
Common stock, $12.50 par value. Authorized 10,000,000 shares; issued 768,000 shares	9,600	9,600
Preferred stock, $12.50 par value. Authorized 2,000,000 shares; none issued at December 31, 2024 & 2023	—	—
Additional paid in capital	42	42
Treasury stock, at cost; 25,337 shares	(991)	(991)
Retained earnings	58,315	54,165
Accumulated other comprehensive loss	(735)	(1,145)
Total shareholders’ equity	66,231	61,671
Total liabilities and shareholders’ equity	$896,321	$823,533
See accompanying notes to consolidated financial statements.

BALLSTON SPA BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2024 and 2023
(In thousands, except share amounts)
	2024	2023
INTEREST AND FEE INCOME
Loans, including fees	$35,476	$29,651
Taxable investment securities	3,561	2,731
Tax exempt investment securities	23	45
FHLB and FRB stock	616	504
Short-term investments	222	1,305
Total interest and fee income	39,898	34,236
INTEREST EXPENSE
Deposits	12,592	8,189
FHLB borrowings, short-term	1,865	1,195
FHLB borrowings, long-term	1,258	820
Junior subordinated debentures	446	648
Total interest expense	16,161	10,852
NET INTEREST INCOME	23,737	23,384
Provision for credit losses	600	480
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	23,137	22,904
NON-INTEREST INCOME
Service charges on deposit accounts	672	612
Trust and investment services income	1,477	1,239
Net loss on securities transactions	—	(1,358)
Gain on sale/servicing of loans	33	—
Debit card interchange income	821	845
Earnings on bank-owned life insurance	151	141
Other	850	431
Total non-interest income	4,004	1,910
NON-INTEREST EXPENSE
Compensation and benefits	12,792	11,943
Occupancy and equipment	2,007	1,904
Federal Deposit Insurance Corporation (“FDIC”) and OCC assessment	791	733
Advertising and public relations	292	441
Legal and professional fees	1,138	836
Data processing	1,113	1,042
Debit card processing	482	453
Other	2,204	2,217
Total non-interest expenses	20,819	19,569
INCOME BEFORE INCOME TAX EXPENSE	6,322	5,245
Income tax expense	1,192	840
NET INCOME	$5,130	$4,405
Basic earnings per share	$6.91	$5.93
Weighted average number of common shares outstanding	742,663	742,663
See accompanying notes to consolidated financial statements.

BALLSTON SPA BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2024 and 2023
(In thousands, except share amounts)
	2024	2023
NET INCOME	$5,130	$4,405
Available-for sale Securities:
Unrealized holding (loss)/gain on securities arising during period	(968)	1,519
Reclassification adjustment for realized loss on sale of securities	—	1,358
Gross change in unrealized(loss)/gain during period	(968)	2,877
Tax effect	(254)	752
Net-of-tax amount	(714)	2,125
Defined benefit pension plans:
Net gain arising during the period	1,535	935
Reclassification adjustment for amortization of prior service cost and net loss included in compensation and benefits	—	11
Net gain	1,535	946
Tax effect	411	277
Net-of-tax amount	1,124	669
Other comprehensive income net of tax	410	2,794
COMPREHENSIVE INCOME	$5,540	$7,199
See accompanying notes to consolidated financial statements.

BALLSTON SPA BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2024 and 2023
(In thousands, except share amounts)
	Common Stock	Additional paid in capital	Treasury stock	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholders’ equity
Balance at January 1, 2023	$9,600	$42	$(991)	$50,236	$(3,939)	$54,948
Cumulative effect of change in accounting Principle – Topics 326				504		504
Balance January 1, 2023, as adjusted for change in accounting principle	$9,600	$42	$(991)	$50,740	$(3,939)	$55,452
Comprehensive income:
Net income				4,405		4,405
Other comprehensive income, net of tax:					2,794	2,794
Cash dividends declared ($1.32 per share)				(980)		(980)
Balance December 31, 2023	$9,600	$42	$(991)	$54,165	$(1,145)	$61,671
Comprehensive income:
Net income				5,130		5,130
Other comprehensive income, net of tax:					410	410
Cash dividends declared ($1.32 per share)				(980)		(980)
Balance at December 31, 2024	$9,600	$42	$(991)	$58,315	$(735)	$66,231
See accompanying notes to consolidated financial statements.

BALLSTON SPA BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2024 and 2023
(In thousands)
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$5,130	$4,405
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	591	582
Provision for credit losses	600	480
Net premium (accretion) amortization on securities	(747)	(544)
Deferred tax benefit	(555)	(404)
Net loss on sale and call of securities	—	1,358
Earnings on bank owned life insurance	(151)	(141)
Net increase in accrued interest receivable	(403)	(395)
Net decrease in other assets	1,469	92
Net increase in other liabilities	108	1,451
Net cash provided by operating activities	6,042	6,884
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities, calls and pay downs of securities available for sale	15,953	24,440
Proceeds from sale of securities available for sale	—	44,225
Purchases of securities available for sale	(28,503)	(49,258)
Net (purchases) of FHLB stock	(2,709)	(1,323)
Net loans made to customers	(55,243)	(81,290)
Purchase of premises and equipment	(672)	(427)
Net cash used in investing activities	(71,174)	(63,633)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	6,670	31,681
Net increase in short-term FHLB borrowings	61,450	3,050
Issuance of long-term FHLB borrowings	—	30,000
Redemption of Trust Preferred Security	—	(5,155)
Dividends paid	(980)	(980)
Net cash provided by financing activities	67,140	58,596
NET CHANGE IN CASH AND CASH EQUIVALENTS	2,008	1,847
Cash and cash equivalents at beginning of year	23,735	21,888
CASH AND CASH EQUIVALENTS AT END OF YEAR	$25,743	$23,735
Supplemental information
Interest paid	$16,253	$10,190
Taxes paid	$661	$918
See accompanying notes to consolidated financial statements.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of Ballston Spa Bancorp, Inc. (the “Parent Company”) and its subsidiaries (collectively referred to as the “Company”) conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. A summary of the more significant policies is described below.
Organization:   The Company is a financial holding company. The Parent Company’s banking subsidiary, Ballston Spa National Bank (the “Bank”), is a community-based commercial bank and provides a wide range of banking, financing, fiduciary, brokerage and other financial services to corporate, municipal, and individual customers through its thirteen branch offices.
The Company established a Nevada-based captive insurance subsidiary, Ballston Spa Risk Management, Inc. in 2016. Ballston Spa Risk Management, Inc. is a wholly owned subsidiary which insures against certain risks for which insurance may not be currently available or economically feasible in today’s insurance marketplace. Ballston Spa Risk Management, Inc. pools resources with several other similar insurance company subsidiaries of financial institutions to spread a limited amount of risk among the participants. In January of 2024, management made the decision to dissolve Ballston Spa Risk Management, Inc. effective December 31, 2024.
Basis of Presentation:   The consolidated financial statements include the accounts of the Parent Company and the Bank and its subsidiary, BSNB Real Estate Company, Inc. All material intercompany accounts and transactions have been eliminated. The Company utilizes the accrual method of accounting for financial reporting purposes.
Cash Flows:   Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.
Use of Estimates:   The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents:   For purposes of the consolidated statements of cash flows, cash and cash equivalents consist of cash on hand, due from banks and short term investments which include federal funds sold and amounts left on deposit at Federal Reserve Bank of New York (“FRB”) and Certificate of Deposits with other Banks. Net cash flows are reported for customer’s loan and deposit transactions, Federal Home Loan Bank stock and for short term Federal Home Loan Bank of New York (“FHLB”) advances.
Securities:   All securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of taxes, in other comprehensive income or loss. Realized gains or losses on the disposition of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method, and are recorded on trade date.
The amortized cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated using the effective interest method and included in interest income. Premiums on callable debt securities are amortized to their earliest call date.
A security is placed on non-accrual status at the time principal and interest become 90 days delinquent. Interest accrued but not received for a security placed on non-accrual is reversed against interest income. At December 31, 2024 and 2023 all securities were current on principal and interest payments.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
For available for sale debt securities in an unrealized loss position, management first assesses whether the Company intends to sell, or if it is likely that the Company will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through a provision for credit losses charged to earnings. For debt securities available for sale that do not meet either of these criteria, management evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers both quantitative and qualitative factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income (loss), net of tax. The Company elected the practical expedient of zero loss estimates for securities issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major agencies and have a long history of no credit losses. Under ASC 326, changes in allowance for credit losses are recorded as provision for, or reversal of, credit loss expense. Losses are charged against the allowance when management believes the uncollectibility of an available for sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met. At December 31, 2024 and 2023, accrued interest receivable on available-for-sale securities totaled $385 thousand and $306 thousand, respectively, and is excluded from the estimate of credit losses.
Loans Held for Sale:   Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.
Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.
Loans:   Loans are carried at the principal amount outstanding, net of unearned discount, net deferred loan origination fees and costs, and the allowance for credit losses. Unearned discounts and net deferred loan origination fees and costs are accreted to income using the effective interest method. Loans considered doubtful of collection by management are placed on a nonaccrual status for the recording of interest. Generally, loans past due 90 days or more as to principal or interest are placed on nonaccrual status except for (1) those loans which, in management’s judgment, are adequately secured and in the process of collection, and (2) certain consumer and open-end credit loans which are usually charged-off when they become 120 days past due. Past due status is based on the contractual terms of the loan. When a loan is placed on nonaccrual status, all previously accrued income that has not been collected is reversed. Subsequent cash receipts are generally applied to reduce the unpaid principal balance; however, interest on loans can also be recognized as cash is received. Amortization of the related unearned discount and net deferred loan fees and costs is suspended when a loan is placed on nonaccrual status. Loans are removed from nonaccrual status when they become current as to principal and interest and when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.
The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Additions are made to the allowance through provisions, which are charged to expense. Loans are charged off against the allowance when management believes the uncollectability of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Management estimates

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
the allowance balance on a quarterly basis using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts.
The Company estimates expected credit losses using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The Company’s historical credit loss experience provides the basis for the estimation of expected credit losses. The historical loss experience is determined by portfolio segment and the Company uses the weighted average remaining maturity (WARM) methodology to estimate credit losses over the expected life of the loan. This actual loss experience is adjusted by other qualitative factors based on the risks present for each portfolio segment. These qualitative factors include consideration of the following: changes in economic forecasts, levels of and trends in delinquencies and changes in collateral values; changes in lending policies, procedures and practices; experience, ability and depth of lending management and other relevant staffing and experience; changes in the quality of loan review system; current national and local economic trends and conditions; effect of legal and regulatory factors; and effects of changes in credit concentrations.
The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The following portfolio classes have been identified: Residential real estate, Home equity line of credit (“HELOC”), Commercial real estate, Commercial and industrial, and Consumer.
The risk characteristics of each of the identified portfolio classes are as follows:
Residential Real Estate:   Residential real estate loans are generally made on the basis of the borrower’s ability to make repayment from his or her employment income or other income, and which are secured by real property whose value tends to be more easily ascertainable. Repayment of residential real estate loans is subject to adverse employment conditions in the local economy leading to increased default rate and decreased market values from oversupply in a geographic area. In general, residential real estate loans depend on the borrower’s continuing financial stability and, therefore, are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.
Home Equity Lines of Credit (“HELOCs”):   HELOCs have as collateral a borrower’s primary residence, second home or investment property. The risk of loss on these loans would be due to collateral deficiencies due to market deterioration or location and condition of the property. The foreclosure process of a primary residence is usually the final course of action on these types of loans. Given our underwriting criteria and the volume and balance of the loans as compared to collateral, the risk in this portfolio segment is less than that of the other classes.
Commercial Real Estate:   Commercial real estate loans are secured by multi-family and nonresidential real estate and generally have larger balances and involve a greater degree of risk than residential real estate loans. Commercial real estate loans depend on the global cash flow analysis of the borrower and the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the cash flow from the property. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. Commercial Real Estate is also subject to adverse market conditions that cause a decrease in market value or lease rates, obsolescence in location or function and market conditions associated with oversupply of units in a specific region.
Commercial and Industrial:   Commercial and industrial loans are generally of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself. Furthermore, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.
Consumer:   Consumer loans generally have shorter terms and higher interest rates than residential real estate loans. In addition, consumer loans expand the products and services offered the Bank to better meet the financial services needs of the Bank’s customers. Consumer loans generally involve greater credit risk than residential real estate loans because of the difference in the underlying collateral. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage to, loss of, or depreciation in the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower’s personal financial stability. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.
Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. For loans that are individually analyzed, the ACL is measured using a discounted cash flow (DCF) method based upon the loan’s contractual effective interest rate, or at the loan’s observable market price, or, if the loan is collateral dependent, at the fair value of the collateral. Factors management considers when measuring the extent of expected credit loss include payment status, collateral value, borrower financial condition, guarantor support and the probability of collecting scheduled principal and interest payments when due. When management determines foreclosure is probable expected credit losses are based on the fair value of the collateral. For collateral dependent loans for which repayment is to be provided substantially through the sale of the collateral, management adjusts the fair value for estimated costs to sell. For collateral dependent loans for which repayment is to be provided substantially through the operation of the collateral, estimated costs to sell are not incorporated into the measurement. Management may also adjust appraised values to reflect estimated market value declines or apply other discounts to appraised values for unobservable factors resulting from its knowledge of circumstances associated with the collateral.
The Company has made an accounting policy election to exclude accrued interest from the amortized cost basis of loans and the Company also excludes accrued interest from the estimate of credit losses on loans. At December 31, 2024 and 2023, the Company’s accrued interest receivable on loans totaled $2.8 million and $2.4 million, respectively.
Allowance for Credit Losses on Unfunded Commitments:    ACL on unfunded commitments is management’s estimate of expected credit losses over the expected contractual term (or life) in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. Unfunded commitments for home equity lines of credit and commercial demand loans are considered unconditionally cancellable for regulatory capital purposes and, therefore, are excluded from the calculation to estimate the ACL on unfunded commitments. For each portfolio, estimated loss rates and funding factors are applied to the corresponding balance of unfunded commitments. For each portfolio, the estimated loss rates applied to unfunded commitments are the same quantitative and qualitative loss rates applied to the corresponding on-balance sheet amounts in determining the ACL on loans. The estimated funding factor applied to unfunded commitments represents the likelihood that the funding will occur and is based upon the Company’s average historical utilization rate for each portfolio.
The ACL on unfunded commitments is included in other liabilities in the Consolidated Balance Sheets. The ACL on unfunded commitments is adjusted through a provision for credit losses recognized in the Consolidated Statements of Income.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Transfers of Financial Assets:   Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Premises and Equipment:   Land is carried at cost. Premises, software, and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the terms of the related leases or the useful lives of the assets with useful lives ranging from 5 to 18 years.
Federal Home Loan Bank (“FHLB”) Stock:   The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Federal Reserve Bank (“FRB”) Stock:   The Bank is a member of its regional FRB. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Income Taxes:   Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the periods in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. A valuation allowance, if needed, reduces deferred tax assets to the amounts expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company recognizes interest and/or penalties related to income tax matters in income tax expense.
Loan Commitments and Related Financial Instruments:   In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit, unused lines of credit, and standby letters of credit. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. The Company’s policy is to record such instruments when funded.
Wealth Management Assets and Service Fees:   Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the consolidated balance sheets since these assets are not assets of the Company. Fee income is recognized on the accrual method based on the fair value of assets administered.
Employee Benefit Costs:   The Company maintains a tax qualified noncontributory, defined benefit pension plan that provides benefits to substantially all its employees. Participants receive an annual cash balance benefit based on current annual compensation. Participants also receive an annual interest credit on the balance of their account. Employees become vested upon completing three years of vesting service.
For employees hired prior to 2010, an additional pension benefit is provided to eligible employees based on years of service, multiplied by a percentage of their final average pay. The cost of this plan, which

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
is the net of prior service and interest cost, return on plan assets and amortization of gains and losses, is based upon the actuarial computation of current and future benefits to employees, and is charged to current operating expenses.
The Company also maintains a 401(k) Retirement Plan for the benefit of those employees who meet certain eligibility requirements and have elected to participate in the plan. Employee 401(k) plan expense is the amount of matching contributions. Employee deferrals and employer matching contributions are invested among a variety of investment alternatives at the discretion of the participant. In addition, the Company has salary continuation agreements with select employees that provide defined benefits for a period of years after their separation from service from the Company.
Earnings Per Share:   Since there are no stock options or other potential dilutive securities outstanding, basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the year.
Comprehensive Income:   Comprehensive income represents the sum of net income and items of other comprehensive income or loss, which are reported directly in shareholders’ equity, net of tax, such as the change in the net unrealized gain or loss on securities available for sale, net unrealized gain or loss on derivatives, and changes in the funded status of the pension plan. Comprehensive income and its components are included in the consolidated statement of comprehensive income. Accumulated other comprehensive income or loss, which is a component of shareholders’ equity, represents the net unrealized gain or loss on securities available for sale and derivatives, and the funded status of the Company’s defined benefit pension plan.
Loss Contingencies:   Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements.
Segment Reporting:   The Company has a single segment for financial reporting purposes. The Company’s reportable segment is determined by the Chief Financial Officer, who is designated as the chief operating decision maker, based upon information provided about the Company’s products and services offered, primarily banking operations. The segment is also distinguished by the level of information provided to the chief operating decision maker, who uses this information to review performance of various components, such as branches and wealth management component which are then aggregated. The chief operating decision maker will evaluate the financial performance of the Company’s business components such as by evaluating revenue streams, significant expenses, and budget to actual results in assessing the Company’s segment and in the determination of allocating resources. The chief operating decision maker uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The chief operating decision maker uses consolidated net income to benchmark the Company against its competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used to assess performance and to establish compensation. Loans, investments, and deposits provide the revenues in the banking operation. Interest expense, provision for credit losses, and salaries and employee benefits provide the significant expense in the banking operation. All of the Company’s operations are domestic.
Goodwill:   The excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired, less liabilities assumed, is recorded as goodwill. Goodwill is not amortized, but is reviewed for impairment annually. The Company has selected December 31 as the date to perform the annual impairment test. The Company completed goodwill impairment assessments at December 31, 2024 and 2023, and determined that no impairment charges were required.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Other Real Estate Owned:   Other real estate owned which consists of properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. These assets are initially recorded at the fair value of the property, less any estimated costs of disposal. Credit losses arising from the acquisition of such assets are charged to the allowance for credit losses and subsequent valuation write-downs are charged to non-interest expense and a valuation allowance is established. Operating costs associated with the properties are charged to expense as incurred. Gains and losses on the sale of other real estate owned are included in income when title has passed and the sale has met the minimum down payment requirements prescribed by generally accepted accounting principles.
Dividend Restriction:   Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Parent Company or by the Parent Company to shareholders.
Fair Value of Financial Instruments:   Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matter of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Bank-Owned Life Insurance (“BOLI”):   The Bank purchased life insurance policies on certain key executives. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Derivatives:   The Company utilizes derivative instruments in the form of interest rate swaps to hedge its exposure to interest rate risk in conjunction with its overall asset/liability management process. In accordance with accounting requirements, the Company formally designates all of its hedging relationships as either fair value hedges, intended to offset the changes in the value of certain financial instruments due to movements in interest rates, or cash flow hedges, intended to offset changes in the cash flows of certain financial instruments due to movement in interest rates, and documents the strategy for undertaking the hedge transactions, and its method of assessing ongoing effectiveness. The Company does not use derivative instruments for speculative purposes.
All derivatives are recognized as either assets or liabilities in the Consolidated Financial Statements at their fair values. For a derivative designated as a cash flow hedge, the gain or loss on the derivative is recorded in other comprehensive income and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings. For a derivative designated as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.
The company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking cash flow or fair value hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in the hedged items.
The Company discontinues hedge accounting when (a) it determines that a derivative is no longer effective in offsetting changes in cash flows of a hedged item; (b) the derivative expires or is sold, terminated or exercised; (c) probability exists that the forecasted transaction will no longer occur; or (d) management determines that designating the derivative as a hedging instrument is no longer appropriate. In all cases in which hedge accounting is discontinued and a derivative remains outstanding, the Company will carry the

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
derivative at fair value in the Consolidated Financial Statements, recognizing changes in fair value in current period income in the Consolidated Statements of Income.
Adoption of New Accounting Standards:   In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting — Improvements to Reportable Segment Disclosures (Topic 280), to improve reportable segment disclosures by requiring entities to disclose significant expense categories and amounts for each reportable segment, where significant expense categories are defined as those that are regularly reported to an entity’s chief operating decision-maker and included in a segment’s reported measures of profit or loss. The Company adopted this ASU as of December 31, 2024. As the Company has only one reportable segment, adoption of this ASU did not have material effect on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements:   The following reflect recent accounting pronouncements that have been adopted by the Company since the Company’s fiscal year ended December 31, 2024.
On December 14, 2023, the FASB issued ASU 2023-09 Income Taxes — Improvements to Income Tax Disclosures, which enhances a company’s income tax disclosures to include additional information related to rate reconciliations and income taxes paid. This guidance is effective for companies with fiscal years beginning after December 15, 2024, and interim periods with fiscal years beginning after December 15, 2025. The company adopted this standard beginning January 1, 2025, although new disclosure requirements are not required within interim reporting periods. The Company is evaluating annual reporting disclosure requirements and does not expect the adoption to have a material impact.
Recently Issued Accounting Pronouncements, Not Yet Adopted:   The following reflects pending pronouncements with an update to the expected impact since the end of the Company’s fiscal year ended December 31, 2024.
On November 4, 2024, the FASB issued ASU 2024-03 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures, which requires companies to disclose additional information about certain expenses. This guidance is effective for companies with fiscal years beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company expects to adopt this standard beginning January 1, 2027. The Company is currently evaluating these new disclosure requirements and does not expect the adoption to have a material impact.
On November 12, 2025, the FASB issued ASU 2025-08, Financial Instruments — Credit Losses (Topic 326): Purchased Loans. The update expands the population of purchased loans subject to the gross-up approach under Topic 326. Under the new guidance, purchased seasoned loans (excluding credit card receivables) will be accounted for using the gross-up approach. The ASU is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. The Company plans to early adopt the standard effective January 1, 2026.
NOTE 2 — RESTRICTIONS ON CASH AND DUE FROM BANKS
The Bank is required to maintain reserve and clearing balances in cash with the FRB. The total of those reserve and clearing balances was $0 as of December 31, 2024 and 2023. In March 2020, the Federal Reserve Board reduced reserve requirement ratios to zero percent to free up liquidity in the banking industry to support lending to households and businesses.
NOTE 3 — SECURITIES
The amortized cost and fair value of securities available for sale at December 31 are as follows (in thousands):

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 3 — SECURITIES (continued)
	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2024
U.S. Treasury Securities	$5,971	$16	$—	$5,987
State and political subdivisions	13,506	—	(659)	12,847
Mortgage-backed securities (“MBSs”) – residential	51,914	257	(1,079)	51,092
Collateralized mortgage obligations (“CMOs”)	97	1	(39)	59
Corporate securities	6,970	—	(1)	6,969
Total securities available for sale	$78,458	$274	$(1,778)	$76,954
	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2023
U.S. Treasury Securities	$10,665	$35	$(1)	$10,699
State and political subdivisions	9,787	—	(484)	9,303
Mortgage-backed securities (“MBSs”) – residential	37,652	692	(672)	37,672
Collateralized mortgage obligations (“CMOs”)	101	1	(37)	65
Corporate securities	6,956	—	(70)	6,886
Total securities available for sale	$65,161	$728	$(1,264)	$64,625
The Company did not sell any securities during the year ended December 31, 2024. The Company sold securities available for sale at a gross loss of ($1.4 million) during the year ended December 31, 2023. There were no securities called during the year ended December 31, 2024. There was one security called for a loss of ($12 thousand) during the year ended December 31, 2023.
As of December 31, 2024, the contractual maturity of debt securities available for sale (MBSs and CMOs are shown separately) at amortized cost and approximate fair value is as follows (in thousands):
	Amortized Cost	Fair Value
Within one year	$7,352	$7,367
After one year to five years	4,151	4,057
After five years to ten years	13,669	13,171
Over ten years	1,275	1,208
Total debt securities	26,447	25,803
MBSs and CMOs	52,011	51,151
Total	$78,458	$76,954
Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
The carrying value of securities available for sale pledged to secure borrowings, deposits, and for other purposes was $69.9 million and $56.8 million at December 31, 2024 and 2023, respectively. At year-end 2024 and 2023, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 3 — SECURITIES (continued)
Information on securities in an unrealized loss position at December 31, 2024 and 2023, segregated according to the length of time such securities have been in a continuous unrealized loss position, is summarized as follows (in thousands):
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2024
Treasury	$—	$—	$—	$—	$—	$—
State and political subdivisions	3,968	(135)	8,879	(524)	12,847	(659)
MBS – residential	24,928	(411)	11,074	(688)	36,002	(1,079)
CMO	—	—	58	(39)	58	(39)
Corporate securities	—	—	2,469	(1)	2,469	(1)
Total securities available for sale	$28,896	$(546)	$22,480	$(1,252)	$51,376	$(1,778)
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2023
Treasury	$—	$—	$891	$(1)	$891	$(1)
State and political subdivisions	—	—	9,303	(484)	9,303	(484)
MBS – residential	401	(1)	13,787	(671)	14,188	(672)
CMO	—	—	63	(37)	63	(37)
Corporate securities	—	—	6,886	(70)	6,886	(70)
Total securities available for sale	$401	$(1)	$30,930	$(1,263)	$31,331	$(1,264)
Management has assessed the securities available for sale that were in an unrealized loss position at December 31, 2024, and determined that the decline in fair value is driven by changes in market interest rates and credit spreads, not changes in credit quality. There were no defaults on principal or interest payments, and no interest payments were deferred. Based on management’s analysis of each individual security, the issues appear to have the ability to meet debt service requirements over the life of the security. The Company had no allowance for credit losses on securities available for sale at December 31, 2024 and 2023. At December 31, 2024 the Company had no intent to sell securities in an unrealized loss position and has the ability to hold them until recovery.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 4 — LOANS AND ALLOWANCE FOR CREDIT LOSSES
A summary of loans at December 31 is as follows (in thousands):
	2024	2023
Residential real estate	$303,156	$289,067
HELOCs	15,526	14,411
Commercial real estate	349,369	326,077
Commercial and industrial	39,596	34,500
Consumer	55,592	43,733
Total gross loans	763,239	707,788
Unearned discount and net deferred fees and costs	742	1,081
Total loans	763,981	708,869
Allowance for credit losses	(8,545)	(8,076)
Net loans	$755,436	$700,793
The allowance for credit loss (“ACL”) represents management’s best estimate of future lifetime expected losses on its held for investment loan portfolio. The Company calculates its ACL by estimating expected credit losses on a collective basis for loans that share similar risk characteristics. Loans that do not share similar risk characteristics with other loans are evaluated for credit losses on an individual basis. The increase in ACL for the year ended December 31, 2024 compared with the December 31, 2023, primarily consisted of an increase in ACL for collectively evaluated loans. The year-over-year increase in ACL for collectively evaluated loans was primarily due to growth experienced in the residential real estate and commercial real estate loan segments.
The following table presents the activity in the allowance for credit losses by portfolio class for the year ended December 31, 2024 and 2023 (in thousands):
	Residential Real Estate	HELOCs	Commercial Real Estate	Commercial and Industrial	Consumer	Total
December 31, 2024
Allowance for credit losses:
Beginning balance	$2,466	$91	$5,091	$275	$153	$8,076
Provision for credit losses	167	13	305	39	76	600
Loans charged-off	(69)	—	—	(1)	(83)	(153)
Recoveries	—	—	—	—	22	22
Total ending allowance balance	$2,564	$104	$5,396	$313	$168	$8,545
	Residential Real Estate	HELOCs	Commercial Real Estate	Commercial and Industrial	Consumer	Total
December 31, 2023
Allowance for credit losses:
Beginning balance	$2,573	$104	$5,094	$433	$142	$8,346
CECL Conversion Adjustment	(209)	(8)	(430)	(23)	(13)	(683)
Provision for credit losses	84	(5)	427	(121)	95	480
Loans charged-off	—	—	—	(14)	(109)	(123)
Recoveries	18	—	—	—	38	56
Total ending allowance balance	$2,466	$91	$5,091	$275	$153	$8,076

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 4 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
The following tables present the amortized cost in nonaccrual and loans past due over 89 days still on accrual by class of loans as of December 31, 2024 and 2023 (in thousands):
	Nonaccrual		Loans Past Due Over 89 Days Still Accruing
	2024	2023	2024	2023
Residential real estate	$598	$460	$333	$606
HELOCs	—	—	—	—
Commercial real estate	—	—	—	—
Commercial and industrial	29	100	146	—
Consumer	—	—	69	91
Total	$627	$560	$548	$697
Nonaccrual loans and loans past due 89 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually evaluated loans. At December 31, 2024 and 2023 the Company had no allowance allocated to nonaccrual loans. At December 31, 2024, the Company had $598 thousand residential real estate loans and $29 thousand of commercial industrial loans that were collateral dependent. At December 31, 2023, the Company had $460 thousand residential real estate loans and $100 thousand of commercial industrial loans that were collateral dependent. The residential real estate loans were collateralized by residential real estate properties and commercial and industrial loans were collateralized by other assets.
The following table presents the aging of the amortized cost in past due loans by class of loans as of December 31, 2024 and 2023 (in thousands):
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2024
Residential real estate	$—	$564	$923	$1,487	$301,669	$303,156
HELOCs	149	—	8	157	15,369	15,526
Commercial real estate	—	114	175	289	349,080	349,369
Commercial and industrial	—	—	—	—	39,596	39,596
Consumer	91	93	69	253	55,339	55,592
Total	$240	$771	$1,175	$2,186	$761,053	$763,239
December 31, 2023
Residential real estate	$10	$703	1,066	$1,779	$287,288	$289,067
HELOCs	297	8	—	305	14,106	14,411
Commercial real estate	—	283	—	283	325,794	326,077
Commercial and industrial	—	—	101	101	34,399	34,500
Consumer	163	98	91	352	43,381	43,733
Total	$470	$1,092	$1,258	$2,820	$704,968	$707,788

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 4 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
Loan Modification Made to Borrowers Experiencing Financial Difficulty
Occasionally, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extension, an other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged off against the allowance for credit losses.
In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted. The following tables present (in thousands) the amortized cost basis of loans at December 31, 2024 and 2023 that were both experiencing financial difficulty and modified during the year ended December 31, 2024 and 2023, by class and by type of modification. The percentage of the amortized cost basis of loans that were modified to borrowers in financial distress as compared to the book value of each class of financing receivable is also presented below:
December 31, 2024:
	Payment Delay	Term Extension	Total	Total Class of Financing Receivable
Commercial:	$—	$400	$400	0%
Residential	—	—	—	0%
Consumer	—	184	184	0.33%
Total	$—	$584	$584	0.33%
December 31, 2023:
	Payment Delay	Term Extension	Total	Total Class of Financing Receivable
Commercial:	$—	$—	$—	0%
Residential	—	—	—	0%
Consumer	—	92	92	0.25%
Total	$—	$92	$92	0.25%
There were no commitments to lend additional funds to borrowers experiencing financial difficulty whose terms have been restructured at December 31, 2024 or 2023.
All loans to borrowers experiencing financial difficulty that have been modified during the year ended December 31, 2024 were current to their contractual payments as of December 31, 2024 with the exception of $184 thousand in consumer loans that were in the 30 to 89 days past due category. All loans to borrowers experiencing financial difficulty that have been modified during the year ended December 31, 2023 were current to their contractual payments as of December 31, 2023 with the exception of $25 thousand in consumer loans that were in the 30 to 89 days past due category.
For restructured loans, a subsequent payment default is defined in terms of delinquency, when a principal or interest payment is 90 days past due or classified into non-accrual status during the reporting period. Of the loans restructured during the year ended December 31, 2024 and 2023, there were no subsequent defaults as of December 31, 2024 and 2023, respectively.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 4 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk.
The Company uses the following definitions for risk ratings:
Special Mention:   Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard:   Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful:   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
The Bank analyzes commercial loans individually by classifying the loans as to credit risk using standard industry classifications. Commercial loans not classified are considered to be pass-rated loans. The Bank considers the performance of the loan portfolio and its impact on the allowance for credit losses. For residential real estate, HELOC and consumer loans, the Bank evaluates credit quality based on the aging status of the loan and by payment activity. The following table presents the risk category of loans and current period gross charge-offs as of December 31, 2024 and 2023 by loan segment and vintage year (in thousands):
As of December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Commercial & Industrial:
Risk rating
Pass	$10,218	$9,526	$7,123	$2,849	$4,851	$3,252	$1,323	$39,142
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	114	—	99	241	—	454
Doubtful	—	—	—	—	—	—	—	—
Total	$10,218	$9,526	$7,237	$2,849	$4,950	$3,493	$1,323	$39,596
Commercial & Industrial:
Current period gross write off	$—	$—	$—	$—	$—	$1	$—	$1
Commercial real estate
Risk rating
Pass	$38,844	$50,679	$82,151	$57,936	$35,595	$83,531	$—	$348,736
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	633	—	633
Doubtful	—	—	—	—	—	—	—	—
Total	$38,844	$50,679	$82,151	$57,936	$35,595	$84,164	$—	$349,369
Commercial real estate
Current period gross write off	$—	$—	$—	$—	$—	$—	$—	$—
Residential real estate

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 4 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
As of December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Payment Performance
Performing	$41,108	$54,289	$49,648	$60,945	$29,934	$66,077	$—	$302,001
Non Performing	—	—	332	—	—	823	—	1,155
Total	$41,108	$54,289	$49,980	$60,945	$29,934	$66,900	$—	$303,156
Residential real estate
Current period gross write off	$—	$—	$—	$—	$—	$69	$—	$69
HELOC
Payment Performance
Performing	$2,893	$3,902	$3,291	$1,133	$693	$3,614	$—	$15,526
Non Performing	—	—	—	—	—	—	—	—
Total	$2,893	$3,902	$3,291	$1,133	$693	$3,614	$—	$15,526
HELOC
Current period gross write off	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Payment Performance
Performing	$19,236	$10,248	$7,110	$2,964	$3,167	$12,867	$—	$55,592
Non Performing	—	—	—	—	—	—	—	—
Total	$19,236	$10,248	$7,110	$2,964	$3,167	$12,867	$—	$55,592
Consumer
Current period gross write off	$19	$14	$39	$2	$5	$4	$—	$83
As of December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
Commercial & Industrial:
Risk rating
Pass	$9,526	$7,123	$2,849	$4,851	$846	$2,534	$6,431	$34,160
Special mention	—	—	—	—	—	240	—	240
Substandard	—	—	—	—	100	—	—	100
Doubtful	—	—	—	—	—	—	—	—
Total	$9,526	$7,123	$2,849	$4,851	$946	$2,774	$6,431	$34,500
Commercial & Industrial:
Current period gross write off	$—	$—	$—	$—	$—	$—	$—	$—
Commercial real estate
Risk rating
Pass	$50,679	$82,151	$57,936	$35,595	$30,340	$68,722	$—	$325,423
Special mention	—	—	—	—	—	414	—	414
Substandard	—	—	—	—	—	240	—	240
Doubtful	—	—	—	—	—	—	—	—
Total	$50,679	$82,151	$57,936	$35,595	$30,340	$69,376	$—	$326,077
Commercial real estate
Current period gross write off	$—	$—	$—	$—	$—	$—	$—	$—
Residential real estate

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 4 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
As of December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
Payment Performance
Performing	$54,289	$49,648	$60,945	$29,934	$22,804	$70,987	$—	$288,607
Non Performing	—	—	145	—	—	315	—	460
Total	$54,289	$49,648	$61,090	$29,934	$22,804	$71,302	$—	$289,067
Residential real estate
Current period gross write off	$—	$—	$—	$—	$—	$—	$—	$—
HELOC
Payment Performance
Performing	$3,783	$3,268	$1,261	$1,053	$1,123	$2,742	$1,181	$14,411
Non Performing	—	—	—	—	—	—	—	—
Total	$3,783	$3,268	$1,261	$1,053	$1,123	$2,742	$1,181	$14,411
HELOC
Current period gross write off	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Payment Performance
Performing	$38,710	$3,096	$910	$488	$141	$388	$—	$43,733
Non Performing	—	—	—	—	—	—	—	—
Total	$38,710	$3,096	$910	$488	$141	$388	$—	$43,733
Consumer
Current period gross write off	$2	$86	$18	$—	$—	$3	$—	$109

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 4 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
The Bank retains the servicing rights on certain mortgage loans sold. Total loans serviced by the Company for unrelated third parties were approximately $60.2 million and $63.8 million at December 31, 2024 and 2023, respectively. At December 31, 2024 and 2023, the unamortized balance of mortgage servicing rights on loans sold with servicing retained was approximately $60 thousand and $139 thousand, respectively. The estimated fair value of these mortgage servicing rights was in excess of their carrying value at December 31, 2024 and 2023, and therefore no impairment reserve was necessary. Fees earned for servicing loans totaled $157 thousand and $166 thousand for the years ended December 31, 2024 and 2023, respectively.
In the ordinary course of business, the Company enters into loan transactions with certain of its directors and executive officers (“Related Parties”). All loans to Related Parties were made at substantially the same terms and conditions at the time of origination as other originated loans to borrowers that were not affiliated with the Company. The aggregate amount outstanding of such loans totaled $6.4 million at December 31, 2024, and $7.6 million at December 31, 2023. During 2024, there were no new loans made and $1.2 million of repayment on these loans.
NOTE 5 — FAIR VALUE
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Securities:   The fair values of securities available for sale is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Discounted cash flows are calculated using loss severity inputs based upon expected cash flows from the underlying assets.
Derivatives:   The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). Our derivatives are traded in an over-the-counter market where quoted market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services.
Individually Evaluated Loans:   The fair value of individually evaluated loans with specific allocations of the allowance for credit losses is generally based on recent real estate appraisals. These appraisals may

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 5 — FAIR VALUE (continued)
utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Because the Bank has a small amount of individually evaluated loans measured at fair value, the impact of unobservable inputs on the Bank’s consolidated financial statements is not material.
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below (in thousands):
	Fair Value Measurements At December 31 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2024
Assets:
Available-for-sale securities:
U.S. Treasury securities	$—	$5,987	$—
State and political subdivisions	—	12,847	—
MBSs – residential	—	51,092	—
CMOs	—	—	59
Corporate securities	—	6,969	—
Total investment securities available-for-sale	$—	$76,895	$59
Derivatives	$—	$34	$—
2023
Assets:
Available-for-sale securities:
U.S. Treasury securities	$—	$10,699	$—
State and political subdivisions	—	9,303	—
MBSs – residential	—	37,672	—
CMOs	—	—	65
Corporate securities	—	6,886	—
Total investment securities available-for-sale	$—	$64,560	$65
Derivatives	$—	$46	$—
Assets and Liabilities Measured on a Non-Recurring Basis
There were no assets or liabilities measured at fair value on a non-recurring basis as of December 31, 2024 or December 31, 2023.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 5 — FAIR VALUE (continued)
The carrying values and estimated fair values of financial assets and liabilities as of December 31 were as follows (in thousands):
	Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2024
Financial assets
Cash and cash equivalents	$25,743	$25,743	$25,743	$—	$—
Securities available for sale	76,954	76,954	—	76,895	59
FHLB and FRB stock	9,504	N/A	N/A	N/A	N/A
Loans, net of allowance for credit losses	755,436	740,750	—	—	740,750
Accrued interest receivable	3,170	3,170	—	386	2,784
Financial liabilities
Deposits	$695,908	$606,079	$484,958	$121,121	$—
FHLB borrowings	116,500	116,605	—	116,605	—
Junior subordinated debentures	7,750	8,146	—	8,146	—
Accrued interest payable	726	726	726	—	—
December 31, 2023
Financial assets
Cash and cash equivalents	$23,735	$23,735	$23,735	$—	$—
Securities available for sale	64,625	64,625	—	64,560	65
FHLB and FRB stock	6,795	N/A	N/A	N/A	N/A
Loans, net of allowance for credit losses	700,793	654,168	—	—	654,168
Accrued interest receivable	2,767	2,767	—	324	2,443
Financial liabilities
Deposits	$689,238	$688,498	$593,840	$94,658	$—
FHLB borrowings	55,050	54,518	—	54,518	—
Junior subordinated debentures	7,750	8,104	—	8,104	—
Accrued interest payable	818	818	818	—	—
The methods and assumptions, not previously presented, used to estimate fair values are described as follows:
Cash and Cash Equivalents:   The carrying amounts of cash and short-term investments approximate fair values.
FHLB and FRB Stock:   It is not practical to determine the fair value of FHLB and FRB stock due to restrictions placed on their transferability.
Loans:   The fair value of portfolio loans, net of allowance for credit losses is determined using an exit price methodology. The exit price methodology continues to be based on a discounted cash flow analysis, in which projected cash flows are based on contractual cash flows adjusted for prepayments for certain loan types and the use of a discount rate based on expected relative risk of the cash flows.
The discount rate selected considers loan type, maturity date, a liquidity premium, cost to service, and cost of capital, which is a Level 3 for fair value estimate.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 5 — FAIR VALUE (continued)
Deposits:   The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
FHLB Borrowings:   The fair values of the Company’s FHLB borrowings with a maturity greater than one year are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements. The fair value of FHLB borrowing with a maturity less than one year approximate their carrying value.
Junior Subordinated Debentures:   The fair value is based on current rates for similar financing, and approximates book value.
Accrued Interest Receivable/Payable:   The fair values of accrued interest receivable and payable approximate their carrying amounts because of the short-term nature of these financial instruments.
Off-Balance Sheet Instruments:   Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.
NOTE 6 — PREMISES AND EQUIPMENT
The major classes of premises and equipment at December 31 and the total accumulated depreciation are as follows (in thousands):
	2024	2023
Land	$1,010	$1,010
Buildings and improvements	13,381	13,356
Furniture, fixtures, and equipment	6,002	5,797
	20,393	20,163
Less accumulated depreciation	(10,286)	(10,137)
	$10,107	$10,026
Depreciation expense was $591 thousand and $582 thousand for the years ended December 31, 2024 and 2023, respectively.
The Company leases certain premises and equipment under operating leases. Right-of-use (“ROU”) assets and lease liabilities are recognized based on the present value of the remaining lease payments using a discount rate that represents the Company’s incremental borrowing rate at the lease commencement date. ROU assets and operating lease liabilities are included in other assets and other liabilities, respectively, on the consolidated balance sheets.
Operating lease ROU assets represent the Company’s right to use an underlying asset during the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term, and is recorded in occupancy expense in the consolidated statements of income. As there are no lease incentives present in the Company’s current leases, the ROU assets are equal to the lease liabilities.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 6 — PREMISES AND EQUIPMENT (continued)
At December 31, 2024, the Company had lease liabilities and ROU assets totaling $231 thousand. At December 31, 2023 the company had lease liabilities and ROU assets totaling and $371 thousand. The weighted average discount rate used in the measurement of operating lease liabilities was 3.5% as of December 31, 2024 and 3.2% at December 31, 2023. As of December 31, 2024 and December 31, 2023, the weighted average remaining lease term for operating leases was 5.6 years and 5.9 years, respectively. The total lease costs were $175 thousand for the year ended December 31, 2024, and $186 thousand for the year ended December 31, 2023.
A maturity analysis of operating lease liabilities is as follows:
December 31, 2024 (dollars in thousands)
Lease payments due:
Less than 1 year	$153
1 year through less than 2 years	115
2 years through less than 3 years	120
3 years through less than 4 years	62
4 years through less than 5 years	62
After 5 years	254
Total undiscounted cash flows	766
Impact of discounting	(535)
Total lease liability	$231
NOTE 7 — DEPOSITS
The contractual maturities of time deposits for the periods subsequent to December 31, 2024 are as follows (in thousands):
Years ending December 31,
2025	$114,478
2026	6,832
2027	503
2028	99
2029 and thereafter	15
$121,927
Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at December 31, 2024 and 2023 were $85.8 million and $12.8 million, respectively. As of December 31, 2024 the Company had brokered CD deposits totaling $60.2 million. At December 31, 2023 the Company had no brokered CD deposits.
NOTE 8 — BORROWINGS
The Bank has a borrowing capacity with the Federal Home Loan Bank of New York (FHLB) of up to 30% of total assets. The Bank may utilize this capacity for either short or long-term borrowings. At December 31, 2024, this equated to a borrowing capacity of $250.0 million. All borrowings with the FHLB

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 8 — BORROWINGS (continued)
are collateralized by the Bank’s holdings of FHLB stock, as well as a blanket lien on all residential and certain qualified commercial real estate loans not otherwise pledged.
Short-Term FHLB Borrowings:   The short-term borrowing program is based upon either an overnight or thirty-day borrowing period with interest based generally upon a spread above the current Federal funds rate. In addition, short-term borrowings with an original maturity of less than one year are classified in this category. The rates on these borrowings can be either fixed or floating. As of December 31, 2024 and December 31, 2023, short-term FHLB borrowings amounted to $86.5 million and $25 million, respectively. During the years that ended, short-term borrowings averaged $34.1 million and $23.5 million with a weighted average rate of 5.44% and 5.07%, respectively.
Municipal Letter of Credit:   The Company utilizes a Municipal Letter of Credit (“MULOC”) from FHLB to collateralize certain municipal deposits at the Company. The balance of this MULOC at December 31, 2024 and 2023 was $18.6 million and $39.1 million, respectively.
Long-Term FHLB Borrowings:   Long-term borrowings at December 31, 2024 and 2023 amounted to $30 million. Of the $30 million of borrowings outstanding at December 31, 2024, $10 million with a rate of 4.44% matures in 2025, $10 million with a rate of 4.13% matures in 2026, and $10 million with a rate of 4.01% matures in 2027.
NOTE 9 — JUNIOR SUBORDINATED DEBENTURES
The Company issued $7.75 million in subordinated debt during 2018. The proceeds were contributed to the Bank as additional paid in capital, and qualifies as Tier 1 Capital at the Bank Level. The subordinated debt may be included in Tier II Capital (with certain limitations applicable) at the parent Company under current regulatory guidelines and interpretations. The subordinated notes have a fixed interest rate of 5.75%, payable quarterly to the note holders. The subordinated debt matures on September 10, 2028. At December 31, 2024 and 2023, $1.20 million was owned by certain directors of the Company.
NOTE 10 — EMPLOYEE BENEFIT PLANS
The Company maintains a tax qualified noncontributory, defined benefit pension plan that provides benefits to substantially all its employees. Participants receive an annual cash balance benefit based on current annual compensation. Participants also receive an annual interest credit on the balance of their account.
Employees become vested upon completing three years of vesting service. For employees hired prior to 2010, an additional pension benefit is provided to eligible employees based on years of service, multiplied by a percentage of their final average pay. The Bank uses a December 31 measurement date.
Information about plan assets, obligations, pension costs, benefits paid and contributions follows (in thousands):

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 10 — EMPLOYEE BENEFIT PLANS (continued)
	2024	2023
Projected benefit obligation	$(17,791)	$(18,164)
Fair value of plan assets	22,171	21,225
Funded status of plan	$4,380	$3,061
Accumulated benefit obligation	$17,416	$17,670
Net periodic pension cost	$216	$340
Employer contributions	$—	$—
Benefits paid	$1,160	$1,149
Change in accumulated actuarial gains included in other comprehensive income (net of tax)	$1,124	$669
Amounts recognized in accumulated other comprehensive loss at December 31, 2024 and 2023, before applicable tax effects consist of (in thousands):
	2024	2023
Net gain (loss)	$418	$(1,117)
Prior service credit	—	—
	$418	$(1,117)
Other changes in plan assets and benefit obligations recognized in other comprehensive income (in thousands):
	2024	2023
Net gain	$(1,535)	$(935)
Amortization of prior service credit	—	—
Amortization of net loss	—	(11)
Total amount recognized in other comprehensive income	$(1,535)	$(946)
Total amount recognized in net periodic pension income and other comprehensive income	$(1,318)	$(606)
Contributions
The Bank does expect to make a contribution to the pension plan in 2025.
Estimated Future Payments
The following benefit payments, which reflect expected future service, are expected (in thousands):
2025	$1,368
2026	1,276
2027	1,329
2028	1,399
2029	1,491
Following five years	$7,321

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 10 — EMPLOYEE BENEFIT PLANS (continued)
Assumptions
Weighted-average assumptions used to determine pension benefit obligations at year-end:
	2024	2023
Discount rate	5.69%	5.18%
Rate of compensation increase	3.50	3.50
Weighted-average assumptions used to determine net periodic pension cost:
	2024	2023
Discount rate	5.18%	5.44%
Expected return on plan assets	5.50	5.50
Rate of compensation increase	3.50	3.50
Investment Policies
Prior to September 14, 2021, the BSNB Pension plan assets were maintained as a part of the New York State Bankers Retirement System (the “System”). Effective September 15, 2021, the BSNB Pension plan assets were transferred out of the System and in to the BSNB Wealth Management department. The BSNB Wealth Management department now maintains custody of the assets, and maintains the investment direction and strategy of the assets. Under the BSNB Wealth Management department, the primary objective of the plan investments will be to maximize total return while managing risk within an acceptable range. In all cases, the assets in the Plan should provide for sufficient liquidity to allow for a timely and uninterrupted payment of pension benefits to Plan participants and beneficiaries.
The following tables represents the target asset allocation and actual asset allocation, respectively, as of December 31, 2024 and 2023.
December 31, 2024
	Target Allocation	Actual Allocation
Total Global Equity	—%	—%
Large cap equity	10 – 40%	20.8%
Small cap equity	0 – 20%	4.7%
Developed Markets	0 – 20%	3.3%
Emerging Markets	0 – 10%	2.2%
Total	10 – 50%	31.0%
Treasury/Agency	0 – 50%	24.8%
Mortgage Backed	0 – 30%	14.8%
Corporate	0 – 30%	12.4%
International	0 – 15%	1.7%
High Yield	0 – 15%	4.4%
Total Equity	50 – 80%	59.1%
Total Cash	0 – 15%	10.9%
Total Portfolio	100.00%	100.00%

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 10 — EMPLOYEE BENEFIT PLANS (continued)
December 31, 2023
	Target Allocation	Actual Allocation
Total Global Equity	—%	—%
Large cap equity	10 – 40%	24.8%
Small cap equity	0 – 20%	4.7%
Developed Markets	0 – 20%	3.3%
Emerging Markets	0 – 10%	2.2%
Total	10 – 50%	31.0%
Treasury/Agency	0 – 50%	24.8%
Mortgage Backed	0 – 30%	14.8%
Corporate	0 – 30%	12.4%
High Yield	0 – 15%	4.4%
International	0 – 15%	1.7%
Total Equity	50 – 80%	58.1%
Total Cash	0 – 15%	10.8%
Total Portfolio	100.00%	100.00%
In accordance with ASC 820, the following tables (rounded to the nearest thousands) represent the Plan’s fair value hierarchy for its financial assets (instruments) measured at fair value on a recurring basis (in thousands):

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 10 — EMPLOYEE BENEFIT PLANS (continued)
	Level 1	Level 2	Level 3	Total
2024:
Cash equivalents:
Short-term investments	$1,366	$—	$—	$1,366
Total cash equivalents	$1,366	—	—	$1,366
Equities:
Common Stock	$3,150	$—	$—	$3,150
Exchange Traded Funds	—	3,673		3,673
Foreign Equity	—	85	—	85
Exchange Trade Funds-Foreign	—	1,419	—	1,419
Total fixed income securities	3,150	5,177	—	8,327
Fixed income securities:
US Government Agencies	$—	$741	$—	$741
UST Bonds & Notes	—	4,879	—	4,879
Corporate Bonds	—	3,428	—	3,428
GNMA	—	2,062	—	2,062
Mutual Funds	—	351	—	351
Bank Certificates of Deposit	—	1,017	—	1,017
Total fixed income securities	—	12,478	—	12,478
Total plan investments	$4,516	$20,805	$—	$22,171
	Level 1	Level 2	Level 3		Total
2023:
Cash equivalents:
Short-term Investments	$596	$—		$—	$596
Total cash equivalents	596	—		—	596
Equities:
Common Stock	$5,176	$—		$—	$5,176
Exchange Traded Funds	—	—		—	—
Foreign Equity	—	—		—	—
Exchange Traded Funds – Foreign	—	—		—	—
Total equities	5,176	—		—	5,176
Fixed income securities:
US Government Agencies	$—	$7,082	$		$7,082
Corporate Bonds	—	4,150		—	4,150
Mutual Funds	—	4,221		—	4,221
Bank Certificates of Deposit	—	—		—	—
Total fixed income securities	—	15,453		—	15,453
Total plan investments	$5,772	$15,453		$—	$21,225

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 10 — EMPLOYEE BENEFIT PLANS (continued)
The Bank also maintains a 401(k) Retirement Plan. All full-time employees who have at least 1,000 hours of credited service within each calendar year and have reached age 21 are eligible to participate in the plan by making contributions up to the maximum amount allowed by law. The Bank matches 50% of the employee contribution up to 7% of an employee’s salary. The Bank recorded an expense related to this plan of approximately $501 thousand and $564 thousand for the years ended December 31, 2024 and 2023 respectively.
NOTE 11 — INCOME TAXES
The components of income tax expense for the years ended December 31 were as follows (in thousands):
	2024	2023
Current tax expense
Federal	$1,693	$1,110
State	54	134
Deferred tax benefit	(555)	(404)
	$1,192	$840
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below (in thousands):
	2024	2023
Deferred tax assets
Allowance for credit losses	$2,180	$2,057
Funded status of pension plan	—	292
Unrealized losses on securities available for sale	384	128
Benefit plans	154	181
Accrued compensation	241	232
Other	253	132
Total deferred tax assets	3,212	3,022
Deferred tax liabilities
Postretirement benefits	$(1,010)	$(1,064)
Depreciation	(330)	(332)
Goodwill	(407)	(407)
Funded status of pension plan	(109)	—
Other	(309)	(582)
Total deferred tax liabilities	(2,165)	(2,385)
Net deferred tax asset	$1,047	$637
The Company is subject to U.S. federal income tax as well as New York State income tax. The Company is no longer subject to examination by taxing authorities for tax years before 2021 for both federal and New York State taxes.
The Company did not have any uncertain tax positions as of December 31, 2024 and 2023, and does not anticipate any significant accrual of uncertain tax benefits in the next twelve months.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 11 — INCOME TAXES (continued)
No valuation allowance for deferred taxes was recorded at December 31, 2024 or 2023, as management believes it is more likely than not that all of the deferred tax assets will be realized.
The following table presents a reconciliation between the reported income taxes for the periods presented and the income taxes which would be computed by applying the federal income tax rates applicable to those periods. The federal income tax rate of 21% was applicable for the years ended December 31, 2024 and 2023.
	2024	2023
	(in thousands)
Federal statutory rate times financial statement income	$1,328	$1,101
Effect of:
Tax-exempt interest	(105)	(87)
State tax, net of federal tax effect	98	1
Income from bank owned life insurance	(32)	(30)
Other, net	(97)	(145)
Total	$1,192	$840
NOTE 12 — COMMITMENTS AND CONTINGENT LIABILITIES
Off-Balance-Sheet Financing and Concentrations of Credit:   The Company is a party to certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Company’s commitments to extend credit and unused lines of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and unused lines of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.
Contract amounts of financial instruments that represent credit risk as of December 31 are as follows (in thousands):
	2024	2023
Commitments to extend credit	$25,497	$17,732
Unused lines of credit	45,896	48,308
Standby letters of credit	2,246	1,385
Total	$73,639	$67,425
Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 12 — COMMITMENTS AND CONTINGENT LIABILITIES (continued)
management’s credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate.
Commitments to extend credit and unused lines of credit may be written on a fixed-rate basis thus exposing the Company to interest rate risk, given the possibility that market rates may change between commitment and actual extension of credit.
Standby letters of credit are conditional commitments issued by the Company to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Contingent obligations under the standby letters of credit represent the maximum potential future payments the Company could be required to make. Typically, these instruments have terms of twelve months or less and expire unused; therefore, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance-sheet instruments. Company policies governing loan collateral apply to standby letters of credit at the time of credit extension. Loan-to-value ratios will generally range from 80% for movable assets, such as inventory, to 100% for liquid assets, such as bank certificates of deposits. The fair value of the Company’s standby letters of credit at December 31, 2024 was not significant.
The Company has no loan commitments with borrowers which are intended to be held for sale if closed. The Company generally makes its determination of whether or not to identify a loan as held for sale at the time that loan commitments are entered into. In order to reduce the interest rate risk associated with the portfolio of loans held for sale, as well as loan commitments with locked interest rates which are intended to be held for sale if closed, the Company enters into agreements to sell loans in the secondary market to unrelated investors. The Company did not have any commitments to sell loans at December 31, 2024.
Concentrations of Credit:   The Company primarily grants residential, consumer and commercial-related loans to customers located in the New York State counties of Saratoga, Fulton, Montgomery, and northern sections of Albany and Schenectady counties. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economic conditions in these areas.
Data Processing:   The Company has a data processing agreement with payments based on transaction volume. Total data processing expense related to this contract was approximately $894 thousand and $838 thousand for the years ended December 31, 2024 and 2023, respectively.
Dividend Restrictions:   The Company’s principal source of cash flow to pay dividends on its common shares, to service its debt and to finance its corporate operations is capital distributions from the Bank. Federal banking law limits the amount of capital distributions that national banks can make to their holding companies without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year up to the date of dividend declaration. During 2024, the Bank paid the Company a total of $1.1 million in dividends. As of the close of business on December 31, 2024, the Bank had an additional $6.6 million available to pay dividends to the Company, without prior regulatory approval and without affecting its status as “well capitalized” under the FDIC-defined capital categories.
Contingent Liabilities:   In the ordinary course of business there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management believes that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company’s consolidated financial statements.

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 13 — REGULATORY CAPITAL REQUIREMENTS
Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2024, the Bank met all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2024 and 2023, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
The following is a summary of the actual capital amounts (dollars in thousands) and ratios as of December 31 for the Bank and the Company (on a consolidated basis):
			Required Ratios
	Actual Capital		Minimum Capital	Classification As Well
	Amount	Ratio	Adequacy	Capitalized
2024
Tier 1 capital:
Bank	$71,596	8.23%	4.00%	5.00%
Consolidated	64,310	7.63	N/A	N/A
Tier 1 risk-based capital:
Bank	71,596	10.54	6.00	8.00
Consolidated	64,310	9.47	N/A	N/A
Common equity tier 1 capital:
Bank	71,596	10.54	4.50	6.50
Consolidated	64,310	9.47	N/A	N/A
Total risk-based capital:
Bank	80,108	11.80	8.00	10.00
Consolidated	80,552	11.86	N/A	N/A

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 13 — REGULATORY CAPITAL REQUIREMENTS (continued)
			Required Ratios
	Actual Capital		Minimum Capital	Classification As Well
	Amount	Ratio	Adequacy	Capitalized
2023
Tier 1 capital:
Bank	$67,634	7.98%	4.00%	5.00%
Consolidated	59,339	7.46	N/A	N/A
Tier 1 risk-based capital:
Bank	67,634	10.68	6.00	8.00
Consolidated	59,339	9.36	N/A	N/A
Common equity tier 1 capital:
Bank	67,634	10.68	4.50	6.50
Consolidated	59,339	9.36	N/A	N/A
Total risk-based capital:
Bank	75,552	11.93	8.00	10.00
Consolidated	75,005	11.84	N/A	N/A
NOTE 14 — DERIVATIVES
The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent the amount exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.
Interest Rate Swaps Designated as Fair Value Hedges:   The Company is exposed to changes in the fair value of certain of its fixed-rate assets due to changes in benchmark interest rates. The Company uses interest rate swaps to manage its exposure to changes in fair value of these instruments attributable to changes in the designated benchmark interest rate. Interest rate swaps designated as fair value hedges involve the payment of fixed-rate amounts to a counterparty in exchange to the Company receiving variable- rate payments over the life of the agreements, without the exchange of the underlying notional amount. Such derivatives are used to hedge the changes in fair value of certain of its pools of fixed rate assets. As of December 31, 2024 and 2023, the Company had two interest rate swaps designated as fair value hedges with a combined notional amount of $20 million, hedging fixed-rate residential mortgage loans. At December 31, 2024 and 2023 the fair value of these two hedges totaled $34 thousand and $46 thousand, respectively, and was recorded in other assets on the consolidated balance sheet. The fair value hedging adjustment of the hedged fixed-rate residential loans totaled $34 thousand at December 31, 2024 and $46 thousand at December 31, 2023, and was recorded in loans on the consolidate balance sheet. Summary information about the interest rate swaps designated as fair value hedges as of year-end is as follows:

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 14 — DERIVATIVES (continued)
	2024	2023
Notional amount (in 000’s)	$20,000	$20,000
Weighted average pay rates	4.10%	4.10%
Weighted average receive rates	5.35%	5.35%
Weighted average maturity	1.92 years	1.92 years
Fair value (in 000’s)	$34	$46
For the year ended December 31, 2024 interest income recognized on the fair value hedges totaled $228 thousand and was recorded in interest income on the consolidated statement of income. For the year ended December 31, 2023 interest income recognized on the fair value hedges totaled $165 thousand and was recorded in interest income on the consolidated statement of income. The hedges were determined to be effective during all periods presented. The Company expects the hedges to remain effective during the remaining terms.
NOTE 15 — REVENUE RECOGNITION
All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized within noninterest income. The following table presents the Company’s sources of noninterest income for the years ended December 31, 2024 and 2023 (dollars are in thousands). Items outside the scope of ASC 606 are noted as such.
	12/31/2024	12/31/2023
Service charges on deposit accounts	$672	$612
Trust and investment services income	1,477	1,239
Net loss on securities transactions(a)	—	(1,358)
Gains on Sale/Servicing of Loans(a)	33	—
Debit card interchange income	821	845
Earnings on BOLI(a)	151	141
Other income	850	431
Total noninterest income	$4,004	$1,910

(a)
Not within scope of ASC 606.

A description of the Company’s revenue streams accounted for under ASC 606 is as follows:
Service charges on deposit accounts:   The Company earns fees from its deposit customers for transaction- based, account maintenance, and overdraft services. Transaction-based fees, which included services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
Trust and investment services income:   The Company wealth management (and investment brokerage) fees from its contracts with trust and brokerage customers to manage assets for investment, and/or to transact on their accounts. These fees are primarily earned over time as the Company provides the contracted

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 15 — REVENUE RECOGNITION (continued)
monthly or quarterly services and are generally assessed based on a tiered scale of the market value of assets under management at month-end. Fees that are transaction based, including trade execution services, are recognized at the point in time that the transaction is executed, i.e. the trade date. Other related services provided include financial planning services and personal trust service, and the fees the Company earns, which are based on a fixed fee schedule, are recognized when the services are rendered.
Gains/Losses on sales of OREO:   The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether the collectability of the transaction price is probably. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.
Debit card interchange income:   The Company earns interchange fees from debit cardholder transactions conducted through the Mastercard and NYCE payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.
Other income:   The Company earns other noninterest income through various sources, such as safe box rentals, wire transfer fees, security transfer fees and other miscellaneous revenue. Consistent with the ASC 606 framework, the Company recognizes revenue from these streams once the Company’s performance obligation has been met.
NOTE 16 — Earnings Per Share (“EPS”)
Basic EPS is based on the weighted average number of common shares actually outstanding. The following schedule shows the Company’s earnings and per share calculations for the periods presented (in thousands, except share and per share data):
	For the year ended December 31,
	2024	2023
Net Income	$5,130	$4,405
Weighted average number of common shares outstanding	742,663	742,663
Basis earnings per share	$6.91	$5.93

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 17 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
The following is condensed financial information for Ballston Spa Bancorp, Inc. on a parent company only basis listed accordingly to years ended December 31 (in thousands):
CONDENSED BALANCE SHEET
	2024	2023
ASSETS
Cash and cash equivalents	$2,190	$340
Investment in banking subsidiaries	72,036	68,843
Other assets	—	483
Total assets	74,226	69,666
LIABILITIES AND EQUITY
Debt	7,750	7,750
Accrued expenses and other liabilities	245	245
Total shareholders’ equity	66,231	61,671
Total liabilities and shareholders’ equity	$74,226	$69,666
CONDENSED INCOME STATEMENT
	2024	2023
INCOME
Dividends from Subsidiaries and equity in undistributed earnings	$5,633	$5,081
Other income	—	6
TOTAL INCOME	5,633	5,087
Interest expense	446	648
Other expenses	62	82
TOTAL EXPENSES	508	730
Income before income taxes	5,125	4,357
Tax benefit	(5)	(48)
NET INCOME	$5,130	$4,405

BALLSTON SPA BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023
NOTE 17 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (continued)
CONDENSED STATEMENT OF CASH FLOWS
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,130	$4,405
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(2,783)	1,422
Change in other assets	483	257
Change in other liabilities	—	(6)
Net cash provided by operating activities	2,830	6,078
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings	—	(5,155)
Dividends paid	(980)	(980)
Net cash used in financing activities	(980)	(6,135)
NET CHANGE IN CASH AND CASH EQUIVALENTS	1,850	(57)
Cash and cash equivalents at beginning of year	340	397
CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,190	$340
NOTE 18 — SUBSEQUENT EVENTS
On September 24, 2025 the Company announced a strategic merger of equals with NBC Bancorp, Inc., the holding company for The National Bank of Coxsackie (collectively “NBC”). At the effective time of the transaction, in a stock-for-stock exchange, NBC shareholders will received 0.8065 shares of the Company’s stock for each share of NBC stock.
Completion of the merger is subject to customary closing conditions, including approval of the banking agencies and shareholders of both companies.

BALLSTON SPA BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Cash and due from banks	$16,589	$7,061
Short-term investments	3,847	18,682
Cash and cash equivalents	20,436	25,743
Securities available for sale, at fair value (amortized cost $73,122 and $78,458)	73,058	76,954
Federal Home Loan Bank of New York (“FHLB”) and Federal Reserve Bank (“FRB”) stock, at cost	5,377	9,504
Loans	793,353	763,981
Allowance for credit losses	(8,645)	(8,545)
Net loans	784,708	755,436
Premises and equipment, net	11,409	10,107
Accrued interest receivable	3,402	3,170
Goodwill	1,595	1,595
Bank-owned life insurance	5,595	5,478
Other assets	8,626	8,334
Total assets	$914,206	$896,321
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Demand deposits	$177,333	$144,302
Savings accounts	85,362	93,385
NOW and money market	400,415	336,294
Time deposits	143,415	121,927
Total deposits	806,525	695,908
FHLB borrowings, short-term	—	86,500
FHLB borrowings, long-term	20,000	30,000
Junior subordinated debentures	7,750	7,750
Other liabilities	9,691	9,932
Total liabilities	843,966	830,090
Commitments and contingencies (Note 8)
Shareholders’ equity
Common stock, $12.50 par value. Authorized 10,000,000 shares; issued 768,000 shares	9,600	9,600
Preferred stock, $12.50 par value. Authorized 2,000,000 shares; none issued at September 30, 2025 & December 31, 2024	—	—
Additional paid in capital	42	42
Treasury stock, at cost; 25,337 shares	(991)	(991)
Retained earnings	61,323	58,315
Accumulated other comprehensive income (loss)	266	(735)
Total shareholders’ equity	70,240	66,231
Total liabilities and shareholders’ equity	$914,206	$896,321
See accompanying notes to consolidated financial statements.

BALLSTON SPA BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except share amounts)
	Nine Months Ended September 30,
	2025	2024
INTEREST AND FEE INCOME
Loans, including fees	$28,595	$26,233
Taxable investment securities	2,605	2,626
Tax exempt investment securities	65	1
FHLB and FRB stock	528	528
Short-term investments	104	165
Total interest and fee income	31,897	29,553
INTEREST EXPENSE
Deposits	9,705	9,178
FHLB borrowings, short-term	1,854	1,360
FHLB borrowings, long-term	763	942
Junior subordinated debentures	334	334
Total interest expense	12,656	11,814
NET INTEREST INCOME	19,241	17,739
Provision for credit losses	480	480
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	18,761	17,259
NON-INTEREST INCOME
Service charges on deposit accounts	485	500
Trust and investment services income	1,102	1,092
Gain on sale/servicing of loans	175	34
Net gain on sale of fixed assets	—	9
Debit card interchange income	583	614
Earnings on bank-owned life insurance	117	113
Other	394	580
Total non-interest income	2,856	2,942
NON-INTEREST EXPENSE
Compensation and benefits	10,514	9,567
Occupancy and equipment	1,876	1,502
Federal Deposit Insurance Corporation (“FDIC”) and OCC assessment	609	649
Advertising and public relations	339	333
Legal and professional fees	793	489
Data processing	824	820
Debit card processing	387	379
Other	1,681	1,569
Total non-interest expenses	17,023	15,308
INCOME BEFORE INCOME TAX EXPENSE	4,594	4,893
Income tax expense	851	931
NET INCOME	$3,743	$3,962
Basic earnings per share	$5.04	$5.33
Weighted average number of common shares outstanding	742,663	742,663
See accompanying notes to consolidated financial statements.

BALLSTON SPA BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except share amounts)
	Nine Months Ended September 30,
	2025	2024
NET INCOME	$3,743	$3,962
Other Comprehensive Income, Net of Income Tax Benefit
Unrealized holding gain on securities arising during period, net of tax	1,063	485
Defined benefit plan adjustment, net of tax	(62)	(64)
Other comprehensive income, net of tax	1,001	421
COMPREHENSIVE INCOME	$4,744	$4,383

See accompanying notes to consolidated financial statements.

BALLSTON SPA BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
(In thousands, except share amounts)
	Common Stock	Additional Paid in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Shareholders’ Equity
Balance at January 1, 2024	$9,600	$42	$(991)	$54,165	$(1,145)	$61,671
Comprehensive income:
Net income				3,962		3,962
Other comprehensive income					421	421
Cash dividends declared ($0.99 per share)				(735)		(735)
Balance at September 30, 2024	$9,600	$42	$(991)	$57,392	$(724)	$65,319
Balance at January 1, 2025	$9,600	$42	$(991)	$58,315	$(735)	$66,231
Comprehensive income:
Net income				3,743		3,743
Other comprehensive income					1,001	1,001
Cash dividends declared ($0.99 per share)				(735)		(735)
Balance at September 30, 2025	$9,600	$42	$(991)	$61,323	$266	$70,240
See accompanying notes to consolidated financial statements.

BALLSTON SPA BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
Nine Months Ended September 30,	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,743	$3,962
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	558	451
Provision for credit losses	480	480
Net discount accretion on securities	(440)	(564)
Deferred tax benefit	(334)	(342)
Net gain on sale of loans	(175)	—
Proceeds from sale of loans held for sale	5,905	—
Loans originated for sale	(5,730)	—
Earnings on bank owned life insurance	(117)	(113)
Net increase in accrued interest receivable	(232)	(414)
Net (increase) decrease in other assets	(693)	958
Net increase in other liabilities	55	293
Net cash provided by operating activities	3,020	4,711
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities, calls and pay downs of securities available for sale	13,621	12,155
Purchase of securities available for sale	(7,845)	(20,000)
Net redemptions of FHLB stock	4,127	1,063
Net loans made to customers	(29,752)	(47,762)
Purchase of premises and equipment	(1,860)	(287)
Net cash used in investing activities	(21,709)	(54,831)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	110,617	76,774
Net decrease in short-term FHLB borrowings	(86,500)	(25,050)
Repayment of long-term FHLB borrowings	(10,000)	—
Dividends paid	(735)	(735)
Net cash provided by financing activities	13,382	50,989
NET CHANGE IN CASH AND CASH EQUIVALENTS	(5,307)	869
Cash and cash equivalents at beginning of year	25,743	23,735
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$20,436	$24,604
Supplemental information
Interest paid	$12,524	$11,873
Taxes paid	$430	$721
See accompanying notes to consolidated financial statements.

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of Ballston Spa Bancorp, Inc. (the “Parent Company”) and its subsidiaries (collectively referred to as the “Company”) conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. A summary of the more significant policies is described below.
Organization:   The Company is a financial holding company. The Parent Company’s banking subsidiary, Ballston Spa National Bank (the “Bank”), is a community-based commercial bank and provides a wide range of banking, financing, fiduciary, brokerage and other financial services to corporate, municipal, and individual customers through its thirteen branch offices.
The Company established a Nevada-based captive insurance subsidiary, Ballston Spa Risk Management, Inc. in 2016. Ballston Spa Risk Management, Inc. is a wholly owned subsidiary which insures against certain risks for which insurance may not be currently available or economically feasible in today’s insurance marketplace. Ballston Spa Risk Management, Inc. pools resources with several other similar insurance company subsidiaries of financial institutions to spread a limited amount of risk among the participants. In January of 2024, management made the decision to dissolve Ballston Spa Risk Management, Inc. effective December 31, 2024.
Accounting principles generally accepted in the United States of America (“GAAP”) require a corporation’s consolidated financial statements to include subsidiaries in which the corporation has a controlling financial interest. This requirement usually has been applied to subsidiaries in which a corporation has a majority voting interest.
The unaudited Interim Consolidated Financial Statements have been prepared in accordance with GAAP for interim financial information. The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, the interim statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of the Company. All such adjustments are of a normal recurring nature. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with GAAP and industry practice have been omitted from interim reporting pursuant to SEC rules. These Interim Consolidated Financial Statements and the accompanying notes should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2024 and 2023. Operating results for the nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or any other period.
Significant Account Policies
The significant accounting policies followed by the Company and used in the preparation of these unaudited Interim Consolidated Financial Statements are disclosed in the Company’s audited financial statements for the year ended December 31, 2024 and are unchanged at September 30, 2025. These policies are in accordance with principles generally accepted in the United States of America and conform to commons practices in the banking industry.
Recently Issued Accounting Pronouncements:   The following reflect recent accounting pronouncements that have been adopted by the Company since the Company’s fiscal year ended December 31, 2024.
On December 14, 2023, the FASB issued ASU 2023-09 Income Taxes — Improvements to Income Tax Disclosures, which enhances a company’s income tax disclosures to include additional information related to rate reconciliations and income taxes paid. This guidance is effective for companies with fiscal years

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
beginning after December 15, 2024 and interim periods with fiscal years beginning after December 15, 2025. The company adopted this standard beginning January 1, 2025, although new disclosure requirements are not required within interim reporting periods. The Company is evaluating annual reporting disclosure requirements and does not expect the adoption to have a material impact.
Recently Issued Accounting Pronouncements, Not Yet Adopted:   The following reflects pending pronouncements with an update to the expected impact since the end of the Company’s fiscal year ended December 31, 2024.
On November 4, 2024, the FAS issued ASU 2024-03 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures, which requires companies to disclose additional information about certain expenses. This guidance is effective for companies with fiscal years beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company expects to adopt this standard beginning January 1, 2027. The Company is currently evaluating these new disclosure requirements and does not expect the adoption to have a material impact.
On November 12, 2025, the FASB issued ASU 2025-08, Financial Instruments — Credit Losses (Topic 326): Purchased Loans. The update expands the population of purchased loans subject to the gross-up approach under Topic 326. Under the new guidance, purchased seasoned loans (excluding credit card receivables) will be accounted for using the gross-up approach. The ASU is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. The Company plans to early adopt the standard effective January 1, 2026.
NOTE 2 — SECURITIES
The amortized cost and fair value of securities available for sale at September 30, 2025 and December 31, 2024 are as follows (in thousands):
	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2025
U.S. Treasury Securities	$4,925	$8	$—	$4,933
State and political subdivisions	12,184	—	(233)	11,951
Mortgage-backed securities (“MBSs”) – residential	48,936	673	(464)	49,145
Collateralized mortgage obligations (“CMOs”)	97	—	(43)	54
Corporate securities	6,980	—	(5)	6,975
Total securities available for sale	$73,122	$681	$(745)	$73,058

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 2 — SECURITIES (continued)
	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2024
U.S. Treasury Securities	$5,971	$16	$—	$5,987
State and political subdivisions	13,506	—	(659)	12,847
Mortgage-backed securities (“MBSs”) – residential	51,914	257	(1,079)	51,092
Collateralized mortgage obligations (“CMOs”)	97	1	(39)	59
Corporate securities	6,970	—	(1)	6,969
Total securities available for sale	$78,458	$274	$(1,778)	$76,954
The Company did not sell any securities during the nine months ended September 30, 2025 and 2024. There were no securities called during the nine months ended September 30, 2025 and 2024. As of September 30, 2025, the contractual maturity of debt securities available for sale (MBSs and CMOs are shown separately) at amortized cost and approximate fair value is as follows (in thousands):
	Amortized Cost	Fair Value
Within one year	$4,924	$4,933
After one year to five years	7,183	7,126
After five years to ten years	11,981	11,800
Total debt securities	24,088	23,859
MBSs and CMOs	49,034	49,199
Total	$73,122	$73,058
Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
The carrying value of securities available for sale pledged to secure borrowings, deposits, and for other purposes was $68.6 million and $69.9 million on September 30, 2025 and December 31, 2024, respectively. At September 30, 2025 and December 31, 2024, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
Information on securities in an unrealized loss position on September 30, 2025 and December 2024, segregated according to the length of time such securities have been in a continuous unrealized loss position, is summarized as follows (in thousands):
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2025
Treasury	$—	$—	$—	$—	$—	$—
State and political subdivisions	—	—	11,951	(233)	11,951	(233)
MBS – residential	4,944	(59)	11,975	(405)	16,919	(464)
CMO	—	—	54	(43)	54	(43)
Corporate securities	—	—	2,475	(5)	2,475	(5)
Total securities available for sale	$4,944	$(59)	$26,455	$(686)	$31,399	$(745)

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 2 — SECURITIES (continued)
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2024
Treasury	$—	$—	$—	$—	$—	$—
State and political subdivisions	3,968	(135)	8,879	(524)	12,847	(659)
MBS – residential	24,928	(411)	11,074	(688)	36,002	(1,079)
CMO	—	—	58	(39)	58	(39)
Corporate securities	—	—	2,469	(1)	2,469	(1)
Total securities available for sale	$28,896	$(546)	$22,480	$(1,252)	$51,376	$(1,778)
Management has assessed the securities available for sale that were in an unrealized loss position at September 30, 2025, and determined that the decline in fair value is driven by changes in market interest rates and credit spreads, not changes in credit quality. There were no defaults on principal or interest payments, and no interest payments were deferred. Based on management’s analysis of each individual security, the issues appear to have the ability to meet debt service requirements over the life of the security. The Company had no allowance for credit losses on securities available for sale on September 30, 2025, and on December 31, 2024. At September 30, 2025, the Company had no intent to sell securities in an unrealized loss position and has the ability to hold them until recovery.
NOTE 3 — LOANS AND ALLOWANCE FOR CREDIT LOSSES
A summary of loans on September 30, and December 31 is as follows (in thousands):
	2025	2024
Residential real estate	$316,514	$303,156
HELOCs	16,801	15,526
Commercial real estate	365,183	349,369
Commercial and industrial	33,740	39,596
Consumer	60,552	55,592
Total gross loans	792,790	763,239
Unearned discount and net deferred fees and costs	563	742
Total loans	793,353	763,981
Allowance for credit losses	(8,645)	(8,545)
Net loans	$784,708	$755,436

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
The following table presents the activity in the allowance for credit losses by portfolio class for the months ended September 30, 2025 and 2024 (in thousands):
	Residential Real Estate	HELOCs	Commercial Real Estate	Commercial and Industrial	Consumer	Total
September 30, 2025,
Allowance for credit losses:
Beginning balance	$2,564	$104	$5,396	$313	$168	$8,545
Provision for credit losses	44	—	43	298	95	480
Loans charged-off	(63)	—	—	(201)	(128)	(392)
Recoveries	—	—	—	—	12	12
Total ending allowance balance	$2,545	$104	$5,439	$410	$147	$8,645
	Residential Real Estate	HELOCs	Commercial Real Estate	Commercial and Industrial	Consumer	Total
September 30, 2024
Allowance for credit losses:
Beginning balance	$2,466	$91	$5,091	$275	$153	$8,076
Provision for credit losses	153	12	277	13	25	480
Loans charged-off	—	—	—	(1)	(57)	(58)
Recoveries	—	—	—	—	15	15
Total ending allowance balance	$2,619	$103	$5,368	$287	$136	$8,513
The following tables present the amortized cost in nonaccrual and loans past due over 89 days still on accrual by class of loans as of September 30, 2025, and December 31, 2024 (in thousands):
	Nonaccrual		Loans Past Due Over 89 Days Still Accruing
	2025	2024	2025	2024
Residential real estate	$350	$598	$173	$333
HELOCs	—	—	—	—
Commercial real estate	—	—	—	—
Commercial and industrial	328	29	—	146
Consumer	—	—	77	69
Total	$678	$627	$250	$548
Nonaccrual loans and loans past due 89 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually evaluated loans. At September 30, 2025 and December 31, 2024 the Company allocated zero allowance for credit loss to nonaccrual loans. At September 30, 2025, the Company had $350 thousand residential real estate loans and $328 of commercial industrial loans that were collateral dependent. On December 31, 2024, the Company had $598 residential real estate loans and $29 of commercial industrial loans that were collateral dependent. The residential real estate loans were collateralized by residential real estate properties and commercial and industrial loans were collateralized by other assets.

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
The following table presents the aging of the amortized cost in past due loans by class of loans as of September 30, 2025, and December 31, 2024 (in thousands):
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
September 30,2025
Residential real estate	$75	$1,081	$524	$1,680	$314,834	$316,514
HELOCs	—	154	—	154	16,647	16,801
Commercial real estate	—	—	—	—	365,183	365,183
Commercial and industrial	—	558	328	886	32,854	33,740
Consumer	39	62	77	178	60,374	60,552
Total	$114	$1,855	$929	$2,898	$789,892	$792,790
December 31, 2024
Residential real estate	$—	$564	$923	$1,487	$301,669	$303,156
HELOCs	149	—	8	157	15,369	15,526
Commercial real estate	—	114	175	289	349,080	349,369
Commercial and industrial	—	—	—	—	39,596	39,596
Consumer	91	93	69	253	55,339	55,592
Total	$240	$771	$1,175	$2,186	$761,053	$763,239
Loan Modification Made to Borrowers Experiencing Financial Difficulty
Occasionally, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extension, an other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged off against the allowance for credit losses.
In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted. The following tables present (in thousands) the amortized cost basis of loans on September 30, 2025, and September 30, 2024, that were both experiencing financial difficulty and modified during the nine months ended September 30, 2025 and 2024, by class and by type of modification. The percentage of the amortized cost basis of loans that were modified to borrowers in financial distress as compared to the book value of each class of financing receivable is also presented below:

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
Loan Modification Made to Borrowers Experiencing Financial Difficulty
September 30, 2025:
	Payment Delay	Term Extension	Total	Total Class of Financing Receivable
Commercial	$—	$400	$400	0%
Residential	—	—	—	0%
Consumer	—	—	—	0%
Total	$—	$400	$400	0%
September 30, 2024:
	Payment Delay	Term Extension	Total	Total Class of Financing Receivable
Commercial	$—	$—	$—	0%
Residential	—	—	—	0%
Consumer	—	—	—	0%
Total	$—	$—	$—	0%
There were no commitments to lend additional funds to borrowers experiencing financial difficulty whose terms have been restructured as of September 30, 2025 and 2024.
All loans to borrowers experiencing financial difficulty that have been modified during the nine months ended September 30, 2025 were current to their contractual payments as of September 30, 2025. There were no loan modifications for borrowers experiencing financial difficulty during the nine months ended September 30, 2024.
For restructured loans, a subsequent payment default is defined in terms of delinquency, when a principal or interest payment is 90 days past due or classified into non-accrual status during the reporting period. Of the loans restructured during the nine months ended September 30, 2025 and 2024, there were no subsequent defaults as of September 30, 2025, and September 30, 2024, respectively.
Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk.
The Company uses the following definitions for risk ratings:
Special Mention:   Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard:   Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
Doubtful:   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
The Bank analyzes commercial loans individually by classifying the loans as to credit risk using standard industry classifications. Commercial loans not classified are considered to be pass-rated loans. The Bank considers the performance of the loan portfolio and its impact on the allowance for credit losses. For residential real estate, HELOC and consumer loans, the Bank evaluates credit quality based on the aging status of the loan and by payment activity. The following table presents the risk category of loans and current period gross charge-offs as of September 30, 2025 and December 31, 2024 by loan segment and vintage year (in thousands):
As of September 30, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Commercial & Industrial:
Risk rating
Pass	$5,331	$10,040	$3,289	$5,846	$6,005	$2,390	$649	$33,550
Special mention	—	—	—	—	—	—	—	—
Substandard	77	—	—	—	—	113	—	190
Doubtful	—	—	—	—	—	—	—	—
Total	$5,408	$10,040	$3,289	$5,846	$6,005	$2,503	$649	$33,740
Commercial & Industrial:
Current period gross write off	$—	$200	$—	$—	$—	$1	$—	$201
Commercial real estate
Risk rating
Pass	$31,070	$36,104	$58,218	$80,241	$52,357	$102,486	$—	$360,476
Special mention	—	—	—	—	—	3,751	—	3,751
Substandard	—	—	327	—	—	629	—	956
Doubtful	—	—	—	—	—	—	—	—
Total	$31,070	$36,104	$58,545	$80,241	$52,357	$106,866	$—	$365,183
Commercial real estate
Current period gross write off	$—	$—	$—	$—	$—	$—	$—	$—
Residential real estate
Payment Performance
Performing	$37,924	$34,528	$46,198	$44,557	$52,369	$100,415	$—	$315,991
Non Performing	—	—		—	269	254	—	523
Total	$37,924	$34,528	$46,198	$44,557	$52,638	$100,669	$—	$316,514
Residential real estate
Current period gross write off	$—	$—	$—	$—	$—	$63	$—	$63

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
As of September 30, 2025	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
HELOC
Payment Performance
Performing	$1,612	$3,832	$3,640	$2,349	$4,544	$824	$—	$16,801
Non Performing	—	—	—	—	—	—	—	—
Total	$1,612	$3,832	$3,640	$2,349	$4,544	$824	$—	$16,801
HELOC
Current period gross write off	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Payment Performance
Performing	$11,151	$17,158	$8,725	$6,022	$2,574	$14,845	$—	$60,475
Non Performing	—	20	14	42	—	1	—	77
Total	$11,151	$17,178	$8,739	$6,064	$2,574	$14,846	$—	$60,552
Consumer
Current period gross write off	$—	$4	$35	$23	$18	$48	$—	$128
As of December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Commercial & Industrial:
Risk rating
Pass	$10,218	$9,526	$7,123	$2,849	$4,851	$3,252	$1,323	$39,142
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	114	—	99	241	—	454
Doubtful	—	—	—	—	—	—	—	—
Total	$10,218	$9,526	$7,237	$2,849	$4,950	$3,493	$1,323	$39,596
Commercial & Industrial:
Current period gross write off	$—	$—	$—	$—	$—	$1	$—	$1
Commercial real estate
Risk rating
Pass	$38,844	$50,679	$82,151	$57,936	$35,595	$83,531	$—	$348,736
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	633	—	633
Doubtful	—	—	—	—	—	—	—	—
Total	$38,844	$50,679	$82,151	$57,936	$35,595	$84,164	$—	$349,369
Commercial real estate
Current period gross write off	$—	$—	$—	$—	$—	$—	$—	$—

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 3 — LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)
As of December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Residential real estate
Payment Performance
Performing	$41,108	$54,289	$49,648	$60,945	$29,934	$66,077	$—	$302,001
Non Performing	—	—	332	—	—	823	—	1,155
Total	$41,108	$54,289	$49,980	$60,945	$29,934	$66,900	$—	$303,156
Residential real estate
Current period gross write off	$—	$—	$—	$—	$—	$69	$—	$69
HELOC
Payment Performance
Performing	$2,893	$3,902	$3,291	$1,133	$693	$3,614	$—	$15,526
Non Performing	—	—	—	—	—	—	—	—
Total	$2,893	$3,902	$3,291	$1,133	$693	$3,614	$—	$15,526
HELOC
Current period gross write off	$—	$—	$—	$—	$—	$—	$—	$—
Consumer
Payment Performance
Performing	$19,236	$10,248	$7,110	$2,964	$3,167	$12,867	$—	$55,592
Non Performing	—	—	—	—	—	—	—	—
Total	$19,236	$10,248	$7,110	$2,964	$3,167	$12,867	$—	$55,592
Consumer
Current period gross write off	$19	$14	$39	$2	$5	$4	$—	$83
The Bank retains the servicing rights on certain mortgage loans sold. Total loans serviced by the Company for unrelated third parties were approximately $61.9 million and $60.2 million on September 30, 2025, and December 31, 2024, respectively. On September 30, 2025, and December 31, 2024, the unamortized balance of mortgage servicing rights on loans sold with servicing retained was approximately $57 thousand and $60 thousand, respectively. The estimated fair value of these mortgage servicing rights was in excess of their carrying value on September 30, 2025, and December 31, 2024, and therefore no impairment reserve was necessary. Fees earned for servicing loans totaled $112 thousand and $118 thousand for the nine months ended September 30, 2025, and September 30, 2024, respectively.
In the ordinary course of business, the Company enters into loan transactions with certain of its directors and executive officers (“Related Parties”). All loans to Related Parties were made at substantially the same terms and conditions at the time of origination as other originated loans to borrowers that were not affiliated with the Company. The aggregate amount outstanding of such loans totaled $5.8 million at September 30, 2025, and $6.4 million at December 31, 2024. During 2025, there were no new loans made and $0.6 million of repayment on these loans.

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 4 — FAIR VALUE
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Securities:   The fair values of securities available for sale is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Discounted cash flows are calculated using loss severity inputs based upon expected cash flows from the underlying assets.
Derivatives:   The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). Our derivatives are traded in an over-the-counter market where quoted market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services.
Individually Evaluated Loans:   The fair value of individually evaluated loans with specific allocations of the allowance for credit losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Because the Bank has a small amount of individually evaluated loans measured at fair value, the impact of unobservable inputs on the Bank’s consolidated financial statements is not material.

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 4 — FAIR VALUE (continued)
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below (in thousands):
	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2025
Assets:
Available-for-sale securities:
U.S. Treasury securities	$—	$4,933	$—
State and political subdivisions	—	11,951	—
MBSs – residential	—	49,145	—
CMOs	—	—	54
Corporate securities		6,975	—
Total investment securities available-for-sale	$—	$73,004	$54
Liabilities:
Derivatives	$—	$(50)	$—
December 31, 2024
Assets:
Available-for-sale securities:
U.S. Treasury securities	$—	$5,987	$—
State and political subdivisions	—	12,847	—
MBSs – residential	—	51,092	—
CMOs	—	—	59
Corporate securities	—	6,969	—
Total investment securities available-for-sale	$—	$76,895	$59
Liabilities:
Derivatives	$—	$34	$—
Assets and Liabilities Measured on a Non-Recurring Basis
There were no assets or liabilities measured at fair value on a non-recurring basis as of September 30, 2025 or December 31, 2024.

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 4 — FAIR VALUE (continued)
The carrying values and estimated fair values of financial assets and liabilities as of September 30 and December 31 were as follows (in thousands):
	Amount	Fair Value	Level 1	Level 2	Level 3
September 30, 2025
Financial assets
Cash and cash equivalents	$20,436	$20,436	$20,436	$—	$—
Securities available for sale	73,058	73,058	—	73,004	54
FHLB and FRB stock	5,377	N/A	N/A	N/A	N/A
Loans, net of allowance for credit losses	784,708	773,338	—	—	773,338
Accrued interest receivable	3,402	3,402	—	362	3,040
Financial liabilities
Deposits	$806,525	$722,325	$578,216	$144,109	$—
FHLB borrowings	20,000	20,000	—	20,000	—
Junior subordinated debentures	7,750	7,948	—	7,948	—
Accrued interest payable	892	892	892	—	—
December 31, 2024
Financial assets
Cash and cash equivalents	$25,743	$25,743	$25,743	$—	$—
Securities available for sale	76,954	76,954	—	76,895	59
FHLB and FRB stock	9,504	N/A	N/A	N/A	N/A
Loans, net of allowance for credit losses	755,436	740,750	—	—	740,750
Accrued interest receivable	3,170	3,170	—	386	2,784
Financial liabilities
Deposits	$695,908	$606,079	$484,958	$121,121	$—
FHLB borrowings	116,500	116,605	—	116,605	—
Junior subordinated debentures	7,750	8,146	—	8,146	—
Accrued interest payable	726	726	726	—	—
The methods and assumptions, not previously presented, used to estimate fair values are described as follows:
Cash and Cash Equivalents:   The carrying amounts of cash and short-term investments approximate fair values.
FHLB and FRB Stock:   It is not practical to determine the fair value of FHLB and FRB stock due to restrictions placed on their transferability.
Loans:   The fair value of portfolio loans, net of allowance for credit losses is determined using an exit price methodology. The exit price methodology continues to be based on a discounted cash flow analysis, in which projected cash flows are based on contractual cash flows adjusted for prepayments for certain loan types and the use of a discount rate based on expected relative risk of the cash flows.
The discount rate selected considers loan type, maturity date, a liquidity premium, cost to service, and cost of capital, which is a Level 3 for fair value estimate.

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 4 — FAIR VALUE (continued)
Deposits:   The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
FHLB Borrowings:   The fair values of the Company’s FHLB borrowings with a maturity greater than one year are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements. The fair value of FHLB borrowing with a maturity less than one year approximate their carrying value.
Junior Subordinated Debentures:   The fair value is based on current rates for similar financing, and approximates book value.
Accrued Interest Receivable/Payable:   The fair values of accrued interest receivable and payable approximate their carrying amounts because of the short-term nature of these financial instruments.
Off-Balance Sheet Instruments:   Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.
NOTE 5 — DEPOSITS
Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at September 30, 2025 and December 2024 were $92.5 million and $85.8 million, respectively. As of September 30, 2025 and December 31, 2024, the Company had brokered time deposits totaling $60.5 million and $60.2 million, respectively.
NOTE 6 — BORROWINGS
The Bank has a borrowing capacity with the Federal Home Loan Bank of New York (FHLB) of up to 30% of total assets. The Bank may utilize this capacity for either short or long-term borrowings. At September 30, 2025 this equated to a borrowing capacity of $273 million. All borrowings with the FHLB are collateralized by the Bank’s holdings of FHLB stock, as well as a blanket lien on all residential and certain qualified commercial real estate loans not otherwise pledged.
Short-Term FHLB Borrowings:   The short-term borrowing program is based upon either an overnight or thirty-day borrowing period with interest based generally upon a spread above the current Federal funds rate. In addition, short-term borrowings with an original maturity of less than one year are classified in this category. The rates on these borrowings can be either fixed or floating. As of September 30, 2025, the Bank did not have any short-term borrowings with the FHLB. As of December 31, 2024, short-term FHLB borrowings amounted to $86.5. During the nine months that ended September 30, 2025, short-term borrowings averaged $54.5 million, with a weighted average rate of 4.55%. For the year ended December 31, 2024, short-term borrowings averaged $34.1 million, with a weighted average rate of 5.44%.
Municipal Letter of Credit:   The Company utilizes a Municipal Letter of Credit (“MULOC”) from FHLB to collateralize certain municipal deposits at the Company. The balance of this MULOC at September 30, 2025 was $85.9 million, and the balance at December 31, 2024 was $18.6 million.
Long-Term FHLB Borrowings:   Long-term borrowings at September 30, 2025 and December 31, 2024 amounted to $20 million and $30 million, respectively. Of the $20 million of borrowings outstanding at September 30, 2025, $10 million with a rate of 4.13% matures in 2026, and $10 million with a rate of 4.01% matures in 2027.

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 7 — JUNIOR SUBORDINATED DEBENTURES
The Company issued $7.75 million in subordinated debt during 2018. The proceeds were contributed to the Bank as additional paid in capital, and qualifies as Tier 1 Capital at the Bank Level. The subordinated debt may be included in Tier II Capital (with certain limitations applicable) at the parent Company under current regulatory guidelines and interpretations. The subordinated notes have a fixed interest rate of 5.75%, payable quarterly to the note holders. The subordinated debt matures on September 10, 2028. At September 30, 2025 and December 31, 2024, $1.20 million was owned by certain directors of the Company.
NOTE 8 — COMMITMENTS AND CONTINGENT LIABILITIES
Off-Balance-Sheet Financing and Concentrations of Credit:   The Company is a party to certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Company’s commitments to extend credit and unused lines of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and unused lines of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.
Contract amounts of financial instruments that represent credit risk as of September 30, 2025 and December 31, 2024 are as follows (in thousands):
	2025	2024
Commitments to extend credit	$37,443	$25,497
Unused lines of credit	39,849	45,896
Standby letters of credit	649	2,246
Total	$77,941	$73,639
Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case- by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management’s credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate.
Commitments to extend credit and unused lines of credit may be written on a fixed-rate basis thus exposing the Company to interest rate risk, given the possibility that market rates may change between commitment and actual extension of credit.
Standby letters of credit are conditional commitments issued by the Company to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers.
Contingent obligations under the standby letters of credit represent the maximum potential future payments the Company could be required to make. Typically, these instruments have terms of twelve months or less and expire unused; therefore, the total amounts do not necessarily represent future cash requirements.

BALLSTON SPA BANCORP, INC.
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 8 — COMMITMENTS AND CONTINGENT LIABILITIES (continued)
Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance-sheet instruments. Company policies governing loan collateral apply to standby letters of credit at the time of credit extension. Loan-to-value ratios will generally range from 80% for movable assets, such as inventory, to 100% for liquid assets, such as bank certificates of deposits. The fair value of the Company’s standby letters of credit at September 30, 2025 was not significant.
The Company has no loan commitments with borrowers which are intended to be held for sale if closed. The Company generally makes its determination of whether or not to identify a loan as held for sale at the time that loan commitments are entered into. In order to reduce the interest rate risk associated with the portfolio of loans held for sale, as well as loan commitments with locked interest rates which are intended to be held for sale if closed, the Company enters into agreements to sell loans in the secondary market to unrelated investors. The Company did not have any commitments to sell loans at September 30, 2025.
Concentrations of Credit:   The Company primarily grants residential, consumer and commercial-related loans to customers located in the New York State counties of Saratoga, Fulton, Montgomery, and northern sections of Albany and Schenectady counties. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economic conditions in these areas.
Data Processing:   The Company has a data processing agreement with payments based on transaction volume. Total data processing expense related to this contract was approximately $668 thousand and $664 thousand for the nine months ended September 30, 2025 and September 30, 2024, respectively.
Dividend Restrictions:   The Company’s principal source of cash flow to pay dividends on its common shares, to service its debt and to finance its corporate operations is capital distributions from the Bank. Federal banking law limits the amount of capital distributions that national banks can make to their holding companies without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year up to the date of dividend declaration. During 2025, the Bank paid the company $0 in dividends. As of the close of business on September 30, 2025, the Bank had an additional $5 million available to pay dividends to the Company, without prior regulatory approval and without affecting its status as “well capitalized” under the FDIC-defined capital categories.
Contingent Liabilities:   In the ordinary course of business there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management believes that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company’s consolidated financial statements.
NOTE 9 — BUSINESS COMBINATION
On September 24, 2025 the Company announced a strategic merger of equals with NBC Bancorp, Inc., the holding company for The National Bank of Coxsackie (collectively “NBC”). At the effective time of the transaction, in a stock-for-stock exchange, NBC shareholders will received 0.8065 shares of the Company’s stock for each share of NBC stock.
Completion of the merger is subject to customary closing conditions, including approval of the banking agencies and shareholders of both companies.

432 North Franklin Street, #60 Syracuse, NY 13204 p (315) 476-4004 f (315) 254-2384 www.bonadio.com
INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders of
NBC Bancorp, Inc. and Subsidiary:
Opinion
We have audited the accompanying consolidated financial statements of NBC Bancorp, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBC Bancorp, Inc. and Subsidiary as of December 31, 2024 and 2023 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of NBC Bancorp, Inc. and Subsidiary and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about NBC Bancorp, Inc. and Subsidiary’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
ALBANY  •  BUFFALO  •  DALLAS  •  EAST AURORA  •  NEW YORK CITY  •  ROCHESTER  •  RUTLAND  •  SYRACUSE  •  UTICA  •  VIRGINIA BEACH  •  WILMINGTON

In performing an audit in accordance with generally accepted auditing standards, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of NBC Bancorp, Inc. and Subsidiary’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about NBC Bancorp, Inc. and Subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
March 26, 2025

NBC BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2024 AND 2023
	2024	2023
ASSETS
Cash and due from banks	$13,455,208	$9,942,728
Federal funds sold	135,386	301,234
Total cash and cash equivalents	13,590,594	10,243,962
Debt securities available-for-sale, at fair value	118,062,757	132,886,454
Debt securities held-to-maturity (fair value of $3,981,570 and $4,816,566, respectively)	3,961,052	4,692,329
Federal Reserve Bank stock	852,250	805,750
Federal Home Loan Bank stock	1,516,800	2,052,500
Loans, less allowance for credit losses of $4,028,458 and $3,933,102, respectively	384,069,378	383,343,863
Premises, furniture and fixtures, net	4,492,112	4,823,799
Right of use asset	1,562,544	1,688,681
Other assets	4,095,108	5,194,052
Other real estate owned	172,968	—
Total assets	$532,375,563	$545,731,390
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing deposit accounts	$107,554,623	$108,486,243
Interest bearing deposit accounts	352,582,221	324,447,923
Total deposits	460,136,844	432,934,166
Borrowed funds	28,315,961	70,704,314
Subordinated debentures	9,550,000	9,550,000
Lease liability	1,616,074	1,727,058
Accrued interest payable	534,850	487,243
Other liabilities	552,110	1,068,875
Total liabilities	500,705,839	516,471,656
STOCKHOLDERS’ EQUITY:
Common stock, $5 par value; shares 1,000,000 authorized at December 31, 2024 and 2023; issued and outstanding 473,239 at December 31, 2024 and 2023	2,366,195	2,366,195
Additional paid-in capital	17,491,445	17,491,445
Retained earnings	18,744,467	17,646,453
Accumulated other comprehensive loss	(6,932,383)	(8,244,359)
Total stockholders’ equity	31,669,724	29,259,734
Total liabilities and stockholders’ equity	$532,375,563	$545,731,390
The accompanying notes are an integral part of these consolidated financial statements.

NBC BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
	2024	2023
INTEREST INCOME:
Interest and fees on loans	$19,875,129	$17,518,341
Interest on debt securities:
Taxable	1,713,317	2,052,380
Tax exempt	620,399	738,371
Interest on federal funds sold and other interest bearing deposits	411,532	215,026
	22,620,377	20,524,118
INTEREST EXPENSE:
Time deposits of $250,000 or more	1,264,128	884,716
Other deposits	6,133,451	2,975,554
Borrowed funds and subordinated debentures	2,925,873	3,725,647
Total interest expense	10,323,452	7,585,917
Net interest income	12,296,925	12,938,201
PROVISION FOR CREDIT LOSSES
Loans	100,000	260,000
Unfunded commitments	—	—
Debt securities	—	—
Total provision for credit losses	100,000	260,000
Net interest income after provision for loan losses	12,196,925	12,678,201
NONINTEREST INCOME:
Service charges	413,861	409,834
Interchange fee income	957,034	919,118
Loss on sales of available-for-sale debt securities	—	(597,354)
Mortgage recording tax refunds	189,054	—
Other noninterest income	280,587	76,405
Total noninterest income	1,840,536	808,003
NONINTEREST EXPENSE:
Salaries and employee benefits	6,649,949	6,699,799
Premises	1,478,863	1,464,062
Bank card supplies and expenses	485,314	445,575
Computer service fees	730,536	718,856
Internet banking fees	506,567	476,722
Data processing fees	434,436	376,325
Advertising	213,110	296,104
Assessments	434,478	420,817
Professional fees	313,455	319,427
Stationery and supplies	118,155	146,932
Mortgage recording tax	19,171	102,076
Directors fees	211,600	164,300
Foreclosed real estate expense	4,901	—
Consulting fees	161,753	92,869
Other noninterest expenses	870,881	857,489
Total noninterest expenses	12,633,169	12,581,353
INCOME BEFORE PROVISION FOR INCOME TAXES	1,404,292	904,851
PROVISION FOR INCOME TAXES	187,968	41,013
Net income	$1,216,324	$863,838
COMPREHENSIVE INCOME
Net Income	$1,216,324	$863,838
Other comprehensive income, net of tax:
Unrealized holding gains arising during period	1,660,730	4,670,176
Reclassification adjustment for losses included in net income	—	(597,354)
Other comprehensive gain	1,660,730	4,072,822
Tax effect	348,754	855,293
Other comprehensive gain, net of tax	1,311,976	3,217,529
Comprehensive income	$2,528,300	$4,081,367
The accompanying notes are an integral part of these consolidated financial statements.

NBC BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
BALANCES, JANUARY 1, 2023	$2,366,195	$17,491,445	$16,782,425	$(11,461,888)	$25,178,177
Net income	—	—	863,838	—	863,838
Dividends	—	—	(118,310)	—	(118,310)
Cumulative effect of change in accounting principal(*)	—	—	118,500	—	118,500
Other comprehensive gain	—	—	—	3,217,529	3,217,529
BALANCES, DECEMBER 31, 2023	2,366,195	17,491,445	17,646,453	(8,244,359)	29,259,734
Net income	—	—	1,216,324	—	1,216,324
Dividends	—	—	(118,310)	—	(118,310)
Other comprehensive gain	—	—	—	1,311,976	1,311,976
BALANCES, DECEMBER 31, 2024	$2,366,195	$17,491,445	$18,744,467	$(6,932,383)	$31,669,724

(*)
Adoption of ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

The accompanying notes are an integral part of these consolidated financial statements.

NBC BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023
	2024	2023
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$1,216,324	$863,838
Adjustments to reconcile net income to net cash flow from operating activities:
Provision for credit losses	100,000	260,000
Depreciation	544,553	576,015
Deferred income tax (benefit) expense	(36,166)	64,157
Net losses on sales of debt securities	—	597,354
Operating lease payments	(177,895)	(117,678)
Net amortization of right of use asset and lease liability	193,403	133,606
Net amortization (accretion) of bond premiums and discounts	40,645	(162,337)
Decrease (increase) in accrued interest receivable	8,951	(235,790)
Decrease (increase) in other assets	777,049	(708,277)
Increase in accrued interest payable	47,607	432,747
(Decrease) increase in other liabilities	(516,765)	233,556
Net cash flow from operating activities	2,197,706	1,937,191
CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sales, maturities, calls and principal payments of available for sale debt securities	46,151,840	32,154,871
Purchase of available for sale securities	(29,708,058)	(24,659,998)
Proceeds from maturities, calls and principal payments of held-to-maturity debt securities	1,097,183	1,039,371
Purchases of debt securities held to maturity	(365,905)	(787,304)
Purchases of Federal Reserve Bank stock	(46,500)	(60,000)
Redemptions (purchases) of Federal Home Loan Bank Stock	535,700	175,800
Net increase in loans	(998,483)	(43,991,046)
Purchase of premises, furniture and fixtures	(212,866)	(394,865)
Net cash flow from investing activities	16,452,911	(36,523,171)
CASH FLOW FROM FINANCING ACTIVITIES:
Net increase in deposits	27,202,678	132,428
Advances of long-term borrowings	12,611,647	45,000,000
Net change in short-term borrowings	(55,000,000)	(16,000,000)
Issuance of subordinated debentures	—	4,550,000
Dividends paid	(118,310)	(487,436)
Net cash flow from financing activities	(15,303,985)	33,194,992
CHANGE IN CASH AND CASH EQUIVALENTS	3,346,632	(1,390,988)
CASH AND CASH EQUIVALENTS – beginning of year	10,243,962	11,634,950
CASH AND CASH EQUIVALENTS – end of year	$13,590,594	$10,243,962
SUPPLEMENTARY CASH FLOWS INFORMATION:
Income taxes paid	$446,268	$276,000
Interest paid	$10,191,442	$7,153,170
NON-CASH DISCLOSURES:
Recognition of right of use asset	$—	$1,144,267
Recognition of operating lease liability	$—	$1,144,267
Transfer of loans to other real estate owned and repossessed assets	$172,968	$—
The accompanying notes are an integral part of these consolidated financial statements.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
NBC Bancorp, Inc. (the Corporation) provides a full range of banking services to individual and small business customers through its wholly owned subsidiary, The National Bank of Coxsackie. The Bank’s operations are in Coxsackie, New York, with branches in Athens, Cairo, Greenville, Middleburgh, Ravena, West Coxsackie, and Glenmont, New York. The Bank also maintains a loan production office in Latham, New York. The Corporation and the Bank are subject to the regulations of certain Federal agencies and undergo periodic examinations by those regulatory authorities.
Basis of Consolidation
The accompanying consolidated financial statements include the accounts of NBC Bancorp, Inc. and its wholly owned subsidiary the National Bank of Coxsackie (collectively, the “Bank”). Significant intercompany accounts and transactions have been eliminated from the consolidated financial statements.
Reclassifications
Certain amounts in the 2023 consolidated financial statements have been reclassified to conform to the current year presentation. There was no impact on net income.
Estimates
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and income and expenses for the period. Actual results could differ significantly from those estimates, and such differences, may be significant.
Cash and Cash Equivalents
Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. The Bank may be required to maintain a reserve fund in cash or on deposit with the Federal Reserve Bank. As of December 31, 2024 and 2023, there was no required reserve. The Bank may also be required to maintain clearing balance funds on deposit with the Federal Reserve Bank. There was no required minimum clearing balance at December 31, 2024 and 2023.
Presentation of Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one day periods.
Debt Securities
Debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities not classified as held-to-maturity are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.
Interest and dividend income is recognized when earned. Purchase premiums and discounts are recognized in interest income using the interest method. Purchase premiums on callable debt securities are amortized to the first call date while all other premiums and discounts are amortized over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

A debt security is placed on nonaccrual status at the time any principal or interest payments become delinquent. A security is considered to be delinquent once it is 90 days contractually past due under the terms of the agreement. Interest accrued but not received for a security placed on non-accrual is reversed against interest income.
Debt securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain debt securities, it is at least reasonably possible that changes in the values of debt securities will occur in the near term and the amounts reported in the accompanying consolidated financial statements.
Allowance for Credit Losses — Held-to-Maturity Securities
Management measures expected credit losses on held-to-maturity debt securities on a collective basis by major security type. The Bank’s portfolio for HTM securities is primarily made up of New York State local municipal bonds that are not rated. The accrued interest receivable on held-to-maturity debt securities totaled $37,840 and $42,438 at December 31, 2024 and 2023, respectively, and is excluded from the estimate of credit losses. The estimate of expected credit losses considers historical credit loss information, if available, and payment history. The Bank determined that no allowance for credit losses was required on its HTM portfolio as of December 31, 2024 and 2023.
Allowance for Credit Losses — Available-For-Sale Securities
The impairment model for AFS debt securities differs from the CECL approach utilized for HTM debt securities because AFS debt securities are measured at fair value rather than amortized cost. For available-for-sale debt securities in an unrealized loss position, the Bank assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Bank evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.
Changes in the allowance for credit losses are recorded as provision for (or reversal of) credit losses. Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Debt securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain debt securities, it is at least reasonably possible that changes in the values of debt securities will occur in the near term and the amounts reported in the accompanying consolidated financial statements. The balance of accrued interest receivable for available-for-sale securities was $334,177 and $329,316 as of December 31, 2024 and 2023, respectively, and was excluded from the estimate of credit losses.
Restricted Stock
The Bank has restricted investments in Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB) stocks. Federal law requires a member institution to hold stock of its district FRB and FHLB

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

according to predetermined formulas. The stock is carried at cost and periodically reviewed for impairment based on ultimate recovery of par value.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at their outstanding unpaid principal balances, less the allowance for credit losses. Interest income is accrued on the unpaid principal balances using the effective interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.
The loans portfolio is segmented into residential real estate mortgages, commercial and consumer loans. Commercial loans consist of commercial real estate and other commercial loans. Consumer loans include home equity and junior liens and other consumer loans.
The risk characteristics within the loan portfolio vary depending on the loan segment. Consumer loans generally are repaid from personal sources of income. Risks associated with consumer loans primarily include general economic risks such as declines in the local economy creating higher rates of unemployment. Those conditions may also lead to a decline in collateral values should the Bank be required to foreclose on or repossess the collateral securing consumer loans. These economic risks also impact the commercial loan segment, however commercial loans are considered to have greater risk than consumer loans as the primary source of repayment is from the cash flow of the business customer. Real estate loans, including residential mortgages, commercial real estate loans and home equity loans comprise approximately 95% of the portfolio at December 31, 2024 and 2023. Loans secured by real estate provide the best collateral protection and thus significantly reduce the inherent risk in the portfolio.
Non-accrual and Past Due Loans
Loans are considered past due if the required principal and interest payments have not been received within thirty days of the payment due date.
For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest is reversed and charged to interest income. Interest received on non-accrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification.
When future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a non-accrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to allowance for loan losses until prior charge-offs have been fully recovered.
Modifications for Debtors Experiencing Financial Difficulty
The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon asset origination or acquisition. The starting point for the estimate of the

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty, if applicable. The Bank uses a weighted average remaining life methodology to determine the allowance for credit losses.
Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. Occasionally, the Bank modifies loans by providing principal forgiveness on certain of its real estate loans.
When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses. In some cases, the Bank will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted.
Allowance for Credit Losses on Off-Balance Sheet Credit Exposures
The Bank maintains a separate reserve for credit losses on off-balance-sheet credit exposures, including unfunded loan commitments, which is included in other liabilities on the consolidated balance sheet. The reserve for credit losses on off balance-sheet credit exposures is adjusted as a provision for credit losses in the income statement. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life, utilizing the same models and approaches for the Banks’s other loan portfolio segments described above, as these unfunded commitments share similar risk characteristics as its loan portfolio segments. The Bank has identified the unfunded portion of certain lines of credit as unconditionally cancellable credit exposures, meaning the Company can cancel the unfunded commitment at any time. No credit loss estimate is reported for off-balance sheet credit exposures that are unconditionally cancellable by the Bank or for undrawn amounts under such arrangements that may be drawn prior to the cancellation of the arrangement. At December 31, 2024 and 2023, the liability for credit losses on off-balance-sheet credit exposures included in other liabilities was approximately $177,000 and no provision for credit losses was recorded during the year.
Allowance for credit losses on loans
The allowance for credit losses is a valuation account that is deducted the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.
Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical loss experience is generally the starting point for estimating expected credit losses. The Bank then considers whether the historical loss experience should be adjusted for asset-specific risk characteristics or current conditions at the reporting date that did not exist over the period from which historical experience is used. The Banks historical loss experience is supplemented with peer information across all loan pools.
Peer selection is based on a review of institutions within the state of New York and asset size between $300 million and $1 billion. Finally, the Bank considers forecasts about future economic conditions that are reasonable and supportable. Significant management judgment is required at various points in the measurement process. The Bank utilizes the remaining life methodology on all pools. The calculated

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

historical loss rates are adjusted for forecasted economic conditions. These forecasts are applied over a period that management has determined to be reasonable and supportable. Beyond the period over which management can develop or source a reasonable and supportable forecast, the model will revert to the long-term average historical loss using a straight-line, time-based methodology.
After quantitative considerations, management applies additional qualitative adjustments so that the allowance for credit losses is reflective of the estimate of lifetime losses that exist in the loan portfolio at the balance sheet date. Qualitative considerations include limitations inherent in the quantitative model; trends experienced in nonperforming and delinquent loans; changes in value of underlying collateral; changes in lending policies and procedures; nature and composition of loans; portfolio concentrations that may affect loss experience across one or more components of the portfolio; the experience, ability and depth of lending management and staff; the Bank’s credit review system; and the effect of external factors; such as competition, legal and regulatory requirements.
The allowance for credit losses is measured on a collective pool basis with receivables that have similar risk characteristics. The Bank has developed segmentation based upon federal call report segmentation and subsegmented commercial mortgages that are categorized as 1-4 family residential mortgages in the federal call report.
Loans that do not share risk characteristics and meet materiality criteria are evaluated on an individual basis and are excluded from the pooled evaluation. When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate. If the loan is not collateral dependent, the allowance for credit losses related to individually assessed loans is based on discounted expected cash flows using the loan’s initial effective interest rate.
The allowance for credit losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and it is recorded as a reduction of loans. The allowance is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans are charged against the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.
Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weakness may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of debt. They include loans that are inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable.
Loans classified as loss are considered uncollectible and are charged to the allowance for credit losses. Loans that are not classified are rated as pass. In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for credit losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for credit losses is adequate.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accrued Interest Receivable
Accrued interest receivable balances are presented separately within other assets balance sheet line item. The Company has excluded interest receivable that is included in amortized cost of financing receivables from related disclosures requirements and accrued interest receivable is written off by reversing interest income.
For loans, write off typically occurs upon becoming over 90 to 120 days past due and therefore the amount of such write offs are immaterial. Historically, the Company has not experienced uncollectible accrued interest receivable on investment securities. The balance of accrued interest receivable for loans at December 31, 2024 and 2023 $1,105,419 and $1,114,636, respectively.
Premises, Furniture and Fixtures
Premises, furniture and fixtures are stated on the basis of cost less accumulated depreciation. Depreciation is charged to current operations using the straight-line method over the estimated useful lives of the assets. Buildings have an estimated useful life of 39 years and furniture and equipment have estimated useful lives of 5 to 7 years. Maintenance and repairs are charged to operations as incurred.
Leases
Options to renew or terminate the lease are recognized as part of the right-of-use asset and lease liability when it is reasonably certain the options will be exercised. The lease agreements contain both lease and non-lease components, such as maintenance costs, which are accounted for separately. Operating lease expense for fixed lease payments is recognized on a straight-line basis over the lease term. In addition, the Bank does not recognize right-of-use assets or lease liabilities for short-term leases with a term of twelve months or less, which are also expensed as incurred.
Foreclosed Real Estate
Real estate properties acquired through foreclosure or by deed in lieu of loan foreclosure are initially recorded at fair value less estimated selling cost at the date of physical possession. Physical possession of residential real estate property collateralizing a residential mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for credit losses.
After foreclosure, property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to its fair value less cost to sell.
As of December 31, 2024 and 2023, the balance of other real estate owned was $172,968 and $0, respectively.
Dividend Restriction
Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Corporation or by the Corporation to the stockholders.
Mortgage Recording Tax
The Mortgage Recording Tax (MRT) is a tax paid when a mortgage is recorded by the Bank at a respective county office. For New York State (NYS) purposes, a dollar for dollar tax credit is allowed for the

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

special additional mortgage recording tax paid on residential mortgages if the real property is located within an eligible county. The special additional mortgage recording tax credits may be used to reduce business income tax or capital base tax, but shall not reduce the tax below the fixed dollar minimum.
Effective for tax years beginning on or after January 1, 2015, a taxpayer who has a mortgagee paid special additional mortgage recording tax on residential mortgages, may elect to treat any unused portion of the credit as an overpayment of tax to be credited to future periods or refunded, instead of as a carryforward. Any carryforward credit from a prior period is not eligible to be refunded. Prevailing practice in financial reporting for these credits is that a claim for refund should be recognized only when the claim is probable as it is defined in FASB ASC 450, Contingencies. Accordingly, if the Bank feels that it is probable that it will recover amounts previously paid via the MRT, then the bank should recognize a receivable for amounts to be received for the amounts paid to be recovered via the MRT refund. These refunds are however subject to regular audit by NYS and therefore any uncertainties related to qualifying for the MRT refund should be assessed as to whether the claim for the refund is probable. The Bank does not believe that the claim process adequately meets the probably threshold and therefore does not recognize the MRT refund until it is received. The refund is reported on the Mortgage Reporting Tax Refund line item within the Noninterest Income section of the Consolidated Statements of Comprehensive Income.
Advertising Costs
The Bank expenses advertising costs as incurred. Advertising expenses were approximately $213,000 and $296,000 for the years ended December 31, 2024 and 2023.
Income Taxes
Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting and income tax basis of available-for-sale securities, the allowance for credit losses, deferred loan origination fees, premises and equipment. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in the laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Interest and penalties assessed by taxing authorities, if any, are included in the provision for income taxes.
Net Income Per Common Share
The Corporation has a simple capital structure. Net income and dividends per share are computed on the weighted average number of shares outstanding which was 473,239 in 2024 and 2023. Basic earnings per share was $2.57 and $1.83 for the years ended December 31, 2024 and 2023, respectively. There were no dilutive shares for the years ended December 31, 2024 and 2023.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the statements of financial condition, such items along with net income are components of comprehensive income.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
2.
DEBT SECURITIES

The amortized cost and fair value of debt securities at December 31 are as follows:
	2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
AVAILABLE-FOR-SALE:
U.S. Treasuries	$54,726,697	$—	$(3,613,259)	$51,113,438
U.S. Government agencies	20,123,905	695	(913,023)	19,211,577
Residential mortgage backed	12,267,686	8	(623,799)	11,643,895
State and local governments	39,719,636	—	(3,625,789)	36,093,847
	$126,837,924	$703	$(8,775,870)	$118,062,757
HELD-TO-MATURITY:
Corporate	$1,000,000	$—	$—	$1,000,000
State and local governments	2,961,052	63,971	(43,453)	2,981,570
	$3,961,052	$20,518	$—	$3,981,570
	2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
AVAILABLE-FOR-SALE
U.S. Treasuries	$66,570,127	$1,907	$(4,742,040)	$61,829,994
U.S. Government agencies	20,266,252	—	(1,491,803)	18,774,449
Residential mortgage backed	16,839,988	1,494	(816,085)	16,025,397
State and local governments	39,645,984	—	(3,389,370)	36,256,614
	$143,322,351	$3,401	$(10,439,298)	$132,886,454
HELD-TO-MATURITY:
	$1,000,000	$—	$—	$1,000,000
Corporate	3,692,329	143,637	(19,400)	3,816,566
State and local governments	$4,692,329	$143,637	$(19,400)	$4,816,566
All U.S. Government, U.S. Government agencies and residential mortgage-backed securities are issued by U.S. government agencies or U.S. government sponsored enterprises.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
2.
DEBT SECURITIES (continued)

The following tables set forth the Bank’s investment in securities with unrealized losses of less than twelve months and unrealized losses of twelve months or more at December 31:
	2024
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AVAILABLE-FOR-SALE:
U.S. Treasuries	$—	$—	$51,113,438	$3,613,259	$51,113,438	$3,613,259
U.S. Government agencies	—	—	17,212,800	913,023	17,212,800	913,023
Residential mortgage backed	3,149,682	31,592	8,493,851	592,207	11,643,533	623,799
State and local governments	355,649	860	35,738,197	3,624,929	36,093,846	3,625,789
	$3,505,331	$32,452	$112,558,286	$8,743,418	$116,063,617	$8,775,870
	2023
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AVAILABLE-FOR-SALE:
U.S. Treasuries	$—	$—	$49,880,780	$4,742,040	$49,880,780	$4,742,040
U.S. Government agencies	1,994,240	1,518	16,780,212	1,490,285	18,774,452	1,491,803
Residential mortgage backed	3,657,336	55,237	11,688,574	760,848	15,345,910	816,085
State and local governments	—	—	36,256,611	3,389,370	36,256,611	3,389,370
	$5,651,576	$56,755	$114,606,177	$10,382,543	$120,257,753	$10,439,298
As of December 31, 2024 there were 5 and 151 AFS securities with an unrealized loss of less than 12 months and 12 months or more, respectively. At December 31, 2023 there were 5 and 154 AFS securities with an unrealized loss of less than 12 months and 12 months or more, respectively.
Unrealized losses on these available-for-sale debt securities have not been recognized into earnings because the issuers of the securities are of high credit quality, as these securities are backed by U.S. government agencies, U.S. sponsored enterprises, or are general obligation bonds issued by New York State municipalities. Therefore, management has determined these securities to be of high credit quality, management does not intend to sell, and is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair values are expected to recover as the bonds approach maturity. The Bank did not record any credit losses on available-for-sale securities during the year ended December 31, 2024 or 2023.
The amortized cost and fair value of debt securities at December 31, 2024, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
2.
DEBT SECURITIES (continued)

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$19,218,593	$18,847,622	$1,610,088	$1,611,101
Due from one year to five years	85,415,600	79,293,127	942,260	962,083
Due from five years to ten years	18,580,589	16,596,121	839,415	849,900
Due after ten years	3,623,142	3,325,887	569,289	558,486
Securities not due at one date	—	—	—	—
	$126,837,924	$118,062,757	$3,961,052	$3,981,570
The Bank had no gross realized gains or gross realized losses during the year ended December 31, 2024. The Bank had no gross realized gains and gross realized losses of $597,354 during the year ended December 31, 2023.
The carrying amount of debt securities pledged to secure certain lines of credit with the FRB amounted to approximately $35,400,000 at December 31, 2024 and 2023. The carrying amount of debt securities pledged to secure certain deposits amounted to approximately $61,742,000 and $78,856,000 at December 31, 2024 and 2023, respectively.
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES

Loan classification as of December 31 is as follows:
	2024	2023
Residential real estate mortgage	$244,308,524	$254,554,316
Commercial real estate	117,572,431	107,817,628
Other commercial	11,938,039	9,039,695
Home equity and junior liens	7,550,224	7,041,504
Other consumer	6,728,618	8,823,822
Total loans	388,097,836	387,276,965
Less: Allowance for credit losses	(4,028,458)	(3,933,102)
Loans, net	$384,069,378	$383,343,863
Net deferred loan origination fees totaled approximately $164,000 and $243,000 at December 31, 2024 and 2023, respectively, were included in total loans.
As of December 31, 2024 and 2023, residential real estate mortgages with a carrying balance of approximately $148,043,000 and $142,021,000, respectively, have been pledged by the Bank to the FHLBNY under a blanket collateral agreement to secure the Bank’s line of credit and term borrowings. Additionally, at December 31, 2024 and 2023, commercial real estate loans with a carrying balance of approximately $51,504,000 and $89,511,000, respectively, pledged to the FHLBNY under the same agreement. As of December 31, 2024 and 2023 commercial real estate loans with a carrying balance of approximately $55,688,000 and $11,442,000, respectively, have been pledged to the Federal Reserve Bank. At December 31, 2024 and 2023, the recorded investment of residential mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process was approximately $409,192 and $165,000, respectively. At December 31, 2024 and 2023, the recorded investment of commercial mortgage loans secured by commercial real estate for which formal foreclosure proceedings were in process was approximately $751,803 and $0, respectively.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

The following tables present the classes of the loan portfolio summarized by the pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system at December 31, 2024. As of December 31, 2024, residential and consumer mortgages are graded either as Non Performing or Performing.
	2024
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$107,148,954	$4,861,498	$5,561,979	$—	$117,572,431
Other commercial	$11,693,869	$203,640	$40,530	$—	$11,938,039
	$118,842,823	$5,065,138	$5,602,509	$—	$129,540,470
	Performing	Non Performing	Total
Residential real estate mortgage	$243,035,693	$1,272,831	$244,308,524
Home equity and junior liens	7,550,224	—	7,550,224
Other consumer	6,550,777	177,841	6,728,618
	$257,136,694	$1,450,672	$258,587,366
	2023
	Pass	Special Mention	Substandard	Doubtful	Total
Residential real estate mortgage	$251,406,914	$1,406,571	$1,740,831	$—	$254,554,316
Commercial real estate	98,306,565	5,887,009	3,624,054	—	107,817,628
Other commercial	8,745,622	227,204	66,869	—	9,039,695
Home equity and junior liens	7,041,504	—	—	—	7,041,504
Other consumer	8,786,419	—	37,403	—	8,823,822
	$374,287,024	$7,520,784	$5,469,157	$—	$387,276,965
There were no loans classified as loss at December 31, 2024 and 2023.
The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by past due status as of December 31, 2024 and 2023:
	2024
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days PastDue	Total Past Due	Current	Total Loans	Loans >90 Days and Accruing
Residential real estate mortgage	$1,254,999	$246,079	$380,096	$1,881,174	$242,427,350	$244,308,524	$—
Commercial real estate	243,743	1,238,752	727,928	2,210,423	115,362,008	117,572,431	—
Other commercial	20,219	—	177,841	198,060	11,739,979	11,938,039	—
Home equity and junior liens	—	—	—	—	7,550,224	7,550,224	—
Other consumer	—	—	—	—	6,728,618	6,728,618	—
	$1,518,961	$1,484,831	$1,285,865	$4,289,657	$383,808,179	$388,097,836	$—

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

	2023
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans	Loans >90 Days and Accruing
Residential real estate mortgage	$1,403,917	$18,653	$296,497	$1,719,067	$252,835,249	$254,554,316	$—
Commercial real estate	—	475,733	—	475,733	107,341,895	107,817,628	—
Other commercial	—	—	—	—	9,039,695	9,039,695	—
Home equity and junior liens	2,734	—	—	2,734	7,038,770	7,041,504	—
Other consumer	12,165	828	—	12,993	8,810,829	8,823,822	—
	$1,418,816	$495,214	$296,497	$2,210,527	$385,066,438	$387,276,965	$—
Information pertaining to changes in the allowance for credit losses for the years ended December 31, 2024 and 2023 and the allocation of the allowance for credit losses and balances of the allowance for credit losses and loans based on individual and collective impairment evaluation by loan portfolio class as of December 31, 2024 and 2023 are as follows:
	2024
	Residential real estate mortgage	Commercial real estate	Other commercial	Home equity and junior liens	Other consumer	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$2,802,240	$789,717	$105,451	$94,645	$141,049	$—	$3,933,102
Loans charged off	—	—	—	—	(26,857)	—	(26,857)
Recoveries	—	—	2,410	5,500	14,303	—	22,213
Provisions for loan losses	(643,284)	377,344	14,797	(6,619)	(11,047)	368,809	100,000
Ending balance	$2,158,956	$1,167,061	$122,658	$93,526	$117,448	$368,809	$4,028,458
	2023
	Residential real estate mortgage	Commercial realestate	Other commercial	Home equity and junior liens	Other consumer	Unallocated	Total
Allowance for credit losses:
Beginning Balance prior to adoption of ASC 326	$2,840,540	$457,613	$208,070	$47,593	$104,967	$145,973	$3,804,756
Impact of adoption of ASC 326	(282,792)	270,960	(75,254)	67,419	15,640	(145,973)	(150,000)
Loans charged off	—	—	—	—	(3,969)	—	(3,969)
Recoveries	1,728	—	—	10,500	10,087	—	22,315
Provisions for loan losses	242,764	61,144	(27,365)	(30,867)	14,324	—	260,000
Ending balance	$2,802,240	$789,717	$105,451	$94,645	$141,049	$—	$3,933,102
The following table provides loans on nonaccrual status. In connection with the adoption of ASC 326, nonaccrual loans may have an allowance for credit losses or a negative allowance for credit losses from expected recoveries of amounts previously written off. Nonaccrual loans may not have an allowance for credit losses if the loss expectations are zero given solid collateral value.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

		Amortized cost
	Nonaccrual loans	Nonaccrual loans without related allowance for credit losses	Recognized interest income
December 31, 2024
Residential real estate mortgage	$1,272,831	$922,751	$53,902
Commercial real estate	751,803	—	23,875
Other commercial	—	—	—
Home equity and junior liens	—	—	—
Other consumer	177,841	177,841	—
Total	$2,202,475	$1,100,592	$77,777
December 31, 2023
Residential real estate mortgage	$630,148	$415,216	$40,803
Commercial real estate	—	—	—
Other commercial	—	—	—
Home equity and junior liens	—	—	—
Other consumer	23,345	—	—
Total	$653,493	$415,216	$40,803
A loan is considered collateral-dependent when the borrower is experiencing financial difficulty and repayment of the loan is expected to be provided substantially through the operation or sale of the collateral. Loans considered collateral-dependent were as follows:
2024	Amortized Cost	Collateral type
Real estate:
Residential real estate mortgage	$326,410	Residential real estate
Commercial real estate	2,139,716	Commercial real estate
Total real estate	$2,466,126
2023	Amortized Cost	Collateral type
Real estate:
Residential real estate mortgage	$200,349	Residential real estate
Commercial real estate	713,043	Commercial real estate
Total real estate	$913,392
As of December 31, 2024 and 2023, there was an immaterial amount of modifications made to borrowers experiencing financial difficulty.
The Bank has developed an internal loan grading system to evaluate and quantify the Bank’s commercial loan portfolio (and prior to January 1, 2024, the residential and consumer loan portfolios) with respect to quality and risk. The system focuses on, among other things, financial strength of borrowers, experience and depth of borrower’s management, primary and secondary sources of repayment, payment history, nature of the business and outlook on particular industries.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

Pass — Loans graded as Pass encompass all loans not graded as Loss, Doubtful, Substandard or Special Mention. Pass loans are in compliance with loan covenants and payments are generally made as agreed. Pass loans range from superior quality to fair quality.
Special Mention — A special mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. They pose elevated risk, but their weakness does not yet justify a substandard classification. Although a special mention asset has a higher probability of default than a pass asset, its default is not imminent. Special mention is not a compromise between pass and substandard and should not be used to avoid exercising such judgment.
Substandard — A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. Substandard assets have a high probability of payment default, or they have other well-defined weaknesses. They require more intensive supervision by bank management.
During 2024, the Bank changed the basis for classification of residential and consumer loans. The following grading systems below are used to rate residential and consumer loans:
Performing and Non-performing — A loan is defined as non-performing if it is 90 days past due or on non-accrual status. Performing loans are those that are less than 90 days past due and not on non-accrual status.
The following tables present the loans to customers as of December 31, 2024 and 2023, based on year of origination within each credit quality indicator:
	At December 31, 2024
	2024	2023	2022	2021	Prior	Total
Residential real estate
Performing	$6,808,280	$33,586,282	$65,497,275	$58,559,559	$78,584,297	$243,035,693
Non performing	—	—	—	697,441	575,390	1,272,831
Total residential real estate	$6,808,280	$33,586,282	$65,497,275	$59,257,000	$79,159,687	$244,308,524
Commercial real estate
Pass	$11,693,554	$42,743,567	$22,200,495	$6,007,176	$24,504,162	$107,148,954
Special Mention	—	—	—	1,666,966	3,194,532	4,861,498
Substandard	—	183,358	—	1,882,454	3,496,167	5,561,979
Total commercial real estate	$11,693,554	$42,926,925	$22,200,495	$9,556,596	$31,194,861	$117,572,431
Other commercial
Pass	$6,216,218	$1,776,623	$1,225,901	$1,268,486	$1,206,641	$11,693,869
Special Mention	—	—	—	—	203,640	203,640
Substandard	—	—	40,530	—	—	40,530
Total other commercial	$6,216,218	$1,776,623	$1,266,431	$1,268,486	$1,410,281	$11,938,039
Current period net recoveries	$—	$—	$—	$—	$2,410	$2,410

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

	At December 31, 2024
	2024	2023	2022	2021	Prior	Total
Home equity and junior lien
Performing	$950,313	$762,141	$1,741,110	$659,891	$3,436,769	$7,550,224
Current period net recoveries	$—	$—	$—	$—	$5,500	$5,500
Other consumer
Performing	$2,315,764	$2,269,978	$1,300,580	$371,178	$293,277	$6,550,777
Non performing	—	177,841	—	—	—	177,841
Total other consumer	$2,315,764	$2,447,819	$1,300,580	$371,178	$293,277	$6,728,618
Current period gross write-offs	$—	$892	$24,173	$—	$1,792	$26,857
Current period recoveries	—	—	898	—	13,405	14,303
Current period net (write-offs) recoveries	$—	$(892)	$(23,275)	$—	$11,613	$(12,554)
Total Loans	$27,984,129	$81,499,790	$92,005,891	$71,113,151	$115,494,875	$388,097,836

	At December 31, 2023
	2023	2022	2021	Prior	Total
Residential real estate
Pass	$32,825,754	$68,616,386	$62,442,039	$87,522,735	$251,406,914
Special Mention	158,266	174,217	—	1,074,088	1,406,571
Substandard	—	—	693,972	1,046,858	1,740,831
Total residential real estate	$32,984,020	$68,790,603	$63,136,012	$89,643,681	$254,554,316
Current period net recoveries	$—	$—	$—	$1,728	$1,728
Commercial real estate
Pass	$37,143,548	$24,011,521	$7,872,852	$29,278,645	$98,306,565
Special Mention	—	820,491	1,357,637	3,708,880	5,887,009
Substandard	232,000	516,545	918,274	1,957,235	3,624,054
Total commercial real estate	$37,375,548	$25,348,557	$10,148,763	$34,944,760	$107,817,628
Other commercial
Pass	$3,074,325	$2,343,160	$1,857,749	$1,470,388	$8,745,622
Special Mention	—	—	—	227,204	227,204
Substandard	—	66,869	—	—	66,869
Total other commercial	$3,074,325	$2,410,029	$1,857,749	$1,697,592	$9,039,695
Home equity and junior lien
Pass	$800,800	$1,600,140	$645,653	$3,994,911	$7,041,504
Current period net recoveries	$—	$—	$—	$10,500	$10,500
Other consumer
Pass	$4,793,432	$2,265,875	$889,784	$837,329	$8,786,419
Substandard	—	—	—	37,403	37,403
Total other consumer	$4,793,432	$2,265,875	$889,784	$874,731	$8,823,822
Current period gross write-offs	$—	$3,148	$—	$821	$3,969
Current period recoveries	—	—	—	10,087	10,087
Current period net (write-offs) recoveries	$—	$(3,148)	$—	$9,266	$6,118
Total Loans	$79,028,126	$100,415,203	$76,677,961	$131,155,676	$387,276,965

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
4.
PREMISES, FURNITURE AND EQUIPMENT

Major classifications of these assets are summarized as follows at December 31:
	2024	2023
Land	$803,149	$803,149
Buildings	7,283,384	7,223,322
Furniture and equipment	5,440,671	5,283,235
	13,527,204	13,309,706
Less: Accumulated depreciation	9,035,092	8,485,907
	$4,492,112	$4,823,799
Depreciation expense amounted to approximately $545,000 and $576,000 in 2024 and 2023, respectively.
5.
PROVISION FOR INCOME TAXES

The components of the income tax expense are as follow for the years ended December 31:
	2024	2023
Current tax expense (benefit)	$224,134	$(23,144)
Deferred tax (benefit) expense	(36,166)	64,157
Total income tax expense	$187,968	$41,013
The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows for the years ended December 31:
	Percentage of Income Before Income Taxes
	2024	2023
Federal income tax at statutory rate	21.0%	21.0%
Increase (decrease) in tax resulting from:
Tax-exempt income	(7.7)	(15.0)
State tax, net of federal tax benefit	(15.0)	(17.3)
Other	(2.3)	(2.0)
Valuation allowance – state tax	17.4	17.8
Effective tax rates	13.4%	4.5%

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
5.
PROVISION FOR INCOME TAXES (continued)

The Bank had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:
	2024	2023
Deferred tax assets:
Allowance for credit losses	$1,052,838	$1,027,916
NYS NOL	625,101	375,120
Net unrealized loss on available-for-sale debt securities	1,842,785	2,191,538
Other	98,297	125,254
Total deferred tax assets	3,619,021	3,719,828
Deferred tax liabilities:
Bond amortization	173,715	170,082
Depreciation	152,649	188,422
Total deferred tax liabilities	326,364	358,504
Net deferred tax assets before valuation allowance	3,292,657	3,361,324
Less: Valuation allowance NY State	(793,703)	(549,783)
Net deferred tax assets	$2,498,954	$2,811,541
The Bank is no longer subject to examination by Federal and State taxing authorities prior to the year ended December 31, 2019. New York State tax law governing community banks permits a permanent tax deduction related to interest income, ultimately resulting in the Bank’s corporate tax calculation to be based upon capital (as opposed to income) for the foreseeable future. Consequently, the Bank has established a full valuation allowance against its New York State net deferred tax asset position at December 31, 2024 and 2023. This valuation allowance increased by approximately $244,000 to $794,000 at December 31, 2024, from approximately $550,000 at December 31, 2023. At December 31, 2024 and 2023, the Bank had New York State NOL carry-forwards of approximately $12,175,000 and $7,305,000, respectively, equating to approximately $625,000 and $375,000 in deferred tax assets, all of which have been fully reserved as part of the Bank’s valuation allowance. The New York State NOL carry-forwards begin to expire in 2035. The Bank’s deferred tax assets are recorded within other assets in the consolidated balance sheet.
6.
EMPLOYEES’ RETIREMENT 401(K) PLAN

Effective January 1, 2024 the Bank established a Safe Harbor 401(k) plan. Contributions to the plan will be made on behalf of eligible employees in accordance with the plan’s terms and conditions. A safe harbor contribution of 3% is made to eligible employees for the year. Prior to January 1, 2024, the Bank maintained a 401(k) plan whereby the Bank matched one-half of employee contributions to the plan up to a maximum of six percent of an employee’s salary. The Bank incurred approximately $115,100 and $108,300 of 401(k) matching contributions during the years ended December 31, 2024 and 2023, respectively.
Safe Harbor contributions were approximately $154,000 as of December 31, 2024 and profit-sharing plan contributions to employees’ 401(k) accounts were approximately $100,000 for the years ended December 31, 2023. The Safe Harbor plan automatically enrolls new employees after six months of service unless they opt out. Employees are fully vested in employee safe harbor contributions and the employer match is fully vested after three-years.
7.
LEASES

The Bank leases land and a building under a long-term lease agreement with a related party. The lease is an operating lease, with a term of 20 years that began on July 1, 2019, without any renewal options and expires on June 30, 2039. Additionally, the lease did not include any residual value guarantees or covenants.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
7.
LEASES (continued)

The Bank leases a building for a loan production office. The lease is an operating lease, with a term of 10 years that commenced on June 1, 2023 and expires June 1, 2033. There is a five year extension option at the end of the term.
The operating lease cost was approximately $193,000 and $137,000 during the years ended December 31, 2024 and 2023, respectively. The extension term is for an additional five years.
Right-of-use asset represents the Bank’s right to use an underlying asset for the lease term and lease liability represents the Bank’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based upon the estimated present value of lease payments over the lease term. For the one lease, the Bank used its incremental secured borrowing rate as of the lease commencement date to calculate the present value of lease payments when the rate implicit in a lease is not known.
The Bank’s incremental secured borrowing rate is based upon the Federal Home Loan Bank of New York (FHLBNY) advance rate, adjusted for the lease term and other factors, as deemed appropriate.
Supplemental information related to the leases at December 31 was as follows:
	2024	2023
Right-of-use asset:
Operating lease	$1,562,544	$1,688,681
Lease liability:
Operating lease	$1,616,074	$1,727,058
Operating cash flows paid for operating lease	$177,895	$117,678
Operating lease weighted average remaining lease term	10.8 Years	12.0 Years
Operating lease weighted average discount rate	4.02%	3.98%
The undiscounted cash flows of the operating lease liabilities are as follows at December 31, 2023:
2025	$182,697
2026	185,407
2027	188,171
2028	190,991
Thereafter	1,238,575
Total undiscounted cash flows	1,985,841
Less: net present value of adjustments	(369,767)
Lease liability	$1,616,074

8.
RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has transactions, including loans and deposit accounts, with its executive officers and directors, and their affiliates. These transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons, and did not involve more than a normal risk of collectability or present any other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2024 and 2023 was approximately $3,083,000 and $3,447,000, respectively. During 2024, there were one new loan to such

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
8.
RELATED PARTY TRANSACTIONS (continued)

related parties and repayments amounted to approximately $364,000. During 2023, there were no new loans to such related parties and repayments amounted to approximately $595,000.
The Bank held deposits of approximately $8,421,000 and $9,620,000 for related parties at December 31, 2024 and 2023, respectively. The lessor for the lease described in Note 7 is a company owned by a board member.
9.
COMMITMENTS AND CONTINGENCIES

Financial Instruments with Off-Balance-Sheet Risk
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments summarized as follows at December 31, 2024 and 2023:
The Bank had the following outstanding commitments at December 31:
	2024	2023
Commitments to extend credit:
Home equity loan commitments	$6,575,394	$7,312,492
Commercial and other commitments	2,203,009	13,655,677
Standby letters of credit	702,866	782,653
	$9,481,269	$21,750,822
As of December 31, 2024 and 2023, the amount reserved for off balance sheet commitments totaled approximately $177,000.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
9.
COMMITMENTS AND CONTINGENCIES (continued)

Risk Participation Agreements
Risk participation agreements (“RPAs”) are guarantees issued by the Bank to other parties for a fee, whereby the Bank agrees to participate in the credit risk of a derivative customer of the other party. Under the terms of these agreements, the “participating bank” receives a fee from the “lead bank” in exchange for the guarantee of reimbursement if the customer defaults on an interest rate swap. The interest rate swap is transacted such that any and all exchanges of interest payments (favorable and unfavorable) are made between the lead bank and the customer. In the event that an early termination of the swap occurs and the customer is unable to make a required close out payment, the participating bank assumes that obligation and is required to make this payment.
RPAs where the Bank acts as the participating bank are referred to as “participations-in,” in reference to the credit risk associated with the counterparty’s derivatives being assumed by the Bank. The Bank’s maximum credit exposure is based on its proportionate share of the settlement amount of the referenced interest rate swap. Settlement amounts are generally calculated based on the fair value of the swap plus outstanding accrued interest receivables from the customer. The Bank has one RPA agreement and the term is less than three years. At December 31, 2024, there was no credit exposure associated with the agreement as the effective date is subsequent to December 31, 2024.
10.
CONCENTRATIONS OF CREDIT

The Bank grants loans to customers primarily located in the Capital Region of New York. The majority of those customers are depositors of the Bank. Investments in state and local government securities also involve governmental entities within the Bank’s market area. The concentrations of credit by loan class are set forth in Note 3. The distribution of commitments to extend credit is set forth in Note 9. The Bank, as matter of policy, does not extend credit to any single borrower, or group of related borrowers in excess of its legal lending limit. The Bank does not have any significant concentrations to any single industry or customer.
11.
BORROWINGS AND LINES OF CREDIT

The Bank had $22.3 million and $15.7 million in term borrowings with the FHLB as of December 31, 2024 and 2023, respectively. The Bank had no outstanding overnight borrowings on its line of credit with the FHLB at December 31, 2024 and $20 million outstanding as of December 31, 2023. Additionally, the Bank had $6 million and $35 million outstanding with the Federal Reserve Bank at December 31, 2024 and 2023, respectively.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
11.
BORROWINGS AND LINES OF CREDIT (continued)

The following table sets forth the contractual terms of borrowings with the FHLB and FRB as of December 31:
Advance Date	Maturity Date	Interest Rate	2024 Outstanding Balance	2023 Outstanding Balance
5/19/2020	5/19/2025	0.69%	$5,000,000	$5,000,000
11/08/2022	11/07/2025	4.96%	100,090	100,090
11/14/2022	11/14/2025	4.60%	70,000	70,000
11/21/2022	11/21/2025	4.66%	83,005	83,005
12/22/2022	12/22/2025	4.33%	165,219	165,219
12/30/2022	12/30/2025	4.58%	160,000	160,000
12/30/2022	12/30/2025	4.59%	26,000	26,000
12/30/2022	12/30/2025	4.59%	100,000	100,000
5/10/2023	5/10/2028	3.80%	5,000,000	5,000,000
6/30/2023	6/30/2026	4.79%	5,000,000	5,000,000
12/29/2023	1/02/2024	5.61%	—	20,000,000*
12/29/2023	1/02/2024	4.89%	—	35,000,000
3/26/2024	3/29/2027	4.65%	257,005	—
4/30/2024	4/30/2027	5.11%	293,310	—
5/24/2024	5/24/2027	4.97%	61,290	—
9/16/2024	9/16/2027	3.66%	1,000,042	—
12/27/2024	1/15/2025	4.50%	6,000,000	—
12/30/2024	6/30/2025	4.47%	5,000,000	—
		Total	$28,315,961	$70,704,314

*
Denotes an overnight borrowing.

The Bank has access to FHLBNY advances, under which it can borrow at various terms and interest rates. Residential real estate mortgages, as disclosed in Note 3, and FHLB stock with a carrying value of approximately $1,516,800 have been pledged by the Bank under a blanket collateral agreement to secure the Bank’s borrowings at December 31, 2024. The total outstanding indebtedness under borrowing facilities with the FHLB cannot exceed the total value of the assets pledged under the blanket collateral agreement.
The Bank had municipal letters of credit outstanding totaling $45.5 million and $51.3 million at December 31, 2024 and 2023.
At December 31, 2024, scheduled repayments of long term advances are as follows:
2025	$16,704,314
2026	5,000,000
2027	1,611,647
2028	5,000,000
$28,315,961

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
11.
BORROWINGS AND LINES OF CREDIT (continued)

At December 31, 2024, the Bank had an unsecured line of credit totaling approximately $3,000,000 and a secured line of credit totaling approximately $2,000,000 that must be secured by debt securities with one correspondent bank. Subsequent to year end the $3,000,000 unsecured line of credit was closed. The Bank also had unsecured lines of credit totaling approximately $8,000,000 with two correspondent banks. The Bank has a line of credit available at December 31, 2024 with the Federal Reserve Bank of New York through its Discount Window and has pledged debt securities as well as loans to support the line, totaling approximately $91,088,000.
12.
SUBORDINATED DEBENTURES

On June 30, 2020, the Corporation executed a $5,000,000 non-amortizing Subordinated Note with unrelated third parties that is scheduled to mature on June 30, 2030. The Corporation has the right to prepay the Subordinated Note at any time after June 30, 2025 without penalty.
The annual interest rate charged to the Corporation will be 5.5% through the maturity date of the subordinated note. The origination and legal fees for this transaction were not significant and were expensed as incurred. The balance outstanding at December 31, 2024 and 2023 was $5,000,000.
On August 15, 2023, the Corporation executed a $4,550,000 non-amortizing Subordinated Note. $100,000 of note proceeds were provided from a related party. The note is scheduled to mature on September 1, 2033. The Corporation has the right to prepay the Subordinated Note at any time after September 1, 2028 without penalty. The annual interest rate charged to the Corporation will be 7.0% through the maturity date of the subordinated note. The origination and legal fees for this transaction were not significant and were expensed as incurred. The balance outstanding at December 31, 2024 and 2023 was $4,550,000.
13.
DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2024 and 2023 was approximately $28,274,000 and $21,044,000, respectively.
At December 31, 2024, scheduled maturities of time deposits are as follows:
2025	$88,393,720
2026	33,168,500
2027	5,382,355
2028	318,638
$127,263,213

14.
REGULATORY CAPITAL AND SUPERVISION

The Bank is subject to legal limitations on the amount of dividends that can be paid to its shareholders. At December 31, 2024, approximately $4,625,000 was available for the declaration of dividends subject to regulatory approval as described below.
The Bank is subject to various regulatory capital requirements administered by certain federal banking agencies. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and was fully phased on January 1, 2019. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
14.
REGULATORY CAPITAL AND SUPERVISION (continued)

financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and Tier 1 common equity capital (as defined by regulation) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2024, that the Bank meets all capital adequacy requirements to which it is subject.
As of the most recent notification from the Bank’s regulators, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 common equity risk based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s approximate capital amounts and ratios at December 31 are also presented in the table.
	2024
	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions			Minimum for Capital Adequacy with Buffer
	Amount	Ratio	Amount		Ratio	Amount		Ratio	Amount		Ratio
Total Capital (to Risk Weighted Assets)	$50,728,000	17.0%	≥ $	23,851,000	≥ 8.0%	≥ $	29,813,000	≥ 10.0%	≥ $	31,304,000	≥ 10.5%
Tier I Capital (to Risk Weighted Assets)	46,996,000	15.8%		≥17,888,000	≥6.0%		≥23,851,000	≥8.0%		≥25,341,000	≥8.5%
Tier 1 Common Equity (to Risk Weighted Assets)	46,996,000	15.8%		≥13,416,000	≥4.5%		≥19,379,000	≥6.5%		≥20,869,000	≥7.0%
Tier I Capital (to Average Assets)	46,996,000	8.5%		≥22,230,000	≥4.0%		≥27,788,000	≥5.0%		≥27,788,000	≥5.0%
	2023
	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions			Minimum for Capital Adequacy with Buffer
	Amount	Ratio	Amount		Ratio	Amount		Ratio	Amount		Ratio
Total Capital (to Risk Weighted Assets)	$49,606,000	16.6%	≥ $	23,850,000	≥ 8.0%	≥ $	29,813,000	≥ 10.0%	≥ $	31,304,000	≥ 10.5%
Tier I Capital (to Risk Weighted Assets)	45,875,000	15.4%		≥17,888,000	≥6.0%		≥23,850,000	≥8.0%		≥25,341,000	≥8.5%
Tier 1 Common Equity (to Risk Weighted Assets)	45,875,000	15.4%		≥13,416,000	≥4.5%		≥19,378,000	≥6.5%		≥20,869,000	≥7.0%
Tier I Capital (to Average Assets)	45,875,000	8.1%		≥22,558,000	≥4.0%		≥28,197,000	≥5.0%		≥28,197,000	≥5.0%

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
14.
REGULATORY CAPITAL AND SUPERVISION (continued)

On October 16, 2024, the Bank entered into a Written Agreement (the “Written Agreement”) with the Office of the Comptroller of the Currency (“OCC”), to address certain findings related to the Bank’s operations, including its risk management practices, audit function and internal controls, and compliance with certain laws and regulations. Pursuant to the Written Agreement, the Bank agreed to, among other things: (i) adopt and implement a program, acceptable to the OCC, to provide the overall direction, oversight and corporate governance of the Bank; (ii) adopt and implement strategic and capital plans, acceptable to the OCC; (iii) adopt and implement a program, acceptable to the OCC, providing for the identification, measurement, monitoring and control of the Bank’s liquidity risk exposure; (iv) adopt and implement a program, acceptable to the OCC, providing for the identification, measurement, monitoring and control of the Bank’s interest rate risk; and (v) adopt and implement a program, acceptable to the OCC, that adequately assesses the Bank’s controls and operations to allow the Board and management to understand the sufficiency of the Bank’s internal controls system. The Bank also agreed not to declare or pay any dividend without prior approval of the OCC.
The Bank has developed and begun to implement strategies and action plans to meet the requirements of the Written Agreement, which will continue until terminated by the OCC.
15.
FAIR VALUE MEASUREMENTS

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is best determined based upon quoted market prices. However, in some instances, there may be no quoted market prices for the Bank’s various assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.
In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
The Bank groups its assets and liabilities measured at fair value in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1:
Valuation is based on quoted prices in active markets for identical assets or liabilities that the Bank has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
15.
FAIR VALUE MEASUREMENTS (continued)

Level 2:
Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3:
Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Bank in estimating fair value disclosures:
Cash and cash equivalents
The carrying amounts of cash and cash equivalents approximate their fair values and are classified as Level 1.
Debt securities
The Bank determines the fair value for its debt securities using an independent bond pricing service for identical assets or significantly similar debt securities (Level 2). The pricing service uses a variety of techniques to arrive at fair value including market maker bids, quotes and pricing models. Inputs to the pricing models include recent trades, benchmark interest rates, spreads and actual and projected cash flows. The Bank’s debt securities were all classified as Level 2 at December 31, 2024 and 2023.
Restricted stock
The carrying amounts of investments in Federal Reserve Bank stock and Federal Home Loan Bank stock approximate their fair values and are classified as Level 2.
Net loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analysis, based on interest rates currently being offered in the market for loans with similar terms to borrowers of similar credit quality. Loan value estimates include judgments based on expected prepayment rates. The measurement of fair of loans, including individually evaluated loans, is classified within Level 3 of the fair value hierarchy.
Accrued interest receivable and payable
The carrying amounts of accrued interest receivable and payable approximate fair value and are classified as Level 1.
Deposits
The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts) and are classified within Level 1

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
15.
FAIR VALUE MEASUREMENTS (continued)

of the fair value hierarchy. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates of deposits to a schedule of aggregated expected monthly maturities on time deposits. Measurements of the fair value of time deposits are classified within Level 2 of the fair value hierarchy.
Borrowed Funds
The fair value of long-term FHLB and FRB advances are estimated using discounted cash flow analysis, based on quoted priced for new FHLB and FRB advances with similar credit risk characteristics, terms and remaining maturities and are classified within Level 2 of the fair value hierarchy.
Subordinated debentures
The Bank obtains quotes from its pricing service based upon discounted cash flow methodology or utilizes observations of recent highly similar transactions which result in a Level 2 classification.
Collateral Dependent Loans
Collateral dependent loans are those for which the Bank has individually calculated the credit loss based on the fair value of the loan’s collateral. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These real estate appraisals may include up to three approaches to value: the sales comparison approach, the income approach (for income-producing property) and the cost approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available, if applicable. Although the fair value of the property normally will be based on an appraisal, the valuation should be consistent with the price that a market participant will pay to purchase the property at the measurement date. Circumstances may exist that indicate that the appraised value is not an accurate measurement of the property’s current fair value. Examples of such circumstances include changed economic conditions since the last appraisal, change in property use, stale appraisals, or imprecision and subjectivity in the appraisal process. Appraisal adjustments may be made by management to reflect these conditions resulting in a discount of the appraised value. In addition, a discount is typically applied to account for estimated costs to sell. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuations, and management’s expertise and knowledge of the client and client’s business. Collateral dependent loans carried at fair value result in a Level 3 fair value classification.
Foreclosed real estate
Fair values for foreclosed real estate are initially recorded based on market value evaluations by third parties, less costs to sell (“initial cost basis”). Any write-downs required when the related loan receivable is exchanged for the underlying real estate collateral at the time of transfer to foreclosed real estate are charged to the allowance for credit losses. Values are derived from appraisals, similar to impaired loans, of underlying collateral or discounted cash flow analysis. Subsequent to foreclosure, valuations are updated periodically, and assets are marked to current fair value, not to exceed the initial cost basis. In the determination of fair value subsequent to foreclosure, management also considers other factors or recent developments, such as, changes in absorption rates and market conditions from the time of valuation and anticipated sales values considering management’s plans for disposition. Either change could result in adjustment to lower the property value estimates indicated in the appraisals. These measurements are classified as Level 3 within the fair value hierarchy. Foreclosed real estate is subject to nonrecurring fair value adjustment upon initial recognition or subsequent impairment.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
15.
FAIR VALUE MEASUREMENTS (continued)

Assets measured at fair value on a recurring basis at December 31 are as follows:
	2024
Description	Total	Level 1	Level 2	Level 3
Securities available-for-sale:
U.S. Treasuries	$51,113,438	$—	$51,113,438	$—
U.S. Government agencies	19,211,577	—	19,211,577	—
Residential mortgage backed	11,643,895	—	11,643,895	—
State and local governments	36,093,846	—	36,093,847	—
	$118,062,757	$—	$118,062,757	$—
	2023
Description	Total	Level 1	Level 2	Level 3
Securities available-for-sale:
U.S. Treasuries	$61,829,995	$—	$61,829,995	$—
U.S. Government agencies	18,774,450	—	18,774,450	—
Residential mortgage backed	16,025,397	—	16,025,397	—
State and local governments	36,256,612	—	36,256,612	—
	$132,886,454	$—	$132,886,454	$—
The following tables summarize fair value disclosures for impaired loans and foreclosed real estate at December 31:
	Fair Value Measurements Using
(In thousands)	Recorded Investment	Related Allowance	Fair Value	(Level 1)	(Level 2)	(Level 3)
2024:
Individually evaluated	$2,125,333	$24,034	$2,101,299	$—	$—	$2,101,299
Collateral dependent loans	$—	$—	$—	$—	$—	$—
2023:
Individually evaluated	$4,096,245	$130,263	$3,965,981	$—	$—	$3,965,981
Collateral dependent loans	$159,423	$5,796	$153,627	$—	$—	$153,627
The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs were utilized to determine fair value at December 31:
	2024
	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Individually evaluated	$3,817,075	Discounted cash flow	Discount rate	3.9% – 9.9%	5.63%

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
15.
FAIR VALUE MEASUREMENTS (continued)

	2023
	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Individually evaluated	$3,965,981	Discounted cash flow	Discount rate	3.3% – 9.7%	7.0%
Collateral dependent	$153,627	Appraisal of collateral	Appraisal adjustments	20%	20%
The carrying amounts and estimated fair values of the Bank’s financial instruments at December 31 were as follows:
		2024		2023
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Total cash and cash equivalents	1	$13,590,594	$13,590,594	$10,243,962	$10,243,962
Debt securities:
Available-for-sale	2	118,062,757	118,062,757	132,886,454	132,886,454
Held-to-maturity	2	3,961,052	3,981,570	4,692,329	4,816,566
Federal Reserve Bank stock	2	852,250	852,250	805,750	805,750
Federal Home Loan Bank stock	2	1,516,800	1,516,800	2,052,500	2,052,500
Net loans	3	384,069,378	356,756,000	383,343,863	334,682,000
Accrued interest receivable	1	1,477,437	1,477,437	1,486,388	1,486,388
Financial liabilities:
Deposits:
Demand and savings deposits	1	332,873,631	333,704,000	353,529,623	353,529,623
Time deposits	2	127,263,213	127,097,000	79,404,543	79,251,000
Federal Home Loan Bank:
Short-term advances	1	6,000,000	6,001,000	20,000,000	20,000,000
Long-term advances	2	22,315,961	22,173,000	50,704,314	50,279,000
Subordinated debentures	2	9,550,000	8,407,000	9,550,000	7,848,000
Accrued interest payable	1	534,850	534,850	487,243	487,243

16.
ACCUMULATED COMPREHENSIVE INCOME (LOSS)

The balances and changes in components of accumulated other comprehensive income (loss), net of tax, are as follows:
Accumulated other comprehensive loss as of January 1, 2023	$(11,461,888)
Other comprehensive income before reclassifications, net of tax	3,689,439
Reclassification adjustment for net losses included in net income, net of tax	(471,910)
Accumulated other comprehensive loss as December 31, 2023	(8,244,359)
Other comprehensive income before reclassifications, net of tax	1,311,976
Accumulated other comprehensive loss as December 31, 2024	$(6,932,383)

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
16.
ACCUMULATED COMPREHENSIVE INCOME (LOSS) (continued)

The amounts of tax expense allocated to each component of other comprehensive income (loss) are as follows for the years ended December 31:
	2024	2023
Unrealized gains arising during the year	$348,753	$980,377
Reclassification adjustment for net losses included in net income	—	(125,444)
Income tax benefit	$348,753	$855,293
There were no amounts reclassed out of accumulated other comprehensive income for the year ended December 31, 2024. The following is significant amounts reclassed out of each component of accumulated other comprehensive income for the year ending December 31, 2023.
Details about Accumulated Other Comprehensive Income Components	Amount Reclassified from Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on debt securities available-for-sale:
Realized losses on debt securities available-for- sale	$(597,354)	Loss on sale of debt securities
Tax effect	125,444	Provision for income taxes
Net of tax	$(471,910)

17.
REVENUE FROM CONTRACTS WITH CUSTOMERS

The majority of the Bank’s revenue-generating transactions are not subject to ASC Topic 606, including revenue generated from financial instruments, such as loans and debt securities which are presented in the income statement as components of net interest income. All of the Bank’s revenue from contracts with customers in the scope of ASC 606 is recognized within non-interest income. The following table presents revenues subject to ASC 606 for the years ended December 31, 2024 and 2023, respectively.
	2024	2023
Service charges	$413,861	$409,834
Interchange fee income	957,034	919,118
Total service fees	$1,370,895	$1,328,952
The following is a discussion of key revenues within the scope of the revenue guidance:
Service charges
Revenue from fees on customer accounts is earned at the time that the charge is assessed to the customer’s account.
Interchange fee income
Debit card interchange income consists of interchange fees from consumer debit card networks and other card related services. Interchange rates are set by the card networks. Interchange fees are based on purchase volumes and other factors and are recognized as transactions occur.

NBC BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
DECEMBER 31, 2024 AND 2023
17.
REVENUE FROM CONTRACTS WITH CUSTOMERS (continued)

Other Non-Interest Income
Other non-interest income consists of prepayment penalties and swap fee income and are recognized as transactions occur.
18.
SUBSEQUENT EVENTS

Management has reviewed events occurring subsequent to December 31, 2024 through March 26, 2025, the date these consolidated financial statements were available to be issued.

NBC BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2025 AND DECEMBER 31, 2024 (UNAUDITED)
	September 30, 2025	December 31, 2024
ASSETS
Cash and due from banks	$52,362,646	$13,455,208
Federal funds sold	3,097,606	135,386
Total cash and cash equivalents	55,460,252	13,590,594
Debt securities available-for-sale, at fair value	105,233,011	118,062,757
Debt securities held-to-maturity (fair value of $3,753,182 and $3,981,570, respectively)	3,653,659	3,961,052
Federal Reserve Bank stock	852,250	852,250
Federal Home Loan Bank stock	1,108,900	1,516,800
Loans, less allowance for credit losses of $3,673,110 and $4,028,458, respectively	370,009,131	384,069,378
Premises, furniture and fixtures, net	4,367,285	4,492,112
Right of use asset	1,464,797	1,562,544
Other assets	3,727,405	4,095,108
Other real estate owned	—	172,968
Total assets	$545,876,690	$532,375,563
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing deposit accounts	$112,106,539	$107,554,623
Interest bearing deposit accounts	372,690,251	352,582,221
Total deposits	484,796,790	460,136,844
Borrowed funds	13,111,571	28,315,961
Subordinated debentures	9,550,000	9,550,000
Lease liability	1,526,621	1,616,074
Accrued interest payable	468,600	534,850
Other liabilities	767,189	552,110
Total liabilities	510,220,771	500,705,839
STOCKHOLDERS’ EQUITY:
Common stock, $5 par value; shares 1,000,000 authorized at September 30, 2025 and December 31, 2024; issued and outstanding 473,239 at September 30, 2025 and December 31, 2024	2,366,195	2,366,195
Additional paid-in capital	17,491,445	17,491,445
Retained earnings	19,608,022	18,744,467
Accumulated other comprehensive loss	(3,809,743)	(6,932,383)
Total stockholders’ equity	35,655,919	31,669,724
Total liabilities and stockholders’ equity	$545,876,690	$532,375,563
The accompanying notes are an integral part of these consolidated financial statements.

NBC BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)
	2025	2024
INTEREST INCOME:
Interest and fees on loans	$15,125,915	$14,839,967
Interest on debt securities:
Taxable	1,002,637	1,229,535
Tax exempt	460,991	465,468
Interest on federal funds sold and other interest bearing deposits	241,973	219,892
	16,831,516	16,754,862
INTEREST EXPENSE:
Time deposits of $250,000 or more	998,526	956,724
Other deposits	5,408,577	4,164,649
Borrowed funds and subordinated debentures	1,172,096	2,487,103
Total interest expense	7,579,199	7,608,476
Net interest income	9,252,317	9,146,386
PROVISION FOR CREDIT LOSSES
Loans	(350,000)	80,000
Unfunded commitments	—	—
Debt securities	—	—
Total provision for credit losses	(350,000)	80,000
Net interest income after provision for loan losses	9,602,317	9,066,386
NONINTEREST INCOME:
Service charges	327,709	305,159
Interchange fee income	700,861	718,226
Gain on sale of other real estate	132,330	—
Other noninterest income	274,192	332,452
Total noninterest income	1,435,092	1,355,837
NONINTEREST EXPENSE:
Salaries and employee benefits	5,291,010	5,075,894
Premises	1,095,329	1,130,399
Bank card supplies and expenses	341,651	343,425
Computer service fees	491,247	519,880
Internet banking fees	412,116	363,881
Data processing fees	432,697	316,411
Advertising	160,952	140,365
Assessments	378,655	347,468
Professional fees	213,385	184,247
Stationery and supplies	95,173	83,765
Directors fees	169,000	150,800
Consulting fees	135,733	108,278
Merger related expenses	121,935	—
Other noninterest expenses	651,472	667,187
Total noninterest expenses	9,990,355	9,432,000
INCOME BEFORE PROVISION FOR INCOME TAXES	1,047,054	990,223
PROVISION FOR INCOME TAXES	183,499	126,989
Net income	$863,555	$863,234
Basic earnings per share	$1.82	$1.82
COMPREHENSIVE INCOME
Net Income	$863,555	$863,234
Other comprehensive income, net of tax:
Unrealized holding gains arising during period	3,952,709	2,858,230
Tax effect	830,069	600,228
Other comprehensive gain, net of tax	3,122,640	2,258,002
Comprehensive income	$3,986,195	$3,121,236
The accompanying notes are an integral part of these consolidated financial statements.

NBC BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
NINE MONTHS ENDED SEPTEMBER 30, 2024
BALANCES, JANUARY 1, 2024	$2,366,195	$17,491,445	$17,646,453	$(8,244,359)	$29,259,734
Net income	—	—	863,234	—	863,234
Dividends	—	—	(118,310)	—	(118,310)
Other comprehensive gain	—	—	—	2,258,002	2,258,002
BALANCES, SEPTEMBER 30, 2024	2,366,195	17,491,445	18,391,377	(5,986,357)	32,262,660
NINE MONTHS ENDED SEPTEMBER 30, 2025
BALANCES, JANUARY 1, 2025	$2,366,195	$17,491,445	$18,744,467	$(6,932,383)	$31,669,724
Net income	—	—	863,555	—	863,555
Dividends	—	—	—	—	—
Other comprehensive gain	—	—	—	3,122,640	3,122,640
BALANCES, SEPTEMBER 30, 2025	$2,366,195	$17,491,445	$19,608,022	$(3,809,743)	$35,655,919
The accompanying notes are an integral part of these consolidated financial statements.

NBC BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)
	2025	2024
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$863,555	$863,234
Adjustments to reconcile net income to net cash flow from operating activities:
Provision for credit losses	(350,000)	80,000
Depreciation	350,921	417,330
Gain on sale of other real estate owned	132,300	—
Deferred income tax (benefit) expense	(36,166)	—
Operating lease payments	(136,744)	(132,966)
Net amortization of right of use asset and lease liability	145,036	145,058
Net amortization (accretion) of bond premiums and discounts	165,703	91,767
Decrease (increase) in accrued interest receivable	(25,395)	(18,006)
Decrease (increase) in other assets	(400,806)	329,103
(Decrease) increase in accrued interest payable	(66,250)	125,606
(Decrease) increase in other liabilities	215,083	1,173,211
Net cash flow from operating activities	857,267	3,074,337
CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sales, maturities, calls and principal payments of available for sale debt securities	16,616,752	19,842,614
Purchase of available for sale securities	—	(19,403,870)
Proceeds from maturities, calls and principal payments of held-to-maturity debt securities	752,521	905,510
Purchases of debt securities held to maturity	(445,129)	(365,905)
Purchases of Federal Reserve Bank stock	—	(46,500)
Redemptions (purchases) of Federal Home Loan Bank Stock	407,900	760,700
Net increase in loans	14,450,885	384,380
Purchase of premises, furniture and fixtures	(226,094)	(192,608)
Net cash flow from investing activities	31,556,835	1,884,321
CASH FLOW FROM FINANCING ACTIVITIES:
Net increase in deposits	24,659,946	38,772,327
Advances of long-term borrowings	—	—
Net change in short-term borrowings	(15,204,390)	(18,388,353)
Dividends paid	—	(118,310)
Net cash flow from financing activities	9,455,556	20,265,664
CHANGE IN CASH AND CASH EQUIVALENTS	41,869,658	25,224,322
CASH AND CASH EQUIVALENTS – beginning of year	13,590,594	10,243,962
CASH AND CASH EQUIVALENTS – end of year	$55,460,252	$35,468,284
SUPPLEMENTARY CASH FLOWS INFORMATION:
Income taxes paid	$386,655	$—
Interest paid	$7,645,449	$7,482,870
NON-CASH DISCLOSURES:
Transfer of loans to other real estate owned and repossessed assets	$—	$172,968
The accompanying notes are an integral part of these consolidated financial statements.

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited)
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
NBC Bancorp, Inc. (the Corporation) provides a full range of banking services to individual and small business customers through its wholly owned subsidiary, The National Bank of Coxsackie. The Bank’s operations are in Coxsackie, New York, with branches in Athens, Cairo, Greenville, Middleburgh, Ravena, West Coxsackie, and Glenmont, New York. The Bank also maintains a loan production office in Latham, New York. The Corporation and the Bank are subject to the regulations of certain Federal agencies and undergo periodic examinations by those regulatory authorities.
Basis of Consolidation
The unaudited Interim Condensed Consolidated Financial Statements have been prepared in accordance with GAAP for interim financial information. The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, the interim statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of the Corporation. All such adjustments are of a normal recurring nature. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with GAAP and industry practice have been omitted from interim reporting pursuant to SEC rules. These Interim Consolidated Financial Statements and the accompanying notes should be read in conjunction with the Corporation’s audited consolidated financial statements for the years ended December 31, 2024, and 2023. Operating results for the nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or any other period.
The accompanying unaudited consolidated financial statements include the accounts of NBC Bancorp, Inc. and its wholly owned subsidiary the National Bank of Coxsackie (collectively, the “Bank”). Significant intercompany accounts and transactions have been eliminated from the consolidated financial statements.
Certain reclassifications have been made to the 2024 financial statements to conform to the 2025 presentation.
Significant Account Policies
The significant accounting policies followed by the Corporation and used in the preparation of these unaudited Interim Consolidated Financial Statements are disclosed in the Corporation’s audited financial statements for the year ended December 31, 2024 and are unchanged at September 30, 2025. These policies are in accordance with principles generally accepted in the United States of America and conform to commons practices in the banking industry.

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
2.
DEBT SECURITIES

The amortized cost and fair value of debt securities at December 31 are as follows:
	September 30, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
AVAILABLE-FOR-SALE:
U.S. Treasuries	$48,805,356	$—	$(1,948,833)	$46,856,523
U.S. Government agencies	13,016,681	—	(388,589)	12,628,093
Residential mortgage backed	9,017,495	38,140	(300,992)	8,754,642
State and local governments	39,215,937	133	(2,222,318)	36,993,753
	$110,055,470	$38,273	$(4,860,732)	$105,233,011
HELD-TO-MATURITY:
Corporate	$1,000,000	$—	$—	$1,000,000
State and local governments	2,653,659	106,590	(7,067)	2,753,182
	$3,653,659	$106,590	$(7,067)	$3,753,182
	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
AVAILABLE-FOR-SALE:
U.S. Treasuries	$54,726,697	$—	$(3,613,259)	$51,113,438
U.S. Government agencies	20,123,905	695	(913,023)	19,211,577
Residential mortgage backed	12,267,686	8	(623,799)	11,643,895
State and local governments	39,719,636	—	(3,625,789)	36,093,847
	$126,837,924	$703	$(8,775,870)	$118,062,757
HELD-TO-MATURITY:
Corporate	$1,000,000	$—	$—	$1,000,000
State and local governments	2,961,052	63,971	(43,453)	2,981,570
	$3,961,052	$20,518	$—	$3,981,570
All U.S. Government, U.S. Government agencies and residential mortgage-backed securities are issued by U.S. government agencies or U.S. government sponsored enterprises.
The following tables set forth the Bank’s investment in securities with unrealized losses of less than twelve months and unrealized losses of twelve months or more at December 31:
	September 30, 2025
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AVAILABLE-FOR-SALE:
U.S. Treasuries	$—	$—	$46,856,523	$1,948,833	$46,856,523	$1,948,833
U.S. Government agencies	—	—	12,628,093	388,589	12,628,093	388,589

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
2.
DEBT SECURITIES (continued)

	September 30, 2025
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Residential mortgage backed	—	—	6,121,737	300,992	6,121,737	300,992
State and local governments	—	—	36,843,107	2,222,318	36,843,107	2,222,318
	$—	$—	$102,449,460	$4,860,732	$102,449,460	$4,860,732

	December 31, 2024
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AVAILABLE-FOR-SALE:
U.S. Treasuries	$—	$—	$51,113,438	$3,613,259	$51,113,438	$3,613,259
U.S. Government agencies	—	—	17,212,800	913,023	17,212,800	913,023
Residential mortgage backed	3,149,682	31,592	8,493,851	592,207	11,643,533	623,799
State and local governments	355,649	860	35,738,197	3,624,929	36,093,846	3,625,789
	$3,505,331	$32,452	$112,558,286	$8,743,418	$116,063,617	$8,775,870
As of September 30, 2025, there were zero and 136 AFS securities with an unrealized loss of less than 12 months and 12 months or more, respectively. As of December 31, 2024, there were 5 and 151 AFS securities with an unrealized loss of less than 12 months and 12 months or more, respectively.
Unrealized losses on these available-for-sale debt securities have not been recognized into earnings because the issuers of the securities are of high credit quality, as these securities are backed by U.S. government agencies, U.S. sponsored enterprises, or are general obligation bonds issued by New York State municipalities. Therefore, management has determined these securities to be of high credit quality, management does not intend to sell and is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair values are expected to recover as the bonds approach maturity. The Bank did not record any credit losses on available-for-sale securities during the nine-month period ended September 30, 2025 or 2024.
The amortized cost and fair value of debt securities at September 30, 2025 and December 31, 2024, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.
	September 30, 2025
	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$24,325,915	$23,941,235	$150,953	$151,599
Due from one year to five years	68,148,345	64,891,750	2,028,244	2,058,507
Due from five years to ten years	14,280,473	13,259,241	1,128,348	1,203,755
Due after ten years	3,300,737	3,140,758	346,114	339,321
Securities not due at one date	—	—	—	—
	$110,055,470	$105,233,011	$3,653,659	$3,753,182

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
2.
DEBT SECURITIES (continued)

	December 31, 2024
	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$19,218,593	$18,847,622	$1,610,088	$1,611,101
Due from one year to five years	85,415,600	79,293,127	942,260	962,083
Due from five years to ten years	18,580,589	16,596,121	839,415	849,900
Due after ten years	3,623,142	3,325,887	569,289	558,486
Securities not due at one date	—	—	—	—
	$126,837,924	$118,062,757	$3,961,052	$3,981,570
The Bank had no gross realized gains or gross realized losses during the nine-month period ended September 30, 2025 or 2024.
The carrying amount of debt securities pledged to secure certain lines of credit with the FRB amounted to approximately $13,900,000 at September 30, 2025, and approximately $35,400,000 at December 31, 2024. The carrying amount of debt securities pledged to secure certain deposits amounted to approximately $53,024,000 and $61,742,000 at September 30, 2025 and December 31, 2024, respectively.
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES

Loan classification as of September 30, 205 and December 31, 2024 is as follows:
	2025	2024
Residential real estate mortgage	$229,733,049	$244,308,524
Commercial real estate	123,267,644	117,572,431
Other commercial	7,646,450	11,938,039
Home equity and junior liens	8,085,427	7,550,224
Other consumer	4,949,671	6,728,618
Total loans	373,682,241	388,097,836
Less: Allowance for credit losses	(3,673,110)	(4,028,458)
Loans, net	$370,009,131	$384,069,378
Net deferred loan origination fees totaled approximately $143,000 and $164,000 at September 30, 2025, and December 31, 2024, respectively, were included in total loans.
As of September 30, 2025, and December 31, 2024, residential real estate mortgages with a carrying balance of approximately $134,232,000 and $148,043,000, respectively, have been pledged by the Bank to the FHLBNY under a blanket collateral agreement to secure the Bank’s line of credit and term borrowings. Additionally, at September 30, 2025, and December 31, 2024, commercial real estate loans with a carrying balance of approximately $52,271,000 and $51,504,000, respectively, pledged to the FHLBNY under the same agreement. As of September 30, 2025, and December 31, 2024 commercial real estate loans with a carrying balance of approximately $57,006,000 and $55,688,000, respectively, have been pledged to the Federal Reserve Bank. At September 30, 2025, and December 31, 2024, the recorded investment of residential mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process was approximately $91,000 and $409,000, respectively. At September 30, 2025, and December 31, 2024, the

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

recorded investment of commercial mortgage loans secured by commercial real estate for which formal foreclosure proceedings were in process was approximately $1,624,000 and $752,000, respectively.
The following tables present the classes of the loan portfolio summarized by the pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system at September 31, 2025 and December 31, 2024.
	September 30, 2025
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$108,704,286	$1,562,204	$11,585,988	$1,415,166	$123,267,644
Other commercial	$7,524,638	$—	$121,812	$—	$7,646,450
	$116,228,924	$1,562,204	$11,707,800	$1,415,166	$130,914,094
	Performing	Non Performing	Total
Residential real estate mortgage	$228,779,225	$953,824	$229,733,049
Home equity and junior liens	8,085,427	—	8,085,427
Other consumer	4,949,671	—	4,949,671
	$241,814,323	$953,824	$242,768,147
	December 31, 2024
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$107,148,954	$4,861,498	$5,561,979	$—	$117,572,431
Other commercial	$11,693,869	$203,640	$40,530	$—	$11,938,039
	$118,842,823	$5,065,138	$5,602,509	$—	$129,540,470
	Performing	Non Performing	Total
Residential real estate mortgage	$243,035,693	$1,272,831	$244,308,524
Home equity and junior liens	7,550,224	—	7,550,224
Other consumer	6,550,777	177,841	6,728,618
	$257,136,694	$1,450,672	$258,587,366
There were no loans classified as loss on September 30, 2025 and December 31, 2024.
The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by past due status as of September 30, 2025 and December 31, 2024:

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

	September 30, 2025
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans	Loans >90 Days and Accruing
Residential real estate mortgage	$788,424	$240,831	$455,055	$1,484,310	$228,248,739	$229,733,049	$—
Commercial real estate	303,055	—	1,415,166	1,718,221	121,549,423	123,267,644	—
Other commercial	—	—	—	—	7,646,450	7,646,450	—
Home equity and junior liens	—	—	—	—	8,085,427	8,085,427	—
Other consumer	83,774	—	—	83,774	4,865,897	4,949,671	—
	$1,175,253	$240,831	$1,870,221	$3,286,305	$370,395,936	$373,682,241	$—
	December 31, 2024
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans	Loans >90 Days and Accruing
Residential real estate mortgage	$1,254,999	$246,079	$380,096	$1,881,174	$242,427,350	$244,308,524	$—
Commercial real estate	243,743	1,238,752	727,928	2,210,423	115,362,008	117,572,431	—
Other commercial	20,219	—	177,841	198,060	11,739,979	11,938,039	—
Home equity and junior liens	—	—	—	—	7,550,224	7,550,224	—
Other consumer	—	—	—	—	6,728,618	6,728,618	—
	$1,518,961	$1,484,831	$1,285,865	$4,289,657	$383,808,179	$388,097,836	$—
Information pertaining to changes in the allowance for credit losses for the years ended September 30, 2025 and 2024 and the allocation of the allowance for credit losses and balances of the allowance for credit losses and loans based on individual and collective impairment evaluation by loan portfolio class as of September 30, 2025 and 2024 are as follows:
	September 30, 2025
	Residential real estate mortgage	Commercial real estate	Other commercial	Home equity and junior liens	Other consumer	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$2,158,956	$1,167,061	$122,658	$93,526	$117,448	$368,809	$4,028,458
Loans charged off	—	—	—	—	(210,967)	—	(210,967)
Recoveries	—	—	2,376	1,975	201,268	—	205,619
Provisions for loan losses	(525,038)	334,366	(48,153)	(14,270)	(44,506)	(52,399)	(350,000)
Ending balance	$1,633,918	$1,501,427	$76,881	$81,231	$63,243	$316,410	$3,673,110

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

	September 30, 2024
	Residential real estate mortgage	Commercial real estate	Other commercial	Home equity and junior liens	Other consumer	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$2,802,240	$789,717	$105,451	$94,645	$141,049	$—	$3,933,102
Loans charged off	—	—	—	—	(26,321)	—	(26,321)
Recoveries	—	—	2,164	4,500	12,515	—	19,179
Provisions for loan losses	(221,055)	263,709	(22,083)	(4,593)	(13,885)	77,907	80,000
Ending balance	$2,581,185	$1,053,426	$85,532	$94,552	$113,358	$77,907	$4,058,602
The following table provides loans on nonaccrual status. In connection with the adoption of ASC 326, nonaccrual loans may have an allowance for credit losses or a negative allowance for credit losses from expected recoveries of amounts previously written off. Nonaccrual loans may not have an allowance for credit losses if the loss expectations are zero given solid collateral value.
	Amortized cost
	Nonaccrual loans	Nonaccrual loans without related allowance for credit losses	Recognized interest income
September 30, 2025
Residential real estate mortgage	$953,824	$953,824	$47,707
Commercial real estate	1,415,166	394,524	—
Other commercial	—	—	—
Home equity and junior liens	—	—	—
Other consumer	—	—	—
Total	$2,368,990	$1,348,348	$47,707
December 31, 2024
Residential real estate mortgage	$1,272,831	$922,751	$53,902
Commercial real estate	751,803	—	23,875
Other commercial	—	—	—
Home equity and junior liens	—	—	—
Other consumer	177,841	177,841	—
Total	$2,202,475	$1,100,592	$77,777
A loan is considered collateral-dependent when the borrower is experiencing financial difficulty and repayment of the loan is expected to be provided substantially through the operation or sale of the collateral. Loans considered collateral-dependent were as follows:
September 30, 2025	Amortized Cost	Collateral type
Real estate:
Residential real estate mortgage	$195,126	Residential real estate
Commercial real estate	1,415,166	Commercial real estate
Total real estate	$1,610,292

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

December 31, 2024	Amortized Cost	Collateral type
Real estate:
Residential real estate mortgage	$326,410	Residential real estate
Commercial real estate	2,139,716	Commercial real estate
Total real estate	$2,466,126
As of September 30, 2025 and December 31, 2024 there was an immaterial amount of modifications made to borrowers experiencing financial difficulty.
The Bank has developed an internal loan grading system to evaluate and quantify the Bank’s commercial loan portfolio (and prior to January 1, 2024, the residential and consumer loan portfolios) with respect to quality and risk. The system focuses on, among other things, financial strength of borrowers, experience and depth of borrower’s management, primary and secondary sources of repayment, payment history, nature of the business and outlook on particular industries.
Pass — Loans graded as Pass encompass all loans not graded as Loss, Doubtful, Substandard or Special Mention. Pass loans are in compliance with loan covenants and payments are generally made as agreed. Pass loans range from superior quality to fair quality.
Special Mention — A special mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. They pose elevated risk, but their weakness does not yet justify a substandard classification. Although a special mention asset has a higher probability of default than a pass asset, its default is not imminent. Special mention is not a compromise between pass and substandard and should not be used to avoid exercising such judgment.
Substandard — A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. Substandard assets have a high probability of payment default, or they have other well-defined weaknesses. They require more intensive supervision by bank management.
The following grading systems below are used to rate residential and consumer loans.
Performing and Non-performing — A loan is defined as non-performing if it is 90 days past due or on non-accrual status, performing loans are less than 90 days past due and not nonaccrual.

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

The following tables present the loans to customers as of September 30, 2025 and December 31, 2024, based on year of origination within each credit quality indicator:
	At September 30, 2025
	2025	2024	2023	2022	Prior	Total
Residential real estate
Performing	$3,941,624	$6,514,216	$30,320,605	$61,673,843	$126,328,937	$228,779,225
Non performing	—	—	174,459	—	779,365	953,824
Total residential real estate	$3,941,624	$6,514,216	$30,495,064	$61,673,843	$127,108,302	$229,733,049
Commercial real estate
Pass	$13,734,634	$14,783,504	$33,976,877	$20,428,611	$25,780,660	$108,704,286
Special Mention	—	—	607,065	—	955,139	1,562,204
Substandard	—	—	6,346,396	—	5,239,592	11,585,988
Doubtful	—	—	—	—	1,415,166	1,415,166
Total commercial real estate	$13,734,634	$14,783,504	$40,930,338	$20,428,611	$33,390,557	$123,267,644
Other commercial
Pass	$1,498,475	$2,278,477	$1,263,711	$735,763	$1,748,212	$7,524,638
Substandard	—	—	56,551	65,261	—	121,812
Total other commercial	$1,498,475	$2,278,477	$1,320,262	$801,024	$1,748,212	$7,646,450
Current period net recoveries	$—	$—	$—	$—	$2,376	$2,376
Home equity and junior lien
Performing	$1,059,519	$925,678	$736,720	$1,571,803	$3,791,707	$8,085,427
Current period net recoveries	$—	$—	$—	$—	$1,975	$1,975
Other consumer
Performing	$798,710	$1,496,405	$1,490,059	$727,130	$437,367	$4,949,671
Current period gross write-offs	$4,882.00	$—	$206,085	$—	$—	$210,967
Current period recoveries	—	—	199,867	—	1,401	201,268
Current period net (write-offs) recoveries	$(4,882.00)	$—	$(6,218)	$—	$1,401	$(9,699)
Total Loans	$21,032,962	$25,998,280	$74,972,443	$85,202,411	$166,476,145	$373,682,241
	At December 31, 2024
	2024	2023	2022	2021	Prior	Total
Residential real estate
Performing	$6,808,280	$33,586,282	$65,497,275	$58,559,559	$78,584,297	$243,035,693
Non performing	—	—	—	697,441	575,390	1,272,831
Total residential real estate	$6,808,280	$33,586,282	$65,497,275	$59,257,000	$79,159,687	$244,308,524
Commercial real estate
Pass	$11,693,554	$42,743,567	$22,200,495	$6,007,176	$24,504,162	$107,148,954
Special Mention	—	—	—	1,666,966	3,194,532	4,861,498
Substandard	—	183,358	—	1,882,454	3,496,167	5,561,979
Total commercial real estate	$11,693,554	$42,926,925	$22,200,495	$9,556,596	$31,194,861	$117,572,431
Other commercial
Pass	$6,216,218	$1,776,623	$1,225,901	$1,268,486	$1,206,641	$11,693,869
Special Mention	—	—	—	—	203,640	203,640
Substandard	—	—	40,530	—	—	40,530
Total other commercial	$6,216,218	$1,776,623	$1,266,431	$1,268,486	$1,410,281	$11,938,039
Current period net recoveries	$—	$—	$—	$—	$2,410	$2,410
Home equity and junior lien
Performing	$950,313	$762,141	$1,741,110	$659,891	$3,436,769	$7,550,224
Current period net recoveries	$—	$—	$—	$—	$5,500	$5,500

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
3.
LOANS AND ALLOWANCE FOR CREDIT LOSSES (continued)

	At December 31, 2024
	2024	2023	2022	2021	Prior	Total
Other consumer
Performing	$2,315,764	$2,269,978	$1,300,580	$371,178	$293,277	$6,550,777
Non performing	—	177,841	—	—	—	177,841
Total other consumer	$2,315,764	$2,447,819	$1,300,580	$371,178	$293,277	$6,728,618
Current period gross write-offs	$—	$892	$24,173	$—	$1,792	$26,857
Current period recoveries	—	—	898	—	13,405	14,303
Current period net (write-offs) recoveries	$—	$(892)	$(23,275)	$—	$11,613	$(12,554)
Total Loans	$27,984,129	$81,499,790	$92,005,891	$71,113,151	$115,494,875	$388,097,836

4.
COMMITMENTS AND CONTINGENCIES

Financial Instruments with Off-Balance-Sheet Risk
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments summarized as follows at September 30, 2025 and December 31, 2024:
The Bank had the following outstanding commitments at September 30, 2025 and December 31, 2024:
	2025	2024
Commitments to extend credit:
Home equity loan commitments	$7,168,893	$6,575,394
Commercial and other commitments	5,845,968	2,203,009
Standby letters of credit	735,158	702,866
	$13,750,019	$9,481,269
As of September 30, 2025 and December 31, 2024, the amount reserved for off balance sheet commitments totaled approximately $177,000 in each period and is included in other liabilities.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
4.
COMMITMENTS AND CONTINGENCIES (continued)

termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.
Risk Participation Agreements
Risk participation agreements (“RPAs”) are guarantees issued by the Bank to other parties for a fee, whereby the Bank agrees to participate in the credit risk of a derivative customer of the other party. Under the terms of these agreements, the “participating bank” receives a fee from the “lead bank” in exchange for the guarantee of reimbursement if the customer defaults on an interest rate swap. The interest rate swap is transacted such that any and all exchanges of interest payments (favorable and unfavorable) are made between the lead bank and the customer. In the event that an early termination of the swap occurs and the customer is unable to make a required close out payment, the participating bank assumes that obligation and is required to make this payment.
RPAs where the Bank acts as the participating bank are referred to as “participations-in,” in reference to the credit risk associated with the counterparty’s derivatives being assumed by the Bank. The Bank’s maximum credit exposure is based on its proportionate share of the settlement amount of the referenced interest rate swap. Settlement amounts are generally calculated based on the fair value of the swap plus outstanding accrued interest receivables from the customer. As of September 30, 2025 the Bank had four RPA agreements, and the terms of three were greater than three years. As of December 30, 2024 the Bank had one RPA agreement and the term was less than three years. On September 30, 2025 the total credit exposure was $692,000 and as of December 31, 2024, there was no credit exposure associated with the agreement as the effective date was subsequent to December 31, 2024.
5.
BORROWINGS AND LINES OF CREDIT

The Bank had $13.1 million and $28.3 million in term borrowings with the FHLB as of September 30, 2025 and December 31, 2024, respectively. The Bank had no outstanding overnight borrowings on its line of credit with the FHLB at September 30, 2025 and December 31, 2024. Additionally, the Bank had $6 million outstanding with the Federal Reserve Bank at December 31, 2024.
The following table sets forth the contractual terms of borrowings with the FHLB and FRB as of September 30, 2025 and December 31, 2024:
Advance Date	Maturity Date	Interest Rate	2025 Outstanding Balance	2024 Outstanding Balance
5/19/2020	5/19/2025	0.69%	$—	$5,000,000
11/08/2022	11/07/2025	4.96%	100,090	100,090
11/14/2022	11/14/2025	4.60%	70,000	70,000
11/21/2022	11/21/2025	4.66%	83,005	83,005
12/22/2022	12/22/2025	4.33%	165,219	165,219
12/30/2022	12/30/2025	4.58%	160,000	160,000
12/30/2022	12/30/2025	4.59%	26,000	26,000
12/30/2022	12/30/2025	4.59%	100,000	100,000
5/10/2023	5/10/2028	3.80%	5,000,000	5,000,000
6/30/2023	6/30/2026	4.79%	5,000,000	5,000,000

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
5.
BORROWINGS AND LINES OF CREDIT (continued)

Advance Date	Maturity Date	Interest Rate	2025 Outstanding Balance	2024 Outstanding Balance
3/26/2024	3/29/2027	4.65%	257,005	257,005
4/30/2024	4/30/2027	5.11%	293,310	293,310
5/24/2024	5/24/2027	4.97%	61,290	61,290
9/16/2024	9/16/2027	3.66%	1,000,042	1,000,042
7/11/2025	7/31/2026	4.29%	334,095	—
7/21/2025	7/21/2026	4.25%	130,005	—
8/19/2025	8/21/2026	3.86%	331,510	—
12/27/2024	1/15/2025	4.50%	—	6,000,000
12/30/2024	6/30/2025	4.47%	—	5,000,000
		Total	$13,111,571	$28,315,961

*
Denotes an overnight borrowing.

The Bank has access to FHLBNY advances, under which it can borrow at various terms and interest rates. Residential real estate mortgages, as disclosed in Note 3, and FHLB stock with a carrying value of approximately $1,108,900 have been pledged by the Bank under a blanket collateral agreement to secure the Bank’s borrowings at September 30, 2025. The total outstanding indebtedness under borrowing facilities with the FHLB cannot exceed the total value of the assets pledged under the blanket collateral agreement.
The Bank had municipal letters of credit outstanding totaling $48.0 million and $45.5 million at September 30, 2025 and December 31, 2024.
At September 30, 2025, scheduled repayments of long term advances are as follows:
2025	$704,314
2026	5,464,100
2027	1,611,647
2028	5,331,510
$13,111,571
At September 30, 2025, the Bank had a secured line of credit totaling approximately $2,000,000 that must be secured by debt securities with one correspondent bank. The Bank also had unsecured lines of credit totaling approximately $8,000,000 with two correspondent banks. The Bank has a line of credit available at September 30, 2025 with the Federal Reserve Bank of New York through its Discount Window and has pledged debt securities as well as loans to support the line, totaling approximately $70,906,000.

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
6.
DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more at September 30, 2025 and December 31, 2024 was approximately $36,977,000 and $28,274,000, respectively.
At September 30, 2025, scheduled maturities of time deposits are as follows:
2025	$63,023,618
2026	69,499,299
2027	15,716,681
2028	206,432
2029	9,474
$148,455,504

7.
FAIR VALUE MEASUREMENTS

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is best determined based upon quoted market prices. However, in some instances, there may be no quoted market prices for the Bank’s various assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.
In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
The Bank groups its assets and liabilities measured at fair value in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1:
Valuation is based on quoted prices in active markets for identical assets or liabilities that the Bank has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:
Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
7.
FAIR VALUE MEASUREMENTS (continued)

Level 3:
Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used by the Bank in estimating fair value disclosures:
Cash and cash equivalents
The carrying amounts of cash and cash equivalents approximate their fair values and are classified as Level 1.
Debt securities
The Bank determines the fair value for its debt securities using an independent bond pricing service for identical assets or significantly similar debt securities (Level 2). The pricing service uses a variety of techniques to arrive at fair value including market maker bids, quotes and pricing models. Inputs to the pricing models include recent trades, benchmark interest rates, spreads and actual and projected cash flows. The Bank’s available for sale debt securities were all classified as Level 2 at September 30, 2025 and December 31, 2024.
Restricted stock
The carrying amounts of investments in Federal Reserve Bank stock and Federal Home Loan Bank stock approximate their fair values and are classified as Level 2.
Net loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analysis, based on interest rates currently being offered in the market for loans with similar terms to borrowers of similar credit quality. Loan value estimates include judgments based on expected prepayment rates. The measurement of fair of loans, including individually evaluated loans, is classified within Level 3 of the fair value hierarchy.
Accrued interest receivable and payable
The carrying amounts of accrued interest receivable and payable approximate fair value and are classified as Level 1.
Deposits
The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts) and are classified within Level 1 of the fair value hierarchy. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates of deposits to a schedule of aggregated expected monthly maturities on time deposits. Measurements of the fair value of time deposits are classified within Level 2 of the fair value hierarchy.

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
7.
FAIR VALUE MEASUREMENTS (continued)

Borrowed Funds
The fair value of long-term FHLB and FRB advances are estimated using discounted cash flow analysis, based on quoted priced for new FHLB and FRB advances with similar credit risk characteristics, terms and remaining maturities and are classified within Level 2 of the fair value hierarchy.
Subordinated debentures
The Bank obtains quotes from its pricing service based upon discounted cash flow methodology or utilizes observations of recent highly similar transactions which result in a Level 2 classification.
Collateral Dependent Loans
Collateral dependent loans are those for which the Bank has individually calculated the credit loss based on the fair value of the loan’s collateral. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These real estate appraisals may include up to three approaches to value: the sales comparison approach, the income approach (for income-producing property) and the cost approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available, if applicable. Although the fair value of the property normally will be based on an appraisal, the valuation should be consistent with the price that a market participant will pay to purchase the property at the measurement date. Circumstances may exist that indicate that the appraised value is not an accurate measurement of the property’s current fair value. Examples of such circumstances include changed economic conditions since the last appraisal, change in property use, stale appraisals, or imprecision and subjectivity in the appraisal process. Appraisal adjustments may be made by management to reflect these conditions resulting in a discount of the appraised value. In addition, a discount is typically applied to account for estimated costs to sell. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuations, and management’s expertise and knowledge of the client and client’s business. Collateral dependent loans carried at fair value result in a Level 3 fair value classification.
Other Real Estate Owned
Fair values for other real estate owned are initially recorded based on market value evaluations by third parties, less costs to sell (“initial cost basis”). Any write-downs required when the related loan receivable is exchanged for the underlying real estate collateral at the time of transfer to foreclosed real estate are charged to the allowance for credit losses. Values are derived from appraisals, similar to impaired loans, of underlying collateral or discounted cash flow analysis. Subsequent to foreclosure, valuations are updated periodically, and assets are marked to current fair value, not to exceed the initial cost basis. In the determination of fair value subsequent to foreclosure, management also considers other factors or recent developments, such as, changes in absorption rates and market conditions from the time of valuation and anticipated sales values considering management’s plans for disposition. Either change could result in adjustment to lower the property value estimates indicated in the appraisals. These measurements are classified as Level 3 within the fair value hierarchy. Foreclosed real estate is subject to nonrecurring fair value adjustment upon initial recognition or subsequent impairment.

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
7.
FAIR VALUE MEASUREMENTS (continued)

Assets measured at fair value on a recurring basis at September 30, 2025 and December 31, 2024 are as follows:
	September 30, 2025
Description	Total	Level 1	Level 2	Level 3
Securities available-for-sale:
U.S. Treasuries	$46,856,523	$—	$46,856,523	$—
U.S. Government agencies	12,628,093	—	12,628,093	—
Residential mortgage backed	8,754,642	—	8,754,642	—
State and local governments	36,993,753	—	36,993,753	—
	$105,233,011	$—	$105,233,011	$—
	2024
Description	Total	Level 1	Level 2	Level 3
Securities available-for-sale:
U.S. Treasuries	$51,113,438	$—	$51,113,438	$—
U.S. Government agencies	19,211,577	—	19,211,577	—
Residential mortgage backed	11,643,895	—	11,643,895	—
State and local governments	36,093,846	—	36,093,847	—
	$118,062,757	$—	$118,062,757	$—
The following tables summarize fair value disclosures for individually evaluated and collateral dependent loans as well as other real estate owned at September 30, 2025 and December 31, 2024:
				Fair Value Measurements Using
(In thousands)	Recorded Investment	Related Allowance	Fair Value	(Level 1)	(Level 2)	(Level 3)
2025:
Individually evaluated	$901,616	$17,599	$884,018	$—	$—	$884,018
Collateral dependent loans	$1,020,641	$322,754	$697,888	$—	$—	$697,888
2024:
Individually evaluated	$2,125,333	$24,034	$2,101,299	$—	$—	$2,101,299
Collateral dependent loans	$—	$—	$—	$—	$—	$—
Other real estate owned	$172,968	$—	$172,968	$—	$—	$172,968
The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs were utilized to determine fair value at September 30, 2025 and December 31, 2024:
	2025
	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Individually evaluated	$884,018	Discounted cash flow	Discount rate	4.75% – 8.50%	6.69%
Collateral dependent	$697,888	Appraisal of collateral	Appraisal adjustments	20%	20%

NBC Bancorp, Inc. and Subsidiary
Notes to Interim Condensed Consolidated Financial Statements
(Unaudited) (continued)
7.
FAIR VALUE MEASUREMENTS (continued)

	2024
	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Individually evaluated	$3,817,075	Discounted cash flow	Discount rate	3.9% – 9.9%	5.63%
Other real estate owned	$172,968	Appraisal of collateral	Liquidation Expense	20%	20%
The carrying amounts and estimated fair values of the Bank’s financial instruments at September 30, 2024 and December 31 were as follows:
		2025		2024
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Total cash and cash equivalents	1	$55,460,252	$55,460,252	$13,590,594	$13,590,594
Debt securities:
Available-for-sale	2	105,233,011	105,233,011	118,062,757	118,062,757
Held-to-maturity	2	3,653,659	3,753,182	3,961,052	3,981,570
Federal Reserve Bank stock	2	852,250	852,250	852,250	852,250
Federal Home Loan Bank stock	2	1,108,900	1,108,900	1,516,800	1,516,800
Net loans	3	370,009,131	350,993,000	384,069,378	356,756,000
Accrued interest receivable	1	1,502,832	1,502,832	1,477,437	1,477,437
Financial liabilities:
Deposits:
Demand and savings deposits	1	336,341,286	272,017,000	332,873,631	333,704,000
Time deposits	2	148,455,504	148,362,000	127,263,213	127,097,000
Federal Home Loan Bank:
Short-term advances	1	—	—	6,000,000	6,001,000
Long-term advances	2	13,111,571	13,179,000	22,315,961	22,173,000
Subordinated debentures	2	9,550,000	8,834,000	9,550,000	8,407,000
Accrued interest payable	1	468,600	468,600	534,850	534,850

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and between
BALLSTON SPA BANCORP, INC.
and
NBC BANCORP, INC.

Dated as of September 23, 2025

9.12 Specific Performance	A-69
9.13 Severability	A-69
9.14 Confidential Supervisory Information	A-69
9.15 Delivery by Electronic Transmission	A-69
Exhibit A — Form of Bank Merger Agreement
Exhibit B — Form of NBC Voting Agreement
Exhibit C — Form of Ballston Voting Agreement
Exhibit D — Corporate Governance

INDEX OF DEFINED TERMS
Page
Acquisition Proposal	69
Affiliate	80
Agreement	1
Appraisal Shares	3
Ballston	1
Ballston Articles	4
Ballston Bank	1
Ballston Benefit Plans	40
Ballston Board Recommendation	62
Ballston Bylaws	4
Ballston Common Stock	3
Ballston Continuing Directors	69
Ballston Contract	44
Ballston Disclosure Schedule	32
Ballston ERISA Affiliate	40
Ballston Leased Real Property	47
Ballston Meeting	61
Ballston Preferred Stock	33
Ballston PTO Policy	66
Ballston Regulatory Agreement	45
Ballston Reports	36
Ballston Stock Options	33
Ballston Subsidiary	32
Ballston Systems	48
Ballston Voting Agreements	2
Bank Merger	1
Bank Merger Agreement	1
Bank Merger Certificate	4
BHC Act	8
BOLI	30
Borrower	29
Business Day	81
Cannabis-Related Business	9
Certificate of Merger	2
Chosen Courts	82
Closing	2
Closing Date	2
Code	1
Compliance Areas	20
Confidentiality Agreement	61
Continuing Employees	64

Page
DIF	9
DOL	18
Effective Time	2
Enforceability Exceptions	11
Environmental Laws	24
ERISA	17
Exchange Act	14
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	3
FDIC	9
Federal Reserve Board	12
GAAP	8
Governmental Entity	12
Griffin	38
Intellectual Property	26
IRS	17
Janney	15
Joint Proxy Statement	12
Knowledge	81
Laws	21
Liens	10
Litigation	69
Loan Participation	29
Loans	29
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	60
Merger	1
Merger Consideration	3
Multiemployer Plan	18
Multiple Employer Plan	18
NBC	1
NBC Bank	1
NBC Benefit Plans	17
NBC Board Recommendation	62
NBC Common Stock	3
NBC Contract	23
NBC Disclosure Schedule	7
NBC ERISA Affiliate	17
NBC Indemnified Parties	67
NBC Leased Real Property	25
NBC Meeting	61
NBC PTO Policies	66

Page
NBC Regulatory Agreement	24
NBC Reports	13
NBC Subsidiary	9
NBC Systems	27
NBC Voting Agreements	1
New Certificates	5
New Plans	65
NYBCL	2
OCC	12
Old Certificate	3
PBGC	18
Permitted Encumbrances	25
Person	82
Premium Cap	68
PTO	66
Recommendation Change	62
Regulatory Agencies	12
Representatives	70
Requisite Ballston Vote	34
Requisite NBC Vote	11
Requisite Regulatory Approvals	60
Restrictive Covenant	20
S-4	12
Sarbanes-Oxley Act	13
SEC	12
Securities Act	13
Significant Subsidiaries	9
SRO	12
Subsidiary	9
Superior Proposal	71
Surviving Bank	4
Surviving Corporation	1
Takeover Statutes	28
Tax	16
Tax Return	17
Taxes	16
Terminated Plan	66
Termination Date	76
Termination Fee	78
Tier I CRBs	9
Total Borrower Commitment	29

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2025 (this “Agreement”), by and between Ballston Spa Bancorp, Inc., a New York corporation (“Ballston”) and NBC Bancorp, Inc., a New York corporation (“NBC”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Ballston and NBC have determined that it is in the best interests of their respective companies and their shareholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which NBC will, subject to the terms and conditions set forth herein, merge with and into Ballston (the “Merger”), so that Ballston is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;
WHEREAS, immediately following the consummation of the Merger, National Bank of Coxsackie, a national bank organized under the Laws of the United States and a wholly-owned direct Subsidiary of NBC (“NBC Bank”), will merge (the “Bank Merger”) with and into Ballston Spa National Bank, a national bank organized under the Laws of the United States and a wholly-owned Subsidiary of Ballston (“Ballston Bank”), so that Ballston Bank is the surviving entity in the Bank Merger and is a wholly-owned direct Subsidiary of Ballston, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Ballston Bank and NBC Bank, and attached hereto as Exhibit A (the “Bank Merger Agreement”);
WHEREAS, in furtherance thereof, the respective Boards of Directors of Ballston and NBC have approved this Agreement and the transactions contemplated hereby and, in the case of Ballston, have directed that this Agreement be submitted to a vote of its shareholders for approval and to recommend that its shareholders approve this Agreement and, in the case of NBC, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement;
WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Ballston to enter into this Agreement, all of the directors of NBC have entered into separate Voting Agreements with Ballston, substantially in the form attached hereto as Exhibit B (collectively, the “NBC Voting Agreements”) in connection with the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for NBC to enter into this Agreement, all of the directors of Ballston have entered into separate Voting Agreements with NBC, substantially in the form attached hereto as Exhibit C (collectively, the “Ballston Voting Agreements”) in connection with the Merger; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the New York Business Corporation Law (the “NYBCL”) at the Effective Time, NBC shall merge with and into Ballston. Ballston shall be the Surviving Corporation (the “Surviving Corporation”) in the Merger, and

shall continue its corporate existence under the Laws of the State of New York. Upon consummation of the Merger, the separate corporate existence of NBC shall terminate.
1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents at 10:00 a.m., New York City time, on the last Business Day of the first month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); or (b) at such other date, time or place as Ballston and NBC may mutually agree in writing after all of such conditions have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
1.3   Effective Time.   The Merger shall become effective as set forth in the certificate of merger to be filed with the New York Department of State on the Closing Date (the “Certificate of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NYBCL and this Agreement.
1.5   Conversion of NBC Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Ballston, NBC or the holder of any securities of Ballston or NBC:
(a)   Subject to Sections 1.5(b) and 2.2(e), each share of the common stock, $5.00 par value, of NBC (the “NBC Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of NBC Common Stock owned by NBC as treasury shares or owned by Ballston or NBC (in each case other than shares of NBC Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by NBC or Ballston in respect of debts previously contracted), shall be converted into the right to receive 0.8065 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, $12.50 par value, of Ballston (the “Ballston Common Stock”).
(b)   Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of NBC Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Sections 623 and 910 of the NYBCL shall not be converted into the Merger Consideration as provided in Section 1.5(a), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Sections 623 and 910 of the NYBCL; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Sections 623 and 910 of the NYBCL with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 623 and 910 of the NYBCL, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 1.5(a), less any applicable tax withholding. NBC shall give prompt written notice to Ballston of any demands received by NBC for appraisal of any shares of NBC Common Stock, and Ballston shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. NBC shall not, without the prior written consent of Ballston, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Effective Time, Ballston shall not, except with the prior written consent of NBC, require NBC to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
(c)   All of the shares of NBC Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of NBC Common Stock) previously representing any such shares of NBC Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Ballston Common Stock which such shares of NBC Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of NBC Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Ballston Common Stock or NBC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Ballston and the holders of NBC Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit NBC or Ballston to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(d)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of NBC Common Stock owned by NBC as treasury shares or owned by NBC or Ballston (in each case other than shares of NBC Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by NBC or Ballston in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Ballston Common Stock or other consideration shall be delivered in exchange therefor.
1.6   Certificate of Incorporation of Surviving Corporation.   At the Effective Time, the Certificate of Incorporation of Ballston (the “Ballston Articles”), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.
1.7   Bylaws of Surviving Corporation.   At the Effective Time, the Ballston Amended and Restated Bylaws (“Ballston Bylaws”) shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.
1.8   Directors and Officers of Surviving Corporation.   Following the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth in Section 6.12 of this Agreement with such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.
1.9   Tax Consequences.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
1.10   Ballston Stock.   At and after the Effective Time, each share of Ballston Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Ballston Common Stock and shall not be affected by the Merger.
1.11   Bank Merger.   Immediately following the consummation of the Merger, Ballston Bank and NBC Bank will consummate the Bank Merger under which NBC Bank will merge with and into Ballston Bank pursuant to the Bank Merger Agreement. Ballston Bank shall be the Surviving Bank (the “Surviving Bank”) in the Bank Merger, and shall continue its corporate existence as a national bank. Upon consummation of the Bank Merger, the separate corporate existence of NBC Bank shall terminate. The Bank Merger shall become effective immediately after the Effective Time of the Merger. Prior to the Effective Time, NBC shall cause NBC Bank, and Ballston shall cause Ballston Bank, to execute such certificates of merger and such other documents and certificates as are necessary, required or desirable to make the Bank Merger effective (the “Bank Merger Certificate”) at the times specified in the foregoing sentence.

ARTICLE II
EXCHANGE OF SHARES
2.1   Ballston to Make Merger Consideration Available.   At or prior to the Effective Time, Ballston shall deposit, or shall cause to be deposited, with an exchange agent designated by Ballston and acceptable to NBC (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Ballston’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of Ballston Common Stock to be issued to holders of NBC Common Stock and (b) cash in lieu of any fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, Ballston shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of NBC Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Ballston Common Stock and any cash in lieu of fractional shares which the shares of NBC Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate, or, at the election of Ballston, a statement reflecting shares issued in book-entry form, representing that number of whole shares of Ballston Common Stock to which such holder of NBC Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Ballston Common Stock which the shares of NBC Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to Ballston Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Ballston Common Stock which the shares of NBC Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)   If any New Certificate representing shares of Ballston Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Ballston Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of NBC of the shares of NBC Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Ballston Common Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article II.
(e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Ballston Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Ballston Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Ballston. In lieu of the issuance of any such fractional share, Ballston shall pay to each former holder of NBC Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Ballston Common Stock on the OTC Pink Limited Market (the “OTCPK”) for the consecutive period of ten (10) full trading days ending on the day preceding the Closing Dateby (ii) the fraction of a share (after taking into account all shares of NBC Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Ballston Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the holders of NBC Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of NBC Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Ballston Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Ballston Common Stock deliverable in respect of each former share of NBC Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Ballston, NBC, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of NBC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(g)   Ballston shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Ballston Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of NBC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Ballston or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of NBC Common Stock in respect of which the deduction and withholding was made by Ballston or the Exchange Agent, as the case may be.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Ballston or the Exchange Agent, the posting by such person of a bond in such amount as Ballston or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Ballston Common Stock and any cash in lieu of fractional shares, and dividends of distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NBC
Except (a) as disclosed in the disclosure schedule delivered by NBC to Ballston concurrently herewith (the “NBC Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in NBC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NBC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any NBC Reports filed by NBC after January 1, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), NBC hereby represents and warrants to Ballston as follows:
3.1   Corporate Organization.
(a)   NBC is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). NBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. NBC is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NBC. As used in this Agreement, “Material Adverse Effect” means, with respect to Ballston, NBC or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in Laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood and agreed that the foregoing in this subclause (E) shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(l), 4.3(b), 4.4 or 4.11(k) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (G) the expenses incurred by NBC or Ballston in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act as defined in the Federal Reserve Board’s Regulation W, 12 C.F.R. § 223.3(ii); and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Exchange Act. True and complete copies of the NBC Certificate and the NBC Amended and Restated Bylaws, as in effect as of the date of this Agreement, have previously been made available by NBC to Ballston.
(b)   NBC Bank is a national bank, validly existing and in good standing under the Laws of the United States of America.
(c)   The deposits of NBC Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (the “DIF”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. Set forth on Section 3.1(c) of NBC Disclosure Schedule is a true and correct schedule of (i) the deposits of NBC Bank prepared as of the date indicated thereon (which shall be updated immediately prior to the Closing Date); (ii) deposits of any state, county, municipality or political subdivision held by NBC Bank; (iii) deposits held by NBC Bank through the Certificate of Deposit Account Registry Service program or any other similar type of program; (iv) NBC Bank’s twenty (20) largest depositors, including the balance of each deposit account and a description of the nature of NBC Bank’s relationship with each such depositor; and (v) the identity of each NBC Bank depositor held by, or in the name of, a Cannabis-Related Business. “Cannabis-Related Business,” means any (A) any marijuana-related or affiliated businesses that are plant-touching entities for whom actual or expected revenue is derived from the cultivation, production, testing or sale of cannabis (“Tier I CRBs”), (B) businesses that primarily or exclusively provide products and services to Tier I CRBs; (C) any individual or entity that derives a majority of revenue from a Tier I CRB; or (D) any individual or entity that is engaged in business activities with a Tier I CRB.
(d)   Each Subsidiary of NBC (a “NBC Subsidiary”) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on NBC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Section 3.1(d) of NBC Disclosure Schedules, there are no restrictions on the ability of any Subsidiary of NBC to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. There are no Subsidiaries of NBC other than NBC Bank that have or are required to have deposit insurance. Section 3.1(d) of NBC Disclosure Schedule sets forth a true and complete list of all Subsidiaries of NBC as of the date hereof. True and complete copies of the organizational documents of each NBC Subsidiary as in effect as of the date of this Agreement have previously been made available by NBC to Ballston. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of NBC other than the NBC Subsidiaries.
3.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of NBC consists of 1,000,000 shares of NBC Common Stock. As of the date hereof, there are (i) 473,239 shares of NBC Common Stock issued and outstanding, (ii) no shares of NBC Common Stock held in treasury, (iii) no shares of NBC Common Stock reserved for issuance upon the exercise of outstanding NBC Stock Options, (iv) no shares of NBC Common Stock outstanding in respect of NBC Restricted Stock Awards and no shares of NBC Common Stock reserved for issuance upon the settlement of outstanding restricted stock units, and (v) no other shares of capital stock or other equity securities of NBC issued, reserved for issuance or outstanding. All of the issued and outstanding shares of NBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of NBC may vote. Except as set forth on Section 3.2(a) of NBC Disclosure Schedule, no trust preferred or subordinated debt securities of NBC are issued or outstanding. As of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in NBC, or contracts, commitments, understandings or arrangements by which NBC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in NBC, or that otherwise obligate NBC to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which NBC is a party or is bound with respect to the voting or transfer of NBC Common Stock or other equity interests of NBC, other than the NBC Voting Agreements.
(b)   NBC owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the NBC Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to NBC Bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No NBC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3   Authority; No Violation.
(a)   NBC has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of NBC. The Board of Directors of NBC has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of NBC and its shareholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) has directed that this Agreement and the transactions contemplated hereby be submitted to NBC’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that the shareholders of NBC approve this Agreement and the transactions contemplated hereby and (v) has approved resolutions to the foregoing effect. Except for (i) the approval of this Agreement by the vote of the majority of all votes entitled to be cast at a meeting of the shareholders of NBC (the “Requisite NBC Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of NBC Bank and the approval of the Bank Merger Agreement by NBC as the sole shareholder of NBC Bank and (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to NBC’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of NBC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NBC and (assuming due authorization, execution and delivery by Ballston) constitutes a valid and binding obligation of NBC, enforceable against NBC in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar

Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by NBC nor the consummation by NBC of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by NBC with any of the terms or provisions hereof, will (i) violate any provision of the NBC Certificate or the NBC Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction, or any regulatory, administrative, or enforcement agreement applicable to NBC or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of NBC Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NBC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NBC.
(c)   The Board of Directors of NBC Bank has approved the Bank Merger Agreement. NBC, as the sole shareholder of NBC Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by NBC Bank and (assuming due authorization, execution and delivery by Ballston Bank) constitutes a valid and binding obligation of NBC Bank, enforceable against NBC Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), including under the Bank Merger Act (12 USC 1828(c)), and approval of such applications, filings and notices, (c) the filing of any applications, filings and notices, as applicable, as required by such other banking Laws in connection with the Bank Merger, and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of NBC’s shareholders and Ballston’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Ballston in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (e) the filing of the Certificate of Merger with the New York Department of State pursuant to the NYBCL, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Ballston Common Stock pursuant to this Agreement and the approval of the quotation of such Ballston Common Stock on the OTCQX Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by NBC of this Agreement, (ii) the consummation by NBC of the Merger and the other transactions contemplated hereby, (iii) the execution and delivery by NBC Bank of the Bank Merger Agreement or (iv) the consummation by NBC Bank of the Bank Merger. As of the date hereof, NBC is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
3.5   Reports.   Except as set forth on Section 3.5(a) of NBC Disclosure Schedule, NBC and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with (i) any state regulatory authority, (ii) the OCC, (iii) the Federal Reserve Board, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an “SRO”) ((i) – (v), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency (the “NBC Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NBC. Subject to Section 9.14, except as set forth on Section 3.5 of NBC Disclosure Schedule (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of NBC and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of NBC, investigation into the business or operations of NBC or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of NBC or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of NBC or any of its Subsidiaries since January 1, 2020, in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC.
3.6   Financial Statements.
(a)   The financial statements of NBC and its Subsidiaries included (or incorporated by reference) in the NBC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NBC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of NBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of NBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent public accounting firm of NBC has resigned (or informed NBC that it intends to resign) or been dismissed as independent public accountants of NBC as a result of, or in connection with, any disagreements with NBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of NBC Bank included in the consolidated reports of condition and income (call reports) of NBC Bank complied, as of their respective dates of filing date with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC, neither NBC nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of NBC for the quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of NBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on NBC. NBC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to NBC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of NBC by others within those entities as appropriate to allow timely decisions regarding required disclosures, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to NBC’s outside auditors and the audit committee of NBC’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect NBC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in NBC’s internal controls over financial reporting. Any such disclosures were made in writing by management to NBC’s auditors and audit committee of NBC’s Board of Directors and true, correct and complete copies of such disclosures have been made available to Ballston.
(d)   Since January 1, 2020, (i) neither NBC nor any of its Subsidiaries, nor, to the knowledge of NBC, any director, officer, auditor, accountant or representative of NBC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NBC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing NBC or any of its Subsidiaries, whether or not employed by NBC or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by NBC or any of its officers, directors, employees or agents to the Board of Directors of NBC or any committee thereof or, to the knowledge of NBC, to any director or officer of NBC.
3.7   Broker’s Fees.   With the exception of the engagement of Janney Montgomery Scott, LLC (“Janney”), neither NBC nor any NBC Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. NBC has disclosed to Ballston as of the date hereof the aggregate fees provided for in connection with the engagement by NBC of Janney related to the Merger and the other transactions contemplated hereby.
3.8   Absence of Certain Changes or Events.
(a)   Except as set forth in Section 3.8(a) of the NBC Disclosure Schedule, since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC.
(b)   Except as set forth on Section 3.8(b) of NBC Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2021, NBC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
3.9   Legal Proceedings.
(a)   Except as set forth in Section 3.9(a) of NBC Disclosure Schedule, neither NBC nor any of its Subsidiaries is a party to any, and there are no pending or, to NBC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NBC or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, or decree, or regulatory, supervisory, administrative, or enforcement restriction imposed upon NBC, any of its Subsidiaries or the assets of NBC or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) that would reasonably be expected to be material to NBC and its Subsidiaries, taken as a whole.
3.10   Taxes and Tax Returns.
(a)   Each of NBC and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)   All material Taxes of NBC and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of NBC and its Subsidiaries included (or incorporated by reference) in NBC Reports (including the related notes, where applicable). Each of NBC and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.
(c)   No claim has been made in writing by any Governmental Entity in a jurisdiction where NBC or any of its Subsidiaries does not file Tax Returns that NBC or such subsidiary is or may be subject to taxation by that jurisdiction.
(d)   There are no Liens for Taxes on any of the assets of NBC or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(e)   Neither NBC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of NBC or its Subsidiaries or the assets of NBC and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.
(f)   Neither NBC nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.
(g)   Neither NBC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among NBC and its Subsidiaries). Neither NBC nor any of its Subsidiaries has (i) been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group of which NBC was the common parent) or (ii) any liability for the Taxes of any person (other than NBC or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.
(h)   Neither NBC nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.
(i)   Neither NBC nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(j)   As used in this Agreement, the term “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat and unclaimed property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
(k)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
(l)   Neither NBC nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under both (a) Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law

No. 116-127) and (b) Section 2301 of the CARES Act, or (iii) sought, nor intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)), as added by Section 1102 of the CARES Act.
3.11   Employees and Employee Benefit Plans.
(a)   Section 3.11(a) of NBC Disclosure Schedule sets forth a true, correct and complete list of all NBC Benefit Plans. For purposes hereof, “NBC Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all other pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which NBC or any Subsidiary or any trade or business of NBC or any of its Subsidiaries, whether or not incorporated, all of which together with NBC would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “NBC ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by NBC or any of its Subsidiaries or any NBC ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of NBC or any of its Subsidiaries or any NBC ERISA Affiliate.
(b)   NBC has made available to Ballston true, correct and complete copies of the following documents with respect to each of NBC Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any NBC Benefit Plan, (iii) where any NBC Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any NBC Benefit Plan, (vi) the most recently prepared actuarial report for each NBC Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).
(c)   Each NBC Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code. Neither NBC nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any NBC Benefit Plan, and neither NBC nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)   Each NBC Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of NBC, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any NBC Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. Except as set forth in Section 3.11(d) of NBC Disclosure Schedule, no trust funding any NBC Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)   Each NBC Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code and the regulations thereunder. No payment to be made under any NBC Benefit Plan is, or to the knowledge of NBC, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(f)   With respect to each NBC Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code: (i) no such NBC Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such NBC Benefit Plan, based on the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such NBC Benefit Plan’s actuary with respect to such NBC Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such NBC Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by NBC or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such NBC Benefit Plan.
(g)   None of NBC, its Subsidiaries nor any NBC ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan is subject to Section 413(c) of the Code or that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of NBC and its Subsidiaries nor any NBC ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(h)   Neither NBC nor any of its Subsidiaries’ sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(i)   All contributions required to be made to any NBC Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any NBC Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of NBC.
(j)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to NBC’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against NBC Benefit Plans, any fiduciaries thereof with respect to their duties to NBC Benefit Plans or the assets of any of the trusts under any of NBC Benefit Plans that could reasonably be expected to result in any material liability of NBC or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any NBC Benefit Plan, or any other party.
(k)   To the knowledge of NBC, none of NBC and its Subsidiaries nor any NBC ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of NBC Benefit Plans or their related trusts, NBC, any of its Subsidiaries, any NBC ERISA Affiliate or any person that NBC or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(l)   Except as set forth in Section 3.11(l) of NBC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of NBC or any of its Subsidiaries, or result in any limitation on the right of NBC or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any NBC Benefit Plan or related trust. Without limiting the generality of the foregoing, except as set forth in Section 3.11(l) of NBC Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by NBC or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither NBC nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require NBC or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(m)   Except as set forth in Section 3.11(m) of NBC Disclosure Schedule, no NBC Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(n)   There are no pending or, to NBC’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against NBC or any of its Subsidiaries, or any strikes or other material labor disputes against NBC or any of its Subsidiaries. Neither NBC nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of NBC or any of its Subsidiaries and, to the knowledge of NBC, there are no organizing efforts by any union or other group seeking to represent any employees of NBC or any of its Subsidiaries and no employees of NBC or any of its Subsidiaries are represented by any labor organization.
(o)   To the knowledge of NBC, no current or former employee or independent contractor of NBC or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to: (i) NBC or any of its Subsidiaries or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for NBC or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.
(p)   Neither NBC nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of NBC or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of NBC or any of its Subsidiaries. To the knowledge of NBC, since December 31, 2020, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of NBC or any of its Subsidiaries.
(q)   To the knowledge of NBC, no employee of NBC or any of its Subsidiaries with annual compensation in excess of $100,000 intends to terminate his or her employment relationship.
3.12   Compliance with Applicable Law.   NBC and each of its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NBC, and, to the knowledge of NBC, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. NBC and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement, including such Laws that prohibit, penalize or restrict commercial cannabis activities (“Laws”) of any Governmental Entity relating to NBC or any of its Subsidiaries, including, but not limited to, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any applicable regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail

Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, economic and trade sanctions, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Regulation O, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, and all agency requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans and payment of “golden parachute payments” and indemnification (collectively, “Compliance Areas”). Each of NBC’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of NBC or any of its Subsidiaries, or to the knowledge of NBC, no director, officer, employee, agent or other person acting on behalf of NBC or any of its Subsidiaries has, directly or indirectly, (a) used any funds of NBC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NBC or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of NBC or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of NBC or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for NBC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NBC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NBC: (i) NBC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of NBC, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.13   Certain Contracts.
(a)   Except as set forth in Section 3.13(a) of NBC Disclosure Schedule, as of the date hereof, neither NBC nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):
(i)   with respect to the employment of any directors, officers, or employees that requires the payment of more than $100,000 annually in total cash compensation which is not terminable on 60 or fewer days’ notice by NBC or a Subsidiary without the payment of severance;
(ii)   that, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Ballston, NBC, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;
(iii)   which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(iv)   that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by NBC or any of its Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business;
(v)   with or to a labor union or guild (including any collective bargaining agreement);

(vi)   any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vii)   that relates to the incurrence of indebtedness by NBC or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;
(viii)   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of NBC or its Subsidiaries;
(ix)   that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $75,000 per annum (other than any such contracts which are terminable by NBC or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);
(x)   that includes an indemnification obligation of NBC or any of its Subsidiaries with a maximum potential liability in excess of $75,000; or
(xi)   that involves aggregate payments or receipts by or to NBC or any of its Subsidiaries in excess of $50,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by NBC or any Subsidiary of NBC of any material penalty.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) whether or not set forth in NBC Disclosure Schedule, is referred to herein as a “NBC Contract”, and neither NBC nor any of its Subsidiaries knows of, or has received notice of, any material violation of any NBC Contract by any of the parties thereto.
(b)   NBC has made available to Ballston a true, correct and complete copy of each written NBC Contract and each written amendment to any NBC Contract. Section 3.13(b) of NBC Disclosure Schedule sets forth a true, correct and complete description of any oral NBC Contract and any oral amendment to any NBC Contract.
(c)   Each NBC Contract is valid and binding on NBC or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NBC. Each NBC Contract is enforceable against NBC or the applicable Subsidiary and, to the knowledge of NBC, the counterparty thereto (except as may be limited by the Enforceability Exceptions). NBC and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each NBC Contract. To the knowledge of NBC, each third-party counterparty to each NBC Contract has in all material respects performed all obligations required to be performed by it under such NBC Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of NBC or any of its Subsidiaries under any such NBC Contract. Neither NBC nor any Subsidiary of NBC has received or delivered any notice of cancellation or termination of any NBC Contract.
3.14   Agreements with Regulatory Agencies and Regulatory Approvals.   Subject to Section 9.14 and except as set forth in Section 3.14 of NBC Disclosure Schedules, neither NBC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in NBC Disclosure Schedule, a “NBC Regulatory Agreement”), nor has NBC or any of its Subsidiaries been advised in writing, or to NBC’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such NBC Regulatory Agreement, nor does NBC believe that any such NBC Regulatory Agreement is likely to be initiated, ordered or requested. NBC and its Subsidiaries are in compliance in all material respects with each NBC Regulatory Agreement to which it is a party or is subject. NBC and its Subsidiaries have not received any notice from any Governmental Entity indicating that NBC or its Subsidiaries is not in compliance in any material respect with any NBC Regulatory Agreement.
3.15   Risk Management Instruments.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of NBC, any of its Subsidiaries or for the account of a customer of NBC or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of NBC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) NBC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to NBC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.16   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC, NBC and its Subsidiaries are in compliance, and have complied since January 1, 2020, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of NBC, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on NBC or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against NBC, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC. To the knowledge of NBC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC. NBC is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NBC.
3.17   Investment Securities and Commodities.
(a)   Each of NBC and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the NBC Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of NBC or its Subsidiaries. Such securities and commodities are valued on the books of NBC in accordance with GAAP in all material respects.
(b)   NBC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that NBC believes are prudent and reasonable in the context of such businesses, and NBC and its Subsidiaries have, since

January 1, 2020, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, NBC has made available to Ballston the material terms of such policies, practices and procedures.
3.18   Real Property.
(a)   Section 3.18(a) of NBC Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the real property owned by NBC and its Subsidiaries. NBC has good and marketable title to all NBC Owned Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2), free and clear of all Liens (except statutory Liens securing payments not yet due and Liens for real property Taxes not yet due and payable), easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).
(b)   Section 3.18(b) of NBC Disclosure Schedule sets forth as of the date hereof, a true, correct and complete list of all the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which NBC or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by NBC or any of its Subsidiaries on the date hereof (collectively, the “NBC Leased Real Property”), whether in NBC’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be. NBC or its Subsidiaries has valid leasehold interests in the NBC Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each NBC Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of NBC, the lessor, and (ii) enforceable against NBC or the applicable Subsidiary and, to the knowledge of NBC, the counterparty thereto (except as may be limited by the Enforceability Exceptions). NBC and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each NBC Real Estate Lease, and to the knowledge of NBC, each counterparty to each NBC Real Estate Lease has in all material respects performed all obligations required to be performed by it under such NBC Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of NBC or any of its Subsidiaries under any NBC Real Estate Lease. NBC has made available to Ballston a true, correct and complete copy of each written NBC Real Estate Lease and each written amendment to any NBC Real Estate Lease.
(c)   Neither NBC nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any NBC Owned Property or NBC Leased Real Property. There are no pending or, to the knowledge of NBC, threatened condemnation proceedings against the NBC Owned Property or NBC Leased Real Property.
3.19   Intellectual Property; Company Systems.
(a)   NBC and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on NBC, (a) (i) the use of any Intellectual Property by NBC and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which NBC or any NBC Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of NBC, no person has asserted in writing to NBC that NBC or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of NBC, infringing on or otherwise violating, any right of NBC or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to NBC or its Subsidiaries, and (c) neither NBC nor any NBC Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by NBC or any NBC Subsidiary, and NBC and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by NBC and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
(b)   The computer, information technology and data processing systems, facilities and services used by NBC or any NBC Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “NBC Systems”), are reasonably sufficient for the conduct of the respective businesses of NBC and each NBC Subsidiary as currently conducted and NBC Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of NBC and NBC Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NBC since January 1, 2020, no third party has gained unauthorized access to any NBC Systems owned or controlled by NBC or any of NBC Subsidiaries. NBC and NBC Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect NBC Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of NBC and NBC Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of NBC and NBC Subsidiaries.
(c)   Each of NBC and NBC Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.
(d)   Since January 1, 2020, neither NBC nor any of its Subsidiaries have (i) suffered any material personal data breach or material cybersecurity incident, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to any material breach or alleged material breach of their obligations under Laws related to data protection and/or privacy, (iii) received any written claim, complaint or other communication from any data subject or other person claiming a right to compensation under (or alleging breach of ) any Laws related to data protection and/or privacy or (iv) experienced circumstances that could reasonably be expected to give rise to any of the consequences in the foregoing subclauses (i) – (iii) (inclusive).
3.20   Related Party Transactions.   Except as set forth in Section 3.20 of NBC Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (x) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (y) reimbursement of customary and reasonable expenses incurred on behalf of NBC and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of NBC made available to Ballston and (z) benefits due under any NBC Benefit Plan), between or among (a) NBC or any of its Subsidiaries, on the one hand, and

(b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of NBC or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding NBC Common Stock or (ii) any Affiliate or immediate family member of any person referenced in clause (y), on the other hand.
3.21   State Takeover Laws.   No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder,” “Affiliate transactions” or similar provision of any state anti-takeover Law (any such Laws, “Takeover Statutes”) is applicable to this Agreement, the NBC Voting Agreements, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the NYBCL or any other Law. With respect to the transactions contemplated hereby, holders of the capital stock of NBC are entitled to exercise appraisal rights under the NYBCL.
3.22   Reorganization.   NBC has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23   Opinion.   Prior to the execution of this Agreement, the Board of Directors of NBC has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Janney to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of NBC Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24   NBC Information.   The information relating to NBC and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to NBC and its Subsidiaries that is provided by NBC or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Ballston or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
3.25   Loan Portfolio.
(a)   As of the date hereof, except as set forth in Section 3.25(a) of NBC Disclosure Schedule, neither NBC nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each, a “Borrower”) in which NBC or any Subsidiary of NBC is a creditor which as of December 31, 2024, had an outstanding balance plus unfunded commitments, if any (collectively, the “Total Borrower Commitment”), of $100,000 or more and under the terms of which the Borrower was, as of December 31, 2024, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of NBC or any of its Subsidiaries, or to the knowledge of NBC, any Affiliate of any of the foregoing. Set forth in Section 3.25(a) of NBC Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of NBC and its Subsidiaries that, as of December 31, 2024, were classified by NBC as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the Borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of NBC or any of its Subsidiaries that, as of December 31, 2024, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Section 3.25(b) of NBC Disclosure Schedule sets forth a true, correct and complete list, as of December 31, 2024, of each Loan of NBC or any of its Subsidiaries that (i) is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan; and (ii) where a Cannabis-Related Business is a borrower or a guarantor.
(c)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on NBC, each Loan of NBC and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of NBC and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(d)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on NBC, each outstanding Loan of NBC or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of NBC and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws, regulations and rules.
(e)   None of the agreements pursuant to which NBC or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   There are no outstanding Loans made by NBC or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of NBC or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)   Since January 1, 2020, neither NBC nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other regulatory, supervisory or administrative agreement, requirement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26   Insurance.
(a)   NBC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of NBC reasonably has determined to be prudent and consistent with industry practice, and NBC and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.26(a) of NBC Disclosure Schedule, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of NBC and its Subsidiaries, NBC or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
(b)   Section 3.26(b) of NBC Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by NBC Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in NBC Reports in accordance with GAAP.
3.27   Information Security.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on NBC, to the knowledge of NBC, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of NBC and its Subsidiaries.
3.28   Subordinated Indebtedness.   NBC has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 3.28 of NBC Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.
3.29   No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)   No NBC Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)   No NBC Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of NBC is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.
3.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by NBC in this Article III, neither NBC nor any other person makes any express or implied representation or warranty with respect to NBC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and NBC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither NBC nor any other person makes or has made any representation or warranty to Ballston or any of its Affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to NBC, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by NBC in this Article III, oral or written information presented to Ballston or any of its Affiliates or representatives in the course of their due diligence investigation of NBC, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   NBC acknowledges and agrees that neither Ballston nor any other person has made or is making any express or implied representation or warranty with respect to Ballston, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BALLSTON
Except (a) as disclosed in the disclosure schedule delivered by Ballston to NBC concurrently herewith (the “Ballston Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in Ballston Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Ballston that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Ballston Reports filed by Ballston after January 1, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Ballston hereby represents and warrants to NBC as follows:
4.1   Corporate Organization.
(a)   Ballston is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and is a bank holding company duly registered under the BHC Act. Ballston has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Ballston is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ballston. True and complete copies of the Ballston Articles and the Ballston Bylaws as in effect as of the date of this Agreement, have previously been made available by Ballston to NBC.
(b)   Ballston Bank is a national bank, validly existing and in good standing under the Laws of the United States of America. The deposits of Ballston Bank are insured by the FDIC through the DIF to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened.
(c)   Each Subsidiary of Ballston (a “Ballston Subsidiary”) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Ballston, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Ballston to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Except as set forth in Section 4.1(c) of Ballston Disclosure Schedules , there are no Subsidiaries of Ballston other than Ballston Bank that have or are required to have deposit insurance. Section 4.1(c) of Ballston Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Ballston as of the date hereof. True and complete copies of the organizational documents of each Ballston Subsidiary as in effect as of the date of this Agreement have previously been made available by Ballston to NBC. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Ballston other than the Ballston Subsidiaries.
4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Ballston consists of 10,000,000 shares of Ballston Common Stock and 2,000,000 shares of preferred stock, $12.50 par value (the “Ballston Preferred Stock”). As of the date hereof, there are (i) 742,663 shares of Ballston Common Stock outstanding, (ii) 25,337 shares of Ballston Common Stock held in treasury, (iii) no shares of Ballston Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Ballston Common Stock granted under the Ballston Stock Plans (“Ballston Stock Options”), (iv) no shares of Ballston Common Stock reserved for issuance under Ballston Stock Plans and, together with the Ballston Stock Options, the “Ballston Equity Awards” and (v) no shares of Ballston Preferred Stock outstanding. As of the date of this Agreement, there are no other shares of capital stock or other equity or voting securities of Ballston issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Ballston Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Ballston may vote. Except as set forth on Section 4.2(a) of Ballston Disclosure Schedule, no trust preferred or subordinated debt securities of Ballston are issued or outstanding. Other than Ballston Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Ballston, or contracts, commitments, understandings or arrangements by which Ballston may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Ballston, or that otherwise obligate Ballston to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Ballston is a party or is bound with respect to the voting or transfer of Ballston Common Stock or other equity interests of Ballston other than the Ballston Voting Agreements.
(b)   Ballston owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Ballston Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Ballston Bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Ballston Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3   Authority; No Violation.
(a)   Ballston has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Ballston. The Board of Directors of Ballston has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of Ballston and its shareholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) has directed that the Agreement and the transactions contemplated hereby be submitted to Ballston’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that its shareholders approve the Agreement and the transactions contemplated hereby and (v) has adopted resolutions to the foregoing effect. Except for (i) the approval of the Agreement by two-thirds of all votes entitled to be cast by the holders of outstanding Ballston Common Stock at a meeting of the shareholders of Ballston at which a quorum exists, (ii) to the extent required, the approval of the issuance of shares of Ballston Common Stock in connection with the Merger as contemplated by this Agreement by a vote of two-thirds of all votes entitled to be cast at a meeting of the shareholders of Ballston (collectively, the approvals in clauses (i) and (ii), the “Requisite Ballston Vote”), (iii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Ballston Bank and the approval of the Bank Merger Agreement by Ballston as Ballston Bank’s sole shareholder and (iv) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Ballston is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Ballston and (assuming due authorization, execution and delivery by NBC) constitutes a valid and binding obligation of Ballston, enforceable against Ballston in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Ballston Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite Ballston Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Ballston will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by Ballston, nor the consummation by Ballston of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Ballston with any of the terms or provisions hereof, will (i) violate any provision of the Ballston Articles or Ballston Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction, or any regulatory, administrative, or enforcement agreement applicable to Ballston, any of the Ballston Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Ballston or any of the Ballston Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Ballston or any of the Ballston Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Ballston.
(c)   The Board of Directors of Ballston Bank has approved the Bank Merger Agreement. Ballston, as the sole shareholder of Ballston Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Ballston Bank and (assuming due authorization, execution and delivery by NBC Bank) constitutes a valid and binding obligation of Ballston Bank, enforceable against Ballston Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices with the OTCQX Market, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC, including under the Bank Merger Act (12 USC 1828(c)), and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, as required by such other banking Laws in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and of the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the New York Department of State pursuant to the NYBCL, (g) the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Ballston Common Stock pursuant to this Agreement and the approval of the quotation of such Ballston Common Stock on the OTCQX Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Ballston of this Agreement, (ii) the consummation by Ballston of the Merger and the other transactions contemplated hereby, (iii) the execution and delivery by Ballston Bank of the Bank Merger Agreement or (iv) the consummation by Ballston Bank of the Bank Merger and the Bank Merger. As of the date hereof, Ballston is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
4.5   Reports.   Except as set forth on Section 4.5 of Ballston Disclosure Schedule, Ballston and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency (the “Ballston Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Ballston. Subject to Section 9.14, (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Ballston and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Ballston, investigation into the business or operations of Ballston or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Ballston or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Ballston or any of its Subsidiaries since January 1, 2020; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Ballston.

4.6   Financial Statements.
(a)   The financial statements of Ballston and its Subsidiaries included (or incorporated by reference) in the Ballston Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Ballston and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Ballston and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Ballston and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent public accounting firm of Ballston has resigned (or informed Ballston that it intends to resign) or been dismissed as independent public accountants of Ballston as a result of, or in connection with, any disagreements with Ballston on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Ballston included in the consolidated reports of condition and income (call reports) of Ballston Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Ballston, neither Ballston nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Ballston for the quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of Ballston and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Ballston or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Ballston. Ballston (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Ballston, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Ballston by others within those entities as appropriate to allow timely decisions regarding required disclosures, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Ballston’s outside auditors and the audit committee of Ballston’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Ballston’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Ballston’s internal controls over financial reporting. Any such disclosures were made in writing by management to Ballston’s auditors and audit committee of Ballston’s Board of Directors and true, correct and complete copies of such disclosures have been made available to NBC.
(d)   Since January 1, 2020, (i) neither Ballston nor any of its Subsidiaries, nor, to the knowledge of Ballston, any director, officer, auditor, accountant or representative of Ballston or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Ballston or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Ballston or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Ballston or any of its Subsidiaries, whether or not employed by Ballston or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Ballston or any of its officers, directors, employees or agents to the Board of Directors of Ballston or any committee thereof or, to the knowledge of Ballston, to any director or officer of Ballston.
4.7   Broker’s Fees.   With the exception of the engagement of Griffin Financial Group LLC (“Griffin”), neither Ballston nor any Ballston Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Ballston has disclosed to NBC as of the date hereof the aggregate fees provided for in connection with the engagement by Ballston of Griffin related to the Merger and the other transactions contemplated hereby.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Ballston.
(b)   Except as set forth on Section 4.8(b) of Ballston Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2021, Ballston and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
4.9   Legal Proceedings.
(a)   Except as set forth in Section 4.9(a) of Ballston Disclosure Schedule, neither Ballston nor any of its Subsidiaries is a party to any, and there are no pending or, to Ballston’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Ballston or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, or decree, or regulatory, supervisory, administrative, or enforcement restriction imposed upon Ballston, any of its Subsidiaries or the assets of Ballston or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) that would reasonably be expected to be material to Ballston and its Subsidiaries, taken as a whole.
4.10   Taxes and Tax Returns.
(a)   Each of Ballston and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)   All material Taxes of Ballston and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Ballston and its Subsidiaries included (or incorporated by reference) in Ballston Reports (including the related notes, where applicable). Each of Ballston and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.
(c)   No claim has been made in writing by any Governmental Entity in a jurisdiction where Ballston or any of its Subsidiaries does not file Tax Returns that Ballston or such subsidiary is or may be subject to taxation by that jurisdiction.
(d)   There are no Liens for Taxes on any of the assets of Ballston or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(e)   Neither Ballston nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Ballston or its Subsidiaries or the assets of Ballston and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.
(f)   Neither Ballston nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.
(g)   Neither Ballston nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Ballston and its Subsidiaries). Neither Ballston nor any of its Subsidiaries has (i) been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group of which Ballston was the common parent) or (ii) any liability for the Taxes of any person (other than Ballston or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.
(h)   Neither Ballston nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.
(i)   Neither Ballston nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(j)   Neither Ballston nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law No. 116-127) and Section 2301 of the CARES Act, or (iii) sought, nor intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)), as added by Section 1102 of the CARES Act.
4.11   Employees and Employee Benefit Plans.
(a)   Section 4.11(a) of Ballston Disclosure Schedule sets forth a true, correct and complete list of all Ballston Benefit Plans. For purposes of this Agreement, “Ballston Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all other pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Ballston or any Subsidiary or any trade or business of Ballston or any of its Subsidiaries, whether or not incorporated, all of which together with Ballston would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Ballston ERISA Affiliate”) is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Ballston or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Ballston or any of its Ballston ERISA Affiliates.
(b)   Ballston has made available to NBC true, correct, and complete copies of the following documents with respect to each of the Ballston Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Ballston Benefit Plan, (iii) where any Ballston Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Ballston Benefit Plan, (vi) the most recently prepared actuarial report for each Ballston Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, the DOL, or the PBGC.
(c)   Each Ballston Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code. Neither Ballston nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Ballston Benefit Plan, and neither Ballston nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)   Each Ballston Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Ballston, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Ballston Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Ballston Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)   Each Ballston Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code and the regulations thereunder. No payment to be made under any Ballston Benefit Plan is, or to the knowledge of Ballston, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(f)   With respect to each Ballston Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code: (i) no such Ballston Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Ballston Benefit Plan, based on the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Ballston Benefit Plan’s actuary with respect to such Ballston Benefit Plan, did not as of the latest valuation date, exceed the then current fair market value of the assets of such Ballston Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Ballston or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Ballston Benefit Plan.
(g)   None of Ballston, its Subsidiaries nor any Ballston ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Ballston and its Subsidiaries nor Ballston ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan.
(h)   Neither Ballston nor any of its Subsidiaries’ sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or their dependents, except as required by Section 4980B of the Code.
(i)   All contributions required to be made to any Ballston Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Ballston Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Ballston.

(j)   There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Ballston’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against the Ballston Benefit Plans, any fiduciaries thereof with respect to their duties to the Ballston Benefit Plans or the assets of any of the trusts under any of the Ballston Benefit Plans that could reasonably be expected to result in any material liability of Ballston or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Ballston Benefit Plan or any other party.
(k)   To the knowledge of Ballston, none of Ballston and its Subsidiaries nor any Ballston ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of Ballston Benefit Plans or their related trusts, Ballston, any of its Subsidiaries, any Ballston ERISA Affiliate or any person that Ballston or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(l)   Except as set forth in Section 4.11(l) of Ballston Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Ballston or any of its Subsidiaries, or result in any limitation on the right of Ballston or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Ballston Benefit Plan or related trust. Without limiting the generality of the foregoing, except as set forth in Section 4.11(l) of Ballston Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Ballston or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Ballston nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Ballston or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(m)   Except as set forth in Section 4.11(m) of Ballston Disclosure Schedule, no Ballston Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(n)   There are no pending or, to Ballston’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Ballston or any of its Subsidiaries, or any strikes or other material labor disputes against Ballston or any of its Subsidiaries. Neither Ballston nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Ballston or any of its Subsidiaries and, to the knowledge of Ballston, there are no organizing efforts by any union or other group seeking to represent any employees of Ballston and any of its Subsidiaries and no employees of Ballston or any of its Subsidiaries are represented by any labor organization.
(o)   To the knowledge of Ballston, no current or former employee or independent contractor of Ballston or any of its Subsidiaries is in violation in any material respect of any term of any Restrictive Covenant or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to: (i) Ballston or any of its Subsidiaries or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for Ballston or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.
(p)   Neither Ballston nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of Ballston or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of Ballston or any of its Subsidiaries. To the knowledge of Ballston, since

December 31, 2020, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of Ballston or any of its Subsidiaries.
(q)   To the knowledge of Ballston, no employee of Ballston or any of its Subsidiaries with annual compensation in excess of $100,000 intends to terminate his or her employment relationship.
4.12   Compliance with Applicable Law.   Ballston and each of its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ballston, and, to the knowledge of Ballston, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Ballston and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Laws of any Governmental Entity relating to Ballston or any of its Subsidiaries, including all Laws related to Compliance Areas. Each of Ballston’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of Ballston or any of its Subsidiaries, or to the knowledge of Ballston, no director, officer, employee, agent or other person acting on behalf of Ballston or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Ballston or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Ballston or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Ballston or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Ballston or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Ballston or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Ballston or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ballston : (i) Ballston and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Ballston, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
4.13   Certain Contracts.
(a)   Except as set forth in Section 4.13(a) of Ballston Disclosure Schedule, as of the date hereof, neither Ballston nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):
(i)   which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii)   that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Ballston or any of its Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business;

(iii)   with or to a labor union or guild (including any collective bargaining agreement); or
(iv)   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Ballston or its Subsidiaries.
Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in Ballston Disclosure Schedule, is referred to herein as a “Ballston Contract”, and neither Ballston nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Ballston Contract by any of the parties thereto.
(b)   Ballston has made available to NBC a true, correct and complete copy of each written Ballston Contract and each written amendment to any Ballston Contract. Section 4.13(b) of Ballston Disclosure Schedule sets forth a true, correct and complete description of any oral Ballston Contract and any oral amendment to any Ballston Contract.
(c)   Each Ballston Contract is valid and binding on Ballston or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Ballston. Each Ballston Contract is enforceable against Ballston or the applicable Subsidiary and, to the knowledge of Ballston, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Ballston and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Ballston Contract. To the knowledge of Ballston, each third-party counterparty to each Ballston Contract has in all material respects performed all obligations required to be performed by it under such Ballston Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Ballston or any of its Subsidiaries under any such Ballston Contract. Neither Ballston nor any Subsidiary of Ballston has received or delivered any notice of cancellation or termination of any Ballston Contract.
4.14   Agreements with Regulatory Agencies.   Subject to Section 9.14 and except as set forth in Section 4.14 of Ballston Disclosure Schedules, neither Ballston nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Ballston Disclosure Schedule, a “Ballston Regulatory Agreement”), nor has Ballston or any of its Subsidiaries been advised in writing, or to Ballston’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Ballston Regulatory Agreement, nor does Ballston believe that any such Ballston Regulatory Agreement is likely to be initiated, ordered or requested. Ballston and its Subsidiaries are in compliance in all material respects with each Ballston Regulatory Agreement to which it is a party or is subject. Ballston and its Subsidiaries have not received any notice from any Governmental Entity indicating that Ballston or its Subsidiaries is not in compliance in any material respect with any Ballston Regulatory Agreement.
4.15   Risk Management Instruments.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ballston, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Ballston, any of its Subsidiaries or for the account of a customer of Ballston or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Ballston or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Ballston and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Ballston’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.16   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ballston, Ballston and its Subsidiaries are in compliance, and have complied since January 1, 2020, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Ballston any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Ballston or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Ballston, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Ballston. To the knowledge of Ballston, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Ballston. Ballston is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Ballston.
4.17   Investment Securities and Commodities.
(a)   Each of Ballston and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Ballston Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Ballston or its Subsidiaries. Such securities and commodities are valued on the books of Ballston in accordance with GAAP in all material respects.
(b)   Ballston and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Ballston believes are prudent and reasonable in the context of such businesses, and Ballston and its Subsidiaries have, since January 1, 2020, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Ballston has made available to NBC the material terms of such policies, practices and procedures.
4.18   Real Property.
(a)   Ballston has good and marketable title to all the real property owned by Ballston and its Subsidiaries (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2), free and clear of all Liens except Permitted Encumbrances.
(b)   Ballston or its Subsidiaries has valid leasehold interests in the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which Ballston or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by Ballston or any of its Subsidiaries on the date hereof (collectively, the “Ballston Leased Real Property”), whether in Ballston’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be, free and clear of all Liens, except Permitted Encumbrances. Each Ballston Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of Ballston, the lessor, and (ii) enforceable against Ballston or the applicable Subsidiary and, to the knowledge of Ballston, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Ballston and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Ballston Real Estate Lease, and to the knowledge of Ballston, each counterparty to each Ballston Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Ballston Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Ballston or any of its Subsidiaries under any Ballston Real Estate Lease. Ballston has made available to NBC a true, correct and complete copy of each written Ballston Real Estate Lease and each written amendment to any Ballston Real Estate Lease.
(c)   Neither Ballston nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Ballston owned property or Ballston Leased Real Property. There are no pending or, to the knowledge of Ballston, threatened condemnation proceedings against the Ballston owned property or Ballston Leased Real Property.
4.19   Intellectual Property; Company Systems.
(a)   Ballston and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Ballston, (a) (i) the use of any Intellectual Property by Ballston and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Ballston or any Ballston Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Ballston, no person has asserted in writing to Ballston that Ballston or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Ballston, infringing on or otherwise violating, any right of Ballston or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Ballston or its Subsidiaries, and (c) neither Ballston nor any Ballston Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Ballston or any Ballston Subsidiary, and Ballston and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Ballston and its Subsidiaries.
(b)   The computer, information technology and data processing systems, facilities and services used by Ballston or any Ballston Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Ballston Systems”), are reasonably sufficient for the conduct of the respective businesses of Ballston and each Ballston Subsidiary as currently conducted and Ballston Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Ballston and Ballston Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ballston. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ballston since January 1, 2020, no third party has gained unauthorized access to any Ballston Systems owned or controlled by Ballston or any of Ballston Subsidiaries. Ballston and Ballston Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect Ballston Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Ballston and Ballston Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Ballston and Ballston Subsidiaries.
(c)   Each of Ballston and Ballston Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.

(d)   Since January 1, 2020, neither Ballston nor any of its Subsidiaries have (i) suffered any material personal data breach or material cybersecurity incident, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to any material breach or alleged material breach of their obligations under Laws related to data protection and/or privacy, (iii) received any written claim, complaint or other communication from any data subject or other person claiming a right to compensation under (or alleging breach of ) any Laws related to data protection and/or privacy or (iv) experienced circumstances that could reasonably be expected to give rise to any of the consequences in the foregoing subclauses (i) – (iii) (inclusive).
4.20   Related Party Transactions.   Except as set forth in Section 4.20 of Ballston Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (x) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (y) reimbursement of customary and reasonable expenses incurred on behalf of Ballston and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of Ballston made available to NBC and (z) benefits due under any Ballston Benefit Plan), between or among (a) Ballston or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of Ballston or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Ballston Common Stock or (ii) any Affiliate or immediate family member of any person referenced in clause (y), on the other hand.
4.21   State Takeover Laws.   No Takeover Statute is applicable to this Agreement, the Ballston Voting Agreements, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the NYBCL or any other Law. With respect to the transactions contemplated hereby, no holder of the capital stock of Ballston is entitled to exercise any appraisal rights under the NYBCL or any successor statute, or any similar dissenter’s or appraisal rights.
4.22   Reorganization.   Ballston has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.23   Opinion.   Prior to the execution of this Agreement, the Board of Directors of Ballston has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Griffin to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Ballston Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.24   Ballston Information.   The information relating to Ballston and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Ballston and its Subsidiaries that is provided by Ballston or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to NBC or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to NBC or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.25   Loan Portfolio.
(a)   As of the date hereof, except as set forth in Section 4.25(a) of Ballston Disclosure Schedule, neither Ballston nor any of its Subsidiaries is a party to any written or Loans with any Borrower in which Ballston or any Subsidiary of Ballston is a creditor which as of December 31, 2024, had an outstanding balance plus unfunded commitments, if any Total Borrower Commitment of $100,000 or more and under the terms of which the Borrower was, as of December 31, 2024, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Ballston or any of its Subsidiaries, or to the knowledge of Ballston, any Affiliate of any of the foregoing. Set forth in Section 4.25(a) of Ballston Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Ballston and its Subsidiaries that, as of December 31, 2024, were classified by Ballston as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the Borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Ballston or any of its Subsidiaries that, as of December 31, 2024, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Section 4.25(b) of Ballston Disclosure Schedule sets forth a true, correct and complete list, as of December 31, 2024, of each Loan of Ballston or any of its Subsidiaries that is structured as a Loan Participation, including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.
(c)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Ballston, each Loan of Ballston and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Ballston and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(d)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Ballston, each outstanding Loan of Ballston or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Ballston and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws, regulations and rules.
(e)   None of the agreements pursuant to which Ballston or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   There are no outstanding Loans made by Ballston or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Ballston or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)   Since January 1, 2020, neither Ballston nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other regulatory, supervisory or administrative agreement, requirement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
4.26   Insurance.
(a)   Ballston and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Ballston reasonably has determined to be prudent and consistent with industry practice, and Ballston and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Ballston and its Subsidiaries, Ballston or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
(b)   Section 4.26(b) of Ballston Disclosure Schedule sets forth a true, correct and complete description of the value of all BOLI owned by Ballston Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Ballston Reports in accordance with GAAP.
4.27   Information Security.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Ballston, to the knowledge of Ballston, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Ballston and its Subsidiaries.
4.28   Subordinated Indebtedness.   Ballston has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 4.2(a) of Ballston Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.
4.29   No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)   No Ballston Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)   No Ballston Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Ballston is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.
4.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Ballston in this Article IV, neither Ballston nor any other person makes any express or implied representation or warranty with respect to Ballston, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Ballston hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Ballston nor any other person makes or has made any representation or warranty to Ballston or any of its Affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to Ballston, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Ballston in this Article IV, oral or written information presented to Ballston or any of its Affiliates or representatives in the course of their due diligence investigation of Ballston, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Ballston acknowledges and agrees that neither NBC nor any other person has made or is making any express or implied representation or warranty with respect to NBC, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Businesses Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in either of NBC Disclosure Schedule or Ballston Disclosure Schedule), required by law or as consented to in writing by NBC, or Ballston, as the case may be (such consent not to be unreasonably withheld, conditioned or delayed), each of NBC and Ballston shall, and shall cause their respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (c) use reasonable best efforts to achieve full compliance with any outstanding NBC Regulatory Agreement, (d) use reasonable best efforts to address any finding in, and complete any recommended or required remedial action set forth in, any prior or future internal or external audit report relating to any Law or Compliance Areas, and (e) take no action that would reasonably be expected to adversely affect or materially delay the ability of either NBC or Ballston to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2   NBC Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in NBC Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, NBC shall not, and NBC shall not permit any of its Subsidiaries to, without the prior written consent of Ballston (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months (other than borrowings pursuant to the Federal Home Loan Bank 0% Development Advance (ZDA) Program) and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of NBC or any of its wholly-owned Subsidiaries to NBC or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i)   adjust, split, combine or reclassify any capital stock;
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except NBC Bank may declare, set aside and pay dividends to NBC only to the extent required to service the debt obligations of NBC, subject to any required Regulatory Approval;
(iii)   grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of NBC or any of its Subsidiaries;
(iv)   issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of NBC or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of NBC or its Subsidiaries;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise)

any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of NBC;
(e)   in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any NBC Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to NBC, or enter into any contract that would constitute a NBC Contract if it were in effect on the date of this Agreement;
(f)   except as required under the terms of any NBC Benefit Plan existing as of the date hereof or as set forth on Section 5.2(f) of NBC Disclosure Schedule, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a NBC Benefit Plan if in effect on the date hereof, (ii) amend (whether in writing or orally) any NBC Benefit Plan, except to comply with applicable law (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business (including in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees), that do not exceed, with respect to any individual, five percent (5%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for bonuses or incentive compensation to be awarded in accordance with the terms and amounts set forth in Section 5.2(f) of NBC Disclosure Schedule, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) assuming receipt of any required regulatory approval(s), negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, except as provided in Section 5.2(f) of NBC Disclosure Schedule, (vii) assuming receipt of any required regulatory approval(s), fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) assuming receipt of any required regulatory approval(s), hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000 or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of the NBC or any of its Subsidiaries;
(g)   settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of NBC or its Subsidiaries or the Surviving Corporation;
(h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)   amend its certificate of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;
(j)   materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(k)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(l)   (i) enter into any new line of business or (ii) except for any loan that has not been funded as of the date hereof and is set forth in Section 5.2(l) of NBC Disclosure Schedule, make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with NBC loan policies and procedures in effect as of the date hereof, provided however, that the prior notification and approval of Ballston is required for any loan made pursuant to this Section 5.2(l) that is $500,000 or greater (consent shall be deemed given unless Ballston objects within 72 hours of receiving a notification from NBC);
(m)   take any action that is intended or expected to result in any of representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;
(n)   merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries;
(o)   make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by Law or requested by a Governmental Entity;
(p)   make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $25,000 individually or $100,000 in the aggregate;
(q)   make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;
(r)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(s)   materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets;
(t)   increase the size of the NBC or NBC Bank board of directors and/or appoint new directors thereto;
(u)   establish any accounts or relationships with a new Cannabis-Related Business, including opening any deposit or checking account or originating any loan; provided that the consent of Ballston shall be deemed given unless Ballston objects to such account or relationship within seventy-two (72) hours of receiving written notification from NBC; or
(v)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3   Ballston Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Ballston Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Ballston shall not, and Ballston shall not permit any of its Subsidiaries to, without the prior written consent of NBC (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Ballston or any of its wholly-owned Subsidiaries to Ballston or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)
(i)   adjust, split, combine or reclassify any capital stock;
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Ballston at a rate not in excess of $0.33 per share of Ballston Common Stock, (B) dividends paid by any of the Subsidiaries of Ballston to Ballston or any of its wholly-owned Subsidiaries, (C) Ballston Bank may declare, set aside and pay dividends to Ballston only to the extent required to service the debt obligations of Ballston, or (D) the acceptance of shares of Ballston Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;
(iii)   except in the ordinary course of business or as set forth on Section 5.3(b)(iii) of Ballston Disclosure Schedule, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Ballston or any of its Subsidiaries;
(iv)   except as in the ordinary course of business or as set forth on Section 5.3(b)(iii) of Ballston Disclosure Schedule, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Ballston or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Ballston or its Subsidiaries, except pursuant to the exercise of Ballston Stock Options or the vesting or settlement of Ballston Equity Awards in accordance with their terms.
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of Ballston;
(e)   in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Ballston Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to Ballston, or enter into any contract that would constitute a Ballston Contract if it were in effect on the date of this Agreement;
(f)   settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of Ballston or its Subsidiaries or the Surviving Corporation, or (ii) in a material claim, suit, action or proceeding where Ballston is the plaintiff;

(g)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(h)   amend its articles of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;
(i)   materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(j)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(k)   take any action that is intended or expected to result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;
(l)   merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;
(m)   make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;
(n)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(o)   materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or
(p)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Promptly after the date of this Agreement, NBC and Ballston shall prepare and file with the SEC the Joint Proxy Statement and Ballston shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement. Each of Ballston and NBC shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Ballston and NBC shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders, as applicable. Ballston shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and NBC shall furnish all information concerning NBC and the holders of NBC Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and, in the case of the regulatory applications to the Federal Reserve Board and the OCC, as necessary, use their reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Ballston and NBC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to NBC or Ballston, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board and the OCC and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.
(c)   Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Ballston or NBC or any of their respective Subsidiaries, and neither Ballston nor NBC nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).
(d)   To the extent permitted by applicable law and subject to the terms of Section 9.14 of this Agreement, Ballston and NBC shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Ballston, NBC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   To the extent permitted by applicable law and subject to the terms of Section 9.14 of this Agreement, Ballston and NBC shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2   Access to Information; Confidentiality.
(a)   Upon reasonable notice and subject to applicable Laws and the terms of Section 9.14 of this Agreement, each of Ballston and NBC, for the purposes of verifying the representations and warranties of the other and preparing for the Merger, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, each of Ballston and NBC shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents that Ballston or NBC, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Notwithstanding the foregoing, neither Ballston nor NBC nor any of their respective Subsidiaries shall be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement or (y) information where such access or disclosure would violate or prejudice the rights of Ballston’s or NBC’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each of Ballston and NBC shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated February 25, 2025, by and between Ballston and NBC, as amended, restated or otherwise modified (the “Confidentiality Agreement”).
(c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth herein.
6.3   Non-Control.   Nothing contained in this Agreement shall give either Ballston or NBC, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of Ballston and NBC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.4   Shareholder Approvals.
(a)   Each of NBC and Ballston shall call, give notice of, convene and hold a meeting of its shareholders, respectively (the “NBC Meeting” and the “Ballston Meeting,” respectively) to be held as soon as reasonably practicable but no later than 45 days after the S-4 is declared effective, for the purpose of obtaining (a) in the case of NBC, the Requisite NBC Vote and, in the case of Ballston, the Requisite Ballston Vote, respectively, required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of NBC and Ballston shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of NBC and Ballston, as applicable, and each party shall hire a proxy solicitor to assist in obtaining shareholder votes.
(b)   Subject to Section 6.4(c), each of Ballston and NBC and each of their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Ballston and the shareholders of NBC, respectively, the Requisite Ballston Vote and the Requisite NBC Vote, respectively, including by communicating to the respective shareholders of Ballston and shareholders of NBC its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Ballston, the shareholders of Ballston approve this Agreement and the transactions contemplated hereby (the “Ballston Board Recommendation”) and, in the case of NBC, that the shareholders of NBC approve this Agreement and the transactions contemplated hereby (the “NBC Board Recommendation”). Subject to Section 6.4(c), each of Ballston and NBC and each of their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Ballston Board Recommendation, in the case of Ballston, or the NBC Board Recommendation, in the case of NBC, (ii) fail to make the Ballston Board Recommendation, in the case of Ballston, or the NBC Board Recommendation, in the case of NBC, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Ballston Board Recommendation, in the case of Ballston, or the NBC Board Recommendation, in the case of NBC, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the Ballston Meeting or the NBC Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).
(c)   Subject to Section 8.1 and Section 8.2, if the Board of Directors of NBC, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the NBC Board Recommendation, the NBC Board of Directors may, prior to the receipt of the Requisite NBC Vote, submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the NBC Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the NBC Board of Directors may not take any actions under this sentence unless (i) such action is taken in response to an Acquisition Proposal that is not withdrawn as of the time of taking such action and such Acquisition Proposal constitutes a Superior Proposal and did not result from a breach of Section 6.13, and (ii) NBC Board of Directors (A) gives Ballston at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including the basis for determining that such Acquisition Proposal constitutes a Superior Proposal and the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof), (B) during such three (3) Business Day period, NBC has considered and negotiated (and has caused its Representatives to consider and negotiate) with Ballston in good faith (to the extent that Ballston desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement, and (C) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Ballston (if applicable) and, after receiving the advice of NBC’s outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that (x) it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the NBC Board Recommendation, and (y) such Acquisition Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new determination and notice period as referred to in this Section 6.4(c).
(d)   Subject to applicable law, Ballston or NBC shall adjourn or postpone the Ballston Meeting or the NBC Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Ballston Common Stock or NBC Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Ballston or NBC, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Ballston Vote or the Requisite NBC Vote, and subject to the terms and conditions of this Agreement, NBC or Ballston, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite NBC Vote or the Requisite Ballston Vote, respectively; provided however, that neither Ballston nor NBC shall be required to adjourn or postpone the Ballston Meeting or the NBC Meeting, as the case may be, more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the NBC Meeting shall be convened and this Agreement shall be submitted to the shareholders of NBC at the NBC Meeting and (y) the Ballston Meeting shall be convened and the Agreement shall be submitted to the shareholders of Ballston at the Ballston Meeting, and nothing contained herein shall be deemed to relieve either Ballston or NBC of such obligation.
6.5   Legal Conditions to Merger.   Subject in all respects to Section 6.1(c) of this Agreement, each of Ballston and NBC shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Ballston or NBC or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.6   Stock Exchange Listing.
(a)   Ballston shall cause the shares of Ballston Common Stock to be issued in the Merger to be approved for quotation on the OTCQX Marketplace, subject to official notice of issuance, prior to the Effective Time.
(b)   Prior to the Closing Date, NBC shall cooperate with Ballston and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of OTCQX Marketplace to enable the delisting by the Surviving Corporation of NBC Common Stock from OTCQX Marketplace.
6.7   Employee Matters.
(a)   During the period commencing on the Closing Date and ending on the first anniversary thereof (the “Continuation Period”), Ballston shall or shall cause the Surviving Corporation to provide the employees of the NBC and its Subsidiaries who continue to be employed by Ballston or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with base salaries and wages that are substantially comparable in the aggregate to the base salaries and wages provided to similarly situated employees of Ballston and its Subsidiaries.
(b)   During the Continuation Period, Ballston shall or shall cause the Surviving Corporation to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with annual cash incentive opportunities that are substantially comparable in the aggregate to the annual cash incentive opportunities provided to similarly situated employees of Ballston and its Subsidiaries; provided that until such time as Ballston fully integrates Continuing Employees into its plans, Ballston may satisfy its obligation under this Section 6.7(b) by providing or causing the Surviving Corporation to provide such Continuing Employees with annual cash incentive opportunities that are substantially comparable in the aggregate to the annual cash incentive opportunities provided by NBC or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.
(c)   Except as otherwise set forth in this Section 6.7, during the Continuation Period, Ballston shall or shall cause the Surviving Corporation to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with employee benefits and health insurance that are substantially similar in the aggregate to the employee benefits and health insurance provided to similarly situated employees of Ballston and its Subsidiaries provided that, for purposes of this Section 6.7(c), employee benefits shall not include any defined benefit pension plan; provided further that until such time as Ballston fully integrates Continuing Employees into its plans, Ballston may satisfy its obligation under this Section 6.7(c) by providing or causing the Surviving Corporation to provide such Continuing Employees with employee benefits and health insurance that are substantially comparable in the aggregate to the employee benefits and health insurance provided by NBC or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.
(d)   To the extent necessary, and subject to any necessary regulatory approvals, Ballston and NBC may provide a retention pool up to the amount set forth on Section 6.7(d) of the Ballston Disclosure Schedule to enable Ballston and NBC to provide pay for performance retention incentives to certain employees of NBC or its Subsidiaries for purposes of retaining such employees through and, in some circumstances, after the Closing Date, with the participating employees, amounts, and specific terms of such retention bonuses to be mutually determined by (x) the Chief Executive Officer and the President of NBC and (y) the Chief Executive Officer and President of Ballston. Subject to the receipt of any necessary regulatory approvals, such designated employees will enter into retention agreements to be provided by Ballston and reasonably acceptable to NBC.
(e)   From and after the Effective Time, and subject to any necessary regulatory approvals, Ballston or the Surviving Corporation shall assume and honor all employment and change in control agreements that NBC and its Subsidiaries have with their current and former officers, directors and employees as listed in Section 6.7(e) of NBC Disclosure Schedule, except to the extent any such agreement has been terminated or superseded by agreement of any such officer, director or employee and Ballston, as listed in Section 6.7(e) of Ballston Disclosure Schedule.
(f)   With respect to any employee benefit plans of Ballston or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Ballston shall or shall cause the Surviving Corporation to use best efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous NBC Benefit Plan, (ii) provide each such Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the Closing Date occurs prior to the Effective Time under a NBC Benefit Plan (to the same extent that such credit was given under the analogous NBC Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with NBC and its Subsidiaries (and their respective predecessors, if applicable) for all purposes in any New Plan; for purposes of eligibility, participation and vesting (but not for purposes of benefit accrual) provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan, and (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.
(g)   Unless otherwise agreed between Ballston and NBC, no later than ten (10) days prior to the Closing, effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Merger, NBC shall terminate the National Bank of Coxsackie 401(k) Profit Sharing Plan (the “Terminated Plan”). NBC shall take (or cause to be taken) all actions that are necessary or appropriate (including receipt of any required regulatory approvals) to fully vest each Continuing Employee in his or her account balance under the Terminated Plan effective as of the Closing Date. The Surviving Corporation shall take (or cause to be taken) all actions that are necessary or appropriate to make, as soon as practicable following the Closing Date, all employee and employer contributions to the Terminated Plan on behalf of each Continuing Employee in respect of all periods of service ending on or prior to the Closing Date. At least two (2) Business Days prior to the Closing, NBC shall provide Ballston with resolutions adopted by NBC’s Board of Directors terminating the Terminated Plans the form and substance of which shall be subject to the prior written approval of Ballston, which will not be unreasonably withheld. Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Ballston or one of its Subsidiaries (“Ballston 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Ballston and NBC shall take any and all actions as may be required, including amendments to any Ballston 401(k) Plan and/or Terminated Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Ballston 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in kind benefits (if permitted by the Ballston 401(k) Plan), outstanding participant loans or a combination thereof.

(h)   As of the Effective Time, Ballston shall (i) assume and honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of NBC and its Subsidiaries (the “NBC PTO Policies”) (including any PTO carried over from a prior year in accordance with NBC PTO Policies), (ii) provide additional accruals to Continuing Employees following the Effective Time under the PTO policy of Ballston (“Ballston PTO Policy”) in the same manner as provided to similarly situated employees of Ballston or its Subsidiaries, and (iii) recognize all service of any Continuing Employee with NBC and its Subsidiaries for purposes of determining PTO under the Ballston PTO Policy.
(i)   To each eligible Continuing Employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments whose employment is terminated on or within twelve (12) months following the Closing Date, Ballston shall or shall cause the Surviving Corporation, subject to any necessary regulatory approvals, to provide severance benefits provided under Section 6.7(i) of Ballston Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.
(j)   As of the date of this Agreement, Ballston shall use best efforts to enter into the agreements set forth in Section 6.7(j) of Ballston Disclosure Schedule with the individuals listed in Section 6.7(j) of Ballston Disclosure Schedule. In addition, as of the Closing Date, and subject to any necessary regulatory approvals, Ballston shall enter into an employment agreement with John Balli and a change of control agreement with Caitlin McCrea, and Ballston shall provide such agreements to Mr. Balli and Ms. McCrea no later than thirty days prior to the Closing Date.
(k)   Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of NBC or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, NBC, Ballston or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, NBC, Ballston or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NBC or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any NBC Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular NBC Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 6.7(k), nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of NBC or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.8   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law and regulation) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by NBC pursuant to the NBC Certificate, NBC Bylaws, the governing or organizational documents of any Subsidiary of NBC, any indemnification agreements in existence as of the date hereof that have been disclosed to Ballston or the NYBCL, each present and former director or officer of NBC and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “NBC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of NBC or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the NBC Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final determination by a court of competent jurisdiction that such NBC Indemnified Party is not entitled to indemnification.
(b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by NBC (provided, that the Surviving Corporation may substitute its policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of NBC or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by NBC for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, NBC, in consultation with, but only upon the consent of Ballston, may (and at the request of Ballston, NBC shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year prepaid “tail” policy under NBC’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Ballston shall not have any further obligations under this Section 6.8(b), other than to maintain such prepaid “tail” policy.
(c)   The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each NBC Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8. The obligations of the Surviving Corporation under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect the NBC Indemnified Parties or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected NBC Indemnified Party or affected person.
6.9   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Ballston, on the one hand, and a Subsidiary of NBC, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Ballston.
6.10   Advice of Changes.   Ballston and NBC shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Sections 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.11   Litigation.   Each party shall give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either Ballston, NBC, or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such Litigation. To the extent allowed by law or regulation, each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. No party shall agree to settle any such Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.
6.12   Corporate Governance.
(a)   Effective as of the Effective Time, in accordance with the Ballston Bylaws, the number of directors that will comprise the full Board of Directors of the Surviving Corporation and the full Board of Directors of Ballston Bank shall each be thirteen (13). Of the members of the initial Board of Directors of the Surviving Corporation as of the Effective Time and of the initial Board of Directors of Ballston Bank as of the Effective Time of the Bank Merger, nine (9) shall be members of the Board of Directors of Ballston (“Ballston Continuing Directors”) as of immediately prior to the Effective Time, designated by Ballston, and four (4) shall be members of the Board of Directors of NBC as of immediately prior to the Effective Time, designated by Ballston and Ballston Bank in consultation with NBC. Without limiting the effect of the foregoing, prior to the Closing Date, Ballston and Ballston Bank shall take all actions necessary to cause and accept the resignations of all current directors of Ballston and Ballston Bank, respectfully, other than the Ballston Continuing Directors. The directors selected to be the Ballston Continuing Directors may be different for the Surviving Corporation at the Effective Time and Ballston Bank as of the Effective Time of the Bank Merger.
(b)   In accordance with, and to the extent provided in, the Ballston Bylaws: effective as of the Effective Time, Richard P. Sleasman shall continue to serve as Chairman of the Board of Directors of the Surviving Corporation and Ballston Bank.
(c)   The bylaws of Ballston Bank in effect as of the Effective Time of the Bank Merger will be consistent in all respects with the foregoing provisions of this Section 6.13.
(d)   Each of Ballston and Ballston Bank shall take all actions necessary to cause the matters set forth on Exhibit D hereto to occur on the Closing Date.
6.13   Acquisition Proposals.
(a)   NBC agrees that it will not, and will cause each of its Subsidiaries and its officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (other than the parties to this Agreement and their Representatives) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite NBC Vote, NBC receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.13, NBC may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal but only to the extent that, prior to doing so, the Board of Directors of NBC concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, NBC shall have provided such information to Ballston and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with NBC. NBC will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than NBC with respect to any Acquisition Proposal. NBC will promptly (within twenty-four (24) hours) advise Ballston following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Ballston with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep Ballston apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. NBC shall use its reasonable best efforts to (x) enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and (y) within five (5) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than the parties to this Agreement and their Representatives in their capacity as such) pursuant to any such agreement. As used in this Agreement, “Acquisition Proposal” means, with respect to NBC, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of NBC and its Subsidiaries or 25% or more of any class of equity or voting securities of NBC or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of NBC, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of NBC or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of NBC, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving NBC or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of NBC. As used in this Agreement, “Superior Proposal” means, with respect to NBC, any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that NBC’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors); (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of NBC’s common stock or all, or substantially all, of the assets of NBC; (y) would result in a transaction that (i) involves consideration to the holders of the shares of NBC’s common stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of NBC’s common stock pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (ii) is, in light of the other terms of such proposal, more favorable to the stockholders of NBC than the Merger and the other transactions contemplated by this Agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.
(b)   Nothing contained in this Agreement shall prevent NBC or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14   Public Announcements.   Ballston and NBC agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Ballston and NBC. Thereafter, Ballston and NBC shall each use their reasonable best efforts to (a) develop a joint communications plan and ensure that all press releases and other public disclosure (including communications to employees, agents and contractors) with respect to this Agreement or the transactions contemplated hereby are consistent with such joint communications plan and (b) consult with each other before issuing any press release or, to the extent practicable, otherwise making any public disclosure with respect to this Agreement or the transactions contemplated hereby, in each case, except in respect of any press release or public disclosure (i) required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or (ii) the content and messaging of which is substantially similar to public disclosure previously made by Ballston or NBC either on the date of this Agreement or following the date of this Agreement and in accordance with this Section 6.14.
6.15   Change of Method.   NBC and Ballston shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of NBC and Ballston (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Ballston Common Stock received by holders of NBC Common Stock in exchange for each share of NBC Common Stock, (b) adversely affect the Tax treatment of holders of NBC Common Stock or Ballston Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of NBC or Ballston pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.16   Restructuring Efforts.   If either NBC or Ballston shall have failed to obtain the Requisite NBC Vote or the Requisite Ballston Vote at the duly convened NBC Meeting or Ballston Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of NBC as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its shareholders for approval.
6.17   Takeover Statutes.   None of NBC, Ballston or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the NBC Voting Agreements, the Ballston Voting Agreements, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.18   Treatment of NBC Debt.   Prior to the Effective Time, Ballston and NBC shall use commercially reasonable efforts for Ballston to enter into a supplemental indenture or other documents necessary or appropriate to provide for assumption by Ballston of NBC’s obligations under NBC’s subordinated notes due June 30, 2030 and September 1, 2033.
6.19   Possible Additional Capital.   In the sole discretion of Ballston and in order for the Surviving Bank to be considered “well capitalized” for regulatory purposes, Ballston may consider issuing subordinated debentures in amounts and terms as determined by Ballston.
6.20   Operating Functions.   To the extent permitted by Law and upon Ballston’s request, NBC shall (and shall cause the NBC Subsidiaries to) regularly discuss and reasonably cooperate with Ballston and

Ballston Bank in connection with (a) planning for the efficient and orderly combination of NBC and Ballston (including the combination of Ballston Bank and NBC Bank) and the operation of the Surviving Corporation and its Subsidiaries and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Ballston may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder Approvals.   The Requisite Ballston Vote and the Requisite NBC Vote shall have been obtained.
(b)   OTCQX Quotation.   The shares of Ballston Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for quotation on the OTCQX Marketplace, subject to official notice of issuance.
(c)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2   Conditions to Obligations of Ballston.   The obligations of Ballston to effect the Merger are also subject to the satisfaction or waiver by Ballston at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of NBC set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.21 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of NBC set forth in Sections 3.1, 3.2(b), 3.3(a) and 3.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of NBC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the

Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NBC or the Surviving Corporation. Ballston shall have received a certificate dated as of the Closing Date signed on behalf of NBC by the Chief Executive Officer and the Chief Financial Officer of NBC to the foregoing effect.
(b)   Performance of Obligations of NBC.   NBC shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Ballston shall have received a certificate dated as of the Closing Date signed on behalf of NBC by the Chief Executive Officer and the Chief Financial Officer of NBC to such effect.
(c)   Federal Tax Opinion.   Ballston shall have received the opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Ballston, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Ballston and NBC, reasonably satisfactory in form and substance to such counsel.
(d)   Limited Appraisal Shares.   Holders of fewer than 5% of the outstanding shares of NBC Common Stock shall have perfected their appraisal rights to obtain the “fair value” of their shares of NBC Common Stock in accordance with Sections 9.13(c) and 623 of the NYBCL.
7.3   Conditions to Obligations of NBC.   The obligation of NBC to effect the Merger is also subject to the satisfaction or waiver by NBC at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Ballston set forth in Sections 4.2(a), 4.7, 4.8(a) and 4.21 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Ballston set forth in Sections 4.1, 4.2(b), 4.3(a) and 4.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Ballston set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Ballston. NBC shall have received a certificate dated as of the Closing Date signed on behalf of Ballston by the Chief Executive Officer and the Chief Financial Officer of Ballston to the foregoing effect.
(b)   Performance of Obligations of Ballston.   Ballston shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and NBC shall have received a certificate dated as of the Closing Date signed on behalf of Ballston by the Chief Executive Officer and the Chief Financial Officer of Ballston to such effect.
(c)   Federal Tax Opinion.   NBC shall have received the opinion of Pillar + Aught, in form and substance reasonably satisfactory to NBC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Ballston and NBC, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Ballston Vote or the Requisite NBC Vote:
(a)   by mutual written consent of Ballston and NBC;
(b)   by either Ballston or NBC if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)   by either Ballston or NBC if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d)   by either Ballston or NBC (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of NBC, in the case of a termination by Ballston, or Ballston, in the case of a termination by NBC, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Ballston, or Section 7.3, in the case of a termination by NBC, and which is not cured within forty-five (45) days following written notice to NBC, in the case of a termination by Ballston, or Ballston, in the case of a termination by NBC, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)   by Ballston prior to such time as the Requisite NBC Vote is obtained, if (i) NBC or the Board of Directors of NBC shall have made a Recommendation Change or (ii) NBC or the Board of Directors of NBC shall have breached its obligations under Section 6.4 or 6.13 in any material respect;
(f)   by Ballston or NBC, following the Ballston Meeting (including any adjournments or postponements thereof), if Ballston (i) has not breached any of its obligations under Sections 6.4 or Section 6.13 in any material respect, and (ii) failed to obtain the Requisite Ballston Vote at the Ballston Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or
(g)   by Ballston or NBC, following the NBC Meeting (including any adjournments or postponements thereof), if NBC (i) has not breached any of its obligations under Section 6.4 or

Section 6.13 in any material respect, and (ii) failed to obtain the Requisite NBC Vote at the NBC Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.
The party desiring to terminate this Agreement pursuant to clauses (b) through (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either Ballston or NBC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Ballston, NBC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.14 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Ballston or NBC shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.
(b)
(i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of NBC or shall have been made directly to the shareholders of NBC generally or any person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the NBC Meeting) an Acquisition Proposal, in each case with respect to NBC and (A) (x) thereafter this Agreement is terminated by either Ballston or NBC pursuant to Section 8.1(c) without the Requisite NBC Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Ballston pursuant to Section 8.1(d) as a result of a willful breach of this Agreement by NBC, or (z) this Agreement is terminated by either Ballston or NBC pursuant to Section 8.1(g) and (B) prior to the date that is twelve (12) months after the date of such termination, NBC enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then NBC shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Ballston, by wire transfer of same day funds, a fee equal to $950,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”
(ii)   In the event that this Agreement is terminated by Ballston pursuant to Section 8.1(e), then NBC shall pay Ballston, by wire transfer of same day funds, the Termination Fee within two (2) Business Days of the date of termination.
(c)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or its willful and material breach of any provision of this Agreement, in no event shall NBC be required to pay the Termination Fee more than once.
(d)   Each of Ballston and NBC acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if NBC fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Ballston commences a suit which results in a judgment against the NBC for the Termination Fee or any portion thereof, NBC shall pay the costs and expenses of Ballston (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if NBC fails to pay the amounts payable pursuant to this Section 8.2, then NBC shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amount payable by NBC pursuant to Section 8.2(b), and this Section 8.2(d), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of Ballston in the event of a termination of this Agreement specified in such applicable section.
ARTICLE IX
GENERAL PROVISIONS
9.1   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Ballston Vote or the Requisite NBC Vote; provided, that after the receipt of the Requisite Ballston Vote or the Requisite NBC Vote, there may not be, without further approval of the shareholders of Ballston or the shareholders of NBC, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3   Extension; Waiver.   At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Ballston, in the case of NBC, or NBC, in the case of Ballston, (b) waive any inaccuracies in the representations and warranties of Ballston, in the case of NBC, or NBC, in the case of Ballston, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite Ballston Vote or the Requisite NBC Vote, there may not be, without further approval of the shareholders of Ballston or the shareholders of NBC, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4   Expenses.   Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger or the Bank Merger shall be borne equally by Ballston and NBC.
9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)
if to Ballston, to:

Ballston Spa Bancorp, Inc.
990 State Route 67
Ballston Spa, NY 12020

Attention:
Christopher R. Dowd, President and Chief Executive Officer

Email:
Chris.dowd@bsnb.com

(b)
With copies (which shall not constitute notice) to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015
Attention:
Jeffrey Cardone
Marc Levy

Email:
jcardone@luselaw.com
mlevy@luselaw.com

(c)   if to NBC, to:
NBC Bancorp, Inc.
3-7 Reed Street
Coxsackie, NY 12051
Attention:
John A. Balli, President and Chief Executive Officer

Email:
With copies (which shall not constitute notice) to:
Pillar + Aught
4201 East Park Circle
Harrisburg, PA 17111
Attention:   Kenneth J. Rollins
Email:
Krollins@pillaraught.com

9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of NBC means the actual knowledge of any of the officers of NBC listed on Section 9.6 of NBC Disclosure Schedule, and the “knowledge” of Ballston means the actual knowledge of any of the officers of Ballston listed on Section 9.6 of Ballston Disclosure Schedule. As used herein, (a) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York are authorized by law or regulatory or executive order to be closed, (b) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (f) “ordinary course” and “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person and with respect to either party shall take into account the commercially reasonable actions taken by such party and its Subsidiaries. NBC Disclosure Schedule and Ballston Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars”

or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
9.7   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of New York (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of NBC, in the case of Ballston, or Ballston, in the case of NBC. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. Part 4, 12 C.F.R. Part 261 or 12 C.F.R. Part 309 of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, Ballston and NBC have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
BALLSTON SPA BANCORP, INC.
By:
/s/ Christopher R. Dowd

Name: Christopher R. Dowd
Title:   President and Chief Executive Officer
NBC BANCORP, INC.
By:
/s/ John A. Balli

Name: John A. Balli
Title:   President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
[Form of Bank Merger Agreement]

PLAN OF BANK MERGER
This PLAN OF BANK MERGER (this “Agreement”) is dated as of [date], by and between Ballston Spa National Bank, a national banking association (“Ballston Bank”), and The National Bank of Coxsackie, a national banking association (“NBC Bank”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).
WHEREAS, Ballston Bank is the wholly-owned subsidiary of Ballston Spa Bancorp, Inc., a New York corporation (“Ballston”);
WHEREAS, NBC Bank is the wholly-owned subsidiary of NBC Bancorp, Inc., a New York corporation (“NBC”);
WHEREAS, Ballston and NBC desire that, immediately after the merger of NBC with and into Ballston, NBC Bank merge with and into Ballston Bank pursuant to the Agreement and Plan of Merger, dated as of [date], by and among Ballston and NBC (the “Merger Agreement”);
WHEREAS, the Boards of Directors of each of Ballston Bank and NBC Bank each unanimously approved this Agreement; and
WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ballston Bank and NBC Bank agree as follows:
Section 1.   The Bank Merger.   Subject to the terms and conditions set forth in this Agreement and in the Merger Agreement, pursuant to applicable federal laws and regulations, at the Effective Time (as defined in Section 6 of this Agreement), NBC Bank shall merge with and into Ballston Bank (the “Bank Merger”). Ballston Bank shall be the surviving entity (referred to in the Agreement, and sometimes referred to herein, as the “Surviving Bank”) of the Bank Merger and shall continue its corporate existence as a national banking association regulated by the Office of the Comptroller of the Currency (the “OCC”) following consummation of the Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of NBC Bank shall cease.
(a)   Closing Date.   A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time, or be held at the offices of Luse Gorman, PC in Washington, D.C., or such other place as the parties may mutually agree upon, at such time and on such date as Ballston Bank shall designate, which date shall be the Effective Date.
(b)   Name and Purpose.   At the Effective Time, the name of the Surviving Bank shall be “Ballston Spa National Bank”. The purpose of the Surviving Bank shall be to exist as a national banking association and to engage in activities incidental thereto in a manner consistent with federal laws and regulations applicable to national banking associations.
(c)   Amended and Restated Articles of Association.   From and after the Effective Time, the Amended and Restated Articles of Association of Ballston Bank, as amended and in effect immediately prior to the Effective Time, shall be the Amended and Restated Articles of Association of the Surviving Bank until amended in accordance with applicable law.
(d)   Amended and Restated Bylaws.   From and after the Effective Time, the Amended and Restated Bylaws of Ballston Bank, as in effect immediately prior to the Effective Time, shall be the Amended and Restated Bylaws of the Surviving Bank until amended in accordance with applicable law.
(e)   Capital Stock.   From and after the Effective Time, (i) each share of NBC Bank Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and (ii) each share of common stock, par value $[X] per share, of Ballston Bank (“Ballston Bank Stock”) issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Bank Merger, until thereafter amended in accordance with applicable law and the Amended and Restated Articles of Association of the Surviving Bank. No shares of Ballston Bank Stock shall be allocated to the sole shareholder of NBC Bank in the Bank Merger and no cash shall be paid to the sole shareholder of NBC Bank in the Bank Merger. As of the date of this Agreement, the capital stock of Ballston Bank consists of [X] shares of Ballston Bank Stock, for a total of $[X] in outstanding capital stock of Ballston Bank.
(f)   Directors.   Effective as of the Effective Time, in accordance with the Bylaws of Ballston Bank, the number of directors that will comprise the full Board of Directors of Ballston Bank shall be thirteen (13). Of the members of the initial Board of Directors of Ballston Bank as of the Effective Time of the Bank Merger, nine (9) shall be members of the Board of Directors of Ballston Bank as of immediately prior to the Effective Time, designated by Ballston, and four (4) shall be members of the Board of Directors of NBC Bank as of immediately prior to the Effective Time, designated by Ballston and Ballston Bank in consultation with NBC. In accordance with, and to the extent provided in, the Ballston Bylaws, effective as of the Effective Time, Richard P. Sleasman shall continue to serve as Chairman of the Board of Directors of Ballston Bank.
(g)   Officers.   The officers of the Surviving Bank immediately after the Effective Time shall consist of the officers of the Surviving Bank in office immediately prior to the Effective Time except as noted in Exhibit A.
Section 2.   Effects of the Bank Merger.   At and after the Effective Time, the Bank Merger shall have the effects provided herein and set forth in the applicable provisions of federal law and any regulations promulgated thereunder.
(a)   Surviving Bank.   Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of Ballston Bank and NBC Bank and thereupon and thereafter all the property, rights, privileges, powers and franchises of Ballston Bank and of NBC Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Ballston Bank and of NBC Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. Any reference to either of Ballston Bank or NBC Bank in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of Ballston Bank or NBC Bank is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Ballston Bank or NBC Bank if the Bank Merger had not occurred.
(b)   Deposits.   All deposit accounts of NBC Bank shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of any deposit account in the Surviving Bank shall be provided by the Surviving Bank to the relevant deposit account holder of NBC Bank, as necessary, after consummation of the Bank Merger. All deposit accounts of Ballston Bank prior to consummation of the Bank Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Bank Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.
(c)   Offices.   At the Effective Time, the main office of the Surviving Bank shall be located in Ballston Spa, New York. The former branch offices of NBC Bank shall be operated as branches of the Surviving Bank immediately following the Effective Time.
Section 3.   Approvals Required.   The consummation of the Bank Merger contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, consents, waivers or non-objections, including, but not limited to, the approvals, consents, waivers or non-objections of the FRB and the OCC, and the expiration of all applicable waiting periods with respect to the Bank Merger.
Section 4.   Conditions Precedent.   The respective obligations of each party under this Agreement shall be subject to: (i) the receipt of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; (ii) the approval of this Agreement by Ballston in its capacity as sole shareholder of Ballston Bank; (iii) the approval of this Agreement by NBC in its capacity as sole shareholder of NBC Bank; and (iv) the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Time of each of the conditions set forth in Article VII of the Merger Agreement.
Section 5.   Representations.   Each of Ballston Bank and NBC Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 6.   Effective Date and Effective Time.   The Bank Merger provided for herein shall become effective on the date and at the time specified in the Certification Letter provided by the OCC, which the OCC issues after all required documentation is provided to the OCC, provided, however, that submission of such documentation to the OCC in order to receive a Certification Letter shall not occur until all of the events set forth in Section 4 have taken place. The date specified in the Certification Letter for closing of the Bank Merger is herein called the “Effective Date.” The “Effective Time” of the Bank Merger shall be as specified in the Certification Letter or required documentation filed with or submitted to the OCC.
Section 7.   Amendments.   To the extent permitted by applicable law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.
Section 8.   Termination.   This Agreement shall terminate and forthwith become void automatically and without any action on the part of Ballston Bank or NBC Bank immediately upon the termination of the Merger Agreement in accordance with Article VIII thereof and, except as set forth in Article VIII of the Merger Agreement, there shall be no further liability on the part of Ballston Bank or NBC Bank upon such termination.
Section 9.   Entire Agreement.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
Section 10.   Successors.   This Agreement shall be binding on the successors of Ballston Bank and NBC Bank.
Section 11.   Governing Law.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America, without regard for conflict of law provisions.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BALLSTON SPA NATIONAL BANK
By:

Name: Christopher R. Dowd
Title:   President and Chief Executive Officer
THE NATIONAL BANK OF COXSACKIE
By:

Name: John A. Balli
Title:  President and Chief Executive Officer
[Signature Page to Plan of Bank Merger]

EXHIBIT A
Executive Officers of Surviving Bank
Christopher R. Dowd — Chief Executive Officer
John A. Balli — President
James Conroy — Chief Banking Officer
James Dodd — Chief Financial Officer
Caitlin McCrea — Senior Vice President/Finance and Treasurer

Exhibit B
[Form of NBC Voting Agreement]

NBC BANCORP, INC. VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of September 23, 2025, is entered into by and between Ballston Spa Bancorp, Inc., a New York corporation (“Ballston Spa”), and the undersigned (the “Shareholder”), a shareholder of NBC Bancorp, Inc., a New York corporation (“NBC”).
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and between Ballston Spa and NBC, NBC will be merged with and into Ballston Spa, with Ballston Spa as the surviving corporation (the “Merger”);
WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock, $5.00 value per share, of NBC (“Common Stock”) (all such shares, the “Existing Shares”); and
WHEREAS, as a condition and inducement for Ballston Spa to enter into the Merger Agreement, Ballston Spa has required that the Shareholder, in his or her capacity as a shareholder of NBC, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.
Definitions.   Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definition also applies to this Agreement:

a.
Beneficial Ownership.   For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.
Effectiveness; Termination.   This Agreement shall be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect as of the date of the termination of the Merger Agreement; provided that (i) this Section 2 and Sections 8 through 13 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of his or her representations, warranties, covenants or other agreements set forth herein.

3.
Voting Agreement.   From the date hereof until the earlier of (a) the final adjournment of the NBC Shareholder Meeting or (b) the termination of this Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of NBC’s shareholders, however called, or in connection with any written consent of NBC’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares and all other shares of Common Stock or voting securities of NBC over which such Shareholder has acquired beneficial or record ownership after the date hereof and has the sole power to vote or direct the voting of (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise) (together with the Existing Shares, the “Shares”), which such Shareholder owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of NBC’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of

NBC contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder and Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of NBC or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to NBC or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights such Shareholder has in such shareholder entity to carry out the intent and purposes of his, her or its support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement and any proxy granted for ordinary course proposals at an annual meeting. The Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.
4.
Transfer Restrictions.   The Shareholder hereby agrees that such Shareholder will not, during the Support Period, without the prior written consent of Ballston Spa, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided, that the Shareholder may (i) Transfer Shares pursuant to any currently existing pledge agreement or for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder shall remain jointly and severally liable for any breach of this Agreement by such transferee, (ii) bequeath Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender Shares to NBC in connection with the vesting, settlement or exercise of NBC equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of NBC equity awards, the exercise price thereon, or (iv) Transfer Shares as is otherwise permitted by Ballston Spa in its sole discretion.

5.
Representations of the Shareholder.   The Shareholder represents and warrants to Ballston Spa as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Ballston Spa, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares (including under the certificate of incorporation and bylaws of NBC), nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) and has the sole power to vote or direct the voting of the Shares, and the number of such Shares as of the date of this Agreement is identified on the signature page hereto; (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Ballston Spa to confirm and assure the rights and obligations set forth in this Agreement.
6.
Publicity.   The Shareholder hereby authorizes Ballston Spa and NBC to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify Ballston Spa as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.
Entire Agreement; Assignment.   The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is a director or officer of NBC, with respect to any employment, non-competition, non-solicit or consulting agreement between the Shareholder and either Ballston Spa or NBC, or its affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Ballston Spa to a majority-owned affiliate or any successor-in-interest of Ballston Spa, but no such assignment shall relieve Ballston Spa of its obligations hereunder.

8.
Remedies/Specific Enforcement.   Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Ballston Spa would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Ballston Spa may be entitled (including monetary damages), Ballston Spa shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither Ballston Spa nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.
Governing Law.   This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of New York, without regard to any applicable conflict of law principles.

10.
Notice.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule A hereto, and if to Ballston Spa, in accordance with Section 9.5 of the Merger Agreement.
11.
Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

12.
Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Ballston Spa and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.
Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.
Counterparts.   The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.
BALLSTON SPA BANCORP, INC.
By:

Christopher R. Dowd
Title: President and Chief Executive Officer
[Additional Signatures on Next Page]

SHAREHOLDER:

Name

Title
Number of Shares:

Schedule A
Shareholder Information
Name, Address and E-Mail Address for Notices

Exhibit C
[Form of Ballston Voting Agreement]

BALLSTON SPA BANCORP, INC. VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of September 23, 2025, is entered into by and between NBC Bancorp, Inc., a New York corporation (“NBC”), and the undersigned (the “Shareholder”), a shareholder of Ballston Spa Bancorp, Inc., a New York corporation (“Ballston Spa”).
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and between Ballston Spa and NBC, NBC will be merged with and into Ballston Spa, with Ballston Spa as the surviving corporation (the “Merger”);
WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock, $12.50 value per share, of Ballston Spa (“Common Stock”) (all such shares, the “Existing Shares”); and
WHEREAS, as a condition and inducement for NBC to enter into the Merger Agreement, NBC has required that the Shareholder, in his or her capacity as a shareholder of Ballston Spa, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
15.
Definitions.   Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definition also applies to this Agreement:

b.
Beneficial Ownership.   For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

16.
Effectiveness; Termination.   This Agreement shall be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect as of the date of the termination of the Merger Agreement; provided that (i) this Section 2 and Sections 8 through 13 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of his or her representations, warranties, covenants or other agreements set forth herein.

17.
Voting Agreement.   From the date hereof until the earlier of (a) the final adjournment of the Ballston Spa Shareholder Meeting or (b) the termination of this Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of Ballston Spa’s shareholders, however called, or in connection with any written consent of NBC’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares and all other shares of Common Stock or voting securities of Ballston Spa over which such Shareholder has acquired beneficial or record ownership after the date hereof and has the sole power to vote or direct the voting of (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise) (together with the Existing Shares, the “Shares”), which such Shareholder owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of Ballston Spa’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Ballston Spa contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder and Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of Ballston Spa or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to Ballston Spa or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder or trustee capacity. To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights such Shareholder has in such shareholder entity to carry out the intent and purposes of his, her or its support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement and any proxy granted for ordinary course proposals at an annual meeting. The Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.
18.
Transfer Restrictions.   The Shareholder hereby agrees that such Shareholder will not, during the Support Period, without the prior written consent of NBC, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided, that the Shareholder may (i) Transfer Shares pursuant to any currently existing pledge agreement or for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder shall remain jointly and severally liable for any breach of this Agreement by such transferee, (ii) bequeath Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender Shares to Ballston Spa in connection with the vesting, settlement or exercise of Ballston Spa equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Ballston Spa equity awards, the exercise price thereon, or (iv) Transfer Shares as is otherwise permitted by NBC in its sole discretion.

19.
Representations of the Shareholder.   The Shareholder represents and warrants to NBC as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by NBC, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares (including under the certificate of incorporation and bylaws of Ballston Spa), nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) and has the sole power to vote or direct the voting of the Shares, and the number of such Shares as of the date of this Agreement is identified on the signature page hereto; (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by NBC to confirm and assure the rights and obligations set forth in this Agreement.
20.
Publicity.   The Shareholder hereby authorizes NBC and Ballston Spa to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify NBC as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

21.
Entire Agreement; Assignment.   The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is a director or officer of Ballston Spa, with respect to any employment, non-competition, non-solicit or consulting agreement between the Shareholder and either NBC or Ballston Spa, or its affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by NBC to a majority-owned affiliate or any successor-in-interest of NBC, but no such assignment shall relieve NBC of its obligations hereunder.

22.
Remedies/Specific Enforcement.   Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that NBC would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which NBC may be entitled (including monetary damages), NBC shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither NBC nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

23.
Governing Law.   This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of New York, without regard to any applicable conflict of law principles.

24.
Notice.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule A hereto, and if to NBC, in accordance with Section 9.5 of the Merger Agreement.

25.
Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

26.
Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by NBC and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

27.
Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

28.
Counterparts.   The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.
NBC BANCORP, INC.
By:

John A. Balli
Title: President and Chief Executive Officer
[Additional Signatures on Next Page]

SHAREHOLDER:

Name

Title
Number of Shares:

Schedule A
Shareholder Information
Name, Address and E-Mail Address for Notices

Exhibit D
[Corporate Governance]

Effective as of the Effective Time, in accordance with the Ballston Bylaws, the number of directors that will comprise the full Board of Directors of the Surviving Corporation and the full Board of Directors of Ballston Bank shall each be thirteen (13). Of the members of the initial Board of Directors of the Surviving Corporation as of the Effective Time and of the initial Board of Directors of Ballston Bank as of the Effective Time of the Bank Merger, nine (9) shall be members of the Board of Directors of Ballston (“Ballston Continuing Directors”) as of immediately prior to the Effective Time, designated by Ballston, and four (4) shall be members of the Board of Directors of NBC as of immediately prior to the Effective Time, designated by Ballston and Ballston Bank in consultation with NBC. Without limiting the effect of the foregoing, prior to the Closing Date, Ballston and Ballston Bank shall take all actions necessary to cause and accept the resignations of all current directors of Ballston and Ballston Bank, respectfully, other than the Ballston Continuing Directors. The directors selected to be the Ballston Continuing Directors may be different for the Surviving Corporation at the Effective Time and Ballston Bank as of the Effective Time of the Bank Merger.
In accordance with, and to the extent provided in, the Ballston Bylaws, effective as of the Effective Time, Richard P. Sleasman shall continue to serve as Chairman of the Board of Directors of the Surviving Corporation and Ballston Bank.
The Executive Officers of the Surviving Corporation and Surviving Bank shall be the following:
Christopher R. Dowd	Chief Executive Officer
John A. Balli	President
James Conroy	Chief Banking Officer
James Dodd	Chief Financial Officer
Caitlin McCrea	Senior Vice President of Finance and Treasurer
All capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

ANNEX B
669 River Drive, Suite 201 Elmwood Park, NJ 07407 Phone: (646) 254-6387 richard.quad@griffinfingroup.com
September 23, 2025
The Board of Directors
Ballston Spa Bancorp, Inc.
990 State Route 67
Ballston Spa, NY 12020
Members of the Board of Directors:
You have requested the opinion of Griffin Financial Group, LLC (“Griffin”) as to the fairness, from a financial point of view, to the shareholders of Ballston Spa Bancorp, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger transaction described below.
Pursuant to the Agreement and Plan of Merger (the “Agreement”) by and between the Company and NBC Bancorp, Inc. (“NBC Bancorp”), at the effective time of the merger, NBC Bancorp will merge with and into the Company with the Company as the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, on the Closing Date, each share of NBC Bancorp common stock, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time, excluding shares held in treasury and Dissenting Shares (as defined in the Agreement), shall be converted into the right to receive 0.8065 (the “Exchange Ratio”) shares of common stock, par value $12.50 per share, of the Company. The terms and conditions of the proposed Merger are more fully described in the Agreement.
The Agreement further provides that, immediately after the Merger, The National Bank of Coxsackie, a wholly owned subsidiary of NBC Bancorp, will merge with and into Ballston Spa National Bank, a wholly owned subsidiary of the Company, with Ballston Spa National Bank as the surviving institution (the “Bank Merger”) pursuant to the terms of an agreement and plan of merger between the parties (the “Bank Merger Agreement”) entered into promptly in connection with the Agreement.
In arriving at our opinion, we: (i) reviewed the execution version of the Agreement dated September 23, 2025; (ii) reviewed and discussed with the Company its consolidated financial statements, including its wholly owned banking subsidiary Ballston Spa National Bank (collectively “Ballston Spa”), as of and for the years ended December 31, 2024 and December 31, 2023 and as and for the quarters ended March 31, 2025 and June 30, 2025; (iii) reviewed and discussed with NBC Bancorp its consolidated financial statements, including its wholly owned banking subsidiary The National Bank of Coxsackie (collectively “NBC”), as of and for the years ended December 31, 2024 and December 31, 2023 and as and for the quarters ended March 31, 2025 and June 30, 2025; (iv) discussed with the management of Ballston Spa and NBC matters relating to their respective financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy and that of their respective banking subsidiaries, future prospects, public regulatory standing and related matters (as applicable) as of such dates and periods deemed relevant; (v) reviewed and discussed with management of Ballston Spa its budgeted balance sheet growth and earnings for 2025, forecasted growth and earnings for 2026 and 2027, and expected future period trends for assets, loans, deposits, capital and earnings; (vi) reviewed and discussed with management of NBC its budgeted balance sheet growth and earnings for 2025 and expected future period trends for assets, loans, deposits, capital and earnings; (vii) analyzed and discussed with Ballston Spa and NBC the potential strategic implications and operational benefits anticipated by the management of Ballston Spa and NBC related to the proposed Merger; (viii) evaluated the potential pro forma financial effects of the proposed Merger on the regulatory capital ratios of the Company and Ballston Spa National Bank; (ix) reviewed and discussed with Ballston Spa and NBC certain publicly available documents and other business and financial information concerning Ballston Spa and NBC and the economic and regulatory environments in which they operate; (x) compared certain financial and stock market information of the Company with similar information of certain other companies, the securities of which are traded; (xi) compared certain financial and stock market information of NBC Bancorp with similar information of certain other companies, the securities of which are traded; (xii) compared the proposed financial terms of the proposed Merger with the publicly available financial terms of certain transactions involving whole bank mergers that we deemed relevant; (xiii) performed discounted cash flow analyses; and (xiv) undertook such other financial studies and analyses, and considered such other information as we deemed appropriate for the purpose of this opinion.
In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of information which was publicly available to us, or which was furnished to or discussed with us by Ballston Spa or NBC or otherwise reviewed by us including, particularly, the forward-looking earnings estimates, projections, cost savings and growth rates. We have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. The information provided to us is based on variables and assumptions that are uncertain, including, but not limited to, general economic conditions, interest rates, inflation, government policy and political tensions, and therefore actual results could differ significantly from the information provided. We have not reviewed individual loan files or customer information of Ballston Spa or NBC, nor have we conducted or been provided with any valuation or appraisal of any assets, deposits, or other liabilities of Ballston Spa or NBC that was not otherwise in the public domain. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for credit losses with respect thereto, and accordingly, we have assumed that such allowances are adequate. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Ballston Spa or NBC. In relying on financial analyses provided to or discussed with us by Ballston Spa or NBC or derived therefrom, we have assumed that such analyses have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. We express no view as to such analyses, forecasts, estimates, or the assumptions on which they were based.
We have also assumed that the representations and warranties made by the Company and NBC Bancorp in the Agreement are and will be true and correct in all respects material to our analyses, that the covenants and conditions precedent to closing the proposed Merger contained therein, including approval by applicable banking regulators, and by the shareholders of the Company and NBC Bancorp, will be performed in all respects material to our analyses in a manner which will not give NBC Bancorp the ability to terminate the Agreement or decline to close under the Agreement. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by advisors to Ballston Spa with respect to such issues. We have further assumed that all material governmental, regulatory, shareholder, and any other consents and approvals necessary for the completion of the proposed Merger will be obtained without any adverse effect to Ballston Spa or NBC or to the contemplated benefits of the proposed Merger. Our opinion assumes that the proposed Merger will be completed in accordance with the terms set forth in the draft of the Agreement we reviewed.
Our opinion is necessarily based on economic, market, and other conditions as in effect on, as well as the information made available to us as of, the date of this letter. Subsequent developments may affect this opinion and that we do not have any obligation to update, revise, confirm, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the shareholders of the Company with regard to the Exchange Ratio in the proposed Merger, and we express no opinion as to the fairness of the proposed Merger to creditors or other stakeholders of the Company, the underlying decision by the Company to engage in the proposed Merger, the relative merits of the proposed Merger compared to other transactions available to the Company, or the relative merits of the proposed Merger compared to other strategic alternatives which may be available to the Company. We did not consider and express no opinion with respect to the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of the Company paid or payable by reason or as a result of the proposed Merger, or any legal, tax, regulatory, accounting or similar matters of the Company, NBC Bancorp or their respective shareholders arising out of the Merger or any other transaction (including the Bank Merger).
We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services; a substantial portion of which will become payable only if the proposed Merger is completed. In addition, prior to closing of the Merger, the Company anticipates issuing subordinated debt and intends to hire Griffin as lead placement agent. The fees payable for such transaction and the overall terms of the placement agreement have not yet been determined. The Company has agreed to indemnify us for certain liabilities which could arise because of our engagement. The Company and Griffin are also party to a strategic advisory agreement and during the two years preceding the date of this letter, Griffin received engagement fees totaling $60,000 pursuant to this agreement. Over the same period, we have had no investment banking engagements with NBC for which we were paid for our services.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the shareholders of the Company.
The delivery of this opinion has been approved by the fairness opinion committee of Griffin Financial Group, LLC in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority This opinion is for the information of, and is directed to, the Board of Directors of the Company in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed Merger or any other matter. This opinion speaks as of the date hereof, and we have no obligation to update, confirm, or revise it. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in any registration statement that the Company will prepare in connection with the proposed Merger, provided that such reproduction is legally required, the opinion is reproduced in such document in its entirety, and such document includes a summary of The opinion and related analyses in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
GRIFFIN FINANCIAL GROUP, LLC

ANNEX C
September 23, 2025
PERSONAL AND CONFIDENTIAL
Board of Directors
NBC Bancorp, Inc.
3-7 Reed Street, PO Box 400
Coxsackie, NY 12051
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be paid to holders of NBC Bancorp, Inc. (“NCXS”) Common Stock in connection with the proposed acquisition of NCXS (the “Merger”) by Ballston Spa Bancorp, Inc. (“BSPA”) subject to the terms and conditions of the Agreement and Plan of Merger dated September 23, 2025 (the “Agreement”). Capitalized terms used herein that are not defined shall have the meaning given to such items in the Agreement.
The Agreement provides that each share of NBC Common Stock outstanding immediately prior to the Effective Time (excluding any treasury shares) shall, subject to Section 1.5(b) of the Agreement with respect to any Appraisal Shares, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive 0.8065 shares of BSPA common stock. The preceding is referred to herein as “the Merger Consideration” and is subject to certain adjustments as detailed in the Agreement.
Janney Montgomery Scott LLC (“Janney”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Janney and its affiliates may from time-to-time effect transactions and hold securities of NCXS. To the extent that we have any such position as of the date of this opinion, it has been disclosed to NCXS. This opinion has been reviewed and approved by Janney’s Fairness Committee. In addition, Janney has not had a relationship with NCXS for which we have received compensation during the prior two years. Janney has otherwise provided no investment banking services to Purchaser during the past two years in which compensation was received or was intended to be received. Janney may provide services to BSPA in the future (and/or to NCXS if the Transaction is not consummated), and Janney expects to serve as placement agent in BSPA’s upcoming subordinated debt offering.
We have acted as NCXS’ financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive compensation from NCXS for rendering this opinion, of which we became entitled to receive upon delivery of this opinion. The portion of our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. NCXS has agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement and to reimburse us for certain out-of-pocket expenses incurred in connection with our engagement.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement and assumed it to be in substantially the same form as the final agreement in all material respects;

(ii)
familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of BSPA and NCXS;

(iii)
reviewed certain financial statements, both audited and unaudited, and related financial information of BSPA and NCXS, including annual and quarterly reports filed by the parties with the Federal Deposit Insurance Corporation;

(iv)
discussed with management the future financial prospects of BSPA and NCXS in preparing financial projections and pro formas;

(v)
compared certain aspects of the financial performance of BSPA and NCXS with similar data available for certain other financial institutions;

(vi)
reviewed the potential amount and timing of cost savings expected to be achieved as a result of the Merger;

(vii)
reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(viii)
performed such other analyses and considered such other factors as we deemed appropriate.

We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.
In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by BSPA and NCXS and in the discussions with NCXS’ representatives. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of BSPA and NCXS and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of BSPA or NCXS or any of their respective subsidiaries. In addition, we have not reviewed individual credit files, nor have we made an independent evaluation or appraisal of the assets and liabilities of BSPA or NCXS nor any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.
We have assumed that the Agreement, when executed by the parties thereto, will conform, in all material respects to our analyses and this opinion, to the draft of the Agreement reviewed by us and that the proposed Merger will be consummated in accordance with the terms set forth in the Agreement. We have assumed that the proposed Merger is, and will be, in compliance with all laws and regulations that are applicable to BSPA and NCXS. In rendering this opinion, we have been advised by both BSPA and NCXS that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Merger.
Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm, revise or update this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.
Our opinion does not address the merits of the underlying decision by NCXS to engage in the proposed Merger and does not constitute a recommendation to any shareholder of NCXS as to how such shareholder should vote on the proposed Merger or any other matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the proposed Merger by any officer, director, or employee, or class of such persons.
This letter is solely for the information of the Board of Directors of NCXS in its evaluation of the proposed Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld.
Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid to holders of NBC Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to the shareholders of NCXS.
Sincerely,
Janney Montgomery Scott LLC

ANNEX D
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF BALLSTON SPA
The objective of this section is to help potential investors understand Ballston Spa’s views on its results of operations and financial condition. You should read this discussion in conjunction with the Ballston Spa Bancorp, Inc. Consolidated Financial Statements and Notes to the Ballston Spa Consolidated Financial Statements that appear elsewhere in this document.
Overview
Ballston Spa’s principal business is to acquire deposits from individuals and businesses in the communities surrounding its offices and to use these deposits to fund loans.
Ballston Spa Bancorp, Inc. is a New York corporation and the bank holding company for Ballston Spa National Bank, a national bank, with its principal place of business in Ballston Spa, Saratoga County, New York. Ballston Spa was incorporated on October 22, 1982 for the purpose of becoming a bank holding company for the Ballston Spa National Bank. Ballston Spa is subject to regulation and supervision by the Federal Reserve Board.
Ballston Spa National Bank is a full-service community commercial bank engaging in a full line of retail, commercial, residential and private-wealth services. Ballston Spa National Bank currently operates 13 full-service banking offices in Albany and Saratoga Counties in the New York Capital region. Ballston Spa National Bank has 149 employees. Ballston Spa National Bank is subject to regulation and supervision by the OCC and the FDIC.
On September 23, 2025, Ballston Spa and NBC entered into an agreement and plan of merger pursuant to which NBC will merge into Ballston Spa with Ballston Spa as the surviving corporation. As part of the transaction, NBC Bank will merge into Ballston Spa National Bank, with Ballston Spa National Bank as the surviving bank.
In the future, Ballston Spa may acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so, other than mergers with NBC.
Income.   Ballston Spa’s primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that Ballston Spa earns on its loans and investments, and interest expense, which is the interest that Ballston Spa pays on its deposits. Changes in levels of interest rates affect Ballston Spa’s net interest income.
A secondary source of income is non-interest income, which is revenue that Ballston Spa receives from providing products and services. The majority of Ballston Spa’s non-interest income generally comes from trust and investment services income, service charges and fees related to deposit accounts and debit card fees. In some years, Ballston Spa recognizes income from the sale of loans or securities.
Allowance for Credit Losses.   The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Additions are made to the allowance through provisions, which are charged to expense. Loans are charged off against the allowance when management believes the uncollectability of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Management estimates the allowance balance on a quarterly basis using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts.
Expenses.   The non-interest expenses Ballston Spa incurs in operating its business consist of compensation and employee benefits expenses, occupancy and equipment expenses, advertising, FDIC insurance premiums, directors fees, professional fees, insurance, debit card processing and other miscellaneous expenses.

Ballston Spa’s largest non-interest expense is compensation and employee benefits, which consist primarily of compensation and wages paid to its employees, payroll taxes, and expenses for retirement plans and other employee benefits including disability insurance and health insurance. Following the merger, Ballston Spa will recognize additional annual employee compensation expenses as a larger financial institution.
Occupancy and equipment expenses and furniture and equipment expenses are the fixed and variable costs of buildings and equipment, and consist primarily of depreciation charges, furniture and equipment expenses, repair and maintenance costs, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using a straight-line method based on the estimated useful lives of the related assets or the expected lease terms, if shorter. Furniture and equipment also includes fees paid to third parties for use of their software and for processing customer information, deposits and loans.
Advertising includes most marketing expenses including multi-media advertising (public and in-branch), promotional events and materials, civic and sales focused memberships, and community support.
Federal deposit insurance premiums are payments Ballston Spa makes to the FDIC for insurance of its deposit accounts.
Professional fees include legal, accounting, auditing, risk management and payroll processing expenses.
Insurance includes expenses for worker’s compensation, property and casualty insurance and professional insurance.
Other expenses include expenses for directors fees, office supplies, postage, telephone and other miscellaneous operating expenses.
Anticipated Increase in Non-interest Expense
Following the completion of the mergers, Ballston Spa anticipates that its non-interest expense will increase as a result of the increased costs associated with operating as a larger institution as well as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of shareholder communications and meetings and expenses related to the addition of personnel.
Critical Accounting Policies
Certain of Ballston Spa’s accounting policies are important to the presentation of its financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances that could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Ballston Spa’s significant accounting policies are discussed in detail in Note 1 to its Consolidated Financial Statements included elsewhere in this document.
The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” Ballston Spa plans to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, Ballston Spa’s consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
Management believes Ballston Spa’s most critical accounting policies, which involve the most complex or subjective decisions or assessments, are as follows: allowance for credit losses and the valuation of its deferred tax assets.
Allowance for Credit Losses:   The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Additions are made to the allowance through provisions, which are charged to expense. Loans are charged off against the allowance when management believes the uncollectability of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Management estimates the allowance balance on a quarterly basis using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts.
The Company estimates expected credit losses using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The Company’s historical credit loss experience provides the basis for the estimation of expected credit losses. The historical loss experience is determined by portfolio segment and the Company uses the weighted average remaining maturity (WARM) methodology to estimate credit losses over the expected life of the loan. This actual loss experience is adjusted by other qualitative factors based on the risks present for each portfolio segment. These qualitative factors include consideration of the following: changes in economic forecasts, levels of and trends in delinquencies and changes in collateral values; changes in lending policies, procedures and practices; experience, ability and depth of lending management and other relevant staffing and experience; changes in the quality of loan review system; current national and local economic trends and conditions; effect of legal and regulatory factors; and effects of changes in credit concentrations.
Allowance for credit losses is measured using a discounted cash flow method based upon the loan’s contractual effective interest rate, or at the loan’s observable market price, or, if the loan is collateral dependent, at the fair value of the collateral. Factors management considers when measuring the extent of expected credit loss include payment status, collateral value, borrower financial condition, guarantor support and the probability of collecting scheduled principal and interest payments when due. When management determines foreclosure is probable expected credit losses are based on the fair value of the collateral. For collateral dependent loans for which repayment is to be provided substantially through the sale of the collateral, management adjusts the fair value for estimated costs to sell. For collateral dependent loans for which repayment is to be provided substantially through the operation of the collateral, estimated costs to sell are not incorporated into the measurement. Management may also adjust appraised values to reflect estimated market value declines or apply other discounts to appraised values for unobservable factors resulting from its knowledge of circumstances associated with the collateral.
Ballston Spa has made an accounting policy election to exclude accrued interest from the amortized cost basis of loans and Ballston Spa also excludes accrued interest from the estimate of credit losses on loans. At December 31, 2024 and 2023, Ballston Spa’s accrued interest receivable on loans totaled $2.8 million and $2.4 million, respectively.
Income Taxes:   Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the periods in which the deferred tax assets or liabilities are expected adjusted through income tax expense. A valuation allowance, if needed, reduces deferred tax assets to the amounts expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
Ballston Spa recognizes interest and/or penalties related to income tax matters in income tax expense.
Business Strategy
The business strategy of the combined entity is to operate and grow a profitable community-oriented financial institution. Following completion of the mergers, Ballston Spa plans to achieve this by:
Leveraging the combined expertise of Ballston Spa and NBC to pursue new opportunities to increase lending and deposit relationships in the enhanced market areas following the completion of the mergers.   The proposed mergers will enhance Ballston Spa’s ability to deliver products and services currently offered by both Ballston Spa and NBC, including commercial lending and other banking products and services, and will enable Ballston Spa to grow and expand customer relationships by offering new customers and existing customers of Ballston Spa and NBC a broader set of products and services through a deeper market footprint, and the ability to target larger loan relationships due to a higher combined legal lending limit. Specifically, following the completion of the mergers, it is anticipated that there will be an increase in Ballston Spa’s commercial lending opportunities in the greater New York capital market area, consistent with the low credit-risk profile of both Ballston Spa and NBC.
Continuing to use prudent underwriting practices to maintain the high quality of the combined bank’s loan portfolio.   Each of Ballston Spa National Bank and NBC Bank believe that maintaining high asset quality is a key to long-term financial success. Both companies have sought to prudently increase their respective loan portfolios while keeping non-performing assets to a minimum. Each of Ballston Spa National Bank’s and NBC Bank’s strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate and conservative loan underwriting criteria and active credit monitoring. At September 30, 2025, there were $929 thousand of non-performing loans in Ballston Spa National Bank’s loan portfolio. Although as a result of, and following the mergers, the resulting bank’s commercial loan portfolio will increase, the combined bank intends to maintain the philosophy of managing large loan exposures through a prudent approach to lending.
Building profitable business and consumer relationships through enhanced product offerings and by continuing to provide superior customer service.   Ballston Spa is a full-service financial services company offering its customers a broad range of loan and deposit products and services, including internet banking, which enables its customers to pay bills on-line, among other conveniences. Following the mergers, Ballston Spa’s commercial lending capacity will be significantly enhanced, which will allow Ballston Spa to seek to increase the commercial real estate and commercial business loans it originates and better serve the small businesses in its market area which generally have higher fees and yields associated with them compared to residential mortgages. Further, the mergers with NBC will allow Ballston Spa to expand its commercial deposit accounts which generally yield higher average balances than can be acquired from retail deposit relationships.
As a community-oriented financial institution, Ballston Spa emphasizes providing superior customer service as a means to attract and retain customers. Ballston Spa delivers personalized service and respond with flexibility to customer needs. Ballston Spa believes that its community orientation is attractive to its customers and distinguishes Ballston Spa from the larger institutions that operate in its area but are headquartered elsewhere. Further, given Ballston Spa’s attractive market area, Ballston Spa believes it is well-positioned to increase its customer relationships without a proportional increase in overhead expense or operating risk.
Increasing transaction deposit accounts and deposit balances.   Deposits are Ballston Spa’s primary source of funds for lending and investment. Ballston Spa intends to focus on expanding its core deposits (which Ballston Spa defines as all deposits except for certificates of deposit). Core deposits represented 93% of Ballston Spa’s total deposits at September 30, 2025 compared to 91% of its total deposits at December 31, 2024. Going forward, Ballston Spa believes that the combined bank will increase its core deposits by increasing its commercial lending activities and enhancing Ballston Spa’s relationships with its retail customers through its commitment to quality customer service along with the introduction of additional products and services in both markets, such as trust and wealth management services to the current NBC markets, and planned enhancements to online business account services.
Continuing to leverage technology to maintain efficient operations and enhance customer service.   Ballston Spa has historically focused on leveraging technology to maintain efficient operations and provide its customers with secure means to conduct business with Ballston Spa National Bank outside of its traditional branch network. Customer facing applications include online banking and mobile banking with bill payment capabilities, mobile deposit and debit card control functionality. Ballston Spa’s online loan application platform affords customers the convenience of submitting a loan application online at their convenience. Internally Ballston Spa leverages technology to achieve internal efficiencies for tasks such as document preparation and retention, data analytics and call report preparation. Ballston Spa intends to build on this foundation and has plans to add expanded digital capabilities for both retail and commercial customers. Ballston Spa believes its investment in technology allows it to remain competitive, effectively serve its customers and results in efficiencies which contribute to the maintenance of favorable operating expense.

Comparison of Financial Condition at September 30, 2025 and December 31, 2024
Total Assets.   Total assets increased $17.9 million, or 2.00%, to $914.2 million at September 30, 2025 from $896.3 million at December 31, 2024. The increase was primarily the result of a $29.4 million increase in loans, offset by a $9.2 million decrease in cash and cash equivalents and investment securities, further reduced by minor decreases in other assets.
Cash and Cash Equivalents.   Cash and cash equivalents decreased $5.3 million, or 20.61%, to $20.4 million at September 30, 2025 from $25.7 million at December 31, 2024 as a result of the bank prioritizing loan growth over current cash positioning.
Securities.   Total securities (securities available for sale and held to maturity) decreased $3.9 million, or 5.06%, to $73.1 million at September 30, 2025, from $76.9 million at December 31, 2024. The decrease was due to the bank allocating liquidity towards loan growth, as well as the regular principal and interest payments on Ballston Spa’s securities portfolio.
Loans.   Loans held for investment, net, increased $29.3 million, or 3.87%, to $784.7 million at September 30, 2025 from $755.4 million at December 31, 2024. Commercial real estate loans increased $15.8 million, or 4.53%, to $365.2 million at September 30, 2025 from $349.4 million at December 31, 2024. Residential mortgage loans increased $13.4 million, or 4.41%, to $316.5 million at September 30, 2025 from $303.2 million at December 31, 2024.
Deposits.   Deposits increased $110.6 million, or 15.90%, to $806.5 million at September 30, 2025 from $695.9 million at December 31, 2024. NOW and money market accounts increased $64.1, or 19.07%, to $400.4 million at September 30, 2025 from $336.3 million at December 31, 2024. Savings accounts decreased $8.0 million, or 8.59%, to $85.4 million at September 30, 2025 from $93.4 million at December 31, 2024. Non-interest-bearing deposits increased $33.0, or 22.89%, to $177.3 million at September 30, 2025 from $144.3 million at December 31, 2024. Certificates of deposit increased $21.5 million, or 17.62%, to $143.4 million at September 30, 2025 from $121.9 million at December 31, 2024. The increase in certificates of deposit and the decrease in savings accounts reflected the decision of many depositors to take advantage of increased market rates being paid on certificates of deposit.
Borrowings.   As of September 30, 2025, Ballston Spa had $20.0 million in Federal Home Loan Bank advances, compared to $116.5 million in Federal Home Loan Bank advances at December 31, 2024. The decrease in Federal Home Loan Bank advances was primarily due to deposit growth during the nine months ended September 30, 2025.
Total Shareholders’ Equity.   Total shareholders’ equity increased $4.0 million, or 6.05%, to $70.2 million at September 30, 2025 from $66.2 million at December 31, 2024. The increase resulted from net income of $3.7 million for the nine months ended September 30, 2025, as well as a positive change in the accumulated other comprehensive income due to unrealized gains in the investment portfolio, which was partially offset by a dividend payments.
Average Balances and Yields.   The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are calculated using month-end average balances, rather than daily average balances. Ballston Spa believes the use of month-end average balances is representative of its operations. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees are immaterial.

	For the Nine Months Ended September 30,
	2025			2024
	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$776,276	$28,595	4.93%	$731,307	$26,233	4.79%
Securities	82,172	3,198	5.20%	77,181	3,155	5.47%
Other	3,299	104	4.20%	3,955	165	5.59%
Total interest-earning assets	861,747	31,897	4.95%	812,443	29,553	4.86%
Non-interest-earning assets	26,067			24,522
Total assets	$887,814			$836,965
Interest-bearing liabilities:
Savings and club accounts	$92,648	55	0.08%	$98,344	58	0.08%
Interest-bearing demand accounts	347,638	5,454	2.10%	340,097	5,693	2.24%
Certificates of deposit	134,543	4,196	4.17%	111,097	3,427	4.12%
Total interest-bearing deposits	574,829	9,705	2.26%	549,538	9,178	2.23%
Federal Home Loan Bank advances	79,171	2,617	4.42%	62,189	2,302	4.95%
Other borrowings	7,750	334	5.77%	7,750	334	5.76%
Total interest-bearing liabilities	661,750	12,656	2.56%	619,477	11,814	2.55%
Non-interest-bearing deposits	149,007			145,641
Other non-interest-bearing liabilities	9,843			9,850
Total liabilities	820,600			774,968
Equity	67,214			61,997
Total liabilities and equity	$887,814			$836,965
Net interest income		$19,241			$17,739
Net interest rate spread(1)			2.39%			2.31%
Net interest-earning assets(2)	$199,996			$192,967
Net interest margin(3)	2.99%			2.92%
Average interest-earning assets to interest-bearing liabilities	130.22%			131.15%

(1)
Annualized.

(2)
Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)
Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis
The following table sets forth the effects of changing rates and volumes on Ballston Spa’s net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Nine Months Ended September 30, 2025 vs. 2024
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$1,680	$682	$2,362
Securities	208	(165)	43
Other	(25)	(36)	(61)
Total interest-earning assets	1,863	481	2,344
Interest-bearing liabilities:
Savings and club accounts	(3)	1	(2)
Interest-bearing accounts	250	(488)	(238)
Certificates of deposit	1,088	(321)	767
Federal Home Loan Bank advances	620	(305)	315
Other borrowings	—	—	—
Total interest-bearing liabilities	1,955	(1,113)	842
Change in net interest income	$(92)	$1,594	$1,502
Comparison of Operating Results for the Nine Months Ended September 30, 2025 and 2024
General.   Net income decreased $0.2 million, or 5.54%, to $3.7 million for the nine months ended September 30, 2025 from $3.9 million for the nine months ended September 30, 2024. The decrease was caused by an increase in non interest expense, that was partially offset by an increase in net interest income.
Interest Income.   Interest income increased $2.3 million, or 7.93%, to $31.9 million for the nine months ended September 30, 2025 from $29.6 million for the nine months ended September 30, 2024. The increase resulted primarily from a $2.4 million, or 9.00%, increase in interest income on loans, offset by a $0.1 million, or 0.57%, decrease in interest income on securities. The average balance of loans increased $45.0 million, or 6.15%, to $776.3 million for the nine months ended September 30, 2025, compared to $731.3 million for the nine months ended September 30, 2024. In addition, the average yield on the loan portfolio increased 14 basis points to 4.93% for the nine months ended September 30, 2025 from 4.79% for the nine months ended September 30, 2024. The average balance of securities increased $5.0 million, or 6.47%, to $82.2 million for the nine months ended September 30, 2025, compared to $77.2 million for the nine months ended September 30, 2024. The average yield on securities decreased by 27 basis points to 5.20% for the nine months ended September 30, 2025 from 5.47% for the nine months ended September 30, 2024. The decrease in the interest income on other assets was due to a 139 basis point decrease in the average yield of other assets from 5.59% for the nine months ended September 30, 2024 to 4.20% for the nine months ended September 30, 2025, coupled with a $0.7 million, or 16.59%, decrease in the average balance of other assets from $4.0 million for the nine months ended September 30, 2024 to $3.3 million for the nine months ended September 30, 2025.
Interest Expense.   Interest expense increased $0.9 million, or 7.13%, to $12.7 million for the nine months ended September 30, 2025 from $11.8 million for the nine months ended September 30, 2024. The increase in interest expense resulted from an increase in interest expense on deposits and FHLB advances. The average rate paid on certificates of deposit increased 5 basis points to 4.17% for the nine months ended September 30, 2025 from 4.12% for the nine months ended September 30, 2024 and the average balance of certificates of deposit increased $23.4 million, or 21.10%, to $134.6 million for the nine months ended September 30, 2025 from $111.1 million for the nine months ended September 30, 2024. This increase was offset by a decrease in the average balance of savings and club accounts of $5.7 million, or 5.79%, to $92.6 million for the nine months ended September 30, 2025 from $98.3 million for the nine months ended September 30, 2024 and an increase in the average balance of interest-bearing demand deposits of $7.5 million, or 2.22%, to $347.6 million for the nine months ended September 30, 2025 from $340.1 million for the nine months ended September 30, 2024. Interest expense on FHLB advances also increased $0.3 million, or 13.7%, from $2.3 million for the nine months ended September 30, 2024, to $2.6 million for the nine months ended September 30, 2025. This was driven by an increase in the average balance of FHLB advances of $17.0 million, or 27.3%, to $79.2 million at September 30, 2025 from $62.2 million at September 30, 2024, partially offset by a decrease in the average rate paid of 53 bps.
Net Interest Income.   Net interest income increased $1.5 million, or 8.47%, to $19.2 million for the nine months ended September 30, 2025 from $17.7 million for the nine months ended September 30, 2024. Ballston Spa had increases in its net interest rate spread of 8 basis points to 2.39% for the nine months ended September 30, 2025 from 2.31% for the nine months ended September 30, 2024 and in its net interest margin of 7 basis points to 2.99% for the nine months ended September 30, 2025 from 2.92% for the nine months ended September 30, 2024, and an increase in its net interest-earning assets of $7.0 million, or 3.62%, to $200.0 million for the nine months ended September 30, 2025 from $193.0 million for the nine months ended September 30, 2024. The increases in Ballston Spa’s net interest rate spread and its net interest margin were primarily a result of the increasing yield on interest-earning assets outpacing the increasing cost of interest-bearing liabilities.
Provision for credit losses.   Ballston Spa established provisions for credit losses, which are charged to operations in order to maintain the allowance for credit losses at a level Ballston Spa considers necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, Ballston Spa considers, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. Ballston Spa assesses the allowance for credit losses and makes provisions for credit losses on a monthly basis.
Based on Ballston Spa’s evaluation of the above factors, it recorded a provision for credit losses of $480 thousand for the nine months ended September 30, 2025 and $480 thousand for the nine months ended September 30, 2024, respectively. Ballston Spa had $0.9 million of non-performing loans and $3.4 million of classified loans at September 30, 2025, and net charge offs of $0.4 million for the nine months ended September 30, 2025. This compares to $1.5 million of non-performing loans and $2.7 million of classified loans at September 30, 2024, and net charge-offs of $43 thousand for the nine months ended September 30, 2024. Ballston Spa’s allowance for credit losses as a percentage of total loans was 1.09% at September 30, 2025 compared to 1.13% at September 30, 2024, reflecting continued strong credit quality in its loan portfolio.
Non-interest Income.   Non-interest income was as follows:
	Nine Months Ended September 30,		Change
	2025	2024	Amount	Percent
	(Dollars in thousands)
Service charges on deposit accounts	$485	$500	$(15)	(3.00)%
Trust and investment services income	1,102	1,092	10	0.92%
Net loss on securities transactions	—	—	—	—%
Gain on sale/servicing of loans	175	34	141	414.71%
Net gain on sale of fixed assets	—	9	(9)	(100.00)%
Debit card interchange income	583	614	(31)	(5.05)%
Earnings on bank-owned life insurance	117	113	4	3.54%
Other	394	580	(186)	(32.07)%
Total non-interest income	$2,856	$2,942	$(86)	(2.92)%

Non-interest income decreased $86 thousand, or 2.92%, to $2.86 million for the nine months ended September 30, 2025 from $2.94 million for the nine months ended September 30, 2024, primarily as a result of a $186 thousand decrease in other income, which was partially offset by a $141 thousand increase in gain on the sale and servicing of loans.
Non-interest Expense.   Non-interest expense was as follows:
	Nine Months Ended September 30,		Change
	2025	2024	Amount	Percent
	(Dollars in thousands)
Compensation and benefits	$10,514	$9,567	$947	9.90%
Occupancy and equipment	1,876	1,502	374	24.90%
FDIC and OCC assessment	609	649	(40)	(6.16)%
Advertising and public relations	339	333	6	1.80%
Legal and professional fees	793	489	304	62.17%
Data processing	824	820	4	0.49%
Debit card processing	387	379	8	2.11%
Other expenses	1,681	1,569	112	7.14%
Total non-interest expense	$17,023	$15,308	$1,715	11.20%
Non-interest expense increased $1.7 million, or 11.20%, to $17.0 million for the nine months ended September 30, 2025 from $15.3 million for the nine months ended September 30, 2024, primarily as a result of a $0.9 million, or 9.90%, increase in compensation and employee benefits and a $0.4 million, or 24.90%, increase in occupancy and equipment due to investments in IT infrastructure and building renovations. The increase of $0.3 million, or 62.17%, in legal and profession services was related to the proposed acquisition of NBC. The increase in compensation and employee benefits represents annual merit adjustments and increased health care and pension plan costs.
Income Tax Expense.   The provision for income taxes was $851 thousand for the nine months ended September 30, 2025, compared to $931 thousand for the nine months ended September 30, 2024. Ballston Spa’s effective tax rate was 18.53% for the nine months ended September 30, 2025 compared to 19.03% for the nine months ended September 30, 2024. The effective tax rates for the nine months ended September 30, 2025 and September 30, 2024 reflect comparable net income in both periods.
Comparison of Operating Results for the Years Ended December 31, 2024 and 2023
General.   Net income increased $0.7 million, or 16.46%, to $5.1 million for the year ended December 31, 2024 from $4.4 million for the year ended December 31, 2023. The increase was caused by an increase in net interest income, offset in part by increases in non-interest expense and income tax expense. Additionally, Ballston Spa took a $1.4 million pre-tax loss on a strategic investment strategy in the fourth quarter of 2023, which negatively impacted earnings in the same year.
Interest Income.   Interest income increased $5.7 million, or 16.54%, to $39.9 million for the year ended December 31, 2024 from $34.2 million for the year ended December 31, 2023. The increase resulted primarily from a $5.8 million, or 19.65%, increase in interest income on loans, offset in part by a $0.2 million, or 3.56%, decrease in income on investments, primarily due to a $1.1 million, or 83.02% decrease in interest income on short-term investments, which was partially offset by a $0.9 million, or 28.04% increase in interest income on other investment securities. The decrease in interest income on short-term investments was due to a rotation out of short-term investments due to the fluctuating interest rate environment, and in to longer-term investment securities stemming from the aforementioned strategic investment strategy enacted in late 2023. The average balance of loans increased $71.6 million, or 10.73%, to $738.5 million for the year ended December 31, 2024, compared to $666.9 million for the year ended December 31, 2023. This increase was compounded by an increase of 35 basis points in the average yield of loans to 4.80% for the year ended December 31, 2024 from 4.45% for the year ended December 31, 2023.

Interest Expense.   Interest expense increased $5.3 million or 48.92%, to $16.2 million for the year ended December 31, 2024 from $10.9 million for the year ended December 31, 2023. The increase in interest expense resulted primarily from an increase in interest expense on deposits. The average rate Ballston Spa paid on deposits increased 71 basis points to 2.27% for the year ended December 31, 2024 from 1.56% for the year ended December 31, 2023 and the average balance of deposits increased $28.9 million, or 5.49%, to $555.2 million for the year ended December 31, 2024 from $526.3 million for the year ended December 31, 2023. The overall increase was driven by an increase in the average balance of money market accounts of $25.5 million, or 11.95%, to $238.4 million at December 31, 2024 from $212.9 million at December 31, 2023, coupled with an increase in the rate paid on these accounts of 86 bps from 2.34% for the year ended December 31, 2023 to 3.20% for the year ended December 31, 2024. Additionally, there was an increase in the average balance of brokered deposits of $39.5 million, or 522.43%, from $7.6 million at December 31, 2023 to $47.1 million at December 31, 2024, along with an increase in the rate paid on these accounts of 35 basis points from 5.14% for the year ended December 31, 2023 to 5.49% for the year ended December 31, 2024.
Net Interest Income.   Net interest income increased $0.4 million, or 1.51%, to $23.7 million for year ended December 31, 2024 from $23.4 million for the year ended December 31, 2023. Ballston Spa had decreases in its net interest rate spread of 28 basis points to 2.29% for the year ended December 31, 2024 from 2.57% for the year ended December 31, 2023, and net interest margin of 13 basis points to 2.90% for year ended December 31, 2024 from 3.03% for the year ended December 31, 2023, and an increase its net interest-earning assets of $2.8 million, or 1.46%, to $194.7 million for the year ended December 31, 2024 from $191.9 million for the year ended December 31, 2023. The decreases in Ballston Spa’s net interest rate spread and its net interest margin were primarily a result of the cost of interest-bearing liabilities increasing at a faster rate than the yield on interest-earning assets.
Provision for credit losses.   Ballston Spa establishes provisions for credit losses, which are charged to operations in order to maintain the allowance for credit losses at a level Ballston Spa considers necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, Ballston Spa considers, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. Ballston Spa assesses the allowance for credit losses and make provisions for credit losses on a monthly basis.
Based on Ballston Spa’s evaluation of the above factors, Ballston Spa recorded a provision for credit losses of $600 thousand for December 31, 2024 and $480 thousand for the year ended December 31, 2023, respectively. Ballston Spa had $1.2 million of non-performing loans and $2.3 million of classified loans at December 31, 2024, and net charge offs of $131 thousand for the year ended December 31, 2024. This compares to $1.3 million of non-performing loans and $1.5 million of classified loans at December 31, 2023, and net charge-offs of $67 thousand for the year ended December 31, 2023. Ballston Spa’s allowance for credit losses as a percentage of total loans was 1.19% at December 31, 2024 compared to 1.20% at December 31, 2023, reflecting continued strong credit quality in its loan portfolio.

Non-interest Income.   Non-interest income was as follows:
	Year Ended December 31,		Change
	2024	2023	Amount	Percent
	(Dollars in thousands)
Service charges on deposit accounts	$672	$612	$60	9.80%
Trust and investment services income	1,477	1,239	238	19.21%
Net loss on securities transactions	—	(1,358)	1,358	100.00%
Gain on sale/servicing of loans	33	—	33	100.00%
Net gain on sale of fixed assets	9	19	(10)	(52.63)%
Debit card interchange income	821	845	(24)	(2.86)%
Earnings on bank-owned life insurance	151	141	10	7.09%
Other	841	412	429	104.13%
Total non-interest income	$4,004	$1,910	$2,094	109.63%
Non-interest income increased $2.1 million, or 109.63%, to $4.0 million for year ended December 31, 2024 from $1.9 million for the year ended December 31, 2023, primarily as a result of a net loss on securities transactions of $1.4 million during the year ended December 31, 2023. The increase in other income was due to miscellaneous insurance settlements.
Non-interest Expense.   Non-interest expense was as follows:
	Year Ended December 31,		Change
	2024	2023	Amount	Percent
	(Dollars in thousands)
Compensation and benefits	$12,792	$11,943	$849	7.11%
Occupancy and equipment	2,007	1,904	103	5.41%
FDIC and OCC assessment	791	733	58	7.91%
Advertising and public relations	292	441	(149)	(33.79)%
Legal and professional fees	1,138	836	302	36.12%
Data processing	1,113	1,042	71	6.81%
Debit card processing	482	453	29	6.40%
Other expenses	2,204	2,217	(13)	(0.59)%
Total non-interest expense	$20,819	$19,569	$1,250	6.39%
Non-interest expense increased $1.3 million, or 6.39%, to $20.8 million for the year ended December 31, 2024 from $19.6 million for the year ended December 31, 2023, primarily as a result of a $0.8 million, or 7.11%, increase in compensation and employee benefits and a $0.3 million, or 36.12%, increase in professional services related to various professional consulting contracts related to strategic initiatives. The increase in compensation and employee benefits represents annual merit adjustments and increased health care and pension plan costs.
Income Tax Expense.   The provision for income taxes was $1.2 million for the year December 31, 2024, compared to $0.8 million for the year ended December 31, 2023. Ballston Spa’s effective tax rate was 18.85% for the year December 31, 2024 compared to 16.02% for the year ended December 31, 2023. The higher effective tax rates for fiscal year 2024 reflected higher overall earnings, and a smaller non-taxable municipal investment portfolio, driving taxable investment income higher than the prior year.
Average Balances and Yields.   The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are calculated using month-end average balances, rather than daily average balances. Ballston Spa believes the use of month-end average balances is representative of its operations. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees are immaterial.
	For the Year Ended December 31,
	2024			2023
	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
Interest-earning assets:
Loans	$738,488	$35,476	4.80%	$666,914	$29,651	4.45%
Securities	79,463	4,200	5.29%	80,829	3,280	4.06%
Other	3,847	222	5.77%	23,909	1,305	5.46%
Total interest-earning assets	821,798	39,898	4.86%	771,652	34,236	4.44%
Non-interest-earning assets	23,749			25,755
Total assets	$845,547			$797,407
Interest-bearing liabilities:
Savings and club accounts	$96,884	76	0.08%	$101,763	70	0.06%
Interest-bearing demand accounts	343,157	7,814	2.28%	347,416	5,940	1.71%
Certificates of deposit	115,097	4,702	4.09%	71,143	2,179	3.06%
Total interest-bearing deposits	555,138	12,592	2.27%	526,322	8,189	1.56%
Federal Home Loan Bank advances	64,144	3,123	4.87%	43,199	2,015	4.66%
Other borrowings	7,750	446	5.75%	10,236	648	6.33%
Total interest-bearing liabilities	627,032	16,161	2.58%	579,757	10,852	1.87%
Non-interest-bearing deposits	146,464			151,389
Other non-interest-bearing liabilities	9,154			9,383
Total liabilities	782,650			740,529
Equity	62,897			56,878
Total liabilities and equity	$845,547			$797,407
Net interest income		$23,737			$23,384
Net interest rate spread(1)			2.28%			2.57%
Net interest-earning assets(2)	$194,766			$191,895
Net interest margin(3)			2.89%			3.03%
Average interest-earning assets to interest-bearing liabilities	131.06%			133.10%

(1)
Annualized.

(2)
Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)
Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis
The following table sets forth the effects of changing rates and volumes on Ballston Spa’s net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Years Ended December 31, 2024 vs. 2023
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$3,391	$2,434	$5,825
Securities	(85)	893	808
Other	(1,108)	138	(970)
Total interest-earning assets	2,198	3,463	5,661
Interest-bearing liabilities:
Savings and club accounts	(8)	14	6
Interest-bearing accounts	475	1,400	1,875
Certificates of deposit	2,329	193	2,522
Federal Home Loan Bank advances	1,005	103	1,108
Other borrowings	(147)	(55)	(202)
Total interest-bearing liabilities	3,654	1,655	5,309
Change in net interest income	$(1,456)	$1,808	$352
Market Risk
General.   Ballston Spa’s most significant form of market risk is interest rate risk because, as a financial institution, the majority of its assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of Ballston Spa’s operations is to manage interest rate risk and limit the exposure of its financial condition and results of operations to changes in market interest rates. Ballston Spa’s ALCO Committee, which consists of members of management, is responsible for evaluating the interest rate risk inherent in its assets and liabilities, for determining the level of risk that is appropriate, given its business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by Ballston Spa’s board of directors. Ballston Spa currently utilizes a third-party modeling program, prepared on a quarterly basis, to evaluate its sensitivity to changing interest rates, given its business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.
Ballston Spa has sought to manage its interest rate risk in order to minimize the exposure of its earnings and capital to changes in interest rates. Ballston Spa has implemented the following strategies to manage its interest rate risk:
•
growing target deposit accounts;

•
utilizing Ballston Spa’s investment securities portfolio as part of its balance sheet asset and liability and interest rate risk management strategy to reduce the impact of movements in interest rates on net interest income and economic value of equity, which can create temporary valuation adjustments to equity in Accumulated Other Comprehensive Income; and

•
continuing to price Ballston Spa’s one-to-four family residential real estate loan products in a way that encourages borrowers to select its fixed-rate, longer term loans as opposed to variable-rate shorter term loans.

By following these strategies, Ballston Spa believes that it is better positioned to react to increases and decreases in market interest rates.
Ballston Spa generally does not engage in hedging activities, such as engaging in futures or options, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage-backed securities.

Economic Value of Equity.   Ballston Spa computes amounts by which the net present value of its cash flow from assets, liabilities and off-balance sheet items (economic value of equity “EVE”) would change in the event of a range of assumed changes in market interest rates. Ballston Spa measures potential change in its EVE through the use of a financial model. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current level of market interest rates, an EVE calculation for an interest rate decrease of greater than 100 basis points has not been prepared. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100-basis point increase in the “Basis Point Change in Interest Rates” column below.
The table below sets forth, as of September 30, 2025, the calculation of the estimated changes in Ballston Spa’s EVE that would result from the designated immediate changes in the United States Treasury yield curve.
At September 30, 2025
Change in Interest Rates (basis points)(1)	Estimated EVE(2)	Estimated Increase (Decrease) in EVE
		Amount	Percent
(Dollars in thousands)
400	112,475	(32,742)	(22.14)%
300	124,589	(21,258)	(14.37)%
200	136,274	(10,227)	(6.92)%
100	144,742	(2,436)	(1.65)%
—	—	—	—
-100	144,260	(4,350)	(2.94)%
-200	134,177	(15,189)	(10.27)%

(1)
Assumes an immediate uniform change in interest rates at all maturities.

(2)
EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

The table above indicates that at September 30, 2025, in the event of an instantaneous parallel 200 basis point increase in interest rates, Ballston Spa would experience a 6.92% decrease in EVE, and in the event of an instantaneous 200 basis point decrease in interest rates, it would experience a 10.27% decrease in EVE.
The table below sets forth, as of December 31, 2024, the calculation of the estimated changes in Ballston Spa’s EVE that would result from the designated immediate changes in the United States Treasury yield curve.
At December 31, 2024
Change in Interest Rates (basis points)(1)	Estimated EVE(2)	Estimated Increase (Decrease) in EVE
		Amount	Percent
(Dollars in thousands)
+400	100,374	(36,004)	(26.29)%
+300	111,334	(25,184)	(18.39)%
+200	122,682	(13,977)	(10.21)%
+100	131,979	(4,825)	(3.52)%
—	—	—	—
-100	135,766	(1,337)	(0.98)%
-200	128,706	(8,550)	(6.24)%

(1)
Assumes an immediate uniform change in interest rates at all maturities.

(2)
EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

The table above indicates that at December 31, 2024, in the event of an instantaneous parallel 200 basis point increase in interest rates, Ballston Spa would experience a 10.21% decrease in EVE, and in the event of an instantaneous 200 basis point decrease in interest rates, it would experience a 6.24% decrease in EVE.
Change in Net Interest Income.   The following table sets forth, at September 30, 2025, the calculation of the estimated changes in Ballston Spa’s net interest income (“NII”) that would result from the designated immediate changes in the United States Treasury yield curve.
At September 30, 2025
Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change From Level	Net Interest Income Year 2 Forecast	Year 2 Change From Level
(Dollars in thousands)
400	29,691	(4.1)%	34,276	6.8%
300	30,120	(2.7)%	33,821	5.4%
200	30,531	(1.4)%	33,442	4.2%
100	30,837	(0.4)%	32,919	2.6%
Level	—	—	—	—
-100	30,543	(1.4)%	30,151	(6.0)%
-200	30,159	(2.6)%	27,903	(13.0)%
The table above indicates that at September 30, 2025, after one year, Ballston Spa would have experienced a 1.4% decrease in NII in the event of an instantaneous parallel 200 basis point increase in market interest rates, and a 2.6% decrease in NII in the event of an instantaneous 200 basis point decrease in market interest rates.
The table below sets forth, as of December 31, 2024, the calculation of the estimated changes in Ballston Spa’s net interest income (“NII”) that would result from the designated immediate changes in the United States Treasury yield curve.
At December 31, 2024
Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change From Level	Net Interest Income Year 2 Forecast	Year 2 Change From Level
(Dollars in thousands)
+400	26,245	(2.5)%	30,623	8.0%
+300	26,489	(1.6)%	30,079	6.1%
+200	26,732	(0.7)%	29,645	4.6%
+100	26,893	(0.1)%	29,111	2.7%
—	—	—	—	—
-100	26,424	(1.8)%	26,748	(5.7)%
-200	26,285	(2.3)%	25,101	(11.5)%

(1)
Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at December 31, 2024, after one year, Ballston Spa would have experienced a 0.7% decrease in NII in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 2.3% decrease in NII in the event of an instantaneous 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The above table assumes that the composition of Ballston Spa’s interest sensitive assets and liabilities existing at the date indicated remains constant uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the table provides an indication of Ballston Spa’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its NPV and will differ from actual results.
Liquidity and Capital Resources
Liquidity is the ability to fund assets and meet obligations as they come due. Ballston Spa’s primary sources of funds consist of deposit inflows, loan repayments, and repayments from investment securities. In addition, Ballston Spa has the ability to collateralize borrowings in the wholesale markets or borrow advances from the Federal Home Loan Bank of New York. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Ballston Spa’s ALCO Committee is responsible for establishing and monitoring its liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of its customers as well as unanticipated contingencies. Ballston Spa seeks to maintain a ratio of liquid assets (including cash and federal funds sold) as a percentage of total deposits ranging between 2% and 25%. At September 30, 2025, this ratio was 2.%. Ballston Spa believes that it has enough sources of liquidity to satisfy its short- and long-term liquidity needs as of September 30, 2025. Ballston Spa anticipates that it will maintain higher liquidity levels following the completion of the transaction.
Ballston Spa regularly adjusts its investments in liquid assets based upon its assessment of:
(i)
expected loan demand;

(ii)
expected deposit flows;

(iii)
yields available on interest-earning deposits and securities; and

(iv)
the objectives of Ballston Spa’s asset/liability management program.

Excess cash is invested generally in interest-earning deposits and short- and intermediate-term securities.
Ballston Spa’s most liquid assets are cash and cash equivalents. The levels of these assets depend on its operating, financing and investing activities during any given period. At September 30, 2025, cash and cash equivalents totaled $20.4 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $73.1 million at September 30, 2025.
At September 30, 2025, Ballston Spa had $37.4 million in outstanding loan commitments and $39.8 million of unused lines of credit. Certificates of deposit due within one year of September 30, 2025 totaled $77.9 million, or 9.66% of total deposits. If these deposits do not remain with Ballston Spa, it will be required to seek other sources of funds, including loan sales, other deposit products, including replacement certificates of deposit, securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York and other borrowing sources. Depending on market conditions, Ballston Spa may be required to pay higher rates on such deposits or other borrowings than it currently pays on the certificates of deposit due on or after September 30, 2025. Ballston Spa believes, however, based on past experience that a significant portion of such deposits will remain with it. Ballston Spa has the ability to attract and retain deposits by adjusting the interest rates offered.
Ballston Spa’s cash flows are derived from operating activities, investing activities and financing activities as reported in its Consolidated Statements of Cash Flows included in its Consolidated Financial Statements.
Ballston Spa’s primary investing activities are originating and purchasing loans and purchasing mortgage-backed securities. During the nine months ending September 30, 2025, Ballston Spa originated $110.5 million of loans. Ballston Spa purchased $8.0 million in securities classified as available for sale during the nine months ended September 30, 2025.
Financing activities consist primarily of activity in deposit accounts. Ballston Spa experienced a net increase in total deposits of $110.6 million for the nine months ended September 30, 2025. The increase resulted primarily from a $64.1 million increase in NOW and money market accounts and a $33.0 million increase in demand deposit accounts, offset by a $8.0 million decrease in savings accounts. Ballston Spa experienced a net increase in total deposits of $6.8 million for the year ended December 31, 2024 and a net increase of $31.7 million for the year ended December 31, 2023. The increase for the year ended December 31, 2024 resulted primarily from a $26.5 million increase in certificates of deposit, offset by a $8.1 million decrease in savings deposits and a $8.1 million decrease in money market accounts. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Ballston Spa and its local competitors, and by other factors.
Ballston Spa had a $20.0 million borrowing with the Federal Home Loan Bank of New York at September 30, 2025. Ballston Spa had $116.5 million and $55.1 million in such borrowings at December 31, 2024 and 2023, respectively. The increase in Federal Home Loan Bank of New York borrowings was used primarily to fund loans.
Ballston Spa National Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2025 and December 31, 2024, Ballston Spa National Bank exceeded all regulatory capital requirements. Ballston Spa National Bank is considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision — Federal Banking Regulation — Capital Requirements” and Note 13 of the Notes to the Ballston Spa Consolidated Financial Statements.
Recent Accounting Pronouncements
For a discussion of the impact of recent accounting pronouncements, see Note 1 of the Notes to the Ballston Spa National Bank financial statements included in this document.
Impact of Inflation and Changing Prices
Ballston Spa’s consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Ballston Spa’s operations. Unlike industrial companies, Ballston Spa’s assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on its performance than the effects of inflation.
Loan Portfolio Composition.   The following table sets forth the composition of Ballston Spa’s loan portfolio by type of loan at the dates indicated.
			At December 31,
	At September 30, 2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential real estate	$316,514	40.21%	$303,156	39.72%	$289,067	40.84%
HELOCs	16,801	2.13%	15,526	2.03%	14,411	2.04%
Commercial real estate	365,183	46.40%	349,369	45.78%	326,077	46.07%
Commercial and industrial(1)	33,740	4.29%	39,596	5.19%	34,500	4.87%
Consumer	60,552	6.97%	55,592	7.28%	43,733	6.18%
Total gross loans	792,790	100.00%	763,239	100.00%	707,788	100.00%

			At December 31,
	At September 30, 2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Unearned discount and net deferred fees and costs	563		742		1,081
Total loans	793,353		763,981		708,869
Allowance for credit losses	(8,645)		(8,545)		(8,076)
Net loans	$784,708		$755,436		$700,793

(1)
Includes the Paycheck Protection Program, which we refer to as PPP, loans of $0, $6,000 and $9,000 at September 30, 2025, December 31, 2024 and December 31, 2023, respectively.

Contractual Maturities.   The following tables set forth the contractual maturities of Ballston Spa’s total loan portfolio at September 30, 2025. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.
	Residential Real Estate(1)	Non-Residential Real Estate	C&I	Consumer	Total Loans
Amounts due in:
One year or less	$2,709	$27,494	$11,780	$426	$42,409
After one through five years	5,058	114,679	10,995	7,573	138,305
After five through 15 years	58,202	209,475	9,811	28,913	306,401
More than 15 years	267,346	13,535	1,154	23,640	305,675
Total	$333,315	$365,183	$33,740	$60,552	$792,790

(1)
Includes HELOC.

Fixed Versus Adjustable-Rate Loans.   The following tables sets forth Ballston Spa’s fixed and adjustable-rate loans at September 30, 2025 that are contractually due after September 30, 2026.
	Due After September 30, 2026
	Fixed	Adjustable	Total
	(In thousands)
Real estate mortgage loans:
Residential real estate	$223,431	$107,175	$330,606
Non-residential real estate	127,650	210,039	337,689
C&I	21,960	—	21,960
Consumer	42,088	18,038	60,126
Total	$415,129	$335,252	$750,381
One- to Four Family-Residential Mortgage Loans.   Ballston Spa offers two types of residential mortgage loans: fixed-rate loans and adjustable-rate loans. Ballston Spa offers fixed-rate mortgage loans with terms of up to 30 years. Ballston Spa offers adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of five, seven or ten years. Interest rates and payments on Ballston Spa’s adjustable-rate loans generally are adjusted to a rate equal to a percentage above the U.S. Treasury Security Index. The maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan.

Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by Ballston Spa on the basis of its own pricing criteria and competitive market conditions.
While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.
It is Ballston Spa’s general policy not to make high loan-to-value loans (defined as loans with a loan-to-value ratio of 80% or more) without private mortgage insurance. Ballston Spa requires all properties securing mortgage loans to be appraised by a board-approved independent appraiser. Ballston Spa requires title insurance on all first mortgage loans, and borrowers must obtain hazard insurance. Additionally, Ballston Spa requires flood insurance for loans on properties located in a flood zone, and may require such insurance on properties not located in a flood zone.
Generally, adjustable-rate loans will better insulate Ballston Spa National Bank from interest rate risk as compared to fixed-rate mortgages. An increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment, however, could cause an increase in delinquencies and defaults. To mitigate the risk of an increase to a monthly mortgage payment of an adjustable-rate loan, which could result in an increase to delinquencies and defaults, Ballston Spa adheres to strict underwriting guidelines by initially qualifying a borrower at a higher interest rate. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make Ballston Spa’s asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.
Home equity loans and lines of credit.   Ballston Spa generally offers home equity loans and lines of credit with a maximum combined loan-to-value ratio of 89.9% based on the appraised value for one- to four-family owner-occupied loans. Home equity loans have fixed rates of interest and are originated with terms of up to 20 years. Home equity lines of credit have both fixed and adjustable rates that are based upon the prime rate as published in The Wall Street Journal. Ballston Spa holds a first or second mortgage position on all of the properties that secure its home equity loans.
Commercial Real Estate Loans.   Ballston Spa primarily offers fixed-rate terms on its commercial real estate loans. Rates are typically fixed for a five-year period and are subject to adjustment every five years throughout the life of the loan. Maturities range from 5 to 20 years with amortization periods up to 30 years for loans secured by multi-family properties and 25 years for all other commercial real estate loans.
For all commercial and multi-family real estate loans, Ballston Spa generally requires a minimum debt service coverage ratio of 1.20x and maximum loan-to-value ratio of 80% for purchase transactions and 75% for refinancings. When each loan is underwritten, it is stress tested using an increased vacancy factor and interest rate.
Additionally, each managing principal’s personal financial condition is reviewed, including a global cash flow analysis. A majority of Ballston Spa’s commercial real estate loans carry personal guarantees of the principals of the borrowers. For certain multi-family real estate loans, all managing principals may be approved to execute a carve-out guaranty agreement. This document details numerous acts, any of which, if committed by the principal, will trigger a personal guaranty of the loan.
Multi-family loans primarily consist of borrowings secured by residential apartment buildings containing anywhere from four, to over 60, units. Typically, these loans are made to borrowing entities whose principals have significant experience in managing such properties.

The management of Ballston Spa believes that the risk presented by loans secured by multi-family properties is mitigated by the fact that the rental income supporting repayment of the loan comes from multiple tenants and is not commercial in nature.
Ballston Spa management believes that while its overall commercial real estate loan concentration is elevated, it does not represent excessive or undue exposure or risk of loss. Ballston Spa’s loan portfolio reflects a balanced mix of property types and a sub-concentration in multi-family loans. Ballston Spa manages credit risk through conservative underwriting policies and procedures, loan monitoring practices, external loan reviews and portfolio segmentation analysis and stress testing
At September 30, 2025, Ballston Spa’s largest commercial real estate loan totaled $7.4 million and was secured by multi-family apartment complex consisting of five, two-story garden-style structures along with 40 garage spaces and paved surface parking for 75 cars. The property is located in Ballston Spa’s primary market area. At September 30, 2025, this loan was performing in accordance with its original terms.
Commercial and Industrial Loans.   At September 30, 2025, Ballston Spa had $33.7 million of commercial and industrial loans outstanding, representing 4.29% of the total loan portfolio. Typically, Ballston Spa originates commercial and industrial loans and lines of credit to small- and medium-sized companies in its market area under the Small Business Administration program. Ballston Spa’s commercial and industrial loans, specifically Small Business Administration loans, are generally used for working capital purposes or for acquiring real estate, equipment, inventory or furniture. Ballston Spa’s commercial and industrial loan portfolio consists of a mix of secured and unsecured loans. Generally, secured loans underwritten through the Small Business Administration program can have a loan-to-value ratio of up to 90% of the real estate collateral securing the loan. When making Small Business Administration commercial and industrial loans, Ballston Spa requires a debt service coverage ratio of at least 1.25x and Ballston Spa reviews and considers the financial statements of the borrower, Ballston Spa’s lending history with the borrower, the borrower’s debt service capabilities, the projected cash flows of the business, and the value of collateral, accounts receivable, inventory, and equipment. Personal guarantees are obtained from all Small Business Administration commercial and industrial borrowers. Ballston Spa generally seeks to establish the primary deposit account relationship of our commercial and industrial business borrowers to maintain their principal deposit accounts with Ballston Spa, which improves Ballston Spa’s overall interest rate spread and profitability. Ballston Spa may increase this type of lending in the future.
The commercial loans that Ballston Spa offers are variable- and fixed-rate loans, generally for a one- to ten-year term. Variable interest rates are indexed to the prime rate as published in The Wall Street Journal, plus a margin. Commercial loans typically have shorter terms to maturity and higher interest rates than commercial real estate loans.
When making commercial and industrial loans outside of the Small Business Administration program, Ballston Spa requires a debt service coverage ratio of at least 1.20x and, for commercial and industrial loans secured by real estate, a loan-to-value ratio of up to 80% of the real estate securing the loan. Ballston Spa reviews and considers the financial statements of the borrower, Ballston Spa’s lending history with the borrower, the borrower’s debt service capabilities, and the value of the collateral. Ballston Spa generally does not make unsecured commercial and industrial loans and, if unsecured, personal guarantees are typically obtained from commercial and industrial borrowers.
At September 30, 2025, Ballston Spa’s largest commercial and industrial relationship totaled $23.5 million and was secured by first position commercial mortgages with 4 multi-family locations, apartments for senior living and a gas station located in Ballston Spa’s primary market area. At September 30, 2025, these loans were performing in accordance with their original terms.
Consumer loans.   Ballston Spa offers unsecured personal loans up to $25,000 and secured automobile, recreational vehicle and boat loans up to 110% Value of collateral. Ballston Spa also offers loans secured by certificates of deposit accounts held at Ballston Spa National Bank, up to 90% of the balance of the certificate of deposit. For more information on Ballston Spa’s loan commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ballston Spa — Liquidity and Capital Resources.”

Unsecured loans generally entail greater risk than residential mortgage loans. Such loan collections depend on the borrower’s continuing financial stability and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.
The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.
Loan Originations, Sales, Purchases and Participations.   Loan originations come from a number of sources. Primary sources of loan originations are from existing customers, professional network referrals, including attorneys, accountants and real estate brokers, walk-in traffic, purchases from correspondent banks, advertising and referrals from customers.
At September 30, 2025, Ballston Spa had $117.9 million in commercial loan participations. As a supplement to its in-house loan originations of one- to four-family residential real estate loans, Ballston Spa National Bank enters into agreements with unaffiliated mortgage brokers as a source for additional residential real estate loans. Ballston Spa currently works with 2 different mortgage brokers in its market area, none of which Ballston Spa has an ownership interest in or share any common employees or directors. These mortgage brokers originate the one- to four-family residential real estate loans and then submit them on a loan-by-loan basis to Ballston Spa National Bank following re-underwriting of the loan in accordance with Ballston Spa’s own underwriting criteria. Ballston Spa uses the same parameters in evaluating these loans as Ballston Spa does for its in-house loan originations of one- to four-family residential real estate loans. For each purchased loan, Ballston Spa generally pays a 1% fee based on the loan balance.
For the nine months ended September 30, 2025, Ballston Spa purchased for its portfolio $4.7 million of loans from these mortgage brokers and for the years ended December 31, 2024 and 2023, Ballston Spa purchased for its portfolio $16.7 million and $9.6 million, respectively, of loans from these mortgage brokers. As part of purchasing the loans, Ballston Spa acquires the servicing rights to the loans. The purchased loans are acquired from these mortgage brokers without recourse or any right to require the mortgage broker to repurchase the loans. The fixed aggregate fee Ballston Spa pays to acquire the loan and servicing rights are amortized over the contractual life of the loan.
Loan Approval Procedures and Authority.   Ballston Spa’s lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by its board of directors and management. The board of directors has granted loan approval authority to certain officers or groups of officers up to prescribed limits, based on the officer’s position and experience. The Management Loan Committee, comprised of Ballston Spa National Bank’s President, Chief Credit Officer, Chief Banking Officer, Senior Credit Officer, and Commercial Banking Manager, approves residential and commercial loans up to $2.5 million. Proposed loans in excess of such amounts must be approved by the board of directors.
Loans to One Borrower.   The maximum amount that Ballston Spa may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of its stated capital and reserves. At September 30, 2025, Ballston Spa’s regulatory limit on loans to one borrower was $12.4 million. At that date, Ballston Spa’s largest borrower exposure was for $9.8 million. The exposure is supported by a fixed rate mortgage loan, a blanket filing on equipment as well as perfected interest in specific equipment. These loans were performing in accordance with their terms as of September 30, 2025.
Loan Commitments.   Ballston Spa issues commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to its customers. Generally, Ballston Spa’s loan commitments expire after 60 days.
Non-Performing and Problem Assets
When a loan is 15 days past due, Ballston Spa sends the borrower a late charge notice. If the loan delinquency is not corrected, other forms of collections are implemented, including telephone calls and collection letters. Ballston Spa attempts personal, direct contact with the borrower to determine the reason for the delinquency, to ensure that the borrower correctly understands the terms of the loan and to emphasize the importance of making payments on or before the due date. If necessary, subsequent late charges and delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, Ballston Spa will send the borrower a final demand for payment and it may refer the loan to legal counsel to commence foreclosure proceedings. Any of Ballston Spa’s loan officers can shorten these time frames in consultation with the senior lending officer.
Generally, loans are placed on non-accrual status when payment of principal or interest 90 days or more delinquent unless the loan is considered well-secured and in the process of collection. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and factors indicating doubtful collection no longer exist, including performance by the borrower under the loan terms for a six-month period. Ballston Spa’s Mortgage Lending Officer reports monitored loans, including all loans rated special mention, substandard, doubtful or loss, to the board of directors on a quarterly basis. In addition, management presents a quarterly loan loss allowance analysis to Ballston Spa’s board of directors.
The following table sets forth Ballston Spa’s loan delinquencies by type and amount at the dates indicated.
				At December 31,
	At September 30, 2025			2024			2023
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due
	(In thousands)
Residential real estate	$75	$1,081	$524	$—	$564	$923	$10	$703	$1,066
HELOCs	—	154	—	149	—	8	297	8	—
Commercial real estate	—	—	—	—	114	175	—	283	—
Commercial and industrial(1)	—	558	328	—	—	—	—	—	101
Consumer	39	62	77	91	93	69	163	98	91
Total loans	$114	$1,855	$929	$240	$771	$1,175	$470	$1,092	$1,258

(1)
Includes the PPP loans of $0, $6,000 and $9,000 at September 30, 2025, December 31, 2024 and December 31, 2023, respectively.

Non-Performing Assets.   The following table sets forth information regarding Ballston Spa’s non-performing assets as of September 30, 2025, December 31, 2024 or December 31, 2023.
	At September 30, 2025	At December 31,
		2024	2023
	(Dollars in thousands)
Non-accrual loans:
Residential real estate	$350	$598	$460
HELOCs	—	—	—
Commercial real estate	—	—	—
Commercial and industrial(1)	328	29	100
Consumer	—	—	—
Total non-performing loans	$678	$627	$560

(1)
Includes the PPP loans of $0, $6,000 and $9,000 at September 30, 2025, December 31, 2024 and December 31, 2023, respectively.

On the basis of this review of Ballston Spa’s loans, its classified and special mention loans at the dates indicated were as follows:
	At September 30, 2025	At December 31,
		2024	2023
	(In thousands)
Substandard loans	$1,746	$2,242	$800
Doubtful loans	—	—	—
Loss loans	—	—	—
Total classified loans	$1,746	$2,242	$800
Special mention loans	$3,751	$0	$655
Real Estate Owned.   Real estate acquired by Ballston Spa as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At September 30, 2025, Ballston Spa had no real estate owned.
Classification of Assets.   Ballston Spa’s policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that Ballston Spa will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose Ballston Spa to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve Ballston Spa’s close attention, are required to be designated as special mention. As of September 30, 2025, Ballston Spa had $3.8 million in assets designated as special mention.
Allowance for Credit Losses.   The allowance for credit losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. Ballston Spa’s determination as to the classification of its assets and the amount of its loss allowances are subject to review by the OCC, which can require that Ballston Spa establish additional loss allowances. Ballston Spa regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of Ballston Spa’s review of its assets at September 30, 2025, Ballston Spa had $1.7 million of assets classified as substandard, and no assets classified as doubtful or loss.
The following table sets forth activity in Ballston Spa’s allowance for credit losses by portfolio class for periods indicated.
For the nine months ended September 30, 2025	Residential Real Estate	HELOCs	Commercial Real Estate	Commercial and Industrial	Consumer	Total
Allowance for credit losses:
Beginning balance	$2,565	$103	$5,396	$313	$168	$8,545
Provision for credit losses	43	(1)	47	296	95	480
Loans charged-off	(63)	—	—	(201)	(128)	(392)
Recoveries	—	—	—	—	12	12
Total ending allowance balance	$2,545	$102	$5,443	$408	$147	$8,645

For the year ended December 31, 2024	Residential Real Estate	HELOCs	Commercial Real Estate	Commercial and Industrial	Consumer	Total
Allowance for credit losses:
Beginning balance	$2,466	$91	$5,091	$275	$153	$8,076
Provision for credit losses	167	13	305	39	76	600
Loans charged-off	(69)	—	—	(1)	(83)	(153)
Recoveries	—	—	—	—	22	22
Total ending allowance balance	$2,564	$104	$5,396	$313	$168	$8,545
For the year ended December 31, 2023	Residential Real Estate	HELOCs	Commercial Real Estate	Commercial and Industrial	Consumer	Total
Allowance for credit losses:
Beginning balance	$2,573	$104	$5,094	$433	$142	$8,346
CECL Conversion Adjustment	(209)	(8)	(430)	(23)	(13)	(683)
Provision for credit losses	84	(5)	427	(121)	95	480
Loans charged-off	—	—	—	(14)	(109)	(123)
Recoveries	18	—	—	—	38	56
Total ending allowance balance	$2,466	$91	$5,091	$275	$153	$8,076
Allocation of Allowance for credit losses.   The following tables set forth the allowance for credit losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for credit losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.
	At September 30, 2025			At December 31,
				2024			2023
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Residential real estate	$2,545	29.44%	40.21%	$2,564	30.01%	39.72%	$2,466	30.53%	40.84%
HELOCs	102	1.18%	2.13%	104	1.22%	2.03%	91	1.13%	2.04%
Commercial real estate	5,443	62.96%	46.40%	5,396	63.14%	45.78%	5,091	63.04%	46.07%
Commercial and industrial	408	4.72%	4.29%	313	3.66%	5.19%	275	3.41%	4.87%
Consumer	147	1.70%	6.97%	168	1.97%	7.28%	153	1.89%	6.18%
Total allocated allowance	8,645	100.00%	100.00%	8,545	100.00%	100.00%	8,076	100.00%	100.00%
Unallocated allowance	—			—			—
Total	$8,645			$8,545			$8,076
Investment Activities
General.   The goals of Ballston Spa’s investment policy is to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk, and meeting liquidity needs, pledging requirements, and asset/liability management and interest rate risk strategies. Subject to loan demand and Ballston Spa’s interest rate risk analysis, Ballston Spa will increase the balance of its investment securities portfolio when it has excess liquidity.
Ballston Spa has authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various U.S. government sponsored enterprises and federal agencies, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, Ballston Spa also may invest a portion of its assets in corporate securities (equity as well as debt) and mutual funds. As a member of the Federal Home Loan Bank of New York, Ballston Spa also is required to maintain an investment in Federal Home Loan Bank of New York stock.
Ballston Spa’s investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to achieve a yield consistent with credit and interest rate risk parameters included in Ballston Spa National Bank’s policies. Ballston Spa’s board of directors has the overall responsibility for the investment portfolio, including approval of its investment policy, which is reviewed and approved at least annually. The ALCO Committee, which includes the Chief Executive Officer and Chief Financial Officer, is responsible for implementation of the investment policy, and monitoring Ballston Spa’s investment performance. Ballston Spa’s board of directors reviews the status of its investment portfolio on a quarterly basis.
At September 30, 2025, Ballston Spa’s investment portfolio consisted primarily of securities and obligations issued by U.S. government-sponsored enterprises totaling $4.9 million, securities and obligations issued by New York and its political subdivisions of $12.0 million, residential mortgage-backed securities of $49.1 million, collateralized mortgage obligations totaling $54 thousand and corporate securities of $7.0 million. At September 30, 2025, Ballston Spa also owned $4.6 of Federal Home Loan Bank of New York stock. As a member of Federal Home Loan Bank of New York, Ballston Spa is required to purchase stock in the Federal Home Loan Bank of New York, which is carried at cost and classified as a restricted investment.
At September 30, 2025, all of Ballston Spa’s available-for-sale securities are carried at fair value through accumulated other comprehensive income.
For additional information regarding Ballston Spa’s investment securities portfolio, see Note 4 to the Notes to Financial Statements.
United States Government and Federal Agency Obligations.   While United States Government and federal agency securities generally provide lower yields than other investments in Ballston Spa’s securities investment portfolio, it maintains these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and as an interest rate risk hedge in the event of significant mortgage loan prepayments.
Mortgage-Backed Securities.   Ballston Spa invests in mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Ballston Spa invests in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower its credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae.
Mortgage-backed securities are created by pooling mortgages and issuing a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although Ballston Spa invests primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors. Some securities pools are guaranteed as to payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize Ballston Spa’s specific liabilities and obligations.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on Ballston Spa’s securities. Ballston Spa periodically reviews current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.
Collateral Mortgage Obligations.   CMOs are debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into “tranches” or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders. All of the CMOs in Ballston Spa’s investment portfolio are rated “AAA” by at least one of the major investment securities rating services.
Deposit Activities and Other Sources of Funds
General.   Deposits and loan repayments are the major sources of Ballston Spa’s funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.
Deposit Accounts.   Deposits are primarily attracted from within Ballston Spa’s market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW accounts), savings accounts, money market accounts and certificates of deposit. As of September 30, 2025, Ballston Spa holds $173.2 million of accounts from a variety of local municipal relationships. As of September 30, 2025 Ballston Spa also has $60.5 million of brokered deposits.
Ballston Spa also offers a variety of deposit accounts designed for the businesses operating in its market area. Ballston Spa’s business banking deposit products include a business checking account designed for small businesses, savings and money market accounts. Ballston Spa offers bill payment services through its online banking system.
Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, Ballston Spa considers the rates offered by its competition, the rates on borrowings, its liquidity needs, profitability to Ballston Spa, and customer preferences and concerns. Ballston Spa generally reviews its deposit mix and pricing weekly. Ballston Spa’s deposit pricing strategy has generally been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.
The following table sets forth the distribution of total deposits by account type at the dates indicated.
	At September 30, 2025			At December 31,
				2024			2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Demand, non-interest bearing	$177,333	22%	—%	$144,302	21%	—%	$149,292	22%	—%
NOW and money market	400,415	50%	1.81%	336,293	48%	2.32%	343,026	50%	1.73%
Savings	85,362	11%	0.08%	93,385	13%	0.08%	101,522	14%	0.07%
Time, $250 and over	114,604	14%	4.15%	99,280	14%	3.03%	76,452	11%	3.27%
Time, other	28,811	3%	1.23%	22,647	4%	1.61%	18,946	3%	0.82%
Total deposits	$806,525	100.00%		$695,908	100.00%		$689,238	100.00%

As of September 30, 2025 and 2024, the aggregate amount of uninsured deposits (deposits in amounts greater than $250,000, which is the maximum amount for federal deposit insurance), was $97.4 million and $92.1 million, respectively. In addition, as of September 30, 2025, the aggregate amount of all of Ballston Spa’s uninsured certificates of deposit was $87.0 million. Ballston Spa has no deposits that are uninsured for any reason other than being in excess of the maximum amount for federal deposit insurance. The following table sets forth the maturity of the uninsured certificates of deposit as of September 30, 2025.
At September 30, 2025
(In thousands)
Three months or less	$38,014
Over three through six months	10,787
Over six through twelve months	23,049
Over twelve months	15,156
Total	$87,006
Borrowings.   Ballston Spa has the ability to utilize advances from the Federal Home Loan Bank of New York to supplement its investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, Ballston Spa is required to own capital stock in the Federal Home Loan Bank and is authorized to apply for advances on the security of such stock and certain of Ballston Spa’s mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.
At September 30, 2025 and December 31, 2024, Ballston Spa had $20.0 million and $116.5 million, respectively, outstanding advances from the Federal Home Loan Bank of New York. At September 30, 2025, Ballston Spa had access to additional Federal Home Loan Bank advances of up to $273.0 million based on Ballston Spa’s unused qualifying collateral available to support such advances.
Ballston Spa also has the ability to borrow from the Federal Reserve Bank of New York to supplement its investable funds. All borrowings are secured by pledges of qualifying loans and investment securities and are generally on overnight terms with interest rates quoted at the time of the borrowing. At September 30, 2025, Ballston Spa has no such borrowings. At December 31, 2024 and December 31, 2023, Ballston Spa had no outstanding borrowings with the Federal Reserve Bank of New York. At September 30, 2025, Ballston Spa had board of directors’ authorization to borrow up to $5.0 million from the Federal Reserve Bank of New York.

ANNEX E
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF NBC BANCORP, INC. AND SUBSIDIARY
This section presents the perspective of management of NBC Bancorp, Inc. and Subsidiary on its financial condition and results of operations. The following discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this joint proxy statement/prospectus, including the consolidated financial statements and related notes, and should be read in conjunction with the accompanying tables and the annual audited financial statements of NBC Bancorp, Inc. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of future financial outcomes. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” NBC Bancorp, Inc. assumes no obligation to update any of these forward-looking statements. As used in this section, unless the context otherwise requires, references to “NBC Bancorp, Inc.,” “we,” “us” and “our” refer to NBC Bancorp, Inc. and its consolidated subsidiary, the National Bank of Coxsackie.
Overview
NBC Bancorp, Inc. (“NBC Bancorp” or “NBC”) is a New York corporation whose principal activity is the ownership and management of its wholly-owned subsidiary, the National Bank of Coxsackie (“NBC Bank,” or the “Bank”), a national bank organized under the Laws of the United States headquartered in Coxsackie, New York. NBC is a bank holding company regulated by the Board of Governors of the Federal Reserve System, and the Bank is regulated by the OCC. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in the New York Capital region with a primary emphasis on Green, Schoharie and Albany counties. At September 30, 2025, NBC had total assets of $545.9 million, net loans of $370 million, total deposits of $484.8 million and total stockholders’ equity of $35.7 million.
As a bank holding company operating through one reporting unit, NBC generates most of its revenues from interest income on loans, deposit service and loan fees, and interest income from securities. It incurs interest expense on deposits and other borrowed funds and noninterest expense, such as salaries and employee benefits and occupancy expenses. Net interest income is the difference between interest income on earning assets such as loans and securities and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. Net interest income is the organization’s largest source of revenue. To evaluate net interest income, NBC measures and monitors (1) yields on loans and other interest-earning assets, (2) the costs of deposits and other funding sources, (3) net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.
Changes in market interest rates and interest rates earned on interest-earning assets or paid on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in the Bank’s loan portfolio are affected by, among other factors, economic and competitive conditions in the New York Capital region and specifically in the markets in which it operates, as well as developments affecting the real estate, financial services, insurance, transportation, manufacturing and distribution sectors within its target markets.

Results of Operations for the Nine Months Ended September 30, 2025 and 2024
Net income was $864 million for the nine months ended September 30, 2025 compared with $863.2 million for the nine months ended September 30, 2024, an increase of $321 thousand, or 0.04%. The increase in net income was primarily the result of a $76.7 thousand increase in interest income, a $132.3 thousand increase in gain on sale of other real estate, and a $430 thousand decrease in the Bank’s provision for credit losses, partially offset by a $558.4 thousand increase in noninterest expense, for the nine months ended September 30, 2025 compared to the same period in 2024.
Annualized returns on average equity were 3.44% and 3.87% and annualized returns on average assets were 0.22% and 0.21%, for the nine months ended September 30, 2025 and 2024, respectively.
Net Interest Income
Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and net interest margin.
Net interest income before the provision for credit losses for the nine months ended September 30, 2025 was $9.3 million compared with $9.1 million for the nine months ended September 30, 2024, an increase of $106 thousand, or 1.2%. The increase in net interest income was primarily due to an increase of $286 thousand in interest and fees on loans, a $22 thousand increase in interest on federal funds sold and other interest bearing deposits, and a $29.3 thousand decrease in interest expense, partially offset by a $231.4 thousand decrease in interest on taxable and tax exempt debt securities, for the nine months ended September 30, 2025, compared to the same period in 2024.
Interest income was $16.8 million for the nine months ended September 30, 2025, an increase of $76.7 thousand, or 0.46% compared with $16.75 million for the nine months ended September 30, 2024. The increase in interest income was primarily due to an increase of $285.9 thousand, or 1.9% in interest income on loans, during the nine months ended September 30, 2025 compared to the same period in 2024.
Average interest-earning assets totaled $520.5 million for the nine months ended September 30, 2025, a decrease of $11.5 thousand, or 2.16%, compared with the nine months ended September 30, 2024. The primary contributor to the decrease was a $10.3 thousand decrease in available for sale securities for the nine months ended September 30, 2025, compared to the same period in 2024. The average balance of available for sale securities declined by $10.3 thousand, or 7.5% for the nine months ended September 30, 2025 compared to September 30, 2024.
Interest expense was $7.6 million for the nine months ended September 30, 2025, a decrease of $29.3 thousand, or 0.38% compared with the nine months ended September 30, 2024. This decrease was primarily due to a $1.3 million decrease in interest expense related to borrowed funds and subordinated debentures, offset by a $1.2 million increase in interest expense incurred on other deposits for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.
Average interest-bearing liabilities decreased $9.6 thousand, or 2.5%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The decrease in average interest-bearing liabilities was primarily due to a $34.4 thousand decrease in borrowed money, offset by a $24.8 thousand increase in interest bearing deposits for the nine months ended September 30, 2025 compared to the same period in 2024.
The average yield on interest earning assets, on a taxable-equivalent basis increased over the prior period while the average rate paid on interest-bearing liabilities increased. The average yield on interest-earning assets of 4.31% for the nine months ended September 30, 2025, compared to 4.20% for the nine months ended September 30, 2024, a decrease of 11 basis points. The average rate on interest-bearing liabilities was 2.52% for the nine months ended September 30, 2025, an increase of 8 basis points from 2.44% for the nine months ended September 30, 2024. The yields were impacted by market conditions and portfolio composition. Despite a decline in market rates, the yield earned on average interest earning assets increased, as there was a shift in investments from available for sale securities to the higher yielding loans received and interest bearing deposits held in other banks. The average prime lending rate was 5.26% for the nine months ended September 30, 2025, a decrease of 14 basis points from 5.12% for the nine months ended September 30, 2025.
The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any non-accruing loans have been included in the table as loans carrying a zero yield.
	NBC Bancorp, Inc Nine Months Ended
	September 30, 2025			September 30, 2024
	Average Balance	Interest	Taxable- Equivalent Yield/Rate	Average Balance	Interest	Taxable- Equivalent Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest bearing deposits in other banks	$7,661	$221	3.85%	$5,627	$204	4.83%
Fed funds sold	354	21	7.92%	481	16	4.43%
Total available for sale debt securities	126,622	1,322	1.54%	136,872	1,527	1.65%
Equity securities	2,303	141	8.16%	2,491	168	8.99%
Total loans	383,580	15,126	5.26%	386,540	14,840	5.12%
Total interest-earning assets	520,520	16,831	4.31%	532,011	16,755	4.20%
Noninterest-earning assets:
Cash and due from banks	15,016			17,900
Unrealized loss on securities	(6,883)			(10,524)
Allowance for credit losses	(3,948)			(3,967)
Bank premises and equipment	4,422			4,767
Other assets	3,745			3,492
Total Assets	$532,872			$543,679
Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$13,455	38	0.38%	$16,034	39	0.32%
Savings/MMDA	182,986	1,883	1.37%	197,125	1,682	1.14%
Time deposits > $250k	35,134	999	3.79%	30,093	956	4.24%
Time deposits < $250k	110,463	3,487	4.21%	73,973	2,444	4.41%
Total interest-bearing deposits:	342,038	6,407	2.50%	317,225	5,121	2.15%
Other borrowed money	35,915	1,172	4.35%	70,279	2,487	4.72%
Total Interest-bearing Liabilities:	377,953	7,579	2.52%	387,504	7,608	2.44%
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	110,063			109,976
Other liabilities	2,328			3,244
Total Liabilities	490,344			500,724
Stockholders’ equity, excluding accumulated other comprehensive loss	47,965			51,269
Accumulated other comprehensive loss	(5,437)			(8,314)
Total Stockholders’ Equity	42,528			42,955
Total Liabilities and Stockholders’ Equity	$532,872			$543,679
Taxable-Equivalent Interest Rate Spread			1.79%			1.76%
Taxable-Equivalent Net Interest Income/Earning Assets		$9,252	2.91%		$9,147	2.53%

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.
NBC Bancorp, Inc.
	Nine Months Ended
	September 30, 2025 vs. 2024
	Variances Due to Change In:
	Volume	Rate	Total
	(Dollars in thousands)
Interest earning assets:
Interest bearing deposits in other banks	$98	$(75)	$23
Fed funds sold	(6)	12	7
Total available for sale debt securities	(169)	(139)	(308)
Equity securities	(17)	(19)	(36)
Total loans	(147)	537	390
Total interest-earnings assets	(240)	316	76
Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$(8)	$8	$—
Savings/MMDA	(161)	421	260
Time deposits > $250k	214	(158)	56
Time deposits < $250k	1,630	(221)	1,409
Other borrowed money	(1,621)	(132)	(1,753)
Total interest-bearing liabilities	53	(82)	(29)
Provision for Credit Losses
NBC Bancorp’s provision for credits losses is a (credit) charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. Subsequent recoveries, if any, are credited to the allowance. NBC recorded a (credit) provision for credit losses of $350 thousand and an $80 thousand charge for the nine months ended September 30, 2025 and 2024, respectively.
Noninterest Income
NBC Bancorp’s primary sources of noninterest income are gains on sale of mortgages, service charges on deposit accounts, debit card and ATM card income and interchange fee income. Noninterest income does not include loan origination fees.
Noninterest income totaled $1.44 million for the nine months ended September 30, 2025 compared to $1.36 million for the same period in 2024, an increase of $79.3 thousand, or 5.8%. The increase in noninterest income from September 30, 2024 to September 30, 2025 was primarily due to an increase in gains on sale of other real estate.

The following table presents, for the periods indicated, the major categories of noninterest income:
	For the Nine Months Ended September 30,
	2025	2024	Increase (Decrease)
	(Dollars in thousands)
Other Income:
Service charges	$327,709	$305,159	$22,550
Interchange fee income	700,861	718,226	(17,365)
Gain on sale of other real estate	132,330	—	132,330
Other noninterest income	274,192	332,452	(58,260)
Total Other Income	$1,435,092	$1,355,837	$79,255
Noninterest Expense
Noninterest expenses were $10 million and $9.4 million for the nine months ended September 30, 2025 and 2024, respectively, an increase of $558 thousand, or 5.9%. The increase in noninterest expenses from September 30, 2024 to September 30, 2025 was primarily due to an increase in merger related fees and expenses, normal increases in salaries and employee benefits, and professional and consulting fees.
The following table presents, for the periods indicated, the major categories of noninterest expense:
Other Expenses:
Salaries and employee benefits	$5,291,010	$5,075,894	$215,116
Premises	1,095,329	1,130,399	(35,070)
Bank card supplies and expenses	341,651	343,425	(1,774)
Computer service fees	491,247	519,880	(28,633)
Internet banking fees	412,116	363,881	48,235
Data processing fees	432,697	316,411	116,286
Advertising	160,952	140,365	20,587
Assessments	378,655	347,468	31,187
Professional fees	295,320	184,247	111,073
Stationery and supplies	95,173	83,765	11,408
Directors fees	169,000	150,800	18,200
Foreclosed real estate expense	21,222	(18)	21,240
Consulting fees	175,733	108,278	67,455
Other noninterest expenses	630,250	667,205	(36,955)
Total Other Expenses	$9,990,355	$9,432,000	$558,355
Efficiency Ratio
The efficiency ratio is a supplemental financial measure utilized in management’s internal evaluation of NBC Bancorp’s performance and is not calculated based on generally accepted accounting principles. The efficiency ratio is calculated by dividing total noninterest expense, excluding loan loss provisions, by net interest income plus total noninterest income, as shown in the Consolidated Statements of Income. The efficiency ratio is calculated by excluding from noninterest income the net gains and losses on the sale of investment securities, which can vary widely from period to period. Additionally, taxes and provision for credit losses are not included in this calculation. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income and/or being invested to generate future income, while a decrease would indicate a more efficient allocation of resources. NBC Bancorp’s efficiency ratio was 94.65% for the nine months ended September 30, 2025 compared to 89.81% for the nine months ended September 30, 2024.

Income Taxes
The amount of federal income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $56.5 thousand, or 44.5%, to $183.5 thousand for the nine months ended September 30, 2025 compared with $127 thousand for the same period in 2024 due to an increase in pre-tax income. NBC Bancorp’s effective tax rates were 17.53% and 12.82% for the nine months ended September 30, 2025 and 2024, respectively.
Impact of Inflation
NBC Bancorp’s consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.
Unlike many industrial companies, substantially all of NBC Bancorp’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on NBC’s performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.
Results of Operations for the Years Ended December 31, 2024 and 2023
Net income was $1.22 million for the year ended December 31, 2024 compared with $864 thousand for the year ended December 31, 2023, an increase of $352 thousand, or 29%. The increase in net income was primarily the result of a $1.0 million increase in noninterest income, a $2.1 million increase in interest income, offset by a $2.74 million increase in interest expense. Returns on average equity were 4.02% and 3.23% for years ended December 31, 2024 and 2023, respectively. The returns on average assets was 0.22% and 0.16% for years ended December 31, 2024 and December 31, 2023, respectively.
Net interest income for the year ended December 31, 2024 was $12.3 million compared with $12.9 million for the year ended December 31, 2023, a decrease of $641.3 thousand, or 4.96%. The decrease in net interest income was primarily due to a $2.74 million increase in interest expense, partially offset by a $2.1 million increase in interest income, for the year ended December 31, 2024 compared with the year ended December 31, 2023.
Interest income was $22.6 million for the year ended December 31, 2024, an increase of $2.1 million, or 10.2%, compared with the year ended December 31, 2023, primarily due to an increase of $2.4 million of interest income and fees on loans during the year ended December 31, 2024, compared to the same period in 2023 as a result of the increase in average loans outstanding of $one million and the increase in interest rates occurring throughout 2024.
Interest expense was $10.3 million for the year ended December 31, 2024, an increase of $2.7 million, or 36.1%, compared with the year ended December 31, 2023. This increase was primarily due to an overall increase in time deposits of $250 thousand or more and other deposits of $379 thousand and $3.2 million, respectively, partially offset by a decrease of $800 thousand for borrowed funds and subordinated debentures. This increase was primarily due to a shift in the mix of deposits from demand, money market and savings to higher yielding time deposits. The yield on average interest-bearing liabilities increased 51 basis points from approximately 1.98% for the year ended December 31, 2024 compared to 1.47% with the year ended December 31, 2023.
Net interest margin, on a taxable-equivalent basis, remained consistent and totaled 2.25% and 2.41% for the years ended December 31, 2024 and 2023.
The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any non-accruing loans have been included in the table as loans carrying a zero yield.

NBC Bancorp, Inc
	Twelve Months Ended
	December 31, 2024			December 31, 2023
	Average Balance	Interest	Taxable- Equivalent Yield/Rate	Average Balance	Interest	Taxable- Equivalent Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest bearing deposits in other banks	$7,548	$380	5.03%	$3,221	$165	5.12%
Fed funds sold	670	31	4.63%	397	22	5.54%
Total available for sale debt securities	137,789	2,334	1.69%	154,594	2,791	1.81%
Equity securities	2,432	215	8.84%	3,638	281	7.72%
Total loans	386,571	19,660	5.14%	365,999	17,265	4.79%
Total interest-earning assets	535,010	22,620	4.23%	527,849	20,524	3.88%
Noninterest-earning assets:
Cash and due from banks	17,727			20,923
Unrealized loss on securities	(10,215)			(13,743)
Allowance for credit losses	(3,975)			(3,829)
Bank premises and equipment	4,739			4,988
Other assets	3,412			2,824
Total Assets	$546,698			$539,012
Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$15,766	52	0.34%	$19,501	60	0.31%
Savings/MMDA	200,816	2,468	1.23%	213,627	1,641	0.77%
Time deposits > $250k	31,264	1,264	4.04%	21,776	885	3.15%
Time deposits < $250k	79,162	3,613	4.56%	46,292	1,274	3.18%
Total interest-bearing deposits:	327,008	7,397	2.26%	301,196	3,860	1.28%
Other borrowed money	63,094	2,926	4.64%	79,157	3,726	4.71%
Total Interest-bearing Liabilities:	390,102	10,323	1.98%	380,353	7,586	1.47%
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	109,971			117,434
Other liabilities	3,609			2,495
Total Liabilities	503,682			500,282
Stockholders’ equity, excluding accumulated other comprehensive loss	51,086			49,587
Accumulated other comprehensive loss	(8,070)			(10,857)
Total Stockholders’ Equity	43,016			38,730
Total Liabilities and Stockholders’ Equity	$546,698			$539,012
Taxable-Equivalent Interest Rate Spread			2.25%			2.41%
Taxable-Equivalent Net Interest Income/Earning Assets		$12,297	2.91%		$12,938	2.53%
The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.
NBC Bancorp, Inc.
	Twelve Months Ended December 31, 2024 vs. 2023 Variances Due to Change In:
	Volume	Rate	Total
	(Dollars in thousands)
Interest earning assets:
Interest bearing deposits in other banks	$222	$(7)	$215
Fed funds sold	15	(6)	9
Total available for sale debt securities	(304)	(165)	(470)
Equity securities	(93)	27	(66)
Total loans	1,054	1,353	2,407
Total interest-earnings assets	894	1,202	2,096
Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$(12)	$5	$(7)
Savings/MMDA	(99)	924	825
Time deposits > $250k	299	278	577
Time deposits < $250k	1,049	1,092	2,142
Other borrowed money	(756)	(44)	(800)
Total interest-bearing liabilities	482	2,255	2,737
Provision for Credit Losses
NBC Bancorp’s provision for credit losses is a (credit) charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. NBC adopted Accounting Standards Codification (ASC) Topic 326 on January 1, 2023, and applied the standard’s provisions as a cumulative-effect adjustment to retained earnings, as of January 1, 2023 (i.e., modified retrospective approach). Upon adoption of the standard, NBC recorded a $150 thousand decrease to the allowance for credit losses on loans and no adjustment was recorded to the allowance for credit losses on unfunded loan commitments, which resulted in a $118,500 after-tax increase to retained earnings as of January 1, 2023. Provision for credit losses decreased $160 thousand from $260 thousand to $100 thousand for the twelve months ended December 31, 2023 and 2024, respectively.
In connection with the adoption of ASC 326, nonaccrual loans may have an allowance for credit losses or a negative allowance for credit losses from expected recoveries of amounts previously written off. Nonaccrual loans may not have an allowance for credit losses if the loss expectations are zero given solid collateral value.
Noninterest Income
NBC Bancorp’s primary sources of noninterest income are gains on sale of mortgages, service charges on deposit accounts, debit card and ATM card income and mortgage recording tax refunds.
Noninterest income totaled $1.84 million for the year ended December 31, 2024 compared to $808 thousand for the year ended December 31, 2023, an increase of $1.0 million, or 127.8%. This increase was primarily due to a $37 thousand increase on interchange fee income, a decrease of $597 thousand on loss on sales of available-for-sale debt securities, a $189.1 thousand increase on mortgage recording tax refunds and a $204.2 thousand increase on other noninterest income as compared to December 31, 2023.

The following table presents, for the periods indicated, the major categories of noninterest income:
	Years Ended December 31,
	2024	2023	Increase (Decrease)
	(Dollars in thousands)
Other Income
Service charges	$413,861	$409,834	$4,027
Interchange fee income	957,034	919,118	37,916
Loss on sales of available-for-sale debt securities	—	(597,354)	597,354
Mortgage recording tax refunds	189,054	—	189,054
Other noninterest income	280,587	76,405	204,182
Total Other Income	$1,840,536	$808,003	$1,032,533
Noninterest Expense
Noninterest expense was $12.6 million and $12.6 million for the years ended December 31, 2024 and 2023, respectively, an increase of $51.8 thousand, with most categories remaining relatively flat year-over-year, excluding a $82.9 thousand decrease in mortgage recording tax, partially offset by a $68.9 thousand increase in consulting fees for the year ended December 31, 2024.
The following table presents, for the periods indicated, the major categories of noninterest expense:
Other Expenses
Salaries and employee benefits	$6,649,949	$6,699,799	$(49,850)
Premises	1,478,863	1,464,062	14,801
Bank card supplies and expenses	485,314	445,575	39,739
Computer service fees	730,536	718,856	11,680
Internet banking fees	506,567	476,722	29,845
Data processing fees	434,436	376,325	58,111
Advertising	213,110	296,104	(82,994)
Assessments	434,478	420,817	13,661
Professional fees	313,455	319,427	(5,972)
Stationery and supplies	118,155	146,932	(28,777)
Mortgage recording tax	19,171	102,076	(82,905)
Directors fees	211,600	164,300	47,300
Foreclosed real estate expense	4,901	—	4,901
Consulting fees	161,753	92,869	68,884
Other noninterest expenses	870,881	857,489	13,392
Total Other Expenses	$12,633,169	$12,581,353	$51,816
Efficiency Ratio
NBC Bancorp calculates the efficiency ratio by dividing total noninterest expense by the sum of net interest income and noninterest income, excluding net gains and losses on the sale of securities. Additionally, taxes and provision for credit losses are not part of this calculation. The efficiency ratio was 89.32% for the year ended December 31, 2024 compared with 87.72% for the year ended December 31, 2023.

	For the Years Ended December 31,		For the nine months ended September 30,
	2024	2023	2025	2024
	(Dollars in thousands)
Efficiency Ratio
Non-interest expense (numerator)	$12,628	$12,581	$9,990	$9,432
Net interest income	12,297	12,938	9,252	9,146
Non-interest income	1,841	1,405	1,303	1,356
Total Revenue (denominator)	$14,138	$14,343	$10,555	$10,502
Efficiency Ratio	89.32%	87.72%	94.65%	89.81%
Income Taxes
The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $147 thousand, or $368.3%, to $188 thousand for the year ended December 31, 2024, compared with $41 thousand for the same period in 2023.
The effective tax rates were 13.4% and 4.5% for the years ended December 31, 2024 and 2023, respectively.
Financial Condition
Loan Portfolio
At September 30, 2025, total loans, less allowance for credit losses, decreased $14.1 million to $370.0 million, compared to $384.1 million at December 31, 2024. Total loans, less allowance for credit losses as of December 31, 2024 increased $726 thousand compared to $383.3 million as of December 31, 2023.
The following table summarizes NBC Bancorp’s loan portfolio by type of loan as of the dates indicated:
	September 30, 2025		December 31, 2024		December 31, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
Residential real estate mortgage	$229,733	61.5%	$244,309	63.0%	$254,554	65.7%
Commercial real estate	123,268	33.0%	117,572	30.3%	107,818	27.8%
Other commercial	7,646	2.0%	11,938	3.1%	9,040	2.3%
Home equity and junior liens	8,085	2.2%	7,550	1.9%	7,042	1.8%
Other consumer	4,950	1.3%	6,729	1.7%	8,824	2.3%
Total Loans	373,682	100.0%	388,098	100.0%	387,278	100.0%
Less: Allowance for credit losses	3,673		4,028		3,933
Loans, Net	$370,009		$384,070		$383,345
NBC Bancorp has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.
In order to manage the diversification of the portfolio, the Bank segments loans into classes, including residential real estate mortgages, commercial and consumer loans. Commercial loans consist of commercial real estate and other commercial loans. Consumer loans include home equity and junior liens and other consumer loans. The Bank analyzes the overall ability of the borrower and guarantors to repay a loan. Information and risk management practices specific to the Bank’s loan segments and classes follows.

Commercial.   NBC Bank makes commercial loans which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing the Bank’s commercial real estate loans can be owner occupied or nonowner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio. The Commercial loan portfolio increased $5.7 million to $123.2 million as of September 30, 2025 compared to $117.6 million as of December 31, 2024. Total Commercial loans as of December 31, 2024 increased $9.8 million compared to $107.8 million as of December 31, 2023.
The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. NBC Bank seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition.
The Bank’s commercial and industrial loans represent credit extended to small- to medium-sized businesses primarily for the purpose of providing working capital and equipment purchase financing. Commercial and industrial loans often are dependent on the profitable operations of the borrower. These credits are primarily made based on the expected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may also incorporate a personal guarantee. Some shorter-term loans may be extended on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans. The commercial and industrial loan portfolio decreased $4.3 million, or 36%, to $7.6 million as of September 30, 2025 compared to $11.9 million as of December 31, 2024. Total commercial and industrial loans as of December 31, 2024 increased $2.9 million, or 32%, compared to $9.0 million as of December 31, 2023.
Construction and land development loans are generally nonowner occupied and are subject to certain risks attributable to the fact that loan funds are advanced over the construction phase and the project is of uncertain value prior to its completion. Construction loans are generally based upon estimates of costs and value associated with the completed project with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay the loan. The Bank has underwriting and funding procedures designed to address what it believes to be the risks associated with such loans; however, no assurance can be given the procedures will prevent losses resulting from the risks described above.
Residential.   The Bank’s real estate lending activities also include the origination of 1-4 family residential and multi-family residential loans. The terms of these loans typically range from three to 20 years and are secured by the properties financed. NBC Bank requires the borrowers to maintain mortgage title insurance and hazard insurance. The 1-4 family residential portfolio includes both first and second liens as well as home equity lines of credit.
Other Consumer.   Other Consumer loans include automobile loans, tax-exempt loans, and farmland loans. The terms of these loans typically range from one to seven years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by the Bank’s management. The other consumer loan portfolio decreased $1.8 million, or 26.4%, to $4.9 million as of September 30, 2025 compared to $6.7 million as of December 31, 2024. Total consumer and other loans as of December 31, 2024 decreased $2.1 million, or 23.7% compared to $8.8 million as of December 31, 2023.

Obligations of state and political subdivisions.   Obligations of state and political subdivisions are direct loans to local municipalities and school districts. Loan terms are generally 10 years or less with fixed interest rates.
Concentrations of Credit
The vast majority of NBC Bank’s lending activity occurs in Green, Schoharie and Albany counties, New York. The Bank’s loans are primarily secured by real estate, including commercial and residential construction, owner occupied and nonowner occupied and multi-family commercial real estate, raw law, home equity lines of credit and other real estate-based loans located in these areas. As of September 30, 2025, and December 31, 2024 and 2023, real estate loans represented 96.6%, 95.2% and 95.4%, respectively, of the Bank’s total loans.
The following table summarizes the loan contractual maturity distribution by type and by related interest rate characteristics as of the date indicated:
	Maturity as of September 30, 2025
	One Year or Less	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
	(Dollars in thousands)
Residential real estate mortgage	$1,010	$3,217	$60,055	$165,451	$229,733
Commercial real estate	4,171	13,823	76,862	28,412	123,268
Other commercial	721	5,048	944	933	7,646
Home equity and junior liens	123	2,261	5,523	178	8,085
Other consumer	315	4,420	215	—	4,950
Total Loans	$6,340	$28,769	$143,599	$194,974	$373,682
Predetermined (fixed) interest rates	$3,719	$14,317	$61,189	$154,608	$233,833
Floating interest rates	2,621	14,452	82,410	40,366	139,849
Total	$6,340	$28,769	$143,599	$194,974	$373,682
	Maturity as of December 31, 2024
	One Year or Less	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
	(Dollars in thousands)
Residential real estate mortgage	$2,387	$2,830	$57,414	$181,678	$244,309
Commercial real estate	1,857	6,512	72,297	36,906	117,572
Other commercial	863	8,842	1,100	1,133	11,938
Home equity and junior liens	107	2,114	5,124	205	7,550
Other consumer	579	5,698	452	—	6,729
Total Loans	$5,793	$25,996	$136,387	$219,922	$388,098
Predetermined (fixed) interest rates	$4,641	$17,081	$62,014	$169,352	$253,088
Floating interest rates	1,152	8,915	74,373	50,570	135,010
Total	$5,793	$25,996	$136,387	$219,922	$388,098

	Maturity as of December 31, 2023
	One Year or Less	After One but Within Five Years	After Five but Within Fifteen Years	After Fifteen Years	Total
	(Dollars in thousands)
Residential real estate mortgage	$8,845	$3,870	$51,991	$189,848	$254,554
Commercial real estate	2,648	3,975	56,758	44,437	107,818
Other commercial	801	6,019	1,029	1,191	9,040
Home equity and junior liens	196	1,815	4,820	211	7,042
Other consumer	422	6,887	1,514	—	8,823
Total Loans	$12,912	$22,566	$116,112	$235,687	$387,277
Predetermined (fixed) interest rates	$10,069	$20,418	$57,972	$178,498	$266,957
Floating interest rates	2,843	2,148	58,140	57,189	120,320
Total	$12,912	$22,566	$116,112	$235,687	$387,277
The information in the table above is limited to contractual maturities of the underlying loans. The expected life of the Bank’s loan portfolio will differ from contractual maturities because borrowers may have the right to curtail or prepay their loans with or without prepayment penalties.
Asset Quality
Nonperforming Assets and Potential Problem Loans
NBC Bank has procedures in place to assist in maintaining the overall quality of its loan portfolio. The Bank has established underwriting guidelines to be followed by its officers to monitor delinquency levels for any negative or adverse trends.
NBC Bank does not have a significant amount of loans past due. At September 30, 2025, December 31, 2024 and December 31, 2023, more than 99% of loans were current. Non-accrual loans were $2.4 million, $2.2 million and $653.5 thousand as of September 30, 2025, December 31, 2024 and 2023, respectively. The increase in nonperforming assets for the nine months ended September 30, 2025 was primarily attributable to one commercial credit in the amount of $1.4 million.
The following table presents information regarding nonperforming assets as of the dates indicated:
	As of
	September 30, 2025	December 31, 2024	December 31, 2023
	(Dollars in thousands)
Asset and Quality Ratios
Nonaccrual Loans	$2,417	$2,376	$695
Accruing loans 90 days or more past due	—	—	—
Total nonperforming loans	$2,417	$2,376	$695
Foreclosed real estate	—	—	—
Total nonperforming assets	$2,417	$2,376	$695
Total gross loans	373,682	388,098	387,277
Total assets	545,877	532,376	545,731
Allowance for credit losses	3,673	4,028	3,933
Nonperforming loans to loans receivable	0.65%	0.61%	0.18%
Nonperforming assets to loans plus foreclosed real estate	0.65%	0.61%	0.18%
Nonperforming assets to total assets	0.44%	0.45%	0.13%
Allowance for credit losses to nonperforming loans	151.97%	169.53%	565.90%
Allowance for credit losses to loans receivable	0.98%	1.04%	1.02%

Allowance for Credit Losses
The allowance for credit losses is established through provisions for credit losses charged against income. Loans deemed to be uncollectible are charged against the allowance for credit losses and subsequent recoveries, if any, are credited to the allowance. NBC has elected to not estimate an allowance for credit losses on accrued interest receivable, as it already has a policy in place to reverse or write-off accrued interest in a timely manner.
NBC adopted ASC 326 January 1, 2023 which replaced the incurred loss methodology with the current expected credit loss (CECL) approach. CECL requires an estimate of the credit losses expected over the life of an exposure (or pool of exposures) whereas the incurred loss approach delayed the recognition of a credit loss until it was probable a loss event was incurred.
The estimate of expected credit losses is based on relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. NBC uses current loan data and loss history, peer bank loss history, calculates the weighted average remaining maturity in each loan category, and plots peer history against various leading economic indicators to provide a forward-looking feature. NBC then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses. For more information see Note 3 to the audited financial statements of NBC Bancorp, Inc. for the fiscal year ended December 31, 2024 included elsewhere in this joint proxy statement/prospectus.
At September 30, 2025 and December 31, 2024, the allowance for credit losses amounted to $3.7 million, or 0.99% and $4.0 million, or 1.05% of total loans, respectively, as compared with $3.9 million, or 1.03% of total loans, as of December 31, 2023. NBC believes that the allowance for credit/loan losses at September 30, 2025, December 31, 2024 and December 31, 2023 was adequate to cover probable incurred losses in the loan portfolio as of such date.
The following tables present, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:
	For the Nine Months Ended		For the Year Ended
	September 31,		December 31,
(Dollars in thousands)	2025	2024	2024	2023
Average loans outstanding	$383,580	$386,540	$386,571	$365,999
Gross loans outstanding at the end of the period	373,682	386,713	388,098	387,277
Allowance for credit loss at the beginning of the period	4,028	3,933	3,933	3,805
Provision for loan losses	(350)	80	100	260
Charge-offs:
Residential real estate mortgages	—	—	—	—
Commercial real estate	—	—	—	—
Other commercial	—	—	—	—
Home equity and junior liens	—	—	—	—
Other consumer	(211)	(26)	(27)	(4)
Total charge-offs for all loan types	(211)	(26)	(27)	(4)
Recoveries:
Residential real estate mortgages	—	—	—	—
Commercial real estate	—	—	—	—
Other commercial	2	2	2	—
Home equity and junior liens	2	4	6	12
Other consumer	202	13	14	10
Total recoveries for all loan types	206	19	22	22
Net (charge-offs) recoveries	(5)	(7)	(5)	18
ASC 326 adoption impact	—	—	—	(150)
Allowance for credit losses at the end of the period	$3,673	$4,006	$4,028	$3,933

	For the Years/Period Ended
	September 30, 2025	December 31, 2024	December 31, 2023
	(Dollars in thousands)
Net Charge-offs (recoveries) to average loans:
Residential real estate mortgage
Net charge-offs (recoveries)	$—	$—	$(2)
Average loans	$237,025	$249,744	$244,985
Commercial real estate
Net charge-offs (recoveries)	$—	$—	$—
Average loans	$124,874	$113,018	$95,883
Other commercial
Net charge-offs (recoveries)	$(2)	$(2)	$—
Average loans	$7,981	$8,483	$9,135
Home equity and junior liens
Net charge-offs (recoveries)	$(2)	$(6)	$(11)
Average loans	$7,744	$7,577	$7,378
Other consumer
Net charge-offs (recoveries)	$10	$13	$(6)
Average loans	$5,956	$7,749	$8,618
Totals
Net charge-offs (recoveries)	$6	$5	$(19)
Average loans	$383,580	$386,571	$365,999

Note: Net charge offs (recoveries) on average loans are annualized for the period ended March 31, 2025.
The following table shows the allocation of the allowance for credit losses among the Bank’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.
	As of September 30, 2025		As of December 31, 2024		As of December 31, 2023
	Amount	Percent of Total Allowance for Credit Loss	Amount	Percent of Total Allowance for Credit Loss	Amount	Percent of Total Allowance for Credit Loss
	(Dollars in thousands)
Residential real estate mortgage	$1,634	44.5%	$2,159	53.6%	$2,802	71.2%
Commercial real estate	1,501	40.9%	1,167	29.0%	790	20.1%
Other commercial	77	2.1%	123	3.1%	105	2.7%
Home equity and junior liens	81	2.2%	94	2.3%	95	2.4%
Other consumer	63	1.7%	117	2.9%	141	3.6%
Unallocated	316	8.6%	368	9.1%	—	—%
Totals	$3,672	100.0%	$4,028	100.0%	$3,933	100.0%

Debt Securities
As of September 30, 2025, the carrying amount of debt securities available-for-sale totaled $105.2 million, a decrease of $12.8 million, compared with $118.1 million as of December 31, 2024. The carrying amount of debt securities available-for-sale at December 31, 2024 decreased $14.8 million compared with $132.9 million at December 31, 2023. The decrease is primarily attribute to contractual maturities.
As of September 30, 2025, the carrying amount of debt securities held-to-maturity totaled $3.7 million, a decrease of $307.4 thousand, compared with $4.0 million as of December 31, 2024. The carrying amount of debt securities held-to-maturity at December 31, 2024 decreased $731 thousand compared with $4.7 million at December 31, 2023.
Debt securities represented 19.95%, 22.9% and 25.21% of total assets as of September 30, 2025, December 31, 2024 and 2023, respectively.
The majority of the debt securities in the portfolio are classified as available for sale. Debt securities classified as available for sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on securities is included in interest income.
The following table summarizes the amortized cost and fair value of the debt securities in the portfolio as of the dates shown:
	September 30, 2025
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale:
Obligations of U.S. Treasury	$48,805	$—	$(1,948)	$46,857
Obligations of U.S. Government agencies	13,017	—	(389)	12,628
Obligations of state and political subdivisions	39,216	—	(2,222)	36,994
Mortgage backed securities	9,017	39	(301)	8,755
Total Available-For-Sale Debt Securities	$110,055	$39	$(4,860)	$105,234
	December 31, 2024
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale:
Obligations of U.S. Treasury	$54,726	$—	$(3,613)	$51,113
Obligations of U.S. Government agencies	20,124	1	(913)	19,212
Obligations of state and political subdivisions	39,720	—	(3,626)	36,094
Mortgage backed securities	12,268	—	(624)	11,644
Total Available-For-Sale Debt Securities	$126,838	$1	$(8,776)	$118,063
	December 31, 2023
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale:
Obligations of U.S. Treasury	$66,570	$2	$(4,742)	$61,830
Obligations of U.S. Government agencies	20,266	—	(1,492)	18,774
Obligations of state and political subdivisions	39,646	—	(3,389)	36,257
Mortgage backed securities	16,840	1	(816)	16,025
Total Available-For-Sale Debt Securities	$143,322	$3	$(10,439)	$132,886

The following tables show contractual maturities and the weighted average yields on the Bank’s debt securities as of the dates presented. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:
(Dollars in thousands)	Maturities as of September 30, 2025
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
	Amortized Cost	Weighted Average Yield	Amortize Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-Sale:
Obligations of U.S. Treasury	$15,001	0.91%	$33,804	1.15%	$—	0.00%	$—	0.00%
Obligations of U.S. Government agencies	5,986	0.50%	7,031	0.97%	—	0.00%	—	0.00%
Obligations of state and political subdivisions	2,915	1.10%	26,763	1.53%	9,538	1.37%	—	0.00%
Mortgage backed securities	424	3.84%	551	2.79%	4,743	3.32%	3,299	3.49%
Total Available-For-Sale Debt Securities	$24,326	0.88%	$68,149	1.29%	$14,281	2.02%	$3,299	3.49%
(Dollars in thousands)	Maturities as of December 31, 2024
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
	Amortized Cost	Weighted Average Yield	Amortize Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-Sale:
Obligations of U.S. Treasury	$5,997	0.74%	$48,729	1.07%	$—	0.00%	$—	0.00%
Obligations of U.S. Government agencies	10,897	1.20%	9,227	0.83%	—	0.00%	—	0.00%
Obligations of state and political subdivisions	501	2.14%	26,323	1.45%	12,896	1.63%	—	0.00%
Mortgage backed securities	1,822	2.21%	1,137	3.48%	5,686	3.12%	3,623	4.34%
Total Available-For-Sale Debt Securities	$19,217	1.18%	$85,416	1.20%	$18,582	2.08%	$3,623	4.34%
	Maturities as of December 31, 2023
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortize Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-Sale:
Obligations of U.S. Treasury	$11,947	5.47%	$54,623	1.04%	$—	0.00%	$—	0.00%
Obligations of U.S. Government agencies	—	0.00%	20,266	1.00%	—	0.00%	0	0.00%
Obligations of state and political subdivisions	85	0.98%	16,935	1.35%	22,626	1.36%	0	0.00%
Mortgage backed securities	5,701	2.77%	8,058	2.86%	3,038	2.93%	43	1.31%
Total Available-For-Sale Debt Securities	$17,733	4.58%	$99,882	1.23%	$25,664	1.55%	$43	1.31%
The Bank does not have the intent to sell any of the debt securities while in a loss position and believes that it is not likely that it will have to sell any of these securities before a recovery of cost. The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the securities were acquired. The fair value of these securities is expected to recover as the securities reach their maturity or re-pricing date, or if market rates for such investments decline.
The Bank does not believe that any of the debt securities are impaired due to reasons of credit quality. Unrealized losses decreased $3.9 million at September 30, 2025 and totaled $4.9 million compared to unrealized losses of $8.8 million at December 31, 2024, and unrealized losses of $10.4 million at December 31, 2023.
NBC believes that any impairment is temporary and the result of the recent rate environment, and no impairment loss has been realized in its consolidated statements of income for the periods then ended.
The average yield of NBC Bank’s debt securities portfolio was 1.54% during the nine months ended September 30, 2025 compared to 1.65% for the same period in 2024. The average yield earned, on a taxable equivalent basis, for the year ended December 31, 2024 was 1.69% compared with 1.81% for the year ended December 31, 2023.
Deposits
NBC Bank’s lending and investing activities are primarily funded by deposits. The Bank offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts.
Total deposits at September 30, 2025 were $484.8 million, an increase of $24.7 million, or 5.4% compared with $460.1 million at December 31, 2024, an increase of $27.2 million, or 6.3%, compared with $432.9 million at December 31, 2023.
	As of September 30, 2025		December 31, 2024		December 31, 2023
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Demand and savings, non-interest bearing	$112,107	23.1%	$107,555	23.4%	$108,485	25.1%
Demand, interest bearing	224,235	46.3%	225,319	49.0%	245,044	56.6%
Time, $250 and over	36,977	7.6%	28,274	6.1%	21,044	4.9%
Time, other	111,478	23.0%	98,989	21.5%	58,361	13.5%
Total Deposits	$484,797	100.0%	$460,137	100.0%	$432,934	100.0%
The Bank’s ratio of average noninterest-bearing deposits to average total deposits was 24.3% for the nine months ended September 30, 2025 and 25.2% and 28.1% for the years ended December 31, 2024 and 2023, respectively.
The following table shows the remaining maturity of time deposits of $250,000 and greater as of the dates indicated:
	As of September 30, 2025	December 31, 2024	December 31, 2023
	(Dollars in thousands)
Three months or less	$28,121	$12,814	$16,802
Three months through six months	4,778	11,134	2,476
Six months though twelve months	3,574	3,446	1,766
After twelve months	504	880	—
Total time deposits of $250,000 and greater	$36,977	$28,274	$21,044
Borrowings
The Bank has established lines of credit with financial institutions for the purchase of federal funds. At September 30, 2025, NBC Bank had a secured line of credit totaling approximately $2.0 million that must be secured by debt securities with one correspondent bank. NBC Bank also had unsecured lines of credit totaling approximately $8.0 million with two correspondent banks and a line of credit with the Federal Reserve Bank of New York (“FHLBNY”) through its discount window and at September 30, 2025 had pledged debt securities as well as loans to support the line, totaling approximately $70.9 million.
The Bank has an agreement with the FHLBNY which allows for borrowings up to a percentage of qualifying assets. All FHLBNY advances are collateralized by a security agreement covering qualifying loans. As of September 30, 2025, qualifying loans totaled $186.5 million. In addition, all FHLBNY advances are secured by the FHLBNY capital stock owned by the Bank having a par value of $1.1 million at September 30, 2025. Term borrowings with the FHLBNY as of September 30, 2025 and December 31, 2024 was $13.1 million and $22.3 million, respectively and no outstanding overnight borrowings on its line of credit with the FHLBNY. As of September 30, 2025, the Bank can borrow a maximum of $55.9 million from the FHLBNY.
The Bank had no borrowings, $6 million and $35 million outstanding with the Federal Reserve Bank at September 30, 2025, December 31, 2024, and December 31, 2023 respectively.
The Bank had municipal letters of credit outstanding totaling $48.0 million, $45.5 million and $51.3 million at September 30, 2025, December 31, 2024 and December 31, 2023.
Off-Balance Sheet Items
NBC is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under commercial lines of credit, revolving credit lines, overdraft protection agreements and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of the instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.
NBC Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer.
The following is a summary of the various financial instruments entered into by NBC Bank as of the dates indicated:
	Short-term Borrowings
	As of September 30, 2025	December 31, 2024	December 31, 2023
	(Dollars in thousands)
Lines of Credit:
M&T Secured	$2,000	$2,000	$2,000
M&T Unsecured	—	3,000	3,000
Other Correspondent banks – Unsecured	8,000	8,000	2,000
Total	$10,000	$13,000	$7,000

	Off-Balance Sheet Items
	As of September 30, 2025	December 31, 2024	December 31, 2023
	(Dollars in thousands)
Commitments to extend credit	$13,015	$8,778	$20,968
Letters of credit	735	703	782
Total	$13,750	$9,481	$21,750
Commitments to Extend Credit.   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.
Standby Letters of Credit.   Standby letters of credit are conditional commitments issued by NBC Bank to guarantee the performance of a customer to a third party. NBC Bank’s credit risk involved in issuing letters of credit is essentially the same as that involved in funding loans facilities.
Liquidity and Capital Resources
Liquidity
Liquidity is the measure of NBC’s ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting operating, capital and strategic cash flow needs and to maintain reserve requirements to operate on an ongoing basis and manage unexpected events, all at a reasonable cost. For the nine months ended September 30, 2025 and the years ended December 31, 2024 and 2023, NBC Bancorp’s liquidity needs have been met by core deposits, borrowed funds, security and loan maturities and amortizing investment and loan portfolios. NBC has access to purchased funds from correspondent banks, and advances from the FHLBNY are available under a security and pledge agreement to take advantage of investment opportunities.
The following table illustrates, during the periods presented, the mix of our funding sources and the average assets in which those funds are invested as a percentage of our average total assets for the periods indicated. Average assets were $532.9 million for the nine months ended September 30, 2025, and $546.7 million and $539.0 million for the years ended December 31, 2024 and 2023, respectively.
	For the Periods Ended
	September 30, 2025	December 31, 2024	December 31, 2023
Sources of funds:
Deposits:
Interest-bearing	68.3%	66.2%	59.5%
Noninterest-bearing	20.5%	20.2%	19.9%
Short-term borrowings	2.4%	5.3%	13.0%
Subordinated Debt	1.7%	1.8%	1.7%
Other liabilities	0.5%	0.5%	0.6%
Shareholders’ equity	6.5%	5.9%	5.4%
Total	100.0%	100.0%	100.0%
Uses of funds:
Interest-bearing deposits in other banks	0.6%	0.0%	0.1%
Available-for-sale debt securities	19.3%	22.2%	24.3%
Marketable equity securities	0.7%	0.7%	0.9%

	For the Periods Ended
	September 30, 2025	December 31, 2024	December 31, 2023
Restricted investment in bank stocks	0.4%	0.4%	0.5%
Loans	67.8%	72.1%	70.2%
Other noninterest-earning assets	11.3%	4.5%	4.0%
Total	100.0%	100.0%	100.0%
Average noninterest-bearing deposits to average deposits	24.3%	25.2%	28.1%
Average loans to average deposits	84.8%	88.5%	87.4%
Capital Resources
NBC Bank is subject to various regulatory capital requirements administered by bank regulators. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures and risk weighting of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.
Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. The Bank believes, as of September 30, 2025 and December 31, 2024, that it met all of the capital adequacy requirements to which it is subject.
As of September 30, 2025, NBC Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that the Bank believes has changed its prompt corrective action category.

The following table provides a comparison of NBC Bank’s leverage and risk-weighted capital ratios as of September 30, 2025 and December 31, 2024 to the minimum and well-capitalized regulatory standards:
	As of September 30, 2025:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions		Well Capitalized With Buffer Fully Phased in 2020
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	51,450,000	17.9%	22,940,000	8.0%	28,675,000	10%	30,108,000	10.5%
Tier I Capital (to Risk Weighted Assets)	47,863,000	16.7%	17,205,000	6.0%	22,940,000	8%	24,373,000	8.5%
Tier 1 Common Equity (to Risk Weighted Assets)	47,863,000	16.7%	12,904,000	4.5%	18,638,000	6.5%	20,072,000	7.0%
Tier I Capital (to Average Assets)	47,863,000	9.1%	21,003,000	4.0%	26,253,000	5%	26,253,000	5.0%
	As of December 31, 2024:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions		Well Capitalized With Buffer Fully Phased in 2020
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	50,728,000	17.0%	23,851,000	8.0%	29,813,000	10%	31,304,000	10.5%
Tier I Capital (to Risk Weighted Assets)	46,996,000	15.8%	17,888,000	6.0%	23,851,000	8%	25,341,000	8.5%
Tier 1 Common Equity (to Risk Weighted Assets)	46,996,000	15.8%	13,416,000	4.5%	19,379,000	6.5%	20,869,000	7.0%
Tier I Capital (to Average Assets)	46,996,000	8.5%	22,230,000	4.0%	27,788,000	5%	27,788,000	5.0%
Quantitative and Qualitative Disclosures about Market Risk
NBC manages market risk, comprised primarily of interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of NBC. This committee is composed of certain members of the NBC Board of Directors in accordance with asset liability and funds management policies approved by the full Board of Directors of NBC. NBC uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.

The following table summarizes the simulated change in net interest income and the economic value of equity over a 12-month horizon as of the dates indicated:
September 30, 2025
Change in interest rates (basis points)	% Change in Net Interest Income
+400	(14.5)%
+300	(10.7)%
+200	(7.1)%
+100	(3.5)%
Base	—
-100	2.2%
-200	4.1%
-300	5.8%
-400	5.4%
September 30, 2025
Change in interest rates (basis points)	% Change in Fair Value of Equity
+400	(48)%
+300	(33)%
+200	(19)%
+100	(7)%
Base	—
-100	4%
-200	6%
-300	5%
-400	0%
Critical Accounting Policy
The consolidated financial statements of NBC include its accounts and those of its wholly-owned subsidiary, NBC Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of all these entities are in accordance with accounting principles generally accepted in the United States of America.
NBC has identified the following accounting policy and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. NBC believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate. NBC’s accounting policies are integral to understanding its results of operations.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Allowance for Credit Losses
Management considers the accounting policy relating to the allowance for credit losses to be a critical accounting policy given the inherent uncertainty in evaluating the levels of the allowance required to cover credit losses in the portfolio and the material effect that such judgments can have on the results of operations.

Management believes that the Bank’s policy with respect to the methodology for the determination of the allowance for credit losses involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact the results of operations.
This critical policy and its application are periodically reviewed with the Audit Committee and the Board of Directors. The provision for credit losses is based upon management’s evaluation of relevant information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. NBC uses current loan data and loss history, peer bank loss history, calculates the weighted average remaining maturity in each loan category, and plots peer history against various leading economic indicators to provide a forward-looking feature. NBC then takes that information, adds custom qualitative factors and specific reserves tied to collateral dependent loans to calculate its allowance for credit losses.
Although management uses current and relevant information available in relation to the loan portfolio, the adequacy of the allowance for credit losses remains an estimate, which is subject to significant judgment and short-term change.
Various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Bank’s allowance for credit losses. Such agencies may require the Bank to make additional provisions for credit losses based upon information available to them at the time of their examination. Furthermore, the majority of the Bank’s loans are secured by real estate primarily in the New York Capital region. Accordingly, the collectability of a substantial portion of the carrying value of the Bank’s loan portfolio is susceptible to changes in local market economic conditions and may experience adverse changes. Future adjustments to the provision for credit losses and allowance for credit losses may be necessary due to economic, operating, regulatory and other conditions beyond the Bank’s control.
See Note 1 — Summary of Significant Accounting Policies in the notes to NBC Bancorp Inc.’s unaudited interim consolidated financial statements and audited financial statements included elsewhere with this document for additional information regarding accounting policies that NBC deems significant.

ANNEX F
SECTIONS 623 AND 910 OF THE NEW YORK BUSINESS CORPORATION LAW
Section 623 — Procedure to enforce shareholder’s right to receive payment for shares.
(a)   A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.
(b)   Within ten days after the shareholders’ authorization date, which term as used in this section means the date on which the shareholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.
(c)   Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.
(d)   A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.
(e)   Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters’ rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.
(f)   At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation,

F-1

or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.
(g)   Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders’ authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters’ rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders’ authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders’ authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.
(h)   The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:
(1)   The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

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(2)   If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.
(3)   All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.
(4)   The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders’ authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder’s right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert’s reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.
(5)   The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.
(6)   The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.
(7)   Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

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(8)   Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.
(i)   Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.
(j)   No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:
(1)   Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or
(2)   Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.
(3)   The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.
(k)   The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.
(l)   Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).
(m)   This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).
Section 910 — Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange.
(a)   1 A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder’s right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:
(1)   Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).
(A)   Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:
(i)   To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or
(ii)   To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the

F-4

changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or
(iii)   Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.
(B)   Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders’ approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.
(C)   Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.
(2)   Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.
(3)   Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
The articles of incorporation of Ballston Spa provide for, to the fullest extent permitted by New York law, indemnification and reimbursement of expenses reasonably incurred or suffered by directors or officers. However, indemnification or reimbursement shall not be provided to a director or officer for self-dealing, willful misconduct or recklessness. Ballston Spa’s bylaws provide broad Directors and Officers and indemnification for current and former directors, officers and employees in civil, criminal administrative and investigative suits if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Ballston Spa and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that No indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.
Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had No reasonable cause to believe that his conduct was unlawful.
Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that No indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if No action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.
Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 722 and Section 723 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.
Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by the corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.
Ballston Spa has purchased liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.
The foregoing is only a general summary of certain aspects of New York law and Ballston Spa’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The descriptions of the articles of incorporation and bylaws are qualified in their entirety by reference to the applicable provisions of the articles of incorporation and bylaws of Ballston Spa.
Item 21.   Exhibits and Financial Statement Schedules
(a)
Exhibits: The following is a list of Exhibits to this registration statement:

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of September 23, 2025, by and between Ballston Spa Bancorp, Inc. and NBC Bancorp, Inc. (incorporated by reference to Annex A of the joint proxy statement/prospectus included in this registration statement).
3.1	Ballston Spa Bancorp, Inc. Certificate of Incorporation, as Amended
3.2	Ballston Spa Bancorp, Inc. Bylaws, as Amended
4.1	Form of Ballston Spa Bancorp, Inc. common stock certificate
5.1	Opinion of Luse Gorman, PC as to the validity of the shares being registered
8.1	Form of Opinion of Luse Gorman, PC as to certain federal income tax matters*
8.2	Form of Opinion of Pillar+Aught as to certain federal income tax matters*
10.1	Employment Agreement, dated as of January 1, 2021, by and among Ballston Spa Bancorp, Inc., Ballston Spa National Bank and Christopher R. Dowd
10.2	Change in Control Agreement, dated as of February 7, 2025, by and between Ballston Spa Bancorp, Inc. James F. Dodd
10.3	Salary Continuation Agreement, dated as of November 22, 2019, by and between Ballston Spa National Bank and Christopher R. Dowd
10.4	Salary Continuation Agreement, dated as of June 22, 2021, by and between Ballston Spa National Bank and James F. Dodd
10.5	Ballston Spa National Bank Deferred Compensation Plan, as amended and restated effective January 1, 2024
21.1	Subsidiaries of Ballston Spa Bancorp, Inc.
23.1	Consent of Luse Gorman, PC (included in Exhibit 5.1)
23.2	Consent of Luse Gorman, PC (included in Exhibit 8.1)
23.3	Consent of Pillar+Aught (included in Exhibit 8.2)
23.4	Consent of Crowe LLC with respect to Ballston Spa Bancorp, Inc.
23.5	Consent of Bonadio & Co. LLP with respect to NBC Bancorp, Inc.
23.6	Consent of Griffin Financial Group, LLC
23.7	Consent of Janney Montgomery Scott, LLC
24.1	Power of Attorney (included on signature pages)
99.1	Form of Proxy Card of Ballston Spa Bancorp, Inc.*
99.2	Form of Proxy Card of NBC Bancorp, Inc.*

Exhibit Number	Description
99.3	Opinion of Griffin Financial Group, LLC (incorporated by reference to Annex B to the joint proxy statement/prospectus included in this registration statement)
99.4	Opinion of Janney Montgomery Scott, LLC (incorporated by reference to Annex C to the joint proxy statement/prospectus included in this registration statement)
107	Filing Fee Table

*
to be filed by amendment

(d)
Financial Statement Schedules: Not applicable

(e)
Reports, opinions and appraisals: Not applicable

Item 22. Undertakings.
(a)
The undersigned hereby undertakes:

1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

2)
The undersigned hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)
The undersigned hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)
The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5)
The undersigned hereby undertakes that, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
6)
The undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

7)
The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

9)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

10)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ballston Spa, State of New York, on November 26, 2025.
BALLSTON SPA BANCORP, INC.
By:
/s/ Christopher R. Dowd

Christopher R. Dowd, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Christopher Dowd as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Signatures	Title	Date
/s/ Christopher R. Dowd Christopher R. Dowd	President, Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2025
/s/ James F. Dodd James F. Dodd	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 26, 2025
/s/ Richard P. Sleasman Richard P. Sleasman	Chairman of the Board, Director	November 26, 2025
/s/ Dawn Abbuhl Dawn Abbuhl	Director	November 26, 2025
/s/ Paul N. DiCaprio Paul N. DiCaprio	Director	November 26, 2025
/s/ Michael S. Dunn Michael S. Dunn	Director	November 26, 2025
/s/ Beth A. Grasso Beth A. Grasso	Director	November 26, 2025
/s/ Paul A. Milton Paul A. Milton	Director	November 26, 2025
/s/ Stephen J. Obermayer Stephen J. Obermayer	Director	November 26, 2025
/s/ Theresa M. Skaine Theresa M. Skaine	Director	November 26, 2025